   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2000


                                                      REGISTRATION NO. 333-47608
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO


                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             BRACKNELL CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------

        ONTARIO, CANADA                       1731                              N/A
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                                   SUITE 1506
                                150 YORK STREET
                            TORONTO, ONTARIO M5H 3S5
                                     CANADA
                                 (416) 360-4105

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ANDREW J. BECK, ESQ.
                                     TORYS
                                237 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 880-6000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

  ANDREW J. BECK, ESQ.           ELIZABETH H. NOE, ESQ.
         TORYS            PAUL, HASTINGS, JANOFSKY & WALKER LLP
    237 PARK AVENUE         600 PEACHTREE STREET, N.E., SUITE
NEW YORK, NEW YORK 10017                  2400
                                 ATLANTA, GEORGIA 30308

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           ABLE TELCOM HOLDING CORP.
                     1000 HOLCOMB WOODS PARKWAY, SUITE 440
                               ROSWELL, GA 30076
                             NOVEMBER [     ], 2000

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Able Telcom Holding Corp. Able will hold the meeting on November 30, 2000 at in [New York] at 10:00 a.m. Eastern Time.


     This document is being furnished in connection with the solicitation of proxies by the Board of Directors of Able to be used at the meeting. At the meeting, the shareholders of Able will be asked to consider and vote upon a number of proposals as set forth in this document, including an Agreement and Plan and Merger dated August 23, 2000, as amended and restated effective November 14, 2000 pursuant to which Able will merge with a wholly owned subsidiary of Bracknell Corporation. Able would become a wholly owned subsidiary of Bracknell and Bracknell would pay Able shareholders 0.6 shares of Bracknell stock for each share of Able stock. [Bracknell has applied to list the stock on the Nasdaq National Market.]


     Attending the annual meeting is limited to those persons who were shareholders, or their authorized representatives, as of the record date of November 13, 2000 and to Able's guests. If your shares are registered in your name and you plan to attend the annual meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the annual meeting. If your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker.

     The notice of the annual meeting and proxy statement/prospectus on the following pages contain information concerning the business to be considered at the annual meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Your vote is important. Whether you plan to attend the annual meeting or not, please complete, date, sign and return the enclosed proxy card promptly. If you attend the annual meeting and prefer to vote in person, you may do so.

     This proxy statement/prospectus is being mailed to shareholders of Able beginning about November 19, 2000.


     ABLE URGES YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 15 FOR A DESCRIPTION OF THE RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER.


     The continuing interest of Able shareholders is gratefully acknowledged. Able looks forward to seeing you at the annual meeting.

                                          /s/ BILLY V. RAY, JR.

                                          BILLY V. RAY, JR.
                                          Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE BRACKNELL COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER [     ], 2000.

                           ABLE TELCOM HOLDING CORP.
                             ---------------------

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

     The 2000 Annual Meeting of the Shareholders of Able Telcom Holding Corp.
will be held on November 30, 2000 at                     in [New York] at 10:00
a.m. Eastern Time. At the 2000 Annual Meeting of Shareholders, Able will ask you to vote on the following Proposals, each of which is independent of the others:

          1. To approve an Agreement and Plan of Merger pursuant to which Able will merge with a wholly owned subsidiary of Bracknell Corporation; Able would become a wholly owned subsidiary of Bracknell and Bracknell would pay Able shareholders 0.6 shares of Bracknell stock for each share of Able stock;

          2. To elect four Directors to serve until Able's next annual meeting of shareholders or until their qualified successors are elected;

          3. To approve amending Able's articles of incorporation to increase the number of authorized shares of:

          (A) Common Stock from 25 million to 100 million, and

          (B) Preferred Stock from one million to five million;

          4. To approve amending Able's articles of incorporation to change its corporate name from "Able Telcom Holding Corp." to "The Adesta Group, Inc.";

          5. To ratify and approve the grant of 2,414,897 stock options to certain of Able's officers and directors outside of its 1995 Stock Option Plan. Issuance of these shares must be approved by the shareholders under the Nasdaq rules;

          6. To approve issuing up to 2,600,000 shares of Able common stock to WorldCom if it exercises options and stock appreciation rights obtained from Able when Able acquired the network construction and transportation systems business from WorldCom. Issuance of these shares must be approved by Able's shareholders under the Nasdaq rules;

          7. To approve issuing shares of Able common stock in connection with outstanding Series B securities issued to finance its acquisition of the network construction and transportation business from WorldCom. This proposal relates to 1,627,031 shares currently issuable to some holders of Series B securities plus additional shares which may be required to be issued pursuant to anti-dilution provisions contained in the Series B warrants. Issuance of these shares, when combined with 1,875,960 shares of common stock already issued to holders of Able Series B convertible preferred stock, must be approved by Able's shareholders under the Nasdaq rules;

          8. To approve issuing shares of Able common stock to holders of its Series C convertible preferred stock and warrants upon conversion or exercise of those securities. This proposal relates to 4,700,000 shares currently issuable under the Series C preferred stock and warrants plus additional shares which may be required to be issued pursuant to anti-dilution provisions contained in the preferred stock and warrants. Issuance of these shares must be approved by Able shareholders pursuant to the Nasdaq rules;

          9. To approve issuing shares of Able common stock in connection with a litigation settlement with Sirit Technologies, Inc. This proposal relates to up to 5,011,511 shares currently issuable to Sirit plus additional shares which may be required to be issued pursuant to preemptive rights and anti-dilution rights held by Sirit. Issuance of these shares may be subject to approval by Able's shareholders under the Nasdaq rules;

          10. To ratify appointing Arthur Andersen LLP as Able's independent accountants for the fiscal years ended October 31, 1999 and October 31, 2000; and

          11. To transact any other business that may properly be presented at the 2000 Annual Meeting of Shareholders or any adjournments or postponements of the annual meeting.

     Able's board of directors has fixed the close of business on November 13, 2000 as the record date for determining Able's shareholders entitled to notice of and vote at its annual meeting. A list of the shareholders entitled to vote at the annual meeting may be examined by any of Able's shareholders at its corporate offices at 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076.

     The enclosed proxy is solicited by Able's board of directors. Please refer to the accompanying proxy materials for further information with respect to the business to be transacted at the annual meeting. Able's Board of Directors requests that you complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the annual meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the annual meeting.

                                          By Order Of the Board of Directors

                                          /s/ BILLY V. RAY, JR.

                                          BILLY V. RAY, JR.
                                          Chairman of the Board

Roswell, Georgia
November [     ], 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. IF YOU EXECUTE A PROXY CARD, YOU MAY STILL ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Proxy Statement for the Annual Meeting......................     1
Proposal 1: Approval and Adoption of the Merger Agreement...     4
Summary.....................................................     4
Risk Factors................................................    15
The Merger..................................................    22
The Merger Agreement........................................    43
Market Price Data...........................................    52
Dividend Policy.............................................    54
Bracknell -- Recent Developments............................    55
Unaudited Pro Forma Consolidated Financial Statements.......    57
Bracknell Selected Historical Consolidated Financial Data...    71
Bracknell -- Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............    73
Business -- Bracknell.......................................    80
Management -- Bracknell.....................................    96
Principal Shareholders -- Bracknell.........................   104
Certain Transactions -- Bracknell...........................   107
Able -- Selected Historical Consolidated Financial Data.....   108
Able -- Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   111
Able -- Quantitative and Qualitative Disclosures About
  Market Risk...............................................   123
Business -- Able............................................   124
Security Ownership of Certain Beneficial Owners and
  Management................................................   139
Description of Capital Stock -- Bracknell...................   142
Description of Capital Stock -- Able........................   144
Comparative Rights of Able Shareholders and Bracknell
  Shareholders..............................................   148
Legal Matters...............................................   157
Experts.....................................................   158
Enforceability of Civil Liabilities Under United States
  Federal Securities Laws...................................   159
Where You Can Find More Information.........................   159
Proposal No. 2: To Elect Four Directors to Serve Until the
  Next Annual Meeting of the Shareholders or Until Their
  Qualified Successors are Elected..........................   161
Proposal No. 3: To Ratify and Approve Amendments to Able's
  Articles of Incorporation to Increase The Number of
  Authorized Shares of (A) Common Stock From 25 Million to
  100 Million (B) Preferred Stock From One Million to Five
  Million...................................................   181
Proposal No. 4: To Amend Able's Articles of Incorporation to
  Change Its Corporate Name From "Able Telcom Holding Corp."
  to "The Adesta Group, Inc."...............................   185
Proposal No. 5: To Ratify and Approve the Grant of 2,414,897
  Stock Options to Certain of Able's Officers and Directors
  Outside of Able's 1995 Stock Option Plan. Issuance of
  Shares Pursuant to These Options Must Be Approved by the
  Shareholders Pursuant to NASDAQ Rules.....................   188
Proposal No. 6: To Approve Issuing Up to 2,600,000 Shares of
  Able Common Stock to WorldCom if It Exercises Options and
  Stock Appreciation Rights It Obtained from Able When Able
  Acquired the Network Construction and Transportation
  Systems Business from WorldCom. Issuance of These Shares
  Must Be Approved by the Shareholders Pursuant to NASDAQ
  Rules.....................................................   196

                                                              PAGE
                                                              ----
Proposal No. 7: To Approve Issuing Shares of Able Common
  Stock in Connection with Outstanding Series B Securities
  Issued to Finance the Acquisition from WorldCom of the
  Network Construction and Transportation Systems Business
  from WorldCom. This Proposal Relates to 1,627,031 Shares
  Currently Issuable under these Securities plus Additional
  Shares which may be Required to be Issued Pursuant to
  Anti-dilution Provisions Contained in the Warrants
  Described. Issuance of these Shares, when Combined with
  1,875,960 Shares of Common Stock Already Issued to Holders
  of Able's Series B Preferred Stock, Must be Approved by
  the Shareholders Pursuant to NASDAQ Rules.................   200
Proposal No. 8: To Approve Issuing Shares of Able's Common
  Stock to Holders of Series C Convertible Preferred Stock
  and Warrants Upon the Conversion or Exercise of those
  Securities. The Proposal Relates to 4,700,000 Shares
  Currently Issuable Under the Series C Preferred Stock and
  Warrants Plus Additional Shares which may be Required to
  be Issued Pursuant to Anti-dilution Provisions Contained
  in the Preferred Stock and Warrants. Issuance of these
  Shares must be Approved by the Shareholders Pursuant to
  NASDAQ Rules..............................................   204
Proposal No. 9: To Approve Issuing Shares of Able Common
  Stock in Connection with a Litigation Settlement Between
  Able and Sirit Technologies. The Proposal Relates to up to
  5,011,511 Shares Currently Issuable to Sirit, Plus
  Additional Shares which may be Required to be Issued
  Pursuant to Preemptive and Anti-dilution Rights Held by
  Sirit. Issuance of these Shares may be Subject to Approval
  by the Shareholders Pursuant to NASDAQ Rules..............   208
Proposal No. 10: Ratifying Able Appointing Arthur Andersen
  LLP As Able's Independent Accountants.....................   211
Index to Financial Statements...............................   F-1


                                   APPENDICES

Appendix A-1   --  Amended and Restated Agreement and Plan of Merger
Appendix A-2   --  Opinion of The Robinson-Humphrey Company, LLC
Appendix A-3   --  Sections 607.1301, 607.1302 and 607.1320 of the Florida
                   Business Corporation Act.
Appendix B     --  Business of Able (Pre-MFSNT Acquisition)
Appendix C     --  Audited Financial Statements of the Network Technologies
                   Division of MFS Network Technologies, Inc.
Appendix D     --  Charter of the Audit Committee of the Able Telcom Holding
                   Corp. Board of Directors

                     PROXY STATEMENT FOR THE ANNUAL MEETING

     The 2000 Annual Meeting of Shareholders of Able Telcom Holding Corp. will
be held on November 30, 2000 at           in [New York] at 10:00 a.m. Eastern
Time, or at any adjournments or postponements of the annual meeting.

     Able will begin sending these proxy materials, which include this proxy statement/prospectus, the attached notice of annual meeting and the enclosed proxy card on November [ ], 2000 to all shareholders entitled to vote. Shareholders who owned Able common stock at the close of business on November 13, 2000, the record date, are entitled to vote. On the record date, 16,374,504 shares of Able common stock were outstanding. The principal executive offices of Able are located at 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076, and the telephone number is (888) 547-1570.


     This document gives you detailed information about the proposals to be considered at the meeting. Able has provided the information concerning Able, and Bracknell has provided the information concerning Bracknell. Please see "Where You Can Find More Information" on page 159 for additional information about Able and Bracknell on file with the United States Securities and Exchange Commission.


WHY WERE THESE PROXY MATERIALS SENT?

     These proxy materials were sent to you because Able's board of directors is soliciting proxies from shareholders of Able common stock entitled to vote at Able's annual meeting. This proxy statement/prospectus summarizes the information you need to know to decide how to vote at the annual meeting, including the information you need about Bracknell to decide on how to vote regarding the merger.

WHY DIDN'T ABLE HOLD A 1999 ANNUAL MEETING?

     In connection with the planned 1999 annual meeting, Able filed its initial preliminary proxy materials with the Securities and Exchange Commission in March 1999. However, the Commission's staff raised a number of questions regarding accounting and other disclosures that were made in the proxy materials and related filings in connection with the acquisition of the network construction and transportation systems business of MFS Network Technologies, Inc. from WorldCom in 1998. Able was not able to resolve these questions until May 2000 so it could not complete its proxy materials for the 1999 annual meeting. As a result, the proposals submitted for shareholder approval at this 2000 annual meeting include those Able initially intended to address at its 1999 annual meeting that are still relevant, as well as new proposals.

WHY IS THE PROXY STATEMENT LONGER AND MORE COMPLEX THAN NORMAL?

     This proxy statement/prospectus contains a full description of Bracknell and the terms of the proposed merger to provide all the information you need to vote on Proposal No. 1. If you vote in favor of the merger, Able will become a subsidiary of Bracknell. However, even if you vote in favor of the merger, because of various legal requirements or other rules applicable to Able, this proxy statement/prospectus contains nine other proposals as to which Able needs shareholder approval. Some of the proposals involve explanations of complex transactions and legal requirements that have led to the proposals. For example, under Nasdaq rules, certain transactions require Able to obtain the approval of holders of a majority of its shares casting votes if it plans to issue new shares of common stock that represent 20% or more of the shares of common stock that were outstanding at the time Able agreed to issue the common stock. The Nasdaq rules apply to the following types of transactions relevant to Proposals Nos. 5, 6, 7, 8 and 9 of this proxy statement:

     - transactions where the Able common stock is issued to acquire another company;

     - transactions where the Able common stock is to be issued at a price below the greater of book value or market value of the common stock immediately prior to the issuance; and

     - transactions where an arrangement is made to issue Able common stock to officers and directors under an arrangement that does not include other employees, even if less than 20% of the outstanding common stock.

     At the time the transactions described in these proposals were approved by the Able board, shareholder approval for the future issuance of the common stock involved was required under the Nasdaq rules, but was not sought prior to Able completing the transactions. Although Able's common stock has now been delisted from the Nasdaq Stock Market, if the merger is not consummated, Able will continue as a public company. If this occurs, the Able Board of Directors may at some time in the future choose to seek relisting on Nasdaq. Any future listing process would be simplified if Able has already sought the required shareholder approval and thus corrected its previous failure to comply with the Nasdaq rules.

     The other proposals are being submitted for your approval because of considerations of Florida law, Able's articles of incorporation and bylaws, and contractual arrangements to which Able is bound.

HOW MANY VOTES ARE NEEDED FOR A QUORUM?

     As of November 13, 2000, 16,374,504 shares of Able common stock were issued and outstanding. The annual meeting will be held if a majority of Able's outstanding common stock entitled to vote is represented at the annual meeting. This means that 8,187,253 shares are required for a quorum. If you return the proxy and/or attend the annual meeting in person, your shares of Able common stock will be counted to determine whether a quorum exists, even if you wish to abstain from voting on some or all matters introduced at the annual meeting. A shareholder "abstains" from voting only if he or she actually returns a proxy card marked "abstain". If you do not return a marked proxy card or attend in person, you will not be counted as attending the meeting. Failing to return a marked proxy card is not considered an "abstention". "Broker non-votes" also count for quorum purposes. If you hold your common stock through a broker, bank, or other nominee, generally the nominee may only vote the common stock which it holds for you in accordance with your instructions. If a broker returns a proxy card but indicates no authority to vote on a particular matter, it is called a "broker non-vote."


     If a quorum is not present or represented at the annual meeting, the shareholders who do attend the annual meeting in person or who are represented by proxy have the power to adjourn the annual meeting until a quorum is present or represented. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original annual meeting.


HOW DOES A SHAREHOLDER VOTE BY PROXY?

     Whether you plan to attend the annual meeting or not, Able urges you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. No postage is needed if the proxy card is mailed in the United States. If you properly fill in your proxy card and send it to us in time to vote, your "proxy", one of the individuals named on your proxy card, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares for approval of each proposal described in this document.

     If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, Able knew of no matter which needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

MAY A PROXY BE REVOKED?

     If you give a proxy, you may revoke it at any time before it is voted. You may revoke your proxy in one of three ways. First, you may send in another proxy card with a later date. Second, you may notify Able's Corporate Secretary in writing before the annual meeting that you have revoked the instructions on your proxy card. Third, you may vote in person at the annual meeting.

HOW DOES A SHAREHOLDER VOTE IN PERSON?

     If you plan to attend the annual meeting and vote in person, Able will give you a ballot when you arrive even if you sent in a proxy card. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on November 13, 2000 the record date.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

  Proposal No. 1

     Approval of the merger requires (i) the affirmative vote of the holders of a majority of the outstanding shares of common stock and the Able Series E preferred stock, voting together as a single class and (ii) the affirmative vote of the holder of a majority of the Able Series C preferred stock and Able Series E preferred stock, each voting as a separate class. Accordingly, abstentions marked on the proxy card, broker non-votes, and failure to send in a proxy card, will have the effect of a vote "AGAINST" Proposal No. 1.

  Proposal Nos. 2, 3, 4 and 10

     The Florida Business Corporation Act provides that the directors are elected by a plurality of the votes cast (Proposal No. 2). Only Able common stock has voting rights with respect to the election of directors. Proposal Nos. 3, 4 and 10 are approved if the votes cast in favor of the action exceed the votes cast against the action. Abstentions marked on the proxy card and broker non-votes will have no legal effect, because none of Proposal Nos. 2, 3, 4 or 10 specify that a particular percentage of the shareholders entitled to vote is required.

  Proposal No. 5

     Proposal 5 has been approved by the Able board pursuant to its authority to issue and modify options outside of Able's stock option plan. Proposal No. 5 requires approval under the Nasdaq rules. Also, because the Able board will be the beneficiary of this proposal, it seeks shareholder approval to avoid the appearance of a conflict of interest. Under the Florida Business Corporation Act, a transaction is not void or voidable because of a conflict of interest if holders of a majority of the outstanding shares of common stock, other than the interested directors' shares, approve the transaction. Abstentions marked on the proxy card, broker non-votes, and failure to send in a proxy card, will have the effect of a vote "AGAINST" Proposal No. 5.

  Proposal Nos. 6, 7, 8 and 9

     The Nasdaq rules that are prompting these proposals require that holders of a majority of the votes cast on a matter approve the proposals. Accordingly, abstentions marked on the proxy card and broker non-votes, will have no legal effect, because none of Proposals 6, 7, 8 or 9 specify that a particular percentage of the shareholders entitled to vote is required.

IS VOTING CONFIDENTIAL?

     Yes. proxy cards, ballots and voting tabulations that identify Able's individual shareholders are confidential. Only the inspectors of election and the employees and consultants associated with processing proxy cards and counting the votes have access to your card. Additionally, all comments directed to Able's management, whether written on the proxy card or elsewhere, remain confidential, unless you ask that your name be disclosed.

HOW DOES A SHAREHOLDER OBTAIN A COPY OF ABLE'S ANNUAL REPORTS ON FORM 10-K?

     Able has included a copy of its amended annual report on Form 10-K for the fiscal year ended October 31, 1999 and its amended annual report on Form 10-K for the fiscal year ended October 31, 1998, with these proxy materials. You may also obtain a copy of each of these annual reports, and all other reports electronically filed by Able via the Internet, by accessing the Securities and Exchange Commission's EDGAR website at www.sec.gov/edaux/searches.html.

     Note: This proxy statement/prospectus is organized into two major sections. The first section deals with approval and adoption of the merger agreement.

                     PROPOSAL NO. 1: APPROVAL AND ADOPTION
                            OF THE MERGER AGREEMENT

     At the meeting, the shareholders of Able will consider and vote upon the approval and adoption of the merger agreement.

                                    SUMMARY


     This summary highlights selected information about the merger from this document and may not contain all of the information that is important to you. See "Where You Can Find More Information" on page 159.


THE COMPANIES
                             BRACKNELL CORPORATION
                                   SUITE 1506
                                150 YORK STREET
                            TORONTO, ONTARIO M5H 3S5
                                     CANADA
                                 (416) 360-4105

     Bracknell is a large and rapidly growing facilities infrastructure services provider in North America, providing services to a broad range of technology, telecommunications, commercial, industrial, and institutional customers. As a facilities infrastructure services provider, Bracknell is focused on the design, installation, integration, start-up, operation and maintenance of critical infrastructure for buildings, industrial plants and processes, critical-use facilities, such as telecommunications switch sites, and external wireless and land-based telecommunications infrastructure. Critical infrastructure includes those electrical, mechanical, telecommunications and other systems whose incapacity or failure would have a devastating impact on the use and benefit of the intended activity, such as electrical power systems, lighting systems, low-voltage systems, such as fire alarm, security, communications and process control systems, voice and data communications systems, HVAC, i.e., heating, ventilation, air conditioning, refrigeration systems and piping systems, i.e., plumbing and process. Bracknell also provides services needed to support the critical infrastructure and operation of customers' facilities, including site based operations and maintenance, mobile maintenance and service, small modification and retrofit projects, consulting, program development and management for energy systems, and maintenance of facilities.

                           ABLE TELCOM HOLDING CORP.
                           1000 HOLCOMB WOODS PARKWAY
                                   SUITE 440
                             ROSWELL, GEORGIA 30076
                                 (770) 993-1570

     Able was originally incorporated in 1987 as a Colorado corporation under the name "Delta Venture Fund, Inc." It adopted its current name in 1989 and became a Florida corporation in 1991. Able develops, builds and maintains communications systems for companies and government authorities. Able has five main organizational groups. Each group is comprised of subsidiaries of Able with each group having local executive management functioning in a decentralized operating environment. Able completed operational restructuring of its subsidiaries during fiscal 1999. As a result, Able now has 17 subsidiaries, 14 of which are wholly owned. Able owns at least 80% of each of the remaining three subsidiaries.

THE ABLE MEETING

     Able Telcom Holding Corp. will hold its meeting on November 30, 2000 at at 10:00 a.m. At the meeting, the shareholders of Able will be asked to consider and vote upon a number of proposals as set forth in this document, including the merger agreement pursuant to which Able will merge with a wholly owned subsidiary of Bracknell Corporation. Able would become a wholly owned subsidiary of Bracknell and Bracknell would pay Able shareholders 0.6 shares of Bracknell stock for each share of Able stock.

     As of November 13, 2000, the record date for the meeting, Able had 16,374,504 shares of common stock, $.001 par value, 5,000 shares of Series C convertible preferred stock outstanding and 1,000 shares of Series E convertible preferred stock outstanding.

     Bracknell is not required to solicit proxies or written consents in connection with the merger. This proxy statement/prospectus forms a part of the registration statement on Form F-4 that Bracknell has filed with the Securities and Exchange Commission to register the Bracknell common stock to be issued to shareholders of Able in the merger.

THE MERGER

     To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which Able has referred you. The merger agreement is attached as Appendix A-1 to this proxy statement/prospectus. Able encourages you to read the merger agreement. It is the legal document that governs the merger.

     Bracknell Corporation, an Ontario corporation, Bracknell Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Bracknell, and Able Telcom Holding Corp. have entered into the merger agreement dated August 23, 2000, as amended and restated effective November 14, 2000. The merger agreement provides for the merger of the subsidiary with and into Able pursuant to which Able will be the surviving corporation and will become a wholly owned subsidiary of Bracknell. The merger is conditional upon the completion of a number of items, including regulatory and shareholder approval, Bracknell financing, resolution of material litigation involving Able and the completion of satisfactory due diligence.

     Pursuant to the merger agreement, each share of Able common stock that is outstanding when the merger occurs will be converted into the right to receive
0.6 shares of the common stock of Bracknell. Each share of Able Series C preferred stock that is outstanding when the merger occurs will be converted into the right to receive 540 shares of Bracknell common stock. In addition, each share of Able Series E preferred stock that is outstanding when the merger occurs will be converted into the right to receive the number of shares of Bracknell common stock determined by dividing the aggregate face value of all shares of Able Series E preferred stock by CDN$8.25 and then dividing that quotient by the number of shares of Able Series E preferred stock issued and outstanding at such time.

     THE BOARD OF DIRECTORS OF ABLE HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE REASONABLE, FAIR TO AND IN THE BEST INTERESTS OF ABLE AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF ABLE APPROVE THE MERGER AGREEMENT AND THE MERGER.

  Approval of Merger by Able Shareholders

     Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Able common stock and Able Series E preferred stock, voting together as a single class. In addition, the Able Series C preferred stock and the Able Series E preferred stock, may have a separate class vote concerning approval and adoption of the merger. However, both the holders of the Able Series C preferred stock and the Able Series E preferred stock have entered into agreements with Able agreeing to vote in favor of the merger. The officers and directors of Able own less than 2% of the outstanding Able common stock entitled to vote. Accordingly, their vote will have little if any impact on the outcome.

  Opinion of Financial Advisor

     The Robinson-Humphrey Company, LLC was retained by Able to deliver to the Able board a written opinion to the effect that, as of the date of the opinion and based upon and subject to various matters stated therein, the consideration to be received in the merger was fair, from a financial point of view to the shareholders of Able. The full text of the written opinion, dated November 15, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix A-2 to this proxy statement/prospectus and should be read carefully in its entirety.

  Accounting Treatment

     The merger will be accounted for as a purchase under generally accepted accounting principles. See "The Merger -- Accounting Treatment."

  Certain Federal Income Tax Consequences

     The merger is intended to qualify, for federal income tax purposes, as a "tax-free reorganization" so that, generally, no gain or loss would be recognized by Able shareholders. It is a condition to consummation of the merger that Able and Bracknell will have received an opinion of counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. For a further discussion of federal income tax consequences of the merger see "The Merger -- Certain Federal Income Tax Consequences of the Merger."

  Interests of Certain Persons in the Merger

     A number of directors and officers and employees of Able have interests in the merger in addition to the interests of the shareholders of Able. These persons will receive Bracknell stock options in exchange for their Able stock options and, in some cases, will be entitled to severance payments and Bracknell warrants in exchange for currently vested stock options if their employment is terminated because of the merger. The Able board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger."

  Appraisal Rights of Able Shareholders

     Under the Florida Business Corporation Act, holders of Able common stock will have appraisal rights in connection with, or as a result of, the merger. Accordingly, Able shareholders are entitled to require Able to purchase the shares of Able held by them for cash at the fair value of those shares if the merger is consummated provided specified procedures are followed. Failure to take any necessary steps will result in a termination or waiver of the rights of an Able shareholder to seek appraisal.

THE MERGER AGREEMENT

  Conditions to the Merger

     The completion of the merger depends upon satisfaction of a number of conditions, including the continued accuracy in all material respects of each party's representations and warranties, the performance by each party of its obligations under the merger agreement, obtaining the requisite approval by the shareholders of Able and the absence of any events or changes with respect to either having, or which reasonably could be expected to have, a material adverse effect on that party. Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

     The completion of the merger is also subject to the expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  Termination of the Agreement and Plan of Merger

     The two companies can agree to terminate the merger agreement without completing the merger, and either of them can terminate the merger agreement under various circumstances, including if:

     - the merger is not completed by February 1, 2001;

     - a court or other governmental authority prohibits the merger;

     - the other has materially breached any representation, warranty or obligation contained in the merger agreement; and

     - the approval of the merger by the shareholders of Able has not been obtained by February 1, 2001.

COMPARATIVE MARKET PRICE DATA

     Bracknell common stock is traded on the Toronto Stock Exchange and is listed under the symbol BRK. Able common stock was traded on the Nasdaq Stock Market under the symbol ABTE. Effective October 10, 2000, the Able common stock was delisted from the Nasdaq and currently trades on the OTC Bulletin Board. The information shown in the table below presents the closing price per share for Bracknell common stock and the closing sales price for Able common stock on August 22, 2000, the last full trading day prior to the public announcement of the proposed merger, and, applying these closing prices, the equivalent value per share of Able common stock based upon an exchange ratio of 0.6 shares of Bracknell common stock for each share of Able common stock. Given that the consideration per share to be received in the merger is fixed in the merger agreement, the equivalent value per share of Able common stock will fluctuate from time to time with the market price of Bracknell common stock.

                                                                                    EQUIVALENT
                                                                                    VALUE PER
                                                              BRACKNELL    ABLE     ABLE SHARE
                                                              ---------   -------   ----------
Market Price as of August 22, 2000..........................  Cdn$6.05    US$3.00   US$2.46

     On November 16, the last full trading date prior to the date of this proxy statement/prospectus, the closing price per share for Bracknell common stock and
the closing sale price for Able common stock were $          and $          ,
respectively (resulting in an equivalent value per Able share of $          as
of such date). See "Market Prices of Bracknell Common Stock and Able Common Stock." Holders of Bracknell common stock and Able common stock are urged to obtain current market quotations for the shares of Bracknell common stock and Able common stock.

            BRACKNELL SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth Bracknell's summary historical consolidated financial data. The summary historical consolidated financial data as of and for each of the three fiscal years ended October 31, 1997, 1998 and 1999 have been derived from the audited consolidated financial statements that have been audited by Arthur Andersen LLP and which have been prepared in accordance with Canadian GAAP. Canadian GAAP differs in certain respects from U.S. GAAP. For a discussion of the material differences between Canadian and U.S. GAAP as they relate to Bracknell, you should review note 25 to the consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated financial data as at and for each of the nine months ended July 3l, 1999 and 2000 were derived from the unaudited interim consolidated financial statements for these periods and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments necessary for the fair presentation of the results of operations for these periods. Operating results for these nine-month periods are not necessarily indicative of the results of operations for a full year. In the last twelve months, Bracknell has significantly increased the scale and scope of its operations through the acquisition and integration of several companies. Accordingly, the summary historical consolidated financial data below are not necessarily indicative of its financial position or results of operations in the future. You should read the summary historical consolidated financial data in conjunction with the historical consolidated financial statements included elsewhere in this proxy statement/prospectus. See also "Bracknell -- Management's Discussion and Analysis of Financial Condition and Results of Operations".


                                                                                NINE MONTHS ENDED
                                              FISCAL YEAR ENDED OCTOBER 31,         JULY 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Canadian GAAP
Revenues....................................  $197,391   $273,373   $293,104   $199,469   $579,520
Cost of services............................   171,799    243,637    255,296    175,872    486,724
                                              --------   --------   --------   --------   --------
Gross margin................................    25,592     29,736     37,808     23,597     92,796
Selling, general and administrative
  expenses..................................    18,055     21,918     24,905     16,532     52,893
Depreciation and amortization...............       591      1,102      1,596      1,072      3,125
Restructuring and other charges(1)..........        --         --      7,609      7,609         --
                                              --------   --------   --------   --------   --------
Earnings (loss) from operations.............     6,946      6,716      3,698     (1,616)    36,778
                                              --------   --------   --------   --------   --------
  Net earnings (loss) from continuing
     operations.............................  $  5,957   $  6,396   $  2,874   $   (452)  $ 10,386
  Net earnings from discontinued
     operations.............................  $    469   $    979   $    917   $    828   $  1,789
                                              --------   --------   --------   --------   --------
  Net earnings..............................  $  6,426   $  7,375   $  3,791   $    376   $ 12,175
                                              ========   ========   ========   ========   ========
  Net earnings per share
     Basic..................................  $   0.25   $   0.28   $   0.14   $   0.02   $   0.33
     Fully diluted..........................      0.24       0.27       0.14       0.02       0.31
U.S. GAAP
Net earnings (loss) from continuing
  operations................................  $  5,150   $  4,376   $  2,764   $   (452)  $ 10,386
Net earnings (loss) from discontinued
  operations................................       528        235     (1,380)       828       4888
                                              --------   --------   --------   --------   --------
Net earnings................................  $  5,678   $  4,611   $  1,384   $    376   $ 15,274
                                              ========   ========   ========   ========   ========
Net earnings (loss) per share
  Basic.....................................      0.22       0.18       0.05      (0.06)      0.42
  Diluted...................................      0.21       0.17       0.05      (0.06)      0.37

                                                                                NINE MONTHS ENDED
                                              FISCAL YEAR ENDED OCTOBER 31,         JULY 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
OTHER DATA:
Other Canadian Financial Measure
Adjusted EBITDA(2)..........................  $  7,537   $  7,818   $ 12,903   $  7,065   $ 39,903
Other U.S. Financial Measures
Adjusted EBITDA(2)..........................  $  8,512   $  8,356   $ 12,793   $  6,955   $ 39,903
CASH FLOW INFORMATION
Canadian GAAP and U.S. GAAP
Operating activities........................     3,241      9,632      4,618     (1,710)   (43,134)
Financing activities........................       709     (1,529)    41,817      2,316    138,597
Investing activities........................     4,402     (6,423)   (68,949)    (8,421)   (89,294)


                                                    AS AT OCTOBER 31,            AS AT JULY 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Canadian GAAP
Cash........................................  $ 21,485   $ 23,165   $    651   $ 15,351   $  6,820
Other current assets........................    81,127     99,329    165,780     94,288    293,719
Total assets................................   113,533    133,644    271,693    130,429    514,759
Current liabilities(3)......................    59,788     74,244    108,334     62,340    152,106
Total debt (including short term debt)(4)...     2,048        343     60,487      2,078    224,711
Other liabilities...........................       648        457      7,393      5,759      2,429
Shareholders' equity........................    51,049     58,600     95,479     60,253    135,513
U.S. GAAP
Total assets................................   124,406    132,951    268,595    127,801    514,759
Shareholders' equity........................    55,952     57,901     92,381     57,627    135,513

---------------

Notes:
(1) Approximately $5.3 million of restructuring and other charges result from the retirement of former executives and management changes with the remainder relating to the settlement of a dispute with a customer.
(2) Adjusted EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization, goodwill charges and restructuring and other charges. Adjusted EBITDA should not be construed as a substitute for income from operations, net earnings or cash flow from operations. Bracknell believes that, in addition to cash flow from operations and net earnings, Adjusted EBITDA is a useful financial liquidity measurement for assessing its ability to incur and service debt and to fund capital expenditures. Adjusted EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent the amount of funds available for management's discretionary use. Investors should consider such factors as Bracknell's level of annual adjusted EBITDA in relation to total net indebtedness as at fiscal year end and the related annual interest expense in evaluating adjusted EBITDA. Management believes that Bracknell's level of adjusted EBITDA is sufficient to meet its debt service and capital expenditure requirements.
(3) Current liabilities excludes short term debt.
(4) Total debt includes the short and long-term portions of outstanding banking facilities, as well as capital leases.

             ABLE -- SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Able has provided you with a summary of its historical financial statements. The following information should be read in conjunction with the sections "Able -- Selected Historical Consolidated Financial Data" and
"Able -- Management's Discussion and Analysis of Financial Condition and Results of Operations." Results of operations reflect the operating results of the network construction and transportation business of MFS Network Technologies, Inc. and other acquired businesses only from the respective dates of acquisition. Able often refers to the MFS Network Technologies business purchased as MFS Network or as MFSNT. Accordingly, results are not necessarily comparable on a period-to-period basis. See the Consolidated Financial Statements for Able, and the related notes to those statements, which are included in this proxy statement/prospectus. The consolidated financial data for the nine months ended July 31, 1999 and 2000 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position and results of Able for such period. Due to seasonality and other market factors, the consolidated historical results for the nine months ended July 31, 2000 are not necessarily indicative of results for a full year.


                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED OCTOBER 31,            JULY 31,
                                               -----------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                               -------   --------   --------   --------   --------
INCOME STATEMENT DATA:
  Total revenue..............................  $86,334   $217,481   $418,565   $319,590   $359,143
  Total costs and expenses...................   81,493    206,072    420,449    318,470    404,392
  Income (loss) from operations..............    4,841     11,409     (1,884)     1,120    (45,249)
  Total other expenses.......................     (964)    (4,872)   (12,678)   (10,246)   (38,682)
  Net income (loss)..........................    2,857      2,514    (18,060)   (12,399)   (84,092)
  Income (loss) applicable to common stock...    1,331     (5,840)   (36,758)   (30,070)   (90,963)
  Income (loss) applicable to common stock
     per share:
  Basic......................................  $  0.16   $  (0.59)  $  (3.12)  $  (2.52)  $  (6.08)
  Diluted....................................     0.16      (0.59)     (3.12)     (2.52)     (6.08)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents..................  $ 6,230   $ 13,544   $ 16,568   $ 15,649   $ 14,946
  Total assets...............................   50,346    290,760    262,033    262,444    318,563
  Total debt.................................   17,294     76,123     66,372     65,294     41,700
  Total preferred stock......................    6,713     11,325     16,322     15,096     21,449
  Total shareholders' equity (deficit).......   15,247     40,217        431      7,325    (57,299)

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     Bracknell prepared the summary unaudited pro forma consolidated financial data for the fiscal year ended October 31, 1999, as at July 31, 2000 and for the nine months ended July 31, 2000 based on the historical consolidated financial statements and other financial statements included elsewhere in this proxy statement/ prospectus. For purposes of the pro forma preparation, historical consolidated financial statements for Bracknell used in the unaudited pro forma consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The financial statements for the U.S. companies Bracknell acquired were prepared in accordance with U.S. GAAP. The summary unaudited pro forma consolidated financial data are for illustrative purposes only and are not necessarily indicative of what actual results of operations and financial position would have been as of and for the periods indicated, nor do they purport to represent future financial position and results of operations. The unaudited pro forma consolidated statements of operations have been prepared as if these transactions had occurred November 1, 1998 and have been carried through all periods presented. The unaudited pro forma balance sheet data gives effect to the acquisition of Able as if such events occurred on July 31, 2000. The following information should be read in conjunction with "Bracknell -- Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Consolidated Financial Statements" and the historical consolidated financial statements and accompanying notes included elsewhere in this proxy statement/ prospectus.


                                                              FISCAL YEAR ENDED   NINE MONTHS ENDED
                                                              OCTOBER 31, 1999      JULY 31, 2000
                                                              -----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................     $1,124,782           $937,185
Cost of services............................................        956,854            788,169
                                                                 ----------           --------
Gross margin................................................        167,928            149,016
Selling, general and administrative expenses................        100,661             90,113
Depreciation and amortization...............................         23,823             19,334
Restructuring and other charges(1)..........................          7,609                 --
                                                                 ----------           --------
Earnings from operations....................................         35,833             39,568
                                                                 ----------           --------
  Earnings (loss) before discontinued operations............     $   (6,797)          $(33,059)
                                                                 ==========           ========
Net earnings (loss) per share
  Basic.....................................................          (0.11)             (0.53)
  Fully Diluted.............................................          (0.11)             (0.53)
OTHER FINANCIAL MEASURES
Adjusted EBITDA(2)(3).......................................     $   67,275           $ 58,909
Cash interest expense(4)....................................         33,029             29,417
Ratio of Adjusted EBITDA to cash interest expense...........            2.0x               2.7x
Ratio of net debt to Adjusted EBITDA........................            4.7x               4.1x
CASH FLOW INFORMATION
Operating activities........................................        (75,503)           (53,800)
Financing activities........................................        153,164            111,379
Investing activities........................................       (109,200)           (94,358)

                                                              AS AT JULY 31, 2000
                                                              -------------------
BALANCE SHEET DATA:
Cash........................................................       $ 18,146
Other current assets........................................        421,474
Total assets................................................        850,599
Current liabilities(5)......................................        228,814
Total debts(6) (including short term debt)..................        335,023
Other liabilities...........................................         42,916
Shareholders' equity........................................        243,846


---------------

Notes:
(1) Approximately $5.3 million of restructuring and other charges result from the retirement of former executives and management changes with the remainder relating to the settlement of a dispute with a customer.
(2) Adjusted EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization, goodwill charges, income from long-term investments and restructuring and other charges. Adjusted EBITDA should not be construed as a substitute for income from operations, net earnings or cash flow from operations. Bracknell believes that, in addition to cash flow from operations and net earnings, adjusted EBITDA is a useful financial liquidity measurement for assessing Able's ability to incur and service debt and to fund capital expenditures. Adjusted EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent the amount of funds available for management's discretionary use.
     Investors should consider such factors as Bracknell's level of annual adjusted EBITDA in relation to total net indebtedness as at fiscal year end and the related annual interest expense in evaluating Adjusted EBITDA. Management believes that Bracknell's level of adjusted EBITDA is sufficient to meet its debt service and capital expenditure requirements.
(3) The pro forma consolidated statement of earnings include selling, general and administrative costs that Bracknell expects to eliminate at the Sunbelt and Able corporate facilities. These include salaries and bonuses for redundant positions, legal and consulting costs with respect to non-recurring activities and other administrative costs. These items resulted in excess selling, general and administrative costs of $13,853 and $13,341 for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively.

    If Bracknell was successful in eliminating the redundant selling, general and administrative costs this would have the pro forma effect of increasing adjusted EBITDA by $13,853 and $13,341 to $81,128 and $72,250 for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively.

    The pro forma consolidated statement of earnings also include other expenses incurred at Able relating to significant, one-time occurrences which do not relate to the normal operations of the business.

    For the nine months ended July 31, 2000, Able expensed $25,000 related to the Sirit lawsuit settlement. The settlement related to Able's purchase of one of its subsidiaries and is not considered to be in the course of normal operations. Refer to note (11) of Able's unaudited interim consolidated statements included elsewhere in this document for a full discussion of the settlement.

    Write-offs and losses on the operations and maintenance contract relating to Able's investment in Kanas of $1,142 and $15,384 were recognized for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively. Able held an equity investment in Kanas which had been held for sale by Able. Kanas owned and was responsible for maintaining its client's network. Following disputes with its client over the final acceptance of the system, Kanas was notified that its contract was being terminated in March 2000. As of July 31, 2000 all amounts relating to the investment in Kanas have been written-off. Bracknell does not expect to incur comparable expenses in future periods since all assets and liabilities will be accounted for at their fair market value upon purchase accounting.

These items resulted in other expenses of $1,142 and $40,384 for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively.


If Bracknell was successful in eliminating the redundant selling, general and administrative costs and was not to incur the other expenses described above, this would have the pro forma effect of increasing net earnings (decreasing net loss) by $14,995 and $53,725 to $8,198 and $20,666 for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively. These adjustments have been derived without regard to the economic effect of such adjustments on Bracknell's results of operations and are provided for information purposes only. Pro forma effect has not been given for these adjustments.


(4)

                                                               FISCAL YEAR       NINE MONTHS
                                                                  ENDED             ENDED
                                                             OCTOBER 31, 1999   JULY 31, 2000
                                                             ----------------   -------------
                                                                  (DOLLARS IN THOUSANDS)
Interest and other income (expenses).......................      $(36,063)         $(62,661)
Other income (expenses)....................................        (4,848)           33,244
                                                                 --------          --------
Interest expense...........................................      $ 33,029          $ 29,417
                                                                 ========          ========

(5) Current liabilities excludes short term debt.
(6) Total debt includes borrowings under the operating facilities of the Bracknell's senior credit facility, the outstanding portion of the Sunbelt Seller Notes, advances owed to WorldCom and capital leases. Total debt presented in the financial statements excludes any contingent earn-out payments payable with respect to acquisitions. The acquisition agreements provide for the potential payment of up to a maximum of $81.8 million.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     Presented below is per common share data regarding the income and book value of Bracknell and Able on both a historical and unaudited pro forma combined basis. The unaudited pro forma combined per share information was derived from the unaudited pro forma combined condensed financial statements presented elsewhere.

     You should read the information below in conjunction with the financial statements and accompanying notes that are contained elsewhere in this proxy statement/prospectus.

                                                             NINE MONTHS ENDED      YEAR ENDED
                                                               JULY 31, 2000     OCTOBER 31, 1999
                                                             -----------------   ----------------
BRACKNELL HISTORICAL
Net income per common share
  Basic....................................................       $ 0.42              $ 0.05
  Fully diluted............................................         0.37                0.05
Book value per common share................................         3.32                3.06
PRO FORMA COMBINED
Net income per common share
  Basic....................................................        (0.53)              (0.11)
  Fully diluted............................................        (0.53)              (0.11)
Book value per common share................................         3.92                  --(1)
ABLE HISTORICAL
Net income per common share
  Basic....................................................        (6.08)              (3.12)
  Fully diluted............................................        (6.08)              (3.12)
Book value per common share................................        (3.51)               0.04
EQUIVALENT PRO FORMA COMBINED
Net income per common share
  Basic....................................................        (0.32)              (0.07)
  Fully diluted............................................        (0.32)              (0.07)
Book value per common share................................         2.35                  --(1)

     The equivalent pro forma combined amounts are calculated by multiplying the corresponding unaudited pro forma combined per share amounts by the exchange ratio in the merger of 0.6 of a share of Bracknell common stock for each share of Able common stock. No cash dividends were paid on the Bracknell common stock or the Able common stock during the year ended October 31, 1999 or the nine months ended July 31, 2000.

(1) A pro forma balance sheet is not required for the year ended October 31, 1999. Consequently, book value per share is not available for this period.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this proxy statement/prospectus in evaluating whether to vote for or against the approval and adoption of the merger agreement. In addition, this proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements". Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus.

SIGNIFICANT INDEBTEDNESS AND INTEREST PAYMENT OBLIGATIONS -- BRACKNELL'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH, MAKE BRACKNELL MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAY CAUSE BRACKNELL TO DEFAULT UNDER ITS LENDING AGREEMENT.

     Bracknell's high level of indebtedness could have important consequences such as:

     - limiting its ability to obtain additional financing to fund its growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

     - limiting its ability to use operating cash flow in other areas of its business because it must dedicate a substantial portion of these funds to make principal payments and fund debt service;

     - placing it at a competitive disadvantage compared to competitors with less debt;

     - increasing its vulnerability to adverse economic and industry conditions; and

     - increasing its vulnerability to interest rate increases because borrowings under its senior credit facility are at variable interest rates.


     Bracknell's ability to satisfy its debt obligations, including any earn-out payment obligations incurred as a result of its acquisitions (see
"Bracknell -- Recent Developments") will depend upon, among other things, its future operating performance and its ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond its control. If, in the future, Bracknell cannot generate sufficient cash from operations to meet its obligations (including any earn-out payment obligations incurred as a result of its acquisitions), Bracknell will need to renegotiate the terms of its debt, refinance its debt, obtain additional financing or sell assets. Bracknell may not be able to generate sufficient cash flow, or be able to obtain funding, sufficient to satisfy its debt service requirements or other obligations (including any earn-out payment obligations incurred as a result of its acquisitions).



     As at July 31, 2000 on a pro forma as adjusted basis, Bracknell would have had outstanding $335.0 million of consolidated indebtedness. Bracknell expects to amend the senior credit facility to comprise a term facility and revolver of an approximate combined amount of $350.0 million. Bracknell may require substantial capital to finance its anticipated growth, so Bracknell may incur additional debt in the future. However, Bracknell will be limited in the amount Bracknell can incur by its existing and future debt agreements.


COVENANT RESTRICTIONS -- THE TERMS OF THE SENIOR CREDIT FACILITY IMPOSE SIGNIFICANT RESTRICTIONS ON BRACKNELL'S ABILITY AND ITS SUBSIDIARIES' ABILITY TO TAKE CERTAIN ACTIONS. BRACKNELL MAY BE UNABLE TO REPAY ITS INDEBTEDNESS IF THERE IS AN EVENT DEFAULT.

     The terms of the senior credit facility impose certain operating and financial restrictions on Bracknell and its subsidiaries. In the event of a default, the lenders under the senior credit facility could elect to declare all of the indebtedness outstanding under the senior credit facility immediately due and payable, including accrued and unpaid interest, and to terminate their commitments to fund under the senior credit facility. In such event, a significant portion of Bracknell's and its subsidiaries' other indebtedness may become immediately due and payable and Bracknell cannot assure you that it and its subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. These restrictions significantly limit or prohibit, among other things, Bracknell's ability and its subsidiaries ability to:

     - incur additional indebtedness;

     - repay indebtedness prior to stated maturities;

     - sell assets;

     - make investments;

     - engage in transactions with shareholders and affiliates;

     - issue capital stock;

     - create liens; or

     - engage in mergers, consolidations, amalgamations or acquisitions.

     These restrictions could also limit Bracknell's ability and its subsidiaries' ability to effect future financings, make needed capital expenditures, withstand a future downturn in its business or the economy in general or otherwise conduct necessary corporate activities. Bracknell's ability and its subsidiaries' ability to comply with the covenants and restrictions contained in the senior credit facility may be affected by events beyond its control, including prevailing economic and financial conditions. If Bracknell or its subsidiaries fail to comply with these restrictions, it could lead to a default under the terms of the senior credit facility notwithstanding its ability and the ability of its subsidiaries to meet their respective debt service obligations.

INTEGRATION OF ACQUIRED COMPANIES -- ANY DELAY OR INABILITY TO INTEGRATE ACQUIRED BUSINESSES COULD IMPAIR BRACKNELL'S OPERATING RESULTS.

     Bracknell has grown, and plans to continue to grow, by acquiring other companies in its industry. Since June 30, 1999, Bracknell has acquired six companies. Its future success is dependent on its ability to integrate its past and future acquisitions into one enterprise with a common business and operating plan. Bracknell must also monitor the performance of its acquired companies. Bracknell's acquisitions involve a number of risks, including:

     - failure of the acquired businesses to achieve the results Bracknell expects, including increasing revenues, realizing cost savings and implementing best practices;

     - diversion of its management's attention from operational matters;

     - its inability to retain key personnel of the acquired businesses;

     - its inability to integrate the accounting, purchasing or marketing methods of the acquired businesses on a timely basis;

     - risks associated with unanticipated events or liabilities; and

     - customer dissatisfaction or performance problems at the acquired businesses.

     Bracknell may not be successful in its efforts to integrate acquired companies or to monitor their performance, including Able. If Bracknell is unable to do so, or if Bracknell experiences delays or unusual expenses in doing so, Bracknell's operating costs may be higher than anticipated and earnings may be lower than anticipated which could have a material adverse effect on Bracknell's business, financial condition and results of operations.

DEPENDENCE ON ACQUISITIONS FOR GROWTH -- IF BRACKNELL'S ACQUISITION STRATEGY IS NOT ACHIEVED, ITS GROWTH WILL BE DIMINISHED AND IT MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     Bracknell's growth strategy includes future acquisitions. This strategy requires that Bracknell identify acquisition targets and negotiate and close acquisitions without disrupting its existing operations. If Bracknell cannot identify, acquire, integrate and profitably manage the businesses it acquires, Bracknell may fail to achieve a minimum size necessary to compete effectively within the local and national marketplace. Bracknell may also be unable to make appropriate acquisitions because of competition for the acquisition candidates. In pursuing acquisitions, Bracknell competes against other facilities infrastructure services providers, some of which are larger than Bracknell is and have greater financial and other resources than Bracknell has. Bracknell competes for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from Bracknell's operations which could cause operations to suffer and earnings to decline.

     Bracknell's ability to arrange appropriate financing, including debt and equity, are critical to the success of consummating future acquisitions. Bracknell's ability to raise incremental debt financing will be restricted by the terms of the senior credit facility. In addition, the availability of debt or equity to finance future acquisitions will depend on the prevailing conditions in the debt and equity capital markets. If Bracknell is unable to arrange financing for future acquisitions, it will be unable to complete the future acquisitions needed to grow its business.

ABSENCE OF COMBINED OPERATING HISTORY -- BRACKNELL'S OPERATIONS ARE SUBSTANTIALLY LARGER NOW AS A RESULT OF RECENT ACQUISITIONS AND ITS PAST PERFORMANCE WILL NOT NECESSARILY BE INDICATIVE OF ITS FUTURE PERFORMANCE.

     The majority of Bracknell's operating companies formerly operated as independent entities. As Bracknell continues to grow, its management group may not be able to oversee the company and effectively implement its operating or growth strategies. The combined financial results of the companies presented in this proxy statement/prospectus cover periods during which they were not under the same management and, therefore, may not be indicative of future financial or operating results, and Bracknell may not achieve anticipated earnings.

OPERATING HAZARDS -- BRACKNELL'S OPERATIONS ARE SUBJECT TO NUMEROUS HAZARDS WHICH MAY CREATE LIABILITIES FOR BRACKNELL NOT COVERED ADEQUATELY BY INSURANCE.

     Bracknell's operations are subject to numerous hazards, including, but not limited to, electrocutions, mechanical failures or transportation accidents. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and may result in suspension of operations. Bracknell maintains insurance coverage in the amounts and against the risks it believes are in accordance with industry practices, but this insurance coverage does not cover all types or amounts of liabilities. Bracknell insurance may not be adequate to cover all losses or liabilities that Bracknell may incur in its operations. Bracknell may be unable to maintain insurance of the types or at levels that are adequate or at reasonable rates.

RISKS ASSOCIATED WITH CONTRACTS -- A SIGNIFICANT PORTION OF BRACKNELL'S REVENUES ARE, AND WILL CONTINUE TO BE, GENERATED BY FIXED PRICE CONTRACTS WHICH MAY NEGATIVELY IMPACT EARNINGS IF COSTS INCURRED EXCEED ESTIMATED COSTS.

     Under a fixed price contract, Bracknell must estimate the cost of completing a project when it signs the contract. Bracknell's actual costs to complete the project may be different from its original estimate. If Bracknell has underestimated the costs for a project, it may lose money or make less of a profit on a project than anticipated. Depending on the size of the project, an inaccurate estimation of the costs may have a significant impact on Bracknell's operating results and reduce earnings.


RISKS ASSOCIATED WITH MAKING CAPITAL EXPENDITURES BEFORE GENERATING
REVENUE -- BRACKNELL MUST MAKE SIGNIFICANT CAPITAL EXPENDITURES WHICH MAY NOT BE RECOVERED FROM AGREEMENTS WITH ITS CUSTOMERS.



     Bracknell's business relating to the development of telecommunications networks requires it to incur significant initial expenditures relating to construction and development prior to entering into agreements with customers to obtain access to the network. These expenditures vary depending on the size of the network and whether Bracknell encounters any construction-related difficulties. Demand and market acceptance for recently introduced networks and services in this industry are subject to a high level of uncertainty. Some customers may be reluctant to purchase access to the telecommunications network prior to the network construction being complete. If Bracknell fails to attract customers and secure agreements on acceptable terms, it would be unable to recoup its aggregate construction and development costs, which would result in a reduction of Bracknell's revenue and could result in losses.


RISKS ASSOCIATED WITH BONDING -- BRACKNELL MAY NOT BE ABLE TO OBTAIN FUTURE WORK IF IT CAN NOT MAINTAIN AND OBTAIN ADEQUATE SURETY BONDING.

     Some contracts in the facilities services industry require performance or payment bonds or other means of financial assurance to secure contractual performance. If Bracknell were to become unable to obtain performance or payment bonds in sufficient amounts or at acceptable rates, Bracknell's earnings and growth may be reduced as it may be restricted in the number of contracts it can enter into with its customers.

DEPENDENCE ON KEY PERSONNEL -- BRACKNELL'S BUSINESS MAY SUFFER IF IT DOES NOT RETAIN ITS MANAGEMENT AND THE MANAGEMENT OF ANY COMPANY IT ACQUIRES.

     Bracknell depends on its executive officers and senior management personnel and on the key senior management of significant businesses it acquires. Bracknell may not achieve anticipated earnings if these persons do not continue in their roles and it is unable to attract and retain qualified replacements. Bracknell may incur additional costs replacing employees who die or become disabled as it does not maintain key-man insurance on its executive officers and senior management personnel.

RISKS ASSOCIATED WITH BRACKNELL'S UNION WORKFORCE -- BRACKNELL'S OPERATIONS ARE HIGHLY RELIANT ON A LARGE UNION WORKFORCE. ANY DISRUPTIONS IN ITS LABOR RELATIONS WITH THIS WORKFORCE COULD ADVERSELY IMPACT ITS OPERATIONS, INCREASE COSTS TO COMPLETE CONTRACTS AND REDUCE EARNINGS TO BRACKNELL.

     As of April 28, 2000, approximately 96% of Bracknell's total field workforce were members of the International Brotherhood of Electrical Workers or other unions. Bracknell currently is a party to collective bargaining agreements with all of the unions from which it obtains workers. However, these collective bargaining agreements are subject to periodic renegotiations, with approximately one-third of the agreements expiring each year. In the event that any of the unions from which it obtains its workforce engage in a strike, a work slowdown or any other form of protest, Bracknell's business could be adversely affected through increased costs and reduced earnings on contracts.

     In addition, a significant portion of Bracknell's revenues is derived from contracts with customers who have unionized workforces. If Bracknell experiences any negative labor relations with its union workforce, its relations with customers that have unionized workforces could be negatively impacted.

     In addition to Bracknell's relations with its workforce, negative relations between service providers in other service trades and their workforce could negatively impact Bracknell's ability to complete its portion of a project and have a material adverse effect on its business, financial condition or results of operations. Furthermore, if Bracknell's customers' employees engage in any work stoppages, Bracknell's business could be adversely affected.

CONTRACTS AND ACCOUNTS RECEIVABLE -- BRACKNELL MAY BE UNABLE TO COLLECT ITS ACCOUNTS RECEIVABLE.

     A high percentage of Bracknell's current assets at any given time are contracts and accounts receivable. If Bracknell is unable to collect these amounts due to disputes with customers or a default by the parties owing Bracknell these amounts, its cash flows and earnings may be reduced. As of July 31, 2000, Bracknell had $269.3 million of total contracts and accounts receivable. Bracknell has made allowances for some disputes or defaults in its contracts and accounts receivable, but allowances for doubtful accounts may not be adequate to cover the amount of actual defaults.

CONTRACTUAL DISPUTES WITH CUSTOMERS -- BRACKNELL MAY FACE CONTRACTUAL DISPUTES WITH ITS CUSTOMERS AND BE UNABLE TO RECOVER ITS COSTS ON CONTRACTS.

     In the normal course of business, Bracknell incurs costs for projects and relies on payments from its customers to recover these costs. If Bracknell is unable to recover these costs from its customers, its earnings may be reduced and business would be negatively affected. Currently, one of Bracknell's subsidiaries has a claim for wrongful termination of a contract valued at approximately $39.6 million, which has resulted in litigation. The reason for termination has not been particularized and therefore the ultimate outcome of this matter cannot be predicted with certainty. Bracknell may not recover the amounts outstanding under this contract and may incur additional costs as a result of litigation (See "Business -- Bracknell -- Legal Proceedings"). The contract in question was $30.9 million, however the original contract contemplated scope changes and was written to include price per unit values in order to allow for the total contract value to be amended based on the actual quantity of work performed. On a cumulative basis Bracknell has recognized $39.6 million of revenues on the project. At the time of the termination, $14.9 million had been paid to Bracknell under the contract with undisputed receivables outstanding of $9.1 million.

RISKS ASSOCIATED WITH PERCENTAGE OF COMPLETION ACCOUNTING -- BRACKNELL'S REPORTED PROFITABILITY IS DEPENDENT UPON THE ACCURACY OF THE ESTIMATES OF THE TOTAL COSTS OF ITS FIXED PRICE CONTRACTS.

     Bracknell recognizes revenues and direct and indirect costs related to its fixed price contracts based upon a ratio of its actual costs versus its estimated total costs to complete specific projects. If Bracknell is unable to accurately estimate the total costs to complete the services under these fixed price contracts, it will be required to make significant adjustments to its realized costs. If Bracknell is unable to identify any significant discrepancies between its estimated costs and its actual costs on a timely basis, it could experience a mismatch between the period it recognizes revenues and the period it recognizes the related expenses. Such mismatches in revenue and expense recognition could make it difficult for investors to properly analyze Bracknell's results of operations.

CURRENCY AND EXCHANGE RISKS -- SOME OF BRACKNELL'S REVENUE WILL BE RECEIVED IN CANADIAN DOLLARS. CHANGES IN CURRENCY EXCHANGE RATES COULD NEGATIVELY AFFECT REPORTED EARNINGS AND VALUE OF CANADIAN ASSETS.


     Bracknell has significant financial obligations which are denominated in U.S. dollars. However, a substantial portion of its revenues is received in Canadian dollars. To the extent that it receives revenues in currencies other than U.S. dollars, Bracknell will be subject to fluctuations in exchange rates which may negatively affect reported earnings and the value of Canadian assets, and which could have a material adverse effect on its business, financial condition or results of operations. A total of $152.9 million of its pro forma revenues for the nine months ended July 31, 2000, or 16.3%, were invoiced in Canadian dollars.


AMORTIZATION OF GOODWILL-BRACKNELL'S FUTURE EARNINGS WILL BE REDUCED BY AMORTIZATION OF GOODWILL.

     On a pro forma basis upon the closing of the merger, Bracknell will have $310.4 million of goodwill resulting from the merger and prior acquisitions, which is being amortized over a 20-year period. The goodwill amortization will result in a $15.5 million per year reduction in Bracknell's earnings.

WARRANTY CLAIMS -- BRACKNELL MAY FACE WARRANTY AND OTHER CLAIMS BECAUSE OF THE FACILITIES INFRASTRUCTURE SERVICES IT PROVIDES WHICH MAY INCREASE COSTS AND REDUCE EARNINGS.

     The failure of Bracknell's facilities infrastructure services to perform to customer expectations could give rise to warranty and other types of claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Although Bracknell carries liability insurance which it considers to be adequate, Bracknell's current insurance coverage would likely be insufficient to protect it from all liabilities that could be imposed under these types of claims. Any excess warranty claims could increase costs and negatively affect earnings and have a material adverse effect on Bracknell's business, financial condition and results of operations.

CYCLICAL NATURE OF NEW INSTALLATION MARKET -- DOWNTURNS IN THE CONSTRUCTION INDUSTRY COULD CAUSE BRACKNELL'S REVENUES TO DECREASE.


     In the future, a substantial portion of Bracknell's revenues will come from the installation of systems in newly constructed facilities. The level of new installation services is affected by changes in economic conditions and interest rates. General downturns in new construction in the geographical regions or industries for which Bracknell provides services could reduce revenues and have a material adverse effect on its business, including financial condition and results of operations.


TELECOMMUNICATIONS INDUSTRY -- A SIGNIFICANT PART OF BRACKNELL'S FUTURE STRATEGY IS BASED UPON THE GROWTH IN DEMAND FOR FACILITIES INFRASTRUCTURE SERVICES FROM THE TELECOMMUNICATIONS INDUSTRY. REDUCED DEMAND AND TECHNOLOGY DEVELOPMENTS IN THE TELECOMMUNICATIONS INDUSTRY MAY REDUCE DEMAND FOR BRACKNELL'S SERVICES.

     Bracknell plans to devote significant resources to grow its presence in the telecommunications industry. Bracknell has developed its strategy in this area based upon its belief that there will be significant demand for facilities infrastructure services from the telecommunications industry. If there is a downturn in the telecommunications industry, Bracknell's results of operations and financial condition may be impaired.


RISKS ASSOCIATED WITH DEMAND -- THERE MIGHT NOT BE SUFFICIENT DEMAND FOR BRACKNELL'S SERVICES.



     The market for broadband services is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions. If the commercial market for Internet access and other broadband services develops more slowly than expected or if the construction and installation services that Bracknell offers are not broadly accepted, Bracknell's revenues will not grow as quickly as necessary to compete effectively in this market.


AVAILABILITY OF TECHNICIANS -- A SKILLED LABOR FORCE IS IMPORTANT TO BRACKNELL'S EXPANSION OF ITS EXISTING BUSINESS. ANY INABILITY TO MAINTAIN AN ADEQUATE SKILLED WORKFORCE MAY REDUCE EFFICIENCY OF OPERATIONS.

     Bracknell's ability to provide high-quality facilities infrastructure services on a timely basis requires an adequate supply of skilled technicians. Accordingly, Bracknell's ability to increase its productivity and profitability will be limited by its ability to attract, train and retain skilled technicians. Bracknell may not be able to maintain an adequate skilled labor force necessary to operate efficiently and to support its growth strategy, and its labor expenses may increase as a result of a shortage in the supply of skilled personnel. A shortage of skilled labor would require Bracknell to curtail expansion of its existing business.

COMPETITION -- BRACKNELL FACES COMPETITION FROM OWNER-OPERATED COMPANIES, LARGE PUBLIC COMPANIES AND UTILITIES FOR THE SERVICES IT PROVIDES. INCREASED COMPETITION MAY REDUCE THE AMOUNT AND PROFITABILITY OF WORK BRACKNELL PERFORMS.

     The facilities infrastructure services industry is very competitive and has few barriers to entry. The industry is served by small, owner-operated private companies and by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and HVAC equipment manufacturers. Smaller competitors have lower overhead cost structures and may be able to provide their services at lower prices than Bracknell can. Larger competitors have greater financial resources, name recognition, access to technology, experience in specialized markets or other competitive advantages and may be willing to incur greater costs than Bracknell is willing to incur for the same opportunities. In some geographic regions where Bracknell does not have a local presence, it may not be able to effectively compete for business. Consequently, Bracknell may encounter significant competition in its efforts to execute its business strategy, which may reduce the amount and profitability of work Bracknell performs.

SEASONALITY AND FLUCTUATION OF QUARTERLY RESULTS -- BRACKNELL'S OPERATING RESULTS VARY WITH THE SEASONS AND OTHER FACTORS.

     Generally, during the winter months, demand for new installations is lower due to weather conditions, holidays and Bracknell's customers' spending patterns. In addition, quarterly results may be affected by:

     - the timing of acquisitions;


     - variations in profit margins on different projects; and


     - regional economic conditions.


     Accordingly, Bracknell's operating results for any particular quarter may not be an indication of the results that can be expected for any other quarter or for the entire year.


GOVERNMENT REGULATIONS -- BRACKNELL IS SUBJECT TO GOVERNMENT REGULATION. REGULATORY MATTERS COULD IMPACT OR INTERRUPT ITS ABILITY TO CONDUCT ITS BUSINESS, RESTRICT SERVICES IT CAN PROVIDE AND INCREASE THE COST OF SERVICES.

     Due to the nature of the facilities services industry, Bracknell's operations are subject to a variety of federal, state, provincial, county and municipal laws, regulations and licensing requirements, including labor, employment, immigration, health and safety, consumer protection and environmental regulations. If Bracknell fails to comply with applicable regulations, it may be subject to substantial fines or revocation of its licenses. Changes in the laws, regulations and licensing requirements which govern Bracknell may constrain its ability to provide services to its customers or increase the cost of these services. Increased costs may not be recoverable under current contracts and competitive pricing conditions may constrain its ability to adjust its billing rates to reflect increased costs due to these changes. As a result, earnings may be negatively impacted.

STOCK PRICE VOLATILITY.


     The common shares of Bracknell have experienced, and may continue to experience, substantial price volatility, particularly as a result of variations between Bracknell's actual or anticipated financial results and the published expectations of analysts, and as a result of announcements by Bracknell and its competitors. In addition, the stock markets have experienced extreme price fluctuations that have affected the market price of many infrastructure service companies in particular and that have often been unrelated to the operating performance of these companies. In addition, a major adjustment in the capital markets may adversely impact Bracknell's ability to proceed with future acquisitions. These factors, as well as general economic and political conditions, may have a material adverse effect on the market price of the Bracknell common shares.


FORWARD LOOKING STATEMENTS

     Bracknell and Able have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Bracknell and Able as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "projects," "intends" or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document, could affect the future results of Bracknell and could cause those results to differ materially from those expressed in any forward-looking statements. Such factors include:

     - Unanticipated trends and conditions in the industry, including future consolidation;

     - Risks associated with the ability to compete in local markets;

     - Risks associated with the ability to integrate acquired businesses;

     - The importance of acquisitions for growth; and

     - Risks associated with the ability to implement cost savings and operational strategy.

     There can be no assurances that any anticipated future results will be achieved. As a result of the factors identified above and other factors, Bracknell's and Able's actual results or financial or other condition could vary significantly from the performance or financial or other condition set forth in any forward-looking statements.

                                   THE MERGER

GENERAL

     The discussion of the merger in this proxy statement/prospectus and the description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the merger agreement, a copy of which is attached hereto as Appendix A-1, to Appendix A-2, the opinion of the financial advisor and to Appendix A-3, the Florida law concerning appraisal rights, each of which is incorporated herein by reference.

     Bracknell Corporation, an Ontario corporation, Bracknell Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Bracknell, and Able Telcom Holding Corp. have entered into the merger agreement dated August 23, 2000 as amended and restated effective November 14, 2000. The merger agreement provides for the merger of the Bracknell subsidiary with and into Able pursuant to which Able will be the surviving corporation and will become a wholly owned subsidiary of Bracknell. The merger is conditional upon the completion of a number of items, including regulatory and shareholder approval, Bracknell financing, resolution of material litigation involving Able, and the completion of satisfactory due diligence.

     Pursuant to the merger agreement, each share of Able common stock that is outstanding when the merger occurs will be converted into the right to receive
0.6 shares of Bracknell common stock. Each share of Able Series C preferred stock that is outstanding when the merger occurs will be converted into the right to receive 540 shares of Bracknell common stock. In addition, each share of Able Series E preferred stock that is outstanding when the merger occurs will be converted into the right to receive the number of shares of Bracknell common stock determined by dividing the aggregate face value of all shares of Able Series E preferred stock by CDN$8.25 and then dividing that quotient by the number of shares of Able Series E preferred stock issued and outstanding at such time.

     The Able common stock, the Able Series C preferred stock and the Able Series E preferred stock will no longer be outstanding and will be cancelled and retired and will cease to exist, and each certificate representing any shares of Able common stock, Able Series C preferred stock or Able Series E preferred stock will thereafter represent only the right to receive the merger consideration.

     Upon the consummation of the merger, the separate, corporate existence of the merger subsidiary will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the merger subsidiary and of Able will be vested in Able, and Able will continue as the surviving corporation and a wholly owned subsidiary of Bracknell.

     THE BOARD OF DIRECTORS OF ABLE HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE REASONABLE, FAIR TO AND IN THE BEST INTERESTS OF ABLE AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF ABLE APPROVE THE MERGER AGREEMENT AND THE MERGER.

     THE BOARD OF DIRECTORS OF BRACKNELL HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE REASONABLE, FAIR TO AND IN THE BEST INTERESTS OF BRACKNELL AND ITS STOCKHOLDERS.

BACKGROUND OF THE MERGER

     In May 2000, the court entered a judgment following jury verdict in the litigation between Able and Sirit Technologies, Inc. requiring Able to pay $1.2 million in compensatory damages and $30 million in punitive damages. At that time, Able did not have the ability to satisfy the judgment or to obtain the bond that would be required by the court to stay execution of the judgment pending appeal. During this time, Able had also experienced a number of other materially adverse events, including:

     - covenant and payment default under Able's senior credit facility,

     - the company that underwrote Able's bonds refused to underwrite any further payment or performance bonds for new projects unless adequate cash collateral was available, which at that time was not available to Able,

     - the initiation of delisting proceedings by Nasdaq with respect to Able's common stock because of its failure to maintain a stock price of at least $5.00 per share and its failure to hold an annual meeting since 1998,

     - the default by an Able subsidiary under a material contract with the New Jersey Turnpike Authority, and

     - the default by Able of provisions of its Series C preferred stock regarding the listing and registration of that stock.

     In light of these various material developments and the entry of the Sirit judgment, Able retained insolvency counsel to pursue strategic alternatives and commenced settlement discussions with its banks, its bonding company, the New Jersey Turnpike Authority, Sirit and the holders of the Series C preferred stock. Therefore, at this point in time, Able was searching for a comprehensive solution to the various issues it faced.

     On May 25, 2000, in the offices of CIBC World Markets in New York City, Billy Ray, the Chief Executive Officer of Able, Edwin Johnson, the President and Chief Financial Officer of Able, and Michael Brenner, the Executive Vice President and General Counsel of Able, were introduced to Paul Melnuk, the Chief Executive Officer of Bracknell, and David Smith, the Vice President of Business Development of Bracknell. The purpose of this meeting was to explore strategic opportunities and relationships involving Able and Bracknell. At this meeting, each of the participants discussed their professional background, their current responsibilities and the strategies and markets of their respective companies. Shortly after this initial meeting, Able and Bracknell entered into a confidentiality agreement pursuant to which, among other things, each of them agreed that any non-public information about the other company made available to it would be held in strict confidence.

     After the execution of this confidentiality agreement, each of Bracknell and Able commenced their due diligence review. As part of the due diligence process, representatives of Able and Bracknell held numerous and extensive formal and informal in person and telephonic meetings in which the parties discussed current operational, financial, legal, accounting and strategic issues, opportunities and objectives of both companies. In addition, the parties discussed different terms of a proposed transaction between the companies in which these issues, opportunities and objectives might be resolved to the benefit of the shareholders of both companies. During these meetings, Able and Bracknell commenced discussion of a number of terms related to a combination of the two companies which were reflected in the term sheet described below and as to which negotiations continued until the signing of the merger agreement. Many of the terms at issue were raised not only by Bracknell in its evaluation of a purchase of Able, but also by the settlement agreement being negotiated at that time with Sirit. For example, the proposed Sirit settlement agreement required that the master services agreement between Able and WorldCom be extended until July 1, 2006, whereas Bracknell requested that it be extended for seven years from the closing of the proposed merger. Bracknell also requested that the amended master services agreement provide for an increase from 75% to 90% of the minimum volume of work that WorldCom is required to provide to Able and that the minimum yearly revenue under this agreement be increased $200 million. In addition, the proposed Sirit settlement agreement required WorldCom to convert all of its debt from Able into seven year term debt whereas Bracknell required that WorldCom make an equity investment in the combined entity equal to the debt it held in Able. Therefore, a significant portion of these negotiations involved negotiations among Able, Bracknell and WorldCom to achieve an amendment to the master services agreement along terms that would be acceptable to both Sirit and Bracknell and to agree upon terms for WorldCom to convert its Able indebtedness into equity of the combined entity.

     As negotiations progressed, on or about June 26, 2000, Bracknell submitted to Able a proposed non-binding three party term sheet between Bracknell, Able and WorldCom, Able's major customer and also its major creditor and shareholder, outlining the material terms of a proposed stock for stock merger of the two companies. This June 26 term sheet proposed an exchange ratio of .6 shares of Bracknell common stock for each issued and outstanding share of Able common stock, included requirements regarding the cancellation of all outstanding options and warrants along the lines ultimately agreed to by the parties, and included confidentiality, no shop and termination fee provisions similar to those ultimately agreed upon by the parties.

As conditions precedent to the proposed merger, the term sheet required that a number of current agreements between Able and WorldCom be amended to include the negotiated terms and also required Able and WorldCom to enter into new agreements. Further, the term sheet required various agreements to be entered into between WorldCom and Bracknell as a condition precedent to the proposed merger.

     Over the next three weeks, numerous meetings occurred between the executives of Able, Bracknell and WorldCom to negotiate the term sheet. For a large part, these negotiations related to the structure of the transactions between the combined entity and WorldCom, and how various conditions to the proposed merger would be accomplished to the extent they related to third parties, such as the holders of the Series C preferred stock. Although Able had initially requested an exchange ratio of 1 for 1, after initial discussions Able concluded that Bracknell was not willing to exceed the proposed .6 for 1 exchange ratio thus the exchange ratio was not the subject of extensive negotiations. Negotiations were held during this time regarding the payment of termination fees, including the amount to be paid by Bracknell to Able in the case of a termination of the transaction by Bracknell. These negotiations did not result in a change from the originally proposed termination fee of $3 million for termination by Able under certain circumstances and of $250,000 for termination under certain circumstances by Bracknell.

     On July 7, 2000, Able, Bracknell and WorldCom signed a non-binding term sheet containing terms substantially similar to those first proposed in the June draft term sheet. While the due diligence process continued, preparation of definitive transaction documents commenced by Able's and Bracknell's counsel. Additional negotiation of the details of the merger and related documentation were completed on August 23, 2000 on which date the merger agreement was signed. The entry into the merger agreement was announced by both companies and WorldCom on August 24, 2000.

REASONS FOR THE MERGER

  Able's Reasons

     At a meeting held on August 23, 2000, the Able board concluded that the merger was in the best interest of Able and its shareholders and determined to recommend that the shareholders of Able vote in favor of the merger. The summary set forth below briefly describes the material reasons, factors and information taken into account by the Able board in reaching its conclusion.

     In reaching its determination, the Able board consulted with Able's management and legal and financial advisors, and carefully considered:

     - Able's industry profile, including an analysis of Able's competitive position in the telecommunications construction industry;

     - Able's board's belief that the offer presented in the merger represents an attractive opportunity for the shareholders to promptly receive fair value in stock for their investment in light of Able's current and prospective financial condition;

     - The synergies that exist between Able and Bracknell which may increase the revenue and reduce the relative expense of the combined companies, thereby potentially increasing shareholder value;

     - A review of various financial and other considerations, including Able's probable value based on prior offers to acquire Able and on comparisons to certain other similarly situated companies;

     - The fact that the consideration to be provided to Able's shareholders pursuant to the merger agreement will be provided in exchange for all of Able's outstanding common stock and is stock in a public company, thereby providing liquidity to Able's shareholders;

     - The terms and conditions of the merger agreement, which Able's Board believes are fair and reasonable given the financial situation and prospects of Able;

     - The provisions of the merger agreement that could have a detrimental effect on third parties who might be interested in a proposed business combination with Able. These provisions include the obligations of Able to pay a termination fee of up to $3 million if the merger does not go forward under specified circumstances including these described below. In addition, Able has agreed not to solicit or engage in any negotiations relating to or provide information with respect to any "change of control" transaction except in the event Able receives an unsolicited proposal regarding a business combination from a person or entity, in which event, in the exercise of its fiduciary duties under applicable law, Able may commence negotiations with this person or entity submitting the unsolicited proposal. In that event, Bracknell will have the option to terminate the merger agreement and be paid the termination fee described above and will be entitled to exercise an option to purchase 10% of Able's stock. Able's board recognizes these and other comparable terms were required by Bracknell as a condition to entering into the merger agreement;

     - Able's poor cash position and its need to raise additional capital;

     - The fact that Able is in default under its senior credit facility;

     - Able's potential inability to obtain surety bonds in connection with the operation of its business because of its current financial position;

     - The terms of Able's settlement agreement with Sirit Technologies, Inc.;
       and

     - The interests certain Able directors and officers may have in the merger as a result of stock option ownership or severance provisions in their employment agreements.

     The foregoing summary of the information and factors considered by the Able board is not intended to be exhaustive but includes material factors considered by the Able board. Because of Able's financial condition, the Able board concluded that each of the factors summarized, other than the factors relating to the possible payment of a termination fee and the interests of officers and directors in the merger, supported the board's conclusion.

     In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Able board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Able board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Able board conducted an overall analysis of the factors described above, including discussion with Able's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Able board may have given different weight to different factors.

     After taking into consideration all the factors set forth above as a whole, the Able board concluded that the factors supported its determinations to approve the merger and that the merger was fair to, and in the best interest of, Able and its shareholders and that Able should proceed with the merger.

  Bracknell's Reasons

     Bracknell's management believes that Able's capabilities complement Bracknell's expertise in critical use telecom facilities and in deploying network infrastructure within buildings. The merger also extends Bracknell's business into new markets and brings a number of important new customers to Bracknell. Bracknell believes that following the merger, Bracknell will have full end-to-end infrastructure capabilities to serve the telecommunications market. These capabilities cover the design, build, project management, commissioning and maintenance of complete communication networks.

     Adesta Communications, a subsidiary of Able which has its head office in Omaha, is a leading network infrastructure services and development company focused on the design, engineering, construction, maintenance, marketing and development of fiber optic and other advanced communications networks. Adesta will bring the ability to deploy outside fiber optic infrastructure to Bracknell's core competencies inside a facility that include operating centers, wiring connections inside buildings, turn-key wireless systems, voice and data communications systems and critical use facilities. Bracknell's objective is to leverage the companies' combined capability to sell more services to existing customers and reduce dependence on any particular segment of the communications market.

     Customers in this market are also looking for suppliers to provide comprehensive turn-key and complete life cycle services as their ambitious growth plans require them to seek outside expertise. This leads Bracknell to provide complete maintenance and operations programs to support the continuing operational demands of its customers. And while doing maintenance, Bracknell believes there is potential for upgrade work in the critical use facilities. Bracknell's customers currently include such companies as Telus, AT&T Canada, WorldCom, Bell, Trivergent and Optiglobe. The acquisition of Able will make the telecommunications category one of Bracknell's largest business sectors. Ranked as the sixth largest broadband infrastructure services provider in the United States, Able includes among its customers and partners WorldCom, Enron, Qwest, AT&T, Williams Communications, McLeod USA, 360 Networks, PF Net, Metromedia Fiber, Time Warner, Digital Teleport, Touch America, Allegiance and others.

     Able is also a key supplier to WorldCom, and an important aspect of this transaction is an agreement for Bracknell to become a preferred supplier to WorldCom and perform at least 75% of WorldCom's local network infrastructure build-out for the next six years. The master services agreement between Able and WorldCom guarantees minimum annual revenues of US $55 million from WorldCom, with a minimum revenue commitment over the six-year term of the agreement of US $390 million.

     Able brings a number of core technologies and significant expertise to Bracknell. It possesses specialized value-added experience in the turnkey deployment of fiber optic networks, with key knowledge of engineering, design, installation, project management and development in this area. Another key competency, and a strong competitive advantage, is Able's expertise in the assembly of rights-of-way routes for fiber installations. Able, through Adesta, has already installed more than 2 million fiber miles of cable in seventy metropolitan areas in the United States.


     Bracknell believes that Adesta is uniquely positioned to obtain an increasing percentage of this business because of its track record and its experience, especially in the assembly of rights of way. As demand for bandwidth grows, fiber deployment is accelerating, particularly in the local loop, which is an Adesta key strength.



     After the merger is completed, Bracknell intends to sell certain non-core divisions of Able, including the Construction Group (excluding the Patton division) the Transportation Services Group and the International Services Group. Currently, Bracknell does not have any binding arrangements or understandings to sell these divisions.


OPINION OF ROBINSON-HUMPHREY

General

     Pursuant to an engagement letter dated October 18, 2000, The Robinson-Humphrey Company, LLC was retained by Able to render an opinion with respect to the fairness, from a financial point of view, to Able shareholders of the consideration to be received in the proposed transaction. On November 15, 2000, Robinson-Humphrey delivered its written opinion that, as of the date of such opinion and based upon and subject to various considerations set therein, the consideration to be offered in the proposed transaction is fair to the shareholders of Able from a financial point of view.

     THE FULL TEXT OF THE OPINION OF ROBINSON-HUMPHREY WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX A-2 AND IS INCORPORATED HEREIN BY THIS REFERENCE. THE DESCRIPTION OF THE ROBINSON-HUMPHREY OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ROBINSON-HUMPHREY OPINION. ABLE SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     THE OPINION OF ROBINSON-HUMPHREY IS DIRECTED TO THE ABLE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE PROPOSED CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ABLE SHAREHOLDERS MEETING. THE CONSIDERATION TO BE RECEIVED BY ABLE SHAREHOLDERS IN THE MERGER WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN ABLE AND BRACKNELL AND WAS APPROVED BY THE ABLE BOARD.

Material and Information Considered with Respect to the Merger

     In arriving at its opinion, Robinson-Humphrey among other things:

     - reviewed the merger agreement;

     - reviewed publicly available information concerning Able and Bracknell which Robinson-Humphrey believed to be relevant to its analysis;

     - reviewed financial and operating data concerning Able and Bracknell furnished to Robinson-Humphrey by Able and Bracknell, respectively;

     - conducted discussions with members of management of Able and Bracknell concerning their respective businesses, operations, present conditions and prospects;

     - conducted discussions with WorldCom concerning its relationship with both Able and Bracknell;

     - reviewed the trading histories of the common stock of both Able and Bracknell from November 10, 1997 to November 15, 2000;

     - reviewed the historical market prices and trading activity for the common stock of both Able and Bracknell and compared them with those of selected publicly traded companies which Robinson-Humphrey deemed relevant;

     - compared the historical financial results and present financial condition of Able and Bracknell with those of selected publicly traded companies which Robinson-Humphrey deemed relevant;

     - reviewed the financial terms, to the extent publicly available, of selected comparable merger and acquisition transactions which Robinson-Humphrey deemed relevant;

     - performed certain financial analyses with respect to Able's and Bracknell's projected future operating performance;

     - reviewed historical data relating to percentage premiums paid in mergers of select publicly traded companies; and

     - reviewed other financial statistics and undertook other analyses and investigations and took into account those other matters as Robinson-Humphrey deemed appropriate.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information used by Robinson-Humphrey in arriving at its opinion without independent verification. With respect to the financial forecasts of Able and Bracknell, including estimates of the cost savings and other potential synergies anticipated to result from the merger, Robinson-Humphrey has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Able's and Bracknell's respective managements as to future financial performance of Able and Bracknell. In arriving at its opinion, Robinson-Humphrey conducted only a limited physical inspection of the properties and facilities of Able and Bracknell. Robinson-Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities of Able or Bracknell. Furthermore, Robinson-Humphrey was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Able's business.

     The Robinson-Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Robinson-Humphrey, as of the date of its opinion. The financial markets in general and the markets for the common stock of Able and Bracknell, in particular, are subject to volatility, and Robinson-Humphrey's opinion did not purport to address potential developments in the financial markets or the markets for the common stock of Able and of Bracknell after the date of their opinion. Robinson-Humphrey assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Able or Bracknell.

     In preparing its opinion, Robinson-Humphrey performed a variety of financial and comparative analyses, including those described below. A summary of these analyses does not purport to be a complete description of the analyses underlying Robinson-Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, Robinson-Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Robinson-Humphrey made numerous assumptions with respect to Able, Bracknell, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Able and Bracknell. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Able Board of Directors made an independent evaluation of the merger in making their recommendation. The following is a summary of the material financial and comparative analyses performed by Robinson-Humphrey in arriving at the Robinson-Humphrey opinion.

ANALYSIS OF ABLE

  Market Analysis of Selected Public Companies

     Robinson-Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for Able with other selected publicly-traded companies in the telecommunications infrastructure services industry which Robinson-Humphrey deemed comparable to Able. This group of six publicly traded companies included:

TELECOMMUNICATIONS INFRASTRUCTURE SERVICES COMPANIES
----------------------------------------------------
     - Arguss Communications, Inc.             - MasTec, Inc.
     - Dycom Industries, Inc.                  - Quanta Services, Inc.
     - International Fibercom, Inc.            - Viasource Communications, Inc.

     For the selected public companies, Robinson-Humphrey compared, among other things, firm value (defined as market capitalization plus debt less cash and cash equivalents) as a multiple of latest twelve months revenues, latest twelve months EBITDA, latest twelve months earnings before interest and taxes and estimated calendar 2001 revenues and equity value as a multiple of latest twelve months net income, estimated calendar 2001 net income and latest twelve months book value. Robinson-Humphrey noted that Able incurred a net loss as well as negative EBITDA and earnings before interest and taxes in the latest twelve months, therefore valuations based on latest twelve months net income, EBITDA and earnings before interest and taxes were not meaningful. Robinson-Humphrey noted that Able has a negative book value, therefore valuations based on book value were not meaningful. Robinson-Humphrey noted that there are no current publicly available published estimates for Able's 2001 revenues and net income. All multiples were based on closing stock prices as of November 10, 2000. Revenue, EBITDA, earnings before interest and taxes, net income and book value results for the comparable companies were based on historical financial information available in public filings of the comparable companies. Revenue and earnings per share estimates were based on First Call consensus estimates as of November 8, 2000. First Call is an information provider that publishes a compilation of estimates of projected financial performance for public companies produced by equity research analysts at leading investment banking firms. The following table sets forth the low, average and high multiples indicated by this analysis for the comparable companies as of November 10, 2000:

                                                              LOW     AVERAGE    HIGH
                                                             -----    -------    -----
Firm Value to:
  Latest twelve months Revenues............................    .8x      1.6x      2.2x
  Latest twelve months EBITDA..............................   8.3      11.3      15.1
  Latest twelve months earnings before interest and
     taxes.................................................  11.2      14.7      20.8
  Calendar 2001 Revenues...................................    .5       1.0       1.6
Price to:
  Latest twelve months Net Income..........................  19.5x     23.3x     27.9x
  Calendar 2001 Net Income.................................  13.9      16.2      21.3
  Book Value...............................................   0.9       2.7       4.9

     Based upon the multiples derived from this analysis and Able's historical and projected results, Robinson-Humphrey calculated a range of implied equity values for Able between $0.00 and $30.55 per share with a weighted average implied equity value of $3.05 per share. Robinson-Humphrey noted that the value per share of $4.28 to be received by Able shareholders in the merger based on Bracknell's closing stock price on November 10, 2000 and the merger exchange ratio was greater than this value and represented a premium of 40.3% above the weighted average implied equity value per share.

     Robinson-Humphrey noted that none of the companies used in the market analysis of selected public companies was identical to Able and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.

  Analysis of Selected Merger and Acquisition Transactions

     Robinson-Humphrey reviewed and analyzed the consideration paid in 28 selected completed and pending mergers and acquisitions involving telecommunications infrastructure services companies since February 18, 1997. The transactions reviewed were:

EFFECTIVE DATE                TARGET NAME                           ACQUIRER NAME
--------------                -----------                           -------------
Pending.....................  Niels Fugal                           Dycom Industries, Inc.
05/26/2000..................  US Communications Inc.                Arguss Communications Group
09/15/1999..................  Haines Construction Company           Quanta Services, Inc.
08/13/1999..................  Crown Fibers Communications           Quanta Services, Inc.
07/21/1999..................  North Sky Communications              Quanta Services, Inc.
06/15/1999..................  West Coast Communications             Quanta Services, Inc.
05/28/1999..................  GEM Engineering Co, Inc.              Quanta Services, Inc.
05/14/1999..................  H. L. Chapman Pipeline Constructions  Quanta Services, Inc.
04/15/1999..................  Tom Allen Construction Company        Quanta Services, Inc.
03/31/1999..................  Ervin Cable Construction              Dycom Industries, Inc.
03/31/1999..................  Apex Digital TV                       Dycom Industries, Inc.
03/03/1999..................  Western Directional                   Quanta Services, Inc.
02/16/1999..................  Northern Line Layers, Inc.            Quanta Services, Inc.
02/12/1999..................  The Ryan Company                      Quanta Services, Inc.
02/12/1999..................  Dillard Smith Construction Company    Quanta Services, Inc.
09/18/1998..................  Diversitec                            International Fibercom,
                                                                    Inc.
09/16/1998..................  United Tech                           International Fibercom,
                                                                    Inc.
09/08/1998..................  Underground Specialities              Arguss Communications Group
09/01/1998..................  United Tech                           International Fibercom,
                                                                    Inc.
04/07/1998..................  Cablecom                              Dycom Industries, Inc.
04/07/1998..................  Installation Technicians              Dycom Industries, Inc.

EFFECTIVE DATE                TARGET NAME                           ACQUIRER NAME
--------------                -----------                           -------------
01/02/1998..................  Can Am Construction                   Arguss Communications Group
01/02/1998..................  Schenck Communications                Arguss Communications Group
12/03/1997..................  Southern Communications               International Fibercom,
                                                                    Inc.
10/06/1997..................  Rite Cable Construction               Arguss Communications Group
09/22/1997..................  TCS Communications                    Arguss Communications Group
07/30/1997..................  Communications Construction Group     Dycom Industries, Inc.
02/18/1997..................  Concepts In Communications            International Fibercom,
                                                                    Inc.

     For the selected transactions, Robinson-Humphrey compared, among other things, firm value as a multiple of latest twelve months revenues, latest twelve months EBITDA, and latest twelve months earnings before interest and taxes and equity value as a multiple of latest twelve months net income and book value. Revenues, EBITDA, earnings before interest and taxes, net income and book values were based on historical financial information available in public filings of the target companies involved in the selected transactions. Robinson-Humphrey noted that Able incurred a net loss, negative EBITDA and negative earnings before interest and taxes in the latest twelve months and has a negative book value, therefore valuations based on latest twelve months net income, latest twelve months earnings before interest and taxes, latest twelve months EBITDA and book value were not meaningful. The following table sets forth the low, average and high multiples indicated by the selected mergers and acquisitions:

                                                                LOW    AVERAGE   HIGH
                                                               -----   -------   -----
Firm Value to:
  Latest twelve months Revenues.............................     .1x      .7x     1.8x
  Latest twelve months EBITDA...............................    1.0      4.4     16.0
  Latest twelve months earnings before interest and taxes...    1.2      5.1     28.7
Price to:
  Latest twelve months Net Income...........................    1.3x     5.5x    36.3x
  Book Value................................................    0.8      3.7     29.7

     Based upon the multiples derived from this analysis and Able's historical and projected results, Robinson-Humphrey calculated a range of implied equity values for Able between $0.00 and $10.57 per share with a weighted average implied equity value of $1.06 per share. Robinson-Humphrey noted that the value per share of $4.28 to be received by Able shareholders in the merger based on Bracknell's closing stock price on November 10, 2000 and the merger exchange ratio was greater than this value and represented a premium of 296.3% above the weighted average implied equity value per share.

     Robinson-Humphrey noted that no company utilized in the analysis of selected transactions is identical to Able. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

  Discounted Cash Flow Analysis

     Able Management's Base Case

     Robinson-Humphrey performed a discounted cash flow analysis of Able based upon Able management's base case projected results for fiscal 2001 through fiscal 2003 and Robinson-Humphrey's projections for fiscal 2004 and fiscal 2005 (calculated using constant growth rates and margins) to estimate the net present equity value per share of Able. Robinson-Humphrey calculated a range of net present equity values for Able based on its projected free cash flow (earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the fiscal years ending October 31, 2001 through October 31, 2005, inclusive, using discount rates ranging from 20% to 25% and terminal value multiples of fiscal year 2005 EBITDA ranging from 4.0x to 6.0x. The analysis indicated the following per share equity valuations of Able:

                                                  DISCOUNTED PRESENT VALUE OF EQUITY PER SHARE
DISCOUNT                                          --------------------------------------------
RATE                                                4.0X              5.0X              6.0X
--------                                          --------          --------          --------
20.0%...................................           $3.71             $4.71             $5.71
22.5%...................................            3.08              3.98              4.88
25.0%...................................            2.51              3.33              4.14

     Based upon Able management's base case projected results, Robinson-Humphrey calculated a range of implied equity values for Able between $2.51 and $5.71 per share with a median implied equity value of $3.98 per share. Robinson-Humphrey noted that the value per share of $4.28 to be received by Able shareholders in the merger based on Bracknell's closing stock price on November 10, 2000 and the merger exchange ratio was within this valuation range and represented a premium of 7.5% above the median implied equity value per share.

     Robinson-Humphrey Downside Case

     Robinson-Humphrey performed a downside case discounted cash flow analysis of Able based upon a 10% discount to the revenues and cost of sales presented in management's projections for fiscal 2001 through fiscal 2003 and Robinson-Humphrey's projections for fiscal 2004 and fiscal 2005 (calculated using reduced growth rates and margins) to estimate the net present equity value per share of Able. Robinson-Humphrey calculated a range of net present equity values for Able based on its projected free cash flow (earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the fiscal years ending October 31, 2001 through October 31, 2005, inclusive, using discount rates ranging from 20% to 25% and terminal value multiples of fiscal year 2005 EBITDA ranging from 4.0x to 6.0x. The analysis indicated the following per share equity valuations of Able:

                                                  DISCOUNTED PRESENT VALUE OF EQUITY PER SHARE
DISCOUNT                                          --------------------------------------------
RATE                                                4.0X              5.0X              6.0X
--------                                          --------          --------          --------
20.0%...................................           $1.37             $2.10             $2.84
22.5%...................................            0.89              1.55              2.21
25.0%...................................            0.45              1.05              1.65

     Based upon Able management's projected results as adjusted by Robinson-Humphrey to represent a downside case, Robinson-Humphrey calculated a range of implied equity values for Able between $0.45 and $2.84 per share with a median implied equity value of $1.55 per share. The average implied equity value per share of the median implied equity values of management's base case and Robinson-Humphrey's downside case is $2.76. Robinson-Humphrey noted that the value per share of $4.28 to be received by Able shareholders in the merger based on Bracknell's closing stock price on November 10, 2000 and the merger exchange ratio was within this valuation range and represented a premium of 55.1% above the average implied equity value per share of the median implied equity values of management's base case and Robinson-Humphrey's downside case.

  Premiums Paid Analysis

     Robinson-Humphrey analyzed the transaction premiums paid in all closed mergers of publicly traded companies with transaction values between $50 and $250 million, effected since January 1, 1999, based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

                                                              PURCHASE PRICE PREMIUM
                                                              PRIOR TO ANNOUNCEMENT
                                                            --------------------------
                                                            1 DAY    1 WEEK    4 WEEKS
                                                            -----    ------    -------
Average...................................................   33.3%    41.2%      50.8%
Median....................................................   28.7     35.6       44.3
High......................................................  384.8    379.0      674.2
Low.......................................................  (94.9)   (94.2)     (95.3)

---------------

(1) Source: Securities Data Corporation as of November 10, 2000.

     Based upon Able's closing stock prices one day, one week and four weeks prior to the announcement of the merger, Robinson-Humphrey calculated a range of implied equity values for Able between $3.47 and $4.49 per share with an average implied equity value of $3.95 per share (calculated using median and average implied equity values). Robinson-Humphrey noted that the value per share of $4.28 to be received by Able shareholders in the merger based on Bracknell's closing stock price on November 10, 2000 and the merger exchange ratio was within this valuation range and represented a premium of 8.4% to the average implied equity value per share.

Analysis of Bracknell

  Market Analysis of Selected Public Companies

     Robinson-Humphrey reviewed and compared publicly available financial data, market information and trading multiples for selected publicly-traded companies in the telecommunications infrastructure services industry and the electrical infrastructure services industry which Robinson-Humphrey deemed comparable to Bracknell. This group of seven telecommunications infrastructure services companies and four electrical infrastructure services companies included:

TELECOMMUNICATIONS INFRASTRUCTURE SERVICES COMPANIES
----------------------------------------------------
 --  Arguss Communications, Inc.           --  MasTec, Inc.
 --  Able Telcom Holding Corp.             --  Quanta Services, Inc.
 --  Dycom Industries, Inc.                --  Viasource Communications, Inc.
 --  International Fibercom, Inc.

ELECTRICAL INFRASTRUCTURE SERVICES COMPANIES
--------------------------------------------
 --  Integrated Electrical Services        --  Comport Systems USA, Inc.
 --  Encompass Services Corp.              --  EMCOR Group, Inc.

     For the selected public companies, Robinson-Humphrey analyzed, among other things, firm value as a multiple of latest twelve months revenues, latest twelve months EBITDA, latest twelve months earnings before interest and taxes and projected calendar 2001 revenues and equity value as a multiple of latest twelve months net income, projected calendar 2001 net income and book value. All multiples were based on closing stock prices as of November 10, 2000. Revenue, EBITDA, earnings before interest and taxes, net income and book value results for the comparable companies were based on historical financial information available in public filings of the comparable companies. Revenue and net income estimates were based on First Call consensus estimates as of November 10, 2000. Based upon the multiples derived from this analysis and the historical and projected results for Bracknell, Robinson-Humphrey calculated a range of implied equity values for Bracknell between $3.65 and $19.04 per share, with a weighted average implied equity value per share of $7.47.

     Robinson-Humphrey noted that none of the companies used in the market analysis of selected public companies was identical to Bracknell and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.

  Analysis of Selected Merger and Acquisition Transactions

     Robinson-Humphrey reviewed and analyzed the consideration paid in 28 selected completed and pending mergers and acquisitions involving telecommunications infrastructure services companies since February 18, 1997 and 12 selected completed and pending mergers involving electrical infrastructure services companies since October 15, 1998. The transactions reviewed were:

EFFECTIVE DATE          TARGET NAME                                  ACQUIRER NAME
--------------          -----------                                  -------------
TELECOMMUNICATIONS INFRASTRUCTURE SERVICES COMPANIES
----------------------------------------------------------------------------------------------------

Pending...............  Niels Fugal                                  Dycom Industries Inc.
05/26/2000............  US Communications Inc.                       Arguss Communications Group
09/15/1999............  Haines Construction Company                  Quanta Services Inc.
08/13/1999............  Crown Fibers Communications                  Quanta Services Inc.
07/21/1999............  North Sky Communications                     Quanta Services Inc.
06/15/1999............  West Coast Communications                    Quanta Services Inc.
05/28/1999............  GEM Engineering Co, Inc.                     Quanta Services Inc.
05/14/1999............  H. L. Chapman Pipeline Constructions         Quanta Services Inc.
04/15/1999............  Tom Allen Construction Company               Quanta Services Inc.
03/31/1999............  Ervin Cable Construction                     Dycom Industries Inc.
03/31/1999............  Apex Digital TV                              Dycom Industries Inc.
03/03/1999............  Western Directional                          Quanta Services Inc.
02/16/1999............  Northern Line Layers, Inc.                   Quanta Services Inc.
02/12/1999............  The Ryan Company                             Quanta Services Inc.
02/12/1999............  Dillard Smith Construction Company           Quanta Services Inc.
09/18/1998............  Diversitec                                   International Fibercom Inc.
09/16/1998............  United Tech                                  International Fibercom Inc.
09/08/1998............  Underground Specialities                     Arguss Communications Group
09/01/1998............  United Tech                                  International Fibercom Inc.
04/07/1998............  Cablecom                                     Dycom Industries Inc.
04/07/1998............  Installation Technicians                     Dycom Industries Inc.
01/02/1998............  Can Am Construction                          Arguss Communications Group
01/02/1998............  Schenck Communications                       Arguss Communications Group
12/03/1997............  Southern Communications                      International Fibercom Inc.
10/06/1997............  Rite Cable Construction                      Arguss Communications Group
09/22/1997............  TCS Communications                           Arguss Communications Group
07/30/1997............  Communications Construction Group            Dycom Industries Inc.
02/18/1997............  Concepts In Communications                   International Fibercom Inc.
ELECTRICAL INFRASTRUCTURE SERVICES COMPANIES
----------------------------------------------------------------------------------------------------

03/09/2000............  Sunbelt Integrated Trade                     Bracknell Corporation
02/23/2000............  Building One Services Corporation            Encompass Services Corporation
10/18/1999............  Britt Rice Electric Inc.                     Integrated Electrical Service
09/30/1999............  Nationwide Electric                          Bracknell Corporation
06/19/1999............  Cardinal Contracting Corporation             Encompass Services Corporation
05/14/1999............  Driftwood Electrical Contractors, Inc.       Quanta Services Inc.
04/29/1999............  Putzel Electrical Contractors, Inc,          Integrated Electrical Service
02/11/1999............  Air Systems Inc.                             Encompass Services Corporation
11/16/1998............  Shambaugh & Son Inc.                         Comfort Systems USA, Inc.

EFFECTIVE DATE          TARGET NAME                                  ACQUIRER NAME
--------------          -----------                                  -------------
11/13/1998............  Trinity Contractors, Inc,                    Encompass Services Corporation
10/15/1998............  Continental Electrical Construction Co.      Encompass Services Corporation
10/15/1998............  Stephen C. Pomeroy, Inc.                     Encompass Services Corporation

     For the selected transactions, Robinson-Humphrey compared, among other things firm value as a multiple of latest twelve months revenues, latest twelve months EBITDA and latest twelve months earnings before interest and taxes and equity value as a multiple of latest twelve months net income and book value. Revenues, EBITDA, earnings before interest and taxes, net income and book values were based on historical financial information available in public filings of the target companies involved in the selected transactions. Based upon the multiples derived from this analysis and the historical operating results for Bracknell, Robinson-Humphrey calculated a range of implied equity values for Bracknell of between $0.23 and $13.09 per share with a weighted average implied equity value per share of $3.09.

     Robinson-Humphrey noted that no company utilized in the analysis of selected transactions is identical to Bracknell. None of the acquired companies analyzed were publicly traded. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

     Discounted Cash Flow Analysis

     Robinson-Humphrey performed a discounted cash flow analysis of Bracknell based upon management's projections for fiscal 2001 through fiscal 2004 and Robinson Humphrey's projections for fiscal 2005 (calculated using a consistent growth rate and constant margins) to estimate the net present equity value per share of Bracknell. Robinson-Humphrey calculated a range of net present equity values for Bracknell based on its projected free cash flow (earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the fiscal years ending October 31, 2001 through October 31, 2005, inclusive, using discount rates ranging from 15% to 20% and terminal value multiples of calendar year 2005 EBITDA ranging from 6.0x to 8.0x. The analysis indicated the following per share equity valuations of Bracknell:

                                                 DISCOUNTED PRESENT VALUE OF EQUITY PER SHARE
               DISCOUNT                          ---------------------------------------------
                 RATE                              6.0X              7.0X              8.0X
               --------                          --------          --------          ---------
15.0%..................................           $8.36             $9.78             $11.20
17.5%..................................            7.21              8.48               9.76
20.0%..................................            6.18              7.33               8.48

     Based upon Bracknell's projected results, Robinson-Humphrey calculated a range of implied equity values for Bracknell between $6.18 and $11.20 per share with a median implied equity value of $8.48 per share.

Pro Forma Combination Analysis

     Robinson-Humphrey reviewed certain pro forma financial effects on Able and Bracknell resulting from the merger for each of the projected fiscal years ending October 31, 2001 through 2003. Robinson-Humphrey performed this analysis using projections for Able and Bracknell and assumptions regarding expected synergies provided by Able's and Bracknell's respective managements. Robinson-Humphrey assumed that the merger would be accounted for under the purchase method of accounting. Using the merger exchange ratio and Bracknell's closing stock price as of November 10, 2000, the merger was estimated to be accretive to Bracknell's projected EPS for the fiscal years ending October 31, 2001, 2002 and 2003.

INFORMATION REGARDING ROBINSON-HUMPHREY

     The Able board of directors selected Robinson-Humphrey to render a fairness opinion because Robinson-Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. Robinson-Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated October 18, 2000, Able has agreed to pay Robinson-Humphrey an opinion fee equal to $400,000 which was payable upon delivery of the fairness opinion. The fees paid or payable to Robinson-Humphrey are not contingent upon the contents of the opinion delivered or the closing of the merger. In addition, Able has agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses, subject to specified limitations, and to indemnify Robinson-Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Robinson-Humphrey may actively trade in the securities of Able and Bracknell for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT


     The merger will be accounted for as a purchase under U.S. generally accepted accounting principles. Under this accounting method, assets and liabilities of Able will be recorded at their fair value at the effective time, with the excess of the purchase price over the net recorded value of the tangible and identifiable intangible assets acquired being recorded as goodwill.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth the opinion of Paul, Hastings, Janofsky & Walker LLP, Able's tax counsel, with respect to the material current United States federal income tax consequences of the merger generally applicable to holders of Able stock who, pursuant to the merger, exchange their Able stock for Bracknell stock, assuming that the merger is effected pursuant to applicable state law and as described in the merger agreement and in this proxy statement/prospectus.

     The following discussion is based on and subject to the Internal Revenue Code, as amended, the regulations promulgated under the tax code, and existing administrative rulings and court decisions, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion also is based upon several assumptions, limitations, representations and covenants, including those contained in the merger agreement and in certificates of Bracknell, the merger subsidiary, and Able.

     In addition, this discussion assumes that Able shareholders hold their shares of Able stock as a capital asset and does not address all the United States federal income tax consequences that may be relevant to Able shareholders in light of their particular circumstances or if Able shareholders are persons subject to special rules, such as rules applicable to:

     - banks and other financial institutions;

     - tax-exempt organizations and pension funds;

     - insurance companies;

     - dealers or traders in securities;

     - Able shareholders who received their Able stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

     - Able shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - Able shareholders whose functional currency is not the United States dollar;

     - Able shareholders who are not citizens or residents of the United States; and

     - Able shareholders who held Able stock as part of a hedge, appreciated financial position, straddle or conversion transaction.

     This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion also does not address the tax consequences of an exchange or conversion of options or warrants for Able stock into options or warrants for Bracknell stock.

     Completion of the merger is conditioned on the receipt by Bracknell and Able of an opinion of Able's tax counsel stating that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the tax code. Counsel to Able has stated in writing to Bracknell and Able its view that the discussion below fairly presents the material current United States federal income tax consequences generally applicable to the merger and the discussion represents its opinion. Accordingly, Able's tax counsel is of the opinion that:

     - the merger will qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the tax code;

     - no gain or loss will be recognized by Bracknell or Able as a result of the merger;

     - except as otherwise provided by Section 367 of the tax code and the Treasury regulations promulgated thereunder, discussed below, no gain or loss will be recognized by Able shareholders upon the receipt of Bracknell stock solely in exchange for Able stock in the merger, except to the extent of cash received in lieu of a fractional share of Bracknell stock;

     - cash payments received by Able shareholders in lieu of a fractional share of Bracknell stock will result in capital gain or loss measured by the difference between the cash payment received and the portion of the aggregate adjusted tax basis in the shares of Able stock surrendered that is allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if the holding period of the Able stock deemed to have been exchanged for the fractional share of Bracknell stock is more than one year at the effective time of the merger;

     - assuming that tax code Section 367 does not apply, the aggregate tax basis of the Bracknell stock received by an Able shareholder in the merger will be the same as the aggregate adjusted tax basis of the Able stock surrendered in exchange therefor, reduced by any tax basis allocable to a fractional share for which cash is received; and

     - assuming that tax code Section 367 does not apply, the holding period of Bracknell stock received by each Able shareholder in the merger will include the holding period of the Able stock surrendered in exchange therefor.

     This opinion is based upon the existing law and the continuing truth and accuracy of the representations of Able, the merger subsidiary and Bracknell described above, and is subject to a number of assumptions and qualifications, including the assumption that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement. The tax opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to Bracknell, Able, or the shareholders of Able.

     A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in an Able shareholder recognizing a gain or loss with respect to each share of Able stock surrendered in the merger, equal to the difference between the Able shareholder's adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the Bracknell stock received in exchange. In such event, an Able shareholder's aggregate tax basis in the Bracknell stock received would equal its fair market value as of the effective time of the merger, and the Able shareholder's holding period for such stock would begin the day after the merger.

     Even if the merger satisfies all the requirements for a tax-free reorganization described in Section 368(a) of the tax code, the exchange of Able stock for Bracknell stock pursuant to the merger will be a taxable exchange to the extent that tax code Section 367(a)(1) applies. This section provides that the transfer of appreciated property, including stock, by a U.S. person to a foreign corporation in a transaction that would otherwise qualify as a nonrecognition exchange shall be treated as a taxable transfer unless an exception applies. Under the applicable Treasury regulations, the exchange of Able stock for Bracknell stock pursuant to the merger will be treated as an indirect transfer of the Able stock to Bracknell, a foreign corporation. Consequently, unless all the conditions for the regulatory exception described below are satisfied, this exchange will be taxable. As further described below, an exception will be available for all Able shareholders who own less than 5% of each of the total voting power and total value of the stock of Bracknell after the merger.

     The Treasury regulations issued under tax code Section 367 provide that code Section 367(a)(1) will not apply to an exchange made pursuant to the merger, and so the exchange will qualify as a nontaxable exchange under the normal rules applicable to reorganizations described in Section 368(a) of the tax code if each of the following conditions is satisfied;

             (1) Able complies with certain reporting requirements contained in the applicable Treasury regulations;

             (2) In the transaction, Able shareholders that are U.S. persons receive, in the aggregate, 50% or less of each of the total voting power and total value of the stock of Bracknell;

             (3) Immediately after the transaction, U.S. persons that either (i) are officers or directors of Able, or (ii) were 5% shareholders of Able prior to the merger, own, in the aggregate, 50% or less of each of the total voting power and total value of the stock of Bracknell;

             (4) the Able shareholder either (i) owns, including actual ownership and constructive ownership pursuant to certain attribution rules set forth in the tax code, less than 5% of each of the total voting power and total value of the stock of Bracknell after the merger, or (ii) owns 5% or more of either the total voting power or total value of the stock of Bracknell after the merger and enters into a five-year gain recognition agreement with the Internal Revenue Service pursuant to Treas. Reg. sec.1.367(a)-8; and

             (5) the "active trade or business test" set forth in Treas. Reg. sec.1.367(a)-3(c)(3) is satisfied. In general, the three elements of the active trade or business test are (a) the transferee foreign corporation must have been engaged in the active conduct of business outside the United States for the entire 36 month period immediately preceding the exchange of the U.S. target stock; (b) at the time of the exchange, neither the transferors nor the transferee foreign corporation will have the intention to substantially dispose of or discontinue such trade or business; and (c) the "substantiality test" must be met under Treas. Reg. sec.1.367(a)-3(c)(3)(iii). The substantiality test essentially requires that the transferee foreign corporation must be equal to or greater in value than the U.S. target corporation at the time of the merger.

     Able and Bracknell have stated, and will represent in connection with the tax opinion described above, that each of the conditions set forth in clauses
(1), (2), (3) and (5) will be satisfied in connection with the merger. Accordingly, tax code Section 367(a)(1) will not apply to any Able shareholder that owns less than 5% of the stock of Bracknell after the merger. Thus, no gain or loss will be recognized by any such Able shareholder as a result of the exchange of Able stock for Bracknell stock pursuant to the merger.

     If a U.S. shareholder of Bracknell receives a dividend on its Bracknell stock, the dividend is subject to a Canadian withholding tax. Under the U.S.-Canada tax treaty, the withholding tax rate for U.S. shareholders is 15%. Depending on the particular circumstances of the U.S. shareholder, the shareholder should be allowed to take either a credit against its U.S. income tax liability or an income tax deduction for the Canadian tax withheld.

     Tax matters are very complicated, and the tax consequences of the merger to Able shareholders will depend on their particular situation. Able shareholders are encouraged to consult their own tax advisor regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

OTHER AGREEMENTS

  The Bracknell Option

     Simultaneously with the execution of the merger agreement, Bracknell and Able entered into a stock option agreement dated as of August 23, 2000. As an inducement to enter into the merger agreement, Able has issued to Bracknell an option to purchase that number of shares of the Able common stock equal to 10% of the issued and outstanding shares of Able common stock determined on the date of a termination of the merger agreement. The number of shares would be calculated on a fully diluted basis taking into account all shares of Able common stock which Able is obligated to issue upon exercise or conversion of options, warrants or other convertible securities of Able, including the Bracknell Option.

     The Bracknell option may be exercised by Bracknell, in whole or in part, at any time or from time to time, on or following the termination of the merger agreement for any one of the following reasons:

     - if a proposal to acquire Able is made by anyone other than Bracknell and either Bracknell or Able terminate the merger agreement because the shareholders of Able do not approve the merger by February 2, 2001;

     - if a proposal to acquire Able is made by anyone other than Bracknell and Bracknell terminates the merger agreement because Able has breached its covenants concerning the solicitation of other acquisition proposals;

     - if Able terminates the merger agreement because it has entered into a binding agreement for the acquisition of Able with anyone other than Bracknell; or

     - if Bracknell terminates the merger agreement because Able has entered into a binding agreement for the acquisition of Able with anyone other than Bracknell, or the Able board withdraws or adversely modifies its approval or recommendation of the merger.

     The Bracknell option may be exercised for a period of one year following the termination of the merger agreement for the reasons set forth above. The exercise price of the Bracknell option is $3.00 per share of Able common stock, which is the closing price of the Able common stock on the day before the signing of the merger agreement, as reported on the Nasdaq National Market System. If the Bracknell option were to become exercisable and Bracknell were to exercise the Bracknell option in full, Bracknell would own 10% of all the issued and outstanding shares of Able common stock on a fully diluted basis.

  WorldCom Agreements

     In connection with the merger agreement, WorldCom Inc., a telecommunications services company and a shareholder of Able, entered into the commitment agreement dated as of August 23, 2000 and other related agreements with Bracknell. WorldCom owns (i) 3,050,000 shares of Able common stock, (ii) stock appreciation rights concerning 2,000,000 shares of Able common stock, which, if approved pursuant to Proposal No. 6, will convert into options to purchase 2,000,000 shares of Able common stock, (iii) stock appreciation rights concerning 600,000 shares of Able common stock and (iv) 1,000 shares of Able Series E preferred stock, which will convert into the right to receive the number of shares of Bracknell common stock determined by dividing the aggregate face value of the 1,000 shares of Able Series E preferred stock by CDN$8.25. Under the terms of the commitment agreement, WorldCom has agreed to do the following:


     - exchange the 2,000,000 stock appreciation rights for a warrant to purchase 1,200,000 shares of Bracknell common stock at a purchase price of $11.66 per share, exercisable on or before January 2, 2002 and cancel the 600,000 stock appreciation rights;

     - make available to Able a working capital advance immediately after the closing of the merger in an amount of $40 million through the purchase of a new series of Bracknell preferred stock;


     - make available to Able any amount of funding in excess of $20 million to finance the completion of specified work in specified businesses;



     - provide an indemnity to Bracknell and Able against various losses or claims, including losses or claims under surety bonds for specified contracts;


     - restrict transfer of any shares of Bracknell common stock issued to WorldCom in connection with the merger for a term of 18 months following completion of the merger; and

     - provide Bracknell with a reasonable opportunity to provide Bracknell's complete service offering as a preferred vendor to WorldCom.

     In connection with the commitment agreement, WorldCom has executed a limited irrevocable proxy granting to three officers of Bracknell the right to vote all of the shares of Able common stock and Able Series E preferred stock owned by WorldCom in favor of the proposals to be voted on at the meeting. The proxy granted by WorldCom will expire on the earlier of the effective time of the merger or the termination of the merger agreement. In addition, WorldCom agreed to convert $37 million of advances to Able into shares of Able Series E preferred stock, which was accomplished effective October 4, 2000, and agreed that it will not acquire any additional securities of Bracknell, without the approval of Bracknell's board.

     In connection with the commitment agreement, a subsidiary of WorldCom and Able entered into a revised and restated master services agreement relating to services performed by Able for WorldCom that provides for the following:

     - a new six year term, with good faith negotiations after four years to extend the term of the contract;

     - an increase in the minimum limits of local metropolitan network build-out to 75% and minimum yearly revenue to $55 million, and minimum revenue over the term to $390 million;

     - no termination for convenience by WorldCom; and

     - an opportunity by Able to self-perform traditionally subcontracted services at market competitive rates.

  Support Agreements

     In connection with the merger agreement, Billy V. Ray, Able's Chief Executive Officer and Chairman of the Board, Gideon Taylor, a former director and officer, and Frazier Gaines, an officer of a subsidiary, and his wife entered into support agreements with Able and Bracknell covering 863,638 shares of Able common stock. Pursuant to the support agreements, the executives agreed, among other things, to vote the shares of Able common stock they own or beneficially control, in favor of the merger agreement and any related proposals and against proposals inconsistent therewith. The support agreements prohibit these executives from soliciting or encouraging other acquisition proposals relating to Able. In connection with the support agreements, these executives have executed a limited irrevocable proxy granting to specified officers of Bracknell the right to vote all of the shares of Able common stock owned by them in favor of the proposals to be voted on at the meeting. The proxy granted by these officers will expire on the earlier of the effective time of the merger or the termination of the merger agreement.

     The holders of the Able Series C preferred stock have entered into a support agreement with Able and Bracknell. The holders of the Able Series C preferred stock are entitled to vote as a class on the merger agreement. Pursuant to the support agreement, the holders of the Able Series C preferred stock have agreed to vote the shares of Able Series C preferred stock in favor of the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     A number of directors and officers and employees of Able have interests in the merger in addition to the interests of the shareholders of Able, as described below. The Able board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

     Interests of Billy V. Ray, Jr. Billy V. Ray, Jr. is the Chairman and Chief Executive Officer of Able. His employment contract provides for a lump sum payment equal to three times his annual base salary of $350,000 plus bonuses if his employment is terminated voluntarily or involuntarily as a result of the merger.

     Interests of Edwin Johnson. Edwin Johnson is the President and Chief Financial Officer of Able. His employment contract provides for a lump sum payment equal to three times his annual base salary of $300,000 plus bonuses if his employment is terminated voluntarily or involuntarily as a result of the merger.

     Interests of Michael Brenner. Michael Brenner is the Executive Vice-President and General Counsel of Able. His employment contract provides for a lump sum payment equal to three times his annual base salary of $200,000 plus bonuses if his employment is terminated voluntarily or involuntarily as a result of the merger.

     The aggregate termination benefits potentially payable as a result of the merger under the employment contracts of Billy V. Ray, Jr., Edwin Johnson and Michael Brenner may be in excess of $5 million and include payment by Able of any excise taxes that may be imposed on such payments. For a description of the severance provisions of these employment agreements, see the discussion in Proposal No. 2.

     Termination and Severance Arrangements. The merger agreement provides that, with respect to certain officers and employees of Able and its subsidiaries identified by Bracknell, Able will enter into (i) severance agreements on economic terms which are substantially similar to the severance entitlements those employees have under their existing employment contracts, and
(ii) retention agreements which are reasonably satisfactory to Bracknell. As of October 3, 2000, no such severance or retention agreements have been entered into.

     Stock Options. A number of directors, officers and employees of Able and its subsidiaries have been granted options to acquire Able common stock within and outside Able's stock option plan. The terms of the employment contracts of a number of these persons provide that their options would immediately vest in the event of a change of control transaction such as the merger. However, the merger agreement provides that Able's existing stock option plan will be terminated and all outstanding options, warrants and other rights to acquire Able common stock will be terminated. The merger agreement also provides that Bracknell will grant options to acquire Bracknell common stock, in acknowledgement of the cancellation, waiver or other termination of existing options to acquire Able common stock, to the directors, officers and employees of Able and its subsidiaries who held options to acquire Able common stock as of August 23, 2000. After the effective time of the merger, Bracknell will issue 0.6 of a replacement option for each cancelled Able option held as of August 23, 2000. The exercise price of the replacement options will be equal to 1.67 times the exercise price of the Able option being replaced. The vesting schedule and expiration dates of the replacement options will be the same as the Able option being replaced. The replacement options will be granted subject to the approval of Bracknell's board, the approval of the Bracknell shareholders of an increase in the reserves under Bracknell's existing stock option plan and the approval of The Toronto Stock Exchange.

     Pursuant to the terms of Able's stock option plan, Able has cancelled all outstanding options to acquire Able common stock under the option plan. In exchange for this termination the holders of those options will be granted replacement options on the terms discussed above. The replacement options will be issued pursuant to the terms and conditions of Bracknell's existing stock option plan. Outstanding options to acquire Able common stock which were issued outside of Able's existing stock option plan can not be unilaterally terminated by Able. Accordingly, Able intends to solicit the consent of these option holders to the termination of the non-plan options. However, replacement options will be issued to all holders of Able stock options outside the plan, whether or not they consent to this termination. The replacement options will be issued on the terms and conditions set forth above, however, they will not be issued pursuant to Bracknell's stock option plan. Option holders who do not consent to the termination of their options granted outside the plan may have a claim against Able for the cancellation of these options. Able does not believe that it is likely that a claim will be brought against Able or that, if it is, any such claim could be material.

FEES PAYABLE TO FINANCIAL ADVISORS


     Two advisors to Able, Platinum Advisory Services, Inc. and L. Dolcenea, Inc., are entitled to receive various fees from Able in connection with the merger and for past services. In payment in full of all of these fees, Able and Bracknell have agreed to pay Platinum and Dolcenea, collectively, the following:


     - a cash fee of $500,000;


     - contingent upon the closing of the merger, a cash fee of $4 million and 208,333 shares of Bracknell common stock; and


     - contingent upon the closing of the merger, if Platinum and Dolcenea would have been entitled to fees in excess of $10 million under their contract of engagement with Able, which provides for a maximum fee of $13 million, a number of shares of Bracknell common stock having a value, when priced at 120% of the closing share price on the date of closing of the merger, equal to $4 million times a fraction equal to the excess of the fee which would have been payable under the contract of engagement divided by $3 million.

APPRAISAL RIGHTS

     Holders of shares of Able common stock are entitled to appraisal rights under Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act. Sections 607.1301, 607.1302 and 607.1320 are reprinted in their entirety as Appendix A-3 to this proxy statement/prospectus. All references in Appendix A-3 and in this summary of rights of dissenting stockholders to a "stockholder" or a "shareholder" are to the record holder or holders of the dissenting shares of Able common stock. A person having a beneficial interest in shares of Able common stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion presents the material provisions of the Florida law relating to appraisal rights, however it is not a complete statement of the Florida law and is qualified in its entirety by reference to Appendix A-3. This discussion and Appendix A-3 should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     Shareholders generally have the right under Florida law to dissent to the proposed merger agreement as set forth in the Florida Business Corporation Act at Sections 607.1301 et seq. All shareholders of Able who wish to exercise their dissenters rights (a) must notify Able in writing prior to the meeting of their intention to demand payment for their shares if the merger occurs and (b) must not vote in favor of the merger.

     If the proposed merger is adopted by the shareholders of Able, the holders of Able common stock who gave notice of their intent to demand payment for their shares as described above and did not vote in favor of the merger must be given notice of the approval of the merger within 10 days of approval being obtained. The dissenting shareholders then have 20 days from the date notice of the adoption of the merger is given in which to demand from the corporation the fair market value of the shares. The dissenting shareholders must deposit their certificates for certificated shares with the corporation simultaneously with the filing of a demand. Failure to make demand for payment by any dissenting shareholder bars the dissenting shareholder from objecting to the merger and binds the shareholder to the merger. However, if demand for payment is made by a dissenting shareholder within the prescribed time period as set forth above, the dissent may not be withdrawn after an offer is made by the corporation for the shares without the consent of the corporation, and all of the shareholder's rights cease except for the right to obtain payment for the shares.

     Within 10 days after the expiration of a shareholder's deadline to elect to dissent or within 10 days after the merger is effected, whichever is later, but in no case later than 90 days after shareholder approval of the merger, the corporation must make a written offer to purchase the shares of the dissenting shareholder at a specified, fair market value price. This notice must be accompanied by a financial statement containing a current balance sheet and a statement of operations. If the dissenting shareholder and the corporation agree within 30 days of this offer, the dissenting shareholder must be paid within 90 days of the offer. If an agreement is not reached, the shareholder may assert his or her appraisal rights under Florida law.

     If the corporation fails to make an offer or a dissenting shareholder fails to accept the offer, each within the time periods described above, then the corporation must file a court action requesting the determination of the fair market value of the shares within 30 days after written demand by a dissenting shareholder received within 60 days of the effective date of the merger. If no demand is made, the corporation may file this court action at its election within the 60 day period. The court may also determine whether each dissenting shareholder is entitled to payment. If the corporation fails to act, any dissenting shareholder may file a court action on behalf of the corporation to determine the appraised value of the shares. A copy of the petition may be filed in any court within the county where the corporation's registered office is located and a copy of the petition must be served upon each dissenter. The court having jurisdiction may appoint one or more appraisers to review evidence and recommend a fair value.

     The corporation must pay each dissenting shareholder entitled to payment within 10 days after the fair market value is determined by the court.

RESALE RESTRICTIONS


     The shares of Bracknell common stock to be issued to Able shareholders in connection with the merger have been registered under the Securities Act. Accordingly, other than resale restrictions imposed by agreements with WorldCom and other specific Able securities holders, all shares of Bracknell common stock received by Able shareholders in the merger will be freely transferable, except that shares of Bracknell common stock received by persons who are deemed to be "affiliates", as this term is defined under the Securities Act, of Able prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or Rule 144 in the case of such persons who become affiliates of Bracknell or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Able or Bracknell generally include individuals or entities that control, are controlled by, or are under common control with, Able or Bracknell and may include executive officers and directors of Able or Bracknell as well as principal stockholders of Able or Bracknell. This proxy statement/prospectus does not cover resales of Bracknell common stock received by any person who may be deemed to be an affiliate of Able.

                              THE MERGER AGREEMENT

EFFECTIVE TIME

     The merger agreement provides that the merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Florida or at such later time as may be specified in the certificate of merger. This filing, together with all other filings or recordings required by Florida law in connection with the merger, will be made as soon as practicable after the approval and adoption by the shareholders of Able of the merger agreement and the satisfaction or, to the extent permitted under the merger agreement, waiver of all conditions to the merger contained in the merger agreement.

THE MERGER

     At the effective time of the merger, the merger subsidiary will be merged with and into Able at which time the separate existence of the merger subsidiary will cease and Able will be the surviving corporation and a wholly owned subsidiary of Bracknell. From and after the effective time, the surviving corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Able and the merger subsidiary, as provided under Florida law.

  Consideration to be Received in the Merger

     At the effective time of the merger:

     - each share of Able common stock held by Able as treasury stock or outstanding and owned by Able, Bracknell or the merger subsidiary immediately prior to the effective time of the merger will be canceled and no payment shall be made with respect thereto;

     - each share of the common stock of the merger subsidiary outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation;

     - each share of Able common stock outstanding immediately prior to the effective time of the merger, except for shares held by Able, Bracknell, the merger subsidiary, or shareholders who have perfected their dissenters rights will be converted into the right to receive 0.6 of a fully paid and nonassessable share of Bracknell common stock; provided that shareholders will receive cash in lieu of fractional shares of Bracknell common stock as described in "Fractional Shares" below;

     - each share of Able Series C preferred stock outstanding immediately prior to the effective time, except for shares held by Able, Bracknell and the merger subsidiary will be converted into the right to receive 540 shares of Bracknell common stock;

     - each share of Able Series E preferred stock outstanding immediately prior to the effective time of the merger, except for shares held by Able, Bracknell or the merger subsidiary, will be converted into the right to receive the number of shares of Bracknell common stock determined by dividing the aggregate face value of all shares of Able Series E preferred stock by CDN$8.25 and then dividing that quotient by the number of shares of Able Series E preferred stock issued and outstanding at the effective time;

     - the 2,000,000 stock appreciation rights owned by WorldCom will be converted into warrants to purchase 1,200,000 shares of Bracknell common stock at an exercise price of $11.66 per share; and

     - the right to receive 1,057,031 shares of Able common stock held by one of the former holders of the Able Series B preferred stock shall be converted into 634,218 shares of Bracknell common stock.

     Assuming that the merger was consummated on the record date, Bracknell would issue an aggregate of 23.2 million shares of Bracknell common stock in the merger.

  Exchange of Shares

     Before the effective time of the merger, Bracknell will appoint an exchange agent reasonably acceptable to Able for the purpose of exchanging certificates representing shares of Able common stock, Able Series C preferred stock and Able Series E preferred stock. As of the effective time, Bracknell will deposit with the exchange agent, for the benefit of holders of Able common stock, Able Series C preferred stock and Able Series E preferred stock, as the case may be, certificates representing the shares of Bracknell common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Able common stock, Able Series C preferred stock and Able Series E preferred stock. Promptly after the effective time, Bracknell will, or will cause the exchange agent to, send to each holder of Able common stock, Able Series C preferred stock and Able Series E preferred stock, as the case may be, at the effective time a letter of transmittal to be used in the exchange. ABLE SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT OR BRACKNELL.

     Each holder of shares of Able common stock, Series C preferred stock and Series E preferred stock that have been converted into a right to receive Bracknell common stock upon surrender to the exchange agent of a certificate or certificates representing these shares of Able common stock, Series C preferred stock and Series E preferred stock, together with a properly completed letter of transmittal, will be entitled to receive in exchange therefor that number of whole shares of Bracknell common stock which that holder has the right to receive pursuant to the merger agreement and cash in lieu of any fractional shares of Bracknell common stock as contemplated by the merger agreement, and the certificate or certificates for shares of Able common stock, Series C preferred stock and Series E preferred stock so surrendered shall be canceled. Until so surrendered, each Able stock certificate will, after the effective time, represent for all purposes only the right to receive shares of Bracknell common stock and cash in lieu of any fractional shares as described above.

     If any shares of Bracknell common stock are to be issued to any person other than the registered holder of the shares of Able common stock, Able Series C preferred stock or Able Series E preferred stock represented by the certificate or certificates surrendered in exchange therefor, it will be a condition to that issuance that the certificate or certificates so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the exchange agent any transfer or other taxes required as a result of that issuance.

     After the effective time of the merger, there will be no further registration of transfers of shares of Able common stock, Able Series C preferred stock or Able Series E preferred stock. If, after the effective time, certificates representing shares of Able common stock, Able Series C preferred stock or Able Series E preferred stock are presented for transfer, they will be canceled and exchanged for certificates representing Bracknell common stock and cash, if applicable, pursuant to the terms of the merger agreement.

     Any shares of Bracknell common stock made available to the exchange agent pursuant to the provisions of the merger agreement that remain unclaimed by the holders of shares of Able common stock, Able Series C preferred stock, or Able Series E preferred stock six months after the effective time will, upon request, be returned to Bracknell, and any Able holder who has not exchanged his shares prior to that time will be entitled thereafter to look only to Bracknell to exchange his shares. Notwithstanding the foregoing, Bracknell will not be liable to any holder of shares of Able common stock, Able Series C preferred stock, or Able Series E preferred stock for any amount paid, or any shares of Bracknell common stock delivered, to a public official pursuant to applicable abandoned property laws. Any shares of Bracknell common stock or other amounts remaining unclaimed by shareholders of Able two years after the effective time of the merger or any earlier date immediately prior to two years after the effective time of the merger as these amounts would otherwise escheat to or become property of any governmental entity, will, to the extent permitted by applicable law, become the property of Bracknell free and clear of any claims or interest of any person previously entitled thereto.

     No dividends or other distributions on shares of Bracknell common stock will be paid to the holder of any certificates representing shares of Able common stock, Able Series C preferred stock or Able Series E preferred stock, respectively, until these Able certificates are surrendered for exchange as provided in the merger agreement. Upon this surrender, there will be paid, without interest, to the person in whose name the certificates representing the shares of Bracknell common stock into which the Able shares were converted are registered, all dividends and other distributions paid in respect of that Bracknell common stock on a date subsequent to, and in respect of a record date after, the effective time.

  Fractional Shares

     No fractional shares of Bracknell common stock will be issued in the merger. All fractional shares of Bracknell common stock that a holder of shares of Able common stock, Able Series C preferred stock or Able Series E preferred stock would otherwise be entitled to receive as a result of the merger will be aggregated, and, if a fractional share results from this aggregation, the Able holder will be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the daily closing sale prices per share of Bracknell common stock on The Toronto Stock Exchange for the ten trading days immediately prior to the effective time of the merger by the fraction of a share of Bracknell common stock to which the Able holder would otherwise have been entitled. Alternatively, Bracknell will have the option of instructing the exchange agent to aggregate all fractional shares of Bracknell common stock, sell these shares in the public market and distribute to each holder of shares of Able common stock, Able Series C preferred stock and Able Series E preferred stock entitled thereto a pro rata portion of the proceeds of that public sale. No cash in lieu of fractional shares of Bracknell common stock will be paid to any holder of shares of Able common stock, Able Series C preferred stock and Able Series E preferred stock until certificates representing the shares of Able common stock, Able Series C preferred stock and Able Series E preferred stock are surrendered and exchanged in accordance with the merger agreement.

  Stock Options, Warrants and Stock Appreciation Rights

     As a condition to the completion of the merger, Able has agreed that it will terminate or cancel all outstanding rights to acquire securities of Able, except for the Bracknell option and any options held by WorldCom. As of the date hereof, Able has outstanding options to purchase 3,571,914 shares of Able common stock, which were granted to persons who were officers, directors, employees or advisors of Able. Of those options, 2,938,350 were granted outside of the Able stock option plan and 633,564 were granted under the Able stock option plan. In addition, Able has also issued other warrants and other options to purchase 4,777,031 shares of Able common stock.

     In connection with the merger agreement, Bracknell has agreed to grant options and warrants to acquire Bracknell common stock in acknowledgement of the cancellation, waiver or other termination of existing options and warrants to acquire Able common stock to existing holders of Able options and warrants. After the effective time of the merger, Bracknell will issue 0.6 of a replacement option or warrant for each cancelled Able option or warrant held as of August 23, 2000. The exercise price of the replacement options and warrants will be equal to 1.67 times the exercise price of the Able option or warrant being replaced. The expiration dates of the replacement warrants will be the same as the Able warrants being replaced. The vesting schedule and expiration dates of the replacement options will be the same as the Able option being replaced. The replacement options will be granted subject to the approval of the Bracknell board of directors, the approval of the Bracknell stockholders of an increase in the reserves under Bracknell's existing stock option plan and the approval of The Toronto Stock Exchange.

     Pursuant to the terms of Able's stock option plan, Able has cancelled all outstanding options to acquire Able common stock under the option plan. In exchange for this termination the holders of those options will be granted replacement options on the terms discussed above. The replacement options will be issued pursuant to the terms and conditions of Bracknell's existing stock option plan. Outstanding options to acquire Able common stock which were issued outside of Able's existing stock option plan can not be unilaterally terminated by Able. Accordingly, Able intends to solicit the consent of these option holders to the termination of the non-plan options. However, replacement options will be issued to all holders of Able stock options outside the plan, whether or not they consent to this termination. The replacement options will be issued on the terms and conditions set forth above; however, they will not be issued pursuant to Bracknell's stock option plan. Option holders who do not consent to the termination of their options granted outside the plan may have a claim against Able for the cancellation of these options. Able does not believe that it is likely that a claim will be brought against Able or that, if it is, any such claim could be material.

     At the effective time, the 2,000,000 stock appreciation rights owned by WorldCom will be converted into warrants to purchase 1,200,000 shares of Bracknell common stock at an exercise price of $11.66 per share. The warrants may be exercised at any time after issuance up to and including January 2, 2002.

  Adjustment of Consideration

     If at any time between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of Bracknell common stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during this period, the number of shares of Bracknell common stock to be issued and delivered in the merger in exchange for each outstanding share of Able common stock, Able Series C preferred stock and Able Series E preferred stock as provided in the merger agreement shall be appropriately adjusted.

CONDITIONS TO THE MERGER

  General Conditions

     The obligations of Bracknell, Able and the merger subsidiary to complete the merger are subject to the satisfaction on or before the closing date of each of the following conditions:

     - the merger agreement shall have been adopted by the requisite vote of the stockholders of Able in accordance with Florida law;

     - any applicable waiting period under the Hart-Scott-Rodino Act relating to the merger shall have expired;

     - no provision of any applicable law and no order of a court of competent jurisdiction shall restrain or prohibit the consummation of the merger;

     - the registration statement of which this proxy statement/prospectus is a part shall have been declared effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before the SEC;

     - the shares of Bracknell common stock to be issued in the merger and those to be issued on the exercise of the replacement options shall have been conditionally approved for listing on The Toronto Stock Exchange; and

     - receipt of a satisfactory opinion of legal counsel to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the tax code.

  Conditions to Obligations of Bracknell

     The obligations of Bracknell to complete the merger are subject to the satisfaction on or before the closing date of each of the following conditions:

     - Able shall have performed in all material respects all of its obligations required to be performed by it under the merger agreement on or prior to the closing date and the representations and warranties of Able contained in the merger agreement shall be true in all material respects at and as of the closing date as if made on and as of such date;

     - WorldCom shall not be in breach of any term of its commitment agreement;

     - the shareholders specified in the merger agreement shall have entered into support agreements and shall not be in breach of those agreements;

     - neither Able nor WorldCom shall be in breach of any term of the restated master services agreement;

     - Able shall not be in breach of the applicable terms of the settlement agreement in connection with the litigation with Sirit Technologies, Inc.;

- Bracknell shall have obtained financing necessary to complete the transactions contemplated by the merger agreement on terms reasonably satisfactory to it;

     - except as agreed in writing by Bracknell, all outstanding material litigation of Able shall have been settled or otherwise resolved on terms reasonably satisfactory to Bracknell;

     - specified officers and employees of Able and its subsidiaries shall have entered into, as applicable, (1) severance agreements on economic terms which are substantially similar to the severance entitlements those officers and employees have under their existing employment contracts with Able or its subsidiaries, or (2) retention agreements which are on terms reasonably satisfactory to Bracknell;

     - all of the outstanding rights to acquire Able securities, excluding the Bracknell option and any options held by WorldCom, shall have been terminated or cancelled;

     - specified shareholders shall have agreed in writing to accept Bracknell common stock in lieu of any rights they may have had to receive Able common stock as earn-out payments on terms reasonably satisfactory to Bracknell;

     - notwithstanding any of the representations and warranties of Able contained in the merger agreement, as a result of Bracknell's due diligence review of (a) each of the documents and materials required to be made available pursuant to the merger agreement, and (b) any report prepared by Bracknell's environmental consultants, or any other events or circumstances which Bracknell becomes aware of, Bracknell shall not have learned prior to the completion of the merger any information which, in the reasonable judgement of Bracknell, individually, or in the aggregate, constitutes or would reasonably be expected to constitute a material adverse effect on Able or material adverse change concerning Able;

     - notwithstanding any of the representations and warranties of Able contained in the merger agreement, there shall not be, and there shall not have occurred, any circumstances which, in the reasonable judgement of Bracknell, have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Able or a material adverse change concerning Able;

     - Able shall have obtained from a qualified financial advisor, a written opinion to the effect that the consideration to be received in the merger is fair to Able's shareholders from a financial point of view, and Able shall have provided a copy of that opinion to Bracknell;

     - Bracknell shall have obtained from a qualified financial advisor, a written opinion to the effect that the merger consideration to be provided pursuant to the merger agreement is fair to Bracknell and its stockholders from a financial point of view;

     - Bracknell shall have received the necessary consents from its lenders to enter into the transactions contemplated by the merger agreement, the WorldCom commitment agreement and the restated WorldCom master services agreement;

     - no proceeding shall have been commenced by or against Able or an Able significant subsidiary

      - seeking to adjudicate it bankrupt or insolvent;

      - seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization, or compromise of debts or other similar laws; or

      - seeking appointment of a receiver, trustee, agent or custodian or other similar official for it or for any substantial part of its properties and assets;

     - Bracknell shall have received opinions of counsel to Able and its subsidiaries, dated the closing date, with respect to the validity, binding effect and enforceability of the merger agreement and other matters typically covered by an opinion in transactions such as the merger; and

     - Bracknell shall have received a copy of the resolutions of the board of directors of Able authorizing the merger, the issuance of the Bracknell option and the other transactions contemplated by the merger agreement.

  Conditions to Obligations of Able

     The obligations of Able to complete the merger are subject to the satisfaction on or before the closing date of each of the following conditions:

     - Bracknell and the merger subsidiary shall have performed in all material respects all of their respective obligations required to be performed by them under the merger agreement at or prior to the closing date and the representations and warranties of Bracknell and the merger subsidiary contained in the merger agreement shall be true in all material respects at and as of the closing date as if made on and as of such date;

     - Able shall have received an opinion of counsel to Bracknell, dated the closing date, with respect to the validity, binding effect and enforceability of the merger agreement and other matters typically covered by an opinion in transactions such as the merger; and

     - Able shall have received copies of the resolutions of the Board of Directors of Bracknell and the Board of Directors of the merger subsidiary authorizing the merger.

  Bracknell Financing Arrangements


     The obligations of Bracknell to complete the merger are subject to Bracknell obtaining financing necessary to complete the transactions contemplated by the merger agreement on terms reasonably satisfactory to it. Bracknell expects to amend its senior credit facility to comprise a term facility and revolver of an approximate combined amount of $350.0 million. However, at this time Bracknell does not have any commitments from its lenders with respect to this amendment to its senior credit facility.


NON-SOLICITATION

     Pursuant to the merger agreement, Able has agreed not to solicit, initiate or encourage any other proposal for a merger or similar transaction, take-over bid or sale of all or substantially all of the assets of Able or any subsidiary, an acquisition proposal, participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any acquisition proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal. However nothing contained in the merger agreement shall prohibit the Able board of directors from furnishing any information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide acquisition proposal if, and only to the extent that:

     - the Able shareholder meeting to approve the merger shall not have occurred,

     - the Able board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Able's shareholders under applicable law, as such duties would exist in the absence of any limitation in the merger agreement,

     - the Able board of directors determines in good faith that the acquisition proposal is reasonably likely to lead to a transaction that, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with its financial advisor and after taking into account the strategic benefits to be derived from the merger and the long-term prospects of Bracknell and its subsidiaries, based on the information available to the Able board of directors at the time, that the acquisition proposal would, if consummated, result in a transaction more favorable to Able's shareholders than the merger and

     - prior to taking the above action, Able (x) provides reasonable notice to Bracknell to the effect that it is taking this action and (y) receives from the person submitting the acquisition proposal an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those that exist between Bracknell, WorldCom and Able pertaining to the merger.

TERMINATION

  Termination by Bracknell or Able

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing notwithstanding any approval of the merger agreement by the shareholders of Able:

     - by mutual written consent of Bracknell and Able;

     - by either Bracknell or Able in writing, if any one or more of the conditions to its obligation to consummate the merger has not been fulfilled by February 1, 2001;

     - by either Bracknell or Able, if there shall be any applicable law that makes consummation of the merger illegal or otherwise prohibited or if any order of a court of competent jurisdiction shall restrain or prohibit the consummation of the merger, and the order shall become final and nonappealable;

     - by either Bracknell or Able in writing, if shareholder approval for the merger shall not have been obtained by February 1, 2001, by reason of the failure to obtain the requisite vote at the Able shareholder meeting or at any adjournment thereof;

     - by Bracknell in writing, if (x) there has been a breach by Able of any representation or warranty of Able contained in the merger agreement which, in the reasonable judgment of Bracknell, would have or would be reasonably likely to have a material adverse effect on Able, or (y) there has been any material breach of any of the covenants or agreements of Able set forth in the merger agreement, which breach is not curable or, if curable is not cured within 30 days after written notice of the breach is given by Bracknell to Able; provided that Able shall not have the right to cure any breach after February 1, 2001;

     - by Able in writing, if (x) there has been a breach by Bracknell of any representation or warranty of Bracknell contained in the merger agreement which would have or would be reasonably likely to have a material adverse effect on Bracknell, or (y) there has been any material breach of any of the covenants or agreements of Bracknell set forth in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Able to Bracknell; provided that Bracknell shall not have the right to cure any breach after February 1, 2001;

     - by Bracknell in writing, if there has been (x) a change, event or occurrence on or before the date of termination which, in the reasonable judgment of Bracknell, would constitute a material adverse change with respect to Able, or (y) any change of law on or before the date of termination shall have occurred which, in the reasonable judgment of Bracknell has or will have a material adverse effect on Able, excluding however, any change, condition, event or occurrence which affects the industry of Able generally and also affects Bracknell; or

     - by Able in writing, if there has been (x) a change, event or occurrence on or before the date of termination which would constitute a material adverse change with respect to Bracknell, or (y) any change of law on or before the date of termination shall have occurred which, in the reasonable judgement of Able has or will have a material adverse effect on Bracknell, excluding however, any change, condition, event or occurrence which affects the industry of Bracknell generally and also affects Able.

  Termination by Able

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing by action of the Able board of directors in writing, if

     - Able is not in breach of its obligations listed under "Non-Solicitation" above,

     - the merger shall not have been approved by the Able shareholders,

     - the Able board of directors authorizes Able, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction contemplated under "Non-Solicitation" above and Able promptly notifies Bracknell in writing that it intends to enter into an agreement, attaching the most current version of the agreement to such notice, and

     - during the three business day period after Able's notice, (A) Able and its financial and legal advisors have negotiated with, Bracknell to attempt to make any commercially reasonable adjustments in the terms and conditions of the merger agreement as would enable Able to proceed with the merger, and (B) the Able board of directors shall have concluded after considering the results of these negotiations, that any proposal contemplated under "Non-Solicitation" above giving rise to Able's notice continues to be a superior proposal.

     Able may not effect a termination to affect a competing acquisition proposal unless at the same time Able pays $3 million to Bracknell in immediately available funds.

  Termination by Bracknell

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing by Bracknell in writing, if either

     - Able enters into a binding agreement for a superior proposal as contemplated under "Non-Solicitation" above, or

     - the Able board of directors shall have withdrawn or adversely modified its approval or recommendation of the merger.

  Effect of Termination

     In the event that:

     - a bona fide acquisition proposal shall have been made or any person shall have publicly announced an intention, whether or not conditional, to make a bona fide acquisition proposal in respect of Able or any of its subsidiaries and thereafter the merger agreement is terminated by either Bracknell or Able because Able shareholder approval has not been obtained by February 1, 2001 or by Bracknell as a result of a material breach by Able of any of the covenants set forth under "Non-Solicitation" above, or

     - the merger agreement is terminated by Able pursuant to the terms described under "termination by Able" above, or

     - the merger agreement is terminated by Bracknell pursuant to the terms described under "termination by Bracknell" above,

then on the date of such termination Able shall pay Bracknell a termination fee of $3 million as liquidated damages in immediately available funds and the Bracknell option shall become exercisable according to its terms. The Bracknell option means the right of Bracknell to purchase that number of shares of Able common stock equal to 10% of the issued shares of the Able common stock on a fully diluted basis.

     In the event that the merger agreement is terminated by Bracknell or Able because Able shareholder approval has not been obtained by February 1, 2001 or by Bracknell as a result of a material breach by Able of any of its representations or warranties that would have material adverse effect on Able or as a result of a material breach by Able of any of its covenants under the merger agreement, other than the covenants set forth under "non-solicitation" above, then Able shall pay Bracknell a termination fee of $3 million as liquidated damages in immediately available funds on the date of termination.

AMENDMENTS AND WAIVERS

     The merger agreement may be amended or any provisions thereof may be waived prior to the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by Able, Bracknell and the merger subsidiary and, in the case of a waiver, by the party against whom the waiver is to be effective. However,

     - any waiver or amendment will be effective against a party only if the board of directors of that party approves the waiver or amendment; and

     - after the adoption of the merger agreement by the shareholders of Able, no amendment or waiver may without the further approval of Able's shareholders and each party's board of directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of Able, (y) any term of the certificate of incorporation of the surviving corporation or (z) any of the terms or conditions of the merger agreement if the alteration or change would adversely affect the holders of any shares of capital stock of Able.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the merger agreement are to be paid by the party incurring the cost or expense except as described below.

     Bracknell will reimburse Able in immediately available funds for all of Able's reasonable documented out-of-pocket expenses, up to a maximum of $250,000, but in no event later than three business days after the termination of the merger agreement, if Bracknell does not consummate the transactions contemplated by the merger agreement unless a condition to Bracknell's obligation to consummate the merger is not satisfied.

     Able and Bracknell shall each pay one-half of all costs and expenses related to printing, filing and mailing the registration statement as defined in the merger agreement, and the proxy statement/prospectus and all commission and other regulatory filing fees.

                               MARKET PRICE DATA

                    MARKET PRICES OF BRACKNELL COMMON STOCK
                             AND ABLE COMMON STOCK

     Bracknell common stock has been traded on The Toronto Stock Exchange since November 30, 1979 and is listed under the symbol BRK. On November 3, 2000, there were approximately 340 holders of record of Bracknell common stock.

     Able common stock was traded on the Nasdaq National Market from February 28, 1994 to October 10, 2000 and was traded under the symbol ABTE. Effective October 10, 2000, the Able common stock was delisted from the Nasdaq and currently trades on the OTC Bulletin Board. On November 13, 2000, there were approximately 391 holders of record of Able common stock.

     The following table sets forth (1) the high and low market prices per share of the Able common stock and its average monthly trading volume as reported on Nasdaq through October 9, 2000 and thereafter reported on the OTC Bulletin Board for the five most recent full financial years and (2) the high and low market prices per share of the Bracknell common stock and its average monthly trading volume as reported on The Toronto Stock Exchange for the five most recent full financial years.

                                       ABLE             BRACKNELL           AVERAGE MONTHLY
                                   COMMON STOCK       COMMON STOCK           TRADING VOLUME
                                  PRICES ($ U.S.)    PRICES ($ CDN.)            PER YEAR
                                  ---------------    ---------------    ------------------------
                                  HIGH       LOW     HIGH       LOW       ABLE         BRACKNELL
                                  -----      ----    -----      ----    ---------      ---------
Year Ended October 31, 1996.....   9.80      4.88     3.80      2.40    1,446,100      1,050,500
Year Ended October 31, 1997.....  10.63      7.13     5.00      2.58    1,432,500      1,548,500
Year Ended October 31, 1998.....  20.94      1.75     6.20      3.66    7,313,800        756,600
Year Ended October 31, 1999.....  12.94      5.13     7.20      4.80    6,689,500        713,100
Year Ended October 31, 2000.....  11.88      1.13    11.30      5.30    5,035,900      1,560,400

     The following table sets forth (1) the high and low market prices per share of Able common stock as reported on Nasdaq through October 9, 2000 and thereafter reported on the OTC Bulletin Board for each of the quarters during the fiscal years ended October 31, 1999 and October 31, 2000 and for the first quarter of the fiscal year ending October 31, 2001 through November 15, 2000, and (2) the high and low market prices per share of the Bracknell common stock as reported on The Toronto Stock Exchange for each of the quarters during the fiscal years ended October 31, 1999 and October 31, 2000 and for the first quarter of the fiscal year ending October 31, 2001 through November 15, 2000.


                                             ABLE            BRACKNELL          AVERAGE MONTHLY
                                         COMMON STOCK       COMMON STOCK        TRADING VOLUME
                                       PRICES (U.S. $)    PRICES (CDN. $)         PER QUARTER
                                       ----------------   ----------------   ---------------------
                                        HIGH      LOW      HIGH      LOW       ABLE      BRACKNELL
                                       ------   -------   -------   ------   ---------   ---------
YEAR ENDED OCTOBER 31, 1999
  First Quarter......................  12.38      5.13       6.50     4.80   8,955,400     712,700
  Second Quarter.....................  11.56      5.75       7.00     5.95   8,132,700     785,000
  Third Quarter......................  12.94      5.81       7.20     5.90   6,340,100     694,300
  Fourth Quarter.....................  10.06      7.50       6.75     5.20   3,329,600     498,600
YEAR ENDED OCTOBER 31, 2000
  First Quarter......................  11.88      4.50       7.10     5.30   7,852,200     708,000
  Second Quarter.....................   6.72      1.88      10.00     6.45   6,717,500   1,855,200
  Third Quarter......................   4.00      1.13       8.50     5.91   2,982,000     974,900
  Fourth Quarter.....................   4.25      1.93      11.30     5.59   2,592,000   2,703,600
YEAR ENDING OCTOBER 31, 2001
  First Quarter (through                                                        (MONTH TO DATE)

    November 15, 2000)...............   4.00      2.97      11.80    10.16   1,489,500   1,891,300

     The following table sets forth (1) the high and low market prices per share of the Able common stock and its monthly trading volume as reported on Nasdaq through October 9, 2000 and thereafter reported on the OTC Bulletin Board for the most recent six months and (2) the high and low market prices per share of the Bracknell common stock and its monthly trading volume as reported on The Toronto Stock Exchange for the most recent six months.


                                         ABLE             BRACKNELL
                                     COMMON STOCK       COMMON STOCK              MONTHLY
                                   PRICES ($ U.S.)     PRICES ($ CDN.)         TRADING VOLUME
                                   ----------------    ---------------    ------------------------
                                   HIGH        LOW     HIGH       LOW       ABLE         BRACKNELL
                                   -----      -----    -----      ----    ---------      ---------
Month Ended May 31, 2000.........  2.97       1.13      8.50      5.91    3,219,800        874,200
Month Ended June 30, 2000........  3.88       1.75      8.00      7.09    3,567,300      1,205,000
Month Ended July 31, 2000........  4.00       2.00      7.30      6.25    2,158,900        844,900
Month Ended August 31, 2000......  3.75       1.93      9.59      5.59    3,848,900      2,071,100
Month Ended September 30, 2000...  4.25       2.88     11.30      9.25    2,202,000      3,745,000
Month Ended October 31, 2000.....  3.41       2.00     11.00      9.75    1,725,000      2,294,600


     On August 22, 2000, the last full trading day prior to the public announcement of the merger agreement, the closing price per share of Able common
stock as reported on Nasdaq was $3.00. On                , 2000, the closing
price per share of Able common stock as reported on the OTC Bulletin Board was
$          . On August 22, 2000, the last full trading day prior to the public announcement of the merger agreement, the closing sale price per share of Bracknell common stock as reported on The Toronto Stock Exchange was Cnd. $6.05.
On                , 2000 the closing sale price per share of Bracknell common
stock as reported on The Toronto Stock Exchange was Cdn. $          .

EXCHANGE RATE

     As of September 29, 2000, the Noon Buying Rate in New York City for the Canadian dollar, as reported by the Federal Reserve Bank of New York, was U.S. $1.00 = Cdn. $1.5070.

     The following table presents, for each period indicated:

     - the high and low exchange rates for one U.S. dollar expressed in Canadian dollars;

     - the average of those exchange rates on the last day of each month during each period; and

     - the exchange rate at the end of each period.

     The exchange rates are based upon the noon buying rate determined by the Federal Reserve Bank of New York.

                                           THREE
                                          MONTHS
                                           ENDED
                                       SEPTEMBER 30,                 YEAR ENDED JUNE 30,
                                       -------------   -----------------------------------------------
                                           2000         2000      1999      1998      1997      1996
                                       -------------   -------   -------   -------   -------   -------
                                                            (IN CANADIAN DOLLARS)
High.................................     $1.5070      $1.5135   $1.5770   $1.4740   $1.3995   $1.3822
Low..................................      1.4639       1.4417    1.4512    1.3690    1.3310    1.3285
Average..............................      1.4890       1.4730    1.5123    1.4228    1.3684    1.3607
Period end...........................      1.5070       1.4798    1.4725    1.4717    1.3810    1.3657

     The following table presents, for each period indicated:

     - the high and low exchange rates for one Canadian dollar expressed in U.S. dollars;

     - the average of those exchange rates on the last day of each month during each period; and

     - the exchange rate at the end of each period.

     The exchange rates are based upon the noon buying rate determined by the Federal Reserve Bank of New York.

                                                THREE
                                               MONTHS
                                                ENDED
                                            SEPTEMBER 30,              YEAR ENDED JUNE 30,
                                            -------------   ------------------------------------------
                                                2000         2000     1999     1998     1997     1996
                                            -------------   ------   ------   ------   ------   ------
                                                                (IN U.S. DOLLARS)
High......................................     $.6831       $.6967   $.6891   $.7305   $.7513   $.7527
Low.......................................      .6636        .6607    .6341    .6784    .7145    .7235
Average...................................      .6716        .6789    .6612    .7028    .7308    .7349
Period end................................      .6635        .6758    .6791    .6795    .7241    .7322

     HOLDERS OF ABLE COMMON STOCK AND BRACKNELL COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF ABLE COMMON STOCK AND BRACKNELL COMMON STOCK.

                                DIVIDEND POLICY

     No cash dividends have been declared on the Able common stock since Able was organized or on the Bracknell common stock for the last 10 years.

                        BRACKNELL -- RECENT DEVELOPMENTS

  Recent Acquisitions


     Bracknell has implemented an acquisition program designed to expand its U.S. operations, increase the breadth of service offerings and accelerate the focus on high margin, high growth sector through the acquisition of primarily large, established companies. Since June 1999, Bracknell has completed six acquisitions for a total consideration of approximately $250 million, significantly increasing the scale and scope of operations. Bracknell completed acquisitions of companies that:


     - increased its focus on higher margin services and growth industries;

     - had established relationships with customers;

     - provided access to strategic U.S. markets including some of the fastest growing regions in the U.S.;

     - augmented its reputation for providing quality services; and

     - expanded its strong management team.

     On June 30, 1999, Bracknell acquired all the shares of Preferred Electric Inc. for $5.9 million in cash. Preferred Electric provided facilities infrastructure services for electrical systems specializing in the commercial market segment. Based on the future financial performance of Preferred Electric, former shareholders of Preferred Electric may be entitled to receive an earn-out up to a maximum of $3.2 million, payable in cash over the next three years. For the year ended December 31, 1998, Preferred Electric had revenues of $15.0 million.

     On September 30, 1999, Bracknell acquired all the shares of Nationwide Electric Inc. Nationwide provided a broad range of facilities infrastructure services for electrical systems throughout North America. Prior to its acquisition by Bracknell, Nationwide acquired and integrated six companies over approximately two years. Bracknell paid a total consideration of approximately $76.9 million for Nationwide, comprised of $45.6 million in cash, approximately
7.3 million Bracknell common shares and 385,822 warrants to purchase Bracknell common shares. For the fiscal year ended March 31, 1999, Nationwide had revenues of $102.5 million.

     On February 14, 2000, Bracknell acquired all the shares of Sylvan Industrial Piping, Inc., Sylvan Industrial Piping of Tennessee, Inc., and Sylvan Industrial Piping of NJ, Inc. Sylvan had an expertise servicing the automotive industry and became the first mechanical services provider to be awarded Q1 status by Ford. Q1 status is Ford's highest quality measure and allowed Sylvan to be a preferred supplier. Bracknell paid $21.3 million in cash for Sylvan. Based on the future financial performance of Sylvan, former shareholders of Sylvan may be entitled to receive an earn-out up to a maximum of $5.0 million, payable in cash over the next 3 years. For the year ended December 31, 1999, Sylvan had revenues of $88.8 million, of which 75% was represented by customers in the automotive industry.

     On February 23, 2000, Bracknell acquired all the shares of Highlight Construction Ltd., Highlight Antenna Services Ltd., Highlight Antenna and Tower Services Ltd., Highlight Solutions, Inc., Highlight Towers Ontario Ltd., and Vista Communications Technologies Ltd. Highlight provided wireless infrastructure services in the rapidly expanding wireless communications industry. Bracknell paid $2.1 million in cash for Highlight. Based on the future financial performance of Highlight, former shareholders of Highlight may be entitled to receive an earn-out up to a maximum of $0.7 million payable in cash over the next three years and an additional amount up to $0.3 million depending on the collection of accounts receivables. For the year ended December 31, 1999, Highlight had revenues of $9.3 million.

     On March 9, 2000, Bracknell acquired all of the shares of Sunbelt Integrated Trade Services, Inc., Inglett and Stubbs Inc., Schmidt Electric Company, Inc., Crouch Industries, LLC, Crouch Electric, Inc., Quality Mechanical Contractors, Inc. and Pneu-Temp, Inc. Sunbelt generated a significant amount of its revenues by providing specialized facilities infrastructure services to customers in Bracknell's Telecommunications and Special Technology customer categories. Bracknell paid a total consideration of approximately $127.0 million for Sunbelt, comprised of $77.0 million in cash and assumed debt and $50.0 million seller notes. The notes earned interest at a rate of 10.5% per annum over the first 90 day term, and currently earn interest at a rate of 12.5% per annum over the present 90 day term. The principal amount of the notes includes approximately $10.0 million that will be escrowed as security for the indemnity obligations of the Sunbelt stockholders. If the notes are not repaid in cash upon the expiration of the term, then the note holders shall elect to either;
(a) extend the term for a further 90 days; or (b) in satisfaction of the notes, convert the outstanding principal, excluding the amount to be escrowed and increased by 50%, and interest into common shares of Bracknell at a price per share being the lesser of $4.65 or the twenty day weighted average closing price prior to expiration of the preceding term. Former shareholders of Sunbelt may also be entitled to receive an earn-out up to a maximum of $72.6 million over the next three years. The earn-out calculation is based on $4.25 for every $1.00 of Sunbelt's average yearly EBITDA as defined in the Purchase and Sale Agreement over a three year period in excess of a per year average of $32.0 million. In addition, the former shareholders of Sunbelt have the option to receive up to half the earn-out in Bracknell common shares at a price of $4.65 per share. Various employees of Sunbelt also received 285,000 options to acquire common shares of Bracknell, which have accelerated vesting based on stock price performance.


     Holders of the Sunbelt notes representing $6.4 million of the total amount outstanding have provided notice of reimbursement at the end of the current 90 day term. Bracknell may satisfy the notes from its US$50 million subordinated loan facility. A commitment for the subordinated loan facility was obtained from a Canadian chartered bank on March 6, 2000 in order to support the Sunbelt notes. To date, the subordinated loan facility has not been drawn upon.


  Recent Disposition

     On May 26, 2000 Bracknell sold all of its shares in ProFac Facilities Management Services, Inc. to SNC Lavalin Inc. Bracknell received C$17.5 million in cash at closing and will receive an additional C$5.0 million in cash in September 2001 if Bell Canada does not exercise its option to repurchase the shares of ProFac's subsidiary, Nexacor Realty Management Services Inc.

  Recent Financings

     In March and April 2000, Bracknell completed an offering of 6.6 million of its common shares with net proceeds of approximately C$42.7 million. Bracknell used the proceeds of this equity offering to repay a portion of its obligations under the Sunbelt seller notes described above.

     On July 21, 2000, Bracknell and its wholly owned subsidiaries, Nationwide Electric, Inc. and The State Group Limited, signed a second amended and restated credit agreement with a group of lenders and Bracknell Limited Partnership, an indirect wholly owned subsidiary of Bracknell, signed a credit agreement with the same group of lenders. The agreements provided for an aggregate of $212.5 million senior credit facilities composed of Canadian and U.S. operating, term and acquisition facilities. Bracknell fully utilized the availability under the term and acquisition facilities to finance its acquisitions.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     Bracknell's unaudited pro forma consolidated financial statements have been prepared based on historical consolidated financial statements and other financial statements included elsewhere in this proxy statement/ prospectus. For purposes of the pro forma preparation, historical consolidated financial statements for Bracknell have been prepared in accordance with U.S. GAAP. The financial statements for the U.S. companies acquired have been prepared in accordance with U.S. GAAP. Bracknell's unaudited pro forma consolidated financial statements have been adjusted based upon currently available information and assumptions that Bracknell believes are appropriate to give effect to the following transactions:

     - The acquisition of all of the shares of Preferred Electric, Nationwide, Sylvan, Highlight and Sunbelt all as previously described under "Bracknell -- Recent Developments";

     - The repayment of approximately $29.0 million of the Sunbelt seller note upon the issuance of 6.6 million shares of Bracknell common stock (completed in March and April 2000);

     - The disposition of ProFac; and

     - The acquisition of Able.

     The unaudited pro forma consolidated balance sheet has been prepared as if these transactions had occurred as of the balance sheet date. The unaudited pro forma consolidated statements of operations have been prepared as if these transactions had occurred on November 1, 1998 and have been carried through all periods presented.

     The unaudited pro forma consolidated financial statements are for illustrative purposes only and are not necessarily indicative of what actual results of operations and financial position would have been as at and for the periods indicated, nor do they purport to represent Bracknell's future financial position and results of operations.

     The unaudited pro forma consolidated financial statements do not reflect any contingent earn-out payments payable with respect to completed acquisitions. The acquisition agreements provide for the potential payment up to a maximum of approximately $81.8 million of which $36.3 million may be paid in shares of Bracknell common stock at the option of former Sunbelt shareholders.

     The pro forma adjustments are based upon estimates, available information and certain assumptions and may be revised as additional information becomes available. The following information should be read in conjunction with "Bracknell -- Recent Developments", and "Bracknell -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

                             BRACKNELL CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS AT JULY 31, 2000
                         (IN THOUSANDS OF U.S. DOLLARS)


                                                                             ABLE          ABLE
                                               BRACKNELL(1)   ABLE(2)    DISPOSALS(3)   ADJUSTMENTS     TOTAL(25)
                                               ------------   --------   ------------   -----------     ---------
                                                     ASSETS
Cash and cash equivalents....................    $  6,820     $ 14,946     $ (5,620)     $  2,000(5)    $ 18,146
Contract and accounts receivables............     207,520       88,948      (25,216)       (2,000)(5)    269,252
Costs and estimated earnings in excess of
  billings on uncompleted contracts..........      72,355       67,651      (38,311)           --        101,695
Inventory....................................       2,818        3,371       (3,371)           --          2,818
Prepaid expenses and other assets............       7,390        8,507       29,351            --         45,248
Income taxes receivable......................       2,461           --           --            --          2,461
                                                 --------     --------     --------      --------       --------
         Total current assets................     299,364      183,423      (43,167)           --        439,620
Capital assets...............................      15,703       26,676      (15,439)           --         26,940
Networks under development...................          --       55,424           --            --         55,424
Deferred income taxes........................       1,034           --         (270)           --            764
Other assets, net............................       6,134       13,133         (126)        1,000(5)      20,141
Goodwill, net................................     191,349       39,907      (11,994)       88,448(5)     307,710
                                                 --------     --------     --------      --------       --------
         Total assets........................    $513,584     $318,563     $(70,996)     $ 89,448       $850,599
                                                 ========     ========     ========      ========       ========
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Borrowings under revolving credit
  facilities.................................    $ 58,326     $     --     $     --      $     --       $ 58,326
Current portion of long-term debt............      38,420       37,033       (1,653)      (35,000)(5)     38,800
Accounts payable and other accrued
  liabilities................................     106,613      227,882      (67,800)      (68,000)(5)    178,695
                                                                                          (20,000)(5)
Billings in excess of cost and estimated
  earnings on uncomplete contracts...........      43,370        5,474         (848)           --         47,996
Deferred income taxes........................       2,123           --           --            --          2,123
                                                 --------     --------     --------      --------       --------
         Total current liabilities...........     248,852      270,389      (70,301)     (123,000)       325,940
Long-term debt...............................     127,965       41,667           --        85,000(5)     237,897
                                                                                          (37,000)(5)
                                                                                           20,265(5)
Other long-term liabilities..................       1,254       42,357         (695)           --         42,916
         Total liabilities...................     378,071      354,413      (70,996)      (54,735)       606,753
Other securities subject to mandatory
  redemption.................................          --       21,449           --       (13,866)(5)         --
                                                                                           (7,583)(5)
SHAREHOLDERS' EQUITY
Common shares................................      91,437       71,222           --       105,758(4)     197,195
                                                                                          (71,222)(5)
Contributed surplus..........................         229        4,898           --         2,575(4)       2,804
                                                                                           (4,898)(5)
Retained earnings (deficit)..................      47,233     (133,419)                   133,419(5)      47,233
Cumulative comprehensive income (deficit)....      (3,386)          --           --            --         (3,386)
                                                 --------     --------     --------      --------       --------
         Total shareholders' equity
           (deficit).........................     135,513      (57,299)          --       165,632        243,846
                                                 --------     --------     --------      --------       --------
         Total liabilities and shareholders'
           equity............................    $513,584     $318,563     $(70,996)     $ 89,448       $850,599
                                                 ========     ========     ========      ========       ========

                             BRACKNELL CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED OCTOBER 31, 1999
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                               PRE ABLE       SUBTOTAL                  ABLE            ABLE
                             BRACKNELL(6)   TRANSACTIONS(7)   PREABLE    ABLE(16)   DISPOSALS(17)    ADJUSTMENTS       TOTAL(25)
                             ------------   ---------------   --------   --------   -------------    -----------       ----------
Revenues...................    $292,994        $549,950       $842,944   $418,565    $ (136,727)      $     --         $1,124,782
Cost of services...........     255,296         458,297       713,593    365,060       (121,799)            --            956,854
                               --------        --------       --------   --------    ----------       --------         ----------
Gross margin...............      37,698          91,653       129,351     53,505        (14,928)            --            167,928
Selling, general and
  administrative
  expenses.................      24,905          51,504        76,409     41,042        (16,798)             8(4)         100,661
Depreciation and
  amortization.............       2,182          11,860        14,042     11,832         (6,723)           250(19)         23,823
                                                                                                         4,422(22)
Restructuring and other
  charges..................       7,609              --         7,609         --             --                             7,609
                               --------        --------       --------   --------    ----------       --------         ----------
Earning from operations....       3,002          28,289        31,291        631          8,593         (4,680)            35,835
Income from long-term
  investments..............          23              --            23         --             --             --                 23
Interest and other income
  (expense)................       1,327         (18,613)      (17,286)   (15,193)         2,359         (5,325)(20)       (36,063)
                                                                                                         1,814(18)
                                                                                                        (2,432)(21)
                               --------        --------       --------   --------    ----------       --------         ----------
Earnings before provision
  for income taxes.........       4,352           9,676        14,028    (14,562)        10,952        (10,623)              (205)
Provision for income
  taxes....................       1,588           5,612         7,200       (138)          (470)            --              6,592
                               --------        --------       --------   --------    ----------       --------         ----------
Net earnings (loss) before
  minority interest,
  extraordinary item and
  discontinued
  operations...............       2,764           4,064       $ 6,828    (14,424)        11,422        (10,623)            (6,797)
Minority interest..........          --              --            --       (569)           569(22)         --                 --
                               --------        --------       --------   --------    ----------       --------         ----------
Earnings (loss) before
  extraordinary item, and
  discontinued
  operations...............    $  2,764        $  4,064       $ 6,828    $(14,993)   $   11,991       $(10,623)        $   (6,797)
                               ========        ========       ========   ========    ==========       ========         ==========
Shares outstanding
  (thousands)
Weighted average...........      27,003                        40,364                                                      62,125
Weighted average fully
  diluted..................      29,102                        43,524                                                      67,330
Earnings (loss) from
  continuing operations per
  share
Basic......................    $   0.11                       $  0.17                                                  $    (0.11)
Fully diluted..............        0.11                          0.16                                                       (0.11)

                             BRACKNELL CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JULY 31, 2000
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                             PRE ABLE       SUBTOTAL                  ABLE           ABLE
                           BRACKNELL(6)   TRANSACTIONS(7)   PRE ABLE   ABLE(16)   DISPOSALS(17)   ADJUSTMENTS     TOTAL(25)
                           ------------   ---------------   --------   --------   -------------   -----------     ---------
Revenues.................    $579,520        $124,596       $704,116   $359,143     $(126,074)     $     --       $937,185
Cost of services.........     486,724         101,668        588,392    353,201      (153,424)           --        788,169
                             --------        --------       --------   --------     ---------      --------       --------
Gross margin.............      92,796          22,928        115,724      5,942        27,350            --        149,016
Selling, general and
  administrative
  expenses...............      52,893          11,205         64,098     42,049       (16,040)            6(4)      90,113
Depreciation and
  amortization...........       8,656           2,680         11,336      9,142        (4,649)          188(19)     19,334
                                                                                                      3,317(22)
                             --------        --------       --------   --------     ---------      --------       --------
Earning from
  operations.............      31,247           9,043         40,289    (45,249)       48,039        (3,511)        39,569
Income from long-term
  investments............          74              --             74         --            --            --             74
Interest and other income
  (expense)..............     (11,496)         (3,478)       (14,974)   (38,682)          523        (3,994)(20)   (62,661)
                                                                                                     (3,710)(18)
                                                                                                     (1,824)(21)
                             --------        --------       --------   --------     ---------      --------       --------
Earnings (loss) before
  provision for income
  taxes..................      19,825           5,564         25,389    (83,931)       48,562       (13,039)       (23,018)
Provision for income
  taxes..................       6,185           3,856         10,040         --            --            --         10,041
                             --------        --------       --------   --------     ---------      --------       --------
Net earnings (loss)
  before minority
  interest, extraordinary
  item and discontinued
  operations.............      13,640           1,709         15,349    (83,931)       48,562       (13,039)       (33,059)
Minority interest........          --              --             --       (162)          162            --             --
                             --------        --------       --------   --------     ---------      --------       --------
Earnings (loss) before
  extraordinary items and
  discontinued
  operations.............    $ 13,640        $  1,709       $ 15,349   $(84,093)    $  48,724      $(13,039)      $(33,059)
                             ========        ========       ========   ========     =========      ========       ========
Shares outstanding
  (thousands)
Weighted average.........      36,731                         40,421                                                62,182
Weighted average fully
  diluted................      41,064                         44,754                                                66,559
Earnings (loss) from
  continuing operations
  per share
Basic....................    $   0.37                       $   0.38                                              $  (0.53)
Fully diluted............        0.35                           0.36                                                 (0.53)

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
       (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) Represents the historical assets and liabilities of Bracknell as included in the unaudited interim consolidated balance sheet as at July 31, 2000 as presented in U.S. GAAP. The acquisitions of Preferred, Nationwide, Highlight, Sylvan and Sunbelt as well as the disposition of Profac have been recognized in these balances since these transactions occurred prior to July 31, 2000. Pro forma effect has been given for the inclusion of Able elsewhere in the pro forma statements. Refer to Note (2).

     To the extent that these companies are significant subsidiaries of Bracknell, the required audited financial statements have been included elsewhere in this registration statement.

(2) Represents the historical assets and liabilities of Able as included in the unaudited interim consolidated balance sheet as at July 31, 2000.

(3) Subsequent to the completion of the merger, it is Bracknell's intent to dispose of the Construction Group, excluding the Patton division, as well as the Transportation Services Group and the International Services Group. Adjustments have been made to exclude the operations as well as the historical assets and liabilities from these divisions as a result of the planned dispositions. Bracknell is currently negotiating the sales of these divisions. Eventual proceeds on disposal are unknown at this time but are assumed to be equal to the net book value of the divisions being disposed of at $30,989. Differences in final sale proceeds could impact future goodwill valuation. The proceeds from sale are reflected as an other current asset with Bracknell anticipating these proceeds being received within one year of the Able acquisition.

(4) Acquisition adjustments reflect a number of transactions which are anticipated in conjunction with the closing of the transaction. These adjustments have been assumed as at July 31, 2000. The total purchase price has been calculated as follows:


                                                                                    EQUIVALENT
                                                                   ABLE SHARES   BRACKNELL SHARES
                                                                   -----------   ----------------
     Able Shares outstanding at October 31, 2000(i)..............  16,374,504         9,824,702
       Shares issuable on Conversion of Able Series C preferred
          stock(ii)..............................................   3,750,000         2,250,000
       Shares issuable to Sirit upon approval of Able's
          shareholders (iii).....................................   4,074,597         2,444,758
       Shares issuable to Palladin Group upon approval of Able's
          shareholders(iv).......................................   1,057,031           634,219
       Bracknell shares issuable to WorldCom in exchange for Able
          Series E preferred stock(v)............................                     6,607,143
                                                                                   ------------
                                                                                     21,760,822
     Bracknell share value(vi)...................................                       US$4.86
                                                                                   ------------
                                                                                        105,758
     Estimated fair value of options and warrants for Bracknell
       shares(vii)...............................................                         2,575
     Estimated financial advisor, legal, accounting and other
       costs(viii)...............................................                        13,000
                                                                                   ------------
     Total purchase price........................................                  $    121,333
                                                                                   ============


---------------

     (i)    Each share of Able common stock outstanding will be converted into
            0.6 shares of Bracknell common stock. As of October 31, 2000, 16,374,504 Able common shares were issued and outstanding.

     (ii) Each share of Able Series C preferred stock will be converted into 540 shares of Bracknell common stock.

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (iii) In settlement of the Sirit litigation, Able is to issue 4,074,597 of its common shares. These will be converted to Bracknell common stock at the 0.6 conversion rate. The number of shares of Able common stock issuable to Sirit is fixed pursuant to the Sirit settlement agreement. As set forth in Note 4(vi) and under "Business-Able-Legal Proceedings", Sirit is disputing Able's interpretation of the Sirit settlement agreement.

     (iv) As part of the Sirit settlement, Able is also required to issue 1,057,031 shares of its common stock to the Palladin Group. These will be converted to Bracknell common stock at the 0.6 conversion rate.

     (v) As part of the commitment agreement, WorldCom agreed to convert $37 million of advances to Able into shares of Able Series E preferred stock. At the time of the merger, all Series E preferred stock will be converted to 6,607,143 Bracknell common stock. The conversion rate is determined by dividing the aggregate face value of the shares of Series E preferred stock by CDN$8.25 or US$5.60 based on exchange rates as at August 23, 2000.

     (vi) At the time that the merger was announced, the 22,322,971 Bracknell shares to be issued to consummate this transaction were fixed based upon conditions of the merger agreement and the Sirit settlement agreement. Accordingly, an average value of $4.86 was calculated, using a three-day period before and after the merger was announced. This calculation was made in accordance with EITF 99-12. This value will be used to value the transaction unless there is a substantive change in the number of shares issued. On November 13, 2000, Sirit Technologies, Inc. filed an emergency motion against Able in which Sirit claims that it will be deprived of certain alleged entitlements under a settlement agreement entered into between Sirit and Able on July 7, 2000. Refer to "Business-Able-Legal Proceedings" for a further discussion of the claim and the risks involved. If Able was not successful in defending this claim, this could result in an additional 2,325,960 common shares in Bracknell being issued as part of the merger based on exchange rates as at August 23, 2000. The additional share issuance would have the effect of increasing the purchase price by $11,304, increasing the net assets of Able by $8971 for cash received on the exercise of options and increasing goodwill by $2333. The impact on the pro forma net income would be a decrease of $136 annually and the basic loss per share amount would decrease by approximately less than 1/10(th) of $0.01 and 3/10(th) of $0.01 for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively.


     (vii) Able stock options converted to Bracknell stock options have been considered in the calculation of the purchase price in accordance with APB 16. The pro forma valuations of the WorldCom and employee stock options have been determined using the Black-Scholes model utilizing assumptions and conditions as at October 31, 1999. These assumptions will be re-examined upon the application of purchase accounting. Also included in the initial calculation of the purchase price is an adjustment for the value of vested and unvested stock options with intrinsic value. As part of the acquisition, Bracknell expects to issue 28,398 unvested options with an intrinsic value of $23. Based on a vesting period of three years, this will result in additional annual compensation expense of approximately $8.


     (viii) Estimated transaction costs include $12 million in predetermined contractual fees for advisors with the remainder allocated to legal, accounting and other costs.

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(5)  Net book value of net assets acquired including purchase adjustments


     Accumulated deficit(i)......................................  $(133,419)
     Able common shares(i).......................................     71,222
     Able warrants(i)............................................      4,898
     Able securities subject to mandatory redemption(ii).........      7,583
     Severance accrual(iii)......................................     (8,000)
     Extinguishment of Sirit obligation (iv).....................     20,000
     Conversion of WorldCom note (v).............................     37,000
     Conversion of Series C preferred stock (vi).................     13,866
     Value of inducement equal to discount for interest free
       advances from WorldCom (vii)..............................     19,735
     Satisfaction of loan made to a related party (viii).........         --
                                                                   ---------
     Net book value of net assets acquired.......................     32,885
     Purchase Price (Note 4).....................................    121,333
     Increase to goodwill reflected as a pro forma adjustment....  $  88,448
                                                                   =========



For purposes of these pro forma consolidated financial statements, it has been assumed that the fair value of assets and liabilities acquired will be equivalent to their carrying value. Based on the transaction details noted above, the excess of purchase price over the fair market value of the acquired assets has been allocated to goodwill at $116,361. This is made up of the Able remaining book goodwill of $27,913 and the computed excess of purchase price over net book value of net assets acquired of $88,448.


Bracknell anticipates that the final purchase price allocation may allocate a portion of the purchase price to identifiable intangibles. The impact this allocation may have on Bracknell's proforma results of operations cannot be quantified until the final purchase price is established. However, if this allocation results in $1,000 of purchase price currently allocated to goodwill to be allocated to identifiable intangibles with an amortization period of 5 years, the impact on the pro forma net income would be $150 and the basic per share amount would be approximately 2/10 of $0.01.

The goodwill created through the acquisition is being amortized over a 20 year period on a straight line basis. The goodwill amortization is not tax deductible given that this is a share purchase.

(i) The Able accumulated deficit, common shares and warrants represent the shareholders' equity eliminated upon consolidation.

(ii) The Able securities subject to mandatory redemption include common shares converted to Bracknell shares as described in Note 4(i) and warrants which Bracknell has assumed it will retire for no consideration.

(iii) Severances totalling $8,000 are anticipated by Bracknell management and have been considered in calculating the goodwill generated on the transaction.

(iv) As described in Note 4(iii), Able common shares will be issued to satisfy the Sirit settlement obligation of $20,000 currently shown in accounts payable and other accrued liabilities.

(v) As described in (Note 4(v)), pursuant to it's commitment agreement, WorldCom has agreed to convert its $37,000 of advances in exchange for share consideration.

(vi) As described in Note (4(ii)), all shares of Able's Series C preferred stock, having a book value of $13,866 at July 31, 2000 will be satisfied through share consideration.

(vii) As an inducement and as part of the consideration for Bracknell to enter into the merger agreement, WorldCom entered into a commitment agreement with Bracknell that provides for, among other things,

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     post-closing advances to Able by WorldCom of up to $40 million. For a period of 18 months after closing, WorldCom has agreed to make available to
     Able, as needed, additional interest free advances on a dollar for dollar basis with amounts advanced to Able by Bracknell. The advances from WorldCom are to be subordinated to all other indebtedness of Able and Bracknell and repayable on the 6(th) anniversary of the closing, but not later than December 31, 2006. Able expects to receive the $40 million from WorldCom during the first few months after closing. The pro forma balance sheet reflects this borrowing, discounted at 12% per annum, at $20,265. The discount of $19,735 will be amortized to interest expense prospectively over six years and will be treated as an effective reduction of the purchase price paid by Bracknell for Able's net assets.

(viii) In August 2000, Able made a $2,000 loan to its Chief Executive Office and Chairman, Billy V. Ray, Jr. The purpose of the loan was to provide funds for Mr. Ray to purchase a certificate of deposit used as a pledge to secure a performance bond on Able's behalf. Upon completion of the Able merger, it is Bracknell's intent to satisfy all performance bond requirements under its name. The loan extended to Mr. Ray will therefore be reimbursed in full at that time. This has no net effect to the transaction since the increase in cash is equally offset with a decrease in receivables.

     Financing obtained to complete the merger is as follows:

Additional borrowing from senior credit lenders........................   $ 85,000
  WorldCom advance.....................................................     40,000
                                                                          --------
                                                                           125,000
  Financing costs......................................................     (1,000)
                                                                          --------
                                                                          $124,000
                                                                          --------
Financing obtained will be used as follows:
  Repayment of Able's long term debt...................................   $ 35,000
  Reduction of accounts payable and accrued liabilities................     68,000
  Severance requirements...............................................      8,000
  Transaction costs....................................................     13,000
                                                                          --------
                                                                          $124,000
                                                                          ========

(6) Represents the results of operations of Bracknell as included in the consolidated statement of earnings for the year ended October 31, 1999 and the unaudited interim statement of earnings for the nine months ended July 31, 2000.

     The acquisitions of Preferred, Nationwide, Highlight, Sylvan and Sunbelt as well as the disposition of Profac have been recognized subsequent to acquisition and prior to disposal in these balances since these transactions occurred prior to July 31, 2000. Pro forma effect has been given for the results of operations from the beginning of the period to the date of their acquisition and excluded for the period prior to disposal. Refer to Note (7). Full period pro forma effect has been given for the acquisition of Able elsewhere in the pro forma statements. Refer to Note
     (16).

     To the extent that these companies are significant subsidiaries of Bracknell, the required audited financial statements have been included elsewhere in this registration statement.

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(7)  The Pre Able Transactions column is made up of the following:

     - The pro forma net earnings adjustment for the acquisitions as though these had taken place at the beginning of the period. (Acquisitions)

     - Acquisition adjustments relating to the acquisitions of Preferred, Nationwide, Highlight, Sylvan and Sunbelt (Adjustments);

     - The disposition of Profac and the ensuing use of proceeds (Disposition); and

     - The equity offering issued March 23, 2000 (Equity).

     Adjustments have been booked to give pro forma effect as though each of these transactions had taken place at the beginning of each period presented.

      For the year ended October 31, 1999-

                                                                                                 PRE ABLE
                                ACQUISITIONS(8)(23)   ADJUSTMENTS     DISPOSITION    EQUITY    TRANSACTIONS
                                -------------------   -----------     -----------    ------    ------------
       Revenues...............       $549,950          $      --         $  --       $   --      $549,950
       Cost of services.......        458,297                 --            --           --       458,297
                                     --------          ---------         -----       ------      --------
       Gross margin...........         91,653                 --            --           --        91,653
       Selling, general and
          administrative
          expenses............         60,225             (8,721)(9)        --           --        51,504
       Depreciation and
          amortization........          3,466              8,394(13)        --           --        11,860
       Restructuring and other
          charges.............             --                 --            --           --            --
                                     --------          ---------         -----       ------      --------
       Earnings from
          operations..........         27,962                327            --           --        28,289
       Income from long-term
          investments.........             --                 --            --           --            --
       Interest and other
          income (expense)....         (4,238)           (18,960)(10)    1,106(14)    3,479(15)   (18,613)
                                     --------          ---------         -----       ------      --------
       Earnings before
          provision for income
          taxes...............         23,724            (18,633)        1,106        3,479         9,676
       Provision for income
          taxes...............          3,034             (4,095)(11)      442(14)    1,392(15)     5,612
                                                           6,854(12)
                                                          (2,015)(13)
                                     --------          ---------         -----       ------      --------
       Net earnings from
          continuing
          operations..........       $ 20,690          $ (19,377)        $ 664       $2,087      $  4,064
                                     ========          =========         =====       ======      ========

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

      For the nine months ended July 31, 2000-

                                      ACQUISITIONS                                              PRE ABLE
                                        (8)(24)      ADJUSTMENTS     DISPOSITION    EQUITY    TRANSACTIONS
                                      ------------   -----------     -----------    ------    ------------
       Revenues.....................    $124,596     $       --         $  --       $   --      $124,596
       Cost of services.............     101,668             --            --           --       101,668
                                        --------     ----------         -----       ------      --------
       Gross margin.................      22,928             --            --           --        22,928
       Selling, general and
          administrative expenses...      16,604         (5,399)(9)        --           --        11,205
       Depreciation and
          amortization..............         672          2,009(13)        --           --         2,681
       Restructuring and other
          charges...................          --             --            --           --            --
                                        --------     ----------         -----       ------      --------
       Earnings from operations.....       5,652          3,390            --           --         9,042
       Income from long-term
          investments...............          --             --            --           --            --
       Interest and other income
          (expense).................          63         (5,573)(10)      645(14)    1,387(15)    (3,478)
                                        --------     ----------         -----       ------      --------
       Earnings before provision for
          income taxes..............       5,715         (2,183)          645        1,387         5,564
       Provision for income taxes...         345          1,231(11)       258(14)      555(15)     3,855
                                                          1,948(12)
                                                           (482)(13)
                                        --------     ----------         -----       ------      --------
       Net earnings from continuing
          operations................    $  5,370     $   (4,880)        $ 387       $  832      $  1,709
                                        ========     ==========         =====       ======      ========

 (8) Represents the pro forma net earnings adjustment for the acquisitions of Preferred, Nationwide, Highlight, Sylvan, and Sunbelt for the period from the beginning of the period until their acquisition date. The Nationwide results also give pro forma effect to the acquisitions of Neal Electric, Neal Equipment and Southwest Systems Limited as though they had occurred at the beginning of each period.

      Highlight, Sylvan and Sunbelt each have December 31 year ends. For purposes of preparation of the unaudited pro forma consolidated statement of earnings for the year ended October 31, 1999, the individual statement of earnings for the year ended December 31, 1999 have been used. Other periods presented have been agreed to Bracknell's reporting periods.

 (9) Certain of the acquisitions incurred selling, general and administrative expenses which Bracknell does not expect to incur on an ongoing basis. As private, owner-managed businesses, these companies paid salaries and bonuses to their shareholders as part of tax minimization and other strategies. Consulting fees were also paid which were for the benefit of these shareholders as they explored share divestitures. Severance expenses incurred as a result of the acquisition have been given pro forma effect based on the amounts required per the purchase agreements. In comparison to multi year employment agreements between Bracknell and the former shareholders of these companies, these costs resulted in excess expenses of $8,721 and $5,399 for the year ended October 31, 1999 and the nine months ended July 31, 2000.

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The components of these excess expenses for each of the pro forma periods are as follows:


                                                                 YEAR ENDED      NINE MONTHS ENDED
                                                              OCTOBER 31, 1999     JULY 31, 2000
                                                              ----------------   -----------------
Salaries and benefits
  Quality...................................................         216                 183
  Crouch....................................................         279                 219
  Schmidt...................................................       3,635                 421
  Sylvan....................................................       3,969               2,231
  Highlight.................................................         422                  --
  Nationwide................................................         200                  --
Severance
  Sunbelt...................................................          --               2,345
                                                                   -----               -----
                                                                   8,721               5,399
                                                                   =====               =====



      OTHER ANTICIPATED SAVINGS


      The acquisitions' pro forma inclusion also include other selling, general and administrative costs that Bracknell expects to eliminate at the Sunbelt corporate facilities. These include salaries and bonuses for redundant positions, legal and consulting costs with respect to aborted business strategies and other administrative costs. These items resulted in excess selling, general and administrative costs of $4,964 and $2,727 for the year ended October 31, 1999 and the nine months ended July 31, 2000, respectively. Pro forma effect has not been given for these excess selling, general and administrative costs.

(10) Reflects additional interest expense to be incurred with respect to the acquisitions of Preferred, Nationwide, Highlight, Sylvan and Sunbelt and the amendment of Bracknell senior credit facility. Significant assumptions used were:

      - Bracknell would have borrowed $103,000 against the acquisition portion of the senior credit facility at the beginning of each period in order to consummate the acquisitions of Highlight, Sylvan and Sunbelt.

      - Bracknell would have borrowed $25,000 against the term portion of the senior credit facility at the beginning of each period in order to consummate the Nationwide acquisition. In the historical financial statements, Bracknell borrowed this amount on September 30, 1999.

      - All of the interest on the senior credit facility has been accrued at 9.5%.

      - Bracknell used $6,000 of available cash to purchase Preferred. This cash was otherwise generating interest income at approximately 4%.

      - Bracknell used $22,000 of available cash to purchase Nationwide. This cash was otherwise generating interest income at approximately 4%.

      - The Sunbelt seller notes of $50,000 accrue interest at 10.5% for the first 90 days and 12.5% thereafter.

      - Bracknell originally capitalized costs of $3,488 with respect to the senior credit facility. When the agreement was amended on February 28, 2000 this was considered a settlement of the original senior credit facility, requiring the remaining unamortized balance of $3,254 to be considered a settlement

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

        loss. For U.S. GAAP purposes the settlement loss has been reflected as an extraordinary item. Amortization of the original costs have been eliminated.

                                                   YEAR ENDED      NINE MONTHS ENDED
                                                OCTOBER 31, 1999     JULY 31, 2000
                                                ----------------   -----------------
Highlight, Sylvan and Sunbelt debt............      $ 9,785             $ 3,364
Nationwide debt...............................        2,177                  --
Elimination of interest income earned.........          967                  --
Sunbelt seller note...........................        6,000               2,209
Deferred financing costs......................           31                  --
                                                    -------             -------
                                                    $18,960             $ 5,573
                                                    =======             =======

(11)  Reflects the income tax effect of the adjustments as described in Notes
      (9) and (10) effected at an assumed tax rate of 40%.

(12) Reflects income taxes to be recognized on a pro forma basis for Preferred, Sylvan and Sunbelt. Each of these companies did not have a U.S. federal tax provision recorded based on their management structure but will be taxable under Bracknell. An assumed tax rate of 40% has been applied.

(13) Reflects additional amortization of goodwill for the acquisitions of Preferred, Nationwide, Highlight, Sylvan and Sunbelt as though each of these acquisitions had taken place at the beginning of each period. Amortization is taken evenly over twenty (20) years. Purchase price adjustments are expected to be finalized by year end, these are not expected to cause material differences from current figures. Goodwill for the acquisitions of Highlight, Sylvan and Sunbelt at July 31, 2000 has been calculated as follows:

                                                              AT JULY 31, 2000
                                                              ----------------
  Highlight.................................................      $  1,254
  Sylvan....................................................        10,999
  Sunbelt...................................................       101,376
                                                                  --------
                                                                  $113,629
                                                                  ========

      As noted in the audited consolidated financial statements of Bracknell for the year ended October 31, 1999, the acquisitions of Nationwide and Preferred resulted in goodwill of $72,806 and $3,674 respectively. However, Nationwide had $30,608 of goodwill being amortized over 40 years immediately preceding the acquisition by Bracknell. Therefore the incremental goodwill to amortize on a pro forma basis is $42,198 plus amortizing the original $30,608 over 20 years rather than 40 years. The tax savings have been calculated assuming a 60% weighted average goodwill deductibility and an assumed tax rate of 40%.

                                                                       NINE MONTHS
                                                    YEAR ENDED            ENDED
                                                 OCTOBER 31, 1999     JULY 31, 2000
                                                 ----------------   -----------------
  Highlight, Sylvan and Sunbelt................      $ 5,681             $2,009
  Nationwide...................................        2,590                 --
  Preferred....................................          122                 --
  Tax savings..................................       (2,014)              (482)
                                                     -------             ------
                                                     $ 6,379             $1,527
                                                     =======             ======

(14) On May 26, 2000, Bracknell entered into an agreement to sell its entire 50% interest in Profac Management Services Inc. to SNC Lavalin, Inc. for consideration of C$17,500 in cash, or approxi-

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

      mately $11,641. The proceeds from disposition were used to retire outstanding debt. Interest savings generated from having the net proceeds on sale applied against the operating facilities under the senior credit facility on November 1, 1998 are assumed to be at 9.5%. Income taxes are assumed to be payable at a 40% income tax rate.

(15) Reflects the interest savings generated from having the partial payment of $28,992 from the equity offering issued March 23, 2000 used to pay down a portion of the Sunbelt notes. The interest savings from the retirement of outstanding debt are assumed to be at 10.5% for the first three months and at 12.5% thereafter. Income taxes are assumed to be payable at a 40% tax rate.

(16) Represents the results of operations of Able included in the audited consolidated statement of earnings for the year ended October 31, 1999 and the unaudited interim statement of earnings for the nine months ended July 31, 2000.

(17) As mentioned in Note (3), subsequent to the completion of the merger, it is Bracknell's intent to dispose of the Construction, Transportation and International divisions. Adjustments have been made to exclude the historical results of earnings as a result of the planned dispositions. There has been no allocation of interest or other corporate costs to these divisions.

(18) Able incurred expenses which Bracknell does not expect to incur on an ongoing basis.

      The stock appreciation rights are owned by WorldCom and will be eliminated at the time of the merger pursuant to the merger agreement, which provides for the cancellation of all Able securities. The stock appreciation rights will be replaced through the issuance of Bracknell common shares to WorldCom at the time of the merger. Consequently, on a pro forma basis, these stock appreciation rights would not have been outstanding at any time during the period and accordingly, the charge associated with them has been eliminated as it would not have been incurred. Stock appreciation rights valuation changes resulted in a charge (recovery) of $1,814 and ($3,710) for the year ended October 31, 1999 and the nine months ended July 31, 2000 respectively.

       OTHER ANTICIPATED SAVINGS

      Able's results also include selling, general and administrative costs that Bracknell expects to eliminate at the Able corporate facilities. These include salaries and bonuses for redundant positions, professional and legal fees with respect to non-recurring requirements and other administrative costs. These items resulted in excess selling, general and administrative costs of $8,889 and $10,614 for the year ended October 31, 1999 and the nine months ended July 31, 2000, respectively. Pro forma effect has not been given for these excess selling, general and administrative costs.

(19) Represents the amortization incurred for the $1,000 deferred financing costs incurred on acquisition:

(20) Represents the net additional interest expense incurred as a result of the merger. As described in Note (5), an additional $85,000 in senior credit facility financing will be required by Bracknell at an average weighted cost of debt of 11.0%. A portion of the additional financing obtained will be used to retire Able's outstanding senior credit facility of $35,000 accruing interest at an average weighted cost of debt of 11.5%.

(21) Represents the amortization of the discounted WorldCom advance of $40,000 as described in Note (5). Imputed interest is calculated at a rate of 12% based on the outstanding discounted debt.

(22) Reflects the amortization of goodwill for the acquisition of Able based on the calculated goodwill as described in Note (5). Goodwill is amortized on a straight line basis over a 20 year period.

                             BRACKNELL CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(23) For the year ended October 31, 1999, the acquisitions consist of significant subsidiaries and other acquisitions, as discussed under Recent Acquisitions, as follows:


                                         NATIONWIDE       NATIONWIDE       SUNBELT      OTHERS    ACQUISITIONS
                                        -------------   --------------   ------------   -------   ------------
                                                         (FIVE MONTHS    (TWO MONTHS
                                         (SIX MONTHS         FROM            FROM
                                            ENDED        NOV. 1/98 TO    JAN. 1/99 TO
                                        SEPT. 30/99)     MAR. 31/99)     FEB. 28/99)
     Revenues.........................     $98,294         $98,874         $265,828     $86,954     $549,950
     Cost of services.................      81,234          82,486          221,754      72,823      458,297
                                           -------         -------         --------     -------     --------
     Gross margin.....................      17,060          16,388           44,074      14,131       91,653
     Selling, general and
       administrative expenses........      11,950          10,830           25,342      12,103       60,225
     Depreciation and amortization....          --           1,405            1,358         703        3,466
                                           -------         -------         --------     -------     --------
     Earnings from operations.........       5,110           4,153           17,374       1,325       27,962
     Interest and other income
       (expense)......................        (507)         (2,254)          (1,765)        288       (4,238)
                                           -------         -------         --------     -------     --------
     Earnings before provision for
       income taxes...................       4,603           1,899           15,609       1,613       23,724
     Provision for income taxes.......       1,872             990              129          43        3,034
                                           -------         -------         --------     -------     --------
     Net earnings.....................     $ 2,731         $   909         $ 15,480     $ 1,570     $ 20,690
                                           =======         =======         ========     =======     ========


(24) For the nine months ended July 31, 2000, the acquisitions consist of significant subsidiaries and other acquisitions, as discussed under recent acquisitions, as follows:


                                                                  SUNBELT       OTHER    ACQUISITIONS
                                                                ------------   -------   ------------
                                                                (NOV 1/99 TO
                                                                 MAR 8/00)
     Revenues.................................................    $92,465      $32,131     $124,596
     Cost of services.........................................     75,295       26,373      101,668
                                                                  -------      -------     --------
     Gross margin.............................................     17,170        5,758       22,928
     Selling, general and administrative expenses.............     12,633        3,971       16,604
     Depreciation and amortization............................        613           59          672
                                                                  -------      -------     --------
     Earnings from operations.................................      3,924        1,728        5,652
     Interest and other income (expense)......................       (116)         179           63
                                                                  -------      -------     --------
     Earnings before provision for income taxes...............      3,808        1,907        5,715
     Provision for income taxes...............................        257           88          345
                                                                  -------      -------     --------
     Net earnings.............................................    $ 3,551      $ 1,819     $  5,370
                                                                  =======      =======     ========

           BRACKNELL SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth Bracknell's selected historical consolidated financial data. The selected historical consolidated financial data as at and for each of the five fiscal years ended October 31, 1995, 1996, 1997, 1998 and 1999 have been derived from Bracknell's audited historical consolidated financial statements, which have been prepared in accordance with Canadian GAAP. Canadian GAAP differs in certain respects from U.S. GAAP. For a discussion of the material differences between Canadian and U.S. GAAP, as they relate to Bracknell Corporation, you should review note 25 to the consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as at and for each of the nine months ended July 31, 1999 and 2000 were derived from the unaudited interim consolidated financial statements for these periods and have been prepared on the same basis as the audited historical consolidated financial statements and, in the opinion of management, contain all adjustments necessary for the fair presentation of the results of operations for such periods. You should read the selected historical consolidated financial data in conjunction with the consolidated financial statements and the notes thereto that are included elsewhere in this proxy statement/prospectus. See also
"Bracknell -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                        NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED OCTOBER 31,                     JULY 31,
                                                ----------------------------------------------------   --------------------
                                                  1995       1996       1997       1998       1999       1999        2000
                                                --------   --------   --------   --------   --------   --------    --------
                                                                          (DOLLARS IN THOUSANDS)
Canadian GAAP
INCOME STATEMENT DATA:
Revenues......................................  $181,995   $198,655   $197,391   $273,373   $293,104   $199,469    $579,520
Cost of services..............................   162,566    174,750    171,799    243,637    255,296    175,872     486,724
                                                --------   --------   --------   --------   --------   --------    --------
Gross margin..................................    19,429     23,905     25,592     29,736     37,808     23,597      92,796
Selling, general and administrative
  expenses....................................    13,614     15,680     18,055     21,918     24,905     16,532      52,893
Depreciation and amortization.................       627        621        591      1,102      1,596      1,072       3,125
Restructuring and other charges(1)............        --         --         --         --      7,609      7,609          --
                                                --------   --------   --------   --------   --------   --------    --------
Earnings (loss) from operations...............     5,188      7,604      6,946      6,716      3,698     (1,616)     36,778
Income (loss) from long-term investments......       570        (27)      (588)       294         23         14          74
Write-off of deferred financing fees..........        --         --         --         --         --         --      (3,254)
Interest and other income (expense)...........       552        396      3,339      4,315      1,327       (741)    (11,496)
Provision for (recovery of) income taxes......     2,903      3,861      3,535      4,641      1,677       (613)      7,271
Goodwill charges, net of tax..................       156        202        205        288        497        204       4,445
                                                --------   --------   --------   --------   --------   --------    --------
  Net earnings (loss) from continuing
    operations................................  $  3,251   $  3,910   $  5,957   $  6,396   $  2,874   $   (452)   $ 10,386
                                                ========   ========   ========   ========   ========   ========    ========
  Net earnings from discontinued operations,
    net of tax................................  $    362   $    310   $    469   $    979   $    917   $    828    $  1,789
                                                ========   ========   ========   ========   ========   ========    ========
Net earnings per share
  Basic.......................................  $   0.14   $   0.16   $   0.25   $   0.28   $   0.14   $   0.02    $   0.33
  Fully diluted...............................      0.14       0.16       0.24       0.27       0.14       0.02        0.31
U.S. GAAP
INCOME STATEMENT DATA:
Revenues......................................   204,501    224,776    222,124    289,548    292,994    199,469     579,520
Cost of services..............................   182,669    197,728    193,297    257,983    255,296    175,872     486,724
                                                --------   --------   --------   --------   --------   --------    --------
Gross margin..................................    21,832     27,048     28,826     31,565     37,698     23,597      92,796
Selling, general and administrative expenses      15,299     17,742     20,314     23,211     24,905     16,532      52,893
Depreciation and amortization.................       880        932        896      1,472      2,182      1,276       8,656
Restructuring and other charges...............        --         --         --         --      7,609      7,609          --
                                                --------   --------   --------   --------   --------   --------    --------
Earnings from operations......................     5,653      8,375      7,616      6,882      3,002     (1,820)     31,247
Income from long-term investments.............       640        (31)      (662)       311         23         14          74
Interest and other income.....................       792        632      2,172      2,096      1,327        741     (11,496)
                                                                                                             --          --
                                                --------   --------   --------   --------   --------   --------    --------
Earnings before provision for income taxes....     7,086      8,976      9,126      9,290      4,352     (1,065)     19,825

                                                                                                        NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED OCTOBER 31,                     JULY 31,
                                                ----------------------------------------------------   --------------------
                                                  1995       1996       1997       1998       1999       1999        2000
                                                --------   --------   --------   --------   --------   --------    --------
                                                                          (DOLLARS IN THOUSANDS)
Provision for income taxes....................     3,262      4,369      3,976      4,914      1,588       (613)      6,185
                                                --------   --------   --------   --------   --------   --------    --------
Earnings from continuing operations before
  extraordinary item..........................     3,824      4,608      5,150      4,376      2,764       (452)     13,640
Extraordinary item............................        --         --         --         --         --                 (3,254)
Earnings from continuing operations...........     3,824      4,608      5,150      4,376      2,764       (452)     10,386
Earnings from discontinued operations.........       407        351        528        235     (1,380)       828       4,888
                                                --------   --------   --------   --------   --------   --------    --------
Net earnings..................................     4,231      4,959      5,678      4,611      1,384        376      15,274
                                                ========   ========   ========   ========   ========   ========    ========
Balance Sheet Data
Total Assets..................................   114,268    113,260    124,406    132,951    268,595    127,801     514,759
Total Long term debt..........................     1,079        948        710        457     47,705     57,627     135,513
Net earnings (loss) per share
  Basic.......................................      0.16       0.19       0.22       0.18       0.05      (0.06)       0.42
  Diluted.....................................      0.16       0.18       0.21       0.17       0.05      (0.06)       0.37
OTHER DATA:
Other Canadian Financial Measures
Adjusted EBITDA(2)............................  $  5,815   $  8,225   $  7,537   $  7,818   $ 12,903   $  7,065    $ 39,903
Other U.S. Financial Measures
Adjusted EBITDA...............................     6,533      9,307      8,512      8,356     12,793      6,955      39,903
CASH FLOW INFORMATION
Operating activities..........................      (561)    (1,953)     3,241      9,632      4,618     (1,710)    (43,134)
Financing activities..........................       946        372        709     (1,529)    41,817      2,316     138,597
Investing activities..........................    (1,741)      (369)     4,402     (6,423)   (68,949)    (8,421)    (89,294)


                                                                                                                AS AT
                                                                   AS AT OCTOBER 31,                          JULY 31,
                                                  ----------------------------------------------------   -------------------
                                                    1995       1996       1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Canadian GAAP
Cash............................................  $ 15,083   $ 13,133   $ 21,485   $ 23,165   $    651   $ 15,351   $  6,820
Other current assets............................    72,179     72,989     81,127     99,329    165,780     94,288    293,719
Total assets....................................    99,612     98,241    113,533    133,644    271,693    130,429    514,759
Current liabilities.............................    57,302     51,457     59,788     74,244    108,334     62,340    152,106
Total debt (including short term debt)(3).......       946      1,318      2,048        343     60,487      2,078    224,711
Other liabilities...............................       941        822        648        457      7,393      5,759      2,429
Shareholders' equity............................    40,423     44,644     51,049     58,600     95,479     60,253    135,513
U.S. GAAP
Total assets....................................   114,268    113,260    124,406    132,951    268,595    127,801    514,759
Shareholders' equity............................    46,369     51,468     55,952     57,901     92,381     57,627    135,513

---------------

Notes:

(1) Approximately $5.3 million of restructuring and other charges result from the retirement of former executives and management changes with the remainder relating to the settlement of a dispute with a customer.
(2) Adjusted EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization, goodwill charges, income from long-term investments and restructuring and other charges. Adjusted EBITDA should not be construed as a substitute for income from operations, net earnings or cash flow from operations. Bracknell believes that, in addition to cash flow from operations and net earnings, adjusted EBITDA is a useful financial liquidity measurement for assessing Bracknell's ability to incur and service debt and to fund capital expenditures. Adjusted EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent the amount of funds available for management's discretionary use.
    Investors should consider such factors as Bracknell's level of annual adjusted EBITDA in relation to total net indebtedness as at fiscal year end and the related annual interest expense in evaluating adjusted EBITDA. Management believes that Bracknell's level of adjusted EBITDA is sufficient to meet its debt service and capital expenditure requirements.
(3) Total debt includes the short and long term portion of outstanding banking facilities as well as capital leases.

              BRACKNELL -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis represents Bracknell's consolidated financial condition and results of operations. You should read the following in conjunction with Bracknell's audited consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

OVERVIEW

     Bracknell is a large and rapidly growing facilities infrastructure services provider in North America, providing services to a broad range of technology, telecommunications, commercial, industrial, and institutional customers. As a facilities infrastructure services provider, Bracknell is focused on the design, installation, integration, start-up, operation and maintenance of critical infrastructure for buildings, industrial plants and processes, critical-use facilities, such as telecommunications switch sites, and external wireless and land-based telecommunications infrastructure. Critical infrastructure includes those electrical, mechanical, telecommunications and other systems whose incapacity or failure would have a devastating impact on the use and benefit of the intended activity, such as electrical power systems, lighting systems, low-voltage systems, such as fire alarm, security, communications and process control systems, voice and data communications systems, HVAC, i.e., heating, ventilation, air conditioning, refrigeration systems and piping systems, i.e., plumbing and process. Bracknell also provides services needed to support the critical infrastructure and operation of customers' facilities, including site based operations and maintenance, mobile maintenance and service, small modification and retrofit projects, consulting, program development and management for energy systems, and maintenance of facilities. Through its skilled workforce and geographically diverse operations, Bracknell designs and installs systems for new facilities, upgrades and retrofits existing systems and provides long-term and on-call maintenance and repair. Bracknell has been competing in the facilities infrastructure services industry for over 39 years.

     Bracknell's historical consolidated financial statements include the results of its wholly-owned subsidiaries. Bracknell reports its results in U.S. dollars, although historically a significant portion of Bracknell's revenues and expenses have been in Canadian dollars. To the extent Bracknell receives revenues in currencies other than U.S. dollars, its results of operations may be impacted by currency fluctuations.

     Bracknell provides the majority of its services under contracts. Many of its contracts are negotiated with customers with whom Bracknell enjoys a long-standing business relationship or for whom Bracknell provides design and other value-added services. Other contracts are awarded on the basis of competitive bids.

     Bracknell's services are priced either on a fixed price or a cost-plus basis. Under a fixed price contract, Bracknell assigns a fixed cost for the customer. Bracknell's ability to complete a project for less than the fixed contract price determines its profit or loss. Fixed price contracts generally expose Bracknell to the risk of cost overruns, and its ability to realize a profit is highly dependent upon the ability to properly estimate the cost to complete a project. Under a cost-plus contract, Bracknell generally contracts to receive a certain percentage profit over the materials and labor costs of a project. Cost-plus contracts expose Bracknell to less risk than fixed price contracts.


     Bracknell recognizes revenues and costs from fixed price contracts under the percentage-of-completion method measured as the ratio of contract costs incurred to date to estimated total contract costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies and tools. The performance of these contracts requires periodic review and revision of estimated final contract prices and costs. Effects of these revisions are included in the periods in which the revisions are made. Losses on contracts are recognized when they become evident.


     Bracknell reports revenues and costs from cost-plus contracts as it incurs direct material and labor costs and indirect costs related to contract performance. Bracknell recognizes the full amount of revenues and costs related to the contract. Bracknell recognizes revenues and costs from maintenance and repair work as services are invoiced, with the exception of long-term service contracts, which Bracknell recognizes ratably over the life of the contract.

     Historically, interest expense has not been a significant component of Bracknell's results of operations. However, in the future with Bracknell's obligations under its senior credit facility, interest expense will become a more significant component of its results of operations.


     Selling, general and administrative expenses are expensed as incurred. These expenses include remuneration of management personnel and the management of subsidiaries, rent, utilities, travel and centralized costs such as insurance, professional costs and clerical and administrative overhead.


     Historical financial results include the results of the companies Bracknell acquired in 1999 and 2000 from the date those acquisitions closed. Bracknell has significantly increased the scale and scope of its operations through the acquisition and integration of several companies. Accordingly, historical financial results are not indicative of Bracknell's financial position or results of operations in the future.

FOREIGN CURRENCY RISKS

     On November 1, 1999, Bracknell adopted the practice of reporting in United States dollars, to reflect the fact that a greater portion of its business operations will be conducted in the United States. Bracknell's foreign currency exposures give rise to market risk associated with exchange rate movements against the Canadian dollar, Bracknell's functional currency for its operations in Canada. As a result, fluctuations in foreign currencies may have an impact on Bracknell's reported business and financial results and the value of its foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Changes in currency exchanged rates may affect the relative prices at which Bracknell and foreign competitors sell products in the same market. In addition, changes in the value of relevant currencies may affect the cost of items required in Bracknell's operations.

     Bracknell endeavors to minimize the impact of such currency fluctuations through its ongoing commercial practices. In attempting to manage this foreign exchange risk, Bracknell identifies operations and transactions that may have foreign exchange exposure based upon, among other factors, the excess or deficiency of foreign currency receipts over foreign currency expenditures.

RESULTS OF OPERATIONS

     The following table sets forth Canadian GAAP certain historical financial data for the periods indicated (dollars in millions):

                                            FISCAL YEAR ENDED OCTOBER 31,                NINE MONTHS ENDED JULY 31,
                                   ------------------------------------------------   --------------------------------
                                        1997             1998             1999             1999              2000
                                        ----             ----             ----             ----              ----
Revenues.........................  $197.4   100.0%  $273.4   100.0%  $293.1   100.0%  $199.5   100.0%   $579.5   100.0%
Cost of services.................   171.8    87.0    243.6    89.1    255.3    87.1    175.9    88.2     486.7    84.0
                                   ------   -----   ------   -----   ------   -----   ------   -----    ------   -----
Gross margin.....................    25.6    13.0     29.8    10.9     37.8    12.9     23.6    11.8      92.8    16.0
Selling, general and
  administrative.................    18.1     9.1     21.9     8.0     24.9     8.5     16.5     8.3      52.9     9.1
Restructuring and other
  charges........................      --     0.0       --     0.0      7.6     2.6      7.6     3.8        --     0.0
Depreciation and amortization....     0.6     0.3      1.1     0.4      1.6     0.5      1.1     0.6       3.1     0.5
                                   ------   -----   ------   -----   ------   -----   ------   -----    ------   -----
Earnings (loss) from
  operations.....................  $  6.9     3.6%  $  6.8     2.5%  $  3.7     1.3%  $ (1.6)   (0.9)%  $ 36.8     6.4%
                                   ======   =====   ======   =====   ======   =====   ======   =====    ======   =====

NINE MONTHS ENDED JULY 31, 2000 COMPARED WITH NINE MONTHS ENDED JULY 31, 1999

  Revenues

     Revenues increased to $579.5 million for the nine months ended July 31, 2000 compared to $199.5 million for the nine months ended July 31, 1999, an increase of 190.5%. The increase in revenues was primarily due to the net acquisitions completed in 1999 and 2000 which increased revenues $333.1 million compared to the prior period. In addition, revenues from Bracknell's existing facilities infrastructure services operations increased $46.9 million compared to the prior period. Revenues from customers in the U.S. increased to $431.2 million, or 74.4% of total revenues from $43.7 million, or 21.9% for the prior period.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased to $52.9 million for the nine months ended July 31, 2000 compared to $16.5 million for the nine months ended July 31, 1999, an increase of 220.6%. The increase in selling, general and administrative expenses was primarily due to the acquisitions completed in 1999 and 2000 which increased selling, general and administrative expenses by $34.2 million. The remaining increase of $2.2 million in selling, general and administrative expenses is primarily due to the additional resources necessary to manage an expanded business across North America. Corporate office expenses for the prior year were unusually low as a result of a large number of vacant positions, which were filled in fiscal 2000.

  Earnings from Operations

     Earnings from operations increased to $36.8 million for the nine months ended July 31, 2000 compared to a loss from operations of $1.6 million for the nine months ended July 31, 1999 an increase of $38.4 million. The loss from operations for the nine months ended July 31, 1999 included restructuring and other charges of $7.6 million resulting from the retirement of former executives, management changes and a legal settlement. Excluding these charges, adjusted earnings from operations were $6.0 million for the nine months ended July 31, 1999. As compared to the nine months ended July 31, 2000, this results in an earnings from operations increase of $30.8 million or 513.3%. The increase in earnings from operations was primarily due to the acquisitions completed in 1999 and 2000, which contributed an additional $29.0 million of earnings from operations, and an increasing focus on providing higher margin, specialized services from ongoing business units. Earnings from operations as a percentage of revenues increased to 6.3% for the nine months ended July 31, 2000 compared to (0.8%) and 3.0% for the nine months ended July 31, 1999 on an actual and adjusted basis, respectively.

  Restructuring and Other Charges

     The restructuring and other charges of $7.6 million for the nine months ended July 31, 1999 related to the retirement of former executives, management changes and a legal settlement. Of the $7.6 million, $5.3 million related to the retirement of former executives and management changes with the balance of $2.3 million resulting from the legal settlement.

Provision for Income Taxes

     The effective income tax rate was 37.3% for the nine months ended July 31, 2000 compared to 57.6% for the nine months ended July 31, 1999. The full year effective tax rate for fiscal 1999 was 39.6%. The effective income tax rate of 37.3% for the nine months ended July 31, 2000 is principally due to the increased amount of business in lower rate jurisdictions principally the U.S. The rate of provision for taxes in the nine months ended July 31, 2000 results approximates the appropriate full year tax rate for Bracknell's current mix of business. The effective income tax rate of 57.6% for the nine months ended July 31, 1999 results from the recovery of taxes at a higher estimated year end tax rate than prior period tax accruals.

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1998

  Revenues

     Revenues increased to $293.1 million for the fiscal year ended October 31, 1999 compared to $273.4 million for the fiscal year ended October 31, 1998, an increase of 7.2%. The increase in revenues was primarily due to the acquisitions completed in 1999 which increased revenues $27.4 million compared to the prior fiscal year. These increases were offset by a $7.7 million decrease in revenues from existing facilities infrastructure services operations due to better job selection to increase Bracknell's focus on providing higher margin, specialized services and the completion in fiscal 1998 of several non-recurring projects. Revenues from customers in the U.S. increased to $86.9 million, or 29.6% of total revenues from $41.7 million, or 15.3% for the prior fiscal year.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased to $24.9 million for the fiscal year ended October 31, 1999 compared to $21.9 million for the fiscal year ended October 31, 1998, an increase of 13.7%. The increase in selling, general and administrative expenses was primarily due to the acquisitions completed in 1999 which increased selling, general and administrative expenses by $3.3 million compared to the prior fiscal year.

  Earnings from Operations

     Earnings from operations decreased to $3.7 million for the fiscal year ended October 31, 1999 compared to $6.8 million for the fiscal year ended October 31, 1998, a decrease of 45.6%. Included in the 1999 results is a one-time charge for restructuring and other charges of $7.6 million. Excluding this one-time charge, earnings from operations were $11.3 million, an increase of 68.7% compared to the prior fiscal year. The increase in earnings from operations, excluding the one-time charge, was primarily due to the acquisitions completed in 1999, which contributed an additional $1.5 million of earnings from operations, and Bracknell's increasing focus on providing higher margin, specialized services. Earnings from operations, excluding the one-time charge, as a percentage of revenues increased to 3.9% for the fiscal year ended October 31, 1999 compared to 2.5% for the prior fiscal year.

  Restructuring and Other Charges

     The restructuring and other charges of $7.6 million for the year ended October 31, 1999 (1998 -- nil) related to the retirement of former executives at Bracknell, management changes at a subsidiary and the settlement of an outstanding claim.

  Provision for Income Taxes

     The effective income tax rate was 37.7% for the fiscal year ended October 31, 1999 compared to 42.6% for the fiscal year ended October 31, 1998. The decrease in the effective income tax rate was primarily due to the recognition of previously available but unrecognized loss carryforwards of $2.6 million in 1998 from U.S. operations.

FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1997

  Revenues

     Revenues increased to $273.4 million for the fiscal year ended October 31, 1998 compared to $197.4 million for the fiscal year ended October 31, 1997, an increase of 38.5%. The increase in revenues was primarily due to expansion into the United States which increased revenues $28.7 million compared to the prior fiscal year. In addition, the proportionate consolidation of National State Construction Group Inc. increased revenues by $18.7 million compared to the prior fiscal year. The balance of the increase, or $28.6 was growth in Canada and the Bahamas. Revenues from customers in the U.S. increased to $41.7 million, or 15.3% of total revenues from $13.0 million, or 6.6% for the prior fiscal year.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased to $21.9 million for the fiscal year ended October 31, 1998 compared to $18.1 million for the fiscal year ended October 31, 1997, an increase of 21.0%. The increase in selling, general and administrative expenses was primarily due to an increase in revenues. In addition, the proportionate consolidation of National State Construction Group Inc. increased selling, general and administrative expenses by $1.6 million compared to the prior fiscal year.

  Earnings from Operations

     Earnings from operations decreased to $6.8 million for the fiscal year ended October 31, 1998 compared to $6.9 million for the fiscal year ended October 31, 1997, a decrease of 1.5%. The decrease in earnings from operations was primarily due to stronger than expected industrial earnings in 1997 and lower than expected margins in 1998. Earnings from operations as a percentage of revenues decreased to 2.5% for the fiscal year ended October 31, 1998 compared to 3.5% for the prior fiscal year.

  Provision for Income Taxes

     The effective income tax rate was 42.6% for the fiscal year ended October 31, 1998 compared to 37.9% for the fiscal year ended October 31, 1997. The increase in the effective income tax rate was primarily due to previously unrecorded capital and non-capital loss carryforwards utilized in 1997, the impact of losses incurred in the U.S. in 1998 and the proportionately higher amount of Canadian income which was taxed at a higher rate.

LIQUIDITY AND CAPITAL RESOURCES -- PRO FORMA FOR THE 2000 ACQUISITIONS

     In connection with the acquisitions of Sunbelt, Highlight and Sylvan in 2000, Bracknell amended and restated its senior credit facility to provide it with $67.5 million in operating facilities, $40.0 in million term facilities and $105.0 million in acquisition facilities. Prior to the acquisitions, Bracknell had approximately $72.0 million outstanding under the senior credit facility, which consisted of $32.0 million drawn to finance working capital requirements and $40.0 million to refinance borrowings under a previous senior credit facility related to the Nationwide acquisition. Bracknell invested $153.0 million to acquire Sylvan, Highlight and Sunbelt, paying $103.0 million in cash and issuing the Sunbelt seller notes to certain Sunbelt shareholders. The cash portion was financed by drawing on the senior credit facility. Subsequent to the acquisitions, the acquisition and term facilities of the senior credit facility were fully drawn.

     In March and April 2000, Bracknell completed an offering of 6.6 million of Bracknell common shares at C$7.00 per common share with net proceeds of C$42.7 million. Bracknell used the proceeds of this equity offering to repay a portion of the obligations under the Sunbelt seller note.


     Bracknell expects to amend the senior credit facility following this registration statement to comprise a term facility and revolver of an approximate combined amount of $350.0 million.


     Bracknell believes that its anticipated cash flows from operating activities, together with availability under the operating facilities, will be sufficient to finance working capital requirements and anticipated capital spending requirements. Bracknell plans to finance future growth strategy, including potential acquisitions, through borrowings under new term facilities and by accessing the public and private debt and equity capital markets.

LIQUIDITY AND CAPITAL RESOURCES -- BRACKNELL CORPORATION

     On November 19, 1999, Bracknell entered into the senior credit facility with a syndicate of banks. At that time, the senior credit facility was composed of operating, term and acquisition facilities totaling $192.5 million. Bracknell utilized $25.0 million of its capacity under the senior credit facility to finance the acquisition of Nationwide. In February, 2000, Bracknell amended and restated its credit facility to provide Bracknell with operating, term and acquisition facilities totalling $212.5 million. In July 2000, Bracknell completed a second amendment and restatement of its senior credit facility. The second amended and restated credit facility continues to provide for total credit availability of $212.5 million, with similar conditions and covenants.

     Prior to the beginning of its acquisition strategy in 1999, the amount of capital Bracknell required to operate its business was relatively low. Bracknell's business is primarily service based and therefore capital expenditure requirements were also relatively low. Bracknell's primary capital requirement was working capital which was primarily met through borrowings under a working capital facility and cash flows from operations. Following the acquisitions, Bracknell's primary capital requirements continue to be working capital which is being met through borrowings under Bracknell's amended and restated working capital facility and cash flows from operations.

     Bracknell's acquisitions and operations are generally financed through the use of a syndicated senior credit facility. The current agreement provides for a $212.5 million senior credit facility composed of Canadian and U.S. operating, term and acquisition facilities. Borrowings under these facilities are in the form of advances, accommodations, bankers acceptances, or letters of credit; and currently bear interest at the London Inter Bank Offered Rate ("LIBOR") plus 2.0% or the prime interest rate in effect for commercial loans in Canada or the United States, as applicable, plus 1.0%. Interest can vary between 1.75% to 3.25% for LIBOR or 0.75% to 2.25% for prime based on Bracknell's ratio of total net debt to consolidated earnings before interest, tax, depreciation and amortization. Changes in LIBOR, which is affected by changes in interest rates in general, will affect the interest rate applicable on our senior credit facility.

     The senior credit facility has general and financial covenants that place certain restrictions on Bracknell, including the making of payments (dividends and distributions); and incurrence of certain liens; the sale of assets under certain circumstances; certain transactions with affiliates; certain consolidations, mergers and transfers; and the use of loan proceeds. In addition, the senior credit facility limits the aggregate amount of additional borrowings that can be incurred by Bracknell. As a matter of policy and under the terms of the credit agreement, Bracknell is required to provide the lenders with periodic budgets, financial statements and public reports and filings, and Bracknell must meet specified thresholds with respect to profitability and debt to net worth ratios.

     Bracknell is exposed to market risks from changes in interest rates that may impact its financial position. The senior credit facility makes interest rate and foreign exchange rate hedging activities available to Bracknell. Historically, and as of July 31, 2000, Bracknell has not used derivative instruments or engaged in hedging activities.

NINE MONTHS ENDED JULY 31, 2000 COMPARED WITH NINE MONTHS ENDED JULY 31, 1999

     Cash outflows from operating activities increased to $43.1 million for the nine months ended July 31, 2000 compared to $1.7 million for the nine months ended July 31, 1999, an increase of $41.4 million. The increase in outflows was primarily due to increased working capital requirements.

     Cash outflows from investing activities increased to $89.3 million for the nine months ended July 31, 2000 compared to $8.4 million for the nine months ended July 31, 1999, an increase of $80.9 million. The increase was primarily due to the acquisitions of Sunbelt, Sylvan and Highlight.

     Cash inflows from financing activities were $100.2 million for the nine months ended July 31, 2000 compared to $0.8 for the nine months ended July 31, 1999, an increase of $99.4 million. The increase was primarily due to the borrowings under Bracknell's senior credit facility.

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1998

     Cash inflows from operating activities decreased to $4.6 million for the year ended October 31, 1999 compared to $9.6 million for the year ended October 31, 1998, a decrease of $5.0 million. Excluding one-time non-operating items of $2.0 million and $2.3 million in 1999 and 1998, respectively, cash inflows from operating activities in 1999 were $6.6 million as compared to $7.3 million in 1998, a year-over-year decrease of $0.7 million. The non-operating item which impacted cash flow from operations in fiscal 1999 was the funding of $2.0 million of restructuring and other charges. The non-operating items which impacted cash flow from operating activities in fiscal 1998 included a one-time interest income receipt of $1.3 million on an income tax settlement and a $1.0 million receipt from the settlement arising from a project at Toronto Pearson Airport.

     Bracknell's cash outflows from investing activities increased to $68.9 million for the year ended October 31, 1999 compared to $6.4 million for the year ended October 31, 1998, an increase of $62.5 million. The increase in cash outflows from investing activities in 1999 was primarily due to the acquisition of Nationwide, and Preferred Electric, an increase in capital expenditures and long-term investments and deferred start up costs.

     Bracknell's cash inflows from financing activities increased to $41.8 million for the year ended October 31, 1999 compared to cash outflows of $1.5 million for the year ended October 31, 1998, an increase of $43.3 million. The increase in cash inflows from financing activities in 1999 was primarily due to an increase in borrowings from the senior credit facility.

FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1997

     Cash inflows from operating activities increased to $9.6 million for the year ended October 31, 1998 compared to $3.2 million for the year ended October 31, 1997, an increase of $6.4 million. The increase in cash inflows was principally as a result of a reduced amount of investment in working capital.

     Cash outflows from investing activities were $6.4 million for the year ended October 31, 1998 compared to cash inflows of $4.4 million for the year ended October 31, 1997, a decrease of $10.8 million. Excluding a one-time item of $9.9 million for the fiscal year ended October 31, 1997, cash outflows from operating activities would have been $5.5 million for the fiscal year ended October 31, 1997 leading to year-over-year increase of $0.9 million. The one-time item which impacted cash flows related to the proceeds on disposal of Bracknell's investment in the Toronto Pearson Airport development project.

     Cash outflows from financing activities were $1.5 million for the year ended October 31, 1998 compared to cash inflows of $0.7 million for the fiscal year ended October 31, 1997, an increase of $2.2 million. The increase of cash outflows was primarily due to the increase in borrowings from the senior credit facility.

                             BUSINESS -- BRACKNELL

THE COMPANY

     Bracknell is a large and rapidly growing facilities infrastructure services provider in North America, providing services to a broad range of technology, telecommunications, commercial, industrial, and institutional customers. As a facilities infrastructure services provider, Bracknell is focused on the design, installation, integration, start-up, operation and maintenance of critical infrastructure for buildings, industrial plants and processes, critical-use facilities, such as telecommunications switch sites, and external wireless and land-based telecommunications infrastructure. Critical infrastructure includes those electrical, mechanical, telecommunications and other systems whose incapacity or failure would have a devastating impact on the use and benefit of the intended activity, such as electrical power systems, lighting systems, low-voltage systems, such as fire alarm, security, communications and process control systems, voice and data communications systems, HVAC, i.e., heating ventilation, air conditioning, refrigeration systems and piping systems, i.e., plumbing and process. Bracknell also provides services needed to support the critical infrastructure and operation of customers' facilities, including site based operations and maintenance, mobile maintenance and service, small modification and retrofit projects, consulting, program development and management for energy systems, and maintenance of facilities.

     Its customers are in many different industries and include companies such as America Online, Dell, Dofasco, E*Trade, Ford, MGM Grand, Microcell, Motorola, Target, Toyota, TriVergent and Wells Fargo. Bracknell has developed strong customer relationships due to its customer-focused organizational structure and its ability to offer services on a North American basis.

     Its strong corporate and operating management team has pursued and will continue to pursue a growth strategy through internal expansion and selective acquisitions. In addition to its growth initiatives, Bracknell's corporate and operating management teams have implemented an operating and financial performance improvement plan. Bracknell believes that this plan, in conjunction with its acquisitions, increased Adjusted EBITDA margins 140.8% from the fiscal year ended October 31, 1998 to the nine months ended July 31, 2000, while over the same period revenues also grew on a pro forma basis.

     Bracknell's growth strategy is targeted towards growing sectors of the North American economy, including the telecommunications, internet and technology sectors. The growth of telecommunications services and the internet, and the increased use of technology, are accelerating demand for new sophisticated facilities. Bracknell expects to see continuing growth in facilities such as wireless infrastructure (mobile wireless and broadband fixed wireless), switch sites, call and data centers, and other technologically advanced, critical use facilities, all of which create demand for specialized facilities infrastructure services.

     Bracknell is a corporation existing under the Ontario Business Corporation Act. The address of its principal executive offices are Suite 1506, 150 York Street, Toronto, Ontario MSH 355 Canada, and its telephone number is (416) 360-4105.

     In May 1965, Bracknell Corporation was incorporated under the laws of the Province of Alberta, Canada, under the name Jorace Petroleums Ltd. The company changed its name to Canadian Obas Oil Limited, then to Rupertsland Resources Co. Ltd., then to Bracknell Resources Ltd. and then to Bracknell Corporation by articles of amendment dated April 26, 1972, May 22, 1979, October 18, 1985 and January 26, 1989, respectively. On May 17, 1989, Bracknell Corporation was continued under the laws of the Province of Ontario, Canada, and on April 15, 1997 amalgamated with two of its wholly owned subsidiaries, T3LPCO-6 Investment Inc. and 1045434 Ontario Inc.

     Bracknell's originally competed in the oil and gas resources industries, when it exited that business and acquired the electrical construction services business of DFC Inc. and Dyncorp on December 1, 1988. In November 1993, Bracknell restructured its businesses into distinct subsidiaries or associates. As part of this reorganization, Bracknell transferred the electrical construction services business carried on by The State Group division to its wholly owned subsidiary, The State Group Limited. From February 1993 until late 1994, all construction management business was undertaken by TCS Total Construction Solutions Inc. In 1997,

TCS Total and Cablecom International Network Cabling Inc. were amalgamated with State Group. Bracknell now provides all of its construction services in Canada through State Group.

     Between November 1992 and October 1996, all new facilities management business was undertaken by Clientech Support Services Inc. In 1996, Clientech Support sold substantially all of its assets to a wholly-owned subsidiary of PROFAC Management Group Limited. On October 31, 1996, Clientech Support was wound up into Bracknell. In 1997, Bracknell purchased an additional 8.8% of the shares of PROFAC, bringing Bracknell's total interest in PROFAC to 50%. Bracknell subsequently transferred its 50% ownership of PROFAC to Clientech Management Services Inc. in order to facilitate the merger of PROFAC and CSL Infrastructure Inc. In December 1997, PROFAC was merged with CSL Infrastructure and continued under the name PROFAC Management Group Limited.

     During the last 18 months, Bracknell has implemented an acquisition program designed to expand its operations. Bracknell has completed the acquisition of Preferred Electric, Nationwide Electric, Sylvan Industrial, Highlight Construction and Sunbelt, as discussed under "Recent Developments" above.

     Set forth below is a list of Bracknell's significant subsidiaries, their jurisdiction of incorporation and the ownership interests of these subsidiaries.

                       SIGNIFICANT OPERATING SUBSIDIARIES

SUBSIDIARY                                JURISDICTION   SHARE OWNERSHIP
----------                                ------------   ---------------
The State Group Limited                   Ontario        100% of the outstanding share capital is
                                                         owned by Bracknell Corporation
Nationwide Electric, Inc.                 Delaware       100% of the outstanding share capital is
                                                         owned by Bracknell Corporation
The State Group International Limited     Michigan       100% of the outstanding share capital is
                                                         owned by The State Group Limited
Preferred Electric, Inc.                  Illinois       100% of the outstanding share capital is
                                                         owned by The State Group (USA) Limited
Bracknell Telecommunications Services     Ontario        100% of the outstanding share capital is
  Inc.                                                   owned by Bracknell Corporation
Parsons Electric Co.                      Minnesota      100% of the outstanding share capital is
                                                         owned by Parsons Electric Holdings, Inc.
Southwest Systems Limited                 Nevada         99% of the outstanding share capital is
                                                         owned by Eagle Electric Holdings,
                                                         Inc. -- Delaware, and 1% owned by Eagle
                                                         Electrical Systems, Inc.
Allison-Smith Company                     Georgia        100% of the outstanding share capital is
                                                         owned by Parsons Electric Holdings, Inc.
Henderson Electric Co. Inc.               Delaware       100% of the outstanding share capital is
                                                         owned by Parsons Electric Holdings, Inc.
Neal Electric, Inc.                       California     100% of the outstanding share capital is
                                                         owned by Parsons Electric Holdings, Inc.
Sylvan Industrial Piping, Inc.            Michigan       100% of the outstanding share capital is
                                                         owned by Parsons Electric Holdings, Inc.
Highlight Construction Ltd.               Alberta        100% of the outstanding share capital is
                                                         owned by Bracknell Telecommunications
                                                         Services, Inc.
Sunbelt Integrated Trade Services, Inc.   Delaware       100% of the outstanding share capital is
                                                         owned by Parsons Electric Holdings, Inc.
Quality Mechanical Contractors, Inc.      Nevada         100% of the outstanding share capital is
                                                         owned by Sunbelt Integrated Trade
                                                         Services, Inc.

SUBSIDIARY                                JURISDICTION   SHARE OWNERSHIP
----------                                ------------   ---------------
Inglett & Stubbs, Inc.                    Georgia        100% of the outstanding share capital is
                                                         owned by Sunbelt Integrated Trade
                                                         Services, Inc.
Crouch Electric, Inc.                     Texas          100% of the outstanding share capital is
                                                         owned by Sunbelt Integrated Trade
                                                         Services, Inc.
Crouch Industries LLC                     Texas          100% of the outstanding share capital is
                                                         owned by Sunbelt Integrated Trade
                                                         Services, Inc.
Schmidt Electric Company, Inc.            Texas          100% of the outstanding share capital is
                                                         owned by Sunbelt Integrated Trade
                                                         Services, Inc.

THE INDUSTRY

     The facilities infrastructure services industry provides customers with essential building services, including the installation, telecommunications, upgrade, retrofit, maintenance and repair of electrical, mechanical and HVAC systems. In North America, Bracknell management estimates that the industry generated aggregate revenues in excess of approximately $170 billion in 1997, of which approximately 73% was from non-residential customers. The breakdown of the overall market by service in 1997 was:

                                  (pie chart)

     Recurring revenues associated with upgrades, retrofit, maintenance, and repair are increasing as a percentage of revenues from the facilities infrastructure services industry as a whole.

     According to the statistics of the U.S. Census Bureau from 1992 to 1997, industry revenues expanded at a compound annual growth rate, or CAGR, of approximately 11.8%. The industry has expanded due to a number of factors, including:

     - A growing trend towards outsourcing facilities infrastructure services driven by the following:

      Customer Cost Savings and Focus. As companies continue to focus on their core competencies, they continue to outsource non-core services to third party providers. Outsourcing to facilities infrastructure services providers allows customers to focus on their core competencies and generate cost savings as third party providers generally perform these services on a more cost efficient basis.


      Increased Complexity. Technological innovations have increased the complexity and technological sophistication of installing and maintaining a facility's systems. As facility infrastructures increasingly rely on advanced technology, Bracknell believes that facility owners will be unable or unwilling to dedicate the resources necessary to maintain the technical proficiency required to efficiently and cost effectively install, upgrade and maintain systems in their facilities. Therefore, many facility owners will continue to turn to facilities infrastructure services providers. In addition, facilities infrastructure services providers have developed competencies in fast track installations on these complex systems, which reduces their customers' time to market and facilities down time.

     - Significant growth in demand for facilities infrastructure services driven primarily by the following:

      High Growth Industries. The rapid growth of the telecommunications and internet industries has increased the demand for highly specialized facilities infrastructure services related to wireless infrastructure, switching sites, data centers, in-premises telecommunications systems and other facilities, by both these industries and their customers. As a result, facilities infrastructure services providers are now required to develop increasingly specialized skill sets to meet the unique needs of these growing industries and their customers. The growth in these industries is being driven by increased demand for services, deregulation, accelerated outsourcing and consolidation of telecommunications and internet companies. Multimedia Telecommunications Association, an industry trade organization, expects telecommunications support services revenues to grow at approximately 13.7% per annum over the next three years.

      Technological Obsolescence. The increased speed of technological development has made, and will continue to make, existing and future facilities' systems and related components, such as electrical, mechanical, and HVAC systems, obsolete in a shorter period of time. Bracknell believes companies will have to continually re-invest in their systems to maintain their competitive position which will increase demand for retrofit and upgrade services.

      Cost Efficiency. Companies have and will continue to replace older, inefficient systems due to the aging installed base of facilities and the cost savings associated with installing new and efficient systems. In addition, many facility owners are instituting periodic maintenance procedures to enhance performance, prolong the life of systems and minimize downtime. The desire to decrease operating costs is increasing the need for upgrade, retrofit and maintenance services.

      Economic Strength. The overall strength of the North American economy has contributed to an increase in demand for facilities infrastructure services.

     The industry is highly fragmented and is primarily comprised of a large number of relatively small, independent businesses with limited service offerings serving discrete local markets. In addition, there are a small number of regional or national operators with multiple locations, who offer a wide range of services.

     The facilities infrastructure services industry is rapidly changing as companies are providing greater depth and more consistent quality of services across larger geographical areas. This reflects the needs of an increasingly greater number of customers with multiple locations that are seeking to rationalize their suppliers. These customers are searching for single source suppliers to provide a wide range of services at multiple locations. The driving factors include:

     - Customer Consolidation. Consolidation is increasing among many of the industry's markets, including real estate, telecommunications, technology, commercial and industrial.

     - Consistent Quality. Consistently high quality facilities infrastructure services across all of a company's facilities will improve the consistency and quality of the company's products and services, which they require in order to remain competitive.

     - Single Source Efficiencies. As companies reduce the number of suppliers, they increase their efficiency and decrease administrative and operating costs.

MARKETS SERVED


     Bracknell's organizational structure is focused on serving four customer categories across many geographical markets. Historically, companies in the facilities infrastructure services industry were structured to provide specific services or to serve specific geographical markets. Bracknell's customer category focus helps it to better serve all of its customer's needs by deepening its industry and customer understanding and by strengthening customer relationships.

     Each of Bracknell's customer categories has a president and marketing and accounting teams responsible for developing customer relationships and improving the financial performance of its customer category. Bracknell targets customers in the following four customer categories:

     - Telecommunications: Bracknell's telecommunications category develops and maintains relationships with customers in the telecommunications sector, including mobile wireless providers, fixed wireless providers, incumbent local exchange carriers, competitive local exchange carriers and long distance service providers. Customers in this category require facilities infrastructure services for their critical use facilities, such as switch sites, co-location facilities and wireless communications towers. Bracknell also designs, installs and maintains in-premises telecommunications and computer networking systems for a variety of facilities through its other customer categories.

     - Special Technology: Bracknell's special technology category develops and maintains relationships with customers that have specialized, technology-intensive facilities, such as data centers and server farms. Bracknell targets facilities and industries which it believes have an increasing demand for facilities infrastructure services. Bracknell customers in this category demand specialized services and are in the Internet, high technology manufacturing, financial services, hotel and gaming and water and wastewater industries.

     - Industrial: Bracknell's industrial category develops and maintains relationships with companies in the general industrial and process industries. Industries in this category include automobile, steel, oil and gas, power, pharmaceuticals, food and paper and forest products. The primary drivers of demand in this category are economic growth, sector growth and technological innovation. Bracknell generally designs, installs, upgrades and maintains electrical and mechanical systems for customers in this category, such as industrial piping systems and new process and manufacturing equipment.

     - Commercial: Bracknell's commercial category develops and maintains relationships with a broad range of customers, including general contractors and facility owners. Bracknell provides facilities infrastructure services for its customers' commercial facilities, including office buildings, medical centers, institutional buildings, warehouses and distribution centers.

     The following table sets forth the total revenues of Bracknell broken down by geographic market for the periods indicated:

                                         NINE MONTHS ENDED
                                         SEPTEMBER 30, 2000     1999       1998       1997
                                         ------------------   --------   --------   --------
                                                     US$ (DOLLARS IN THOUSANDS)
Canada.................................       $302,692        $200,878   $208,207   $180,883
US.....................................        189,657          86,920     41,684     12,958
Other..................................          2,973           5,306     23,482      3,550

SEASONALITY; FLUCTUATION OF QUARTERLY RESULTS

     The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Bracknell's future operating results may be affected by various trends and factors which must be managed in order to achieve favorable operating results.


     Bracknell operates throughout a number of states in the U.S. and across Canada. During the winter months, demand for new installations is lower due to weather conditions, holidays, customers' budgetary constraints and preferences, and the effect of winter weather on external activities. Bracknell's service business is not generally affected by inclement or winter conditions. The commercial, special technologies and industrial segments of Bracknell's business are less subject to seasonal weather trends, as generally this work is performed inside structures protected from the weather. The telecommunications segment may experience some seasonal variation due to weather, particularly in relation to the installation, repair and maintenance of external telecommunications infrastructure such as towers.



     In addition, quarterly results may be affected by the timing of acquisitions, variations in profit margins on different projects, and regional economic conditions. Accordingly, Bracknell's operating results from any particular quarter may not be an indication of the results that can be expected for any other quarter or for the entire year.

REGULATION

     Bracknell's operations are subject to a variety of federal, state, provincial, county and municipal laws, regulations and licensing requirements, including licensing requirements applicable to electricians or other trades, building and electrical codes, regulations relating to consumer protection, regulations relating to worker safety and protection of the environment, labor and employment, immigration, health and safety regulations. If Bracknell fails to comply with applicable regulations, it may be subject to substantial fines or revocation of its licenses. Changes in the laws, regulations and licensing requirements which govern Bracknell and its customers may constrain its ability to provide services to its customers or increase the cost of these services. In addition, competitive pricing conditions in its industry may constrain its ability to adjust its billing rates to reflect increased costs due to these changes.

COMPETITIVE STRENGTHS


     Management believes that Bracknell possesses a number of competitive strengths that position it as a leading provider of facilities infrastructure services within its customer categories. These strengths provide Bracknell with the ability to increase profitability and expand its business in the future.


  Expertise in Providing Specialized Services

     Bracknell has developed an expertise in providing value-added specialized services which include the following:

     - utilizing Bracknell's sophisticated internal capabilities to design a facility's systems in conjunction with Bracknell's installation capabilities, referred to as "design/build" or "design/assist";

     - designing, installing and maintaining systems for critical use facilities, such as switching sites, wireless telecommunications towers, co-location facilities, data centers and server farms;

     - designing, engineering, installing and maintaining complex systems within facilities, such as surveillance and security systems, uninterruptible power and surge suppression systems, in-premises telecommunications and computer networking systems, building management and fire protection systems, lightning protection systems, high voltage distribution, energy efficiency systems and instrumentation and controls for water and wastewater management systems;

     - providing fast-track installations; and

     - developing preventative and predictive maintenance programs.

     Bracknell believes that its high level of expertise in providing specialized services gives it a competitive advantage. In addition, Bracknell's involvement in the design stage of a facility allows it to more efficiently provide services throughout the life cycle of that facility. Bracknell believes there is increasing demand for these specialized services and that it is well positioned to increase its revenues from providing these services.

  Strong Customer Relationships


     Bracknell has developed strong customer relationships by becoming an integral part of the management of its customers' facilities. As a result Bracknell believes it has become a preferred supplier to many of its customers. For the fiscal year ended October 31, 1999, Bracknell estimates that it derived approximately 74.0% of its pro forma revenues from repeat customers. Bracknell's development of strong customer relationships is the result of the following:



     - consistently striving to deliver quality services. For example, Bracknell is a Q1 electrical and mechanical supplier to Ford in North America and received the 1999 Outstanding Business Award from Toyota;


     - structuring its organization around serving customer needs rather than a geographic region or service offering;

     - an entrepreneurial culture which is focused on providing customer service and exceeding customer expectations and allowing local management to develop client relationships; and

     - Bracknell's ISO 9002 certification in 10 of its locations.

     Bracknell believes its strong customer relationships and breadth of service offerings have positioned it to become a single source provider to its customers and to provide recurring services, including upgrades and maintenance, throughout the life cycle of their facilities.

  Comprehensive Service Capabilities Throughout North America


     Bracknell operates throughout North America, and has provided services in 37 states and nine provinces during the last three years. Bracknell has served and will continue to serve new geographic regions to better serve its customers. Bracknell also provides services to key geographic markets, including among others Atlanta, Austin, San Diego and Las Vegas, which have experienced strong economic growth and have a high concentration of customers in the growing technology and telecommunications sectors. Bracknell's ability to provide comprehensive services in multiple locations positions it better than those of its competitors who provide only a limited range of services in limited locations. In addition, Bracknell's North American service capabilities limit its exposure to cyclical downturns in any one geographic region.


  Experienced Management Team

     Bracknell has compiled both strong corporate and operating management teams. Bracknell's corporate management team provides it with strong leadership and significant experience in successfully implementing growth strategies and achieving improved operating and financial performance in large, publicly traded and decentralized corporations. Previous experience of Bracknell's senior management includes:

     - Paul Melnuk, Chief Executive Officer

        -- Chief Executive Officer of Barrick Gold Corporation, a leading international gold-mining company

        -- Chief Executive Officer of Clark USA, a large oil refining and marketing company

        -- President and Chief Executive Officer of The Horsham Corporation, a
           publicly-traded investment holding company August   , 2000

     - Frederick C. Green IV, Chief Operating Officer

        -- President and Chief Executive Officer of Nationwide Electric, Inc.

        -- Vice President of Fisher-Rosemount Group of Emerson Electric

        -- Engagement Manager for McKinsey & Company

     - John Amodeo, Chief Financial Officer

        -- Senior Vice President Finance and Chief Financial Officer of Molson
           Breweries

     In addition, Bracknell's operating management team has an average of approximately 30 years of industry experience and established reputations for managing successful operations in local markets.

  Experience in Acquisition Integration


     Collectively, Bracknell's management team has gained significant experience over the last three years by acquiring and integrating 12 companies in its industry. Since 1999, Bracknell has completed six acquisitions for a total consideration of approximately $250 million, significantly increasing the scale and scope of its operations. Bracknell has a comprehensive process in place to evaluate, consummate and integrate acquisitions. Bracknell believes it has removed a significant amount of integration risk due to:


     - an extensive and disciplined screening process;

     - pre-acquisition due diligence with extensive involvement from corporate and operating management and advisors;

     - a focus on larger acquisitions with considerable management depth and significant financial and operating controls in place;

     - the early identification of cross-selling opportunities prior to closing acquisitions;

     - its ability to retain key employees from acquired companies; and

     - an integration process, directed by senior management which focuses on implementing cost savings and operational control initiatives.

     Bracknell believes that its significant experience with acquisitions and its comprehensive acquisition and integration process will facilitate the successful completion of ongoing initiatives and the successful integration of future acquisitions.

  Decentralized Operating Structure

     Each market Bracknell serves has different operating characteristics and requires knowledgeable local or regional management. Bracknell has a decentralized operating structure that allows local management to retain responsibility for day-to-day operations. Bracknell believes its structure fosters an entrepreneurial atmosphere that maintains high levels of customer service, provides useful information on regional trends and creates new business opportunities and services. Bracknell's decentralized operations are supported at the corporate level with substantial operational and financial controls, coordinated marketing efforts and long-term strategic planning. Bracknell provides incentives to local management through both equity participation and cash-based incentive programs. Bracknell believes that its decentralized operating structure allows it to capitalize on local brand names, market knowledge and customer relationships, while continuing to execute its overall operating strategy.

  Skilled, Scaleable Workforce

     Bracknell has a skilled, scaleable workforce comprised mostly of unionized tradespeople. Bracknell believes that the most skilled workforce in the industry comes from the trade unions due to the skill and training required for membership. In addition, Bracknell believes trade unions provide the most readily available workforce for its industry due to their large, geographically diverse membership and organized structure. Bracknell supplements the high skill level of its workforce with its own training programs. In the event of an increase or decrease in personnel requirements, Bracknell can scale its workforce up or down.

BUSINESS STRATEGY

     Bracknell is pursuing a strategy to achieve its goal of becoming the most recognized and profitable facilities infrastructure services provider in North America. Bracknell is focused on growing its business and enhancing financial performance. Key elements of Bracknell's strategy include:

  Focusing on High Growth Industries and Higher Margin Services

     Bracknell believes its telecommunications and special technology customer categories represent a significant opportunity for growth. For example, Multimedia Telecommunications expects telecommunications support services revenues to grow at approximately 13.7% per annum over the next three years. The growth in those industries is increasing their demand for the higher margin, specialized services that Bracknell has an expertise in providing. Bracknell's acquisitions have been and continue to be focused on companies serving these high growth sectors and Bracknell believes it is well positioned to increase revenues from specialized services and achieve higher EBITDA margins.

  Maintaining its Commitment to Serving Customer Needs

     Bracknell will continue to focus on serving its customer needs. Bracknell's organization is structured around serving customer categories, which it believes will further increase its ability to:

     - generate increased revenues through selling more services to existing customers, expanding local customer relationships to multiple locations and executing specific programs to capture recurring revenues;

     - improve the efficiency with which it delivers common services to customers in the same customer category; and

     - market its services to a broader range of customers within its customer categories.

  Continuing to Improve Operating and Financial Performance

     Bracknell has implemented an operating and financial performance improvement strategy. As part of the strategy, Bracknell has implemented detailed strategic and business planning and monthly and quarterly reviews for all of its operations. Adjusted EBITDA margins improved to 6.9% for the nine months ended July 31, 2000, compared to 2.9% and 4.4% for the fiscal years ended October 31, 1998 and October 31, 1999, respectively. Bracknell's earnings from operations were $36.8, $3.7 and $6.7 million for the nine months ended July 31, 2000, and the years ended October 31, 1999 and 1998 respectively. Operating, financing and investing cash inflows or (outflows) for the nine months ended July 31, 2000 were ($43.1), $100.2 and ($89.3) million respectively. Operating, financing and investing cash inflows or (outflows) for the year ended October 31, 1999 were $4.6, $41.8 and ($68.9) million respectively. Operating, financing and investing cash inflows or (outflows) for the year ended October 31, 1998 were $9.6, ($1.5) and ($6.4) million respectively. Bracknell believes that it will continue to improve its Adjusted EBITDA margins. Key elements of the performance improvement plan include the following:

     - Materials procurement: Bracknell has recently developed a disciplined materials procurement program, which will lower its materials costs. Bracknell believes this program has begun to generate savings and will generate additional savings once fully implemented across recently acquired companies;

     - Project Management: Bracknell believes there is a significant opportunity to improve labor efficiency through better project management, implementing best practices and providing better training and planning processes; and

     - Job Selection: Bracknell focuses on providing services for projects with higher margins. Bracknell's job selection process includes corporate reviews for projects in excess of $5 million.

     In addition, Bracknell has implemented improved billing and collection procedures to reduce its required investment in working capital.

  Retaining and Motivating Key Personnel

     Bracknell has designed compensation and reward systems to provide incentives to motivate key employees. The incentives for corporate management include performance-based stock options, which have accelerated vesting based on common share price performance. Bracknell also has performance based stock option and employment agreements with key management of acquired companies that provide them with significant incentives to remain with Bracknell. In addition, Bracknell often structures acquisition consideration to include earn-outs based on operating and financial performance. It is Bracknell's objective to maintain a highly trained and motivated workforce in order to continue to deliver quality services. Bracknell offers its employees several incentives, including stock options, comprehensive training, employee benefits, an employee share purchase plan and modern tools and equipment.

  Pursuing Strategic Growth Opportunities

     Bracknell believes it can continue to grow revenues internally by focusing on high growth industries, offering services on a North American basis and becoming a single source provider to its customers. Revenues, excluding the effect of acquisitions, grew 16.7% from the nine months ended July 31, 1999 to the nine months ended July 31, 2000. Bracknell intends to augment its internal growth by continuing to selectively acquire large and established companies that have strong financial and operating controls in place. Bracknell has a very disciplined approach to acquisitions and key criteria include:

     - Strategic fit by either focusing on high growth telecommunications and special technology customer categories, providing services for electrical and mechanical systems that fill a specific strategic need, providing specialized services or recurring revenue business, or adding a new technical capability or customer relationship;

     - Experienced management teams that share its strategic focus and that will remain in place to ensure the successful integration and growth of the business; and

     - Demonstrated strong historical financial results.

     The proposed merger complies with the acquisition criteria set out above, in considering those operations of Able that Bracknell intends to maintain as continuing operations. Bracknell's management believes that Able's capabilities complement Bracknell's expertise in critical use telecom facilities and in deploying network infrastructure within buildings. The merger also provides Bracknell with a platform for new growth in the long haul and local loop fiber optic deployment markets, and brings a number of important new customers to Bracknell. Able's subsidiary, Adesta Communications, is particularly considered by Bracknell to be a leading network infrastructure services and development company, with a depth of management demonstrating a strategic focus in the telecommunications marketplace, and a culture that is consistent with the culture throughout Bracknell. Although Able has experienced financial challenges at the parent company level, Bracknell considers the combined financial performance of the proposed continuing operations of Able to align with the criteria relating to demonstrated strong historical financial results.

SERVICES

     Through its skilled workforce and geographically diverse operations, Bracknell designs and installs systems for new facilities, upgrades and retrofits existing systems and provides long-term and on-call maintenance and repair.

  Electrical and Mechanical Systems

     Bracknell provides a broad range of services for electrical and mechanical systems:

     - lighting and power systems;

     - manufacturing and processing equipment;

     - HVAC systems;

     - plumbing and industrial process piping systems;

     - pneumatic and electrical control systems; and

     - general millwright and rigging.


     New installation and upgrade and retrofit projects have historically begun with a request for a bid from an owner or general contractor with respect to design specifications. However, Bracknell is increasingly working closely with its customers to incorporate its technical capabilities in the design of the systems it installs. Through its project management and planning processes, Bracknell schedules the installation of the required systems and generally provides the materials it installs. In addition, in certain circumstances Bracknell also pre-fabricates the materials to be used in the installation.

  Maintenance and Repair Services

     Bracknell supplies its maintenance services on both a long-term and on an on-call basis. These services generally provide recurring revenues and relatively higher margins that are independent of new installations. Bracknell has entered into arrangements with certain customers whereby its personnel remain on-site at the customer's premises to provide long-term maintenance services. Bracknell believes that a continuous, on-site presence provides it with a preferred position to obtain opportunities for upgrade or retrofit projects from its customers.

     Bracknell's on-call maintenance services are initiated when a customer requests repair service or it calls the client to schedule periodic maintenance. Service technicians are scheduled for the call or routed to the customer's business by a dispatcher. Service personnel operate out of Bracknell's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete a variety of jobs. The technician assigned to a service call travels to the business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, and performs the service.

  Specialized Services


     Bracknell offers specialized services that differentiate it from competitors and that typically provide higher margins. Specialized services include the following:


     - utilizing its sophisticated internal capabilities to design a facility's systems, in conjunction with its installation capabilities;

     - designing, engineering, installing and maintaining electrical and mechanical systems for critical use facilities, such as switching sites, wireless communications infrastructure, co-location facilities, data centers and server farms;

     - designing, engineering, installing and maintaining complex systems within facilities, such as surveillance and security systems, uninterruptible power and surge suppression systems, in-premises telecommunications and computer networking systems, building management and fire protection systems, lightning protection systems, high voltage distribution, energy efficiency systems and instrumentation and controls for water and wastewater management systems;

     - providing fast-track installations; and

     - developing preventative and predictive maintenance programs.

  Wireless Communications Infrastructure Services


     Bracknell develops, installs and maintains wireless communications infrastructure for wireless communications towers and building systems. Bracknell also supplies a range of technical services, focused on the design, installation, commissioning and maintenance of microwave equipment and systems. Bracknell's expertise spans a range of wireless technologies, including cellular, personal communication systems, local multi-point distribution systems, multi-channel multi-point distribution systems, microwave, trunking and wireless internet. Bracknell's broad range of wireless communications infrastructure services is supported by significant experience which stems from designing and building over 2,000 wireless sites, including installing wireless sites for entire urban markets. Bracknell can build and service structures of up to 900 feet in height. Bracknell can also design a wide range of wireless facilities, including rooftop infrastructure and towers and has the capability to provide stamped engineering drawings in most jurisdictions.


  Switching Sites and Co-location Facilities

     Bracknell provides a full range of facilities infrastructure services for the critical use facilities of telecommunications companies. Bracknell engineers, furnishes, installs and maintains network equipment and related components for use in the switching sites and co-location facilities of telecommunications companies. Bracknell also provides site location and specialized services such as uninterruptible power and surge suppression systems for these facilities.

  In-premises Telecommunications and Computer Networking Systems

     Bracknell provides interior wiring and data cabling services which include the installation, engineering and maintenance of communications networks in a variety of facilities. Bracknell's services include the establishment and maintenance of computer operations, telephone systems, local area networks and wide area networks, Internet access and systems for monitoring environmental controls or security procedures.

CUSTOMERS AND MARKETING

     Bracknell has built a diverse customer base in each of its four customer categories. Bracknell's customers are generally either the owners of the facilities or general contractors that have been hired by the facility owners to co-ordinate the installation, upgrade or maintenance of the facility. The following are some of the end-user customers for which Bracknell performs its services:

     - In its Telecommunications category, Bracknell has provided services to:
       AT&T, Clearnet, Microcell, Cable & Wireless, MCI Worldcom, Premier Communications, TriVergent Communications and B.C.Telus.

     - In its Special Technology category, Bracknell has provided services to:
       AOL, E*Trade, Dell, Motorola, Intel, PSInet, Park Place Entertainment, Caesars World and MGM Grand.

     - In its Industrial category, Bracknell has provided services to: Ford, General Motors, Toyota, DaimlerChrysler, Merck, Colgate-Palmolive, Procter & Gamble and Dofasco.

     - In its Commercial category, Bracknell has provided services to: Bell South, Target, ADC Telecommunications, The Southern Company, Wells Fargo, Nokia, Gateway, BF Goodrich Aerospace and Novartis.

     Bracknell markets to its customers using its distinctive knowledge, technical capabilities, reputation for service, staffing flexibility and geographic reach. Bracknell is committed to developing long-term relationships with customers and to becoming partners in the successful installation, operation and maintenance of its customers' facilities, equipment and infrastructure. Bracknell's goal is to be involved over the total life cycle of the facility.


     Bracknell has strong relationships with a number of large customers. However, Bracknell's strategy is to maintain a high level of diversification in its customer base. In fiscal 1999, no customer represented more than 7.0% of Bracknell's revenues on a pro forma basis. The following is a list of Bracknell's largest customers and their contribution to its 1999 pro forma revenue, including Able:


CUSTOMER                                               CUSTOMER CATEGORY       REVENUE
--------                                               ------------------   --------------
                                                                            (IN THOUSANDS)
New Jersey Consortium................................                Able      $78,515
WorldCom.............................................                Able       61,636
Ford.................................................          Industrial       57,277
Williams Communications, Inc.........................                Able       49,621
America Online (AOL).................................  Special Technology       40,463
Dofasco..............................................          Industrial       27,960
AK Steel.............................................          Industrial       21,019
E Trade..............................................  Special Technology       18,591
State Farm...........................................  Special Technology       14,717
Park Place Ent. .....................................  Special Technology       13,744

     Bracknell generates new business for installation, upgrade, retrofit, repair and maintenance of facilities either through a pre-existing exclusive arrangement, a competitive bidding process or a negotiated process. In a competitive bidding process, the facilities are designed or redesigned by engineers and architects working for the owner or the owner's agent. When the design is completed, Bracknell submits a proposal for the project and, generally, the lowest bidder is awarded the contract. The negotiated bid process is generally conducted among a pre-selected group of service providers. The service providers are usually selected based upon prior performance and reputation. Although the chosen proposal under a negotiated bid process is typically influenced by the proposed price, other factors, including design and reputation, are taken into consideration.


     Bracknell believes it is often able to ensure that it is included in a negotiated bid process or is awarded an exclusive assignment by providing design assistance to its customers before and during the development of the facility. While price might still be a consideration when awarding a proposal, Bracknell believes that it often gains an advantage in the process by providing design assistance.


     Bracknell usually prices its services on either a fixed price or a cost-plus basis. Under a fixed price contract, Bracknell sets a cost for the project up-front based on a total cost or a per unit cost. Bracknell's ability to complete the project for less than the fixed contract price determines its profit or loss. Under a cost-plus contract, Bracknell generally contracts to receive a certain percentage profit over the materials and labor costs of the project. The cost-plus contract exposes Bracknell to less risk than a fixed price contract.

COMPETITION

     The facilities infrastructure services industry is highly fragmented and competitive. Bracknell generally operates in segments of the industry where it can add value to its customers' facilities and differentiate itself from its competitors. Most of Bracknell's competitors are small, owner-operated companies that typically service a limited geographic area. In the future, competition may be encountered from new entrants, such as multi-trade or specialty contractors, public utilities and other companies attempting to consolidate facilities infrastructure services companies.

     Bracknell generally competes based upon the quality, cost and timeliness of its work, its safety record and the quality and expertise of its workforce. Bracknell believes that its strong past performance in these areas has allowed it to develop a strong reputation, upon which it is able to generate repeat and new business. Bracknell is able to compete against many of its smaller competitors based upon its ability to provide its customers with a full portfolio of service offerings and its ability to perform work throughout North America. In addition, Bracknell is able to compete for business from its telecommunications and special technology customers based upon its ability to execute significant and complex projects, and its experience in executing similar projects in the past.

EMPLOYEES


     Bracknell has approximately 760 office employees and approximately 4,750 field employees. The number of field employees fluctuates depending upon the number and size of the projects undertaken at any particular time. Bracknell does not anticipate any overall reductions in staff as a result of the integration of recently acquired companies, although there may be some job realignments and new assignments in an effort to eliminate overlapping and redundant positions.



     As of April 28, 2000, approximately 96% of Bracknell's field workforce was unionized. Bracknell's subsidiaries that employ union labor are signatories to master collective bargaining agreements, as well as to local agreements. The majority of the collective bargaining agreements contain provisions which prohibit work stoppages, slow-downs or strikes, even during specified negotiation periods relating to agreement renewal, and provide for binding arbitration dispute resolution in the event of prolonged disagreement. Bracknell has not experienced any significant strikes, work stoppages or slow-downs in the past five years. Collective bargaining agreements are typically for three-year terms and expire at various times. These collective bargaining agreements have varying terms and expiration dates. Given the number of trades under separate collective bargaining agreements and the number of local bargaining units throughout the United States and Canada, generally one third of the collective bargaining agreements are under negotiation or set to expire within one year.

EQUIPMENT AND FACILITIES

     Bracknell owns and leases premises for administrative offices and warehousing facilities. Bracknell currently owns three properties in Windsor, Ontario, Saint John, New Brunswick and Surrey, British Columbia. All other facilities are leased at market rates with adequate size and flexibility to accommodate future growth.

LESSEE                          ADDRESS                         LESSOR
------                          -------                         ------
Bracknell Corporation           150 York St., Suite 1506,       Medcan Health Management
                                Toronto, ON
The State Group Limited         1100 Invieta Dr., Unit 17,      Dalemont Inc.
                                Oakville, ON
The State Group Limited         77 Bessemer Rd., London, ON     Z Realty Co. Ltd.
The State Group Limited         11 Cushman Rd., St.             Covello Carmine Annes
                                Catharines, ON
The State Group Limited         60 Martin Ross Ave., Toronto,   Larry Levenstein
                                ON
The State Group Limited         583 Barton St. E., Stoney       Carol & Antonietta Martella
                                Creek, ON
The State Group Limited         2150 Islington Ave.,            Monogram Place Investments
                                Etobicoke, ON
The State Group Limited         Monogram Place Sign             Neon Products
The State Group Limited         Airport Ind. Pkwy., #800,       Kiew Investment Corp.
                                Breslau
The State Group Limited         245 Strassburg Rd., Kitchener,  Doyle Investments
                                ON
The State Group Limited         32131 Industrial Rd., Livonia,  SIJL Development Co.
                                MI
The State Group Limited         Evansville, IN                  Long Par Four Revocable Trust
The State Group Limited         P.O. Box 4530, Evansville, IN   Dan Buck Development
The State Group Limited         1574 Erin St., Winnipeg         M. Kaufmann & M. Thompson
The State Group Limited         155 Leonard St., Regina         TGS Management Services Ltd.,
                                                                In Trust, Sun Life Assurance
                                                                Co.
The State Group Limited         855 Industrial Ave., Ottawa,    Commerce City Rental
                                ON
The State Group Limited         3430 -- 25 St. N.E., Calgary,   Beutel Goodman Real Estate
                                AB
The State Group Limited         17620 -- 107 Ave., Edmonton,    HMR Properties Inc.
                                AB
The State Group Limited         7945 Henri Bourassa, Montreal,  Mayor Investment
                                QC
The State Group Limited         32 Voyager Crt., Etobicoke, ON  Cole Investment Ltd.
The State Group Limited         1735 Boundary Place,            Boundary Place
                                Vancouver, BC
The State Group Limited         2 -- 4 Cataraqui St., Unit      ABNA Investments Ltd.
                                15B, Kingston, ON
The State Group Limited         2342 Wyecroft Rd., Oakville,    B & D Wilkinson Holdings Inc.
                                ON
The State Group Limited         3895 Stadeview Cr., Unit 7,     Erin Mills Development
                                Mississauga, ON                 Corporation
The State Group Limited         200 Wright Ave., Unit 1,        Park Place Investments Ltd.
                                Dartmouth, NS
The State Group Limited         35 Goderich Rd., Unit 8,        Stocktex International
                                Hamilton, ON
The State Group Limited         13800 State Road 57 North,      Daylight Properties LLC
                                Evansville, IN

LESSEE                          ADDRESS                         LESSOR
------                          -------                         ------
The State Group Limited         280 Woolrich St. South,         Krew Investments Corporation
                                Breslean, ON
The State Group Limited         302-195 The West Mall,          Oxford Properties Group Inc. &
                                Etobicoke, ON                   Patria Properties Inc.
The State Group Limited         3995 Stadeview Cres., Unit 7,   The Erin Mills Development
                                Mississauga, ON                 Corporation
The State Group Limited         332 Jones Road North, Unit 7,
                                8 & 9, Stoney Creek, Ontario
Parsons Electric Co.            1140 Floyd Dr., Lexington, KY   Henderson Family Enterprises
Parsons Electric                4502 Poplar Level Rd.,          Henderson Family Enterprises
                                Louisville, KY
Eagle Electrical Holdings,      4391 Creek Rd., Blue Ash, OH    Henderson Family Enterprises
  Inc.
Allison Smith Co.               2284 Marietta Blvd. N.W.,       Harmony Hills Partners, LP
                                Atlanta, GA
Parsons Electric Co.            5960 N.E. Main St., Fridley,    Donald D. Dolen & Sharon A.
                                MN                              Dolan
Nationwide Electric, Inc.       333 South Seventh St., Suite    Cosgrove, Flynn & Gaskins
  (sub-lessee)                  2800, Minneapolis, MN           (sub-lessor)
Neal Electric, Inc.             13250 Kirkham Way, Poway, CA    CWTN Associates, LLC
Neal Electric, Inc.             1235 Greenfield Dr., El Cajon,  1235 Greenfield Drive
                                CA                              Associates, LLC
Southwest Systems Ltd.          6265 South Valley View Dr.,     Koll Business Center, LLC
                                Suites L & M, Las Vegas, NV
Sylvan Industrial Piping of     317 Wilhagen Rd., Nashville,    Thomas M. Morrissey
  Tennessee, Inc.               TN
Sylvan Industrial Piping of     1001 State St., Perty Ambey,    John D. Morrissey
  NJ, Inc.                      NJ                              Michael L. Morrissey
Sylvan Industrial Piping, Inc.  815 Auburn Ave., Pontiac, MI
Sylvan Industrial Piping, Inc.  211 Ridge Rd., Georgetown, SC
Bracknell Telecommunications    6300 Northwest Dr., Unit B,     Canberra Packard Canada Ltd.
  Services, Inc. (sub-lessee)   Mississauga, ON
Highlight Construction Ltd.     11218/11220 -- 143 St.,         394646 Alberta Ltd.
                                Edmonton
Highlight Construction Ltd.     20108 Logan Avenue, Langley,    Joseph Tecklenborg
                                BC
Vista Communication             11208 -- 143 St., Edmonton      394646 Alberta Ltd.
  Technologies Ltd.
Highlight Antenna & Tower       190 Hodsman Rd., Regina         Larmer Properties, Inc.
  Services Ltd.
Highlight Solutions, Inc.       24701 Halstead Rd., Farmington  TJP Properties, LLC
                                Hills, MI
Highlight Solutions, Inc.       24711 Halstead Rd., Farmington  TJP Properties, LLC
                                Hills, MI
Quality Mechanical              3175 Westwood Dr., Las Vegas,   J&H Spilsbury Investments
  Contractors, Inc.             NV
Inglett & Stubbs, Inc.          5200 River View Rd., Mableton,  River Cobb Associates, LLC
                                GA
Quality Mechanical              Mesa Vista, Clark County, NV    Nevada State Dept. of
  Contractors, Inc.                                             Transportation
Quality Mechanical              3135 Westwood Dr., Las Vegas,   Jerry Spilsbury
  Contractors, Inc.             NV

LESSEE                          ADDRESS                         LESSOR
------                          -------                         ------
Schmidt Electric Company, Inc.  9701 F.M. 1625, Creedmor, TX    Bobby Schmidt
Crouch Electric, Inc.           1106 Smith Rd., Austin, TX      Smith Road, LLC
Sunbelt Integrated Trade        B-102, 6655 West Sahara Ave.,   North Wind of Las Vegas, LLC
  Services                      Las Vegas, NV
Quality Mechanical Contractor,  Highland Drive, Las Vegas, NV   TBS Highland Properties
  Inc.

     Bracknell operates a fleet of owned and leased service trucks, vans and support vehicles. Bracknell believes that these vehicles are generally well-maintained and adequate for its present operations. New vehicles are procured through a national fleet leasing vendor on financially advantageous terms.

LEGAL PROCEEDINGS

     Bracknell is, from time to time, a party to legal proceedings arising in the normal course of business operations. Such proceedings often relate to bids on construction contracts or employee matters. Bracknell is not party to any legal proceedings the resolution of which it expects to have a material adverse effect on its business, financial condition or results of operations.

     On September 24, 1999, Bracknell entered into an agreement with NKK Steel Engineering, Inc. relating to the installation of electrical and mechanical systems for the construction of a continuous galvanizing process facility located at the site of National Steel Corporation Great Lakes Division in Ecorse, Michigan. On February 6, 2000, NKK Steel terminated this agreement. On April 6, 2000, Bracknell filed a claim of lien against NKK Steel Engineering Inc. for approximately $25 million representing portions due to Bracknell and various subcontractors. Legal actions were commenced in May 2000 by both Bracknell and NKK Steel in respect of the termination of the agreement but no monetary amounts have been specified by either party. In NKK Steel's claim, they allege, among other things, that Bracknell breached the agreement. In Bracknell's proceedings, it claimed, among other things, that NKK Steel breached the agreement, unjust enrichment, misrepresentation and violations under the Michigan Building Contract Fund Act. Bracknell believes there is merit to its claim for wrongful termination of the agreement and that it has substantive defenses to NKK Steel's claim against it. Based on the advice of counsel and Bracknell's investigations, Bracknell believes that the results of these proceedings will not have a material adverse effect on Bracknell. See "Risk Factors -- Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts".

                            MANAGEMENT -- BRACKNELL

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following chart summarizes some important information about the directors and officers of Bracknell. The present term of each director will expire immediately prior to the election of directors at the next annual meeting of Bracknell shareholders.

NAME                                        AGE                         POSITION
----                                        ---                         --------
Gilbert S. Bennett........................  62    Chairman
Paul D. Melnuk............................  46    Chief Executive Officer and Director
Frederick C. Green IV.....................  43    Executive Vice President and Chief Operating Officer
John D. Amodeo............................  39    Executive Vice President and Chief Financial Officer
Jonathan J. Taylor........................  38    Executive Vice President
John R. Naccarato.........................  33    Corporate Counsel and Secretary
Wade C. Lau...............................  39    Director
James W. Moir, Jr. .......................  55    Director
Gregory J. Orman..........................  31    Director
Allan R. Twa..............................  53    Director
Michael Hanna.............................  48    Director
Jean Rene Halde...........................  52    Director

     Gilbert S. Bennett. Mr. Bennett has been a director of Bracknell since November 1994 and serves as Chairman of the Board. Currently, Mr. Bennett is also Chairman of the Board of Canadian Tire Corporation, Limited. He also serves as a director of Canadian Niagara Power Company Limited, Air Nova Limited, Fortis Inc., and several private companies and is a member of the Board of Governors of The University of Guelph. Mr. Bennett also provides business consulting services.

     Paul D. Melnuk. Mr. Melnuk has been a director of Bracknell since November 1994 and has been Bracknell's Chief Executive Officer since March 1999. Prior to his present position, Mr. Melnuk was President and Chief Executive Officer of Barrick Gold Corporation from 1998 to 1999 and President and Chief Executive Officer of Clark USA Inc. from 1992 to 1998.

     Fredrick C. Green IV. Mr. Green has been an Executive Vice President and the Chief Operating Officer of Bracknell since September 1999. Prior to his current employment, Mr. Green was the President and Chief Executive Officer of Nationwide Electric, Inc. from 1998 to 1999, the President and Chief Executive Officer of Product Safety Resources, Inc. from 1996 to 1998, the President and Chief Operating Officer of Plum Building Systems, Inc. in 1996 and held several executive roles with the Fisher-Rosemount Group of Emerson Electric from 1988 to 1996.

     John D. Amodeo. Mr. Amodeo has been an Executive Vice President and the Chief Financial Officer of Bracknell since August 1999. Prior to his current employment, Mr. Amodeo was the Senior Vice President, Finance and Chief Financial Officer of Molson Breweries from 1998 to 1999 and held other executive positions at Molson from 1989 to 1998.

     Jonathan J. Taylor. Mr. Taylor has been an Executive Vice President of Bracknell and the President of Clientech Management Services, Inc. since April 1995. In addition, Mr. Taylor was the President and Chief Executive Officer of ProFac Facilities Management Services Inc.

     John R. Naccarato. Mr. Naccarato has been the Corporate Counsel and Secretary of Bracknell since May 1999. Prior to his current employment, Mr. Naccarato was the Assistant to the Corporate Secretary at Dofasco Inc. from June 1997 to May 1999.

     Wade C. Lau. Mr. Lau has been a director of Bracknell since December 1999. Mr. Lau is a Vice-President of Opus Properties LLC. Prior to his current employment, Mr. Lau was Executive Managing Director of CB Richard Ellis from 1998 to 1999, Executive Vice President of CB Commercial Koll Management Services from 1996 to 1998, and Executive Vice President of Shelard, Inc. from 1993 to 1996.

     James W. Moir, Jr. Mr. Moir has been a director of Bracknell since April 1997. Mr. Moir is a Professional Corporate Director. Mr. Moir retired on October 15, 1998 as President and Chief Executive Officer of Maritime Medical Care Inc. (a health services corporation).

     Gregory J. Orman. Mr. Orman has been a director of Bracknell since September 1999. Mr. Orman is also the President of KLT Inc. Prior to his current employment, Mr. Orman was President of KLT Energy Services from 1996 to 2000, Chairman of Nationwide Electric, Inc. from 1998 to 1999, Chief Executive Officer and President of Custom Energy LLC from 1997 -- 1999, and Chief Executive Officer of Environmental Lighting Concepts from 1994 to 1997.

     Allan R. Twa. Mr. Twa has been a director of Bracknell since August 1985. Mr. Twa is also a partner with the law firm of Burnet, Duckworth & Palmer.

     Michael Hanna. Mr. Hanna has been a director of Bracknell since March 2000. Mr. Hanna is currently a professional director and management consultant. Mr. Hanna was the Chief Executive Officer and Chairman of Sunbelt from November 1998 to March 2000, when Sunbelt was acquired by Bracknell. Prior to that, Mr. Hanna was the Executive Vice President of Louisiana-Pacific Corporation from 1996-1998 and the President of Associated Chemists Inc. from 1990-1996.

     Jean Rene Halde. Mr. Halde has been a director of Bracknell since June 2000. Mr. Halde has been the President and CEO of Livingston Group Inc. since January 1995. Livingston Group Inc. is a privately held holding company. From 1987 to 1994, Mr. Halde was President and CEO of Culinar Inc.

SUMMARY COMPENSATION

     For the fiscal year ended October 31, 2000, Bracknell paid approximately $1,984,970 to its executive officers and directors for services rendered in all capacities.

DIRECTORS' COMPENSATION

     With the exception of Mr. Bennett who, as Chairman of the Board, receives $33,472 per annum, each director who is not a salaried employee of Bracknell or any of its subsidiaries is entitled to be paid $10,042 per annum plus $669 per meeting attended, including meetings of any committee of the board. In addition, directors are eligible to receive discretionary grants of stock options pursuant to Bracknell's stock option plan.

EXECUTIVE COMPENSATION

     The following table sets out all annual and long-term compensation for services in all capacities to Bracknell and its subsidiaries for the financial years ended October 31, 2000, 1999 and 1998 in respect of each of the individuals who were the Chief Executive Officer, and the four other most highly compensated executive officers of Bracknell during the fiscal year ended October 31, 2000. Although compensation is paid in Canadian dollars, to be consistent with Bracknell's practice of reporting in U.S. dollars, all amounts set out in the Summary Compensation Table are stated in U.S. dollars.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                    LONG-TERM COMPENSATION
                                                                             ------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                             ------------------------   ---------
                                              ANNUAL COMPENSATION            SECURITIES   RESTRICTED    LONG TERM
                                      ------------------------------------     UNDER       SHARES OR    INCENTIVE
                                                            OTHER ANNUAL      OPTIONS/    RESTRICTED      PLAN         ALL OTHER
                             FISCAL   SALARY     BONUS     COMPENSATION(3)      SARS      SHARE UNITS    PAYOUTS    COMPENSATION(4)
NAME AND PRINCIPAL POSITION   YEAR     (US$)    (US$)(2)        (US$)         GRANTED        (US$)        (US$)          (US$)
---------------------------  ------   -------   --------   ---------------   ----------   -----------   ---------   ---------------
Paul D. Melnuk...........     2000    301,245         0              0              0          0            0                0
  President and Chief         1999    201,380   163,342              0        600,000          0            0           10,775
  Executive Officer(5)        1998         --        --             --             --         --           --               --
Jonathan Taylor..........     2000    152,623    67,344(9)           0              0          0            0                0
  Executive Vice President    1999    139,160   150,623              0        130,000          0            0            9,037
  President, Clientech        1998     87,498   139,348              0              0          0            0            6,518
  Management Services Inc.
John Naccarato...........     2000    117,851        --              0        100,000          0            0                0
  Corporate Counsel and       1999     39,817    78,453              0         40,000          0            0            4,369
  Secretary(6)                1998         --        --             --             --         --           --               --
John Amodeo..............     2000    152,623        --              0              0          0            0                0
  Executive Vice President    1999     37,553    60,116              0        200,000          0            0            9,037
  and Chief Financial         1998         --        --             --             --         --           --               --
  Officer(7)
Frederick C. Green IV(8)..    2000    200,000         0              0              0          0            0                0
  Executive Vice President    1999         --        --             --        150,000         --           --               --
  Chief Operating Officer     1998         --        --             --             --         --           --               --

---------------

Notes:
(1) Compensation is paid in Canadian dollars. The rates of exchange used to convert U.S. dollars to Canadian dollars are: 1998: 1.54; 1999: 1.49; 2000:
    1.49.
(2) Bonuses for the fiscal year 2000 have not yet been determined.
(3) Perquisites and other personal benefits do not exceed the lesser of $33,472 (Cdn. $50,000) and 10% of the total of the annual salary and bonus for any of the named executive officers.
(4) Amounts referred to in this column reflect the amounts contributed by Bracknell to defined contribution pension plans, registered retirement savings plans and life insurance premiums paid by Bracknell.
(5) Mr. Melnuk became an employee of Bracknell on March 1, 1999. The bonus payment reflects that portion of the calendar year-end bonus of $244,343, prorated to October 31, 1999.
(6) Mr. Naccarato became an employee of Bracknell on May 17, 1999. The bonus payment reflects that portion of the calendar year-end bonus of $107,109, prorated to October 31, 1999. In December, 1999, Mr. Naccarato was also granted 100,000 performance options.
(7) Mr. Amodeo became an employee of Bracknell on August 1, 1999. The bonus payment reflects that portion of the calendar year-end bonus of $100,415, prorated to October 31, 1999.
(8) Mr. Green became an employee of Bracknell on September 30, 1999.
(9) Mr. Taylor received a special bonus on the sale of Profac Facilities Management Services, Inc.

EMPLOYMENT AGREEMENTS

  Paul D. Melnuk

     Bracknell has entered into an employment agreement with Paul D. Melnuk effective as of March 2, 1999. Under the terms of this agreement, Mr. Melnuk receives a salary of $301,245 per annum and is entitled to a yearly cash incentive bonus, at the discretion of the board, targeted at 100% of his salary. Mr. Melnuk also received an initial grant of 300,000 stock options which will vest in three equal tranches over three years. In addition, Mr. Melnuk has been given an additional grant of 300,000 stock options which will vest in seven years. Conditionally, these options will vest in three equal tranches over three years, so long as Bracknell's shareholders experienced at least a 20% annual return in each of the three years from the date of grant.

     Upon the termination of Mr. Melnuk's employment by the board other than for cause, he will be entitled to receive 30 months total compensation in lieu of notice, total compensation comprising base salary, benefits, and bonus equal to the average cash incentive bonus received by Mr. Melnuk over the two preceding years.

  John D. Amodeo

     Bracknell has entered into an employment agreement with John D. Amodeo, effective as of August 1, 1999. Under the terms of this agreement, Mr. Amodeo receives a salary of $150,623 per annum and is entitled to a yearly cash incentive bonus, at the discretion of the board, targeted at 100% of his salary for achieving expected levels of performance. Mr. Amodeo also received an initial grant of 100,000 stock options which will vest in equal tranches over three years, commencing on the date of employment. In addition, Mr. Amodeo has been given an additional grant of 100,000 stock options which will vest in seven years. Conditionally, these options will vest in three equal tranches over three years, so long as Bracknell's shareholders experienced at least a 20% annual return in each of the three years from the date of grant.

     Upon the termination of Mr. Amodeo's employment other than for cause, he will be entitled to receive 12 months total compensation in lieu of notice, total compensation comprising base salary, benefits, and bonus equal to the average cash incentive bonus received by Mr. Amodeo over the two preceding years. If a change in control of Bracknell results in the termination of Mr. Amodeo's employment, then Mr. Amodeo will be entitled to receive 24 months total compensation in lieu of notice.

  John R. Naccarato

     Bracknell has entered into an employment agreement with John R. Naccarato, effective as of January 1, 2000. Under the terms of this agreement, Mr. Naccarato receives a salary of $117,151 per annum and is entitled to a yearly cash incentive bonus, at the discretion of the board, targeted at 100% of his salary for achieving expected levels of performance. Mr. Naccarato also received an initial grant of 40,000 stock options which will vest in equal tranches over three years, commencing on the date of employment. In addition, Mr. Naccarato has been given an additional grant of 100,000 stock options, which will vest in seven years. Conditionally, these options will vest in three equal tranches over three years, so long as Bracknell's shareholders experienced at least a 20% annual return in each of the three years from the date of grant.

     Upon the termination of Mr. Naccarato's employment other than for cause, he will be entitled to receive 12 months total compensation in lieu of notice, total compensation comprising base salary, benefits, and bonus equal to the average cash incentive bonus received by Mr. Naccarato over the two preceding years. If a change in control of Bracknell results in the termination of Mr. Naccarato's employment, then Mr. Naccarato will be entitled to receive 24 months total compensation in lieu of notice.

  Frederick Green IV

     Bracknell has entered into an employment agreement with Frederick Green IV, effective as of September 30, 1999. Under the terms of this agreement, Mr. Green receives a salary of $200,000 per annum and is entitled to a yearly cash incentive bonus, at the discretion of the board, targeted at 100% of his salary for achieving expected levels of performance.

     Mr. Green was previously employed as the President and Chief Executive Officer of Nationwide, prior to its acquisition by Bracknell. As a result of the change of control of Nationwide, Mr. Green is entitled to give notice of his termination of employment up to September 30, 2000, following which he shall be entitled to receive his compensation comprising salary and benefits through April, 2001.

     Mr. Green also received a grant of 150,000 stock options which will vest in seven years. Conditionally, these options will vest in three equal tranches over three years, so long as Bracknell's shareholders experienced at least a 20% annual return in each of the three years from the date of grant.

     Upon the termination of Mr. Green's employment other than for cause, he will be entitled to receive 12 months total compensation in lieu of notice, total compensation comprising base salary, benefits, and bonus equal to the average cash incentive bonus received by Mr. Green over the two preceding years. If a change in control of Bracknell results in the termination of Mr. Green's employment, then Mr. Green will be entitled to receive 24 months total compensation in lieu of notice.

     Mr. Green received an interest-free loan from Nationwide in the amount of $150,000, prior to the acquisition of Nationwide. The loan was provided pursuant to Mr. Green's previous employment agreement under which he agreed to not compete with Nationwide after expiration or termination of his employment.

STOCK OPTION AND PURCHASE PLANS

  Stock Option Plan

     Bracknell maintains a stock option plan which is administered by the board. Eligibility for participation under the stock option plan is limited to directors, officers and other key employees of Bracknell and its subsidiaries. The number of common shares of Bracknell that may be optioned at any time is limited to 4,280,344 in total and, with respect to any one participant in the stock option plan, to 5% of the aggregate number of issued and outstanding common shares, on a non-diluted basis, at such time. The exercise price in respect to any option issued under the stock option plan is required to be fixed by the board and may not be less than the closing price of the common shares on the day prior to the day on which the option is granted.

     Options issued under the stock option plan may be exercised during a period determined by the board, which may not exceed ten years. All options granted under the stock option plan are non-assignable. Other than in the circumstances described below or as otherwise set out in the stock option plan, the stock option plan provides that options terminate three months after (1) the termination of the participant's employment for any reason, including by reason of the death of a participant, and (2) in the case of a participant who is a director of Bracknell, the date on which such participant ceases to be a director. Options issued under the stock option plan expire immediately upon the termination of the participant's employment by Bracknell, or, where applicable, its subsidiary, for cause or upon the voluntary resignation of the participant.

     During the fiscal year ended October 31, 1999, the following options were issued to the named executive officers to purchase common shares under the stock option plan:

                  OPTION/SAR GRANTS DURING FINANCIAL YEAR 1999

                                                 % OF TOTAL                                             MARKET VALUE OF
                              NUMBER OF         OPTIONS/SARS                                              SECURITIES
                              SECURITIES         GRANTED TO                                               UNDERLYING
                         UNDERLYING OPTIONS/    EMPLOYEES IN   EXERCISE OR BASE                       OPTIONS/SARS ON THE
                           SARS GRANTED(1)       FINANCIAL          PRICE                                DATE OF GRANT
NAME                             (#)                YEAR        (C$/SECURITY)      EXPIRATION DATE       (C$/SECURITY)
----                     --------------------   ------------   ----------------   -----------------   -------------------
Paul D. Melnuk.........        600,000(2)           40.7           C$6.05             March 2, 2009         C$6.05
  President and Chief
  Executive Officer
George Ploder..........         50,000               3.4            $6.35         February 12, 2006          $6.35
  Former President and
  Chief Executive
  Officer
Jonathan Taylor........        130,000(3)            8.8       30,000 @ $6.35     February 12, 2006          $6.35
  Executive Vice
  President; President,                                        100,000 @ $6.45        June 28, 2009          $6.45
  Clientech Management
  Services Inc.
John Amodeo............        200,000(4)           13.6            $6.45             June 28, 2009          $6.45
  Executive Vice
  President and Chief
  Financial Officer
John Naccarato.........         40,000(5)            2.7            $6.10            April 26, 2009          $6.10
  Corporate Counsel and
  Secretary

---------------


(1) Unless otherwise noted, the number of stock options relates to conventional stock options. In 1999, the Bracknell board established a plan to grant its executives performance based stock options which will vest in seven years. Conditionally, these options will vest over three years so long as the shareholders of Bracknell experienced at least a 20% annual return in each of the three years from the date of grant. If, in any of the three years, the annual return of shareholders of Bracknell was not equal to or greater than 20%, then the options to vest in that year will not vest until the next year within the period so long as the shareholders of Bracknell experienced a 20% or greater compounded return over the combined period. An aggregate of 366,666 performance options have vested to date.

(2) Includes a grant of 300,000 performance based stock options.
(3) Includes a grant of 100,000 performance based stock options.
(4) Includes a grant of 100,000 performance based stock options.
(5) In December, 1999, Mr. Naccarato received a grant of 100,000 performance based stock options, subject to the approval of Bracknell's shareholders, which was obtained at Bracknell's annual meeting on February 29, 2000, issued at an exercise price of Cdn $6.05 per common share. The market value of the securities underlying the options on the date of grant was Cdn $6.05.

                        AGGREGATED OPTION/SAR EXERCISES
                           DURING FINANCIAL YEAR 1999
                    AND FINANCIAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                           OPTIONS/SARS AT           THE-MONEY OPTIONS/SARS
                                           SECURITIES    AGGREGATE           OCTOBER 31,               AT OCTOBER 31, 1999
                                           ACQUIRED ON     VALUE              1999 (#)                      (US$)(1)
                                            EXERCISE     REALIZED    ---------------------------   ---------------------------
NAME                                           (#)         (US$)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                       -----------   ---------   -----------   -------------   -----------   -------------
Paul D. Melnuk...........................       0            0          50,000        600,000       $110,457           0
  President and Chief Executive Officer
George Ploder............................       0            0         212,500         37,500       $441,826           0
  Former President and Chief Executive
  Officer
Jonathan Taylor..........................       0            0          82,500        122,500       $165,685           0
  Executive Vice President; President,
  Clientech Management Services Inc.
John Naccarato...........................       0            0          10,000         30,000              0           0
  Corporate Counsel and Secretary
John Amodeo..............................       0            0          25,000        175,000              0           0
  Executive Vice President and Chief
  Financial Officer

---------------

(1) In-the-money options are those where the fair market value of the underlying security exceeds the exercise price thereof. The value of in-the-money options is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the options from the aggregate year-end market value of the underlying security.

  Employee Share Purchase Plan

     On December 31, 1992, Bracknell established an employee share purchase plan to facilitate investment by eligible employees in Bracknell's common shares and to allow employees of Bracknell to participate in the appreciation thereof. Any employee of Bracknell, or of any subsidiary or associate of Bracknell, who has completed at least 12 months of service with Bracknell or, where applicable, the relevant subsidiary or associate, is a resident of Canada and does not own or control, directly or indirectly, 5% or more of the outstanding common shares of Bracknell, is eligible for membership in the employee share purchase plan. The requirements for service tenure and/or Canadian residency may be waived by the Chief Executive Officer. Eligible employees may contribute up to 10% of their wages by way of payroll deduction toward the purchase of common shares under the employee share purchase plan. Under the terms of the employee share purchase plan, the participant's employer is required to contribute $1 for every $2 contributed by the employee, up to a maximum employer contribution of 2% of the participant's normal wages. All contributions made under the employee share purchase plan are used by the trustee for the employee share purchase plan, Montreal Trust Company of Canada, to purchase common shares on the open market or, with the prior written approval of the board, by private purchase. All common shares purchased on behalf of participants under the employee share purchase plan are distributed to such participants at the end of each calendar year. The employee share purchase plan is under review by Bracknell and may be modified by the directors to ensure that it continues to meet current administrative and tax standards and the objectives of the board in aligning employees' interests with those of the shareholders of Bracknell.

     Effective on April 1, 2000, Bracknell established a share purchase plan to facilitate investment by eligible employees in Bracknell's common shares and to allow employees of Bracknell to participate in the appreciation thereof. Any employee of Bracknell, or of any subsidiary or associate of Bracknell, who has satisfied 12 months of continuous service, as such term is defined in the share purchase plan, with Bracknell or, where applicable, the relevant subsidiary or associate, is a resident of the United States and does not own or control, directly or indirectly, 5% or more of the outstanding common shares of Bracknell, is eligible for membership in the share purchase plan. The requirements for service tenure and/or U.S. residency may be waived by the Chief Executive Officer. Eligible employees may contribute up to 10% of their wages by way of payroll deductions toward the purchase of common shares under the share purchase plan.

     Under the terms of the share purchase plan, the participant's employer is required to contribute $1 for every $2 contributed by the employee, up to a maximum employer contribution of 2% of the participant's normal wages. All contributions made under the share purchase plan are used by the administrative agent for the share purchase plan, CIBC Mellon Trust Company, to purchase common shares on the open market. All common shares purchased on behalf of participants under the share purchase plan vest automatically, and are retained in the participant's individual account with the CIBC Mellon Trust Company. A participant may cancel their participation in the share purchase plan, however they must then wait twelve months prior to becoming eligible to again participate in the share purchase plan.

                      PRINCIPAL SHAREHOLDERS -- BRACKNELL


     As of November 15, 2000, no person or entity known to Bracknell beneficially owned more than 10% of Bracknell's outstanding share capital. All members of the board of directors and executive officers as a group beneficially owned, as that term is defined under the Securities Exchange Act, 2,547,264 common shares, or 6.2%, of Bracknell common stock.


     Set forth in the table below are the names of each director and their respective shareholdings as of November 1, 2000 (according to information furnished by them to Bracknell).

                             NUMBER OF BRACKNELL
                              COMMON SHARES AND
                            OPTIONS BENEFICIALLY
                             OWNED, DIRECTLY OR
                             INDIRECTLY, OR OVER
                              WHICH CONTROL OR       PERCENTAGE OF
NAME                       DIRECTION IS EXERCISED      OWNERSHIP                     TERMS
----                       -----------------------   -------------                   -----
Gilbert S. Bennett.......  4,000 common shares
                           50,000 options                   *        All such options are currently
                                                                     exercisable for Cdn $2.70 per common
                                                                     share and expire on January 19, 2002.
Wade C. Lau..............  5,000 common shares
                           2,500 warrants
                           50,000 options                   *        Common shares and standard share
                                                                     purchase warrants (with an exercise
                                                                     price of US $4.25 per common share
                                                                     and are exercisable for a period of
                                                                     18 months from September 30, 1999)
                                                                     were issued to Mr. Lau in connection
                                                                     with the Nationwide transaction.
                                                                     50,000 options are performance
                                                                     options which have accelerated
                                                                     vesting over three years in three
                                                                     equal tranches only if the total
                                                                     shareholder return is at least 20%
                                                                     per year over the three years. These
                                                                     options are exercisable for Cdn $7.35
                                                                     and expire on June 13, 2010.
Paul D. Melnuk...........  380,334 common shares
                           650,000 options                1.9%       Donna L. Melnuk, Mr. Melnuk's
                                                                     spouse, is the beneficial holder of
                                                                     14,100 of these common shares.

                             NUMBER OF BRACKNELL
                              COMMON SHARES AND
                            OPTIONS BENEFICIALLY
                             OWNED, DIRECTLY OR
                             INDIRECTLY, OR OVER
                              WHICH CONTROL OR       PERCENTAGE OF
NAME                       DIRECTION IS EXERCISED      OWNERSHIP                     TERMS
----                       -----------------------   -------------                   -----
                                                                     50,000 of these options are currently
                                                                     exercisable for Cdn $2.70 per common
                                                                     share and expire January 19, 2002.
                                                                     In connection with Mr. Melnuk's
                                                                     appointment as President and Chief
                                                                     Executive Officer, Mr. Melnuk was
                                                                     granted 600,000 options. 300,000 of
                                                                     these options will automatically vest
                                                                     over three years in equal tranches
                                                                     and the remaining 300,000 of these
                                                                     options will vest over three years in
                                                                     equal tranches only if the total
                                                                     shareholder return is at least 20%
                                                                     per year over the three years. All of
                                                                     the options granted in connection
                                                                     with Mr. Melnuk's appointment are
                                                                     exercisable for Cdn $6.05 and expire
                                                                     on March 2, 2006.
James W. Moir, Jr........  20,000 common shares
                           50,000 options                   *        All such options are currently
                                                                     exercisable for Cdn $3.90 per common
                                                                     share and expire on June 2, 2004.
Gregory J. Orman.........  1,410,281 common shares
                           11,149 warrants                3.5%       Common shares were issued to Reardon
                                                                     Capital LLC, an entity controlled by
                                                                     Mr. Orman, in connection with the
                                                                     recently completed acquisition of
                                                                     Nationwide Electric, Inc. on
                                                                     September 30, 1999.
                                                                     Standard share purchase warrants were
                                                                     issued to Reardon Capital LLC, an
                                                                     entity controlled by Mr. Orman, in
                                                                     connection with the Nationwide
                                                                     transaction with an exercise price of
                                                                     US $4.25 per common share and are
                                                                     exercisable for a period of 18 months
                                                                     from September 30, 1999.

                             NUMBER OF BRACKNELL
                              COMMON SHARES AND
                            OPTIONS BENEFICIALLY
                             OWNED, DIRECTLY OR
                             INDIRECTLY, OR OVER
                              WHICH CONTROL OR       PERCENTAGE OF
NAME                       DIRECTION IS EXERCISED      OWNERSHIP                     TERMS
----                       -----------------------   -------------                   -----
Allan R. Twa.............  5,000 common shares
                           50,000 options                   *        All such options are currently
                                                                     exercisable for Cdn $2.70 per common
                                                                     share and expire on January 19, 2002
Jean Rene Halde..........  4,000 common shares
                           50,000 options                   *        50,000 options are performance
                                                                     options which have accelerated
                                                                     vesting over three years in three
                                                                     equal tranches only if the total
                                                                     shareholder return is at least 20%
                                                                     per year over the three years. These
                                                                     options are exercisable for Cdn $7.35
                                                                     and expire on June 13, 2010.
Michael Hanna              105,000 common shares
                           50,000 options                   *        50,000 options are performance
                                                                     options which have accelerated
                                                                     vesting over three years in three
                                                                     equal tranches only if the total
                                                                     shareholder return is at least 20%
                                                                     per year over the three years. These
                                                                     options are exercisable for Cdn $7.35
                                                                     and expire on June 13, 2010.


---------------

* Less than one percent.

                       CERTAIN TRANSACTIONS -- BRACKNELL

     Bracknell has, from time to time, entered into various transactions with certain of its officers and directors and entities in which these parties have an interest. Bracknell believes that these transactions have been on terms no less favorable to Bracknell than could be obtained in a transaction with an independent third party.

     Mr. Gregory Orman, a director of Bracknell, who also controls Reardon Capital LLC. Reardon Capital LLC, was issued 1,273,535 Series A preferred shares and a warrant to purchase 286,125 shares by Bracknell in connection with the acquisition of Nationwide Electric, Inc. These Series A preferred shares have since been converted into common shares of Bracknell on a one for one basis. The standard share purchase warrant was issued with an exercise price of $4.25 per Bracknell common share and is exercisable in whole or in part for a period of 18 months from September 30, 1999. Reardon Capital LLC was also issued 1,273,535 common shares of Bracknell in connection with the acquisition of Nationwide Electric, Inc. Currently, Reardon Capital LLC owns 1,410,281 common shares and a warrant for 11,149 shares.

     Mr. Wade Lau, a director of Bracknell, was issued 5,000 shares of Bracknell common stock and a warrant to purchase 2,500 shares of Bracknell common stock in connection with the acquisition of Nationwide Electric, Inc. The standard share purchase warrant was issued with an exercise price of $4.25 per common share and is exercisable in whole or in part for a period of 18 months from September 30, 1999.

     Mr. Frederick Green IV, an officer of Bracknell, has been granted 282,000 stock options by Bracknell in connection with the acquisition of Nationwide Electric, Inc. The stock options were issued with an exercise price of $4.25 per common share, and vest from November, 1999 to November, 2003. In addition, Mr. Green holds approximately a 3.9% interest in Reardon Capital LLC, as described above. Mr. Green received an interest-free loan from Nationwide Electric, Inc. in the amount of $150,000, prior to the acquisition of Nationwide Electric, Inc. by Bracknell. The loan was provided pursuant to Mr. Green's previous employment agreement under which he agreed to not compete with Nationwide Electric, Inc. after expiration or termination of his employment. Such non-compete obligations and the terms of the loan have been carried forward into Mr. Green's current employment agreement with Bracknell.


     Mr. Michael D. Hanna, a director of Bracknell and a former shareholder of Sunbelt Integrated Trade Services, Inc. is entitled to receive approximately 8.5% of any earn-out consideration payable in connection with the acquisition by Bracknell of Sunbelt Integrated Trade Services, Inc. and its subsidiaries. Mr. Hanna may elect to receive 50% of his apportioned amount of the earn-out consideration in the form of shares of Bracknell common stock calculated on the basis of $4.65 per share.

            ABLE -- SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     Able has provided you with a summary of its historical consolidated financial statements. The following information should be read in conjunction with "Able -- Management's Discussion and Analysis of Financial Condition and Results of Operations." Results of operations reflect the operating results of MFS Network and other acquired businesses only from the respective dates of acquisition. Accordingly, results are not necessarily comparable on a period-to-period basis. See the consolidated financial statements for Able, and the related notes to those statements, which are included in this proxy statement/prospectus. The financial data for the nine months ended July 31, 1999 and 2000 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position and results of Able for such period. Due to seasonality and other market factors, the consolidated historical results for the nine months ended July 31, 2000 are not necessarily indicative of results for a full year.

                                                              YEAR ENDED OCTOBER 31,
                                                 -------------------------------------------------
                                                  1995      1996      1997       1998       1999
                                                 -------   -------   -------   --------   --------
INCOME STATEMENT DATA:
  Revenue:
     Construction and maintenance..............  $35,408   $48,906   $86,334   $217,481   $382,844
     Conduit sale..............................       --        --        --         --     35,721
                                                 -------   -------   -------   --------   --------
          Total revenue........................  $35,408   $48,906   $86,334   $217,481   $418,565
                                                 =======   =======   =======   ========   ========
Costs and expenses:
  Costs of revenues............................  $27,720   $40,486   $68,164   $179,505   $330,387
  Costs of conduit sale........................       --        --        --         --     34,673
  General and administrative...................    5,464     8,404     8,797     18,967     41,041
  Depreciation and amortization................    1,914     2,750     4,532      7,600     11,833
  Impairment of long-lived assets..............       --        --        --         --      2,515
  Charges and transactions/translations losses
     related to Latin American operations......       96     3,553        --         --         --
                                                 -------   -------   -------   --------   --------
          Total costs and expenses.............  $35,194   $55,193   $81,493   $206,072   $420,449
                                                 =======   =======   =======   ========   ========
Income (loss) from operations..................  $   214   $(6,287)  $ 4,841   $ 11,409   $ (1,884)
                                                 -------   -------   -------   --------   --------
Other income (expenses):
  Interest expense.............................  $(1,118)  $(1,350)  $(1,565)  $ (5,534)  $ (9,512)
  Change in value of stock appreciation
     rights....................................       --        --        --         --     (1,814)
  Equity in losses of investment in Kanas......       --        --        --         --       (591)
  Other........................................      572       238       601        662       (761)
                                                 -------   -------   -------   --------   --------
          Total other expenses.................  $  (546)  $(1,112)  $  (964)  $ (4,872)  $(12,678)
                                                 =======   =======   =======   ========   ========
Income (loss) before income taxes, minority
  interest and extraordinary item..............  $  (332)  $(7,399)  $ 3,877   $  6,537   $(14,562)
  Provision for (benefit from) income taxes....     (368)     (891)      727      3,405       (138)
                                                 -------   -------   -------   --------   --------
Income (loss) before minority interest and
  extraordinary item...........................       36    (6,508)    3,150      3,132    (14,424)
Minority interest..............................     (317)      598      (293)      (618)      (569)
                                                 -------   -------   -------   --------   --------
Income (loss) before extraordinary item........     (281)   (5,910)    2,857      2,514    (14,993)
Extraordinary loss on early extinguishment of
  debt, net of tax of zero in 1999.............       --        --        --         --     (3,067)
                                                 -------   -------   -------   --------   --------
Net income (loss)..............................     (281)   (5,910)    2,857      2,514    (18,060)
Beneficial conversion privilege of preferred
  stock........................................       --        --    (1,266)    (8,013)        --
Repurchase of Series B preferred stock.........       --        --        --         --     (4,496)
Modification of conversion price of Series B
  preferred stock..............................       --        --        --         --     (6,430)

                                                              YEAR ENDED OCTOBER 31,
                                                 -------------------------------------------------
                                                  1995      1996      1997       1998       1999
                                                 -------   -------   -------   --------   --------
Modification of exercise price of Series B
  preferred stock warrants.....................  $    --   $    --   $    --   $     --   $ (1,894)
Increase in default redemption value of Series
  B preferred stock............................       --        --        --         --     (5,878)
Preferred stock dividends......................       --        --      (260)      (341)        --
                                                 -------   -------   -------   --------   --------
Income (loss) applicable to common stock.......  $  (281)  $(5,910)  $ 1,331   $ (5,840)  $(36,758)
                                                 =======   =======   =======   ========   ========
Income (loss) applicable to common stock per
  share:(1)
Basic:
  Income (loss) applicable to common stock
     before extraordinary item.................  $ (0.03)  $ (0.71)  $  0.16   $  (0.59)  $  (2.86)
  Extraordinary loss...........................       --        --        --         --      (0.26)
  Income (loss) applicable to common stock.....    (0.03)    (0.71)     0.16      (0.59)     (3.12)
Diluted:
  Income (loss) applicable to common stock
     before extraordinary item.................    (0.03)    (0.71)     0.16      (0.59)     (2.86)
  Extraordinary loss...........................       --        --        --         --      (0.26)
  Income (loss) applicable to common stock.....    (0.03)    (0.71)     0.16      (0.59)     (3.12)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents....................  $ 2,952   $ 3,267   $ 6,230   $ 13,544   $ 16,568
     Total assets..............................   32,482    38,919    50,346    290,760    262,033
     Total debt................................    8,475    14,742    17,294     76,123     66,372
     Total preferred stock.....................       --        --     6,713     11,325     16,322
     Total shareholders' equity................   17,467    11,598    15,247     40,217        431

                                              NINE MONTHS ENDED JULY 31,    THREE MONTHS ENDED JULY 31,
                                              ---------------------------   ---------------------------
                                                  1999           2000           1999           2000
                                              -------------   -----------   -------------   -----------
                                              (RESTATED)(1)                 (RESTATED)(1)
Revenue:
  Construction and maintenance..............   $   283,869    $   359,143    $   102,781    $   120,402
  Conduit sale..............................        35,721             --             --             --
                                               -----------    -----------    -----------    -----------
          Total revenue:....................       319,590        359,143        102,781        120,402
Costs and expenses:
  Construction and maintenance..............       243,214        353,201         87,558        106,034
  Costs of conduit..........................        34,673             --             --             --
  General and administrative................        29,238         42,049         10,871         12,440
  Impairment of intangible assets...........         2,465             --             --             --
  Depreciation and amortization expense.....         8,880          9,142          2,897          3,509
                                               -----------    -----------    -----------    -----------
          Total costs and expenses..........   $   318,470    $   404,392    $   101,326    $   121,983
                                               ===========    ===========    ===========    ===========
Income (loss) from operations...............   $     1,120    $   (45,249)   $     1,455    $    (1,581)
                                               -----------    -----------    -----------    -----------
Other income (expense):
  Interest expense, net.....................   $    (6,758)   $    (5,925)   $    (2,070)   $    (1,960)
  Sirit settlement..........................            --        (25,000)            --        (25,000)
  Change in value of stock appreciation
     rights.................................        (1,896)         3,710         (3,792)            --
  Equity in losses/impairment of investment
     in Kanas...............................            --        (12,184)            --             --
  Other.....................................        (1,592)           717         (1,037)           349
                                               -----------    -----------    -----------    -----------
          Total other income (expense)......   $   (10,246)   $   (38,682)   $    (6,899)   $   (26,611)
                                               ===========    ===========    ===========    ===========

                                              NINE MONTHS ENDED JULY 31,    THREE MONTHS ENDED JULY 31,
                                              ---------------------------   ---------------------------
                                                  1999           2000           1999           2000
                                              -------------   -----------   -------------   -----------
                                              (RESTATED)(1)                 (RESTATED)(1)
Loss before income taxes, minority interest
  and extraordinary item....................   $    (9,126)   $   (83,931)   $    (5,444)   $   (28,192)
Provision for (benefit from) income taxes...           (86)            --            (52)            --
                                               -----------    -----------    -----------    -----------
Loss before minority interest and
  extraordinary item........................        (9,040)       (83,931)        (5,392)       (28,192)
Minority interest...........................           292            161             93            111
                                               -----------    -----------    -----------    -----------
Loss before extraordinary item..............        (9,332)       (84,092)        (5,485)       (28,303)
Extraordinary loss on early extinguishment
  of debt...................................         3,067             --             --             --
                                               -----------    -----------    -----------    -----------
Net loss....................................       (12,399)       (84,092)        (5,485)       (28,303)
Increase in default redemption value of
  Series B preferred stock..................        (4,741)        (1,404)        (4,741)            --
Redemption of 2,785 shares of Series B
  preferred stock...........................        (4,323)            --             --             --
Issuance of additional Series C warrants....            --           (675)            --           (675)
Liability of Preferred Stockholders.........            --         (4,228)            --         (4,228)
Modification of exercise price of Series B
  preferred stock warrants..................        (1,894)            --             --             --
Modification of conversion price of Series B
  preferred stock...........................        (6,430)            --             --             --
Series C preferred stock dividends and
  accretion.................................            --           (564)            --           (302)
Series B preferred stock dividends..........          (283)            --            (39)            --
                                               -----------    -----------    -----------    -----------
Loss applicable to common stock.............   $   (30,070)   $   (90,963)   $   (10,265)   $   (33,508)
                                               ===========    ===========    ===========    ===========
Weighted average shares outstanding:
  Basic.....................................    11,939,517     14,966,337     11,794,718     16,206,939
  Diluted...................................    11,939,517     14,966,337     11,794,718     16,206,939
  Loss applicable to common stock per share
Basic:
  Loss before extraordinary item............   $     (2.26)   $     (6.08)   $     (0.87)   $     (2.07)
  Extraordinary loss on the early
     extinguishment of debt.................         (0.26)            --             --             --
  Loss applicable to common stock...........         (2.52)         (6.08)         (0.87)         (2.07)
Diluted:
  Loss before extraordinary item............         (2.26)         (6.08)         (0.87)         (2.07)
  Extraordinary loss on the early
     extinguishment of debt.................         (0.26)            --             --             --
  Loss applicable to common stock...........         (2.52)         (6.08)         (0.87)         (2.07)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.................        15,649         14,946         15,649         14,946
          Total assets......................       262,444        318,563        262,444        318,563
          Total debt........................        65,294         41,700         65,294         41,700
          Total preferred stock.............        15,096         21,449         15,096         21,449
          Total shareholders' equity
            (deficit).......................         7,325        (57,299)         7,325        (57,299)

---------------

(1) The fiscal 1999 unaudited amounts have been adjusted from amounts originally reported by the Company in quarterly filings with the Securities and Exchange Commission. Refer to Note 4, "Quarterly Financial Data."

           ABLE -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Except for historical information contained herein, the matters discussed below contain forward looking statements that involve risk and uncertainties, including but not limited to economic, governmental and technological factors affecting Able's operations, markets and profitability.

OVERVIEW

     Able's unaudited operating results reflect the unaudited operating results of Southern Aluminum & Steel Corporation and Specialty Electronic Systems, Inc. only from the respective dates of acquisition. Combined selected financial information of Southern Aluminum and Specialty Electronic during the three and nine months ended July 31, 2000 were as follows:

                                                               FOR THE MONTHS
                                                                   ENDED
                                                               JULY 31, 2000
                                                              ----------------
                                                              THREE     NINE
                                                              ------   -------
Revenues....................................................  $5,254   $16,275
Costs of revenues...........................................   4,840    14,340
General and administrative expenses.........................     509     1,541
Depreciation and amortization...............................      32        91
Other expense...............................................      35       117
                                                              ------   -------
Net income..................................................  $ (162)  $   186
                                                              ======   =======

     See Note 6, "Assumption of COMSAT Contracts," to the accompanying condensed consolidated financial statements for a discussion and summary of contracts assumed from the Texas Department of Transportation during the fiscal year ended October 31, 1998. All of the COMSAT contracts were substantially complete as of October 31, 1999. The revenues, cost of revenues and gross margins were non-recurring and are not generally indicative of returns Able expects to achieve on future contracts.

                                                   FOR THE THREE     FOR THE NINE
                                                      MONTHS            MONTHS       FOR THE FISCAL YEARS
                                                  ENDED JULY 31,    ENDED JULY 31,     ENDED OCTOBER 31,
                                                  ---------------   --------------   ---------------------
                                                  2000     1999     2000    1999       1999        1998
                                                  -----   -------   ----   -------   ---------   ---------
Billings on the COMSAT contracts................   $--    $1,754    $--    $ 7,310    $ 7,952     $11,327
Deferred revenue recognized.....................    --       739     --      3,269      3,935       8,481
                                                   ---    ------    ---    -------    -------     -------
                                                    --     2,493     --     10,579     11,887      19,808
Direct contract costs...........................    --     1,727     --      6,842      8,675      10,672
                                                   ---    ------    ---    -------    -------     -------
Gross margin from COMSAT contracts..............   $--    $  766    $--    $ 3,737    $ 3,212     $ 9,136
                                                   ===    ======    ===    =======    =======     =======

     The following table sets forth selected elements of the condensed consolidated statements of operations as a percentage of revenues:

                                                    FOR THE THREE   FOR THE NINE
                                                    MONTHS ENDED    MONTHS ENDED    FOR THE FISCAL YEARS
                                                      JULY 31,        JULY 31,        ENDED OCTOBER 31,
                                                    -------------   -------------   ---------------------
                                                    2000    1999    2000    1999    1999    1998    1997
                                                    -----   -----   -----   -----   -----   -----   -----
Revenues:
  Construction and maintenance....................  100.0%    100%  100.0%   88.8%   91.5%  100.0%  100.0%
  Conduit sales...................................     --      --      --    11.2     8.5      --      --
                                                    -----   -----   -----   -----   -----   -----   -----
                                                    100.0   100.0   100.0   100.0   100.0   100.0   100.0
Costs and expenses:
  Construction and maintenance....................   88.1    85.2    98.3    76.1    78.9    82.5    79.0
  Costs of conduit................................     --      --      --    10.8     8.3      --      --
  General and administrative expense..............   10.3    10.6    11.7     9.1     9.8     8.7    10.2
  Impairment of intangible assets.................     --      --      --     0.8     0.6      --      --
  Depreciation and amortization...................    2.9     2.8     2.6     2.8     2.8     3.5     5.2
                                                    -----   -----   -----   -----   -----   -----   -----
Income (loss) from operations.....................   (1.3)    1.4   (12.6)    0.4    (0.4)    5.3     5.6
Other expenses, net...............................  (22.2)   (6.7)  (10.8)   (4.3)   (3.9)   (4.1)   (2.3)
                                                    -----   -----   -----   -----   -----   -----   -----
Net income (loss).................................  (23.5)   (5.3)  (23.4)   (3.9)   (4.3)    1.2     3.3
Income (loss) applicable to common stock..........  (27.8)  (10.0)  (25.3)   (9.4)   (8.8)   (2.7)    1.5
                                                    -----   -----   -----   -----   -----   -----   -----

RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED JULY 31, 2000 COMPARED WITH THE THREE AND NINE MONTHS ENDED JULY 31, 1999

     THE FOLLOWING DISCUSSION AND ANALYSIS RELATES TO ABLE'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2000 AND 1999. THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH ABLE'S CONDENSED CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

REVENUES

     Construction and maintenance revenues were $120.4 million for the three months ended July 31, 2000, compared to $102.8 million for the same three month period of fiscal 1999 an increase of $17.6 million or 17.1 percent. Construction and maintenance revenues were $359.1 million for the nine months ended July 31, 2000, compared to $283.9 million for the same nine month period of fiscal 1999 an increase of $75.2 million or 26.5 percent. Substantially all of the increase is due to increased revenues from the WorldCom master services agreement and the New Jersey Consortium contracts.

     Estimated backlog at August 31, 2000, was as follows (in thousands):

                                                                    OPERATIONS AND
                                                     CONSTRUCTION    MAINTENANCE
ORGANIZATIONAL GROUP                                  CONTRACTS       CONTRACTS       TOTAL
--------------------                                 ------------   --------------   --------
Network Services...................................    $427,881        $108,068      $535,949
Transportation Services............................      59,046         100,254       159,300
Construction.......................................     120,183          56,007       176,190
                                                       --------        --------      --------
                                                       $607,110        $264,329      $871,439
                                                       ========        ========      ========

     Able expects to complete approximately 40 percent of the total backlog within the next twelve months. Service contracts with many customers do not specify the volume of services to be purchased, but instead, commit Able to perform the services if requested by the customer and commit the customer to obtain these services from Able if they are not performed internally. Many of the contracts are multi-year agreements, ranging from less than one year to 20 years. Able includes the full amount of services projected to be performed over the lives of the contract in backlog based on its historical relationships with its customers and experience in procurements of this nature. Able's backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of the order backlog can be canceled at any time without penalty, except, in some cases, Able can recover actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from its customers could have a material adverse effect on Able's business, operating results and financial condition. In addition, there can be no assurance as to customers' requirements during a particular period or that such estimates at any point in time are accurate.

     As a result of Able's consolidated financial condition, there can be no assurances that Able can obtain the bonding necessary to bid on and accept new projects.

     Conduit Sales -- Sales of conduit during the nine months ended July 31, 1999, related to sales of capacity in the NYSTA Network and generated revenues, costs of conduit and margins of $35.7 million, $34.7 million and $1.0 million, respectively. There were no comparable sales during the nine months ended July 31, 2000. However, during that period Able expended $55.4 million for "networks under construction" that it expects to sell or lease in future periods. Refer to
Note 7, "Networks Under Construction," to the accompanying condensed consolidated financial statements for a further discussion of these projects.

COSTS OF REVENUES

     Construction and maintenance costs were $106.0 million for the three months ended July 31, 2000, compared to $87.6 million for the same three month period of fiscal 1999, an increase of $18.4 million or 21.0 percent. Construction and maintenance costs were $353.2 million for the nine months ended July 31, 2000, compared to $243.2 million for the same nine month period of fiscal 1999, an increase of $110.0 million or 45.2 percent.

     Able's construction and maintenance margins were 11.9 percent and 1.7 percent for the three and nine months ended July 31, 2000, respectively, compared to 14.8 percent and 14.3 percent during the comparable periods of fiscal 1999. As discussed and summarized in Note 16, "Segment Information" to the accompanying condensed consolidated financial statements, the negative construction and maintenance margins during fiscal 2000 and the substantial reduction in such margins from fiscal 1999 related primarily to current and future losses recorded on the New Jersey Consortium contracts.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses were $12.4 million for the three months ended July 31, 2000, compared to $10.9 million for the same three month period of fiscal 1999, an increase of $1.5 million or 13.8 percent. General and administrative expenses were $42.0 million for the nine months ended July 31, 2000, compared to $29.2 million for the same nine month period of fiscal 1999, an increase of $12.8 million or 43.8 percent. The increase in general and administrative expense during the nine months ended July 31, 2000, compared to the same period of fiscal 1999 related primarily to increased professional fees associated with the Sirit litigation (refer to Note 11, "Contingencies," to the accompanying condensed consolidated financial statements), increased financial advisory fees (refer to Note 14, "Financial Advisory Services," to the accompanying condensed consolidated financial statements) and higher overall executive compensation.

OTHER EXPENSE, NET

     Other income (expense), consisted of the following (dollars in thousands):

                                              FOR THE THREE MONTHS ENDED JULY 31,       FOR THE NINE MONTHS ENDED JULY 31,
                                            ---------------------------------------   ---------------------------------------
                                             2000      1999     $ CHANGE   % CHANGE    2000      1999     $ CHANGE   % CHANGE
                                            -------   -------   --------   --------   -------   -------   --------   --------
Interest expense..........................  $(1,960)  $(2,070)  $    110      5.3%    $(5,925)  $(6,758)  $    833      12.3%
Change in value of stock appreciation
  rights..................................       --     3,792      3,792    100.0       3,710    (1,896)     5,606     295.7
Equity in losses/impairment of investment
  in Kanas................................  (25,000)       --    (25,000)      --     (12,184)       --    (12,184)       --
Benefit from (provision for) income
  taxes...................................       --       (52)        52    100.0          --        86        (86)   (100.0)
Minority interest.........................     (111)      (93)       (18)   (19.4)       (161)     (292)       131      44.9
Extraordinary loss on the early
  extinguishment of debt..................       --        --         --       --          --    (3,067)     3,067     100.0
Other, net................................      349    (1,037)     1,386    133.7         717    (1,592)     2,309     145.0

  Interest Expense

     The decrease in interest expense during fiscal 2000 compared to fiscal 1999 is primarily attributable to the lower outstanding balance due WorldCom resulting from the WorldCom debt to equity conversion. During the three months ended July 31, 2000, Able had $35.0 million outstanding under its secured credit facility, $4.5 million outstanding under the WorldCom note with an interest rate of 11.5 percent per annum and $19.5 million outstanding under property taxes payable that is net of imputed interest at 15 percent per annum.

     The $37.0 million outstanding under the WorldCom Advance is non-interest bearing and was converted to the WorldCom preferred stock subsequent to July 31, 2000 as described in Note 10, "Debt," to the accompanying condensed consolidated financial statements.

  Stock Appreciation Rights

     The change in the value of the stock appreciation rights is a non-cash item related to the value of amounts potentially owed to WorldCom under the existing WorldCom stock appreciation rights (WorldCom SARs). Management expects the conversion of WorldCom SARs into options for Able common stock at the meeting will not result in a cash charge to Able. The value of the WorldCom SARs will be increased or decreased based on the intrinsic value of the WorldCom SARs utilizing the price of Able common stock at each reporting date until the WorldCom SARs are converted to options or exercised by WorldCom.

  Equity in Losses/Impairment of Investment in Kanas

     As reflected in Note 8, "Investment in Kanas (Held for Sale)," in the accompanying condensed consolidated financial statements, Able wrote off its investment in Kanas during the nine months ended July 31, 2000.

     Extraordinary Loss on the Early Extinguishment of Debt -- During the nine months ended July 31, 1999, Able purchased all of its outstanding senior subordinated notes with an outstanding principal balance of $10.0 million resulting in an extraordinary loss from the early extinguishment of debt of $3.1 million. The senior subordinated notes were purchased with proceeds from an advance from WorldCom.

LOSS APPLICABLE TO COMMON STOCK

     Loss applicable to common stock was $33.5 million for the three months ended July 31, 2000, compared to $10.6 million for the same three month period of fiscal 1999, a decrease of $23.2 million or 225.0 percent. During the nine months ended July 31, 2000, Able recorded approximately $5.2 million of charges, dividends and accretion related to the Series B and C preferred stock.

     Loss applicable to common stock was $91.0 million for the nine months ended July 31, 2000, compared to $30.1 million for the same nine month period of fiscal 1999, a decrease of $60.9 million or 202.3 percent. During the nine months ended July 31, 2000, Able recorded approximately $6.9 million of charges, dividends and accretion related to the Series B and C preferred stock.

     Loss applicable to common stock for the three and nine months ended July 31, 1999, was adversely affected by charges of $4.8 million and 17.7 million, respectively related to the Series B preferred stock and related warrants.

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1998

REVENUES

     For the fiscal year ended October 31, 1999, revenues totaled $418.6 million compared to $217.5 million during the fiscal year ended October 31, 1998, an increase of $201.1 million or 92.0 percent. This increase in revenues is due primarily to growth in operations through the acquisition of MFS Network on July 2, 1998. Revenues generated by MFS Network for the fiscal year ended October 31, 1999, totaled approximately $264.0 million and included sales of conduit capacity of approximately $35.7 million.

COST OF REVENUES

     For the fiscal year ended October 31, 1999 cost of revenues totaled $365.1 million compared to $179.5 million during the fiscal year October 31, 1998, an increase of $185.6 million or 103.0 percent. This increase in cost of revenues is due primarily to growth in operations through the acquisition of MFS Network on July 2, 1998. Cost of revenues incurred by MFS Network for the fiscal year ended October 31, 1999, totaled approximately $233.5 million and included cost associated with sales of conduit capacity of approximately $34.7 million.

     Construction and maintenance margins (Revenues less Cost of Revenues) were $53.5 million or 12.8 percent for the fiscal year ended October 31, 1999, compared to $38.0 million or 17.5 percent for the fiscal year ended October 31, 1998. The dollar increase in construction and maintenance margins is due primarily to the acquisition of MFS Network on July 2, 1998. Construction and maintenance margins generated by MFS Network for the fiscal year ended October 31, 1999, totaled approximately $31.6 million and included margins from sales of conduit capacity of $1.0 million. The decrease in construction and maintenance margins on a percentage basis from fiscal year 1999 to fiscal year 1998 was due primarily to increased emphasis on cost plus contracts, predominately with WorldCom, and negative margins generated by former subsidiaries Dial and AIS, which were closed in fiscal year 1999.

     As of July 2, 1998, Able estimated the need for reserves for contract losses with respect to MFS Network contracts of $40.5 million. These reserves relate to specific MFS Network jobs identified as Loss Jobs. Revenues and costs recognized in the consolidated statement of operations related to these identified Loss Jobs subsequent to the acquisition date have resulted in no net margin as all losses were recorded against the reserve balance. Able utilized the reserves for losses on uncompleted contracts only on those jobs identified as Loss Jobs at the date of acquisition. The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                                        NETWORK    TRANSPORTATION
                                                        SERVICES      SERVICES       TOTAL
                                                        --------   --------------   --------
Balance, July 2, 1998.................................  $16,266       $ 24,234      $ 40,500
Amount utilized.......................................   (8,237)        (6,873)      (15,110)
                                                        -------       --------      --------
Balance, October 31, 1998.............................    8,029         17,361        25,390
Valuation adjustments(1)..............................    2,463         (3,082)         (619)
Amount utilized.......................................   (4,789)       (11,362)      (16,151)
                                                        -------       --------      --------
Balance, October 31, 1999.............................  $ 5,703       $  2,917      $  8,620
                                                        =======       ========      ========

---------------

(1) The valuation adjustments made during the fiscal year ended October 31, 1999, were the result of final projected cost estimates on previously identified Loss Jobs unavailable at the date of acquisition.

GENERAL AND ADMINISTRATIVE EXPENSES

     For the fiscal year ended October 31, 1999 general and administrative expenses were $41.0 million compared to $19.0 million during the fiscal year ended October 31, 1998, an increase of $22.0 million or 116.0 percent. This increase in general and administrative expenses is due primarily to growth in operations through the acquisition of MFS Network on July 2, 1998. General and administrative expenses incurred by MFS Network for the fiscal year ended October 31, 1999, totaled approximately $14.8 million. The remaining increase was due to i) significant professional fees associated with pending litigation and reviews by the Securities and Exchange Commission; ii) increases in management structure necessary to support increased revenue in accordance with Able's strategic objective; and iii) costs associated with ongoing efforts to recapitalize Able.

     Costs and expenses for fiscal 1999 included a provision of $5.0 million for uncollectible receivables compared to a charge of approximately $.8 million for the prior year. The increase, in part, reflects the increased scope of Able's operations following the acquisition of MFS Network. However, most of the increase resulted from contract disputes and negotiated settlements that are more fully described in Schedule II to the consolidated financial statements.

DEPRECIATION AND AMORTIZATION

     For the fiscal year period ended October 31, 1999, depreciation and amortization expense totaled $11.8 million compared to $7.6 million during the fiscal year ended October 31, 1998, an increase of $4.2 million or 55.0 percent. As a percentage of revenues, depreciation and amortization decreased from 3.49 percent during fiscal year 1998 to 2.83 percent during fiscal year 1999 due to an increase in revenues which did not require the same percentage increase in capital assets to support operations.

IMPAIRMENT OF LONG-LIVED ASSETS

     During the fiscal year ended October 31, 1999, Able closed Dial and Able Integrated Systems that resulted in impairment of Dial goodwill of $1.3 million. Able also wrote-off $1.2 million of equipment.

INCOME (LOSS) FROM OPERATIONS

     For the fiscal year ended October 31, 1999, loss from operations was $1.9 million compared to income from operations of $ 11.4 million for the fiscal year ended October 31, 1998, a decrease of $13.3 million or 117.0 percent. This decrease, as discussed above, was due primarily to lower construction and maintenance margins and increased general and administrative expenses.

OTHER EXPENSE, NET

     For the fiscal year ended October 31, 1999, other expense totaled $16.2 million compared to $8.9 million during the fiscal year ended October 31, 1998, an increase of $7.3 million or 82.0 percent. Other expense includes the following for the fiscal years ended October 31 (amounts in thousands):

                                                      1999     1998    $ CHANGE   % CHANGE
                                                     ------   ------   --------   --------
Interest expense...................................  $9,512   $5,534   $ 3,978        72%
Extraordinary loss.................................   3,067       --     3,067        --
Change in value of stock appreciation rights.......   1,814       --     1,814        --
Provision for (benefit from) income taxes..........    (138)   3,405    (3,543)     (104)
Other..............................................   1,921      (44)    1,965       447

  Interest Expense

     The increase of $4.0 million in interest expense is due primarily to the $30.0 million, 11.5 percent debt associated with the acquisition of MFS Networks on July 2, 1998 and accreted interest at 15 percent on property taxes payable assumed in the acquisition of MFS Networks.

  Extraordinary Loss

     During the fiscal year ended October 31, 1999, Able purchased all of its senior subordinated notes with an outstanding principal balance of $10.0 million resulting in an extraordinary loss from the early extinguishment of debt of $3.1 million. The senior subordinated notes were purchased by Able with proceeds from the non-interest bearing advance from WorldCom.

  Change in Value of Stock Appreciation Rights

     The change in the value of stock appreciation rights is a non-cash charge associated with changes in the intrinsic value of the WorldCom SAR. Able is presenting a proposal for shareholder approval for the conversion of the WorldCom SAR into options for common stock as Proposal No. 6 in this proxy statement/prospectus. If shareholder approval is received, the stock appreciation rights will not result in cash payments by Able. Pending approval, the WorldCom SAR liability will be increased or decreased based upon the difference in the market price of the common stock and the strike price of the stock appreciation rights.

     Provision for (Benefit from) Income Taxes -- For the fiscal year ended October 31, 1999, the benefit from income taxes was $0.1 million compared to a provision for income taxes of $3.4 million during the fiscal year ended October 31, 1998, a decrease of $3.5 million or 103.0 percent which corresponds to decreases in income before taxes.

NET INCOME (LOSS)

     For the fiscal year ended October 31, 1999, net loss was $18.1 million compared to net income of $2.5 million for the fiscal year ended October 31, 1998 a decrease of $20.6 million. Net loss applicable to common stock was $36.8 million after $18.7 million in charges related to the Series B preferred stock and warrants (see Note 14 of Notes to Consolidated Financial Statements).

FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1997

RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS RELATES TO THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ABLE FOR THE FISCAL YEARS ENDED OCTOBER 31, 1998 AND 1997. THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH ABLE'S CONDENSED CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS DOCUMENT.

REVENUES

     For the fiscal year ended October 31, 1998 revenues increased $131.2 million, from $86.3 million through October 31, 1997 to $217.5 million, for the fiscal year ended October 31, 1998. This increase in revenues is due primarily to growth in operations through the acquisition of MFS Networks in the third quarter and the acquisition of Patton and the COMSAT contracts in the second quarter of fiscal 1998, as well as increased demands for services in the traffic management and telecommunications industry. For the fiscal year ended October 31, 1998, revenues increased approximately $87.0 million, $17.6 million and $17.4 million related to the acquisition of MFS Networks, Patton, and the COMSAT contracts, respectively.

COST OF REVENUES

     For the fiscal year ended October 31, 1998 and 1997, cost of revenues as a percentage of revenues increased from 78.95 percent to 82.54 percent. The increase was due to increased costs related to the Network Services Group resulting from tighter margins and competition in the telecommunications industry, as well as inclement weather which restricted some work during the winter months and extended completion dates into later periods, offset by decreased costs as a result of COMSAT contracts included in the Transportation Services Group's operations.

GENERAL AND ADMINISTRATIVE EXPENSES

     For the fiscal year ended October 31, 1998 general and administrative expenses were $19.0 million, an increase of $10.2 million over the same period in the prior year. This increase was due to the overall increase in the management structure at the corporate level, as well as the division offices, necessary to support increased revenue in accordance with strategic objective of growth through acquisitions, and an increase in costs resulting from the acquisition of MFS Networks. For the fiscal year ended October 31, 1998, general and administrative expenses relating to the operations of MFS Networks were approximately $5.1 million.

DEPRECIATION AND AMORTIZATION

     For the fiscal year period ended October 31, 1998, depreciation and amortization expense as a percentage of revenue decreased from 5.25 percent to
3.49 percent as compared to the same period in 1997. This decrease as a percentage of revenue is due to the significant increase in revenues which did not require the same percentage increase in capital assets to support operations.

INCOME FROM OPERATIONS

     For the fiscal year ended October 31, 1998, income from operations was $11.4 million compared to $4.8 million for the same period in the prior year, primarily as a result of Able's strategy of growth through acquisitions.

OTHER EXPENSE, NET

     Other expense, net, increased by $3.9 million to $4.9 million for the fiscal year ended October 31, 1998 as compared to $1.0 million for the comparable period in 1997. This increase is due primarily to increased interest costs related to the acquisition of MFS Network. Other expense, net, was also impacted by non-cash charges associated with stock options granted below market prices, and amortization of loan costs associated with the secured credit facility.

     Income taxes increased from $0.7 million in fiscal 1997 to $3.4 million in fiscal 1998. This increase is due to increased income from operations, state taxes in the State of Georgia, and the write-off of foreign tax credits.

NET INCOME

     For the fiscal year ended October 31, 1998, net income was $2.5 million compared to net income of $2.9 million for the comparable period in 1997 for the reasons described above. For the year ended October 31, 1998, the loss applicable to common stock of $(5.8) million, or $(0.59) per share, is a result of an $8.0 million charge associated with the beneficial conversion privileges on the Series B preferred stock, other non-recurring adjustments associated with Able's obtaining financing for a portion of the purchase price of MFS Network and preferred stock dividends. For the year ended October 31, 1997, income applicable to common stock was $1.3 million, or $0.16 per share.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth a summary of Able's unaudited quarterly operating results for each of the eleven quarters in the period ended July 31, 2000. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the consolidated financial statements contained elsewhere in this proxy statement/prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with the consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                              QUARTER ENDED
                                          -------------------------------------------------------------------------------------
                                          JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,
                                             1998         1998        1998        1998          1999         1999        1999
                                          -----------   ---------   --------   -----------   -----------   ---------   --------
Statement of Operations Data:
Revenue.................................    $22,268      $34,552    $58,305     $102,356       $93,080     $123,729    $102,781
Income (Loss) from operations...........     (1,164)       2,180      4,319        6,074         2,521       (2,857)      1,455
Income (Loss) before extraordinary
 item...................................       (927)         867        790        1,784        (5,318)       1,472      (5,485)
Net income (loss).......................       (927)         867        790        1,784        (5,318)      (1,595)     (5,485)
Income (Loss) applicable to common
 stock..................................     (1,081)         838     (7,186)       1,589        (5,498)     (14,306)    (10,265)
Income (Loss) applicable to common stock
 per share:
Basic:
Income (Loss) before extraordinary
 item...................................      (0.12)        0.09      (0.72)        0.16         (0.47)       (0.96)      (0.87)
Extraordinary loss on early
 extinguishment of debt.................         --           --         --           --            --        (0.26)         --
Income (Loss) applicable to common
 stock..................................      (0.12)        0.09      (0.72)        0.16         (0.47)       (1.22)      (0.87)
Diluted:
Income (Loss) before extraordinary
 item...................................      (0.12)        0.09      (0.72)        0.16         (0.47)       (0.96)      (0.87)
Extraordinary loss on early
 extinguishment of debt.................         --           --         --           --            --        (0.26)         --
Income (Loss) applicable to common
 stock..................................      (0.12)        0.09      (0.72)        0.16         (0.47)       (1.22)      (0.87)

                                                           QUARTER ENDED
                                          ------------------------------------------------
                                          OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,
                                             1999          2000         2000        2000
                                          -----------   -----------   ---------   --------
Statement of Operations Data:
Revenue.................................    $98,975      $106,915     $131,826    $120,402
Income (Loss) from operations...........     (3,003)      (10,386)     (33,282)     (1,581)
Income (Loss) before extraordinary
 item...................................     (5,662)       (9,334)     (46,555)    (28,303)
Net income (loss).......................     (5,662)       (9,334)     (46,555)    (28,303)
Income (Loss) applicable to common
 stock..................................     (6,689)      (10,738)     (46,717)    (33,508)
Income (Loss) applicable to common stock
 per share:
Basic:
Income (Loss) before extraordinary
 item...................................      (0.56)        (0.84)       (2.93)      (2.07)
Extraordinary loss on early
 extinguishment of debt.................         --            --           --          --
Income (Loss) applicable to common
 stock..................................      (0.56)        (0.84)       (2.93)      (2.07)
Diluted:
Income (Loss) before extraordinary
 item...................................      (0.56)        (0.84)       (2.93)      (2.07)
Extraordinary loss on early
 extinguishment of debt.................         --            --           --          --
Income (Loss) applicable to common
 stock..................................      (0.56)        (0.84)       (2.93)      (2.07)

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were $15.0 million at July 31, 2000 compared to $16.6 million at October 31, 1999. The decrease in cash and cash equivalents of $1.6 million during the nine months ended July 31, 2000 resulted from cash from financing activities of $8.5 million, offset by cash used in operating and investing activities of $4.4 million and $5.7 million, respectively.

CASH FROM OPERATING ACTIVITIES

     Cash used in operating activities during the nine months ended July 31, 2000 of $4.4 million consisted of the following:

Net loss....................................................  $(84,092)
Adjustments to reconcile net loss to net cash used in
  operating activities, net of effects of acquisitions:
  Depreciation and amortization.............................     9,142
  Equity in loss/impairment of Kanas........................    12,184
  Change in value of stock appreciation rights..............    (3,710)
  Accretion of property tax payable.........................     1,699
  Sirit settlement..........................................    20,000
                                                              --------
                                                               (44,777)
  Changes in assets and liabilities, net of effects from
     acquisitions:
  Increase in accounts receivable...........................    (8,873)
  Decrease in costs and profits in excess of billings on
     uncompleted contracts..................................     2,326
  Increase in other current assets..........................    (3,371)
  Increase in networks under construction...................   (53,593)
  Increase in accounts payable and other current
     liabilities............................................    58,808
  Increase in reserves for losses on uncompleted
     contracts..............................................    13,350
  Increase in long-term deferred revenues...................    24,862
  Other, net................................................     6,887
                                                              --------
Cash used in operating activities...........................  $ (4,381)
                                                              ========

     As discussed in Note 7, "Networks Under Construction," to the accompanying unaudited condensed consolidated financial statements, the $53.6 million increase in networks under construction related predominately to the ongoing construction of the CDOT Network. Able expects to incur significant additional amounts to complete the construction of the CDOT Network, with current estimates for the costs of completion of approximately $80 million. Able's failure to execute sufficient user agreements for the CDOT Networks could have a material adverse effect on the carrying value of its investment.

     Cash flows from operations during the nine months ended July 31, 2000, were adversely affected by cash payments of $25.0 million related to Loss Jobs that were charged to reserves for losses on uncompleted contracts. As discussed in
Note 9, "Reserves for Losses on Uncompleted Contracts," to the accompanying unaudited condensed consolidated financial statements, reserves for losses on uncompleted contracts at July 31, 2000, totaled $23.8 million. Funding of these expected losses will require cash resources not presently available to Able.

CASH FROM INVESTING ACTIVITIES

     Cash used in investing activities during the nine months ended July 31, 2000, of $5.7 million is due to net capital expenditures of approximately $6.3 million required to support increased operations, proceeds from the sales of property and equipment of $0.5 million, and replacement of existing equipment offset by cash acquired in the acquisition of Southern Aluminum and Specialty Electronic of approximately $0.1 million.

CASH FROM FINANCING ACTIVITIES

     Cash provided by financing activities during the nine months ended July 31, 2000 of $8.5 million is due primarily to proceeds from the issuance of the Series C preferred stock and exercise of stock options of $14.4 million and $1.3 million, respectively, offset by the redemption of the Series B preferred stock and payments of debt of $11.6 million and $0.7 million, respectively.

     As discussed in Note 10, "Debt," to the accompanying unaudited condensed consolidated financial statements, Able entered into an agreement with WorldCom during the nine months ended July 31, 2000, whereby WorldCom agreed to convert approximately $25.5 million of its $30.0 million WorldCom note into 3,050,000 shares of Able's common stock. The conversion was based on the January 8, 2000 closing price of Able's common stock at $8.375 per share. The remainder of the original WorldCom Note, approximately $4.5 million, was converted into an amended and restated 11.5 percent subordinated promissory note due February 2001.

     During the three months ended July 31, 2000, WorldCom advanced Able an additional $5.0 million to pay the cash portion of the Sirit Settlement (refer to Note 11, "Contingencies" to the accompanying condensed consolidated financial statements).

     As discussed in Note 10, "Debt" to the accompanying unaudited condensed consolidated financial statements, the following financing activities occurred subsequent to July 31, 2000:

     - The 4.5 million WorldCom Note was modified to a seven-year, 8 percent note. As amended, this note is subordinate to the credit facility, will expire in 2007 and is not prepayable.

     - WorldCom was issued 1,000 shares of Able Series E preferred stock in exchange for WorldCom Advances totaling $37.0 million.

FUTURE LIQUIDITY

     In the opinion of Able's management, Able's working capital will not be sufficient for its liquidity needs after the annual meeting. If the merger is approved at the meeting and is completed shortly thereafter, Able's working capital needs will be met through financing by Bracknell and WorldCom as follows. WorldCom and Bracknell have agreed that for 18 months after the closing of the merger, they shall make available to Able working capital financing with WorldCom's advances to be matched dollar for dollar by Bracknell. WorldCom's obligations are subject to an aggregate cap of $40 million. The WorldCom advances made pursuant to this agreement will be due and payable on the earlier of the sixth anniversary of the closing or December 31, 2006.

     If the merger is not approved or is otherwise not completed, Able will pursue other alternatives to meet its working capital needs, including seeking to refinance its existing credit facility, seeking advances from customers and pursuing capital investments from other sources. There can be no assurance that any of these alternatives will provide sufficient funds to meet Able's working capital needs.

     There can be no assurance that Able will not experience adverse operating results or other factors that could materially increase its cash requirements or adversely affect its liquidity position.

GOING CONCERN

     As described in Note 2, "Going Concern," to the accompanying condensed consolidated financial statements, there is substantial doubt about Able's ability to continue as a going concern. Able's continuation as a going concern is dependent upon its ability to (a) generate sufficient cash flow to meet its obligations on a timely basis, (b) obtain additional financing as may be required, and (c) ultimately sustain profitability. Management's plans in regard to these matters are discussed in Note 2, "Going Concern," to the accompanying condensed consolidated financial statements.

SIRIT SETTLEMENT

     As described under the heading "Legal Proceedings" below, Able had agreed to issue to Sirit common shares equal to 19.99 percent of the outstanding shares of Able, subject to shareholder approval and registration rights. However, Sirit has elected to participate in the merger and will be entitled to receive the same consideration as all other Able common shareholders, as if Sirit owned its full entitlement to Able common shares, subject to a maximum value of $26.2 million. If the consideration provided to Sirit is in the form of securities, those securities will be valued, for the purposes of calculating the $26.2 million limit, at their closing trading price on the date the merger is completed.

OTHER LITIGATION

     As described in Note 11, "Contingencies," to the accompanying condensed consolidated financial statements, Able is the defendant in various legal matters that individually or in aggregate could have a material adverse effect on its future liquidity.

CREDIT FACILITY

     As described in Note 10, "Debt," to the accompanying condensed consolidated financial statements, Able has borrowed $35 million, the maximum available under its existing credit facility, and is in default of the related covenants. As of November 1, 2000, accrued and unpaid interest of $382,513.66 was outstanding on the principal borrowed. Interest currently accrues at a default rate of 12.5% per annum. The credit facility lenders have the right to demand payment and Able has insufficient liquidity to pay such amounts, if called. Able has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund continuing operations.

PREFERRED STOCK

     As described in Note 12, "Preferred Stock," to the accompanying condensed consolidated financial statements, Able has certain outstanding securities related to past preferred stock issuances that may require mandatory cash redemption at premium prices if it fails to meet certain conditions. Those securities, at their historical cost basis, are as follows:

Securities subject to mandatory cash redemption
  common stock..............................................  $5,317
  Series B exchange warrants................................     807
  Series C warrants.........................................   1,459

     As also described in Note 12, "Preferred Stock," to the accompanying unaudited condensed consolidated financial statements, Able has agreed to issue the Palladin Group 1,057,031 shares of Able common stock prior to December 1, 2000; provided that Able shareholders have approved such issuance. In the event the shareholders have not approved such issuance, these holders may demand a cash payment of $4.2 million.

CONTRACTS ACQUIRED FROM MFS NETWORK

     Able has recorded reserves for losses on certain contracts assumed in the MFS Network acquisition that are expected to use cash from operations of approximately $22.0 million over the next two fiscal years. Able also assumed in the MFS Network Acquisition certain obligations to perform under long-term service contracts for the operation and maintenance of fiber networks. Performance under these agreements, which were predominantly executed by MFS Network in 1996 and 1997, began during fiscal 1999. Able subsequently determined that the costs to perform under these contracts are expected to be greater than amounts presently expected to be billable to network users under firm contractual commitments. Able has also subsequently determined that such losses over the contract terms (up to 20 years) cannot be reasonably estimated due to potential changes in various assumptions. Increases in management's estimates of costs to complete the loss jobs and to service the maintenance contracts, without an offsetting increase in revenues, could have a material adverse effect on Able's consolidated statement of condition and liquidity. In March 2000, Able's obligations and responsibilities with respect to the Kanas operations and maintenance agreement were terminated.

OTHER CONTRACT MATTERS

     Some of Able's construction contracts require payment of liquidated damages if certain milestones are not achieved on schedule. Lack of sufficient liquidity to pay vendors and subcontractors for those contracts on a timely basis could result in delays and significant additional obligations to Able that are currently not anticipated or reflected in its consolidated financial statements.

BRACKNELL MERGER AGREEMENT

     As discussed in Note 18, "Subsequent Events" to the accompanying unaudited condensed consolidated financial statements, the merger with Bracknell is conditioned on a number of events that must occur on a timely basis, including Bracknell obtaining financing necessary to complete the transaction. If the merger with Bracknell is consummated on a timely basis, Able believes that funds will subsequently by made available to Able by Bracknell and WorldCom sufficient to enable Able to continue its operations. However, there can be no assurance that the merger will occur on schedule, or at all. If the merger is terminated, Able may be subject to a termination fee of $3.0 million.

       ABLE -- QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Able is exposed to market risk from changes in interest rates on debt obligations that impact the fair value of these obligations. Able's policy is to manage interest rates through a combination of fixed and variable rate debt. Currently, Able does not use derivative financial instruments to manage its interest rate risk. The table below provides information about Able's risk exposure associated with changing interest rates (amounts in thousands):

                                                EXPECTED MATURITY DURING THE FISCAL YEAR ENDED OCTOBER 31,
                                              ---------------------------------------------------------------
                                                2000       2001     2002      2003      2004      THEREAFTER
                                              ---------   ------   -------   -------   -------   ------------
Variable rate debt:
  Amount...................................    $36,559       --        --        --        --           --
  Average interest rate....................      12.28%      --        --        --        --           --
Fixed rate debt:
  Amount...................................    $   380     $191     $  57     $  19     $  19       $4,475
  Average interest rate....................       9.48%    9.43%     8.64%     8.50%     8.50%        8.05
Total:
  Amount...................................    $36,939     $191     $  57     $  19     $  19       $4,475
  Average..................................      12.16%    9.43%     8.64%     8.50%     8.50%        8.05

     The above presentation does not reflect the advances from WorldCom of $37.0 million, refer to Note 10, "Debt" to the accompanying condensed consolidated financial statements, that were converted to a new preferred stock subsequent to July 31, 2000. The above presentation reflects the terms of the WorldCom note, refer to Note 10, "Debt" to the accompanying condensed consolidated financial statements, as amended subsequent to July 31, 2000. The above presentation does not reflect the present value of future property taxes payable over a period of 20 years. On the July 31, 2000, condensed consolidated balance sheet, the long-term portion of this liability totaled $17.2 and is reflected as "Property Taxes Payable," while the current portion totaled $2.3 million and is reflected in "Accounts Payable and Accrued Liabilities." As of July 31, 2000, Able is in default of certain provisions of the credit facility as described in Note 10, "Debt" to the accompanying financial statements. As such, the credit facility is immediately callable by the holder and is therefore classified as a current maturity, fiscal year 2000, in the above expected maturity schedule. During the default period, Able is required to pay a default penalty of two percent per annum on all outstanding balances.

     The fair value of Able's debt approximates its carrying value.

     Although Able conducts business in foreign countries, the international operations were not material to its consolidated financial position, results of operations or cash flows as of October 31, 1999. Additionally, foreign currency transaction gains and losses were not material to Able's results of operations for the nine months ended July 31, 2000 and 1999. Accordingly, Able was not subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on future costs or on future cash flows which Able would receive from its foreign subsidiaries. To date, Able has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

                                BUSINESS -- ABLE

GENERAL OVERVIEW

     Able develops, builds and maintains communications systems for companies and government authorities. Able has five main organizational groups. Each group is comprised of subsidiaries of Able with each having local executive management functioning in a decentralized operating environment. Able completed operational restructuring of its subsidiaries during fiscal 1999. As a result, Able now has seventeen subsidiaries, fourteen of which are wholly owned. Able owns at least 80% of the remaining three subsidiaries.

     The services provided by each operating group are as follows:

           ORGANIZATION GROUP                          SERVICE PROVIDED
           ------------------                          ----------------
Network Service..........................  Design, development, engineering, installation, construction, operation and
                                           maintenance services for
                                           telecommunications systems.
Network Development......................  Own, operate and maintain local and regional telecommunication networks.
Transportation Services..................  Design, development, integration, installation, construction, project
                                           management, maintenance and operation of
                                           automated toll collection systems.
Construction.............................  Design, development, installation, construction, maintenance and operation
                                           of electronic traffic management and
                                           control systems, and road signage and
                                           telcom infrastructure construction.
Communications Development...............  Design, installation and maintenance services to foreign telephone companies
                                           in South America.

     In conjunction with Able's reorganization much of its executive management has changed. Able has replaced several executives and group presidents and have added other senior people to its executive staff.

     As part of Able's ongoing efforts to strategically align the profitable portions of its business, the following steps were taken during the fiscal year ended October 31, 1999 to discontinue the operations of, merge and/or manage unprofitable subsidiaries:

     - Able assigned control of certain of its previously independent operating subsidiaries, Patton and ATP, to the Construction Group.

     - Able merged several of its previously independent operating subsidiaries into currently profitable Construction Group subsidiaries.

     - As a result of significant turnover and the deterioration of underlying contracts, Able discontinued the operations of its subsidiaries Dial and Able Integrated Systems, which together used cash flow from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1999 and 1998.

HISTORICAL DEVELOPMENT OF BUSINESS

     Able was incorporated in 1987 as "Delta Venture Fund, Inc.," a Colorado corporation. Able adopted its current name in 1989 and changed its corporate domicile to Florida in 1991. Able is presenting a proposal to shareholders at its upcoming annual meeting to change its corporate name to "The Adesta Group, Inc." Commencing in mid-1992 until mid-1994, 95 percent of its revenues and profits were derived from telecommunication services provided primarily through two majority owned subsidiaries located in Caracas, Venezuela. These services were provided to one customer, CANTV, the Venezuelan national telephone company. To decrease its exposure to foreign markets, in 1994, Able expanded its business focus by marketing its services in the southeastern United States, with the acquisition of Florida-based Transportation Safety

Contractors, Inc. and its affiliates. Transportation Safety Contractors, Inc. installs and maintains traffic control signage, signalization and lighting systems and performs outside plant telecommunication services. The majority of Transportation Safety Contractors, Inc.'s business is conducted in Florida and Virginia with these states' respective Departments of Transportation and various city and county municipalities.

     To further expand in the domestic market and to facilitate a continued acquisition program, Able acquired the common stock of H.C. Connell, Inc. in December 1995. Connell performs primarily outside plant telecommunication and electric power services for local telephone and utility companies in central Florida. Connell was renamed Able Telecommunications and Power, Inc. in January 1999. In October 1996, Able acquired the common stock of Georgia Electric Company, headquartered in Albany, Georgia. GEC operates in eight southeastern states and specializes in the installation, testing and maintenance of intelligent highway and communication systems including computerized traffic management, wireless and fiber optic data networks, weather sensors, voice data and video systems and computerized manufacturing and control systems. In April 1998, Able acquired the common stock of Patton Management Company of Atlanta, Georgia which provides advanced telecommunication network services to upgrade existing networks and to provide connectivity to office buildings, local and wide area networks.

     In July 1998, in a transaction that increased its revenues by approximately 300 percent, Able acquired the network construction and transportation systems business of MFS Network Technologies, Inc. from WorldCom, Inc. MFS Network was then divided into two entities, 1) the network construction business became Adesta Communications, Inc. and 2) the transportation systems business became Adesta Transportation Systems, Inc. As part of the MFS Network acquisition, Able, WorldCom and MFS Network entered into a master services agreement pursuant to which Able agreed to provide telecommunication infrastructure services to WorldCom on a cost-plus 12 percent basis for a minimum of $40.0 million per year. For additional detail about the MFS Network acquisition, see the discussion under the heading "Acquisition of Network Construction and Transportation Systems Business of WorldCom and Issuance of Series B Securities" below.

     In November 1999, Able acquired the common stock of Southern Aluminum and Steel Corporation and Specialty Electronic Systems, Inc., renamed SES of Florida, Inc. which together provide expertise in design, installation and project implementation of advanced highway communication networks and Intelligent Transportation Systems.

     In January 2000, Able established Adesta Ventures, Inc. which will own, operate and maintain local and regional telecommunication networks as part of its Network Development Group. Adesta Ventures is a development company that is expected to require significant capital expenditures related to network construction and which is not expected during fiscal 2000 to generate significant net income or earnings before interest, depreciation, taxes and amortization. Able's ability to grow Adesta Ventures and to implement its business plan will be dependent on its ability to fund its capital expenditure needs, either internally or through borrowings and the sale of equity. No assurance can be given that Able will be able to meet Adesta Ventures' funding needs on a timely basis or at all, on terms acceptable to it, or that Adesta Ventures will ever be profitable.


ACQUISITION OF NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS OF WORLDCOM AND ISSUANCE OF SERIES B SECURITIES


     In a transaction consummated on July 2, 1998, Able acquired the network construction and transportation systems businesses of WorldCom from its indirect subsidiary MFS Network Technologies, Inc. The business acquired provides design, development, engineering, installation, construction, operation and maintenance services for telecommunication systems, as well as design, development, integration, installation, construction, project management, maintenance and operation of automated toll collection systems, electronic traffic management and control systems and computerized manufacturing systems. These businesses are now operated by Able's subsidiaries Adesta Communications and Adesta Transportation.

     The acquisition was accounted for using the purchase method of accounting at a total price of approximately $67.5 million of which $30 million was paid by issuance of a promissory note to WorldCom. In addition, in connection with the acquisition, Able granted an option to WorldCom to purchase up to 2,000,000 shares of its common stock, at an exercise price of $7.00 per share and the right to receive, upon satisfaction of certain conditions, phantom stock awards or stock appreciation rights, equivalent to up to 600,000 shares of common stock, payable in cash, stock or a combination of both at Able's option. For a discussion of the terms of the WorldCom securities, see the discussion under the heading "Description of Securities -- The WorldCom Option and the WorldCom SARs."

     In conjunction with the acquisition, Able entered into a master services agreement with WorldCom to provide telecommunications infrastructure services to it, which was recently amended to provide for a minimum purchase by WorldCom of $55.0 million per year through July 1, 2006. The agreement further calls for WorldCom to pay an aggregate sum of not less than $390 million, including a fee of 12% of reimbursable costs under the agreement.

     A portion of the consideration for the acquisition of the MFS Network businesses from WorldCom was cash. To generate a portion of the cash, Able issued 4,000 shares of Series B convertible preferred stock and warrants to purchase up to an aggregate of 1,000,000 shares of Able's common stock at an exercise price of $19.80.

     As a result of conversions and redemptions of the Series B preferred stock, no shares remain outstanding. In addition to the warrants initially granted to the Series B investors, in connection with redemptions of and amendment of the terms of the Series B securities Able granted additional warrants to the Series B investors. As of November 13, 2000, warrants to purchase an aggregate of 570,000 shares remain outstanding. For a discussion of the Series B warrants, see "Description of Securities -- Warrants."

THE SERIES C SECURITIES

     In February 2000, Able created and sold 5,000 shares of a new series of preferred stock, the Series C convertible preferred stock, and warrants to purchase 200,000 shares of Able's common stock at $10.75 a share, for aggregate gross proceeds of $15 million. Able used a portion of this $15 million to repurchase certain of its remaining shares of Series B convertible preferred stock and the rest for general working capital purposes.

     In connection with its settlement of the Sirit litigation, Able modified the terms of the Series C convertible preferred stock and agreed to issue to the Series C convertible preferred stock holders additional warrants to purchase 375,000 shares of Able's common stock at $6.00 per share and to purchase 375,000 shares of Able's common stock at $8.00 per share.

     For a discussion of the Series C convertible preferred stock, see "Description of Securities -- Preferred Stock -- Series C Convertible Preferred Stock." For a discussion of the Series C warrants, see "Description of Securities -- Warrants."

ACQUISITION OF SOUTHERN ALUMINUM AND SPECIALTY ELECTRONIC

     On November 5, 1999, Able acquired all of the outstanding common stock of Southern Aluminum & Steel Corporation along with Specialty Electronic Systems, Inc. Southern Aluminum has operations in Birmingham, Cape Canaveral and Atlanta and has 40 years experience in surveillance systems, signalization, Intelligent Transportation Systems and roadway lighting. Southern Aluminum provides expertise in design, installation, and project implementation of advanced highway communication networks. Specialty Electronic is a systems/integration company in the ITS market, having designed, fabricated, installed and integrated its systems in 11 states from the East Coast to Ohio and Texas.

     Consideration for Southern Aluminum and Specialty Electronic was 75,000 shares of Able's common stock with a value of approximately $0.7 million. In addition to the initial consideration, an earn-out provision provides that additional consideration can result from attaining certain performance measurements. The additional consideration can be earned over a four-year period. Able recorded this transaction using the purchase method of accounting. The pro forma effect on consolidated results of operations, from the acquisition of Southern Aluminum and Specialty Electronic, is not material.

     The earn-out consideration for year one (ending October 31, 2000) will be converted into Able's common stock by dividing the earn-out consideration by $8.00. The earn-out consideration for year two through year four will be converted into Able's common stock by dividing the earn-out consideration by the 52-week average of the closing market price of Able's common stock for each respective year.

     The consideration is to be paid in shares of Able's common stock. If the combined consideration calculated pursuant to the terms of the two agreements, and which includes the initial consideration and the earn-out consideration, ever equals 19.9 percent of the total Able common stock issued and outstanding, any and all consideration in excess of 19.9 percent of issued and outstanding Able common stock shall be paid in cash or promissory notes, as mutually agreed upon by Able and the former shareholders, at the time of payment and shall include interest calculated on the notes at a market rate.

     On a combined basis, Southern Aluminum and Specialty Electronic have total assets of less than $2.0 million and are expected to generate third-party revenues during fiscal year 2000 of approximately $15.0 million.

SERVICES, MARKETS AND CUSTOMERS

     Able conduct five distinct types of business activities, four of which are primarily conducted in the United States and one of which is conducted abroad. Domestically Able provides network services, network development, transportation services and construction. Abroad, principally in Venezuela, Able conducts communication development activities. Each of these activities is discussed in more detail below. In most of Able's business activities it faces competitors that may be larger and may have substantially greater financing, distribution and marketing resources than Able.

NETWORK SERVICES GROUP

     Able's Network Services Group provides telecommunications network services through two divisions: (i) the Telecommunications Systems Integration Division provides general contracting services for large-scale telecommunications projects, and (ii) the Telecommunications Construction Division specializes in the construction of network projects or project phases.

     Able provides turnkey telecommunications infrastructure solutions through the Telecommunications Systems Integration Division. As a telecommunications systems integrator, Able provides "one-stop" capabilities that include project development, design, engineering, construction management, and ongoing maintenance and operations services for telecommunications networks. The projects include the construction of fiber networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

     Able's Telecommunications Construction Division provides construction and technical services for building both outside plant and inside plant telecommunications systems. Outside plant services are large-scale installation and maintenance of coaxial and fiber optic cable, installed either aerially or underground, and ancillary equipment for digital voice, data and video transmissions. These installations are most often undertaken to upgrade or replace existing communications networks. Inside plant services, also known as premise wiring, include design, engineering, installation and integration of telecommunications networks for voice, video and data inside customers' facilities. Able provides outside plant telecommunications services primarily under hourly and per unit basis contracts to local telephone companies. Able also provides these services to long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators.

NETWORK DEVELOPMENT GROUP

     Able's Network Development Group was established during fiscal 2000 to design, engineer, construct, operate and maintain state-of-the-art, "future proof", designed for low cost upgrades to avoid obsolescence, fiber optic networks providing virtually unlimited bandwidth, and a comprehensive suite of cutting edge multimedia telecommunications services for users in cities with populations between 50,000 and 250,000.

TRANSPORTATION SERVICES GROUP

     Able's Transportation Services Group provides "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering, construction, and systems operation and maintenance. Additionally, Able has and continues to develop proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a vehicle's type, combined with the user's account information, as the vehicle passes a tolling station and immediately charges the appropriate toll to the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts, and process violations. Able developed automatic vehicle identification technology jointly with Texas Instruments and used it in many of its electronic toll and traffic management projects. The Transportation Services Group markets its services to state and local government transportation departments. No significant new projects have been undertaken since 1999.

CONSTRUCTION GROUP

     Able's Construction Group installs and maintains traffic control and signalization devices. These services include the design and installation of signal devices, such as stop lights, crosswalk signals and other traffic control devices, for rural and urban traffic intersections, drawbridge and railroad track signals and gate systems, and traffic detection and data gathering devices. Able also designs, develops, installs, maintains and operates "intelligent highway" communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. These systems monitor traffic conditions, communicate such conditions to central traffic control computers, and provide real-time responses to dynamic changes in traffic patterns and climate conditions by changing speed limit display devices, lowering traffic control gates, or changing the text on remote signs and signals. Able also installs and maintains computerized manufacturing systems for various industrial businesses. Many of the functions of the Construction Group, particularly those involved in intelligent highway systems, complement those of the Network Services Group.

COMMUNICATIONS DEVELOPMENT GROUP

     Able's Communications Development Group operates primarily in Venezuela. Their activities consist of management of the joint venture arrangements, which were formed to provide telecommunication installation and maintenance services to privatized local phone companies. These joint ventures are in the form of subsidiaries in which Able has an 80% voting and ownership interest and a 50% share of profits and losses.

INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

     Sales to unaffiliated customers, income (loss) from operations, and identifiable assets pertaining to the groups in which Able operates are presented below (in thousands).

                                    FOR THE THREE MONTHS   FOR THE NINE MONTHS    FOR THE FISCAL YEARS ENDED
                                       ENDED JULY 31,        ENDED JULY 31,               OCTOBER 31,
                                    --------------------   -------------------   -----------------------------
                                      2000        1999       2000       1999       1999       1998      1997
                                    --------    --------   --------   --------   --------   --------   -------
Sales to unaffiliated customers:
  Network services................  $ 66,460    $ 63,960   $201,384   $198,903   $260,354   $ 62,243   $    --
  Transportation services.........    18,424       8,403     64,553     27,254     39,394     24,455        --
  Construction....................    34,655      29,283     89,992     90,342    113,948    125,270    82,171
  Communication development
    (international)...............       863       1,135      3,214      3,091      4,869      5,329     4,163
                                    --------    --------   --------   --------   --------   --------   -------
                                    $120,402    $102,781   $359,143   $319,590   $418,565   $217,297   $86,334
                                    ========    ========   ========   ========   ========   ========   =======
Income (loss) from operations:
  Network services................  $  1,993    $  2,202   $  6,492   $  9,758   $ 14,746   $  6,272   $    --
  Transportation services.........    (2,927)     (1,562)   (48,650)    (6,628)   (10,618)     2,586        --
  Construction....................       567       2,414       (318)    (1,273)    (5,730)     1,718     4,824
  Communication development
    (international)...............        80         (45)      (103)      (234)       346        182        17
  Unallocated corporate
    overhead......................    (1,294)     (1,554)    (2,670)      (503)      (628)       651        --
                                    --------    --------   --------   --------   --------   --------   -------
                                    $ (1,581)   $  1,455   $(45,249)  $  1,120   $ (1,884)  $ 11,409   $ 4,841
                                    ========    ========   ========   ========   ========   ========   =======
Identifiable assets:
  Network services................  $187,776    $142,610   $189,776   $142,610   $139,460   $159,660   $    --
  Transportation services.........    46,262      49,520     46,262     49,520     50,178     48,830        --
  Construction....................    75,986      64,425     75,986     64,425     66,667     71,941    44,751
  Communication development
    (international)...............     3,430       3,355      3,430      3,355      3,813      4,496     2,509
  Corporate.......................     5,109       2,123      3,109      2,123      1,915      5,833     3,086
                                    --------    --------   --------   --------   --------   --------   -------
                                    $318,563    $262,033   $318,563   $262,033   $262,033   $290,760   $50,346
                                    ========    ========   ========   ========   ========   ========   =======

DEPENDENCE UPON KEY CUSTOMERS

     Able derives a significant portion of its revenues from a few large customers and is dependent on a variety of contracted arrangements with these customers. Those customers are as follows:

                                                                                        PERCENTAGE OF TOTAL
                                                                                          REVENUES DURING
                                                               FOR THE MONTHS ENDED   THE FISCAL YEARS ENDED
                                                                  JULY 31, 2000             OCTOBER 31,
                                                               --------------------   -----------------------
CUSTOMER                                   OPERATING GROUP      THREE        NINE     1999     1998     1997
--------                                  ------------------   -------      -------   -----    -----    -----
New Jersey Consortium...................  Transportation and
                                          Network Services      35,217       79,511    18%       8%      --%
WorldCom................................  Network Services      37,362       92,731    15       14       --
Williams Communications, Inc............  Network Services       1,505        3,940    12       --       --
Cooper Tire Company.....................  Construction           3,810       11,087     3        6       15
Florida Power Corp......................  Construction           4,112       12,637     3        7        9
State of Illinois (ISTHA)...............  Network Services         996        2,381     2        5       --

     Able is party to multiple contracts with the New Jersey Consortium which include the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, and the State of Delaware Department of Transportation. The New Jersey Consortium contracts generally provide for Able to (i) construct a fully integrated electronic toll collection system; (ii) maintain the related customer service center and violations processing center for periods of up to 10 years; and (iii) construct and maintain a supporting fiber optic network. The estimated future gross revenues from the New Jersey Consortium contracts are projected to be at least $167 million, including estimated minimum revenues of $51.4 million for the violations processing center operations and $40.0 million for fiber network operations and maintenance billable over the duration of the agreements.

     As of October 31, 1999, Able estimated that the electronic toll collection construction segment of the New Jersey Consortium contracts would generate total margins of approximately $2.6 million. Based upon an estimated completion percentage of 30 percent, Able had recorded job-to-date margins of $0.8 million through October 31, 1999.

     During the three months ended January 31, 2000, Able determined through its ongoing analyses of the electronic toll collection construction segment of the New Jersey Consortium contracts, i.e., excluding the violations processing center and fiber network construction and long-term service contracts, that costs to be incurred were expected to exceed amounts billable by approximately $7.7 million. The change from October 31, 1999, related primarily to changes in estimated costs associated with changing design specifications and certain near-term milestones. The loss recognized in the January quarter was approximately $8.2 million, including costs incurred in the quarter, reversal of previously recognized profit, and a loss reserve accrual of $4.7 million for the remaining projected loss.

     During the three months ended April 30, 2000, Able continued negotiation of a comprehensive amendment that was executed on June 1, 2000. While the scope of work for the remainder of the project was clarified, Able made significant concessions to arrive at resolution and estimated losses for the construction portion of the contract were revised to $35.3 million, resulting in a loss for the quarter of $27.6 million. The remaining loss expected to be incurred in completing the contract and accrued at April 30, 2000 was $17.1 million.

     The loss was partially attributable to vagaries in the original contract language that made it extremely difficult for Able to meet performance criteria and targeted completion deadlines, resulting in penalties and costs in excess of original estimates. In addition, Able was forced to engage subcontractors on a time and materials or cost-plus basis and experienced significant overruns in an attempt to meet its contractual obligations. The June 2000 amendment reduced the scope of the contract, provided previously undefined benchmarks, provided a revised and extended schedule for completion of the project and resolved various claims between the parties. At the same time, Able negotiated a revised agreement with its primary subcontractor, comprising the majority of remaining contract costs, from time and materials to a fixed price. While these agreements reduced the uncertainty of some of the remaining costs on the project, they also eliminated the opportunity to recover certain previously incurred costs.

     The revised schedule includes several significant milestone dates. If not met, the Consortium will have the right to terminate the contracts, including the violations processing center and fiber maintenance contracts. If terminated, Able would lose the opportunity to earn potential future profits from these long-term service contracts.

     At July 31, 2000, Able had billed and unbilled receivables of $4.5 million and $14.7 million, respectively, related to WorldCom and $17.8 million and $20.8 million, respectively, related to the New Jersey Consortium.

     The loss of any of the New Jersey Consortium contracts, WorldCom or any other major customers would have a material adverse effect on Able's business, financial condition and results of operations.

SUPPLIERS AND RAW MATERIALS

     Able has no material dependence on any one supplier of raw materials.

CONSTRUCTION CONTRACTS

     For construction contracts, Able obtains fixed price or cost-plus contracts for projects, either as a prime contractor or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, a state department of transportation or other governmental body provides a set of specifications for the project. Able then estimates the total project cost based on input from engineering, production and materials procurement personnel and submits a bid along with a bid bond. For most government-funded projects, the scope of work extends across many industry segments. In those cases, Able subcontracts its expertise to a prime contractor. Able must submit performance bonds on substantially all contracts obtained. Able's financial viability is dependent on maintaining adequate bonding capacity and any loss of such could have a material adverse effect on Able.

     Government business is, in general, subject to special risks, such as delays in funding, termination of contracts or subcontracts for the convenience of the government or default by a contractor, reduction or modification of contracts or subcontracts, changes in governmental policies, and the imposition of budgetary constraints. Able contracts with governmental agencies provide specifically that such contracts are cancelable for the convenience of the government.

     Contract duration is dependent on the size and scope of a project but typically is from six months to three years. Contracts generally set forth date-specific milestones and provide for liquidated damages for failure to meet the milestones. During fiscal 1999, Able was subject to liquidated damages relating to the "Violations Processing Center" portion of the New Jersey Consortium contract, amounting to approximately $4.9 million.

     In most cases, Able supplies the materials required for a particular project, including materials and component parts required for the production of highway signage and guardrails and the assembly of various electrical and computerized systems. Aluminum sheeting, steel poles, concrete, reflective adhesive, wood products, cabling and electrical components are the principal materials purchased domestically for the production of highway signage and guard railing. Conduit and fiber optic cable are the major materials purchased for network development. Generally, the supply and costs of most materials has been and is expected to continue to be stable, and Able is not dependent upon any one supplier for these materials. Able also purchases various components for the assembly of various electrical, lighting and computerized traffic control systems. Many of these materials must be certified as meeting specifications established by the customer. The unavailability of those components could have an adverse impact on meeting deadlines for the completion of projects which may subject Able to liquidated damages; however, the availability of these materials, generally, has been adequate.

NETWORK DEVELOPMENT CONTRACTS

     For development and construction of telecommunication networks Able contracts with customers to develop and construct conduit and/or fiber-optic cable for specific routes, normally on a negotiated price basis. In those instances that Able is responsible for obtaining right-of-way usage, Able contracts with owners of rights of way. The development and project management is done by Able's employees; construction is normally sub-contracted, and Able normally provides the material used.

     Certain projects are "co-development" projects, whereby Able undertakes building out routes which include fiber-optic capacity for several customers. When such projects are on right of way such as interstate highways, Able enters into contracts with right-of-way owners, generally providing compensation to such holders in the form of network systems or revenue sharing.

     Projects to develop or expand local fiber-optic networks are done either on fixed-price or cost-plus basis. Generally, Able manages such projects and sub-contract the construction activity.

     Many network development contracts are several years in duration.

SERVICE CONTRACTS

     Able generally provides telecommunication, cable television, electric utility and manufacturing system services, i.e., non-governmental business, under comprehensive operation and maintenance and master service contracts that either give Able the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify us to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. Able is typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration is either for a specified term, usually one to three years, or is dependent on the size and scope of the project. In most cases, Able's customers supply most of the materials required, generally consisting of cable, equipment and hardware, and Able supplies the expertise, personnel, tools and equipment necessary to perform its services.

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

SALES AND MARKETING

     Able markets its systems integration services through a dedicated sales group. Able's salespeople market directly to existing and potential customers, including municipalities and other government authorities and telecommunications companies. Able's salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.

     Typically, the contracting process for systems integration projects entails the development of a list of qualified bidders and the establishment of a bid schedule, the distribution of, and response to, a request for proposal, and the awarding of the contract to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which may be as much as 24 months in duration, is protracted due to the scope and complexity of the services provided.

     Able markets its telecommunications services to local and long distance telephone companies, utility companies, local municipalities and certain corporations with particular communications needs. In addition, Able markets its construction services to certain systems integrators. A dedicated sales force, as well as members of each subsidiaries' senior management, actively market its services. Additionally, Able markets its transportation construction services to state and local departments of transportation, public/private toll authorities and certain international authorities.

     Major development projects in which Able retains an ownership interest after completion, such as its current Colorado Department of Transportation projects, are marketed in differing ways. Able contracts for access to the right of way and, simultaneously, contact various carriers whom Able believes, based upon its industry awareness, may have an interest in obtaining fiber capacity for a particular route. As development and construction get underway Able continues to contact potential users of the capacity being built so that, by the time a particular segment is completed, all capacity not being retained is sold. Contracts with the customers normally provide for mobilization payments and progress payments.

COMPETITION

NETWORK SERVICES GROUP

     Able's Telecommunications Systems Integration Division of the Network Services Group competes for business in two segments: the traditional request for proposal/bid based segment for the installation and integration of infrastructure projects and a less traditional "project development" segment. Able's largest competitors in the traditional request for proposal/bid based segment are telecommunications service providers. The Telecommunications Systems Integration Division has identified and pursued the "project development" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private partnerships and other financing models unique to the industry. These customers often must choose between building their own networks and using an existing telecommunication service provider's network. Once a customer has decided to build its own network, Able assists the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. Able also has focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. Able believes that no other company provides this kind of complete, turnkey project development service for these customers.

     Able's Telecommunications Construction Division competes for business with several large competitors. In addition, the Telecommunications Construction Division also competes in a market characterized by a large number of smaller size private companies that compete for business generally in a limited geographic area or with few principal customers. The Telecommunications Construction Division's largest competitors are MasTec, Inc. and Dycom Industries, Inc.

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

NETWORK DEVELOPMENT GROUP

     The large metropolitan areas such as New York, Los Angeles, Chicago and Atlanta, already have an incumbent local exchange carrier and multiple competitive local exchange carriers competing for their large, high volume, business base. In addition, due to the high density of apartment complexes, many have more than one cable company.

     In contrast, the cities of 50,000 to 250,000 people that the Network Development Group is targeting typically have an incumbent local exchange carrier, one cable company and in some cases, facilities-based competitive local exchange carriers each targeting a limited area of business. In most cases both the cable company and the incumbent local exchange carrier have legacy infrastructures with very limited capability to provide modern services.

TRANSPORTATION SERVICES GROUP

     Able's Transportation Services Group believes its major competitor in the North American market is Transcore. Chase Manhattan and Lockheed Martin are also competitors in this area.

CONSTRUCTION GROUP

     The market in which the Construction Group competes is characterized by large competitors who meet the experience, bonding and licensure requirements for larger projects and by small private companies competing for projects of $3 million or less in limited geographic areas. The Construction Group's largest competitors include Dycom Industries, Inc. and MasTec, Inc. The Construction Group has several smaller competitors some of which may be larger, may have substantially greater financial, distribution and marketing resources, and may have more established reputations than Able's.

COMMUNICATION DEVELOPMENT GROUP

     Able's Communications Development Group competes for business in the international market, primarily in Latin America. The operations of the Communications Development Group are in Venezuela and Brazil. In Venezuela, the market is characterized by a single customer, CANTV, the telephone company of Venezuela, and a large number of smaller private companies that compete for business generally in a limited geographic area. In Brazil, the market consists of myriad smaller companies competing for a growing but limited market, which forces margins down.

BACKLOG

     Able's estimated backlog at August 31, 2000, was as follows (in thousands):

                                                                    OPERATIONS AND
                                                     CONSTRUCTION    MAINTENANCE
ORGANIZATIONAL GROUP                                  CONTRACTS       CONTRACTS       TOTAL
--------------------                                 ------------   --------------   --------
Network Services...................................    $427,881        $108,068      $535,949
Transportation Services............................      59,046         100,254       159,300
Construction.......................................     120,183          56,007       176,190
                                                       --------        --------      --------
                                                       $607,110        $264,329      $871,439
                                                       ========        ========      ========

     Able expects to complete approximately 40% of the total backlog within the next twelve months. Service contracts with many customers do not specify the volume of services to be purchased, but instead, commit Able to perform the services if requested by the customer and commit the customer to obtain these services from Able if they are not performed internally. Many of the contracts are multi-year agreements, ranging from less than one year to 20 years. Able includes the full amount of services projected to be performed over the lives of the contract in backlog based on its historical relationships with its customers and experience in procurements of this nature. Able's backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of the order backlog can be canceled at any time without penalty except, in

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

some cases, Able can recover actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from its customers could have a material adverse effect on Able's business, operating results and financial condition. In addition, there can be no assurance as to customers' requirements during a particular period or that such estimates at any point in time are accurate.

     As a result of Able's consolidated financial condition, there can be no assurances that Able can obtain the bonding necessary to bid on and accept new projects.

REGULATION

     Able's operations are subject to various federal, state and local law and regulations regarding the construction industry. These regulations may include:

     - licensing requirements;

     - bonding requirements;

     - permit and inspection requirements applicable to construction projects,

     - regulations regarding worker safety and environmental protection; and

     - special bidding and procurement requirements on government projects.

     In addition, Able's Adesta subsidiary serves as a contractor for the federal government and is subject to certain security clearance regulations, including the National Industrial Security Program. If Able is acquired by Bracknell, a foreign person, Able and Adesta are required to seek clearance under the National Industrial Security Program to continue to serve as a government contractor.

     Able was not required to make any material expenditures during the fiscal year ended October 31, 2000 to maintain its compliance with applicable regulations other than funds spent in the ordinary course of business to secure any required bonds.

RESEARCH AND DEVELOPMENT: PROPRIETARY TECHNOLOGY AND RIGHTS

     Able acquired proprietary software in the MFS Network acquisition including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. Prior to the MFS Network acquisition, MFS Network had also developed a proprietary video and data multiplexing system used for surveillance, monitoring, and system audit purposes. The benefits of this proprietary software include reduced operating costs, non-stop tolling, reduced traffic congestion, efficient traffic management, and increased revenue accountability. However, Able can make no assurances that products will not be developed in the future that will produce the same or a better result or be produced in a more economical manner. In connection with completion of electronic toll collection projects, Able has continued to refine the software.

     With the exception of the continued refinements to the software described above, Able does not engage in research and development and has had no research and development policy during any of the last three years. No material funds have been spent by Able on research and development in any of the last three fiscal years or during the present fiscal year.

     Able relies on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements, licenses and other technical measures to establish and protect its proprietary rights and to protect its proprietary applications and technologies. However, Able's business and profitability are not dependent on any one patent or license. To the extent necessary, Able intends to vigorously defend any and all rights it has, now or in the future, in its proprietary applications and technologies. However, it has can make no assurances that it will be successful in pursuing any of its rights or, if successful, that it will be timely.

EMPLOYEES

     At August 30, 2000, Able and its subsidiaries had approximately 2,000 employees. The number of employees considered as laborers can vary significantly according to contracts in progress. Such employees are generally available to Able through an extensive network of contacts within the communications industry. None of Able's employees are subject to collective bargaining agreements.

PROPERTIES

     Able's corporate offices are in Roswell, Georgia, where it occupies 6,600 square feet under a lease that expires July 31, 2004. Able also leases 5,110 square feet of office space under a lease that expires January 31, 2004 in West Palm Beach, Florida. Able entered into a sublease on this property on September 29, 2000. Able leases 35,815 square feet of office space in Omaha, Nebraska, under a lease that expires September 30, 2004 and which houses Adesta Communications, and 40,111 square feet in Mt. Laurel, New Jersey, under a lease that expires February 28, 2003 and which houses Adesta Transportation. Able leases 6,800 square feet of space in Fort Lauderdale, Florida, under a lease, which expires September 30, 2003, which facility is presently available for sublet. Able leases several field offices and numerous smaller offices. Able also leases on a short-term or cancelable basis temporary equipment yards or storage locations in various areas as necessary to enable it to efficiently perform its service contracts.

     Able owns and operates a 10,000 square foot facility for operations based in Chesapeake, Virginia. This property is subject to a mortgage. Able's Venezuelan subsidiaries own and operate from a 33,000 square foot floor of an office building located in Caracas, Venezuela, and lease an additional 50,000 square feet of covered parking and shop facilities. Able owns a 15,000 square foot facility located on approximately three acres of land for operations in Tampa, Florida. Able also owns a small facility in Birmingham, Alabama.

     Able believes that its properties are in good condition and adequate for current operations and, if additional capacity becomes necessary due to growth, other suitable locations are available in all areas where Able currently does business. See "Commitments and Contingencies" in the Notes to the Consolidated Financial Statements for additional information relating to leased facilities which includes mortgage/lease obligations. Some of Able's properties are subject to federal, state and local provisions involving the protection of the environment. Compliance with these provisions has not had and is not expected to have a material effect upon Able's financial position.

LEGAL PROCEEDINGS

     On or about September 10, 1998, Shipping Financial Services Corp. filed a lawsuit in the United States District Court for the Southern District of Florida against Able, its then Chairman of the Board Gideon Taylor, then Chief Executive Officer Frazier L. Gaines, Able's then Chief Accounting Officer, Jesus Dominguez, and then Chief Financial Officer Mark A. Shain (collectively the "Defendants"). At or near that time, six additional plaintiffs filed substantially similar lawsuits. By order dated December 30, 1998, all of these cases have been consolidated with the Shipping Financial case. The plaintiffs assert claims under the federal securities laws against Able and four of Able's officers that the defendants allegedly caused Able to falsely represent and mislead the public with respect to:

     - two acquisitions: the MFS Network acquisition and the acquisition of the COMSAT contracts, and

     - its ongoing financial condition as a result of the acquisitions and the related financing of those acquisitions.

     The plaintiffs seek an unspecified amount of damages and attorneys' fees. Additionally, plaintiffs are expected to seek certification as a class action on behalf of themselves and all others similarly situated persons. Able has moved to dismiss the action and discovery is stayed during the pendency of this motion. A hearing is scheduled on October 18, 2000 regarding Able's motion to dismiss. In November, 2000, the parties entered a memorandum of understanding regarding the settlement of this action. Pursuant to the memorandum of understanding, the parties have agreed to settle the action for a payment of $5.3 million on behalf of the defendants to the plaintiffs. The ultimate settlement is conditioned on four items. First, the plaintiffs will take
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

limited "confirmatory discovery" to ensure to the class that the settlement is a reasonable resolution based on issues that influence the ultimate amount recoverable in the event the action is not settled. Second, the settlement is conditioned upon the closing of the merger by February 15, 2001. Third, the settlement is conditioned on court approval. Fourth, the settlement is conditioned on a maximum number of Able shareholders opting out of the settlement. If more than a specified number of shareholders opt out of the settlement, there will be no settlement. The number of shareholders will be agreed upon at a later date. An adverse outcome in this lawsuit or in other shareholder lawsuits would likely have a material adverse effect upon Able's consolidated financial position, results of operations and cash flow.

     In May 1998, Sirit Technologies, Inc. filed a lawsuit against Able and Thomas M. Davidson, a former member of the Board of Directors. Sirit sued for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the acquisition of Adesta Communications and Adesta Transportation from WorldCom. In May 2000, the jury awarded Sirit compensatory damages against Able in the amount of $1.2 million and punitive damages in the amount of $30.0 million. Additionally, the Court assessed punitive damages against Mr. Davidson.

     In July 2000, Able and Sirit, among others, entered into a settlement agreement which resulted in the Court's entry of a consent judgment vacating the $31.2 million judgment. The settlement provides for Able to issue Sirit and its affiliates, subject to using Able's best efforts to obtain shareholder approval,

     - 4,074,597 shares of Able's common stock, and

     - an additional 936,914 shares of Able's common stock at such time as holders of the Series C convertible preferred stock have converted their shares of Series C convertible preferred stock into Able common stock. This amount assumes that the Series C convertible preferred stock has a $15.0 million face value and is converted at a conversion price of $4.00 per share, which numbers were accurate as of September 30, 2000. Sirit and Able are currently in a dispute based on Sirit's contentions regarding the Series C preferred stock, as described below. Able believes that Sirit will not have the right to receive the additional shares of Able common stock referred to above.

     Able also made a cash payment to Sirit of $5 million. The settlement agreement required Able to use its best efforts to issue and register those shares by November 30, 2000. Sirit subsequently agreed to extend this deadline to December 22, 2000. Sirit has indicated, although Able disagrees, that its agreement to extend this date has been withdrawn and that the November 30, 2000 deadline remains.

     Sirit also has the right to buy additional shares from Able, if Able sells additional shares within the next two years, on the same terms as the shares are sold to third parties in an amount sufficient to maintain its pro rata ownership of Able common stock. However, this right will not apply if Able sells shares at a price of at least $10.00 per share.

     If the holders of its Series B warrants or Able's Series C preferred stock are entitled to additional shares of Able's common stock or derivative securities, Able must issue a pro rata portion to Sirit so that Sirit maintains the same percentage ownership interest it had immediately prior to the issuance. Sirit may acquire those shares for the same consideration as is paid by the holders of the other securities.

     If Able is required to make any cash payments to the holders of its Series B warrants or Series C convertible preferred stock or warrants, including cash penalties and redemption payments, Sirit will become entitled to additional shares of Able common stock for no additional consideration. The number of shares to which Sirit would become entitled would be the amount of funds paid to the holders in excess of $15,000,000, divided by $4.00. If any shares to which Sirit is entitled would increase its percentage ownership above 19.99 percent, Sirit has the right to those shares, but they would not be issued to Sirit without Sirit's consent.

     The settlement agreement also provides that if Able enters into an agreement to merge with an unaffiliated entity, Sirit may elect to participate in the transaction or otherwise continue with its rights under the settlement agreement. In September 2000, Able agreed to extend the deadline for Sirit to make the election described above. Sirit elected to participate in the merger on October 2, 2000. As a result of Sirit's election to participate in the merger, Able's obligation to issue to Sirit and register shares of Able common

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

stock is held in suspense. The settlement agreement provides that if Sirit elects to participate in the merger, it will be entitled to receive the same consideration as all other holders of Able common stock, as if Sirit owned its full entitlement to Able common stock pursuant to the settlement agreement, subject to a maximum value of $26.2 million, unless Sirit were to receive its shares of Able common stock before the completion of the merger. Further, if the consideration provided to Sirit is in the form of securities, those securities will be valued, for the purpose of calculating the $26.2 million limit, at their closing trading price on the date the merger is completed.

     If Able fails to satisfy its obligations under the settlement agreement, Sirit may give notice that it intends to execute on a consent judgment for $20 million. Able would then have the option to cure the breach during a five business day cure period or to pay the $20 million consent judgment before execution is commenced.

     The settlement agreement further provides that if the merger has not been completed by the second election date, Sirit would again have the right to elect whether to participate in the merger or otherwise continue with its rights under the settlement agreement. Sirit subsequently agreed to change this date from December 1, 2000 to December 23, 2000. Sirit has indicated, although Able disagrees, that its agreement to change the second election date has been withdrawn and that the second election date remains December 1, 2000. Able expects that the merger will be completed before December 23, 2000.

     If the merger is not completed by the second election date and Sirit elects to continue its with its rights under the settlement agreement, Able could satisfy its obligations under the settlement agreement by issuing, subject to shareholder approval, shares of Able common stock in the amounts described above to Sirit. If Able fails to issue and register these shares in a timely manner, Able may be required to pay Sirit $20 million in cash pursuant to the consent judgment.

     If the merger agreement is terminated for any reason, Able could satisfy its obligations under the settlement agreement by issuing, subject to shareholder approval, shares of Able common stock in the amounts described above to Sirit. If Able fails to issue and register these shares in a timely manner, Able may be required to pay Sirit $20 million in cash pursuant to the consent judgment.

     On November 13, 2000, Sirit Technologies, Inc. filed an emergency motion against Able in the United States District Court for the Southern District of Florida in which Sirit claims that it will be deprived of certain alleged entitlements under the settlement agreement entered into between Sirit and Able. Sirit has asked the court to determine that Able is obliged to offer to Sirit additional Able common stock pursuant to the anti-dilution provisions of the settlement agreement. Sirit has also asked the court to enjoin Able from effectuating its merger with Bracknell unless and until Able issues the stock or recognizes the alleged anti-dilution rights claimed by Sirit and enters into appropriate agreements with Bracknell protecting those alleged rights. Bracknell and Able believe that it is unlikely that an injunction will be granted and therefore do not expect these proceedings to have a significant impact on the proposed merger. Bracknell and Able believe that Sirit's claims are without merit, and Able has informed Bracknell that Able intends to vigorously defend the motion. A hearing on this motion is currently scheduled for November 27, 2000. In the event that Sirit prevails on this motion, Bracknell has registered, as part of the registration statement relating to this proxy statement/prospectus, and reserved for issuance to Sirit sufficient shares to address Sirit's claims.

     In 1997, Bayport Pipeline, Inc. filed a lawsuit against MFS Network seeking a declaratory judgment concerning the rights and obligations of Bayport and MFS Network under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999, was increased to $19 million.

     On February 28, 2000, the independent arbitrator ruled that Able owed Bayport $4.1 million. Able has appealed the award in Federal District Court (Northern District of Texas) and is subject to statutory interest from the date of the award in the event the award is not overturned.

     In 1997, U.S. Public Technologies, Inc. filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against MFS Network for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortuous interference, violation of the California Unfair
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

Competition Act, promissory estoppel and unjust enrichment in connection with a teaming agreement between MFS Network and US Public Technologies concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, US Public Technologies seeks actual damages in excess of $8.5 million and unspecified exemplary damages. In June 2000, discovery was extended to August 2000 and dispositive motions were due October 10, 2000. No trial date has yet been set.

     In 1999, Newbery Alaska, Inc. filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newbery's subcontract with MFS Network related to the fiber optic network constructed by MFS Network for Kanas. Newbery's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. In June 2000, the arbitrator awarded Newbery $2.7 million plus fees of approximately $0.3 million and prejudgment interest of approximately $0.027 million and post-judgment interest on the award of 8 percent until payment to Newbery is made. Interest on the award through August 31, 2000, totals approximately $55,000. Able is challenging the arbitrators award in Federal District Court (Alaska) and intend to appeal the ruling, if necessary.

     In 1998, Alphatech, Inc. filed a lawsuit in the U.S. District Court in Massachusetts against MFS Network. This suit alleges ten counts, including breach of teaming agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts Unfair and Deceptive Acts and Practices Law, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for in excess of $12 million. The court has denied Able's motion for summary judgment on breach of contract claims and granted its motion for summary judgment on the unfair and deceptive practices claim. The court has also granted Able's motion to exclude Alphatech's expert evidence on lost profits damages and has granted additional discovery for the potential remedy for Alphatech's misappropriation of trade secrets claim. This case has been settled and dismissed with prejudice. The parties have entered into a settlement agreement providing for payment of $350,000 by MFS Network, payable upon the earlier of the closing of the merger or February 1, 2001.

     Able is subject to other lawsuits and claims for various amounts which arise out of the normal course of its business. Able intends to vigorously defend itself in these matters. Able does not believe that any of these suits will have a material adverse effect on Able's financial position.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of September 30, 2000, the Able common stock owned beneficially by (i) each of the executive officers, (ii) each of the current directors, (iii) all executive officers and directors as a group, and
(iv) each person known by us to be the "beneficial owner" of more than five percent of Able common stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you "beneficially" own common stock not only if you own it directly, but also if you indirectly, through a relationship, a position as a director or trustee, or a contract or understanding, share the power to vote or sell the stock, or you have the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the executive officers and directors listed have sole voting and investment power over his shares. As of November 13, 2000, there were 16,374,504 shares of Able common stock issued and outstanding and approximately 391 holders of record.

                                                                                        PRO FORMA BENEFICIAL
                                                                                           OWNERSHIP AFTER
                                                                                               MERGER
                                                                                        ---------------------
                                                             SHARES       PERCENTAGE                 PERCENT
                                                          BENEFICIALLY   BENEFICIALLY   NUMBER OF       OF
NAME(1)                             CURRENT TITLE           OWNED(2)        OWNED         SHARES      CLASS
-------                      ---------------------------  ------------   ------------   ----------   --------
Billy V. Ray, Jr.(3)(4)....  Chief Executive Officer and     410,000          2.4%             --        --
                               Chairman of the Board of
                               Directors
Edwin D. Johnson(3)(5).....  President and Chief             166,470            *           9,882         *
                               Financial Officer and a
                               Director
Frazier L. Gaines(6).......  Former Chief Executive          217,000          1.3%         82,200         *
                               Officer and Current
                               President -- Able Telcom
                               International
Charles A. Maynard(7)......  Chief Operating Officer         200,000          1.2%             --        --
James E. Brands(8).........  Senior Executive Vice           100,000            *              --        --
                               President
Michael Brenner(8).........  General Counsel and             100,000            *              --        --
                               Executive Vice President
Edward Z. Pollock(9).......  Associate General Counsel        66,000            *             600         *
Robert Sommerfeld(10)......  President -- Adesta             100,000            *              --         *
                               Communications
Philip A. Kernan,            President -- Adesta
  Jr.(11)..................    Transportation                125,000            *              --        --
J. Barry Hall(12)..........  President -- Transportation     102,472            *          61,483         *
                               Safety Contractors, Inc.
Richard A. Boyle(13).......  President -- Patton              65,000            *              --        --
                               Management Corp.

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

                                                                                        PRO FORMA BENEFICIAL
                                                                                           OWNERSHIP AFTER
                                                                                               MERGER
                                                                                        ---------------------
                                                             SHARES       PERCENTAGE                 PERCENT
                                                          BENEFICIALLY   BENEFICIALLY   NUMBER OF       OF
NAME(1)                             CURRENT TITLE           OWNED(2)        OWNED         SHARES      CLASS
-------                      ---------------------------  ------------   ------------   ----------   --------
C. Franklin                  Director
  Swartz(3)(14)............                                   40,000            *              --        --
H. Alec McLarty(15)(3).....  Director                         11,610            *             966         *
Gerald Pye.................  Director                            -0-          -0-              --        --
All Executive Officers and
  Directors as a Group (15
  persons).................                                1,684,082          9.9%        290,449         *
Gideon D. Taylor(16).......  Former Director and Officer     946,638          5.8%        435,983         *
WorldCom(17)...............                                9,348,303         33.6%      9,672,730      15.0%

---------------

  *  Less than 1%.
 (1) The address for each of Able's directors and executive officers is 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076.
 (2) All of the options granted to officers and directors since December 1998 are subject to shareholder approval. See Proposal No. 5 regarding these options. One of the conditions to the completion of the Merger is that Able cancels or terminates all outstanding options to purchase shares of Able common stock. Accordingly, in calculating the number of shares held in the table above under "Pro Forma Beneficial Ownership After the Merger," options have been treated as if cancelled.
 (3) Standing for reelection for director.
 (4) Consists of 410,000 shares underlying stock options, subject to shareholder approval pursuant to Proposal No. 5.
 (5) Mr. Johnson owns 16,470 shares and options to purchase 150,000 shares, subject to shareholder approval pursuant to Proposal No. 5.
 (6) Includes 80,000 shares underlying stock options, which are immediately exercisable subject to shareholder approval pursuant to Proposal No. 5, 128,000 shares held in a trust controlled by Mr. Gaines, and an aggregate of 9,000 shares held by Mr. Gaines as trustee to four minor children. Does not include 100,000 shares underlying stock options to be granted to Mr. Gaines if approved by the shareholders pursuant to Proposal No. 5.
 (7) Consists of 200,000 shares underlying stock options, subject to shareholder approval pursuant to Proposal No. 5.
 (8) Consists of 100,000 shares underlying stock options, subject to shareholder approval pursuant to Proposal No. 5.
 (9) Mr. Pollock owns 1,000 shares and options to purchase 65,000 shares, subject to shareholder approval pursuant to Proposal No. 5.
(10) Includes 35,000 shares underlying stock options granted under the Able 1995 stock option plan and 65,000 shares underlying stock options subject to shareholder approval pursuant to Proposal No. 5.
(11) Consists of 125,000 shares underlying stock options subject to shareholder approval pursuant to Proposal No. 5.
(12) Mr. Hall received these shares in payment of the October 31, 1999 portion of an earn-out owed from Able's acquisition of the Georgia Electric Company.
(13) Consists of 65,000 shares underlying stock options, subject to shareholder approval pursuant to Proposal No. 5.
(14) Consists of 40,000 shares underlying stock options, subject to shareholder approval pursuant to Proposal No. 5.
(15) These include 1,610 shares owned by Mr. McLarty's wife and 10,000 shares underlying options, which are immediately exercisable subject to shareholder approval pursuant to Proposal No. 5.

(16) These include 21,619 shares owned by Mr. Taylor's wife, and 220,000 shares underlying stock options, which are immediately exercisable subject to shareholder approval pursuant to Proposal No. 5. Mr. Taylor's address is 265 Harper Road, Dry Fork, VA 24549.
(17) Includes 3,050,000 shares issued to WorldCom by converting debt into shares at $8.375 per share on January 13, 2000; 2,600,000 shares issuable upon the exercise of the option granted to WorldCom in 1998 which are issuable subject to shareholder approval of Proposal No. 6 and currently are stock appreciation rights concerning 2,600,000 shares of Able common stock and 3,696,303 shares issuable upon conversion of the Series E preferred stock. WorldCom's address is 515 East Amite St., Jackson, Mississippi 39201. In the event the merger is completed the stock appreciation rights concerning 600,000 shares of Able common stock will be cancelled and stock appreciation rights concerning 2,000,000 shares of Able common stock will be exchanged for warrants to purchase 1,200,000 shares of Bracknell common stock. In addition, the Able Series E preferred stock will be converted into the right to receive that number of shares of Bracknell common stock determined by dividing the aggregate face value of all shares of Able Series E preferred stock divided by Cdn $8.25.

                   DESCRIPTION OF CAPITAL STOCK -- BRACKNELL

     The following includes information concerning Bracknell's common shares, based on Canadian law and a summary of the material provisions of the articles of amalgamation, as amended and by-laws. For more detailed information, please refer to the full articles of amalgamation, copies of which have been filed as exhibits to the registration statement of which the proxy statement/prospectus forms a part.

  General

     Bracknell's authorized capital stock consists of an unlimited number of shares of Bracknell common stock and an unlimited number of preferred shares issuable in series.

  Common Stock

     Each holder of shares of Bracknell common stock is entitled to one vote per share, which may be given in person or by proxy, in the election of directors of Bracknell and on all other matters submitted to a vote of Bracknell's shareholders. The holders of shares of Bracknell common stock are entitled to share pro rata in any dividends declared by Bracknell's board of directors out of funds legally available therefor, subject to preferential rights of the holders of the preferred shares. In the event of liquidation, dissolution or winding up, of Bracknell or other distribution of assets of Bracknell, the holders of shares of Bracknell common stock are entitled to receive all of Bracknell's remaining assets, subject to the preferential right of the holders of the preferred shares. There are no preemptive rights, and the Bracknell common stock is not subject to redemption. All shares of Bracknell common stock now outstanding and to be outstanding upon exercise of any options and warrants are, and will be, fully paid and non-assessable. Shareholders do not have cumulative voting rights for the election of directors.

     There is no provision in Bracknell's articles or by-laws that would have the effect of delaying, deferring or preventing a change in control in Bracknell or that would operate only with respect to an extraordinary corporate transaction involving Bracknell, such as a merger, reorganization, tender offer, sale or transfer of substantially all of Bracknell's assets or liquidation. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business.

  Preferred Shares

     The preferred shares may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions, including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the retraction, redemption, purchase for cancellation, conversion rights, if any, and/or voting rights, if any, and any sinking fund, share purchase plan or other provisions, subject to regulatory approval, if applicable, which the board of directors determines by resolution. The preferred shares rank prior to the shares of Bracknell common stock with respect to payment of dividends and distributions in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, of Bracknell. The preferred shares of any series may also be given such other preferences, not inconsistent with the Bracknell articles, over the shares of Bracknell common stock and any other shares ranking junior to such preferred shares as may be fixed by the directors. The preferred shares of any series may be made convertible into shares of Bracknell common stock. Unless the directors otherwise determine, or except as otherwise required by law, the holder of each share of a series of preferred shares shall not be entitled to vote at any meeting of shareholders.

  Series A Preferred Shares

     Bracknell authorized a series of preferred shares designated as 9.5% convertible preferred shares Series A. Certain rights, privileges, restrictions and conditions have attached to the Series A preferred shares in addition to the rights, privileges, restrictions and conditions attached to the preferred shares. Holders of the Series A preferred shares are entitled to a fixed, preferential cumulative cash dividend of US $0.40375 per share per year. On or after September 30, 2004, Bracknell may elect to redeem the Series A preferred shares, in part or in full, for U.S. $4.25 per share, plus an amount equal to all dividends accrued and unpaid. Bracknell may purchase for cancellation at any time all or from time to time any part of the outstanding Series A preferred shares by private contract or by invitation for tenders. The Series A preferred shares have no voting rights and upon shareholder approval all outstanding Series A preferred shares may be converted into common shares of Bracknell. In the event of the liquidation, dissolution or winding-up of the Bracknell, whether voluntary or involuntary, or in the event of any other distribution of assets of the Bracknell among its shareholders for the purpose of winding up in its affairs, the holders of the Series A preferred shares shall be entitled to receive from the assets of the Bracknell a sum equal to US $4.25 for each Series A preferred share held by them respectively, plus an amount equal to all dividends accrued and unpaid. No Series A preferred shares have been issued to date.

                      DESCRIPTION OF CAPITAL STOCK -- ABLE

     Able is currently authorized to issue 25,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.10 per share. Proposal No. 3 in this proxy statement/prospectus contains a proposal by Able for an increase in the authorized capital stock to 100,000,000 shares of common stock and 5,000,000 shares of common stock.

     For more detailed information, please refer to Able's amended and restated articles of incorporation and bylaws.

     Common Stock. As of September 30, 2000, Able had 16,374,504 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Able, the holders of common stock are entitled to receive ratably the net assets of Able available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and will be, when issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Able may designate and issue in the future.

     Preferred Stock. The board of directors has the authority, without further action of Able's shareholders, to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

     The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. Issuing preferred stock may have the effect of delaying, deferring or preventing a change in control of Able.

     As of November 13, 2000, Able has designated 1,200 shares of Series A convertible preferred stock, 4,000 shares of Series B convertible preferred stock, 5,000 shares of Series C convertible preferred stock and 1,000 shares of Series E preferred stock. No shares of Series A or Series B preferred stock are outstanding. The following table shows the number of shares of Series C and Series E preferred stock outstanding on November 13, 2000, the number of shares of common stock unto which they are convertible and the percentage of Able's outstanding shares of common stock they would represent if converted on such date:

                                                      SHARES OF COMMON STOCK
SERIES OF PREFERRED STOCK  NUMBER OF SHARES          ISSUABLE UPON CONVERSION           PERCENTAGE
-------------------------  ----------------          -------------------------          ----------
Series C................        5,000                        3,750,000                     18.6%(1)
Series E................        1,000                        3,696,304                     18.4(1)
                                -----                        ---------                     ----
Total...................        6,000                        7,446,304                     31.3%(2)
                                =====                        =========                     ====

---------------

(1) Assumes conversion of only the Series C or Series E, as the case may be.
(2) Assumes conversion of both the Series C and Series E.

     Series C Convertible Preferred Stock. Able has designated and issued 5,000 shares of preferred stock Series C Convertible Preferred Stock. The Series C preferred stock is non-voting, pays dividends at a rate of 5.9% of the stated $3,000 value of each share and is convertible at the option of the holder into common stock at a conversion price of $4.00 per share. The conversion rights may be exercised on the earlier of the date that Able receives shareholder approval of this conversion or December 1, 2000. Able must pay dividends accrued through November 30, 2000 by December 31, 2000, in cash, or the accrued dividends will be added to the $3,000 stated value of each share.

     Conversion Rights. If holders of Series C convertible preferred stock could convert to common stock as of November 13, 2000, they would be entitled to 3,750,000 shares of common stock, calculated by taking the stated value of $3,000, divided by the $4.00 conversion price, and multiplied by 5,000, the number of Series C shares outstanding, or 18.6% of Able's outstanding shares immediately following the conversion. The $4.00 conversion price is subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of Able's common stock or if Able issues common stock or convertible securities at a price less than the conversion price or at a variable price. The conversion price is also subject to adjustment if certain events, like the registration of the underlying common stock by November 30, 2000, do not occur. Because of these potential adjustments, these securities may become convertible at a price that is not now readily determinable. Because the conversion price may be reduced, resulting in Able's issuing more shares of common stock than originally contemplated, Able's then-existing holders of the common stock will face additional dilution.

     Holder Redemption Rights. In addition to its redemption obligations if Able does not timely register the common stock as described below, Able may be required to redeem the Series C convertible preferred stock at the holders' option. Able would have five business days to make the redemption payments. Furthermore, if Able enters into a major transaction such as a merger, sale of all or substantially all of its assets or a purchase, tender or exchange offer accepted by holders of more than 30% of its outstanding shares of common stock, the holders can require Able to redeem the Series C convertible preferred stock for 120% of the liquidation value. For reference purposes, the aggregate liquidation value of the Series C convertible preferred stock on September 30, 2000 was $15 million. This redemption payment would be required to be made before consummation of the major transaction.

     Registration Rights. Holders of the Series C convertible preferred stock have the right to have the common stock issued upon conversion of the Series C convertible preferred stock and upon exercise of their warrants registered under the Securities Act of 1933 on Form S-1. Able's registration obligations cover all of the common stock issuable upon conversion of the Series C convertible preferred stock, plus 997,500 shares issuable pursuant to exercise of the warrants, plus any shares issued as anti-dilution adjustments. Able has until November 30, 2000 to register these securities.

     If Able fails to timely register the shares, the holders will have the right after December 1, 2000 to require Able to redeem for cash all of the Series C convertible preferred stock, for the greater of 120% of the liquidation value or a price based on a formula incorporating the trading price of its common stock. As measured on September 30, 2000, the trading price of Able's common stock would have to be greater than $4.80 per share for the formula to produce a redemption price greater than 120% of the liquidation value measured as of September 30, 2000.

     For 90 days after the registration statement is effective, neither Able nor any of its subsidiaries may issue any equity securities or instruments or rights convertible into or exchangeable or exercisable for any equity securities except:

          - issuances pursuant to currently outstanding convertible securities;

          - shares issued pursuant to Able's stock option plan; or

          - options otherwise issued to its employees.

     Amendment Negotiations. Able is currently negotiating with the holders of Series C preferred stock to extend the registration and all related deadlines described above to December 22, 2000.

     Delinquent Payments. If Able fails to timely pay any redemption price or any other penalty that Able is obligated to pay to holders of the Series C convertible preferred stock, the holders can require Able to redeem all of the Series C convertible preferred stock, all of the Series C warrants held by them, and any shares of

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

common stock issued upon conversion or exercise of those securities. The redemption price would be the greater of

          - 1.20 multiplied by the conversion price on the date of redemption multiplied by the total number of shares of common stock being redeemed plus common stock issuable upon conversion or upon exercise; or

          - a price based on a formula incorporating the trading price of Able's common stock. Based on the conversion value of the Series C convertible preferred stock on July 17, 2000, the trading price of Able's common stock would have to be greater than $6.01 per share for the formula to produce a redemption price greater than the formula based on the conversion price measured as of July 17, 2000.

Able also would be required to pay default interest at 2% per month for any delinquent amounts.

     Series E Convertible Preferred Stock. Able has designated and issued 1,000 shares of preferred stock as Series E convertible preferred stock. The Series E preferred stock pays dividends at a rate of 6 percent of the stated value of $37,000 for each share and is convertible at the option of the holder into common stock at a conversion price of $10.01 per share. The conversion rights may be exercised at any time after the date of issuance of the shares, but in no event prior to the effective time of the proposed merger with Bracknell or the termination of that proposed merger. Dividends on the Series E preferred stock are not cumulative but must be paid if Able is liquidated or dissolved, there is an acquisition of Able by another entity that results in a transfer of 50 percent or more of Able's outstanding voting power or there is a sale of all or substantially all of Able's assets.

     Voting Rights. Holders of Series E preferred stock are entitled to one vote for each share of common stock into which the Series E preferred stock may be converted on all matters on which holders of common stock are entitled to vote other than the election of directors, voting as a class with the common stock.

     Conversion Rights. If holders of Series E preferred stock could convert to common stock as of November 13, 2000, they would be entitled to 3,696,303 shares of common stock, calculated by taking the stated value of $37,000 divided by a $10.01 conversion price and multiplied by 1,000 which is the number of Series E shares outstanding or 18.4% percent of outstanding shares immediately following the conversion. The $10.01 conversion price is subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of Able's common stock or if Able issues common stock or convertible securities at a price less than the conversion price.

     In addition, if there is a liquidation event, other than the Bracknell merger, the conversion price will be reduced to the price per share paid to holders of common stock in the liquidation event. For example, if a liquidation event occurred on August 29, 2000, the Series E preferred stock would convert to 12,869,565 shares of common stock, calculated by taking the stated value of $37,000 divided by $2.875, the adjusted conversion price based on the August 29, 2000 closing price, multiplied by 1,000, which is the number of Series E shares outstanding or 44.0% of outstanding shares immediately following the conversion. Because of these potential adjustments, these securities may become convertible at a price that is not now readily determinable. Because the conversion price may be reduced, resulting in Able issuing more shares of common stock than originally contemplating, Able's then-existing holders of the common stock will face additional dilution.

     Liquidation Preference. Upon the occurrence of any of the events described above which gives the holders the right to receive dividends, the holders of Series E preferred stock will be entitled to receive in preference to any distribution of assets to holders of common stock, but after satisfaction of the liquidation preference of Able's Series C preferred stock, an amount equal to $37,000 per share.

     Company Redemption. Able may at its option at any time after August 23, 2004 redeem all of the outstanding Series E preferred stock for a price equal to the amount payable upon a liquidation together with an accrued dividend at the rate stated above, whether or not actually declared.

     Series B Securities. In 1998, Able issued 5,000 shares of Series B preferred stock and related warrants to purchase its common stock. All of the Series B preferred stock has been converted or redeemed. The following table summarizes the issuances of common stock and warrants to the former holders of Able's Series B preferred stock.

Shares of Series B convertible preferred stock
  outstanding...............................................                      0
Shares of common stock issued upon conversion of Series B
  convertible preferred stock(1)............................  1,007,927
Shares of common stock issued in redemption of Series B
  convertible preferred stock(1)............................    801,787
Shares of common stock issued upon exercise of warrants to
  purchase common stock at $.01 per share(1)................     66,246
TOTAL SHARES ISSUED TO SERIES B CONVERTIBLE PREFERRED STOCK
  HOLDERS...................................................              1,875,960
Shares of common stock to be issued in redemption of Series
  B convertible preferred stock upon shareholder
  approval(1)(5)............................................  1,057,031
Shares of common stock issuable upon exercise of warrants to purchase common stock at $13.50 per share and upon
  shareholder approval(1)(2)(3)(4)..........................    370,000
Shares of common stock issuable upon exercise of warrants to purchase common stock at $10.125 per share and upon
  shareholder approval(1)(2)(4).............................    200,000
TOTAL SHARES SUBJECT TO SHAREHOLDER APPROVAL................              1,627,031
Total shares of common stock issued and issuable to Series B convertible preferred stock holders after receipt of
  shareholder approval......................................              3,502,991

---------------
(1) Subject to registration rights.

(2) Each of these warrants has a "cashless exercise" feature. A "cashless exercise" means that a person exercising their warrants does not pay cash, but elects to receive a lesser number of shares by using the value of the shares issuable under the warrants to satisfy the exercise price. In a "cashless exercise," the holder will receive shares of common stock with a total market value equal to the per share excess of the market value of the common stock over the exercise price multiplied by the number of shares being exercised.
(3) Able has the right to redeem these warrants for $35.00 per share unless it is in default under the warrants. Because Able has not yet registered the underlying common stock, it currently does not have the right to redeem these warrants.
(4) No holder may exercise warrants that would cause it to own more than 4.99% of the outstanding shares of Able's common stock on the date of exercise.
(5) If Able does not obtain shareholder approval to issue these shares before December 1, 2000 although Able is negotiating an extension to December 23, 2000, Able must pay former holders of the Series B preferred $4,228,124 instead of issuing the shares.

     Registration Rights. Generally, the holders of the securities listed above have a right to cash payments and other consideration if Able does not timely register the shares or maintain its listing on Nasdaq or another approved market. Specifically, if Able does not timely register the holders' shares, the exercise price of the various warrants is reduced by 1% if Able's registration is late by 1 to 30 days, and 1.5% for each 30-day period thereafter. If during the registration period Able's common stock is delisted, Able owes cash penalty payments of 3% of the value of the common stock owned or issuable to the holder for each 30 day period the common stock is not listed. If Able fails to make any of these payments, the warrant exercise price is reduced by 30% and the holder can require Able to redeem the common stock at 130% of their value, plus the delinquent amounts.

     The Warrants. Holders of the Series C convertible preferred stock hold the following warrants to purchase common stock:

          - 200,000 at $10.75 per share, expiring February 4, 2005;

          - 375,000 at $6.00 per share, expiring July 6, 2002; and

          - 375,000 at $8.00 per share, expiring July 6, 2002.

     The exercise prices of these warrants are subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of Able's common stock, or if Able issues common stock or convertible securities at a price less than the exercise price or the fair market value of Able's common stock.

THE WORLDCOM OPTION AND THE WORLDCOM SARS

GENERALLY

     As part of the MFS Network acquisition, Able granted an option to WorldCom to purchase up to 2,000,000 shares of the common stock at an exercise price of $7.00 per share. Able also granted WorldCom an equity award in the form of stock appreciation rights equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at Able's option.

     For a discussion of the terms of these securities, see Proposal No. 6 in this proxy statement/prospectus.

       COMPARATIVE RIGHTS OF ABLE SHAREHOLDERS AND BRACKNELL SHAREHOLDERS

     Following the merger, the shareholders of Able, a Florida corporation, will become shareholders of Bracknell, an Ontario corporation. The following is a summary of the material differences between the current rights of Able shareholders and Bracknell shareholders. These differences arise from differences between the Florida Business Corporation Act and the Business Corporations Act, Ontario, R.S.O. 1990, C.B. 16, as amended, and between Bracknell's articles of incorporation and by-laws and the Able articles of incorporation and by-laws. As Bracknell is a reporting issuer in Canada, it is also subject to the securities legislation of each Canadian province and territory, as amended from time to time, and the rules, regulations, blanket orders and orders having application to Bracknell and forms made or promulgated under the foregoing legislation, and the policies, bulletins and notices of regulatory authorities administering such legislation. For a more detailed description of the rights of shareholders of Able and shareholders of Bracknell refer to the relevant provisions of Florida and Ontario law, the Able articles and Able by-laws and the Bracknell articles and the Bracknell by-laws. For information as to where the governing instruments of Able and Bracknell may be obtained, see "Where You Can Find More Information."

SHAREHOLDER VOTING RIGHTS

     Under Florida law, each shareholder is entitled to one vote per share, by person or by proxy, on each matter submitted to a vote at a shareholder meeting unless the articles of incorporation provide otherwise. The Able articles of incorporation do not provide otherwise. In addition, the articles of incorporation may provide for cumulative voting at all elections of directors of the corporation. The Able articles and by-laws do not provide for cumulative vote. A quorum for a meeting of shareholders consists of a majority of the votes of shares of stock issued and outstanding and entitled to vote, unless otherwise required by law.

     Under Ontario law and the Bracknell articles of incorporation, holders of common shares are entitled to one vote per share, either in person or by proxy, on each matter to be voted on at shareholder meetings. Under Ontario law, unless the by-laws otherwise provide, voting at a meeting of shareholders shall be by a show of hands except where a ballot is demanded, either before or after the vote, by a shareholder or proxyholder entitled to vote at the meeting. The Bracknell by-laws provide for voting by a show of hands except where a ballot is demanded. On a vote by a show of hands, every shareholder or proxyholder present has one vote. On a vote by a ballot, every shareholder or proxyholder present has one vote for each share registered in his or her

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

name or in the name of the shareholder he or she represents. Accordingly, if no shareholder or proxyholder requests to vote by ballot on a contentious matter at a meeting of shareholders, those shareholders or proxyholders who attend the meeting can control the vote despite the fact that they would not control the vote if the vote had been taken by ballot.

     Under Ontario law cumulative voting is only permitted in the election of directors, if the articles of incorporation provide for it. The Bracknell articles of incorporation do not provide for such cumulative voting. Under Ontario law, unless the by-laws otherwise provide, the holders of a majority of the shares entitled to vote at a meeting of shareholders, present in person or by proxy, constitute a quorum. The quorum requirement in the Bracknell by-laws for the transaction of business at a meeting of shareholders, other than the appointment of the chairman of the meeting and the adjournment of the meeting, is at least two persons holding or representing by proxy not less than 20% of the shares entitled to vote at the meeting.

SPECIAL MEETING OF SHAREHOLDERS

     Under Florida law, a special meeting of shareholders may be called only by
(1) the board of directors or by such person or persons as may be authorized by the articles of incorporation or by-laws and (2) if 10% or more of all the votes entitled to be cast on an issue proposed to be considered at the special meeting demand in writing that a special meeting be held; provided, that the articles of incorporation can make the threshold percentage as high as 50%. The Able by-laws provide that a special meeting of shareholders may be called by the board of directors or Chairman of the Board.

     The Able articles of incorporation do not alter the percentage of shareholders that can demand a special meeting. Under Florida law, notice of all meetings of shareholders must be sent not less than 10 days and not more than 60 days before the meeting to each shareholder entitled to vote at the meeting. Able's by-laws say that notice of meetings of shareholders must be sent not less than 10 days and not more than 50 days before the meeting.

     Under Florida law, if there is a quorum, a resolution is approved by the shareholders if the votes cast favoring the action exceed the votes cast against the action, unless the articles of incorporation or Florida law require a greater number of affirmative votes. Able's articles of incorporation do not provide for a greater number of affirmative votes. However, Florida law requires absolute majority approval for amendments to the articles of incorporation creating dissenters rights, mergers, share exchanges, sale of all or substantially all of the company's assets and dissolution.

     Under Ontario law, a special meeting of shareholders may be called by the directors. Additionally, the holders of not less than 5 percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may require the directors to call a meeting of shareholders. Bracknell is an "offering corporation" within the meaning of Ontario law. Under Ontario law, notice of all meetings of shareholders of an offering corporation must be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting. Under Ontario law, the directors may, by resolution, fix a time not exceeding 48 hours, excluding Saturdays and holidays, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at such meeting must be deposited, provided that any period of time so fixed is specified in the notice of meeting. The presence of the provision could make it more difficult for a shareholder not attending a meeting of shareholders in person to vote or change its vote in the period preceding the meeting. Florida law does not contain a similar provision.

     Under Ontario law, the vote of shareholders required to pass a resolution is typically a majority or two-thirds of the votes cast on the resolution, depending upon the action being voted upon. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. Matters requiring approval by special resolution include amendments to the articles of incorporation, adoption of an amalgamation agreement, authorizing continuance in another jurisdiction, adopting an arrangement, approving the sale, lease or exchange of substantially all of the corporation's assets, approving certain "going private" transactions, requiring voluntary winding up and authorizing the voluntary dissolution of the corporation. Matters requiring approval by a majority of the votes cast include confirmation,

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rejection or amendment of by-laws, election of directors, removal of directors, appointment of auditors and fixing the remuneration of the auditors.

INSPECTION RIGHTS

     Florida law allows any stockholder to inspect the shareholders list for a meeting during regular business hours ten days prior to the meeting, during the meeting and during any adjournment of the meeting. In addition, any stockholder can inspect and copy, during regular business hours at the corporation's principal office, the corporation's governing documents, such as articles of incorporation, bylaws, resolutions of the board of directors establishing securities and minutes of shareholders meetings, if the stockholder gives written notice of his or her demand at least five days in advance. Any stockholder can also inspect and copy, during regular business hours at a reasonable location specified by the corporation, other minutes of the board of directors or its committees, accounting records, shareholder records and any other books and records of the corporation, if (1) the stockholder gives written notice of his or her demand at least five days in advance, (2) the demand is made in good faith and for a proper purpose, (3) the purpose is described and the records to be inspected or copied are specified and (4) the records specified are directly connected with the shareholder's purpose.

     Under Ontario law, a shareholder of a corporation and the shareholder's agents and legal representatives have the right to inspect copies of the following during the usual business hours of the corporation, and to take extracts therefrom free of charge: (1) the articles and by-laws of the corporation, including any amendments, (2) minutes of meetings and resolutions of shareholders, (3) a register setting out the names and residence addresses, while directors, of all present and past directors, with the dates on which each became or ceased to be a director, and (4) a securities register. Applicants who are shareholders of an Ontario corporation, their agents and legal representatives and, where the corporation is an offering corporation, any other person, may require the corporation to furnish a shareholder list to the applicant upon payment of a reasonable fee and delivery of a statutory declaration as to the name and address of the applicant and to the effect that the list will not be used except in connection with an effort to influence voting by shareholders of the corporation, an offer to acquire shares of the corporation or any other matter relating to the affairs of the corporation.

     In addition, under Ontario law, a securityholder of a corporation and, in the case of an offering corporation, the Ontario Securities Commission, may apply to a court for an order directing that an investigation be made of a corporation or of any affiliated corporation. Bracknell is an offering corporation under Ontario law.

PRE-EMPTIVE RIGHTS

     Unless the articles of incorporation expressly provide otherwise, shareholders of a Florida corporation do not have pre-emptive rights. Able's articles of incorporation do not provide for pre-emptive rights.

     Under Ontario law if it is so provided in a corporation's articles, no shares of a class or series shall be issued unless the shares have first been offered to the shareholders of the corporation holding shares of that class or series or of another class or series on such terms as are provided in the articles. The Bracknell articles of incorporation do not provide for any such pre-emptive rights.

DIVIDENDS AND REPURCHASE

     Under Florida law, a corporation may not make a distribution, including, but not limited to, the payment of cash dividends, to its shareholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they come due or its total assets would be less than the sum of its total liabilities plus the amount required to satisfy outstanding liquidation rights superior to the liquidation rights of those receiving the distribution. Under Florida law, a corporation may acquire its own shares unless otherwise provided in the articles or prohibited under the distribution restrictions.

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     Unless the articles of incorporation provide otherwise, a Florida corporation can also declare and issue share dividends to the shareholders. The Able articles and by-laws do not further restrict distributions or share dividends on the Able common stock.

     Under Ontario law, subject to a corporation's articles, the directors may declare and the corporation may pay a dividend by issuing fully paid shares of the corporation or options or rights to acquire fully paid shares of the corporation and, subject to the solvency test described in the following sentence, a corporation may pay a dividend in money or property. The directors are prohibited from declaring and the corporation is prohibited from paying a dividend if there are reasonable grounds for believing that the corporation is or, after the payment would be unable to pay its liabilities as they become due, or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes. Ontario law also permits a corporation, subject to its articles, to purchase or otherwise acquire any of its issued shares or warrants, provided that no payment to purchase or otherwise acquire its shares may be made unless, subject to certain specified exceptions, the solvency test described above is satisfied at the time of, and after, such payment.

AUTHORITY TO ISSUE SHARES

     Florida law provides a corporation the authority to issue the number of shares of its capital stock as are authorized in its articles of incorporation.

     The Able articles currently authorize the corporation to issue 25,000,000 shares of common stock and 1,000,000 shares of preferred stock. Florida law permits the board of directors to fix the preferences, limitations and relative rights of series of authorized classes of stock without additional shareholder approval. Any amendments to the articles of incorporation increasing or decreasing the number of authorized shares, or affecting the rights of shares of a series or class issued and outstanding, require a plurality vote in favor of the amendment, unless dissenter's rights would be created, in which case a majority of the votes entitled to be cast must approve the amendment.

     Ontario law does not require that any maximum number of shares which a corporation has the authority to issue be specified in its articles. The Bracknell articles currently authorize the corporation to issue an unlimited number of common shares, and an unlimited number of preferred shares, issuable in series. The directors may fix the rights, privileges, restrictions and conditions attaching to each series of preferred shares, including whether and on what basis such shares are convertible into common shares. The directors may also determine that one or more series of preferred shares have voting rights. These preferred shares may be created and issued by the directors without a shareholder vote.

AMENDMENTS TO GOVERNING INSTRUMENTS

     Florida law provides that unless a corporation's articles of incorporation provide otherwise, a board of directors may amend certain items of the corporation's articles of incorporation without shareholder approval. Certain amendments required to have shareholder approval must be recommended by the board of directors and submitted to a vote at a meeting of shareholders, where such amendments will be adopted if the votes cast in favor of the amendment exceed the votes cast against the amendment, unless dissenter's rights would be created, in which case a majority of the votes entitled to be cast must approve the amendment. Florida law provides that the shareholders can amend or repeal the by-laws. In addition, Florida law also provides that the bylaws can be amended or repealed by the board of directors unless the articles of incorporation or Florida law provide otherwise, or unless the shareholders in amending or repealing bylaws provide that the board of directors cannot do so. The Able articles of incorporation do not provide otherwise and the shareholders have not taken that right away from the board of directors.

     Under Ontario law, any change to the articles of incorporation must be approved by special resolution of shareholders, other than a change in the corporation's name from a number name to a name that is not a number name, and other than, where the directors are authorized by the articles to divide any class of unissued shares into series and to determine the designation, rights, privileges, restrictions and conditions thereof, a change creating such series and fixing such attributes, which changes may be authorized by resolution of the
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directors. The directors of Bracknell are authorized to amend the Bracknell articles to create series of preferred shares, and to fix the attributes of such shares, without any requirement for prior shareholder approval. If a proposed amendment requires approval by special resolution, the holders of shares of a class, or of a series of a class, if the proposed amendment would affect such series differently from the other series of shares of such class, are entitled to vote separately as a class, or series, if the proposed amendment affects the class or series as specified in Ontario law, whether or not the class or series otherwise carries the right to vote. Ontario law permits a corporation to provide in its articles that a class or series shall not be entitled to vote separately in the case of an amendment to increase or decrease the maximum number of shares of a class or series or of a class or series having rights equal or superior to that class or series, to effect an exchange, reclassification or cancellation of all of the part of the shares of a class or series, or to create a new class or series equal or superior to that class or series. However, the Bracknell articles do not contain this provision.

     Under Ontario law, the board of directors of a corporation may make and amend by-laws provided that any such by-law or amendment must be confirmed at the next meeting of shareholders by the affirmative vote of a majority of the shareholders entitled to vote thereat. Any by-law or amendment is effective when made by the board of directors but ceases to be effective if not confirmed by the shareholders.

BOARD OF DIRECTORS

     Florida law provides that the board of directors of a Florida corporation shall consist of one or more directors as fixed by the articles of incorporation or by-laws of the corporation. The Able by-laws provide that the board shall consist of not less than one nor more than 21 directors, which number may be increased or decreased from time to time by resolution of a majority of the entire board then in office. Under Florida law, unless required by the articles or by-laws, a director is not required to be a resident of Florida or a shareholder of the corporation. The Able articles and by-laws do not require that Able directors be Florida residents or shareholders. Although permitted under Florida law, the terms of the Able Board of Directors are not staggered.

     The board of directors of an Ontario corporation which is an offering corporation must consist of at least three individuals, a majority of whom must be resident Canadians. Ontario law also requires that at least one-third of the directors of an offering corporation must not be officers or employees of the corporation or any of its affiliates. Where the articles of a corporation do not provide for the election of directors by cumulative voting, Ontario law permits, but does not require, that directors may be elected at a meeting of shareholders for different terms of up to three years. The Bracknell articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

     Florida law provides that, absent a provision in the articles of incorporation permitting removal of directors only for cause, the directors may be removed with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her. If a corporation has cumulative voting, Florida law provides that a director is not removed from the board if the votes cast against removal of the director would be sufficient to elect the director at an election of the entire board under cumulative voting. The Able articles do not provide for cumulative voting.

     Under Ontario law, other than where cumulative voting applies for the election of directors, the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

VACANCIES ON THE BOARD OF DIRECTORS

     Florida law provides that, unless the articles of incorporation provide otherwise, a vacancy in the board of directors and newly created directorships may be filled by the majority of directors then in office or by the shareholders by a plurality vote. The Able articles of incorporation do not provide otherwise. Florida law does not distinguish between non-classified and classified boards in this respect. The Able board is not classified.
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The term of any director chosen to fill a vacancy expires at the next shareholders' meeting at which directors are elected and when a successor is elected and qualified.

     Under Ontario law, a quorum of directors may fill a vacancy among the directors, except for the following vacancies, which must be filled by the shareholders: (1) a vacancy resulting from an increase in the number of directors (otherwise than an increase in the board of directors pursuant to a special resolution empowering the board to fix the number of directors within the range set out in the articles if, after such appointment, the total number of directors would not be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders) or maximum number of directors, or (2) a vacancy resulting from failure to elect the number of directors required to be elected at any meeting of shareholders.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under both Florida and Ontario law have fiduciary obligations to the corporation and, under Florida law, to its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under Florida law, the duty of care requires that the directors act with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the corporation. See "Director Liability" below for a discussion of certain exculpation provisions permitted under Florida law.

     Ontario law provides that every director and officer of a corporation in exercising his or her powers and discharging his or her duties, shall act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a corporation governed by Ontario law must comply with the provisions of that Act, the regulations thereunder, and the articles and by-laws of such corporation. No provision in a contract, the articles, the by-laws or any resolution relieves a director or officer from the duty to act in accordance with Ontario law or the regulations thereunder, or relieves him or her of liability for a breach of either.

CONFLICT OF INTEREST OF DIRECTORS AND OFFICERS

     Florida law provides that no contract or transaction between the corporation and one or more of the directors, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the board of directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

          (1) the fact of such relationship or interest is disclosed or known to the board of directors or committee of directors which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of these interested directors;

          (2) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

          (3) the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board, a committee of directors, or the shareholders.

     There is no corresponding provision for officers under Florida law.

     Subject to specified exceptions, Ontario law restricts interested directors from voting on any transactions in which such director has an interest. Interested directors and officers must disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of their interest. Ontario law provides that where a material transaction is entered into with an interested director or

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officer, the interested director or officer is not accountable to the corporation or the shareholders for any profit or gain from the transaction and the transaction is neither void nor voidable by reason of that relationship or by reason only that the director is present at or counted to determine the presence of a quorum at the meeting of directors that authorized the transaction if the director or officer disclosed his or her interest as required by Ontario law and the transaction was reasonable and fair to the corporation at the time it was approved. Ontario law also provides that an interested director or officer, acting honestly and in good faith, is not accountable to the corporation or its shareholders for any profit or gain realized from such transaction by reason only of his or her holding the position of director or officer and the transaction, if it was reasonable and fair to the corporation at the time it was approved, is not by reason only of the director's or officer's interest therein void or voidable, where the transaction is approved by a special resolution at a special meeting of shareholders called for the purpose and the nature and extent of the director's or officer's interest in the transaction was disclosed to the shareholders in reasonable detail.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Florida law contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees and agents. While indemnification is permitted only if specified statutory standards of conduct are met, Florida law generally provides for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

     Although indemnification is permitted, Florida law allows a corporation, through its articles of incorporation, by-laws, or other intracorporate agreements, to make indemnification mandatory. The Able by-laws provide that Able shall indemnify any and all persons who may serve or which have served at any time as directors or officers, or which at the request of the Board of Directors of Able may serve or at any time have served as directors or officers of another corporation in which Able at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against liability incurred by such persons in connection with any proceeding, and against expenses actually and reasonably incurred in connection therewith, in which they, or any of them are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of Able, or of such other corporation, if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to the best interests of Able and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such indemnification is in addition to any other rights to which those indemnified may be entitled under any laws, by-law, agreement, vote of stockholders or otherwise. Able has executed indemnification agreements with its officers and directors.

     If a director is involved in an action other than one brought in the right of the corporation, Florida law provides for indemnification for liability incurred in connection with such proceeding. In the case of an action brought in the right of a corporation, Florida law provides for indemnification against expenses and settlement costs but limits such indemnity to the estimated cost of litigating such action to its conclusion.

     Ontario law permits indemnification of a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, an indemnifiable person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if: (1) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Bracknell by-laws provide for this indemnification.

     Under Ontario law, a corporation may also, with the approval of the court, indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its

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favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (1) and (2) above. In any event, an indemnifiable person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the indemnifiable person was substantially successful on the merits in his or her defense of the action or proceeding and fulfills the conditions set out in clauses (1) and (2) above. Nothing in the Bracknell articles or by-laws limits the right of any person entitled to indemnification to claim indemnification apart from the provisions of the Bracknell by-laws to the extent permitted by Ontario law or Canadian Law.

DIRECTOR LIABILITY

     Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes or involves: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Ontario law does not permit the limitation of a director's liability for breach of fiduciary obligations to the corporation, whether through the articles or otherwise.

SHAREHOLDERS' SUITS

     Under Florida law, a shareholder may institute a lawsuit on behalf of the corporation if that person was a shareholder of the corporation when the transaction complained of occurred or subsequently became a shareholder through transfer by operation of law from one who was a shareholder at that time. Prior to filing the lawsuit, the shareholder must make a demand upon the corporation to pursue corrective action. If the demand is refused or ignored, the lawsuit goes forward. Otherwise, the board of directors may undertake an investigation and may request the court to dismiss the proceeding if the independent directors or a committee of independent directors determine in good faith after reasonable investigation that the maintenance of the derivative suit is not in the best interests of the corporation.

     Under Ontario law, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. A complainant means (1) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (2) a director or an officer or a former director of officer of a corporation or of any of its affiliates; or
(3) any other person who, in the discretion of the court, is a proper person to make such application. The complainant must give 14 days' notice to the directors of the corporation or its subsidiary of his intention to apply to the court to bring the action, and the court must be satisfied that the directors of the corporation or its subsidiaries will not bring, diligently prosecute or defend or discontinue the action, that the complainant is acting in good faith and that it appears to be in the interests of the corporation or its subsidiaries that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, Ontario law permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.
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     Ontario law provides that the court in a derivative action may make any order it thinks fit including, without limitation: (1) an order authorizing the complainant or any other person to control the conduct of the action; (2) an order giving directions for the conduct of the action; (3) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to the former and present securityholders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (4) an order requiring the corporation and its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Additionally, under Ontario law, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

OPPRESSION REMEDY

     Ontario law provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant (as defined below) or by the Ontario Securities Commission in the case of an offering corporation, that: (1) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (2) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or (3) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation.

     Because of the breadth of conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation.

     Florida law does not provide for a similar remedy.

REORGANIZATIONS, MERGERS, EXTRAORDINARY TRANSACTIONS

     Florida law contains a provision which restricts many business combination transactions with an interested stockholder for five years after the interested stockholder has acquired 10% of the voting power of a corporation. Under Florida law, if a business combination, including a merger, a disposition of substantially all assets, an issuance of securities and other similar transactions, occurs with a person who, together with its affiliates, owns 10% or more of the outstanding capital stock of the subject corporation, a related person, then the combination must be approved by two-thirds of the outstanding capital stock entitled to vote for directors. However, the combination may occur without such a vote if, among other exceptions, (i) a majority of disinterested directors approves the transaction, (ii) the corporation has not had more than 300 stockholders of record during the 3 years prior to the announcement of the proposed transaction, or (iii) the related person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of disinterested directors.

     Florida law also contains the Florida Control Share Act. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20 percent but less than 33 1/3 percent of all voting power, (b) at least 33 1/3 percent but less than a majority of all voting power; or (c) a majority or more of all voting power.

     In order to effect a merger under Florida law, a corporation's board of directors must adopt a plan of merger and recommend it to the corporation's shareholders. Florida law requires that a majority of each class or series of shares of the corporation must approve the plan, and must vote as separate voting groups if the plan contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class.

     Ontario law provides that extraordinary corporate actions, like amalgamations, any continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions like liquidations, dissolutions and arrangements, may be required to be approved by special resolution. A special resolution to approve an extraordinary corporate action may also be required to be approved separately by the holders of a class or a series of shares.

     Matters like take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which Bracknell is a party may also be subject to regulation under Canadian provincial securities legislation and the rules and administrative policies of Canadian provincial securities administrators.

DISSENT AND APPRAISAL RIGHTS

     Under Florida law, a shareholder may exercise dissenter's rights in connection with an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting stockholder, a disposition of all or substantially all of the corporation's property and assets not in the usual course of business, a plan of merger in which the stockholder may vote, and a plan of exchange involving the acquisition of the corporation's shares if the stockholder is entitled to vote on the plan. However, unless the articles of incorporation otherwise provide, these provisions do not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     Ontario law provides that the shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Ontario law does not distinguish for this purpose between listed and unlisted shares. Such matters include: (1) an amendment to its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (2) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
(3) any amalgamation with another corporation (other than certain affiliated corporations); (4) continuance under the laws of another jurisdiction; (5) the sale, lease or exchange of all or substantially all its property other than in the ordinary course of business; (6) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (7) certain amendments to the articles of a corporation which require a separate class or series vote. A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving certain actions or by a court order made in connection with an action for an oppression remedy.

                                 LEGAL MATTERS

     The validity of the shares of Bracknell common stock being offered hereby is being passed upon for Bracknell by Torys, 237 Park Avenue, New York, New York 10017 and Suite 3000, Maritime Life Tower, 79 Wellington Street West, M5K 1N2, Toronto, Canada.

                                    EXPERTS

  Bracknell


     The consolidated financial statements of Bracknell Corporation at October 31, 1999 and 1998 and for the years ended October 31, 1999, 1998 and 1997 and the consolidated financial statements of Sunbelt Integrated Trade Services, Inc., financial statements of Inglett & Stubbs, Inc. and financial statements of Schmidt Electric Company, Inc., financial statements of Crouch Industries LLC and financial statements of Pneu Temp, Inc. at March 8, 2000 and for the period from January 1, 2000 to March 8, 2000, all included in this prospectus have been audited by Arthur Andersen LLP, independent chartered accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports.



     The historical financial statements of Nationwide Electric, Inc., Sunbelt Integrated Trade Services, Inc. and subsidiaries, Quality Mechanical Contractor, Inc., Crouch Industries LLC and Pneu Temp, Inc. included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, to the extent and for the periods set forth in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Inglett & Stubbs, Inc. included in this proxy statement/prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The historical financial statements of Quality Mechanical Contractors, Inc. and Schmidt Electric Company, Inc. to the extent and for the periods indicated in their reports, have been audited by KPMG LLP, independent certified public accountants, as stated in the reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

  Able

     The consolidated financial statements of Able Telcom Holding Corp. and its subsidiaries at October 31, 1999 and 1998 and for the years then ended included herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated statements of operations, shareholders' equity and cash flows of Able Telcom Holding Corp. and its subsidiaries for the year ended October 31, 1997, appearing herein have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

     During the year ended October 31, 1997 and during the subsequent interim period prior to engaging Arthur Andersen LLP, neither Able nor anyone on Able's behalf consulted with Arthur Andersen LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Able's financial statements. Previously, however, Arthur Andersen LLP was the independent auditors for MFS Network Technologies, Inc. and Patton Management Corporation, both of which were acquired by Able during fiscal year 1998.

     On September 7, 1998, Ernst & Young LLP, Able's former accountants, resigned and, on October 12, 1998, Arthur Andersen LLP was appointed Able's accountants. On September 2, 1998, prior to the resignation by Ernst & Young LLP, Able sent out a request for proposals for the audit of its consolidated financial statements for the fiscal year ending October 31, 1998 to several national accounting firms, including Ernst & Young LLP. The reports of Ernst & Young LLP on Able's financial statements for the two fiscal years ended October 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of Able's financial statements for each of the two fiscal years ended October 31, 1997 and 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their reports.

     Ernst & Young LLP informed Able of the following "reportable events" (as defined in Item 304(a)(i)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended):

     In their report to the Audit Committee for the year ended October 31, 1997, Ernst & Young LLP advised Able as to the existence of reportable conditions in Able's system of internal controls. These reportable conditions related to

     - the lack of segregation of duties over the cash disbursements function,

     - the failure to provide adequate documentation to support the business purpose of certain significant transactions with related parties, and

     - the lack of monitoring controls over operations of its foreign subsidiaries.

     The balance sheets of the Network Technologies Division of MFS Network Technologies, Inc. (MFSNT) at December 31, 1997 and 1996, and the statements of operations and cash flows for the years ended December 31, 1997, 1996 and 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

     Bracknell is incorporated under the laws of Ontario, Canada. A number of directors, officers and controlling persons of Bracknell, as well as some of the experts named in this proxy statement/prospectus, reside outside the United States of America and all or a substantial portion of their assets and the assets of Bracknell are located outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon such persons, other than Bracknell or to enforce against them judgments of courts of the U.S. predicated upon civil liabilities under the U.S. federal securities laws.

     Bracknell has irrevocably appointed Torys, 237 Park Avenue, New York, New York 10017, as its agent to receive service of process in actions against it arising out of or in connection with the U.S. federal securities laws or out of violations of such laws in any federal court or state court in New York, relating to the transactions covered by this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Able and Bracknell are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. In addition, reports, statements or other information that Bracknell files with any of the Canadian securities authorities are also electronically available to the public from the Canadian system for electronic document analysis and retrieval, the Canadian equivalent of the Securities and Exchange Commission's electronic document gathering and retrieval system at http://www.sedar.com. Bracknell's filings after the merger will not necessarily be available on the Securities and Exchange Commission's website. However, the filings will be available on the Canadian equivalent.

     After the merger, Bracknell will file with the Securities and Exchange Commission and continue to furnish its shareholders the same periodic reports that are currently furnished to Bracknell shareholders as required by, and in compliance with, Canadian law. Not all of Bracknell's filings will be electronically available through EDGAR, but these filings will be available through SEDAR.

     Bracknell filed a registration statement on Form F-4 to register with the Securities and Exchange Commission Bracknell common shares to be issued to Able shareholders in the Merger. This proxy statement/prospectus is a part of the Form F-4 and constitutes a prospectus of Bracknell. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Bracknell's registration statement or the exhibits to the registration statement.

     No person has been authorized to give any information or to make any representations not contained herein, and any information or representation not contained herein must not be relied upon as having been authorized by Able or Bracknell. Neither the delivery hereof nor any distribution of the securities being offered pursuant hereto shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this proxy statement/prospectus. This proxy statement/ prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                PROPOSAL NO. 2:

       TO ELECT FOUR DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF
         SHAREHOLDERS OR UNTIL THEIR QUALIFIED SUCCESSORS ARE ELECTED.

DIRECTORS

     The following is a list of the persons nominated to be members of Able's board of directors, their ages, the year in which each was elected a director and, where applicable, the office held by the director. Each director elected will hold office until the next annual meeting of shareholders, which, if the merger is not completed, is expected to be held in May 2001, or until their qualified successors have been duly elected. In the election, the four persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the nominees unless otherwise instructed. If you do not wish your shares to be voted for a particular nominee, you must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominees. Able has no reason to believe that any nominee will be unable or will refuse to serve. If the merger, Proposal No. 1, is approved and the merger is completed, the following persons even if elected as directors of Able at the meeting will cease to be directors of Able by operation of the merger agreement.

NAME                                                          AGE   SERVED AS A DIRECTOR SINCE
----                                                          ---   --------------------------
Billy V. Ray, Jr............................................  42               1999
  Chief Executive Officer and Chairman of the Board of
     Directors
Edwin D. Johnson............................................  44               2000
  President, Chief Financial Officer and a Director
C. Frank Swartz.............................................  62               1998
  Director
Alec McLarty................................................  56               1999
  Director

     All directors are elected annually at Able's shareholders meeting and hold office following election until their qualified successors are elected. Once elected, the newly elected directors will determine who will serve as members of Able's audit committee, compensation committee, and nominating committee. Any member of Able's board who is not an employee of Able or any subsidiary and does not beneficially own, within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended, more than five percent (5%) of any class of Able's outstanding capital stock is a "Non-Affiliate Director". Mr. Swartz and Mr. McLarty are "Non-Affiliate Directors".

     The biographies of the persons nominated as Directors are as follows:

     BILLY V. RAY, JR. has served as Able's Chief Executive Officer since December 1, 1998. From December 1, 1998 to May 2000, Mr. Ray also served as Able's President. Mr. Ray has served as a director since March 5, 1999 and was elected as Chairman of the Board of Directors on May 12, 2000. Mr. Ray also served as acting Chief Financial Officer from November 30, 1998 to February 2000. From October 1, 1998 to November 30, 1998, Mr. Ray was Able's Executive Vice President of Mergers and Acquisitions and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, Mr. Ray served as a consultant to Able. Mr. Ray served as Able's Chief Financial Officer from June 1997 to April 1998. From December 1995 to January 1997 and from April 1997 to July 1997, Mr. Ray was the President of Ten-Ray Utility Construction, Inc., a utility construction company. During a part of that period, he also served as a consultant to Alcatel, a maker of intelligent highway systems.

     EDWIN D. JOHNSON joined Able in May 2000 and serves as President, Chief Financial Officer and a director. From November 1998 to April 2000, Mr. Johnson served as Executive Vice President and Chief Financial Officer of Mortgage.com, an on-line banking and lending company. From March 1996 to June 1998, Mr. Johnson served as Chief Financial Officer of MasTec, Inc., a telecommunications infrastructure company. From January 1995 to March 1996, Mr. Johnson was a private real estate consultant.

     C. FRANK SWARTZ has served as one of Able's directors since August 1998 and as Chairman of the Board from November 30, 1998 to May 2000. Mr. Swartz has been retired since November 1994. For the five years prior to November 1994, Mr. Swartz was employed by GTE as the Director of Internal Support, based in Caracas, Venezuela.

     H. ALEC MCLARTY has served as one of Able's directors since March 1999. He is the founder of Clarion Resources Communications Corporation, Clarion and has served as the Chairman and Chief Executive Officer of Clarion since January 1996. Clarion is a multi-faceted company in the domestic and international telecommunications industry providing services ranging from research and development to international long distance services. In 1987, Mr. McLarty founded Resurgens West, a telecommunications company and served as its President until January 1996.

RESIGNATIONS DURING FISCAL YEARS 1998, 1999 AND 2000

     During the fiscal year ended October 31, 1998, three of Able's directors, Robert C. Nelles, John D. Foster and Richard J. Sandulli resigned to pursue other business interests.

     During the fiscal year ended October 31, 1999, five of Able's directors resigned for unrelated reasons. Gideon D. Taylor resigned in March 1999 to pursue other business interests. Frazier L. Gaines resigned in March 1999 to devote time to his duties as president of Able's wholly-owned subsidiary, Able Telcom International. Robert Young resigned in May 1999 to devote more time to his consulting business.

     During the fiscal year ended October 31, 2000 two of Able's directors resigned. Thomas Davidson resigned in January 2000 to devote more time to his personal business. Jonathan Bratt resigned in February 2000 because he found it difficult to attend board meetings from his residence in Venezuela.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     Able's board met 14 times during the fiscal year ended October 31, 1998 and, during that time, never acted by unanimous written consent. Able's board met 20 times during the fiscal year ended October 31, 1999 and, during that time, never acted by unanimous written consent. Able's board met 13 times during the fiscal year ended October 31, 2000 and, during that time, never acted by unanimous written consent.

     Able's Board has an audit committee, a compensation committee and a nominating committee.

     Audit Committee. The audit committee reviews the scope of the auditors' engagement, including the remuneration to be paid, and reviews the independence of the accountants. The audit committee, with the assistance of Able's Chief Financial Officer and other appropriate personnel, reviews Able's annual financial statements and the independent auditor's report, including significant reporting and operational issues, corporate policies and procedures as they relate to accounting and financial reporting and financial controls, litigation in which Able is a party and use by Able's executive officers of expense accounts and other non-monetary perquisites, if any. The audit committee may direct its legal counsel or independent accountants to inquire into and report to it on any matter having to do with its accounting or financial procedures or reporting. The audit committee held two meetings during the fiscal year ended October 31, 1998, three meetings during the fiscal year ended October 31, 1999 and two meetings during the fiscal year ended October 31, 2000. During fiscal year 1998, the members of the audit committee consisted of C. Frank Swartz, who also served as its Chairman, and Thomas Davidson. During fiscal years 1999 and 2000, the members of the audit committee consisted of C. Frank Swartz, who also served as its Chairman, Billy V. Ray, Jr. and H. Alec McLarty.

     In June 2000, the board of directors adopted a formal written charter for its audit committee. A copy of Able's audit committee charter is attached to these proxy materials as Appendix D.

     Compensation Committee. The compensation committee is responsible for setting and approving the salaries, bonuses and other compensation for Able's executive officers, establishing compensation programs and determining the amounts and conditions of all grants of awards under its 1995 stock option plan and grants of awards outside of that plan. The compensation committee held two meetings during the fiscal year ended October 31, 1998, three meetings during the fiscal year ended October 31, 1999 and two meetings during the fiscal year ended October 31, 2000. During the fiscal year ended October 31, 1998, the compensation committee consisted of Thomas Davidson, who served as its Chairman, C. Frank Swartz, and Gideon D. Taylor, who subsequently resigned as one of its Directors on March 9, 1999. During the fiscal years ended October 31, 1999 and 2000, the compensation committee consisted of C. Frank Swartz, who also served as its Chairman during fiscal 1999, Billy V. Ray, Jr. and Alec McLarty who served as its Chairman during fiscal 2000.

     Nominating Committee. The nominating committee is responsible for selecting those individuals who will stand for election to Able's board. The nominating committee will consider all reasonable comments from shareholders regarding proposed nominees for directors, as well as nominations for board members recommended by shareholders. To date, the nominating committee has no formal procedures for submitting comments or recommendations and has accepted both written and oral comments, as well as names of proposed nominees prior to the filing of a definitive proxy statement. Typically, once a recommendation has been received, the committee will undertake due diligence as to the nominee's background, will discuss the comments on the proposed nominee with the shareholder submitting the candidate, and, if applicable, will meet with the candidate before making a final determination as to whether to recommend the proposed individual as a nominee for election to the board of directors. The nominating committee held one meeting during the fiscal year ended October 31, 1998, two meetings during the fiscal year ended October 31, 1999 and one meeting during the fiscal year ended October 31, 2000. During the fiscal year ended October 31, 1998, the nominating committee consisted of Frazier L. Gaines, who served as its Chairman, and C. Frank Swartz. During the fiscal years ended October 31, 1999 and 2000, the nominating committee consisted of C. Frank Swartz, who served as its Chairman, Billy V. Ray, Jr. and Alec McLarty.

     With the exception of Gerald Pye, no director attended fewer than 75% of the meetings of the board or any committee on which the director served during the fiscal years ended October 31, 1998, 1999 and 2000.

COMPENSATION OF DIRECTORS

     Non-Affiliate directors are currently paid $12,000 annually plus $750 for each committee meeting attended and are reimbursed for expenses associated with board responsibilities. In addition, pursuant to Able's 1995 stock option plan, non-affiliate directors currently receive one-time automatic grants of options to purchase 5,000 shares of common stock as of the date the non-affiliate director was initially elected or appointed, at an exercise price equal to the fair market value at the date of grant.

     In April 1998, Able granted options to purchase 10,000 shares of common stock to all directors, which grants were outside the plan. These options are subject to shareholder approval, see Proposal No. 5. employee directors receive no additional fees or remuneration for acting in their capacity as one of its directors.

     On May 7, 1999 and as ratified on May 12, 2000, Able's board voted to increase the annual fees paid and to make additional annual grants of options under the 1995 stock option plan to non-affiliate directors as described in the table below. However, the options grants are subject to shareholder approval. In light of the proposed merger, Able is not presenting for approval the amendment to the 1995 stock option plan necessary to allow these grants. If the merger is not consummated, this proposal will be brought before the shareholders at a subsequent meeting.

                                                                                 NUMBER OF OPTIONS
POSITION                                                           FEES             (ANNUALLY)
--------                                                    ------------------   -----------------
Chairman of the Board.....................................  $  2,500 per month        15,000
Board Member (other than Chairman of the Board)...........     1,750 per month        10,000
Audit Committee Chairman..................................   1,000 per meeting         2,000
Audit Committee Member....................................     750 per meeting         1,000
Compensation Committee Chairman...........................   1,000 per meeting         2,000
Compensation Committee Member.............................     750 per meeting         1,000
Nominating Committee Chairman.............................   1,000 per meeting         2,000
Nominating Committee Member...............................     750 per meeting         1,000

     The fees described above will be paid on a monthly basis so long as the non-affiliate director attends at least 65% of properly noticed meetings. Any adjustments to fee payments will be done on a quarterly basis.

     During fiscal 1998, 1999 and 2000, the following options were granted to Able's non-affiliate directors as additional compensation for service as directors, some of whom no longer serve in that capacity and will not stand for reelection. The terms of these option grants are summarized below. Those of its directors who also serve or have served as Able's employees have received option grants in their capacity as employees as is discussed elsewhere in this proxy statement.

                                                                                  DATE OF
                                                    NUMBER                        INITIAL      EXPIRATION
DIRECTOR                                           OF SHARES     GRANT PRICE     GRANT(1)         DATE
--------                                           ---------     -----------   -------------   ----------
Thomas M. Davidson(2)............................   20,000        $   5.75       12/31/98       12/31/04
                                                    10,000            6.25         5/7/99         5/8/01
John D. Foster(3)................................   10,000(4)         5.75        4/24/98         7/3/04
                                                    20,000(4)         5.75        4/24/98         7/3/04
Robert C. Nelles(5)..............................   10,000(4)         6.20        4/24/98         7/3/04
                                                    20,000(4)      11.9375        4/24/98         7/3/04
                                                    15,000(4)         5.34        2/19/98        9/19/05
Richard J. Sandulli(6)...........................   10,000(4)         6.20        4/24/98         7/3/04
                                                    20,000(4)      11.9375        4/24/98         7/3/04
C. Frank Swartz(7)...............................   20,000            5.75       12/31/98       12/31/04
                                                    10,000            6.75         6/9/99         6/9/02
                                                    10,000            2.50         8/1/00         8/1/03
Robert H. Young(8)...............................   10,000            6.25         5/7/99         5/8/01
Alec McLarty(7)..................................   10,000            8.75        7/29/99        7/29/02

---------------

(1) On December 31, 1998, in an effort to correct a number of ambiguities in the minutes of the board of directors' meetings, regarding whether the options were granted under Able's 1995 stock option plan, the purposes of the grants, the number of shares available under that plan and how to reconcile the terms of the grants with its 1995 stock option plan, Able's board of directors rescinded all of the then issued option grants prior to December 31, 1998, with the exception of the grants to Mr. Nelles and Mr. Sandulli which met the requirements of the plan and were not subject to the other ambiguities. The board then reissued new options outside of the plan as reflected in the table in the amounts set forth above at the calculated fair market value per share on December 31, 1998, which was $5.75. However, because these new options were granted outside the plan, Able was required to make the grants subject to shareholder approval to comply with the Nasdaq rules.
(2) Mr. Davidson resigned from Able's board of directors in January 2000.
(3) Mr. Foster resigned from Able's board of directors on June 5, 1998.
(4) Non-qualified stock options granted pursuant to its 1995 stock option plan.
(5) Mr. Nelles resigned from Able's board of directors on May 5, 1998

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

(6) Mr. Sandulli resigned from Able's board of directors on August 25, 1998.
(7) Mr. Swartz and Mr. McLarty are standing for reelection for Able's board of directors.
(8) Mr. Young resigned from Able's board of directors in May 1999.

     The options granted outside the stock option plan, including those in the chart granted to Messrs. Davidson and Swartz, are subject to shareholder approval and are described in detail in Proposal No. 5.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Able's executive officers, directors and 10% shareholders to file reports regarding initial ownership and changes in ownership with the SEC. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish Able with copies of all Section 16(a) forms they file. The information regarding compliance with Section 16 is based solely on a review of the copies of such reports furnished to Able by its executive officers, directors and 10% shareholders. These forms include (1) Form 3, which is the Initial Statement of Beneficial Ownership of Securities, (2) Form 4, which is a Statement of Changes in Beneficial Ownership, and (3) Form 5, which is an annual statement of changes in beneficial ownership, all of which, for fiscal year ended October 31, 1999, were inadvertently filed late for each Section 16 individual required to file the Form 5.

     It is Able's General Counsel's intent to oversee the timely filing of the
Section 16 forms.

     All executive officers, directors and 10% shareholders appear to have made the required filings in a timely manner other than the following individuals who were delinquent in filing forms or failed to file forms during the fiscal years ended October 31, 1998, 1999 and 2000:

NAME OF INDIVIDUAL                         POSITION                 DELINQUENCY OR FAILURE
------------------              ------------------------------  ------------------------------
Billy V. Ray, Jr..............  Chief Executive Officer and     Form 4's which should have
                                Chairman of the Board of        been filed for the months of
                                Directors                       November 1997, July 1998 and
                                                                August 1998 were filed through
                                                                a Form 5 for October 1998. The
                                                                Form 5, however, was not filed
                                                                timely pursuant Section 16.
                                                                Form 5 for the fiscal year
                                                                ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 21, 2000.
Frazier L. Gaines.............  Former Chief Executive          A Form 4 for the month of
                                Officer, and President -- Able  September was not filed in a
                                Telcom International            timely manner pursuant to
                                                                Section 16. Form 4s which
                                                                should have been filed for the
                                                                months of April and July 1998
                                                                were filed through a Form 5
                                                                for October 1998. However, the
                                                                Form 5 was not filed timely
                                                                pursuant to Section 16. Form 5
                                                                for the fiscal year ended
                                                                October 31, 1999, should have
                                                                been filed by December 15,
                                                                1999, but was not filed until
                                                                January 21, 2000.

NAME OF INDIVIDUAL                         POSITION                 DELINQUENCY OR FAILURE
------------------              ------------------------------  ------------------------------
James E. Brands...............  Senior Executive Vice           Form 5 for the fiscal year
                                President                       ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 21, 2000.
G. Vance Cartee...............  Former Vice President of        Form 5 for the fiscal year
                                Business Development            ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 21, 2000.
Michael A. Summers............  Former Chief Accounting         Form 5 for the fiscal year
                                Officer                         ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 21, 2000.
Edward Z. Pollock.............  Associate General Counsel       Form 5 for the fiscal year
                                                                ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 21, 2000.
Stacy Jenkins.................  Former President -- Adesta      Form 5 for the fiscal year
                                Communications                  ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 21, 2000.
Richard A. Boyle..............  President -- Patton Management  A Form 3 which should have
                                Corp.                           been filed no later than April
                                                                10, 1998 was filed through a
                                                                Form 5 in October 1998.
                                                                However, the Form 5 was not
                                                                filed timely pursuant to
                                                                Section 16. Form 5 for the
                                                                fiscal year ended October 31,
                                                                1999, should have been filed
                                                                by December 15, 1999, but was
                                                                not filed until January 21,
                                                                2000.
C. Frank Swartz...............  Director                        A Form 4 which should have
                                                                been filed in August 1998 was
                                                                filed through a Form 5 for
                                                                October 1998. However, the
                                                                Form 5 was not filed timely
                                                                pursuant to Section 16. Form 5
                                                                for the fiscal year ended
                                                                October 31, 1999, should have
                                                                been filed by December 15,
                                                                1999, but was not filed until
                                                                January 21, 2000.

NAME OF INDIVIDUAL                         POSITION                 DELINQUENCY OR FAILURE
------------------              ------------------------------  ------------------------------
Alec McLarty..................  Director                        Form 4 for the month of May,
                                                                1999 was filed on Form 5 for
                                                                fiscal year 1999. Form 5 for
                                                                the fiscal year ended October
                                                                31, 1999, should have been
                                                                filed by December 15, 1999,
                                                                but was not filed until
                                                                January 27, 2000.
Gerald Pye....................  Director                        Form 5 for fiscal year ended
                                                                October 31, 1999 has not yet
                                                                been filed.
Jonathan A. Bratt(1)..........  Director                        A Form 4 which should have
                                                                been filed for the month of
                                                                April 1998 was filed through a
                                                                Form 5 in October 1998. The
                                                                Form 5, however, was not filed
                                                                timely pursuant to Section 16.
                                                                Form 5 for the fiscal year
                                                                ended October 31, 1999, should
                                                                have been filed by December
                                                                15, 1999, but was not filed
                                                                until January 24, 2000.
Thomas M. Davidson(2).........  Director                        A Form 4 which should have
                                                                been filed in August 1998, was
                                                                filed through a Form 5 for
                                                                October 1998. However, the
                                                                Form 5 was not filed timely
                                                                pursuant to Section 16. Form 5
                                                                for the fiscal year ended
                                                                October 31, 1999, should have
                                                                been filed by December 15,
                                                                1999, but was not filed until
                                                                January 24, 2000.

---------------

(1) Mr. Bratt resigned from Able's board of directors in February 2000.
(2) Mr. Davidson resigned from Able's board of directors in January 2000.

EXECUTIVE OFFICERS

     Biographical information for Able's executive officers is presented below.

OFFICER'S NAME                 AGE                            OFFICE
--------------                 ---                            ------
Billy V. Ray, Jr.............  42    Chief Executive Officer and Chairman of the Board of
                                     Directors
Edwin D. Johnson.............  44    President, Chief Financial Officer, Director
Frazier L. Gaines............  60    Former Chief Executive Officer, now President -- Able
                                     Telcom International
Charles C. Maynard...........  56    Chief Operating Officer
James E. Brands..............  63    Senior Executive Vice President
Michael Brenner..............  52    General Counsel and Executive Vice President
Edward Z. Pollock............  61    Associate General Counsel
Robert Sommerfeld............  51    President -- Adesta Communications
Philip A. Kernan, Jr.........  50    President -- Adesta Transportation
J. Barry Hall................  52    President -- Transportation Safety Contractors, Inc.
Richard A. Boyle.............  46    President -- Patton Management Corp.

     For a biography of Billy V. Ray, Jr., and of Edwin D. Johnson, see "Directors".

     FRAZIER L. GAINES was one of Able's Directors from August 1992 through March 19, 1999 and has served as President of Able Telcom International, Inc., one of it's wholly owned subsidiaries, since June 1994. Mr. Gaines served as Able's Interim President and Chief Executive Officer from March 1998 to November 1998. From 1992 to 1994, Mr. Gaines was Able's Chief Operating Officer.

     CHARLES C. MAYNARD was named Chief Operating Officer of Able in February 2000. From July 1999 to January 2000, Mr. Maynard was an independent communications consultant primarily for Able. From July 1997 to June 1999, Mr. Maynard served as the Chief Executive Officer of International Satellite Group, a satellite telephone sales and rental company. From October 1996 to June 1997, Mr. Maynard was an independent communications consultant to Cybernetic Services, Inc. From October 1992 to September 1996, Mr. Maynard served as the Managing Director, U.S. Business Development, of TeleDiffusion de France, a division of French Telecom, which was established to develop an international messaging network for the worldwide logistic industry.

     JAMES E. BRANDS has served as Able's Senior Executive Vice President since March 1999. From November 1997 to March 1999, Mr. Brands was the CFO of Wilson Pest Control, Inc., a pest control services company. From July 1997 to November 1997. Mr. Brands served as the Executive Vice President and a Director of KBAS, Inc., an employee leasing company and from February 1997 to July 1997, he was the CFO of Arrow Exterminators, which provides pest control services. From January 1993 to March 1995, Mr. Brands served as Chairman, CEO and a Director of Marquest Medical Products, Inc. (Nasdaq: MMPI), which manufactures disposable products for respiratory, pulmonary and related medical segments and also served as Vice Chairman, CFO and a director of Scherer Healthcare, Inc. (Nasdaq:SCHR), which was involved in disposable medical products, pharmaceutical development and medical waste management.

     MICHAEL BRENNER joined Able in May 2000 and serves as General Counsel and Executive Vice President. From November 1998 to April 2000, Mr. Brenner served as General Counsel to Mortgage.com, an on-line mortgage and lending company. From July 1995 to November 1998, Mr. Brenner served as deputy city attorney for West Palm Beach, Florida.

     EDWARD Z. POLLOCK became Able's General Counsel in November 1998; he became Associate General Counsel in May 2000. From 1963 to 1998, Mr. Pollock was a sole practitioner at the law firm of Edward Z. Pollock.

     ROBERT SOMMERFELD was named President of Adesta Communications, Inc. in April 2000. From August 1998 to April 2000, Mr. Sommerfeld served as Vice President of Business Development for Adesta Communications, Inc., formerly MFS Network Technologies, Inc. Prior to Able's purchase, Mr. Sommerfeld served MFSNT as project manager since its inception in 1988, which was formed as a subsidiary of Peter Kiewit Sons', Inc.

     PHILIP A. KERNAN, JR. joined Able in February 2000 as President of Adesta Transportation, Inc. From July 1997 to June 1999, Mr. Kernan served as President and Chief Financial Officer of Skysite Communications, Inc, a satellite communications company. From January 1994 to June 1997, Mr. Kernan served as Vice President of David Werner International, an executive placement firm.

     J. BARRY HALL serves as President of Transportation Safety Contractors, Inc. From October 1996 to October 1999, Mr. Hall served both as President of Transportation Safety Contractors, Inc. and Georgia Electric Company. From 1990 to October 1996, Mr. Hall was Vice President of Georgia Electric Company.

     RICHARD A. BOYLE has been the President of Patton Management Corp., one of Able's subsidiaries since March 1996. From May 1991 to March 1996, Mr. Boyle was Vice President and General Manager of Wright & Lopez, Inc., a telecommunications contractor.

     The Chief Executive Officer is elected by and serves at the discretion of Able's Board of Directors. All other executive officers are appointed by the Chief Executive Officer.

EXECUTIVE COMPENSATION

     The following table contains summary information for the years indicated of compensation to (i) those persons serving as Able's Chief Executive Officer during the 2000 fiscal year, (ii) the other four of Able's most highly compensated executive officers who were serving as such at October 31, 2000, and
(iii) up to two additional individuals who had served as one of Able's executive officers during the 2000 fiscal year but who were not executive officers at October 31, 2000. The persons referred to in clauses (ii) and (iii) above generally are not included in the table if they received total annual salary and bonus of $100,000 or less for the 2000 fiscal year end. The persons named in this table are collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

           FOR THE FISCAL YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998

                                                                                  LONG TERM
                                                                                   COMPEN-
                                                                                   SATION
                                                 ANNUAL COMPENSATION               AWARDS
                                       ---------------------------------------   -----------
                                                                       OTHER     SECURITIES
                                                                      ANNUAL     UNDERLYING    ALL OTHER
                                                                      COMPEN-    OPTIONS(1)/    COMPEN-
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)   SATION($)     SARS(#)     SATION($)
---------------------------            ----   ---------   --------   ---------   -----------   ----------
Billy V. Ray, Jr.(2).................  2000   $333,962    $340,000    $12,646      250,000     $       --
  Chief Executive Officer and          1999    203,792     200,000     24,000      150,000             --
Chairman of the Board of Directors     1998     48,462           0         --       35,000        110,818
Edwin D. Johnson(3)..................  2000    149,231          --      8,308      150,000             --
  President and Chief
  Financial Officer
James Brands(4)......................  2000    223,750      20,000      2,538           --             --
  Senior Executive Vice President      1999     46,154          --      2,385      100,000             --
Charles Maynard(5)...................  2000    179,077          --     13,731      200,000             --
  Chief Operating Officer
Michael Brenner(6)...................  2000     98,462          --      5,538      100,000             --
  Executive Vice President and
  General Counsel
Michael Arp(7).......................  2000    180,217      30,000         --           --             --
  Former Vice President and            1999    149,565      30,000     24,000       65,000             --
  Former Acting President --
  Georgia Electric Company and
  Transportation Safety Contractors
Vance Cartee(8)......................  2000    149,231      30,000         --           --             --
  Former Vice President                1999    123,577          --         --      100,000             --

---------------

(1) Includes options that have not yet been approved by shareholders.
(2) Mr. Ray has served as Able's Chief Executive Officer since December 1, 1998. From December 1, 1998 to May 2000, Mr. Ray also served as President. He served as acting Chief Financial Officer from November 3, 1998 to February 2000. From October 1, 1998 to November 30, 1998, Mr. Ray served as Executive Vice President of Mergers and Acquisition and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, he served as a consultant to Able. From June 1997 to April 1998 he served as its Chief Financial Officer. In fiscal 2000, other compensation includes auto allowance of $7,846 and housing allowance of $4,800. For 1999, other compensation includes auto allowance of $6,000 and housing allowance of $18,000. In 1998, other compensation included consulting fees in the amount of $92,099, an automobile allowance of $5,400, a housing allowance of $12,600 and health insurance premiums paid on Mr. Ray's behalf of $719. In 1998, 25,000 options expired during the time Mr. Ray served as Able's consultant. In May 1999, Mr. Ray also received subject to shareholder approval, an award of 50,000 shares of common stock.

(3) Mr. Johnson has served as Able's President and Chief Financial Officer since May 8, 2000. In fiscal 2000, Mr. Johnson's other compensation included an auto allowance of $8,308.
(4) Mr. Brands has served as Able's Senior Executive Vice President since April 5, 1999. In 1999, Mr. Brands' other compensation included an auto allowance of $2,385. In fiscal 2000, Mr. Brands' other compensation included an auto allowance of $2,538.
(5) Mr. Maynard has served as Able's Chief Operating Officer since February 1, 2000. In fiscal 2000, Mr. Maynard's other compensation included an auto allowance of $4,500 and a housing allowance of $9,231.
(6) Mr. Brenner has served as Able's Executive Vice President and General Counsel since May 3, 2000. In fiscal 2000, Mr. Brenner's other compensation included an auto allowance of $5,538.
(7) Mr. Arp is no longer employed by Able but will receive severance pay in the amount of $15,000 monthly through December 2000. Mr. Arp joined Able in January 1999. In fiscal 1999, Mr. Arp's other compensation included a $1,500 monthly housing allowance and a $5,000 auto allowance. Mr. Arp served as Acting President of Georgia Electric Company and Transportation Safety Contractors, Inc. from November 1999 to March 2000.
(8) Mr. Cartee is no longer employed by Able. Mr. Cartee served as President of Adesta Transportation, Inc. from January 1999 to January 2000. In January 2000, Mr. Cartee became Able's Vice President.

THE ABLE TELCOM HOLDING CORP. 1995 STOCK OPTION PLAN, AS AMENDED

     For several years Able has maintained the 1995 stock option plan. Able originally authorized 550,000 shares of common stock to be issued under the plan. In April 1998, Able's shareholders approved amending the plan to increase the number of shares authorized under the plan by 750,000 to 1,300,000 shares. If the merger is not completed, Able intends to amend its registration statement on Form S-8 to register the additional 750,000 shares of common stock reserved for issuance under the plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
----------------------------------------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF      % OF TOTAL                                  ANNUAL RATES OF
                             SECURITIES    OPTIONS/SARS                                   STOCK PRICE
                             UNDERLYING     GRANTED TO                                  APPRECIATION FOR
                            OPTIONS/SARS   EMPLOYEES IN   EXERCISE OR                     OPTION TERM
                              GRANTED         FISCAL      BASE PRICE    EXPIRATION   ----------------------
NAME                           (#)(1)        YEAR(2)        ($/SH)         DATE       5% ($)       10% ($)
----                        ------------   ------------   -----------   ----------   ---------    ---------
Billy V. Ray..............    100,000           2.9%        $   (3)       2/21/05      187,790(4)   212,500(4)
                              150,000           4.4           2.84       06/15/10    1,065,000    1,761,000
Edwin D. Johnson..........    200,000           4.4           2.44       05/08/10    1,390,000    2,300,000
James Brands..............    100,000           2.9          6.375       04/30/02      810,000    1,081,000
Charles Maynard...........     50,000          1.45           6.00       02/21/05      437,500      751,896
                               75,000          2.18           8.50       02/21/05      833,250    1,427,111
                               75,000          2.18           9.50       02/21/05      931,500    1,181,250
Michael Brenner...........    100,000           2.9           2.69       05/03/10      691,000    1,116,000
Michael Arp...............     40,000           1.2           5.75       12/31/03       49,566      106,749
                               25,000            .8          6.375       05/07/03       34,346       87,018
Vance Cartee..............     40,000           1.2           5.75       12/31/01       49,566      106,749
                               25,000            .8          6.375       05/07/03       34,346       87,018
                               35,000           1.1           9.94       07/26/02           --           --

---------------

(1) Each option has anti-dilution provisions for stock splits, stock dividends and similar events.
(2) Based on 3,447,654 options granted to employees during fiscal year 2000.
(3) The exercise price will equal fair market value on the date of approval by the shareholders.
(4) Based on an assumed exercise price of $4.00 per share.

OPTION EXERCISES AND PERIOD END VALUES

     No options were exercised during the last fiscal year by the Named Executive Officers. As of November 9, 2000, there were 465,000 options that were "in-the-money." Options are "in-the-money" if the exercise price is less than or equal to the market price of Able's common stock. 150,000 of these options are exercisable at $2.84 per share, 150,000 of these options are exercisable at $2.44 per share, 100,000 of these options are exercisable at $2.69 and 65,000 of these options are exercisable at $2.41. The closing price for its common stock on November 9, 2000 was $3.97 per share.

     The following table sets forth information regarding exercisable and unexercisable stock options held as of October 31, 2000 by the named executive officers.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                   OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Bill V. Ray......................................    293,500       116,500        $ 18,000             --
Edwin D. Johnson.................................    150,000            --          78,000             --
James Brands.....................................    100,000            --              --             --
Charles Maynard..................................     50,000       150,000              --             --
Michael Brenner..................................    100,000            --          30,000             --
Michael Arp......................................     46,750            --              --             --
Vance Carter.....................................     58,417            --              --             --

EMPLOYMENT, CONSULTING AGREEMENTS AND ARRANGEMENTS

     BILLY V. RAY, JR., Chief Executive Officer and Chairman of the Board of Able, is party to an employment agreement, dated June 15, 2000 with Able. The Ray employment agreement continues for a period ending three (3) years from any date as of which the term of employment is being determined and provides that Mr. Ray is to be paid a base salary of $350,000 per year, plus an automobile allowance of $1500 per month and a housing allowance of $1800 per month, as well as health and life insurance benefits. The Ray employment agreement also calls for a formula bonus for each bonus period that begins on or after November 1, 2000 equal to the greater of the minimum annual bonus, which is $150,000 per year, or the bonus determined pursuant to the formula established by the board at the beginning of each bonus period that commences during the term. Pursuant to the terms of the Ray employment agreement, Able has loaned $300,000 to Mr. Ray, which is repayable in 3 equal annual installments on the first, second and third anniversaries of the date on which the loan was made. Under the terms of the Ray employment agreement, Able is required to pay Mr. Ray additional bonuses as and when the loan payments are due (grossed up for federal, state and local taxes). In addition, pursuant to the Ray employment agreement, Able granted Mr. Ray options to purchase 150,000 shares of Able common stock, which vest immediately and are exercisable at $2.84 per share, which was the closing price for Able common stock on the effective date of the Ray employment agreement. These options remain exercisable through June 15, 2010, whether or not Mr. Ray continues to be employed by Able during that period. This grant was in addition to (i) a grant dated February 21, 2000 to purchase 100,000 shares of Able common stock at an exercise price equal to the fair market value of the Able common stock on the date shareholders of Able approve this additional grant and which will vest immediately on the date approval is received from the shareholders;
(ii) a grant dated May 7, 1999, pursuant to which Mr. Ray was granted options to purchase 50,000 shares of Able common stock at $6.37 per share, one third of which vested May 7, 1999, one third of which vested May 31, 2000 and one third of which will vest on May 31, 2001; and (iii) a grant dated December 31, 1998 to purchase 100,000 shares of Able common stock at an exercise price of $5.75 per share. The February 21, 2000 options vest immediately on the date approval is received from the shareholders and the December 31, 1998 options vested immediately upon grant. These options were issued to Mr. Ray under previous employment agreements all of which were otherwise superceded by the Ray employment agreement. The Ray employment agreement also contains various restrictive covenants by

Mr. Ray, including a covenant not to compete with Able in its current business for a period of three years following termination of his employment. In the event that Mr. Ray's employment with Able is terminated by Able without cause or by Mr. Ray for good reason, as those terms are defined in the Ray employment agreement, Able is required to pay Mr. Ray (i) his base salary and bonuses accrued through the date of termination; (ii) three times the sum of his base salary and the formula bonus for the year in which such termination occurs, assuming the formula bonus is equal to 100% of his base salary; and (iii) additional bonuses equal to the remaining amounts due on the Loan grossed up for federal, state and local taxes. In addition, in the event of a termination pursuant to the preceding sentence, Able must continue to provide Mr. Ray with the welfare benefits and car allowances he was receiving for a period three years immediately following the date of termination.

     EDWIN D. JOHNSON, President and Director is party to an employment agreement, dated May 3, 2000 with Able. The Johnson employment agreement continues for a period ending three (3) years from any date as of which the term of employment is being determined and provides that Mr. Johnson is to be paid a base salary of $300,000 per year, plus an automobile allowance of $1,500 per month, as well as health and life insurance benefits. The Johnson employment agreement also calls for a bonus of not less than $75,000 for the period ending October 31, 2000, and for a formula bonus for each bonus period that begins on or after November 1, 2000 equal to the greater of the minimum annual bonus, which is $150,000 per year, or the bonus determined pursuant to the formula established by the board at the beginning of each bonus period that commences during the term. Pursuant to the terms of the Johnson employment agreement, Able has loaned $300,000 to Mr. Johnson, which is repayable in 3 equal annul installments on the first, second and third anniversaries of the date on which the loan was made. Under the terms of the Johnson employment agreement, Able is required to pay Mr. Johnson additional bonuses as and when the loan payments are due (grossed up for federal, state and local taxes). In addition, pursuant to the Johnson employment agreement, Able granted Mr. Johnson options to purchase 150,000 shares of Able common stock, which vest immediately and are exercisable at $2.44 per share, which was the closing price for Able common stock on the effective date of the Johnson employment agreement. These options remain exercisable through May 8, 2010, whether or not Mr. Johnson continued to be employed by Able during that period. The Johnson employment agreement also contains various restrictive covenants by Mr. Johnson, including a covenant not to compete with Able in its current business for a period of three years following termination of his employment. In the event that Mr. Johnson's employment with Able is terminated by Able without cause or by Mr. Johnson for good reason, as those terms are defined in the Johnson employment agreement, Able is required to pay Mr. Johnson (i) his base salary and bonuses accrued through the date of termination; (ii) three times the sum of his base salary and the formula bonus for the year in which such termination occurs (assuming the formula bonus is equal to 100% of his base salary; and (iii) additional bonuses equal to the remaining amounts due on the loan (grossed up for federal, state and local taxes). In addition, in the event of a termination pursuant to the preceding sentence, Able must continue to provide Mr. Johnson with the welfare benefits and car allowances he was receiving for a period three years immediately following the date of termination.

     FRAZIER L. GAINES, President of Able Telcom International, Inc., is party to an employment agreement, dated November 12, 1998 with Able. The Gaines employment agreement terminates on November 11, 2001, may be extended for one additional year by mutual agreement, allows for a consulting agreement to be signed at the end of the initial three year term, and provides that Mr. Gaines is to be paid a salary of $200,000 per year, plus health and life insurance and a monthly automobile allowance of $500. The Gaines employment agreement also provides that Able will pay all health and life insurance benefits plus $60,000 per year for the number of years equal to Mr. Gaines' years of service currently 11 years and payable beginning at Mr. Gaines' termination date. The Gaines employment agreement also contains a covenant by Mr. Gaines not to compete with us for a period of three years following termination of his employment. The Gaines employment agreement also provides that if Mr. Gaines' employment is terminated with cause Mr. Gaines will be entitled to 30 days prior notice. However, should Mr. Gaines' employment be terminated without cause, Mr. Gaines will be paid one-year's severance plus regular company health and insurance benefits. $100,000 of this amount would be payable immediately upon termination with the remainder of the $100,000 payable within 45 days from termination. In addition, the Gaines employment agreement provides for the grant of options to purchase 100,000 shares of common stock, subject to approval by its board of directors, which vest over a three year
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

period, or immediately upon either a change in control or ownership of us. To date, these options have not been approved by Able's board of directors and thus have not yet been granted.

     CHARLES C. MAYNARD, Chief Operating Officer, is a party to an employment agreement dated February 21, 2000 with Able. The Maynard employment agreement terminates on February 20, 2003 and provides that Mr. Maynard is to be paid a salary of $240,000 per year, plus insurance and other benefits. The Maynard employment agreement also provides that if Mr. Maynard's employment is terminated with cause, Mr. Maynard will be entitled to 90 days prior notice. However, if Mr. Maynard's employment is terminated without cause, or in the event of a substantial change in job responsibility, Mr. Maynard will be paid out the remainder of his contract plus fringe benefits without any rights of mitigation. In addition, the Maynard employment agreement provides for the grant of options to purchase 200,000 shares of common stock, subject to approval of Able's shareholders, which will vest over a two-year period at prices ranging from $6.00 to $9.50 per share.

     JAMES E. BRANDS, Senior Executive Vice President, is party to a consulting and employment agreement, dated March 15, 1999 with Able. The Brands employment agreement terminates on April 5, 2002, and may be extended by mutual agreement for an additional one-year period. The Brands employment agreement provides that Mr. Brands was paid (i) a consulting fee of $20,000 for the period commencing March 15, 1999 and ending May 15, 1999, and (ii) a salary of (A) $5,750 for the period between April 2, 1999 to April 30, 1999, and (B) $2,500 for the period between May 1, 1999 to May 31, 1999 and that will be paid at least $12,500 per month from June 1, 1999 through April 5, 2001; provided that if another executive or management employee other than a CEO is hired during the initial term of the Brands employment agreement at a rate of more than $12,500 per month, Mr. Brands' monthly rate shall immediately become the same as such employee. Mr. Brands is also entitled to an automobile allowance of $500 per month or at Able's option, it may provide Mr. Brands with a late model Lincoln Town Car and reimbursement of its operating costs, a housing allowance of $1,500 per month effective August 1, 1999 (during the period April 2, 1999 to July 31, 1999, Mr. Brands was reimbursed for actual expenses incurred), plus health and life insurance benefits. However, no housing allowance has been paid to Mr. Brands. In addition, the Brands employment agreement provides for the grant of options to purchase 100,000 shares of common stock at $6.375 per share, of which 75,000 vested as of April 5, 1999 and 25,000 vested June 21, 2000. Shareholder approval is required for these options. The exercise period terminates two years from each vesting date. Mr. Brands was granted a salary increase to $175,000 per year as of January 1, 2000, and to $240,000 per year as of February 21, 2000.

     MICHAEL BRENNER, General Counsel and Executive Vice President, is party to an employment agreement, dated May 3, 2000 with Able. The Brenner employment agreement continues for a period ending three (3) years from any date as of which the term of employment is being determined, the term and provides that Mr. Brenner is to be paid a base salary of $200,000 per year, plus an automobile allowance of $1,000 per month, as well as health and life insurance benefits. The Brenner employment agreement also calls for a bonus of not less than $50,000 for the period ending October 31, 2000, and for a formula bonus for each bonus period that begins on or after November 1, 2000 equal to the greater of the minimum annual bonus, which is $75,000 per year, or the bonus determined pursuant to the formula established by the board at the beginning of each bonus period that commences during the term. Pursuant to the terms of the Brenner employment agreement, Able has loaned $200,000, the Loan to Mr. Brenner, which is repayable in 3 equal annual installments on the first, second and third anniversaries of the date on which the loan was made. Under the terms of the Brenner employment agreement, Able is required to pay Mr. Brenner additional bonuses as and when the loan payments are due, grossed up for federal, state and local taxes. In addition, pursuant to the Brenner employment agreement, Able granted Mr. Brenner options to purchase 100,000 shares of Able common stock, which vest immediately and are exercisable at $2.69 per share, which was the closing price for Able common stock on the effective date of the Brenner employment agreement. These options remain exercisable through May 2, 2010, whether or not Mr. Brenner continues to be employed by Able during that period. The Brenner employment agreement also contains various restrictive covenants by Mr. Brenner, including a covenant not to compete with Able in its current business for a period of three years following termination of his employment. In the event that Mr. Brenner's employment with Able is terminated by Able without cause or by Mr. Brenner for good reason, as those terms are defined in the Brenner employment agreement, Able is required to pay

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Mr. Brenner (i) his base salary and bonuses accrued through the date of termination; (ii) three times the sum of his base salary and the formula bonus for the year in which such termination occurs, assuming the formula bonus is equal to 100% of his base salary; and (iii) additional bonuses equal to the remaining amounts due on the loan grossed up for federal, state and local taxes. In addition, in the event of a termination pursuant to the preceding sentence, Able must continue to provide Mr. Brenner with the welfare benefits and car allowances he was receiving for a period three years immediately following the date of termination.

     EDWARD POLLOCK, Associate General Counsel, is party to an employment agreement, dated January 1, 1999 with Able. The Pollock employment agreement terminates on December 31, 2000 and provides for Mr. Pollock to be paid an initial salary of $10,000 per month for the period from January 1, 1999 to June 30, 1999, increased to $11,000 per month for the period from July 1, 1999 to December 31, 1999, increased to $12,000 monthly for the period from January 1, 2000 to June 30, 2000, and increased to $12,500 monthly for the period from July 1, 2000 to December 31, 2000. In addition, the Pollock employment agreement provides an automobile allowance of $300 per month, plus health insurance and other benefits. The Pollock employment agreement may be extended for an additional two-year period by mutual agreement. The Pollock employment agreement also contains a covenant by Mr. Pollock not to compete with us for a period of three years following termination of his employment. The Pollock employment agreement also provides that if Mr. Pollock's employment is terminated with cause, Mr. Pollock will be entitled to 90 days prior notice. However, should Mr. Pollock's employment be terminated without cause, Mr. Pollock will be paid out the remainder of his contract. In addition, the Pollock employment agreement provides for the grant of options to purchase 40,000 shares of common stock, as approved by Able's board of directors, which vest over a three year period, 20,000 options vested on January 1, 1999, 10,000 options vested on January 1, 2000 and 10,000 options will vest on January 2, 2001, unless there is a change in control or ownership of Able, in which case, the options vest. Effective May 7, 1999, Mr. Pollock's salary increased to $150,000 per year and he was granted options to purchase 25,000 shares at $6.375 per share, one-third of which vested as of May 7, 1999, one-third vested on May 7, 2000 and one-third will vest on May 7, 2001. The exercise period for the options granted on May 7, 1999 to Mr. Pollock commences as of the date of vesting and continues through the earlier of
(i) September 19, 2005 or (ii) two years from the date he is no longer employed by us. Shareholder approval is required for these options.

     PHILIP A. KERNAN, JR., President of Adesta Transportation, is a party to an employment agreement dated February 21, 2000 with Able. The Kernan employment agreement terminates on February 20, 2003 and provides that Mr. Kernan is to be paid a salary of $182,000 per year, plus insurance and other benefits. The Kernan employment agreement also provides that if Mr. Kernan's employment is terminated with cause, that Mr. Kernan will be entitled to 90 days prior notice. However, if Mr. Kernan's employment is terminated without cause, Mr. Kernan will be paid out the remainder of his contract plus fringe benefits without any rights of mitigation. In addition, the Kernan employment agreement provides for the grant of options to purchase 125,000 shares of common stock, subject to approval of Able's shareholders, which will vest over a two-year period at prices ranging from $6.00 to $9.50 per share.

     J. BARRY HALL, President of Transportation Safety Contractors, Inc., is party to an employment agreement dated October 12, 1996 with Transportation Safety Contractors. The Hall employment agreement terminates on October 11, 2001, and provides that Mr. Hall is to be paid a salary of $150,000 per year, plus insurance and other benefits. The Hall employment agreement also contains a covenant by Mr. Hall not to compete with Able for a period of two years following termination of his employment, unless Able terminates the Hall employment agreement for cause or if Mr. Hall terminates the agreement with good reason, in which case the non-competition period will terminate after six (6) months, which period may be extended by Able up to one year in exchange for additional compensation. Effective May 7, 1999, Mr. Hall received a cash bonus of $100,000, based upon compensation that has been assigned to Mr. Hall from Gerry Hall, a former Chief Executive Officer of Able's.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended October 31, 2000, compensation for Able's executive officers was determined by Able's compensation committee, consisting of Messrs. C. Frank Swartz, H. Alec McLarty and Billy V.
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Ray, Jr. Mr. McLarty is Chairman of the Committee and he and Mr. Swartz are the
two non-employee members of the compensation committee. In addition to being a director of Able, Mr. Ray is its Chief Executive Officer. Mr. Ray excused himself from all discussions and abstained from voting on any issues relating to the compensation and bonuses to be paid to Mr. Ray as Chief Executive Officer.

     In April 1998, Able engaged Washington Equity Partners, as an advisor in connection with the MFS Network acquisition. At the time of the engagement, Mr. Thomas A. Davidson, a member of Able's board of Directors and a former member of the compensation committee, who resigned as a director in January 2000, was Managing Director of Washington Equity. In connection with the engagement, Able agreed to pay Washington Equity a fee if Able consummated the financing of the MFS Network acquisition through an investor contacted by Washington Equity. Able also committed to reimburse Washington Equity for its reasonable travel and out-of-pocket expenses, up to a maximum of $20,000 without prior approval, incurred in connection with its engagement. Mr. Davidson subsequently left his position as Managing Director of Washington Equity in April 1998 and WEP assigned its rights in the agreement to Mr. Davidson. Mr. Davidson became one of Able's directors in June 1998. On October 21, 1998, Able agreed with Mr. Davidson to pay him $1,332,000 in satisfaction of amounts owing under its agreement with Washington Equity. During the 1999 fiscal year, Mr. Davidson was paid $350,000 of this amount and on April 30, 1999, Mr. Davidson converted the remaining $828,002 due, into 118,286 shares of common stock at the then market price of $7.00 per share.

     Mr. Davidson was a codefendant with Able in the Sirit lawsuit described in Proposal No. 9. Under Able's indemnification obligations to Mr. Davidson as a director and now a former director, Able has paid attorneys fees and costs for the defense of this lawsuit. One counsel has represented Able and Mr. Davidson so it is not possible to segregate amounts paid on his behalf from the amounts paid on Able's behalf. However, Mr. Davidson has benefited materially from these payments. Mr. Davidson paid the settlement amount related to claims against him without Able's assistance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On October 12, 1996, Able acquired all of the issued and outstanding capital stock of Georgia Electric Company, which prior to the acquisition was owned equally by Gerry W. and J. Barry Hall. Following the acquisition, Gerry Hall was elected to Able's board of directors, and on June 12, 1997, was elected Able's President and Chief Executive Officer. Gerry Hall resigned as Able's President, Chief Executive Officer and a director on March 2, 1998. Barry Hall is president of Able's subsidiary Transportation Safety Contractors Inc. The purchase price for the Georgia Electric acquisition was $3 million in cash, plus the issuance at the end of each of the next five fiscal years of a number of shares of common stock to be determined pursuant to a formula contained in the acquisition agreement. The formula involves dividing a dollar figure derived from Georgia Electric's actual pre-tax profits and operating margins compared with target profits and margins for each fiscal year by a discounted per share price. The Georgia Electric acquisition agreement was amended in February 1998 to increase the percentage discount applicable to the price of the common stock for purposes of this formula, thus increasing the potential earn-out consideration to the Halls. At the same time the amendment limited the total market value of the shares of common stock which could be issued under the agreement. In the event that Georgia Electric is sold by Able prior to the end of fiscal year 2001, Able is obligated to issue to Gerry Hall and Barry Hall a number of shares of common stock having a market value, as determined in accordance with the contract, of $1 million for each year that earn-out consideration remains payable. Gerry Hall's resignation as Able's President, CEO and director had no relationship with the amendment to the Georgia Electric acquisition agreement. The shares issued to the Halls for fiscal year 1998 totaled 508,398 and for fiscal year 1999 totaled 204,944. The Halls will not receive any shares for fiscal year 2000.

     Able has various agreements, and have entered into various transactions, with WorldCom which beneficially owns 33.6% of Able outstanding stock as of November 13, 2000. Among these agreements and transactions are the master services agreement and debt obligations and the conversion of debt into Series E preferred stock, described elsewhere in the prospectus. Able believes the terms of these agreements are no less favorable to Able than would have been obtained in arm's-length transactions.
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     During fiscal 2000, Able loaned $300,000 to Edwin D. Johnson, its
President, $300,000 to Billy V. Ray, Jr., its Chief Executive Officer and Chairman, and $200,000 to Michael Brenner, its General Counsel and Executive Vice President. Each of these loans was made pursuant to provisions of the employment agreements between Able and these individuals. The terms of these loans require interest at prime to be paid annually and for the principle to be repaid in three years by Messrs. Johnson and Brenner and in six years by Mr. Ray.

     In August 2000, Able made a $2,000,000 loan to Billy V. Ray, Jr., its Chief Executive Officer and Chairman. The purpose of this loan was to provide funds for Mr. Ray to purchase a Certificate of Deposit which was then pledged on Able's behalf to secure a performance bond required in connection with Able's performance under a newly awarded contract. The bonding agency required that a third-party provide collateral for such bond and, in light of Able's need to provide such collateral quickly, Mr. Ray agreed to post a Certificate of Deposit if Able would loan the funds to him to purchase such Certificate of Deposit. The loan is payable on or before June 30, 2001 and bears interest at a rate of 9.5 percent per annum. The loan has been secured by a second priority pledge of the Certificate of Deposit, but this security interest has not yet been perfected.

     See also "Compensation Committee Interlocks and Insider Participation" regarding certain related party transactions between members of Able's Compensation Committee and with Mr. Thomas Davidson, one of Able's former directors.

     Notwithstanding anything to the contrary set forth in any of Able's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including the proxy materials, in whole or in part, the following Report on Executive Compensation and the Performance Graph shall not be deemed to be incorporated by reference into any of those filings.

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                        REPORT ON EXECUTIVE COMPENSATION

     During the fiscal year ended October 31, 2000, the Compensation Committee was responsible for setting and approving the salaries, bonuses and other compensation for Able's executive officers, establishing compensation programs, and determining the amounts and conditions of all grants of awards under the plan.

     Compensation Objectives. The Compensation Committee believes that the objectives of executive compensation are to attract, motivate and retain highly qualified executives, to align the interests of these executives with those of the shareholders and to motivate Able executives to increase shareholder value by improving corporate performance and profitability. To meet these objectives, Able's board of directors seeks to provide competitive salary levels and compensation incentives that attract and retain qualified executives, to recognize individual performance and achievements, as well as Able's performance relative to its peers and to encourage ownership of Able stock.

     Executive Salaries. Base salaries for executives are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for comparable management talent and the compensation practices among public companies the size of, or in businesses similar to, Able. Salary adjustments are determined and normally made at twelve-month intervals.

     Annual Bonuses. Able has historically paid bonuses to executives who the board of directors determines have contributed materially to Able's success during the most recently completed fiscal year. The bonuses are intended to enable Able's executives to participate in its success, as well as provide incentives for future performance. Bonus compensation has typically been determined as a percentage of the executive's salary based upon Able's pre-tax net income as a whole or the pre-tax net income of the subsidiary which employs the executive.

     Compensation of the Chief Executive Officer. The compensation of Billy V. Ray, Jr., Able's Chief Executive Officer, was adjusted during the year to better reflect the accomplishments of Mr. Ray. The increases were based upon arm-length negotiations between Mr. Ray and the remaining members of Able's Board of Directors. In agreeing to increase Mr. Ray's compensation, the board of directors sought to provide an appropriate incentive to Mr. Ray. The board of directors believes that Mr. Ray's salary was appropriate for the Chief Executive Officer of a public company the size of Able. See "Summary Compensation Table" for information concerning Mr. Ray's compensation. The board of directors approved the payment of a bonus to Mr. Ray of $200,000, based upon Able's operating results and strategic accomplishments during fiscal year 1999 and of $340,000 based upon his strategic accomplishments during fiscal year 2000. Mr. Ray did not participate in discussion of nor did he vote on any issues relating to his compensation.

     Frazier Gaines served as Able's Chief Executive Officer from March 1998 through November 1998, excluding August 19-31, 1998, when he resigned to direct his energies into Able Telcom International. During the fiscal year ended October 31, 1999, Mr. Gaines was paid $15,000 as Chief Executive Officer for the period of November 1 to November 30, 1998 when Mr. Gaines resumed his position as President of Able Telcom International. Mr. Gaines received other compensation that is more fully presented in the "Summary Compensation Table".

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     Stock Options.  The board of directors may grant to Able's employees long-term incentives consisting of non-qualified stock options, incentive stock options and stock options outside the plan. The plan provides for the eligibility of all 2,100 employees, as well as non-affiliated directors, consultants and advisors. During fiscal years 1999 and 2000, Able's board of directors approved grants of stock options to all executive officers. See "Executive Compensation -- Option Grants During the Fiscal Year Ended October 31, 1999 and 2000".

                                          Respectfully Submitted,

                                          Billy V. Ray, Jr., Chairman
                                          C. Frank Swartz
                                          Alec McLarty

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STOCK PERFORMANCE

     The following performance graph compares the cumulative total return on Able's common stock with the cumulative total return of the companies in the Standard & Poor's 500 Index, the Nasdaq Telecommunications Stocks Index and a self-determined peer group consisting of ANTEC Corporation; C-Cor Electronics, Inc.; Comtech Telecommunications Corp.; Dycom Industries, Inc.; Internet Communications Corp.; Lockheed Martin; MasTec, Inc.; NumereX Corp.; Porta Systems Corp.; Tollgrade Communications Corp.; Verso Technologies, Inc.; Wireless One Technologies, Inc.; and World Access, Inc. The cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on October 31, 1995 and assuming dividend reinvestment. No dividends have been paid on the common stock.

 COMPARISON OF THE 59 MONTH CUMULATIVE TOTAL RETURN* AMONG ABLE TELCOM HOLDING
         CORP., THE S&P 500 INDEX, SELF-DETERMINED PEER GROUPS AND THE
                     NASDAQ TELECOMMUNICATIONS STOCKS INDEX

                                            ABLE TELCOM                                      NASDAQ
                                           HOLDING CORP.            S & P 500          TELECOMMUNICATIONS         PEER GROUP
                                           -------------            ---------          ------------------         ----------
10/95                                          100.00                 100.00                 100.00                 100.00
10/96                                          156.82                 124.10                 104.88                 135.86
10/97                                          144.32                 163.95                 151.65                 149.51
10/98                                          132.95                 200.00                 208.26                 172.25
10/99                                          160.23                 251.35                 381.61                  85.49
9/00                                            56.82                 267.79                 314.77                 132.75

        * $100 INVESTED ON 10/31/95 IN STOCK OR INDEX --
         INCLUDING REINVESTMENT OF DIVIDENDS.
         FISCAL YEAR ENDING OCTOBER 31.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTING THE SLATE OF FOUR DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED.

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                                PROPOSAL NO. 3:

TO RATIFY AND APPROVE AMENDMENTS TO ABLE'S ARTICLES OF INCORPORATION TO INCREASE
                       THE NUMBER OF AUTHORIZED SHARES OF

                (A) COMMON STOCK FROM 25 MILLION TO 100 MILLION
              (B) PREFERRED STOCK FROM ONE MILLION TO FIVE MILLION

CURRENT NUMBER OF AUTHORIZED COMMON AND PREFERRED SHARES

     Able's articles of incorporation currently authorize 25 million shares of common stock and five million shares of preferred stock. As of November 13, 2000, there were 16,374,504 shares of common stock issued and outstanding, leaving approximately 8,600,000 additional shares available for issuance. There are 5,000 shares of Series C preferred stock and 1,000 shares of Series E preferred stock issued and outstanding, leaving 994,000 additional shares available for issuance.

NUMBER OF AUTHORIZED COMMON SHARES NEEDED

     As of September 30, 2000, on a fully diluted basis, if all Able's securities exercisable or convertible into common stock were vested, and exercised or converted, and Able complied with its obligations to Sirit to issue common stock, as described in Proposal No. 9, Able would be required to issue approximately 23 million shares. These securities include approximately

     - 13,514,845 shares of common stock, covering the Sirit litigation and including shares underlying convertible securities; and

     - 9,557,200 shares of common stock underlying outstanding options, warrants and stock appreciation rights.

     This number of shares does not include the number of shares needed to satisfy the following obligations:

     - Any contractual obligations Able has to the Series B investors and the Series C investors to reserve more than 100% of the shares that are issuable upon conversion of their existing securities. If these shares were included, Able would need approximately an additional 4,700,000 shares; and

     - Contractual obligations to security holders, including Able's agreements with the Series B investors, the Series C investors and Sirit, as described at Proposal No. 9 and the terms of Able's Series E preferred stock, which contain provisions requiring that Able issue additional shares if it takes certain kinds of actions that would dilute the holders ownership interests. For example, under the Series C and Series E preferred stock, if Able subdivides its common stock by stock split or stock dividend into a greater number of shares, the conversion price of the Series C and Series E preferred stock must be proportionately reduced. Thus, if Able effected a two for one split of its common stock, the conversion price of the Series C and Series E preferred stock would be divided in half and the number of shares issuable upon conversion of the Series C and Series E preferred stock would be doubled. In light of these anti-dilution provisions, Able could be required to issue a much larger number of shares of common stock than that specified above.

REASONS FOR AUTHORIZING ADDITIONAL SHARES OF COMMON STOCK

     By increasing Able's authorized shares of common stock from 25 million to 100 million, Able will have more than a sufficient number of shares to meet its current obligations. As is demonstrated above, Able currently does not have a sufficient number of shares of common stock to meet its obligations. Even if the merger is consummated, Able must honor these obligations to issue Able common stock so that it can then be converted to Bracknell common stock in the merger. This means that Able has no stock available for future actions, including future fundraising activities or acquisitions of the merger with Bracknell is not consummated as currently planned. If Able does not have enough shares of common stock to meet its current obligations, Able will be required to make substantial cash payments which Able is currently unable to make and for which Able may have difficulty obtaining financing. If Able does not receive approval to increase its
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

authorized common stock so that these obligations can be met and Able is required to make cash payments, to the extent Able is unable to finance these payments on favorable terms, Able's financial condition, cash flow and ability to proceed with the funding of its operations will be materially affected.

     Additionally, increasing Able's number of authorized shares will allow its Board flexibility to act promptly in issuing stock to meet its future business needs if the merger is not consummated, which may include:

     - paying existing creditors,

     - financing transactions to improve its financial and business position,

     - stock splits or stock dividends,

     - acquisitions and mergers,

     - for employee benefit plans and

     - other proper business purposes.

     Furthermore, if additional shares are readily available, Able's board will be able to act quickly without spending the time and incurring the expense of soliciting proxies and holding additional shareholders' meetings. The board, however, may issue additional shares of common stock and preferred stock without action on the part of the shareholders only if the action is permissible under Florida law, and only if the rules of the exchange on which the common stock is listed permit those issuances. There are no additional costs or expenses due to the State of Florida, where Able is incorporated, as a result of the increase in authorized shares, other than the costs associated with the filing of an amendment to its articles of incorporation.

PREFERRED SHARES

     Able's Board is also seeking approval to increase the number of authorized shares of preferred stock from one million shares to five million shares, on terms which may be fixed by the board of directors without further shareholder action. As of the record date, of the four series of preferred stock Able has designated, 5,000 shares of its Series C preferred stock and 1,000 shares of its Series E preferred stock is issued and outstanding. Therefore, Able has remaining 994,000 shares of preferred stock which can be designated for issuance in the future. Able's board of directors believes that an increase in the number of shares of authorized preferred stock from one million to five million will ensure that, in the case of the termination of the merger, a sufficient number of shares is available for future activities, including additional fund raising or use of preferred stock in acquisitions.

BOARD OF DIRECTORS RECOMMENDATION

     For the above-described reasons, on March 4, 1999, and as ratified on May 12, 2000, Able's board unanimously adopted a resolution setting forth proposed amendments to its articles of incorporation:

          1. Authorizing amendments to the first paragraph of Article III of Able's articles to increase the number of authorized shares of common stock, par value $.001, from 25 million shares to 100 million shares; preferred stock, par value $.10, from one million shares to five million shares; and

          2. Directing that the amendments be submitted to the shareholders for their review, adoption and approval at Able's 2000 annual meeting of shareholders.

EFFECT OF INCREASING THE AUTHORIZED SHARES

     Each of the additional authorized shares of common stock may be issued at any time and will have the same rights and privileges as the currently authorized common stock. The additional authorized preferred stock may be issued at any time by resolutions of a majority of Able's board in one or more series with the designations, powers, preferences and rights, including without limitation, dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences and other qualifications and limitations as Able's board determines. Shareholders should keep in mind that the terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of

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holders of Able's common stock. Further, Able may use the additional authorized shares to discourage others from attempting to gain control of Able by diluting the voting power of shares outstanding or increasing the voting power of those who support Able's board in opposing a takeover bid or a solicitation adverse to Able's management Able deems not in its shareholders' best interests.

     Assuming the amendments are approved, no further shareholder approval is required for Able to issue authorized common stock or preferred stock, unless required by law. You may vote separately to increase the number of authorized shares of (i) common stock and (ii) preferred stock.

PROPOSALS

     If only Proposal 3(A) described in this Proposal is approved, the first paragraph of Article III of the Articles of Incorporation will read as follows:

                                  ARTICLE III

     The number of shares of stock that this Corporation is authorized to have outstanding at any one time is:

          ONE HUNDRED AND ONE MILLION (101,000,000) SHARES CONSISTING OF ONE HUNDRED MILLION (100,000,000) SHARES OF COMMON STOCK HAVING A PAR VALUE OF ONE TENTH OF A CENT ($.001) PER SHARE AND ONE MILLION (1,000,000) SHARES OF PREFERRED STOCK HAVING A PAR VALUE OF TEN CENTS ($.10) PER SHARE.

     If only Proposal 3(B) described in this Proposal is approved, the first paragraph of Article III of the Articles of Incorporation will read as follows:

                                  ARTICLE III

     The number of shares of stock that this Corporation is authorized to have outstanding at any one time is:

          THIRTY MILLION (30,000,000) SHARES CONSISTING OF TWENTY FIVE MILLION (25,000,000) SHARES OF COMMON STOCK HAVING A PAR VALUE OF ONE TENTH OF A CENT ($.001) PER SHARE AND FIVE MILLION (5,000,000) SHARES OF PREFERRED STOCK HAVING A PAR VALUE OF TEN CENTS ($.10) PER SHARE.

     If shareholder approval is obtained for either Proposal 3(A) or Proposal 3(B) or for both Proposals, the amendments become effective once the amendment is filed with the Secretary of State of the State of Florida, which is expected to occur as soon as practicable after the shareholders approve the amendments.

WHAT IS THE EFFECT IF THE SHAREHOLDERS DO NOT APPROVE THESE PROPOSALS?

     If the shareholders do not approve Proposal No. 3(A), Able will not be able to meet its current contractual obligations to issue shares of common stock or reserve shares of common stock for issuance. Accordingly, if the shareholders do not approve Proposal 2(A), it will have the effect of votes against Proposal Nos. 6, 7, 8 and 9, which describe contractual obligations that require Able to issue shares of common stock or pay substantial amounts of cash which it currently cannot afford.

     Further, if the shareholders approve the merger with Bracknell but do not approve Proposal No. 3(a) Able's ability to complete the merger may be affected. It is a condition to closing of the merger for all Able obligations to issue securities first be satisfied or otherwise terminated. If Able is not able to satisfy these existing obligations, Bracknell can terminate the merger agreement for Able's failure to satisfy a condition precedent.

     In addition, if the merger is not consummated and the shareholders do not approve either Proposal No. 3(A) or Proposal No. 3(B), Able will be severely limited in its ability to use its securities as consideration for services and for acquisitions. For example, Able will not be able to issue securities to current or future employees pursuant to stock options and will be forced to provide all bonuses in cash. Further, Able may not be able to use its securities in acquisitions or to raise additional capital. As a result, Able's results of operations, profitability and cash-flow could be adversely and materially affected.

AN OVERVIEW OF ABLE'S COMMON STOCK

     The following summarizes the rights of holders of Able common stock:

          Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by Able's shareholders generally, including the election of directors;

          There are no cumulative voting rights;

          The holders of Able's common stock are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for the purpose, if any;

          Upon Able's liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of Able's assets remaining available for distributions after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

          The holders of common stock have no preemptive or other subscription rights to purchase shares of Able's stock, and are not entitled to the benefits of any redemption or sinking fund provisions.

AN OVERVIEW OF ABLE'S PREFERRED STOCK

     Able's articles of incorporation authorize its board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in its articles of incorporation and applicable law. Among other rights, the board may determine, without further vote or action by Able's shareholders:

     The number of shares constituting the series and the distinctive designation of the series;

     The dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

     Whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     Whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

     Whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

     Whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

     The rights and liquidation value of the shares of the series in the event of Able's voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

     Unless Able's Board provides otherwise, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Able has no present intent to issue any additional series of preferred stock.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVING AMENDMENTS TO
            ABLE'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER
                            OF AUTHORIZED SHARES OF
                (A) COMMON STOCK FROM 25 MILLION TO 100 MILLION
              (B) PREFERRED STOCK FROM ONE MILLION TO FIVE MILLION

                                PROPOSAL NO. 4:

  TO AMEND ABLE'S ARTICLES OF INCORPORATION TO CHANGE ITS CORPORATE NAME FROM
            "ABLE TELCOM HOLDING CORP." TO "THE ADESTA GROUP, INC."

     As part of Able's agreements with WorldCom related to the MFS Network acquisition, it was permitted to use the trade name "MFSNT" or any part of that trade name only during the 18-month transition period immediately following the acquisition. For example, effective February 2000, Able changed the name of MFS Network Technologies, Inc. to Adesta Communications, Inc., and changed the name of MFS Transportation Systems, Inc. to Adesta Transportation, Inc.

     Although the current name "Able Telcom Holding Corp." does not include any portion of the trade name MFS Network, management believes that it is important that the parent holding company have a name that is similar to that of the majority of its subsidiaries. This similarity in names will assist in market identification of all of the members of the corporate family as well as help in achieving a name brand recognition within Able's markets. Therefore, the board of directors has recommended the change of Able's name to "The Adesta Group, Inc." To effect this name change, Able is required to amend its articles of incorporation. The articles of incorporation may be amended to change Able's name only with shareholder approval.

WHY "ADESTA"?

     The word "Adesta" is derived from the Latin word, adeo, which means to unite or come together. Part of Able's mission is that through its subsidiaries, its products and services are helping to unite the world through state-of-the-art communications infrastructure. As such, Able believes that the name "The Adesta Group, Inc." better reflects its mission.

THE PROPOSED NAME CHANGE

     Able is asking its shareholders to approve amending the articles of incorporation to change its corporate name from "Able Telcom Holding Corp" to "The Adesta Group, Inc." To accomplish this name change, Able's board proposes that Article I of Able's articles of incorporation be amended to read as follows:

                                 ARTICLE I NAME

                     THE NAME OF THE CORPORATION SHALL BE:

                             THE ADESTA GROUP, INC.

IF THIS PROPOSAL IS APPROVED, MUST SHAREHOLDERS TAKE ANY ACTIONS?

     It will not be necessary for you to surrender your share certificates upon approval of the proposed name change. Rather, when share certificates are presented for transfer or other reasons, new share certificates bearing the name "The Adesta Group, Inc." will be issued. Until that time, your share certificates containing the old name will automatically be deemed to represent that of the newly named company. Additionally, until the merger is completed or if the merger is terminated, Able will continue to trade its common stock under the symbol "ABTE".

ABLE'S BOARD'S ABILITY TO TERMINATE THIS PROPOSAL

     Able recommends that the shareholders vote "FOR" amending its corporate name. However, if, the Board decides completing the corporate name change becomes inadvisable because a claim is made challenging the name change, or any other circumstance exists which makes the name change inadvisable, the

Board may terminate this proposal to amend Able's articles of incorporation. The termination of this proposal may be effective either before or after approval of the name change by the shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVING AMENDING ABLE'S ARTICLES OF INCORPORATION TO CHANGE ITS CORPORATE NAME FROM "ABLE TELCOM HOLDING GROUP" TO "THE ADESTA GROUP, INC."

                 EXPLANATORY NOTE FOR PROPOSAL NOS. 5 THROUGH 9

WHY SHAREHOLDER APPROVAL IS REQUIRED FOR PROPOSAL NOS. 5 THROUGH 9

     Until recently Able's common stock was listed on the Nasdaq National Market, and Able was required to comply with Nasdaq's listing rules. Proposals 5 through 9 are affected by three of those rules.

     First, the rules provide that Able must get shareholder approval if it grants stock, options or other rights to officers and directors outside a broadly based plan that includes other employees.

     Second, the rules provide that Able must get shareholder approval if it issues common stock or securities convertible into or exercisable for common stock in a private offering if

          1. the price at which Able issues the common stock is less than the greater of book or market value of the common stock, and

          2. the number of shares issued equals 20% or more of the number of shares of common stock outstanding or 20% or more of the voting power outstanding before the transaction that gave rise to the issuance.

     Third, the rules provide that Able must get shareholder approval if it issues common stock in an acquisition of a business if the number of shares issued equals 20% or more of the number of shares of common stock outstanding or 20% or more of the voting power outstanding before the transaction that gave rise to the issuance.

     Although Able's common stock was recently delisted from the Nasdaq National Market, if the merger is not completed, Able may again seek listing in the future. Therefore, to facilitate that process Able is seeking approval of each of Proposal Nos. 5, 6, 7, 8 and 9, explained in detail below, to ensure that it meets one or more of these criteria requiring shareholder approval.

WHAT HAPPENS IF A COMPANY DOES NOT COMPLY WITH NASDAQ RULES?

     If a listed company does not maintain the criteria that Nasdaq requires, Nasdaq may delist its stock from the Nasdaq National Market System. Able's stock was delisted for failure to meet the Nasdaq's requirement that it hold an annual shareholders meeting and because its stock price had fallen below that required for a listed company. Although the delisting did not relate specifically to the shareholder approval requirements described above, Able's continued failure to comply with those rules could have also resulted in delisting. Since delisting, Able's common stock has traded over-the-counter on the OTC Electronic Bulletin Board.

WHAT IS THE EFFECT IF ABLE'S SHAREHOLDERS APPROVE EACH OF PROPOSAL NOS. 5 THROUGH 9?

     If the shareholders approve each of Proposal Nos. 5, 6, 7, 8 and 9, Able will be able to issue the shares described in those proposals. In the case of Proposal Nos. 6, 7, 8 and 9, Able is contractually committed to either issue the shares or compensate the holders by other means, such as with substantial cash payments that Able cannot afford. Accordingly, if Able does not receive shareholder approval, Able will suffer adverse consequences under those contracts, as explained in more detail in its description of the specific proposals.

     Approval of Proposal Nos. 5, 6, 7, 8 and 9 would result in the issuance of 18,229,399 shares of common stock or securities convertible into or exercisable for common stock. As of November 13, 2000, there were 16,374,504 shares of common stock outstanding. Accordingly, if as of November 13, 2000, Able issued all of the common stock provided for in Proposal Nos. 5, 6, 7, 8 and 9, the shares issued would constitute 52.6% of its issued and outstanding shares of common stock as of that date.

     The table below shows the shares of common stock on an as converted or exercised basis, which are proposed to be issued under each of Proposal Nos. 5, 6, 7, 8 and 9, and as a group. The percentages in the table are based on shares outstanding on November 13, 2000. However, Proposal Nos. 6, 7, 8 and 9 each would have resulted in a more than 20% issuance under Nasdaq rules when measured at the time Able became contractually committed to issue those shares. The specific details about Proposal Nos. 5, 6, 7, 8 and 9 follow this Explanatory Note.

                                                                                  PERCENTAGE OF SHARES
                                                                                   OUTSTANDING AS OF
PROPOSAL                                                    NUMBER OF SHARES(1)    AUGUST 17, 2000(2)
--------                                                    -------------------   --------------------
Proposal No. 5............................................       2,414,897               12.9%
Proposal No. 6............................................       2,600,000               13.7%
Proposal No. 7............................................       3,502,991               19.5%
Proposal No. 8............................................       4,700,000               22.3%
Proposal No. 9............................................       5,011,511               19.9%
Total shares of common stock issuable if Proposal Nos. 5,
  6, 7, 8 and 9 are approved..............................      18,229,399               52.6%

---------------

(1) Proposal Nos. 7, 8 and 9 include shares of common stock issuable pursuant to anti-dilution provisions contained in the Series C convertible preferred stock and warrants and the Sirit settlement agreement, as described below. That number of shares cannot be determined at this time. Accordingly, the number of shares for Proposal Nos. 7, 8 and 9, the total number of shares, and the related percentages, may be higher than reflected in the table.
(2) The number of shares outstanding for purposes of each calculation has been adjusted to reflect the issuance of the shares contained in the related proposal and, in the case of Proposal No. 9, all additional shares the issuance of which are a precondition to the issuance of the shares described in that proposal.

     If Able were currently listed on Nasdaq, the shareholders did not approve some or all of these proposals and Able were to nonetheless grant or issue the securities described in Proposal Nos. 5 through 9, Able would be at risk of having its common stock delisted. Because Able has been delisted, it is no longer subject to the Nasdaq rules. Therefore, even if the shareholders do not approve some or all of these proposals, Able intends to grant or issue the securities described to the extent it is necessary to do so to avoid defaulting under contractual obligations or otherwise incurring penalties.

     Approval of Proposals Nos. 5 through 9 may result in the issuance of up to 52.6% of its outstanding common stock as of November 13, 2000. These shares would be issued over time upon exercise of the options or conversion of the other securities described in such proposals. These issuances will greatly dilute the percentage ownership of its current common stock holders. Further, these securities are in some instances issuable at prices that may be below its market value at the time of issuance or for no additional consideration. The issuance of these securities may substantially dilute the market value of shares held by Able's current shareholders.

RELATIONSHIP BETWEEN PROPOSAL NO. 3(A) AND PROPOSAL NOS. 6, 7, 8 AND 9

     Prior to approval of Proposal No. 3(A), Able's articles of incorporation allow it to issue only 8.6 million additional shares of common stock. Most of those additional shares are already required to be issued pursuant to existing obligations. If each of Proposal Nos. 6, 7, 8 and 9 are approved by the shareholders, the approvals would require Able to issue more shares of common stock than are currently authorized under its articles of incorporation. Accordingly, notwithstanding shareholder approval of Proposal Nos. 6, 7, 8 and 9, if the shareholders do not approve Proposal 3(A), Able will not be able to issue all of the shares of common stock contemplated by Proposal Nos. 6, 7, 8 and 9 and Able will suffer the same adverse consequences as if Proposal Nos. 6, 7, 8 and 9 had not been approved by the shareholders, as described in the following pages.

                                 PROPOSAL NO. 5

     TO RATIFY AND APPROVE THE GRANT OF 2,414,897 STOCK OPTIONS TO CERTAIN
   OF ABLE'S OFFICERS AND DIRECTORS OUTSIDE OF ABLE'S 1995 STOCK OPTION PLAN.
      ISSUANCE OF SHARES PURSUANT TO THESE OPTIONS MUST BE APPROVED BY THE
                     SHAREHOLDERS PURSUANT TO NASDAQ RULES

REASONS FOR APPROVING ABLE'S ISSUING STOCK OPTIONS GRANTED TO ABLE'S OFFICER AND DIRECTORS OUTSIDE THE STOCK OPTION PLAN.

     Able's Board of directors approved the granting of an aggregate of 2,414,897 stock options to its executive officers and directors outside its 1995 stock option plan. Under Nasdaq rules these grants are subject to shareholder approval. Able's board believes it is in Able's best interest to ratify its granting these options to be issued to its executive officers and directors to attract, retain, motivate and award key individuals who Able believes are essential to its long-term growth and success and upon whose efforts and judgment its success largely depends.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

     If Able's shareholders approve Proposal No. 5, to the extent that all of the options that are the subject of this Proposal were exercised as of September 30, 2000, 2,414,897 additional shares would be issued, resulting in an additional 12.9% of its outstanding shares of common stock as of November 13, 2000. No further shareholder action would be required once the shareholders approve this Proposal. Assuming all the options were exercised for cash, Able would receive approximately $11.0 million. Able intends to use any proceeds from the exercise of these options for general corporate and working capital purposes.

WHAT HAPPENS IF ABLE'S SHAREHOLDERS DO NOT APPROVE THIS PROPOSAL?

     If Able's shareholders do not ratify Proposal No. 5, Able's board may rescind the options described in Proposal No. 5. To the extent any individual who was granted one of the options that is later rescinded objects, he could seek other monetary compensation to offset any value with respect to the options that were rescinded. If this were to occur, Able may be required to pay additional compensation to certain of its executive officers and directors, as opposed to receiving cash upon exercises of options. Further, any officer or director who believes that Able made an unconditional promise to grant these options could bring suit seeking damages for breach of promise. These additional costs could affect Able's cash flow and profitability.

IF THIS PROPOSAL IS APPROVED, WHO WILL RECEIVE THE 2,364,897 OPTIONS?

     The 2,414,897 options subject to this proposal relate to a variety of options which have been granted to Able's officers and directors and to a lesser degree, to Able's advisory board and a consultant since 1998, outside of its 1995 stock option plan. These options are granted outside of the plan because at the time these options were granted, Able did not have a sufficient number of shares under the plan to cover these grants, as well as grants to its other employees. Therefore, Able granted options under the plan to its employees who are not also officers or directors under the plan and qualified grants to officers and directors, as well as its advisory board and a consultant, with a requirement to seek additional shareholder approval. A brief description of the material terms of the stock option grants and a table summarizing the benefits to be conferred on the listed recipients follows:

                                                                                                  FAIR
                                 OPTIONS                   VESTING                   EXERCISE    MARKET    EXPIRATION
NAME                             GRANTED      GRANT DATE   SCHEDULE   VESTING DATE    PRICE     VALUE(1)      DATE
----                            ---------     ----------   --------   ------------   --------   --------   ----------
Billy V. Ray, Jr..............     10,000      12/31/98     10,000      12/31/98      $ 5.75    $  5.75     12/31/00
  Chief Executive Officer         100,000      12/31/98    100,000      12/31/98      $ 5.75    $  5.75     12/31/01
  and Chairman of the Board        50,000        5/7/99     17,000        5/7/99      $6.375    $ 6.375       5/7/03
  of Directors................         --            --     16,500        5/7/00      $6.375    $ 6.375       5/7/03
                                       --            --     16,500        5/7/01      $6.375    $ 6.375       5/7/03
                                  100,000       2/21/00    100,000            (2)         (3)                2/21/05
                                  150,000       6/15/00    150,000       6/15/00      $ 2.84    $2.8438      6/15/10
Frazier Gaines(4).............     80,000      12/31/98     80,000      12/31/98      $ 5.75    $  5.75     12/31/00
  Former Chief Executive           16,000      12/31/98     16,000      12/31/98      $ 5.75    $  5.75     12/31/00
  Officer                          16,000      12/31/98     16,000      12/31/98      $ 5.75    $  5.75     12/31/00
  President -- Able Telcom         16,000      12/31/98     16,000      12/31/98      $ 5.75    $  5.75     12/31/00
  International                    32,000      12/31/98     32,000      12/31/98      $ 5.75    $  5.75     12/3/100
                                   30,000      12/31/98     30,000      12/31/98      $ 5.75    $  5.75       7/3/04
                                  100,000      12/31/98    100,000      12/31/98      $ 5.75    $  5.75     12/31/00
                                  100,000            (5)   100,000            (2)         (3)        --           (6)
Edwin D. Johnson..............    150,000        5/8/00    150,000        5/8/00      $ 2.44    $2.4375       5/8/10
  President, Chief Financial
  Officer and a Director
Charles A Maynard.............    200,000       2/21/00     50,000       2/11/00      $ 6.00    $4.8125      2/21/05
  Chief Operating Officer              --            --     75,000       2/11/01      $ 8.50    $4.8125      2/21/05
                                       --            --     75,000       2/11/02      $ 9.50    $4.8125      2/21/05
James Brands..................    100,000        4/1/99     75,000        4/5/99      $6.375    $ 6.375      4/30/02
  Senior Executive Vice                --            --     25,000       4/21/00      $6.375    $ 6.375      4/30/02
  President
Vance Cartee(7)...............     40,000      12/31/98     20,000      12/31/98      $ 5.75    $  5.75     12/31/01
  Vice President of Business           --            --     10,000      12/31/99      $ 5.75    $  5.75     12/31/01
  Development                          --            --     10,000      12/31/00      $ 5.75    $  5.75     12/31/01
                                   25,000        5/7/99      8,500        5/7/99      $6.375    $ 6.375       5/7/03
                                       --            --      8,250        5/7/00      $6.375    $ 6.375       5/7/03
                                       --            --      8,250        5/7/01      $6.375    $ 6.375       5/7/03
                                   35,000       7/26/99     11,667       7/26/99      $ 9.94    $9.9375      7/26/02
                                       --            --     11,667       7/26/00      $ 9.94    $9.9375      7/26/02
                                       --            --     11,666       7/26/01      $ 9.94    $9.9375      7/26/02
Michael Brenner...............    100,000        5/3/00    100,000        5/3/00      $ 2.69    $2.6875       5/3/10
  General Counsel and
  Executive Vice President
Edward Z. Pollock.............     40,000      12/31/98     20,000      12/31/98      $ 5.75    $  5.75     12/31/01
  Associate General Counsel            --            --     10,000      12/31/99      $ 5.75    $  5.75     12/31/01
                                       --            --     10,000      12/31/00      $ 5.75    $  5.75     12/31/01
                                   25,000        5/7/99      8,500        5/7/99      $6.375    $ 6.375       5/7/03
                                       --            --      8,250        5/7/00      $6.375    $ 6.375       5/7/03
                                       --            --      8,250        5/7/01      $6.375    $ 6.375       5/7/03
Michael A. Summers(8).........     40,000        6/1/99     15,000        6/1/99      $7.625    $ 7.625       6/1/03
  Former Chief Accounting              --            --     15,000        6/1/00      $7.625    $ 7.625       6/1/03
  Officer                              --            --     10,000        6/1/01      $7.625    $ 7.625       6/1/03
Robert Sommerfield............     65,000        8/4/00     65,000        8/4/00      $ 2.41    $  2.41       8/4/10
  President Adesta
  Communications

                                                                                                  FAIR
                                 OPTIONS                   VESTING                   EXERCISE    MARKET    EXPIRATION
NAME                             GRANTED      GRANT DATE   SCHEDULE   VESTING DATE    PRICE     VALUE(1)      DATE
----                            ---------     ----------   --------   ------------   --------   --------   ----------
Philip Kernan.................    125,000       2/21/00     25,000        2/1/00      $ 6.00    $4.8125      2/21/05
  President -- Adesta                  --            --     50,000        2/1/01      $ 8.50    $4.8125      2/21/05
  Transportation..............         --            --     50,000        2/1/02      $ 9.50    $4.8125      2/21/05
Michael Arp(9)................     40,000        1/1/99     20,000        1/1/99      $ 5.75    $  5.75     12/31/03
  Former Acting President --           --            --     10,000        1/1/00        5.75       5.75     12/3/103
  GEC and TSCI                         --            --     10,000        1/1/01        5.75       5.75     12/31/03
                                   25,000        5/7/99      8,500        5/7/99       6.375      6.375       5/7/03
                                       --            --      8,250       5/31/99       6.375      6.375       5/7/03
                                       --            --      8,250       5/31/00       6.375      6.375       5/7/03
Richard Boyle.................     65,000        5/7/99     22,000        5/7/99      $6.375    $ 6.375       5/7/01
  Patton Management                    --            --     21,500       5/31/99       6.375      6.375       5/7/01
  Corporation                          --            --     21,500       5/31/00       6.375      6.375       5/7/01
C. Frank Swartz(10)...........     20,000      12/31/98     20,000      12/31/98      $ 5.75    $  5.75     12/31/04
  Director                         10,000        8/1/00     10,000        8/1/00        2.50       2.50       8/1/03
                                   10,000        6/9/99     10,000        6/9/99        6.75       6.75       6/9/02
                                   20,000(11)   11/7/00     20,000       11/7/00        4.00       4.00          (12)
Alec McLarty(10)..............     10,000       9/29/99     10,000       3/10/00      $ 8.81    $8.8125      9/29/02
  Director                         20,000(11)   11/7/00     20,000       11/7/00        4.00       4.00          (12)
Jonathan Bratt(13)............     30,000      12/31/98     30,000      12/31/98      $ 5.75    $  5.75       7/3/04
  Former Director                  10,000(11)   11/7/00     10,000       11/7/00        4.00       4.00          (12)
Thomas Davidson(14)...........     20,000      12/31/98     20,000      12/31/98      $ 5.75    $  5.75     12/31/04
  Former Director                  10,000        5/7/99     10,000        5/7/99       6.375      6.375       5/8/01
Robert Young(15)..............     10,000        5/7/99     10,000        5/7/99      $6.375    $ 6.375       5/8/01
  Former Director
Gideon Taylor(16).............     30,000      12/31/98     30,000      12/31/98      $ 5.75    $  5.75      3/16/01
  Former Officer and Director     120,000      12/31/98    120,000      12/31/98        5.75       5.75      3/16/01
                                   70,000      12/31/98     70,000      12/31/98        5.75       5.75      3/16/01
Jay Dominguez.................     20,000      12/31/98     20,000      12/31/98      $ 5.75    $  5.75     12/31/00
  Former Officer
Allen Maines..................     80,000        5/3/99     40,000        5/3/99      $ 6.75    $  6.75       5/3/09
  Advisory Board Chairman              --            --     10,000       11/3/99        9.00       9.00       5/3/09
                                       --            --     10,000        5/3/00        2.69     2.6875       5/3/09
                                       --            --     10,000       11/3/00         (17)                 5/3/09
                                       --            --     10,000        5/3/01         (17)                 5/3/09
Bobby Vick....................     10,000        5/3/99     10,000        5/3/99      $ 6.75    $  6.75       5/3/09
  Advisory Board
Paul Lapides..................     10,000        5/3/99     10,000        5/3/99      $ 6.75    $  6.75       5/3/09
  Advisory Board
Jeffrey Sonnenfeld............     10,000        5/3/99     10,000        5/3/99      $ 6.75    $  6.75       5/3/09
  Advisory Board
Tyler Dixon...................     40,000        4/1/99     40,000        4/1/99      $6.375    $ 6.375          (18)
  Consultant
Gaston Moons..................     50,000      12/3/198     50,000      12/31/98      $ 5.75    $  5.75     12/31/00
Total Options Granted.........  2,485,000
Total Options Subject to
  Shareholder Approval(19)....  2,414,897

---------------

 (1) Fair market value on date of grant.
 (2) The vesting date will be the date of approval by shareholders.
 (3) The exercise price will equal fair market value on the date of approval by the shareholders.
 (4) 210,000 of Mr. Gaines' stock options have been transferred to third parties.

 (5) The grant date will be the date of approval by the shareholders.
 (6) The expiration date will be three years from the date of approval by the shareholders.
 (7) Mr. Cartee resigned in July 2000, at that time 58,417 options had vested. The additional options will not vest since Mr. Cartee is no longer an employee of Able.
 (8) Mr. Summers resigned in May 2000; at that time 30,000 options had vested. The additional options will not vest since Mr. Summers is no longer an employee of Able.
 (9) Mr. Arp resigned in May 2000; at that time 46,750 options had vested. The additional options will not vest since Mr. Arp is no longer an employee of Able.
(10) Mr. Swartz and Mr. McLarty are standing for reelection for Able's board of directors.
(11) Subject to approval by Bracknell.
(12) The effective time of the merger.
(13) Mr. Bratt resigned from Able's board of directors in February 2000.
(14) Mr. Davidson resigned from Able's board of directors in January 2000.
(15) Mr. Young resigned from Able's board of directors in May 1999.
(16) Mr. Taylor resigned as an officer and from Able's board of directors in March 1999.
(17) The exercise price will equal fair market value on the date of approval by the shareholders.
(18) These options must be exercised within two years of the expiration of Mr. Dixon's agreement with Able dated March 31, 2000, or any extension or renewal hereof, whichever last occurs.
(19) Total options granted minus 41,853 options which were granted to Mr. Cartee but did not vest and were cancelled due to his resignation, 10,000 options which were granted to Mr. Summers but did not vest and were cancelled due to his resignation and 18,250 options which were granted to Mr. Arp but did not vest and were cancelled due to his resignation.

     The options listed in the above chart are the only options subject to approval in this proposal No. 5. These options do not represent all the options Able has granted during the relevant time period. Other options were granted under Able's 1995 stock option plan, which are referenced in other portions of this proxy statement.

WHY WEREN'T THESE OPTIONS GRANTED UNDER THE PLAN?

     Able's board administers the grant of options outside its plan and selects those officers and directors who are eligible for awards and the number of shares subject to the awards. Able's board also sets the terms and conditions of awards and determines what is necessary to administer granting the stock options. These options were not issued under the 1995 stock option plan because Able wanted to use the limited number of remaining shares available under the plan for non-management employees so that Able could give them incentive stock options, allowing them to benefit from more favorable tax treatment.

WHAT ARE THE ACCOUNTING CONSIDERATIONS?

     Accounting rules require Able to record a compensation expense to the extent the fair market value of the Able's common stock on the date its shareholders approve this proposal exceeds the exercise price of the option. If the option is fully vested on the date Able's shareholders approve this proposal, the calculated compensation will be charged to expense immediately. Otherwise, the calculated compensation will be charged to expense ratably over the term of the option. Approximately 84% of the options described in Proposal No. 5 will be fully vested on the date Able's shareholders approve this proposal. Based upon fair market value of the Able common stock on November 13, 2000, Able would incur compensation expense of approximately $670,000 related to the options described in Proposal No. 5. However, the price of Able common stock will fluctuate over time so Able cannot now predict whether there will be a compensation charge based on its price as of the date of shareholder approval. Some compensation charge would apply if its price is $2.45 or greater as of that date.

     The table below provides a range of possible compensation charges based upon assumed market prices of the Able's common stock on the measurement date.

           FAIR MARKET VALUE OF ABLE COMMON STOCK ON MEASUREMENT DATE

                                                   $2.41 OR LESS   $3.00   $5.00    $6.00    $7.00
                                                   -------------   -----   ------   ------   ------
                                                                    (IN THOUSANDS)
Total Compensation Expense......................        $--        $185    $1,205   $1,953   $3,626

BENEFITS TO OFFICERS AND DIRECTORS IF THIS PROPOSAL NO. 5 IS APPROVED

     All of Able's current officers and directors will personally benefit from its shareholders approving Proposal No. 5 since each would receive options described in this proposal. While each of Able's directors abstained from voting for any grant of options from which he would personally benefit, each is recommending that the shareholders vote for this entire proposal, which may be considered to be a conflict of interest.

     Further, under Florida law, a transaction will not be void or voidable because of a conflict of interest if holders of a majority of the outstanding shares of common stock, other than the interested directors' shares, approve the proposals. However, Florida law requires a higher voting standard than Nasdaq for approval.

     The higher voting requirement for potential conflict of interest transactions under Florida law will satisfy Nasdaq rules as well. Nevertheless, because there are other ways to satisfy Florida law with respect to potential conflict of interest transactions, if the lower voting standard of the Nasdaq rules is met for Proposal No. 5, and the higher Florida law standard is not met, Able may choose to deem Proposal No. 5 approved and satisfy the conflict of interest requirements by other means.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFYING AND APPROVING THE GRANT OF 2,414,897 STOCK OPTIONS TO CERTAIN OF ABLE'S OFFICERS AND DIRECTORS OUTSIDE OF ABLE'S STOCK OPTION PLAN

               EXPLANATORY NOTE RELATING TO PROPOSAL NOS. 6 AND 7
             REGARDING ACQUISITION OF THE NETWORK CONSTRUCTION AND
                 TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM

     Proposal Nos. 6 and 7 are directly related to an acquisition Able completed in June 1998. Able acquired the network construction and transportation systems businesses from WorldCom, Inc. that were then operated under the name MFS Network Technologies, Inc. Able has divided those businesses into its Adesta Communications and Adesta Transportation subsidiaries.

     What follows is a summary description of this acquisition to assist you in deciding how to vote on Proposal Nos. 6 and 7.

THE BUSINESSES ACQUIRED

     The network construction and transportation systems businesses of WorldCom provided design, development, engineering, installation, construction, operation and maintenance services for telecommunications systems, as well as design, development, integration, installation, construction, project management, maintenance and operation of automated toll collection systems, electronic traffic management and control systems and computerized manufacturing systems. Now, as Able's subsidiaries Adesta Communications and Adesta Transportation, those business provide the same services to its clients. See Appendix B for additional information concerning Able's business and the business of MFS Network Technologies before the acquisition.

     The address and telephone number of Adesta Communications and Adesta Transportation is 1200 Landmark Center, Suite 1300, Omaha, Nebraska 68102-1841, telephone number (888) 638-6866. Able's address and telephone number is 1000 Holcomb Woods Parkway, Suite 440, Roswell, GA 30076, telephone number (770) 993-1570.

     No federal or state regulatory approvals were required in connection with the acquisition.

ACQUISITION OF NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS
BUSINESS -- SUMMARY TERM SHEET

1. PURCHASER

     Able Telcom Holding Corp.

2. SELLER

     MFS Network Technologies, Inc., a wholly-owned subsidiary of MFS Communications Company, Inc., a wholly-owned subsidiary of WorldCom.

3. ACQUISITION DATE

     The acquisition was consummated on July 2, 1998 pursuant to a merger agreement dated April 26, 1998 that was further amended on September 9, 1998.

4. ACQUISITION STRUCTURE

     Able acquired all of the assets of the network construction and transportation systems business of MFS Network that included the stock of MFS Transportation Systems, Inc., MFS TransTech, Inc. and MFS Network Technologies of the District of Columbia, Inc.

5. CONSIDERATION

     a. Cash Purchase Price: $58.8 million of which $30 million was paid by the issuance by Able of a promissory note to WorldCom, which initially bore interest by 11.5% per annum. This note was subsequently satisfied in part by the issuance of Able common stock and in part by the issuance of Series E convertible preferred stock of Able.

     b. WorldCom Option: Able granted, subject to shareholder approval, an option to WorldCom to purchase up to 2,000,000 shares of Able's common stock, at an exercise price of $7.00 per share but subject to a 1,817,941 share maximum issuance limitation through "cashless exercise". The value of the WorldCom option was estimated at the date of grant at $3.5 million.

       On January 8, 1999, the Able and WorldCom agreed to convert the WorldCom Option into stock appreciation rights with similar terms and provisions, except that the stock appreciation rights provide for the payment of cash to WorldCom based upon the appreciation of Able's common stock over a base price of $7.00 per share. The stock appreciation rights may revert back to the WorldCom option allowing for the exercise of all 2,000,000 shares if required shareholder approval of the options is received.

     c. WorldCom Phantom Stock Awards: Able granted the right to receive upon satisfaction of certain conditions phantom stock awards, which are referred to in this proxy as WorldCom SARs, equivalent of up to 600,000 shares of common stock, payable in cash, stock, or a combination of both at its option. The WorldCom SARs are now exercisable only on the following two days: July 2, 2001, or July 2, 2002. WorldCom will be entitled to receive any appreciation of the common stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The value of the WorldCom SARs was estimated at the date of grant at $0.6 million.

     d. Contingent Consideration: The MFS Network acquisition agreements, as amended, provide that on November 30, 2000, Able shall pay to WorldCom certain amounts, if positive: (i) the difference between $12.0 million related to losses on MFS Network projects in existence on March 31, 1998 and recorded by MFS Network as of June 30, 1998, and the amount actually lost on such contracts through November 30, 2000, and (ii) the difference between $5.0 million and the aggregate costs incurred by us for defense of litigation, and payments made in settlement or in payment of judgments with respect to preacquisition litigation. The range of cash potentially payable to WorldCom is from $0 to $17.0 million. Presently, Able does not expect to owe WorldCom any amounts under these formulas.

6. MASTER SERVICES AGREEMENT

     In conjunction with the acquisition, Able entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom for a minimum of $40.0 million per year, provided that the aggregate sum payable will be not less than $325.0 million, including a fee of 12 percent of reimbursable costs under the agreement. If Able declines any of the first $130.0 million of contract work in any year of the agreement, the value of the declined work reduces the aggregate amount required. Able agreed that WorldCom will have met all of its obligations to the extent that payments reach an aggregate of $500.0 million at any time during the five-year term. The agreement had an initial term of five years, which was extended in July 2000 to July 1, 2006. The agreement has been amended as described under "The Merger -- Other Agreements -- WorldCom Agreements." In fiscal year 1999, Able recognized revenues of approximately $61.6 million and in fiscal year 1998, $30.0 million, from the WorldCom master services agreement.

7. OTHER

ADDITIONAL ACQUISITION TERMS

     Able was entitled to use the name "MFS Network Technologies" and any variations of that name during the 18-month transition period commencing on July 2, 1998.

     The acquisition was accounted for using the purchase method of accounting at a total price of approximately $67.5 million of which $30 million was paid by Able's issuance of a promissory note to WorldCom.

     The purchase price for the acquisition consisted of the following consideration (in millions):

Contract price..............................................  $58.8
Transaction related costs...................................    4.6
WorldCom Option.............................................    3.5
WorldCom Equity Award.......................................    0.6
                                                              -----
          Total purchase price..............................  $67.5
                                                              =====

     In conjunction with the acquisition, Able issued the securities to WorldCom described in Proposal No. 6 and sold the securities described in Proposal No. 7 to third parties.

     In addition to the securities issued to WorldCom and the WorldCom master services agreement, on January 12, 2000, WorldCom converted approximately $25.5 million of the original $30.0 million note Able issued as part of the acquisition, into 3,050,000 shares of its common stock. The conversion was based on the January 8, 2000 closing price of its common stock of $8.375 per share. The remainder of the original $30.0 million note, approximately $4.5 million including capitalized note interest, was converted into an amended and restated note. The new WorldCom note bears interest at 11.5 percent and will mature February 1, 2001. This note, together with other indebtedness to WorldCom, was subsequently exchanged for Series E preferred stock by WorldCom.

     The obligations under the new WorldCom note are junior and fully subordinated to those under Able's secured credit facility. No amounts may be paid on the WorldCom note so long as any debt is outstanding under the secured credit facility. Subject to the subordination provisions and after full payment of all amounts owed under the secured credit facility, the WorldCom note may be prepaid as follows:

     - By applying 8 percent of the payment WorldCom owes Able under the WorldCom master services agreement,

     - By paying to WorldCom a portion of certain proceeds received by Able upon the sale of certain conduit assets, and

     - By paying to WorldCom a portion of certain proceeds received from time to time under maintenance contracts for certain conduit projects.

     In addition, if Able does not repay the WorldCom Note in full by February 1, 2001, WorldCom also will be able to:

     - Require Able to pay a 13.5 percent annual default rate of interest as long as Able is in default,

     - Reduce the minimum yearly and aggregate revenues Able would otherwise receive under the WorldCom master services agreement, and

     - Refuse to give Able additional work under the WorldCom master services agreement while Able is in default.

REASONS FOR THE ACQUISITION

     The acquisition was deemed beneficial to Able and its shareholders by its board of directors for the following reasons:

     - In order to expand in the domestic market, Able has pursued a strategy of growth through strategic acquisitions since December 1995. In general, this acquisition strategy was designed to decrease its exposure in foreign markets. As a result of its acquisition strategy, Able acquired seven businesses including the businesses of MFS Network Technologies. The acquisition further increased Able's United States operations.

     - The services provided by MFS Network Technologies were complementary to the services provided by Able and its other subsidiaries prior to the date of the acquisition.

     - The WorldCom master services agreement provides a steady revenue stream to Able for a number of years and allows its existing partners and customers to bid on contracts with WorldCom.

     - The acquisition increased Able's market share in the telecommunications industry.

DETAILED FINANCIAL AND TRANSACTION INFORMATION

     See Appendix B for

     - selected financial data included in Able's (A) annual report on form 10-K for fiscal year ended October 31, 1998, (B) amended annual report on form 10-K for the fiscal year ended October 31, 1999, and (C) current report on form 8-K as filed July 16, 1998, as amended August 31, 1998, as further amended October 2, 1998, and as further amended May 30, 2000; and

     - Management's discussion and analysis of financial condition and results of operations for Able and MFS Network Technologies. Copies of the form 1998 10-K, form 1999 10-K and MFS Network Acquisition 8-K are being mailed with these proxy materials.

     See Appendix C for

     - financial statements for MFS Network; and

     - combined pro forma financial information for Able and MFS Network.

                                PROPOSAL NO. 6:

       TO APPROVE ISSUING UP TO 2,600,000 SHARES OF ABLE COMMON STOCK TO WORLDCOM IF IT EXERCISES OPTIONS AND STOCK APPRECIATION RIGHTS IT OBTAINED FROM ABLE WHEN ABLE ACQUIRED THE NETWORK CONSTRUCTION AND
        TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM. ISSUANCE OF THESE SHARES MUST BE APPROVED BY THE SHAREHOLDERS PURSUANT TO NASDAQ RULES.

WHAT ARE THE OPTIONS AND STOCK APPRECIATION RIGHTS CURRENTLY HELD BY WORLDCOM AND HOW DID THEY ACQUIRE THEM?

     In conjunction with Able's acquisition of the network construction and transportation systems business of MFS Network Technologies, Inc. from WorldCom in July 1998, Able granted WorldCom the following securities:

     - an option to purchase up to 2,000,000 shares of Able's common stock, at an exercise price of $7.00 per share.

     - SAR awards equal to 600,000 shares of common stock, which when exercised, would entitle WorldCom to receive in cash or common stock the difference between $5.0938 per share, the then fair market value of Able's common stock, and the market price of Able's common stock on the date WorldCom exercises the SAR, up to a maximum of $15 million, $25.00 per share, in cash or common stock at its discretion (the "Initial WorldCom SAR").

     To finance a portion of the acquisition, Able also issued to third parties 4,000 shares of Series B convertible preferred stock and warrants to purchase up to 1,000,000 shares of common stock at $19.80 per share. Nasdaq took the position that the WorldCom option, the Initial WorldCom SAR, and these additional security issuances to third parties should be integrated for purposes of determining whether shareholder approval would be required under Nasdaq's shareholder approval rules. The integration would have inadvertently caused Able to violate the Nasdaq rules unless Able modified the WorldCom option, because Able would have issued more than 20% of its outstanding common stock in connection with the acquisition.

     Because of the issues raised by the Nasdaq rules, unless and until Able received shareholder approval of the WorldCom option, the WorldCom option has been converted to additional SARs for 2,000,000 shares of common stock. If these SARs were exercised, WorldCom would receive cash in the amount of the difference between $7.00 per share and the market price of Able's common stock on the date WorldCom exercises the SAR, multiplied by the number of shares subject to exercise up to a maximum of 2,000,000 shares (the "Additional WorldCom SAR"). Able has also entered into an agreement with WorldCom describing the terms upon which the initial WorldCom SAR would actually be granted to WorldCom, including the receipt of shareholder approval.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

     If shareholders approve Proposal No. 6, the WorldCom option as modified will again become an option and the modification converting it into additional SARs will automatically terminate. Thus, WorldCom will own the WorldCom Options and the Initial WorldCom SAR. If shareholders do not approve Proposal No. 6, WorldCom will own the Initial WorldCom SAR and the Additional WorldCom SAR, but they will not be payable at its option with stock and the Additional WorldCom SAR. The following chart summarizes the terms of the securities held by WorldCom and results of shareholder approval and nonapproval of Proposal No. 6.

IF SHAREHOLDERS APPROVE PROPOSAL NO. 6

                                       WORLDCOM OPTION              INITIAL WORLDCOM SAR(1)
                               --------------------------------  -----------------------------
Type of Security.............  Stock options                     Stock appreciation right
                                                                 awards
Type of Property Issuable
  Pursuant to Exercise of
  Security...................  2,000,000 shares of common stock  Cash, common stock, or any combination, at Able's
                                                                 discretion
Aggregate Base Common Stock..  N/A                               600,000 shares

Exercise Price(2).............  $7.00 per share                 $5.0938 per share(3)
Ceiling Collar Price, if
  any(2)......................  None                            $32.0938 per share(3)
Determination of Amount of
  Property Issuable...........  Number of shares exercised by   Difference between the
                                WorldCom                        exercise price and the fair
                                                                market value of Able common
                                                                stock on the date of exercise
                                                                of the SAR, subject to the
                                                                ceiling collar price
Exercise Period/Dates.........  January 1, 2000 through         July 1, 2000, July 2, 2001 or
                                January 2, 2002                 July 2, 2002
Other Material Terms..........  Any stock issued pursuant to    Any stock issued pursuant to
                                the SARs must be registered     the SARs must be registered
                                with the SEC                    with the SEC
Maximum Consideration Payable
  to Us.......................  $14 million                     $0
Maximum Consideration Payable
  to WorldCom.................  2,000,000 shares of common      $15 million in cash, stock or
                                stock                           a combination

---------------

(1) The value of an SAR is determined by subtracting the exercise price from the fair market value of common stock on the exercise date. For example, if WorldCom exercised 1,000 SARs when the fair market value of Able common stock was $10.0938 per share, then the value of the SARs exercised would be equal to $5,000, calculated by taking fair market value of $10.0938 less the exercise price of $5.0938 x 1000 shares.
(2) May be adjusted in the event of any capital restructuring such as stock splits, recapitalization or reclassification of Able common stock.
(3) If the fair market value of Able common stock as of the date immediately preceding its issuing the initial WorldCom SAR is greater than the exercise price of $5.0938, then Able will adjust the exercise price to then fair market value, and the ceiling collar price shall be adjusted to a dollar amount equal to the then fair market value plus $25.00. Additionally, the aggregate base common stock will be adjusted by

     - multiplying 600,000 by a fraction,

     - the numerator of which shall be the adjusted exercise price, and

     - the denominator of which shall be $5.0938;

     up to a maximum of 700,000 shares of common stock.

IF SHAREHOLDERS DO NOT APPROVE PROPOSAL NO. 6

                                        ADDITIONAL WORLDCOM SAR           INITIAL WORLDCOM SAR
                                    -------------------------------  -------------------------------
Type of Security..................  Stock appreciation right awards  Stock appreciation right awards
Type of Property Issuable Pursuant
  to Exercise of Security.........  Cash                             Cash
Aggregate Base Common Stock.......  2,000,000 shares                 600,000 shares
Exercise Price(1).................  $7.00 per share                  $5.0938 per share(2)
Ceiling Collar Price, if any
  (1).............................  None                             $32.0938 per share(2)
Determination of Amount of
  Property Issuable...............  Difference between the exercise  Difference between the exercise price and the fair market value  price and the fair market value
                                    of Able common stock on the      of Able common stock on the
                                    date of exercise of the stock    date of exercise of the stock
                                    appreciation rights              appreciation rights, subject to
                                                                     the ceiling collar price
Exercise Period/Dates.............  On or after January 1, 2000      July 1, 2000, July 2, 2001 or
                                                                     July 2, 2002
Other Material Terms..............  None                             None
Maximum Consideration Payable to
  Us..............................  $0                               $0
Maximum Consideration Payable to
  WorldCom........................  Unlimited. If more than $10      $15 million in cash
                                    million in any 12 month period,
                                    Able can pay the excess with a
                                    promissory note at 10% interest
                                    per annum

---------------

(1) May be adjusted in the event of any capital restructuring such as stock splits, recapitalization or reclassification of Able's common stock.
(2) If the fair market value of its common stock as of the date immediately preceding its issuing the initial WorldCom SAR is greater than the exercise price of $5.0938, then Able will adjust the exercise price to then fair market value, and the ceiling collar price shall be adjusted to a dollar amount equal to the then fair market value plus $25.00. Additionally, the aggregate base common stock will be adjusted by

     - multiplying 600,000 by a fraction,

     - the numerator of which shall be the adjusted exercise price, and

     - the denominator of which shall be $5.0938;

     up to a maximum of 700,000 shares of common stock.

REASONS FOR APPROVING PROPOSAL NO. 6.

     If Able's shareholders approve Proposal No. 6, the WorldCom option can result in a payment from WorldCom to Able of up to $14 million and the Initial WorldCom SAR may be payable in stock, rather than cash, at Able's option. The maximum number of shares payable would be 2,600,000, which as of November 13, 2000 would be 13.7% of Able's outstanding common stock after issuance. Any cash received upon the exercise of WorldCom options would be used to repay a portion of its existing debt obligations to WorldCom, if any, and for general corporate and working capital purposes. At worst, if WorldCom exercised all of its Initial WorldCom SAR and chose to make payment in cash, Able would have to pay no more than $15 million.

     On the other hand, if the shareholders do not approve Proposal No. 6, no cash would be paid by WorldCom to Able upon exercise of their securities. If Able does not issue the stock, Able will become obligated to pay a potentially unlimited amount of cash and notes to WorldCom under the Initial Worldcom SAR and the additional WorldCom SAR, depending on the fair market value of its common stock when exercised. Able would have only 15 to 30 days to pay WorldCom if it exercised these SARs. Any payments due to WorldCom could be significant, depending on the number of SARs exercised and the then fair market value of Able's common stock, and could severely diminish its existing cash flow, working capital and availability under its credit facility, as well as adversely impact its business and financial condition. Also, while its senior lender has approved the grant of the SARs to WorldCom, it has not waived the right to call a default in the event that any of the SARs are exercised for cash or for stock.

     In addition, Able wants to encourage WorldCom to continue to hold an equity position in Able, given the current, as well as contemplated, volume of business conducted between WorldCom affiliates and Able. For instance, Able and WorldCom have signed an eight-year master services agreement where Able is providing telecommunications infrastructure services to WorldCom affiliates. This agreement is expected to provide potential revenues to Able of more than $900 million over its eight year period.

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING ABLE'S
       ISSUING UP TO 2,600,000 SHARES OF ABLE'S COMMON STOCK TO WORLDCOM
            IF IT EXERCISES OPTIONS AND STOCK APPRECIATION RIGHTS IT
         OBTAINED FROM ABLE WHEN ABLE ACQUIRED THE NETWORK CONSTRUCTION
               AND TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM.

                                 PROPOSAL NO. 7

 TO APPROVE ISSUING SHARES OF ABLE COMMON STOCK IN CONNECTION WITH OUTSTANDING
   SERIES B SECURITIES ISSUED TO FINANCE THE ACQUISITION FROM WORLDCOM OF THE NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM. THIS
                      PROPOSAL RELATES TO 1,627,031 SHARES
 CURRENTLY ISSUABLE UNDER THESE SECURITIES PLUS ADDITIONAL SHARES WHICH MAY BE
           REQUIRED TO BE ISSUED PURSUANT TO ANTI-DILUTION PROVISIONS
      CONTAINED IN THE WARRANTS DESCRIBED. ISSUANCE OF THESE SHARES, WHEN COMBINED WITH 1,875,960 SHARES OF COMMON STOCK ALREADY ISSUED TO HOLDERS OF
 ABLE'S SERIES B PREFERRED STOCK, MUST BE APPROVED BY THE SHAREHOLDERS PURSUANT
                                TO NASDAQ RULES.

BACKGROUND

     A portion of the consideration for the acquisition of MFS Network Technologies from WorldCom was paid in cash. To generate a portion of the cash necessary to pay these amounts, Able issued 4,000 shares of Series B convertible preferred stock and warrants to purchase up to an aggregate of 1,000,000 shares of its common stock at an exercise price of $19.80. Able received $18.1 million in net proceeds from issuing these securities and used the net proceeds to pay a portion of the acquisition price to WorldCom and to pay approximately $4.6 million in other costs associated with the acquisition.

     During the fiscal year ended October 31, 1998, the holders of the Series B convertible preferred stock elected to convert 436 shares into common stock at an average conversion price of approximately $2.18 per share. Able issued 1,007,927 shares of common stock in conversion of these shares. Able then redeemed 2,785 shares of Series B convertible preferred stock for cash, leaving 779 shares of Series B convertible preferred stock outstanding.

     Able also redeemed 630,000 of the warrants for $3.00 per share. The exercise price for the remaining 370,000 warrants was reduced to $13.50 in connection with the holders' waiving defaults under the terms of the Series B convertible preferred stock. As additional consideration for the waiver, the expiration date of the warrants was extended from June 30, 2003 to January 13, 2005. This warrant expiration will be extended one day for each day after July 17, 2000 until a registration statement covering the underlying shares is declared effective. Under Nasdaq rules, Able cannot issue shares pursuant to these warrants without shareholder approval.

     In February 2000, Able redeemed the remaining 779 shares of Series B convertible preferred stock by paying approximately $10.9 million in cash, issuing 801,787 shares of common stock and issuing new warrants to purchase 66,246 shares of common stock at $.01 per share. The 66,246 warrants have since been exercised to purchase 66,246 shares of common stock. Able also agreed to issue an additional 1,057,031 shares of common stock and additional warrants to purchase 200,000 shares of common stock at $10.125 per share, following shareholder approval as required by Nasdaq rules. The 200,000 warrants will have an expiration date of February 3, 2005 and will be extended one day for each day after November 30, 2000 until a registration statement covering the underlying shares is declared effective.

     Able raised the cash portion of the redemption price by selling the Series C convertible preferred stock and warrants discussed in Proposal No. 8.

     The following table summarizes the issuances of common stock and warrants resulting from the transactions described above and relevant to Proposal No. 7.

Shares of Series B convertible preferred stock
  outstanding...............................................                      0
Shares of common stock issued upon conversion of Series B
  convertible preferred stock(1)............................  1,007,927
Shares of common stock issued in redemption of Series B
  convertible preferred stock(1)............................    801,787
Shares of common stock issued upon exercise of warrants to
  purchase common stock at $.01 per share(1)................     66,246
                                                              ---------
TOTAL SHARES ISSUED TO SERIES B CONVERTIBLE PREFERRED
  STOCK HOLDERS.............................................              1,875,960
Shares of common stock to be issued in redemption of Series
  B convertible preferred stock upon shareholder approval
  (1)(5)....................................................  1,057,031
Shares of common stock issuable upon exercise of warrants to purchase common stock at $13.50 per share and upon
  shareholder approval(1)(2)(3)(4)..........................    370,000
Shares of common stock issuable upon exercise of warrants to purchase common stock at $10.125 per share and upon
  shareholder approval(1)(2)(4).............................    200,000
                                                              ---------
TOTAL SHARES SUBJECT TO SHAREHOLDER APPROVAL UNDER
  PROPOSAL No. 7............................................              1,627,031
                                                                          ---------
          Total shares of common stock issued and issuable
           to Series B convertible preferred stockholders
           after approval of Proposal No. 7.................              3,502,991
                                                                          =========

---------------

(1) Subject to registration rights.
(2) Each of these warrants has a "cashless exercise" feature. A "cashless" exercise means that a person exercising their securities will receive shares of common stock with a total market value equal to the per share excess of the market value of the common stock over the exercise price multiplied by the number of shares being exercised.
(3) Able has the right to redeem these warrants for $35.00 per share unless Able is in default under the warrants. Because Able has not yet registered the underlying common stock, Able currently does not have the right to redeem these warrants.
(4) No holder may exercise warrants that would cause it to own more than 4.99% of the outstanding shares of Able common stock on the date of exercise.
(5) If Able does not obtain shareholder approval to issue these shares, Able must pay Palladin $4,228,124 instead of issuing the shares.

WHAT ARE THE REGISTRATION RIGHTS WITH RESPECT TO THE SECURITIES DESCRIBED IN THIS PROPOSAL?

     Holders of all of the shares and warrants described in this Proposal No. 7 have the right to have their common stock registered under the Securities Act of 1933 on Form S-1. Those shares and warrants are designated with footnote (1) in the table above. Able has filed a registration statement with the SEC covering those shares but have not completed the process for having this registration statement declared effective. The holders have extended its registration deadline to November 30, 2000 and Able is currently negotiating a further extension to December 22, 2000.

     Generally, the holders of the securities listed above have a right to cash payments and other consideration if Able does not timely register the shares or maintain its listing on Nasdaq or another approved market. Specifically, if Able does not timely register the holders' shares, the exercise price of the various warrants is reduced by 1% if its registration is late by 1 to 30 days, and 1.5% for each 30-day period thereafter. If during the registration period its common stock is delisted, Able owes cash penalty payments of 3% of the value of the common stock owned or issuable to the holder for each 30 day period the common stock is not listed. This penalty is currently accruing. If Able fails to make any of these payments, the warrant exercise price is reduced by 30% and the holder can require Able to redeem the common stock at 130% of their value, plus the delinquent amounts.

INTEREST OF CERTAIN PERSONS

     The 2,785 shares of Series B convertible preferred stock which Able redeemed had been purchased from the original holders by Cotton Communications, Inc. The sole shareholder, officer and director of Cotton was Tyler Dixon. Mr. Dixon is a partner with the law firm of Raiford, Dixon & Thackston, LLP, to which Able paid $125,000 and $297,000 in legal fees during fiscal 1998 and fiscal 1999, respectively. He also serves as a consultant to Able.

     Cotton received no cash consideration from Able in connection with the redemption. As a convenience to Able, Able had provided Cotton with an advance of funds to purchase those shares from the initial investors in connection with the initial investors' waiving certain of its defaults under the Series B convertible preferred stock. The consideration for the redemption of the shares from Cotton was merely cancellation of the advance. However, Able also agreed to continue using Mr. Dixon's legal services and Able waived any conflicts associated with the legal services he performed in this regard.

REASONS FOR APPROVING PROPOSAL NO. 7

     Able believes that it is in its shareholders' best interest for the Series B investors to receive the 1,627,031 additional shares. These shares allowed Able to acquire Adesta Communications and Adesta Transportation from WorldCom, thus increasing its revenues by five-fold. These shares also allowed Able the flexibility to defer certain obligations Able had to the Series B holders that Able is unable to fulfill at the time. Finally, a portion of the rights associated with these shares were given in consideration of the Series B investors' cooperation in effecting the Sirit litigation settlement described in Proposal No. 9.

     If Proposal No. 7 is not approved and Able's common stock were listed on Nasdaq, Able would not be able to issue the shares and warrants to the holders without violating Nasdaq rules that could cause its stock to be delisted. Able would be forced to either risk delisting, or fail to issue the shares under its agreements with Series B investors. The consequences of not issuing the shares include the penalties described above for failing to timely register the shares. They also include a $4.2 million cash payment that Able would owe to some of the Series B investors for failure to issue an aggregate of 1,057,031 shares of common stock. This could materially and adversely affect Able's cash flow and materially and adversely affect its operations because

     - Able would immediately be obligated to pay this amount,

     - any payments could severely diminish Able's existing cash flow, working capital and availability under its credit facility, as well as adversely impact its business and financial conditions, and

     - it could result in a default under Able's senior credit facility.

     However, because Able's stock was recently delisted, Able may issue these securities even if the shareholders vote against this proposal. Issuing these securities in such circumstances could make it more difficult for Able to seek listing on Nasdaq in the future.

WHY DOESN'T THE PROPOSAL SPECIFY THE NUMBER OF SHARES TO BE ISSUED?

     Under the current terms of the warrants described in this proposal, Able is currently obligated to issue 570,000 shares of common stock. However, Able cannot determine at this time how many additional shares may be issued upon exercise of these warrants pursuant to certain anti-dilution provisions which provide that the number of shares issuable upon exercise could be changed to reflect stock splits, stock dividends, mergers or similar transactions and reorganizations or reclassifications of its common stock. This could result in a greater number of shares being issued upon their exercise.

     Able cannot determine at this time what adjustments may be made under the terms of these warrants. Accordingly, Able are seeking shareholder approval for an indeterminate number of shares of common stock issuable as a result of these adjustments. As with all additional issuances of common stock, these issuances pursuant to anti-dilution adjustments will cause additional dilution to the then existing holders of the common stock.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

     Assuming Able's shareholders approve Proposal No. 7 and Able issues all 1,627,031 shares described in this proposal, along with the 1,875,960 shares Able previously issued to the same holders, those holders would have received a total of 3,502,991 shares of common stock. As of November 13, 2000, this would have represented 29.6% of its outstanding common stock immediately after the issuance.

     Assuming all the warrants described in this Proposal No. 7 were exercised for cash as of November 13, 2000, Able would receive proceeds of approximately $6.9 million. Any cash received upon the exercise of those warrants would be used to reduce Able's debt and for general corporate and working capital purposes. However, holders of the warrants have the right to exercise those warrants on a "cashless basis", as described above. Able would receive no proceeds from warrants exercised on a cashless basis but the number of shares issued would be less.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING ABLE'S ISSUING SHARES OF ITS COMMON STOCK IN CONNECTION WITH OUTSTANDING SERIES B SECURITIES ISSUED TO FINANCE THE ACQUISITION OF THE NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS FROM WORLDCOM.

                                 PROPOSAL NO. 8

         TO APPROVE ISSUING SHARES OF ABLE'S COMMON STOCK TO HOLDERS OF
           SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANTS UPON THE
            CONVERSION OR EXERCISE OF THOSE SECURITIES. THE PROPOSAL
            RELATES TO 4,700,000 SHARES CURRENTLY ISSUABLE UNDER THE SERIES C PREFERRED STOCK AND WARRANTS PLUS ADDITIONAL SHARES
          WHICH MAY BE REQUIRED TO BE ISSUED PURSUANT TO ANTI-DILUTION
           PROVISIONS CONTAINED IN THE PREFERRED STOCK AND WARRANTS.
         ISSUANCE OF THESE SHARES MUST BE APPROVED BY THE SHAREHOLDERS
                           PURSUANT TO NASDAQ RULES.

BACKGROUND

     In February 2000, Able created and sold 5,000 shares of a new series of preferred stock, the Series C convertible preferred stock, and warrants to purchase 200,000 shares of common stock at $10.75 a share, for aggregate proceeds of $15 million to Able. Able used a portion of this $15 million to repurchase certain of its remaining shares of Series B convertible preferred stock and the rest for general working capital purposes.

     In connection with its settlement of the Sirit litigation described in Proposal No. 9, Able modified the terms of the Series C convertible preferred stock and agreed to issue to the Series C convertible preferred stock holders additional warrants to purchase 375,000 shares of common stock at $6.00 per share and warrants to purchase 375,000 shares of common stock at $8.00 per share. The descriptions below of the Series C convertible preferred stock and the warrants incorporate these modifications.

     Series C Convertible Preferred Stock. The Series C convertible preferred stock is non-voting, pays dividends at a rate of 5.9% of the stated $3,000 value of each share and is convertible at the option of the holder into common stock at a conversion price of $4.00 per share. The conversion rights may be exercised on the earlier of the date of shareholder approval of this Proposal No. 8 and Proposal No. 2(A), or December 1, 2000. Able must pay dividends accrued through November 30, 2000 by December 31, 2000, in cash, or the accrued dividends will be added to the $3,000 stated value of each share.

     Conversion Rights. If holders of Series C convertible preferred stock could convert to common stock as of November 13, 2000, they would be entitled to 3,750,000 shares of common stock calculated by taking the stated value of $3,000, divided by a conversion price of $4.00, and multiplied by 5,000, the number of Series C shares outstanding, or 18.6% of its outstanding shares immediately following the conversion. The $4.00 conversion price is subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of its common stock, or if Able issue common stock or convertible securities at a price less than the conversion price or at a variable price. The conversion price is also subject to adjustment if certain events, like the registration of the underlying common stock by November 30, 2000, do not occur. Because of these potential adjustments, these securities may be convertible at a price that is not now readily determinable. Because the conversion price may be reduced, resulting in Able's issuing more shares of common stock than originally contemplated, Able's then-existing holders of the common stock will face additional dilution.

     Holder Redemption Rights. In addition to its redemption obligations if Able does not timely register the common stock as described below, Able may be required to redeem the Series C convertible preferred stock if shareholders do not approve this Proposal No. 8. See the discussion below under "What Happens if Able's Shareholders Do Not Approve This Proposal?" Able would have five business days to make the redemption payments.

     Furthermore, if Able enters into a major transaction such as a merger, sale of all or substantially all of its assets or a purchase, tender or exchange offer accepted by holders of more than 30% of its outstanding shares of common stock, the holders can require Able to redeem the Series C convertible preferred stock for 120% of the liquidation value. For reference purposes, the aggregate liquidation value of the Series C convertible preferred stock on September 30, 2000 was $15 million. This redemption payment would be required to be made before consummation of the major transaction.

     The Warrants. Holders of the Series C convertible referred stock hold the following warrants to purchase common stock:

     - 200,000 at $10.75 per share, expiring February 4, 2005;

     - 375,000 at $6.00 per share, expiring July 6, 2002; and

     - 375,000 at $8.00 per share, expiring July 6, 2002.

     The exercise prices of these warrants are subject to adjustment for stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of Able common stock, or if Able issues common stock or convertible securities at a price less than the exercise price or the fair market value of its common stock.

WHAT ARE THE REGISTRATION RIGHTS WITH RESPECT TO THE SECURITIES DESCRIBED IN THIS PROPOSAL?

     Holders of the Series C convertible preferred stock have the right to have the common stock issued upon conversion of the Series C convertible preferred stock and upon exercise of their warrants registered under the Securities Act of 1933 on Form S-1. Able's registration obligations cover all of the common stock issuable upon conversion of the Series C convertible preferred stock, plus 997,500 shares issuable pursuant to exercise of the warrants, plus any shares issued as anti-dilution adjustments. Able currently has until November 30, 2000 to register these securities.

     If Able does not timely register the holders' shares issuable upon conversion of the Series C convertible preferred stock, the conversion price of the Series C convertible preferred stock is reduced by 10% on December 1, 2000, and an additional 1% for each 30-day period thereafter. If Able does not timely register the holder's shares issuable upon exercise of the warrants, the exercise price of the warrants is reduced by 1% on December 1, 2000, and 1.5% for each 30-day period thereafter.

     If Able fails to timely register the shares, the holders would also have the right after December 1, 2000 to require Able to redeem for cash all of the Series C convertible preferred stock, for the greater of 120% of the liquidation value or a price based on a formula incorporating the trading price of its common stock. As measured on November 13, 2000, the trading price of Able common stock would have to be greater than $4.80 per share for the formula to produce a redemption price greater than 120% of the liquidation value measured as of November 13, 2000.

     For 90 days after the registration statement is effective, neither Able nor any of its subsidiaries may issue any equity securities or instruments or rights convertible into or exchangeable or exercisable for any equity securities except:

     - issuances pursuant to currently outstanding convertible securities;

     - shares issued pursuant to Able's stock option plan; or

     - options otherwise issued to Able's employees.

DELINQUENT PAYMENTS

     If Able fails to timely pay any redemption price or any other penalty Able is obligated to pay to holders of the Series C convertible preferred stock, the holders can require Able to redeem all of the Series C convertible preferred stock, all of the Series C warrants held by them, and any shares of common stock issued upon conversion or exercise of those securities. The redemption price would be the greater of

     - 1.20 multiplied by the conversion price on the date of redemption multiplied by the total number of shares of common stock being redeemed plus common stock issuable upon conversion or upon exercise; or

     - a price based on a formula incorporating the trading price of Able's common stock. Based on the conversion value of the Series C convertible preferred stock on November 13, 2000, the trading price of its common stock would have to be greater than $6.01 per share for the formula to produce a redemption price greater than the formula based on the conversion price measured as of November 13, 2000.

     Able also would be required to pay default interest at 2% per month for any delinquent amounts.

WHY DOESN'T THE PROPOSAL SPECIFY THE NUMBER OF SHARES TO BE ISSUED?

     Based on conversion prices as of November 13, 2000, the holders of Series C convertible preferred stock are entitled to receive up to 4,700,000 shares of common stock, 3,750,000 of which would arise from conversion of their Series C convertible preferred stock and 950,000 of which would arise from exercise of their warrants. However, the conversion price of the Series C convertible preferred stock may be lowered upon stock splits, stock dividends, mergers or similar transactions, and reorganizations or reclassifications of Able common stock, or if Able issues common stock or convertible securities at a price less than the conversion price. A lower conversion price would result in a greater number of shares issued upon conversion. Similarly, the exercise price of the warrants may be lowered upon the occurrence of similar events, with a corresponding increase in the number of shares purchasable pursuant to those warrants.

     Able cannot determine at this time what adjustments may be made to the conversion price and exercise price, if any. Accordingly, Able is seeking shareholder approval for an indeterminate number of shares of common stock issuable as a result of these adjustments. As with all additional issuances of common stock, these issuances pursuant to anti-dilution adjustments will cause additional dilution to the then existing holders of the common stock.

REASONS FOR APPROVING PROPOSAL NO. 8

     Able believes that it is in its shareholders' best interest for the holders of the Series C preferred stock and warrants to receive the 4,700,000 shares of common stock upon conversion or exercise of their securities, plus an additional number of shares of common stock issuable pursuant to the anti-dilution provisions of those securities. The Series C securities were issued to redeem some of Able's obligations to holders of Series B convertible preferred stock, which obligations Able is unable to fulfill at the time. The holders of the Series C preferred stock and warrants also cooperated with Able in effecting the Sirit litigation settlement described in Proposal No. 9.

     Shareholder approval of this Proposal No. 8 is the first step in the process to eliminate the Series C convertible preferred stock and warrants because it will allow the holders to convert and exercise their securities for common stock. However, prior to conversion of the Series C convertible preferred stock, Able will continue to be bound by the terms of that series, including its obligation to have a registration statement declared effective by November 30, 2000. Even if the shareholders approve the issuance of shares of common stock issuable upon conversion or exercise of the Series C securities, Able could still be in default of its other obligations which would give the holders the right to require Able to redeem the Series C common stock for cash, as described above.

WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL OF THIS PROPOSAL?

     Assuming its shareholders approve Proposal No. 8, the 4,700,000 shares of common stock Able would issue pursuant to conversion of the Series C convertible preferred stock and exercise of the warrants would represent 22.3% of Able's outstanding common stock immediately after issuance, as of September 30, 2000. The actual percentage may be higher or lower at the time Able issues the shares, depending on the number of shares of common stock outstanding at the time and depending on the effect, if any, of the anti-dilution provisions in the Series C convertible preferred stock and the warrants. In the event that Able shareholders approve the merger agreement under Proposal No. 1 and the merger is completed the Series C preferred stock will not convert into Able common stock but will instead convert into Bracknell common stock.

     Assuming all the warrants to purchase 950,000 shares of common stock were exercised as of September 30, 2000, Able would have received proceeds of approximately $7.4 million. Any cash received upon the exercise of the warrants would be used to reduce Able's debt and for general corporate and working capital purposes.

WHAT HAPPENS IF ABLE'S SHAREHOLDERS DO NOT APPROVE THIS PROPOSAL?

     If Able's shareholders do not approve Proposal No. 8, Able will not be able to issue the common stock issuable upon conversion of the Series C preferred stock and upon exercise of the warrants without violating Nasdaq rules and risking the delisting of its stock. If Able does not issue the shares, it will be required to pay the following cash amounts:

     - a cash penalty of $450,000 for each 30 days Able delays issuing the common stock upon conversion, based on the November 13, 2000 liquidation value of the Series C convertible preferred stock, which liquidation value is $15 million in the aggregate; and

     - the cash redemption price of the shares of the Series C preferred stock, redeemable at the holders' option after December 1, 2000, for the greater of 120% of the liquidation value -- approximately $18.0 million as of September 30, 2000 -- or a price based on a formula incorporating the trading price of Able's common stock. Based on the conversion value of the Series C convertible preferred stock on November 13, 2000, the trading price of Able's common stock would have to be greater than $4.80 per share for the formula to produce a redemption price greater than 120% of the liquidation value on September 30, 2000;

     Any cash payments would materially and adversely affect Able's cash flow because:

     - Able only has five business days to redeem the Series C preferred stock;

     - the payments could be significant, depending on the amount, penalties, number of shares to be redeemed, or other monetary obligations relating to the Series C securities, and could severely diminish Able's existing cash flow, working capital and availability under its credit facility, as well as adversely impact its business and financial conditions; and

     - could result in a default under Able's senior credit facility.

     A redemption payment could also result in a default in one or more of Able's other obligations, including its obligations to senior lenders under its credit facility. Those defaults would have a material adverse impact on Able's business, financial condition, results of operations and cash flow.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING ABLE'S ISSUING SHARES OF ABLE'S COMMON STOCK TO HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANTS UPON THE CONVERSION OR EXERCISE OF THOSE SECURITIES.

                                 PROPOSAL NO. 9

 TO APPROVE ISSUING SHARES OF ABLE COMMON STOCK IN CONNECTION WITH A LITIGATION SETTLEMENT BETWEEN ABLE AND SIRIT TECHNOLOGIES. THE PROPOSAL RELATES TO UP TO 5,011,511 SHARES CURRENTLY ISSUABLE TO SIRIT, PLUS ADDITIONAL SHARES WHICH MAY
BE REQUIRED TO BE ISSUED PURSUANT TO PREEMPTIVE AND ANTI-DILUTION RIGHTS HELD BY
 SIRIT. ISSUANCE OF THESE SHARES MAY BE SUBJECT TO APPROVAL BY THE SHAREHOLDERS
                           PURSUANT TO NASDAQ RULES.

BACKGROUND

     In May 1998, Sirit Technologies, Inc. filed a lawsuit against Able and Thomas M. Davidson, a former member of its board. Sirit sued for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with Able's acquisition of Adesta Communications and Adesta Transportation from WorldCom. In May 2000, the jury awarded Sirit compensatory damages against Able in the amount of $1.2 million and punitive damages in the amount of $30.0 million. Additionally, the Court assessed punitive damages against Mr. Davidson.

     In July 2000, Able and Sirit, among others, entered into a settlement agreement which resulted in the Court's entry of a consent judgment vacating the $31.2 million judgment. The settlement provides for Able to issue Sirit and its affiliates, subject to using its best efforts to obtain shareholder approval,

     - 4,074,597 shares of Able's common stock, and

     - an additional 936,914 shares of common stock at such time as holders of the Series C convertible preferred stock have converted their shares of Series C convertible preferred stock into common stock. This amount assumes that the Series C convertible preferred stock has a $15.0 million face value and is converted at a conversion price of $4.00 per share, which numbers were accurate as of September 30, 2000. Sirit and Able are currently in a dispute based on Sirit's contentions regarding the Series C preferred stock, as described below. Able believes that Sirit will not have the right to receive the additional shares of Able common stock referred to above.

     The settlement agreement required Able to use its best efforts to issue and register those shares by November 30, 2000. Sirit subsequently agreed to extend this deadline to December 22, 2000. Sirit has indicated, although Able disagrees, that its agreement to extend this date has been withdrawn and that the November 30, 2000 deadline remains.

     The settlement agreement also provides that if Able enters into an agreement to merge with an unaffiliated entity, Sirit may elect to participate in the transaction or otherwise continue with its rights under the settlement agreement. In September 2000, Able agreed to extend the deadline for Sirit to make the election described above. Sirit elected to participate in the merger on October 2, 2000. As a result of Sirit's election to participate in the merger, Able's obligation to issue to Sirit and register shares of its common stock is held in suspense. The settlement agreement provides that if Sirit elects to participate in the merger, it will be entitled to receive the same consideration as all other holders of Able's common stock, as if Sirit owned its full entitlement to Able's common stock pursuant to the settlement agreement, subject to a maximum value of $26.2 million, unless Sirit were to receive its shares of Able's common stock before the completion of the merger. Further, if the consideration provided to Sirit is in the form of securities, those securities will be valued, for the purpose of calculating the $26.2 million limit, at their closing trading price on the date the merger is completed.

     If Able fails to satisfy its obligations under the settlement agreement, Sirit may give Able notice that it intends to execute on a consent judgment for $20 million. Able would then have the option to cure the breach during a five business day cure period or to pay the $20 million consent judgment before execution is commenced.

     The settlement agreement further provides that if the merger has not been completed by a certain date, Sirit would again have the right to elect whether to participate in the merger or otherwise continue with its rights under the settlement agreement. Sirit subsequently agreed to change this date from December 1, 2000 to December 23, 2000. Sirit has indicated, although Able disagrees, that its agreement to change the second election date has been withdrawn and that the second election date remains December 1, 2000. Able expects that the merger will be completed before December 23, 2000.

     If the merger is not completed by the second election date and Sirit elects to continue with its rights under the settlement agreement, Able could satisfy its obligations under the settlement agreement by issuing, subject to shareholder approval, shares of its common stock in the amounts described above to Sirit. If Able fails to issue and register these shares in a timely manner, Able may be required to pay Sirit $20 million in cash pursuant to the consent judgment.

     If the merger agreement is terminated for any reason, Able could satisfy its obligations under the settlement agreement by issuing, subject to shareholder approval, shares of its common stock in the amounts described above to Sirit. If Able fails to issue and register these shares in a timely manner, Able may be required to pay Sirit $20 million in cash pursuant to the consent judgment.

     For the reasons described above, Able would issue its common stock to Sirit, subject to shareholder approval, only if the merger is not completed by the second election date and Sirit elects to continue with its rights under the settlement agreement or if the merger agreement is terminated at any time.

ABLE'S OTHER MATERIAL OBLIGATIONS TO THE SIRIT PARTIES WITH RESPECT TO ABLE'S SECURITIES AND MERGER CONSIDERATION

     Preemptive Rights Upon Issuance of Securities to the Holders of Securities described in Proposal Nos. 7 and 8. In addition to the shares Sirit would receive if the Series C convertible preferred stock were converted to Able common stock, the settlement agreement provides that if the holders of the securities described in Proposal Nos. 7 and 8 are entitled to additional shares of Able's common stock or derivative securities, Sirit would be entitled to receive a pro rata portion so that Sirit would maintain the same percentage ownership interest it had immediately prior to the issuance. Sirit would be entitled to acquire those shares for the same consideration as is paid by the holders of the securities described in Proposal Nos. 7 and 8.

     Anti-dilution Rights Upon Issuance of Securities to Other Third
Parties. Under the settlement agreement, Sirit also is entitled to maintain its percentage ownership of Able's outstanding shares of common stock upon issuance of shares to parties other than those described in Proposal Nos. 7 and 8. Sirit has a right to purchase additional securities pro-ratably and on the same terms to maintain its percentage ownership. Sirit's anti-dilution right expires on the earlier of the completion of the merger or two years after Able issues the Sirit shares and does not apply to any shares Able issues where it receives value of $10.00 per share or more.

     Payments to Holders of Securities Described in Proposal Nos. 7 and 8. The settlement agreement also provides that if Able is required to make any cash payments to the holders of securities described in Proposal Nos. 7 and 8, including cash penalties and redemption payments, Sirit would become entitled to additional shares of common stock for no additional consideration. The number of shares to which they would become entitled would be the amount of funds paid to the holders in excess of $15,000,000, divided by $4.00. If any shares to which Sirit is entitled would increase its percentage ownership above 19.99%, then Sirit has the right to those shares, but they would not be issued to Sirit without Sirit's consent.

WHY DOES THE PROPOSAL NOT SPECIFY THE NUMBER OF SHARES TO BE ISSUED?

     Under the current terms of the settlement with Sirit, Able is currently obligated to issue up to 5,011,511 shares of common stock, assuming that the merger does not take place and the Series C convertible preferred are converted into Able common stock. However, Able cannot determine at this time how many additional securities may be issued to Sirit pursuant to its pre-emptive rights, anti-dilution rights and rights associated with payments to holders of securities described in Proposal Nos. 7 and 8. Accordingly, Able is seeking shareholder approval for an indeterminate number of shares of common stock issuable as a result of these issuances required by its settlement with Sirit. As with all additional issuances of common stock, these issuances pursuant to anti-dilution adjustments would cause additional dilution to the then existing holders of the common stock.

REASONS FOR APPROVING ABLE'S ISSUING THE SIRIT SHARES

     If the merger is not completed by the second election date and Sirit elects to continue with its rights under the settlement agreement or if the merger agreement is terminated at any time, Able may satisfy its obligations under the settlement agreement by issuing its common stock to Sirit. In that case, Able would have a contractual obligation to the Sirit parties to use its best efforts to seek shareholder approval so that no issues can be raised subsequently as to whether the issuance required shareholder approval under the Nasdaq rules. If Able does not issue the shares of common stock to Sirit or register the shares in a timely manner, Able may be required to pay them $20.0 million in cash pursuant to the consent judgment.

WHAT IS THE EFFECT IF PROPOSAL NO. 9 IS APPROVED?

     The 5,011,511 shares of common stock to which Proposal No. 9 relates would constitute 23.4% of Able's outstanding common stock on November 13, 2000 immediately after issuance of those shares. Those shares would be issued, at Able's option, only if the merger is not completed by the second election date and Sirit elects to continue with its rights under the settlement agreement or if the merger agreement is terminated at any time.

WHAT IS THE EFFECT IF ABLE DOES NOT OBTAIN SHAREHOLDER APPROVAL?

     If the merger is not completed by the second election date and Sirit elects to continue with its rights under the settlement agreement, or if the merger agreement is terminated at any time, and if Able does not obtain shareholder approval, one of the requirements of the settlement agreement for the issuance of the Sirit shares would not be satisfied. However, shareholder approval was initially required to insure compliance with the Nasdaq rules, which no longer apply to Able. Sirit may, as a result, be willing to waive the shareholder approval requirement if it is not received. If Sirit is not willing to do so, Able could be required to pay the judgment in cash. Able currently does not have the funds available to pay the $20 million consent judgment that would be due upon failure to issue and register the Sirit shares in a timely manner. Able may not be able to obtain outside funding to pay the consent judgment. Assuming Able could obtain the cash through outside funding, the repayment terms would likely not be favorable to Able and would materially and adversely affect its operations.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVING ABLE ISSUING SHARES OF ITS COMMON STOCK IN CONNECTION WITH A LITIGATION SETTLEMENT BETWEEN ABLE AND SIRIT TECHNOLOGIES.

                                PROPOSAL NO. 10

                 RATIFYING ABLE APPOINTING ARTHUR ANDERSEN LLP
                       AS ABLE'S INDEPENDENT ACCOUNTANTS

     Able's Board of Directors has selected Arthur Andersen LLP to serve as Able's independent accountants for the fiscal years ending October 31, 1999 and October 31, 2000 and recommends that its shareholders vote to ratify its appointment. Arthur Andersen representatives are expected to be present at the annual shareholders meeting, will have the opportunity to speak if they wish, and Able expects that they will be available to respond to appropriate questions.

     Arthur Andersen LLP has served as auditor of Able's consolidated financial statements since it was engaged by Able on October 12, 1998. Ernst & Young LLP, Able's previous auditor, resigned effective September 7, 1998. The reports of Ernst & Young LLP on Able's financial statements for the fiscal years ended October 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of Able's financial statements for each of the two years ended October 31, 1997 and 1996, and in the subsequent interim periods, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to Ernst & Young's satisfaction, would have caused it to make reference to the matter in their reports.

     Ernst & Young did inform Able of the existence of the following reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities Act of 1933, as amended:

          In its report to the audit committee for the year ended October 31, 1997, Ernst & Young LLP advised Able as to the existence of reportable conditions in Able's system of internal controls. These reportable conditions related to: (i) the lack of segregation of duties over the cash disbursement function, (ii) the failure to provide adequate documentation to support the business purpose of certain significant transactions with related parties, and (iii) the lack of monitoring controls over operations of its foreign subsidiaries.

     During the fiscal years ended October 31, 1997 and 1996 and during the subsequent interim period prior to engaging Arthur Andersen LLP, neither Able nor anyone on Able's behalf consulted with Arthur Andersen LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Able's financial statements. Previously, however, Arthur Andersen LLP was the independent auditor for MFS Network Technologies, Inc. and Patton Management Corporation, both of which were acquired by Able during fiscal year 1998.

     Able's Board of Directors approves appointing Able's auditors annually and subsequently submits the decision to the shareholders to ratify the appointment. The Board's decision is based upon Able's audit committee's recommendations, after reviewing the scope of the accountant's engagement, including the remuneration to be paid, and after reviewing the accountant's independence.

VOTE REQUIRED

     Able's by-laws and Florida law provide that this proposal is approved if the votes cast in favor of the action exceed the votes cast against the action. Abstentions marked on the proxy card and broker non-votes will have no legal effect, because Proposal No. 10 does not specify that a particular percentage of the shareholders entitled to vote is required. Failure to send in a proxy card will affect the existence of a quorum but will not otherwise affect the vote. However, if you send in your proxy card but do not make a choice on the proxy card, you will be deemed to have voted "FOR" Proposal No. 10.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFYING THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS

                                 OTHER BUSINESS

     Able knows of no other business to be brought at the annual meeting. If, however, any other business should be properly brought up before the annual meeting, those persons named in the accompanying proxy card will vote proxies as in their discretion they may deem appropriate, unless you direct them to do otherwise in your proxy card.

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS

     Any of Able's shareholders wishing to include proposals in the proxy material in relation to the annual meeting of Able's shareholders to be held in 2001 must submit the same in writing so as to be received at its executive offices on or before July 22, 2001. Proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

     If notice of a shareholder proposal that has not been submitted to be included in Able's proxy statement is not received by Able on or before October 5, 2000 or the date which is 45 days before the date this proxy is mailed, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment. If notice of the proposal is timely served, the persons named in the enclosed form of proxy may not exercise their discretionary authority as to the proposal.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies for use at the annual meeting will be borne by Able. Solicitations will be made primarily by mail or by facsimile, but Able's employees may solicit proxies personally or by telephone. Able has engaged the proxy soliciting firm of Corporate Investor Communications at an estimated cost of $6,500, plus out-of-pocket expenses, to solicit proxies in connection with the meeting.

OTHER INFORMATION

     Able has included a copy of its amended annual report on Form 10-K for the fiscal year ended October 31, 1999 with these proxy materials and Able's amended annual report on Form 10-K for the fiscal year ended October 31, 1998. You may also obtain a copy of each of these annual reports, and all other reports electronically filed by Able via the internet, by accessing the Securities and Exchange Commission's EDGAR website at www.sec.gov/edaux/searches.html.

                                          By Order of the Board of Directors

                                          /s/ BILLY V. RAY, JR.

                                          BILLY V. RAY, JR.
                                          Chairman of the Board

Roswell, Georgia
November [  ], 2000

                             BRACKNELL CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
Bracknell Corporation
  Report of Independent Chartered Accountants...............  F-4
  Comments by Independent Chartered Accountants for U.S.
     readers on Canada-U.S. reporting difference............  F-4
  Consolidated Balance Sheets as at October 31, 1999 and
     1998...................................................  F-5
  Consolidated Statements of Net Earnings for the years
     ended October 31, 1999, 1998 and 1997..................  F-6
  Consolidated Statements of Retained Earnings for the years ended October 31, 1999, 1998 and 1997..................  F-7
  Consolidated Statements of Cash Flows for the years ended
     October 31, 1999, 1998 and 1997........................  F-8
  Notes to Consolidated Financial Statements................  F-9
Bracknell Corporation
  Unaudited Interim Consolidated Balance Sheet as at July
     31, 2000 and October 31, 1999..........................  F-29
  Unaudited Interim Consolidated Statements of Earnings for
     the nine months ended July 31, 2000 and 1999...........  F-30
  Unaudited Interim Consolidated Cash Flow Statement for the
     nine months ended July 31, 2000 and 1999...............  F-31
  Notes to Unaudited Interim Consolidated Financial
     Statements.............................................  F-32
Nationwide Electric, Inc. and Subsidiaries
  Report of Independent Public Accountants..................  F-35
  Consolidated Statements of Operations for the six-month
     period ended September 30, 1999, year ended March 31,
     1999, and period from September 23, 1997 (Date Of
     Inception) to March 31, 1998...........................  F-36
  Consolidated Statements of Cash Flows for the six-month
     period ended September 30, 1999, year ended March 31,
     1999, and period from September 23, 1997 (Date Of
     Inception) to March 31, 1998...........................  F-37
  Notes to Consolidated Financial Statements................  F-38
Sunbelt Integrated Trade Services, Inc. and Subsidiary
  Report of Independent Chartered Accountants...............  F-47
  Independent Auditor's Report..............................  F-48
  Consolidated Balance Sheets as at March 8, 2000, December
     31, 1999 and 1998......................................  F-49
  Consolidated Statements of Operations for the period from
     January 1, 2000 to March 8, 2000, the year ended
     December 31, 1999 and the period from May 21, 1998 to
     December 31, 1998......................................  F-50
  Consolidated Statements of Stockholders' Deficit for the
     period from January 1, 2000 to March 8, 2000, the year
     ended December 31, 1999 and the period from May 21,
     1998 (Inception) to December 31, 1998..................  F-51
  Consolidated Statements of Cash Flows for the period from
     January 1, 2000 to March 8, 2000, the year ended
     December 31, 1999 and the period from May 21, 1998
     (Inception) to December 31, 1998.......................  F-52
  Notes to Consolidated Financial Statements................  F-53
Inglett & Stubbs, Inc.
  Report of Independent Chartered Accountants...............  F-70
  Report of Independent Public Accountants..................  F-71
  Balance Sheets as of March 8, 2000 and December 31, 1999
     and 1998...............................................  F-72
  Statements of Operations for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999, 1998 and 1997....................................  F-73
  Statements of Stockholders' Equity for the period from
     January 1, 2000 to March 8, 2000 and the years ended
     December 31, 1999, 1998 and 1997.......................  F-74
  Statements of Cash Flows for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999, 1998 and 1997....................................  F-75
  Notes to Financial Statements.............................  F-76

                                                              PAGE
                                                              -----
Quality Mechanical Contractors, Inc.
  Independent Auditor's Report..............................  F-80
  Statement of Income for the year ended December 31,
     1998...................................................  F-81
  Statement of Cash Flows for the year ended December 31,
     1998...................................................  F-82
  Notes to Financial Statements.............................  F-83
Quality Mechanical Contractors, Inc.
  Unaudited Condensed Statements of Income for the six
     months ended December 31, 1998 and 1997................  F-91
  Unaudited Condensed Statements of Cash Flows for the six
     months ended December 31, 1998 and 1997................  F-92
Quality Mechanical Contractors, Inc.
  Report of Independent Public Accountants..................  F-93
  Balance Sheets as of June 30, 1998 and 1997...............  F-94
  Statements of Operations for the years ended June 30,
     1998, 1997 and 1996....................................  F-95
  Statements of Shareholders' Equity for the years ended
     June 30, 1998, 1997 and 1996...........................  F-96
  Statements of Cash Flows for the years ended June 30,
     1998, 1997 and 1996....................................  F-97
  Notes to Financial Statements.............................  F-98
Schmidt Electric Company, Inc.
  Report of Independent Chartered Accountants...............  F-109
  Report of Independent Public Accountants..................  F-110
  Balance Sheets as at March 8, 2000 and December 31, 1999
     and 1998...............................................  F-111
  Statements of Operations for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999, 1998 and 1997....................................  F-112
  Statements of Stockholders' Equity for the period from
     January 1, 2000 to March 8, 2000 and the years ended
     December 31, 1999, 1998 and 1997.......................  F-113
  Statements of Cash Flows for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999, 1998 and 1997....................................  F-114
  Notes to Financial Statements.............................  F-115
Crouch Industries, LLC
  Report of Independent Chartered Accountants...............  F-123
  Independent Auditors' Report..............................  F-124
  Balance Sheets as of March 8, 2000 and December 31, 1999
     and 1998...............................................  F-125
  Statements of Operations for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999 and 1998..........................................  F-126
  Statements of Members' Account for the period from January
     1, 2000 to March 8, 2000 and the years ended December
     31, 1999 and 1998......................................  F-127
  Statements of Cash Flows for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999 and 1998..........................................  F-128
  Notes to Financial Statements.............................  F-129
Pneu-Temp, Inc.
  Report of Independent Chartered Accountants...............  F-136
  Independent Auditors' Report..............................  F-137
  Balance Sheets as of March 8, 2000 and December 31, 1999
     and 1998...............................................  F-138
  Statements of Operations for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999 and 1998..........................................  F-139
  Statements of Stockholders' Equity for the period from
     January 1, 2000 to March 8, 2000 and the years ended
     December 31, 1999 and 1998.............................  F-140
  Statements of Cash Flows for the period from January 1,
     2000 to March 8, 2000 and the years ended December 31,
     1999 and 1998..........................................  F-141
  Notes to Financial Statements.............................  F-142

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                               PAGE
                                                              NUMBER
                                                              ------
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as at July 31, 2000
  (Unaudited) and October 31, 1999..........................  F-148
Condensed Consolidated Statements of Operations (Unaudited)
  for the three and nine months ended July 31, 2000 and
  1999......................................................  F-149
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for nine months ended July 31, 2000 and 1999..............  F-150
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-151

CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................  F-180
Report of Independent Certified Public Accountants..........  F-181
Consolidated Balance Sheets -- October 31, 1999 and 1998....  F-182
Consolidated Statements of Operations -- Years Ended October
  31, 1999, 1998 and 1997...................................  F-183
Consolidated Statements of Shareholders' Equity -- Years
  Ended October 31, 1999, 1998 and 1997.....................  F-184
Consolidated Statements of Cash Flows -- Years Ended October
  31, 1999, 1998 and 1997...................................  F-186
Notes to Consolidated Financial Statements -- October 31,
  1999......................................................  F-188

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To Bracknell Corporation:

     We have audited the consolidated balance sheets of BRACKNELL CORPORATION (the "Company") as at October 31, 1999 and 1998 and the consolidated statements of net earnings, retained earnings and cash flows for each of the years in the three year period ended October 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended October 31, 1999 in accordance with Canadian generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

December 10, 1999
(except with respect to the sale of PROFAC as discussed in Notes 2 and 24 as to which the date is May 19, 2000)
Toronto, Canada.

                 COMMENTS BY INDEPENDENT CHARTERED ACCOUNTANTS
              FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the changes described in Note 2 to the consolidated financial statements. Our report dated December 10, 1999 (except with respect to the sale of PROFAC as discussed in Notes 2 and 24 as to which the date is May 19, 2000) is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the report of independent chartered accountants when the changes are properly accounted for and adequately disclosed in the financial statements.

                                          /s/ ARTHUR ANDERSEN LLP

December 10, 1999
Toronto, Canada

                             BRACKNELL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           OCTOBER 31, 1999 AND 1998
                              ($U.S. IN THOUSANDS)

                               RESTATED (NOTE 24)

                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current assets
  Cash and cash equivalents.................................  $    651   $ 23,165
  Contract and accounts receivables (Note 4)................   124,427     62,106
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 5).........................    25,902     26,667
  Inventory.................................................       655        562
  Prepaid expenses and other assets.........................     5,016      2,002
  Deferred income taxes (Note 12)...........................       779         --
  Income taxes receivable...................................        --      1,316
  Current assets of discontinued operations (Note 24).......     9,001      6,676
                                                              --------   --------
          Total current assets..............................   166,431    122,494
Capital assets (Note 6).....................................     9,239      2,911
Deferred income taxes (Note 12).............................     1,514      1,804
Other assets, net (Note 7)..................................     5,074        194
Goodwill, net...............................................    77,767      2,080
Long-term assets of discontinued operations (Note 24).......    11,668      4,161
                                                              --------   --------
          Total assets......................................  $271,693   $133,644
                                                              ========   ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Borrowings under revolving credit facilities (Note 10)....  $ 19,935   $    343
  Current portion of long-term debt (Note 11)...............       240         --
  Accounts payable and other accrued liabilities............    73,339     41,397
  Billings in excess of costs and estimated earnings on
     uncompleted contracts (Note 5).........................    24,676     16,640
  Income taxes payable......................................     5,067      3,814
  Deferred income taxes (Note 12)...........................        --      7,846
  Current liabilities of discontinued operations (Note
     24)....................................................     5,252      4,547
                                                              --------   --------
          Total current liabilities.........................   128,509     74,587
Long-term debt (Notes 10 and 11)............................    40,312         --
Other long-term liabilities.................................     1,309        428
Long-term liabilities of discontinued operations (Note
  24).......................................................     6,084         29
                                                              --------   --------
          Total liabilities.................................   176,214     75,044
                                                              --------   --------
Commitments and contingencies (Note 20).....................
Shareholders' equity
  Common shares (Note 15)...................................    53,235     27,233
  Preferred shares (Note 15)................................     5,412         --
  Warrants (Note 15)........................................       229         --
  Retained earnings.........................................    35,158     31,367
  Cumulative translation adjustment.........................     1,445         --
                                                              --------   --------
          Total shareholders' equity........................    95,479     58,600
                                                              --------   --------
          Total liabilities and shareholders' equity........  $271,693   $133,644
                                                              ========   ========

On behalf of the Board:


---------------------------------------------  ---------------------------------------------
             Gilbert S. Bennett                                Allan R. Twa
                  Director                                       Director

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                    CONSOLIDATED STATEMENTS OF NET EARNINGS
              FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
                 ($U.S. IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               RESTATED (NOTE 24)

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues....................................................  $293,104   $273,373   $197,391
Cost of services............................................   255,296    243,637    171,799
                                                              --------   --------   --------
Gross margin................................................    37,808     29,736     25,592
Selling, general and administrative expenses................    24,905     21,918     18,055
                                                              --------   --------   --------
Earnings before interest, taxes, depreciation and
  amortization and restructuring............................    12,903      7,818      7,537
Depreciation and amortization...............................     1,596      1,102        591
Restructuring and other charges (Note 18)...................     7,609         --         --
                                                              --------   --------   --------
Earnings from operations....................................     3,698      6,716      6,946
Income from long-term investments...........................        23        294       (588)
Interest and other income (Note 13).........................     1,327      4,315      3,339
                                                              --------   --------   --------
Earnings from continuing operations before provision for
  income taxes, and goodwill charges........................     5,048     11,325      9,697
Provision for income taxes..................................     1,677      4,641      3,535
                                                              --------   --------   --------
Earnings from continuing operations before goodwill
  charges...................................................     3,371      6,684      6,162
Goodwill charges, net of $89 tax (1998 -- nil)..............       497        288        205
                                                              --------   --------   --------
Earnings from continuing operations.........................     2,874      6,396      5,957
Earnings from discontinued operations (Note 24).............       917        979        469
                                                              --------   --------   --------
Net earnings................................................  $  3,791   $  7,375   $  6,426
                                                              ========   ========   ========
Earnings from continuing operations before goodwill charges
  per share
  Basic.....................................................  $   0.12   $   0.25   $   0.23
  Fully diluted.............................................      0.12       0.24       0.23
Earnings from continuing operations per share
  Basic.....................................................  $   0.11   $   0.24   $   0.23
  Fully diluted.............................................      0.11       0.24       0.22
Net earnings per share
  Basic.....................................................  $   0.14   $   0.28   $   0.25
  Fully diluted.............................................      0.14       0.27       0.24

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
              FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
                              ($U.S. IN THOUSANDS)

                               RESTATED (NOTE 24)

                                                               1999      1998      1997
                                                              -------   -------   -------
Retained earnings, beginning of year........................  $31,367   $23,992   $17,566
Net earnings................................................    3,791     7,375     6,426
                                                              -------   -------   -------
Retained earnings, end of year..............................  $35,158   $31,367   $23,992
                                                              =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
                              ($U.S. IN THOUSANDS)

                               RESTATED (NOTE 24)

                                                                1999      1998      1997
                                                              --------   -------   -------
Cash flows from operating activities
  Earnings from continuing operations.......................  $  2,874   $ 6,396   $ 5,957
  Items not affecting cash
     Depreciation and amortization..........................     1,596     1,102       591
     Goodwill charges.......................................       586       288       205
     Provision for deferred income taxes....................    (7,205)    2,501     2,506
     Gain on sale of capital assets.........................       (58)       --        --
     Income from long-term investments......................       (23)     (294)      588
     Amortization of lease inducement.......................       (67)      (65)      (65)
                                                              --------   -------   -------
                                                                (2,297)    9,928     9,782
  Changes in operating assets and liabilities, excluding
     assets acquired and liabilities assumed in
     acquisitions...........................................     6,915      (296)   (6,541)
                                                              --------   -------   -------
                                                                 4,618     9,632     3,241
                                                              --------   -------   -------
Cash flows from investing activities
  Purchase of Nationwide, including assumed debt of
     $14,375................................................   (61,859)       --        --
  Purchase of Preferred, net of cash of $349................    (5,553)       --        --
  Purchases of capital assets...............................    (1,451)   (1,816)     (803)
  Long-term investments and acquisitions....................      (163)     (981)    5,314
  Investment in discontinued operations.....................        --    (3,500)       --
  Other.....................................................        77      (126)     (109)
                                                              --------   -------   -------
                                                               (68,949)   (6,423)    4,402
                                                              --------   -------   -------
Cash flows from financing activities
  Borrowings under term facilities..........................    25,179        --
  Borrowings under revolving credit facilities..............    19,592        --       730
  Repayments under revolving credit facilities..............        --    (1,705)       --
  Financing costs...........................................    (2,284)       --       (21)
  Proceeds from the issuance of common stock................       325       176
     Repayment of term facility.............................      (995)       --
                                                              --------   -------   -------
                                                                41,817    (1,529)      709
                                                              --------   -------   -------
Net increase (decrease) in cash and cash equivalents........   (22,514)    1,680     8,352
Net cash and cash equivalents, beginning of period..........    23,165    21,485    13,133
                                                              --------   -------   -------
Net cash and cash equivalents, end of period................  $    651   $23,165   $21,485
                                                              ========   =======   =======
Cash payments for:
  Interest..................................................  $    223   $   385   $   120
  Income taxes..............................................     7,179       843     7,590

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           OCTOBER 31, 1999 AND 1998
                         (IN THOUSANDS OF U.S. DOLLARS)

                               RESTATED (NOTE 24)

1. BUSINESS AND ORGANIZATION

     Bracknell Corporation, a corporation continued under the laws of Ontario, is a leading North American facilities services company that provides a broad range of essential technical and management services to ensure that buildings, plant and equipment operate effectively. Bracknell serves customers in the automotive, steel, technology, telecommunications, commercial, energy and pulp and paper sectors in Canada, the U.S. and abroad.

     Bracknell principally conducts its business through two 100% owned subsidiary companies, The State Group Limited and Nationwide Electric, Inc. and through its 50% owned investment in PROFAC Facilities Management Services Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These consolidated statements have been prepared in accordance with Canadian generally accepted accounting principles.

BASIS OF PRESENTATION

     The consolidated financial statements presented herein include the accounts of the Company and wholly-owned subsidiaries acquired in business combinations accounted for under the purchase method from their respective acquisition dates. All significant intercompany transactions and accounts have been eliminated. The Company uses the equity method of accounting for companies where it exercises significant influence but in which less than a controlling interest is held. The Company has reported its 50% investment in National-State Construction Group Inc. (which was sold during 1999 -- see Note 3) using the proportionate consolidation method. The Company has reported its 50% investment in PROFAC Facilities Management Services Inc. as discontinued operations due to the sale of this investment on May 19, 2000. See Note 24. Certain reclassifications have been made to the prior year consolidated financial statements to conform with the basis of presentation used in 1999.

     Under Canadian GAAP, companies are required to consolidate those subsidiaries over which they have continuous control of the determination for the strategic operating, investing, and financing policies, to proportionately consolidate investments in which they have joint control, and to equity account for investment over which they have significant influence.

CHANGE IN REPORTING CURRENCY

     The Company has historically prepared and filed its consolidated financial statements in Canadian dollars. During fiscal 1999, the Company adopted the U.S. dollar as its reporting currency for presentation of its consolidated financial statements. With the recent acquisitions of Preferred and Nationwide and the future growth prospects in the United States, a significant portion of the Company's net earnings will be earned by its U.S. operations. Historical consolidated results have been restated using a translation of convenience, whereby all historical results have been reflected using the exchange rate in effect on October 31, 1998 of $1 USD to $1.5429 CDN. Because of the strengthening of the Canadian dollar and Bracknell's significant amount of Canadian dollar assets prior to the Nationwide acquisition, the change in reporting currency resulted in the Company recognizing a $1,000 foreign exchange gain in 1999.

                             BRACKNELL CORPORATION

     Bracknell's subsidiary operations in Canada are of a self-sustaining nature. Cumulative gains or losses arising from the translation of the assets and liabilities of these Canadian operations are recorded as a separate component of shareholders' equity.

CHANGE IN ACCOUNTING METHOD


     In 1999, the Company determined that it would change the method by which income is recorded on major fixed price contracts. Previously, the Company used a labour based percentage-of-completion method, whereas it now applies the percentage-of-completion method measured by the ratio of contract costs incurred to date to estimated total contract costs for each contract. Management evaluated the underlying business factors affecting the measurement of progress towards completion and determined that the total cost method more accurately measures the overall progress on fixed price contracts. In addition, the change results in consistent presentation of all Bracknell subsidiaries, given the recent acquisitions of Preferred and Nationwide. The effect of this change decreased net earnings by $52, $78 and $32 in 1999, 1998 and 1997 respectively, and has been applied retroactively. The impact on years prior to 1997 was not material.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash equivalents are securities held for cash management purposes having maturities of three months or less from the date of purchase.

FINANCIAL INSTRUMENTS

     The carrying value of short-term investments approximates their fair value as determined by market quotes. All significant debt obligations carry variable interest rates or interest rates that approximate market and their carrying value is considered to approximate fair value. The carrying value of receivables and other amounts arising out of normal contract activities, including retentions, which may be settled beyond one year, is estimated to approximate fair value.

INVENTORY

     Inventory is valued at the lower of cost and net realizable value with cost being determined on a first-in, first-out basis.

CAPITAL ASSETS

     Capital assets are stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets which are as follows:

Buildings...................................................       20 years
Leasehold improvements......................................  Term of lease
Machinery and equipment.....................................      3-7 years

                             BRACKNELL CORPORATION

GOODWILL

     Goodwill represents the excess of the purchase price paid over the fair value of net tangible and specifically identifiable intangible assets acquired and is amortized on a straight-line basis over 10 to 20 years. Goodwill is written down when there has been a permanent impairment in the value of unamortized goodwill. A permanent impairment in goodwill is determined by comparison of the carrying value of unamortized goodwill with undiscounted future earnings of the related business.

     The Company presents goodwill amortization expense and goodwill impairment charges (collectively referred to as "goodwill charges") on a net-of-tax basis.

CONTRACT ACCOUNTING

     Contracts-in-progress are stated at the lower of actual cost incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings. The Company records revenue from major fixed price contracts under the percentage-of-completion method measured by the ratio of contract costs incurred to date to estimated total contract costs for each contract. Revenue from time and material and maintenance and repair service-type contracts are recognized under the percentage of completion method. Contract costs include all direct material and labour costs and those indirect costs related to contract performance such as indirect labour, supplies, tools and provision for warranty. Selling, general and administrative costs are charged to expense as incurred. Costs for material incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits. The performance of such contracts requires periodic review and revision of estimated final contract prices and costs. Effects of these revisions are included in the periods in which the revisions are made. Losses on contracts are recognized when they become evident.

     Disputes arise in the normal course of the Company's business on projects where the Company contests with customers or owners for additional funds because of events such as delays or changes in contract specifications. Such disputes, whether claims or unapproved changes in process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized when loss is considered probable and reasonably determinable in amount.

     The Company makes investment in various business ventures in which arrangements are made with participants in projects where the Company provides bonding guarantees and cash advances for a share of the participants' project income. Income obtained from such activities is recognized in the consolidated statement of net earnings based on the percentage of completion of the related project.

INCOME TAXES

     The Company previously used the deferral method to account for income taxes, but in 1999 adopted the liability method to account for income taxes. Under this method, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The change in accounting policy had no effect on reported balances in the current or prior periods.

                             BRACKNELL CORPORATION

FOREIGN CURRENCY TRANSLATION

     Monetary assets and liabilities within Bracknell which are denominated in currencies other than U.S. dollars have been translated at the rate of exchange prevailing at the balance sheet date while other balance sheet items are translated at historic rates. Revenue and expense items have been translated at the rate of exchange in effect on the transaction dates. Realized as well as unrealized foreign exchange gains and losses are included in income in the year in which they occur.

DEFERRED START-UP COSTS

     Costs incurred during the preproduction or start-up period of new facilities are capitalized until commercial service levels are attainable. These preproduction costs are classified as deferred start-up costs and amortized over a period not to exceed five years commencing on completion of the preproduction or start-up period. Management periodically assesses the realizability of these preproduction costs with reference to service volumes, pricing arrangements, and expected future operations.

DEBT ISSUE COSTS

     Debt issue costs related to the Company's credit facility (see Note 10) are included in other non-current assets and are amortized to interest expense over the scheduled maturity of the debt. As of October 31, 1999, accumulated amortization of debt issue costs was approximately $14.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The effective date of SFAS No. 133 was delayed one year to fiscal years beginning after June 15, 2000, by SFAS No. 137. Management does not believe the implementation of this accounting pronouncement will have a material effect on its financial statements.

3. BUSINESS COMBINATIONS AND DIVESTITURES

     On June 30, 1999, the Company acquired for cash all of the issued and outstanding shares of Preferred Electric Inc. ("Preferred"). The purchase price was $5,902 and was financed by cash on hand. Over the next two years, an additional amount, to a maximum of $3,200, will be payable if certain performance targets are met. Total assets acquired and liabilities assumed were approximately $3,002 and $774, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their anticipated fair values resulting in goodwill of approximately $3,674, which is being amortized to expense over 20 years using the straight-line method. A final allocation of the purchase price to net assets acquired is pending final determination of the fair value of assets and liabilities.

     The accompanying consolidated statements of net earnings reflect the results of operations of Preferred from the date of acquisition through October 31, 1999.

     On September 30, 1999, the Company acquired for cash and common and preferred shares of the Company, all the issued and outstanding common stock of Nationwide Electric, Inc.("Nationwide"). The total purchase price was $78,802, of which $47,484 was paid in cash (which included $1,887 of transaction costs) and the remainder was paid for with 6,041,638 Bracknell common shares ($25,677), 1,273,535 newly issued Bracknell convertible preferred shares ($5,412) and warrants entitling the holders to purchase 385,822 of Bracknell's common shares at $4.25 for 18 months ($229). The number of Bracknell common shares issued

                             BRACKNELL CORPORATION
to the shareholders of Nationwide was determined based upon a value of $4.25 per share. Under the terms of the agreement, in the event that the common shares of Bracknell do not, within 12 months of the date of the agreement, achieve an average closing price in excess of $4.25 over a thirty day trading period, the shareholders acquiring Bracknell stock are entitled to receive $0.25 per Bracknell share held. Total assets acquired and liabilities assumed were approximately $79,952 and $73,956, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their anticipated fair values resulting in goodwill of approximately $72,806 which is being amortized to expense over 20 years using the straight-line method. A final allocation of the purchase price to net assets acquired is pending final determination of the fair value of assets and liabilities.

     The accompanying consolidated statements of net earnings reflect the results of operations of Nationwide from the date of the acquisition through October 31, 1999.

     During 1999, the Company sold its 50% interest in National-State Construction Group Inc. for $1,360. Proceeds received from the National-State transaction were $68 in cash and the remainder in the form of a note receivable bearing interest at prime with the remainder payable as follows:

August 30, 2000.............................................  $  170
August 30, 2001.............................................     238
August 30, 2002.............................................     442
August 30, 2003.............................................     442
                                                              ------
                                                              $1,292
                                                              ======

     The note is secured by the sold shares of National-State and an irrevocable letter of guarantee. There was no gain or loss resulting from this transaction.

4. CONTRACT AND ACCOUNTS RECEIVABLES

     Contract and accounts receivables consist of the following:

                                                                1999       1998
                                                              --------   --------
Current accounts............................................  $108,942   $ 44,884
Holdbacks...................................................    16,298     17,873
                                                              --------   --------
Subtotal....................................................   125,240     62,757
  Less: Allowance for doubtful accounts.....................      (813)      (651)
                                                              --------   --------
Contract receivables, net...................................  $124,427   $ 62,106
                                                              ========   ========

5. CONTRACTS IN PROGRESS

     Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

                                                                1999       1998
                                                              --------   --------
Costs incurred on uncompleted contracts.....................  $521,575   $279,836
Estimated earnings..........................................    63,199     29,566
                                                              --------   --------
Total.......................................................   584,774    309,402
  Less: Billings to date....................................   583,548    299,375
                                                              --------   --------
Net under billings..........................................  $  1,226   $ 10,027
                                                              ========   ========

                             BRACKNELL CORPORATION

     The net balances in process are classified on the balance sheet as follows:

                                                                1999       1998
                                                              --------   --------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $ 25,902   $ 26,667
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (24,676)   (16,640)
                                                              --------   --------
          Total.............................................  $  1,226   $ 10,027
                                                              ========   ========

6. CAPITAL ASSETS

     Capital assets consist of the following:

                                                                        1999
                                                         ----------------------------------
                                                                    ACCUMULATED
                                                                   DEPRECIATION/   NET BOOK
                                                          COST     AMORTIZATION     VALUE
                                                         -------   -------------   --------
Land...................................................  $   181      $    --       $  181
Buildings..............................................    1,698           75        1,623
Machinery and equipment................................   18,121       10,887        7,234
Leasehold improvements.................................    1,429        1,228          201
                                                         -------      -------       ------
                                                         $21,429      $12,190       $9,239
                                                         =======      =======       ======

                                                                        1998
                                                         ----------------------------------
                                                                    ACCUMULATED
                                                                   DEPRECIATION/   NET BOOK
                                                          COST     AMORTIZATION     VALUE
                                                         -------   -------------   --------
Land...................................................  $   173      $   --        $  173
Buildings..............................................      291         143           148
Machinery and equipment................................   10,291       8,281         2,010
Leasehold improvements.................................    1,524         944           580
                                                         -------      ------        ------
                                                         $12,279      $9,368        $2,911
                                                         =======      ======        ======

7. OTHER ASSETS

     Other assets consist of the following:

                                                                 1999     1998
                                                                ------    ----
Long-term investments.......................................    $  180    $194
Long-term portion of note receivable arising from sale of
  National-State............................................     1,122      --
Deferred financing charges and other, net...................     3,772      --
                                                                ------    ----
                                                                $5,074    $194
                                                                ======    ====

8. JOINT VENTURES

     The Company engages in joint ventures for jointly controlled enterprises and jointly controlled operations. These are reflected in the accounts using the proportionate consolidation method.

                             BRACKNELL CORPORATION

     The Company's proportionate share of the total assets, liabilities, and results of operations of these joint ventures as at and for the years ended October 31, 1999 and 1998, recorded in the consolidated financial statements of the Company, are as follows:

                                                          1999      1998       1997
                                                         ------    -------    -------
Current assets.........................................  $4,693    $11,514    $ 5,908
Non current assets.....................................      --         --         --
Current liabilities....................................   1,549      1,574     11,821
Non current liabilities................................      --         --         --
Minority interest......................................      --         --         --
Revenues...............................................     196         --      1,896
Gross profit/(loss)....................................      68       (259)        32
Net income/(loss)......................................      23       (151)       (33)
Cash flow from:
Operating..............................................   1,365         --         36
Investing..............................................      --         --         --
Financing..............................................      --         --         --

     During 1999, the Company entered into an agreement with its joint venture partner on the Cardinal Co-generation project, (which had been the subject of significant claims both by and against the owner) whereby all risks and rewards associated with the settlement of these claims would reside with the other joint venture partner. As a result of entering into this agreement, the Company recorded an additional loss of $2,343 in 1999 which has been reflected in restructuring and other charges.

9. LEBANESE POSTAL SYSTEM SERVICES CONTRACT

     During 1998, PROFAC, Bracknell's 50% jointly controlled enterprise, and Canada Post Systems Management Limited ("CPSML") signed a contract with the Lebanese Ministry of Post and Telecommunications for the rehabilitation, reconstruction and operation of the Lebanese postal service. PROFAC and CPSML formed a joint venture Lebanese operating company ("LibanPost") to rebuild the postal system and carry out postal operations. As of October 31, 1999, Bracknell, through PROFAC, had invested $10,000, of which $5,000 was financed through a non-recourse Lebanese bank loan. Bracknell's share of PROFAC's investment in LibanPost is pledged as collateral for the loan. As commercial service levels have not yet been attained, net costs incurred during the start-up period have been capitalized. Commercial service levels are expected to be achieved by January, 2000. In addition, LibanPost has an agreement with a Lebanese bank to maintain a minimum cash balance of $5,600 until October 21, 2001 and $1,600 thereafter to support the issuance of a bank guarantee. The guarantee was issued to the Lebanese Ministry of Post and Telecommunications in support of a performance obligation under the contract. On May 19, 2000, the Company entered into an agreement to sell its entire interest in PROFAC. See
Note 24.

10. CREDIT FACILITY

     As of October 31, 1999, Nationwide had a $40,000 credit facility with a bank maturing on December 1, 2000, which was composed of a $25,000 revolving credit facility and a $15,000 term facility. At October 31, 1999, $19,935 had been drawn under the revolving credit facility at an interest rate of 7.16%. At October 31, 1999, $15,000 had been borrowed under the term facility at an interest rate of 7.18%. Subsequent to year end the $34,935 was repaid with funds advanced from the new credit facility described below.

                             BRACKNELL CORPORATION

     In order to finance the acquisition of Nationwide, the Company was advanced $25,000 against a proposed credit facility. Subsequent to year-end, the Company finalized the $192,500 credit facility with a syndicate of banks maturing on October 31, 2004, which is comprised of the following:

                                                                            UTILIZED AT
                                                             AVAILABLE    OCTOBER 31, 1999
                                                             ---------    ----------------
Canadian Term Commitment...................................  $ 25,000         $25,000
U.S. Term Commitment.......................................    15,000          15,000
Canadian Operating Commitment..............................    12,500              --*
U.S. Operating Commitment..................................    25,000          19,935
Acquisition Commitment.....................................   115,000              --
                                                             --------         -------
                                                             $192,500         $59,935
                                                             ========         =======

---------------

* No actual cash drawn on this facility although letters of credit totaling $4.4 million were issued and outstanding.

     The unused portion of the Canadian and U.S. acquisition facility will be cancelled on April 30, 2000. Borrowings under these facilities currently bear interest at LIBOR plus 2.0% or PRIME plus 1.0%, however can vary between 1.5% to 2.5% for LIBOR or 0.5% to 1.5% for PRIME based on the Company's ratio of total net debt to consolidated earnings before interest, tax, depreciation and amortization.

     Fees associated with this credit facility of approximately $2,300 million have been deferred and will be amortized over the term of the debt using the effective yield method. Amounts drawn against the term and acquisition facilities do not require any principal repayments prior to January 31, 2001. Otherwise, repayments are due ratably in quarterly installments at the rate of 5% for the 12 quarters following January 31, 2001, increasing to 10% for the remaining 4 quarters.

     The acquisition facility may be used exclusively to finance acquisitions permitted under the credit agreement. The operating facilities, which are revolving credit facilities, may be used only for general corporate purposes and not for acquisitions.

     The overall credit facility is secured by all assets of the Company, including the pledges of all shares of the Company's subsidiaries which guarantee the repayment of all amounts due under the facility and the facility restricts pledges of all material assets. The credit facility requires compliance with usual and customary covenants for a credit facility of this nature including the limitation on the payment of dividends on common shares and the consent of the lenders for acquisitions that do not satisfy specified criteria and financial covenants.

11. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                               1999     1998
                                                              -------   ----
Term commitment (See Note 10)...............................  $40,000   $--
Other.......................................................      552    --
                                                              -------   ---
                                                               40,552    --
Less: Current portion.......................................     (240)   --
                                                              -------   ---
          Total.............................................  $40,312   $--
                                                              =======   ===

                             BRACKNELL CORPORATION

     Aggregate annual maturities of long-term debt during the following periods are:

YEARS ENDING OCTOBER 31,
------------------------
2000........................................................  $   240
2001........................................................    8,060
2002........................................................    8,060
2003........................................................    8,060
2004........................................................   16,060
2005 and thereafter.........................................       72
                                                              -------
                                                              $40,552
                                                              =======

     Total interest expense on long-term debt was $812 in 1999 (nil in 1998).

12. INCOME TAXES

     The provision for income taxes applicable to continuing operations consists of the following:

                                                               1999      1998     1997
                                                              -------   ------   ------
Current.....................................................  $ 8,882   $2,211   $1,046
Deferred....................................................   (7,205)   2,430    2,488
                                                              -------   ------   ------
                                                              $ 1,677   $4,641   $3,534
                                                              =======   ======   ======

     The Company's effective income tax rate has been determined as follows:

                                                              1999     1998    1997
                                                              -----    ----    ----
Canadian statutory income tax rate..........................   44.5%   44.5%   44.5%
Change in valuation allowance...............................  (13.9)    3.1    (3.1)
Non-taxable capital gains...................................     --    (2.9)   (6.5)
Non-taxable foreign currency translation....................   (6.6)     --      --
Other.......................................................    9.2    (3.7)    1.5
                                                              -----    ----    ----
                                                               33.2%   41.0%   36.4%
                                                              =====    ====    ====

     The significant components of the current deferred tax asset (liability) consist of the following:

                                                               1999      1998
                                                              -------   -------
Contract accounting.........................................  $(1,392)  $(7,846)
Non-deductible reserves.....................................    2,035        --
Other.......................................................      136        --
                                                              -------   -------
                                                              $   779   $(7,846)
                                                              =======   =======

     The significant components of the long-term deferred tax asset consist of the following:

                                                               1999     1998
                                                              ------   ------
Tax loss carryforwards......................................  $   78   $1,943
Book vs. tax, depreciation and amortization.................     956      794
Non-deductible reserves.....................................     480       --
                                                              ------   ------
                                                              $1,514   $2,737
                                                              ======   ======
Less: valuation allowance...................................  $   --   $ (933)
                                                              ------   ------
                                                              $1,514   $1,804
                                                              ======   ======

                             BRACKNELL CORPORATION

13. INTEREST AND OTHER INCOME, NET

     Interest and other income consists of the following:

                                                               1999     1998     1997
                                                              ------   ------   ------
Interest, net...............................................  $  354   $  366   $  307
Interest on tax reassessment................................      --    1,329       --
Foreign exchange gains......................................     414    1,655      428
Other.......................................................     559      965    2,604
                                                              ------   ------   ------
                                                              $1,327   $4,315   $3,339
                                                              ======   ======   ======

14. EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries are involved in a number of employee benefit plans, including both defined contribution and defined benefit plans.

     Under the various defined contribution plans, the annual contributions required by the Company are generally determined based on a percentage of eligible wages, the level of the Company's return on sales and return on net assets or at the discretion of the Board of Directors. Company contributions for these plans were approximately $402 (1998 -- $366, 1997 -- $283) for The State Group Limited and $611 for Nationwide and Preferred since their date of acquisition.

     Two of the Company's U.S. subsidiaries have multi-employer defined benefit pension plans. Under these plans, certain liabilities can be imposed on the Company if the Company withdraws from the plan or the plan terminates. Company contributions for these plans were approximately $353 from the date of acquisition to year end. The Company's contingent liability, if any, for its share of any unfunded vested liabilities cannot be determined at this time.

15. SHARE CAPITAL

     Authorized share capital consists of the following:

     An unlimited number of no par value common shares.

     An unlimited number of preferred shares issuable in series of which one series is designated Series A. Series A preferred shares are cumulative, redeemable, retractable, convertible preferred shares. The Company will, with appropriate approval, convert each preferred share into one common share of Bracknell. If the shares are not converted to common shares, they will have a fixed cumulative dividend payable at an annual rate of 9.5% accruing from March 31, 2000. On or after September 30, 2004, Bracknell has the right to redeem the preferred shares at $4.25 per share plus accrued and unpaid dividends. Bracknell also has the opportunity to purchase the preferred shares for cancellation.

     At October 31, 1999 common shares issued and outstanding consisted of 32,546,975 shares (1998 -- 26,373,000 shares). Preferred shares issued and outstanding consisted of 1,273,535 issued at $4.25. In addition, the Company has warrants outstanding entitling the holders to purchase 385,822 common shares at $4.25 until March 31, 2001.

                             BRACKNELL CORPORATION

16. STOCK OPTION AND PURCHASE PLANS

     The Company has reserved for issuance common shares for options granted to certain officers, directors and key employees exercisable as follows:

                                                                1999        1998
                                                              ---------   ---------
Number of options outstanding, beginning of year............  1,085,000   1,088,750
Options granted.............................................  2,580,594     100,000
Options cancelled...........................................   (101,500)     (3,750)
Options exercised...........................................   (132,500)   (100,000)
                                                              ---------   ---------
Number of options outstanding, end of year..................  3,431,594   1,085,000
                                                              =========   =========

     Of the above options, 1,154,000 were exercisable at October 31, 1999. Exercise prices range between C$2.70 and C$6.45 per share which were equal to the market prices at the time the options were granted. These options expire between January 2002 and September 2009. In addition, the Company has agreed to issue, following shareholder approval, 1,104,594 additional options relating to the acquisition of Nationwide which have been reflected above in options granted.

17. RELATED PARTY TRANSACTIONS

     The Company, in the ordinary course of business, performs work for its joint ventures on normal commercial terms and provides cash and guarantee facilities in accordance with joint venture participant arrangements.

     The Company also provides and receives cash advances to and from affiliated companies and business ventures. Advances made and cash distribution receipts are mainly of a project nature and are interest free.

18. RESTRUCTURING AND OTHER CHARGES

     The restructuring and other charges results from the retirement of former executives and management changes at Bracknell and its wholly-owned subsidiary, The State Group Limited in an amount of $5,266 with the remainder relating to the settlement of the dispute on the Cardinal project (see Note 8).

19. OPERATING LEASES

     The Company leases offices, warehouse facilities and field vehicles which are classified as operating leases. Annual minimum lease payments under these noncancellable operating leases during the following periods are:

YEARS ENDING OCTOBER 31,
------------------------
2000........................................................  $ 3,156
2001........................................................    2,631
2002........................................................    1,607
2003........................................................    1,277
2004 and thereafter.........................................    2,980
                                                              -------
                                                              $11,651
                                                              =======

     Rent expense under these leases was $868 in 1999 (1998 -- $805, 1997 -- $798)

                             BRACKNELL CORPORATION

20. COMMITMENTS, CONTINGENCIES AND CLAIMS

     The Company is involved in claims and litigation primarily arising from the normal course of business for the reimbursement of costs of additional work and of additional costs incurred due to changed conditions. Any settlements or awards will be recorded in the accounts as they are resolved or when the outcome and amounts are determinable.

     In the normal course of business, the Company is required to provide performance bonds and/or payment bonds, in respect of certain contracts, which guarantee payment for labour, material and services in the event of default by the Company. The Company has executed an indemnity agreement in favour of the surety of these bonds. In addition, the Company provides bonding for its various joint venture and investment interests.

     In October 1997, The Allison-Smith Company ("Allison"), a subsidiary of Nationwide acquired in October 1998, was named as a defendant in a lawsuit arising out of electrical work performed by Allison as a subcontractor. The initial complaint filed against the general contractor for the project alleges the system installed by Allison is defective. Allison denies any responsibility for the claims on the basis that, among other things, installation was in accordance with the approved plans and specifications of the project. Prior to its acquisition by Nationwide, Allison entered into mediation in an effort to settle the lawsuit. Based on a settlement offer made during mediation of such lawsuit, Allison recorded a $1,200 liability. Such liability is reflected in the consolidated balance sheets within other long-term liabilities. Under the Stock Purchase Agreement entered into with Nationwide, former stockholders of Allison have agreed to indemnify Nationwide for settlements reached in the above matter; accordingly, Nationwide recorded an asset of $720 (which is net of associated tax benefit) to reflect such indemnification.

21. SEGMENTED INFORMATION

     Bracknell had two reportable segments; electrical, mechanical and other technical services and facilities management services. Subsequent to year-end the facilities management services segment was disposed of and has been reflected as discontinued operations for all years presented. All of the revenue, overhead, earnings, identifiable assets and capital expenditures are attributable to the remaining business segment, which is electrical, mechanical and other technical services.

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues By Geographic Segment:
  Canada....................................................  $200,878   $208,207   $180,883
  United States.............................................    86,920     41,684     12,958
  Other.....................................................     5,306     23,482      3,550

                                                                1999       1998       1997
                                                              --------   --------   --------
Assets by Geographic segment:
  Canada....................................................  $ 89,528   $118,270   $111,165
  United States.............................................   177,258     11,485      2,368
  Other.....................................................     4,907      3,889         --

22. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     Most entities depend on computerized systems and therefore are exposed to the Year 2000 conversion risk, which, if not addressed, could affect an entity's ability to conduct normal business operations. Management is addressing this issue, however, given the nature of this risk, it is not possible to be certain that all aspects of the Year 2000 issue affecting the Company and those with whom it deals such as customers, suppliers or other third parties, will be fully resolved without adverse impact on the Company's operation.

                             BRACKNELL CORPORATION

23. SUBSEQUENT EVENTS

     Subsequent to year end, the Company granted to certain employees, subject to shareholder approval, 205,000 stock options. The exercise prices range between C$5.85 and C$6.05 per share which were equal to the market prices at the time the options were granted.

     Also subsequent to year end, PROFAC, the Company's 50% owned subsidiary, signed a Memorandum of Understanding with Bell Canada to acquire its wholly owned subsidiary, NEXACOR Realty Management Inc. NEXACOR will continue to provide facilities management and other real estate services to Bell under a 10-year outsourcing contract. The purchase price to PROFAC is approximately $25 million, with approximately $18 million due in 2000. PROFAC intends to finance the acquisition through its own borrowing and cash flow.

24. DISCONTINUED OPERATIONS

     On May 19, 2000, the Company entered into an agreement to sell its 50% interest in PROFAC Facilities Management Services Inc. to SNC-Lavalin, Inc. for consideration of C$17,500 in cash, or approximately $11,641. The Company will receive an additional C$5,000 in cash upon the expiry of Bell Canada's option to reacquire all of the shares of NEXACOR, which option expires on September 1, 2001. The previously released financial statements of the Company have been restated to treat PROFAC as a discontinued operation. The assets and liabilities of PROFAC have been separately identified on the balance sheet. PROFAC's operating results for all years presented are reflected as "discontinued operations." The statement of earnings for PROFAC was as follows:

                                                         1999       1998       1997
                                                        -------    -------    -------
Revenue...............................................  $23,343    $21,318    $13,042
Earnings before interest, taxes, depreciation
  amortization and restructuring......................    1,953      2,038        979
Interest and other income.............................      171         95         99
Income before taxes...................................    1,638      1,748        838
Provision for income taxes............................      721        769        369
                                                        -------    -------    -------
Earnings from discontinued operations.................      917        979        469

                             BRACKNELL CORPORATION

25. RECONCILIATION OF CANADIAN GAAP TO U.S. GAAP

     The Company's consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs, in some respects, from U.S. GAAP. Any differences in accounting principles as they pertain to the Company's consolidated financial statements are immaterial except as follows:

                                                           YEAR ENDED OCTOBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Net earnings as reported..............................  $ 3,791    $ 7,375    $ 6,426
Description of items having the effect of increasing
  reported income:
  Translation of convenience(1).......................       --        433        804
Description of items having the effect of decreasing
  reported income:
  Deferred start-up costs(2)..........................   (3,828)    (1,336)        --
  Deferred start-up costs, tax effect.................    1,531        534         --
  Change in accounting policy(3)......................     (110)        78         32
  Change in accounting policy, tax effect.............       --         --         --
  Foreign exchange losses(4)..........................       --     (2,474)    (1,584)
                                                        -------    -------    -------
Net earnings under U.S. GAAP..........................  $ 1,384    $ 4,610    $ 5,678
                                                        -------    -------    -------
Other comprehensive income:
  Cumulative translation account(5)...................    1,445     (2,838)    (1,168)
                                                        -------    -------    -------
Comprehensive income..................................  $ 2,829    $ 1,772    $ 4,510
                                                        =======    =======    =======

                                                           YEAR ENDED OCTOBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Earnings from operations as reported..................  $ 3,698    $ 6,716    $ 6,946
Description of items having the effect of increasing
  reported income:
  Translation of convenience(1).......................       --        395        869
  Change in accounting policy(3)......................       --         78         32
Description of items having the effect of decreasing
  reported income:
  Change in accounting policy(3)......................     (110)        --         --
  Change in accounting policy, tax effect.............       --         --         --
  Reclassification of goodwill amortization(7)........     (586)      (307)      (231)
                                                        -------    -------    -------
Earnings from operations under U.S. GAAP..............  $ 3,002    $ 6,882    $ 7,616
                                                        =======    =======    =======

                             BRACKNELL CORPORATION

                                                           YEAR ENDED OCTOBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Earnings from continuing operations before income
  taxes as reported...................................  $ 5,048    $11,325    $ 9,697
Description of items having the effect of increasing
  reported income:
  Translation of convenience(1).......................       --        668      1,212
  Change in accounting policy(3)......................       --         78         32
Description of items having the effect of decreasing
  reported income:
  Change in accounting policy(3)......................     (110)        --         --
  Change in accounting policy, tax effect.............       --         --         --
  Foreign exchange losses(4)..........................       --     (2,474)    (1,584)
  Reclassification of goodwill amortization(7)........     (586)      (307)      (231)
                                                        -------    -------    -------
Earnings from continuing operations before income
  taxes under U.S. GAAP...............................  $ 4,352    $ 9,290    $ 9,126
                                                        =======    =======    =======

                                                              AS AT OCTOBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Shareholders' Equity as reported............................  $95,479    $58,600
Adjustments to reflect U.S. GAAP:
  Deferred start-up costs, net of tax(2)....................   (3,099)      (802)
  Change in accounting policy, net of tax(3)................       --        110
                                                              -------    -------
Shareholders' Equity U.S. GAAP..............................  $92,380    $57,908
                                                              =======    =======

                             BRACKNELL CORPORATION

     Under U.S. GAAP, the statement of shareholders' equity is as follows:

                                                                 CUMULATIVE                    TOTAL
                            COMMON    PREFERRED   CONTRIBUTED   COMPREHENSIVE   RETAINED   SHAREHOLDERS'
                             STOCK      STOCK       SURPLUS        INCOME       EARNINGS      EQUITY
                            -------   ---------   -----------   -------------   --------   -------------
Balance, October 31,
  1996(6).................  $30,875    $   --        $ --          $   312      $20,287       $51,474
Shares issued.............       21        --          --               --           --            21
Shares redeemed...........      (45)       --          --               --           --           (45)
Net income................       --        --          --               --        5,678         5,678
Cumulative translation
  account.................       --        --          --           (1,168)          --        (1,168)
                            -------    ------        ----          -------      -------       -------
Balance, October 31,
  1997....................   30,851        --          --             (856)      25,965        55,960
Shares issued.............      176        --          --               --           --           176
Net income................       --        --          --               --        4,610         4,610
Cumulative translation
  account.................       --        --          --           (2,838)          --        (2,838)
                            -------    ------        ----          -------      -------       -------
Balance, October 31,
  1998....................   31,027        --          --           (3,694)      30,575        57,908
Shares issued.............   26,002     5,412          --               --           --        31,414
Warrants issued...........       --        --         229               --           --           229
Net income................       --        --          --               --        1,384         1,384
Cumulative translation
  account.................       --        --          --            1,445           --         1,445
                            -------    ------        ----          -------      -------       -------
Balance, October 31,
  1999....................  $57,029    $5,412        $229          $(2,249)     $31,959       $92,380
                            =======    ======        ====          =======      =======       =======

---------------

(1) As reported in Note 2, during 1999 the Company adopted the U.S. dollar as its reporting currency for presentation of its consolidated financial statements. In accordance with Cdn GAAP (EIC 11), historical consolidated results were restated using a translation of convenience, whereby all historical results were reflected using the exchange rate in effect on October 31, 1998 of $1USD to $1.5429 Cdn. U.S. GAAP (SFAS 52) requires that income statements be translated from the old reporting currency into the new reporting currency using a weighted average exchange rate for the applicable period and that the balance sheet be translated using the applicable period end exchange rate, for all periods presented.
(2) Losses relating to the LibanPost start-up period had been deferred with the intention of beginning amortizing the balance in fiscal 2000 in accordance with Canadian GAAP. U.S. GAAP (SOP 98-5) requires that start-up costs be expensed as incurred.
(3) Canadian GAAP requires that a change in accounting policy be applied retroactively. U.S. GAAP requires all retroactive effects to be recorded the year the change in accounting policy is applied.
(4) The restatement of prior period financial statements in accordance with SFAS 52 as described in (1) has resulted in foreign exchange movements relating to the Company's corporate operations being charged to the income statement.
(5) The restatement of prior period financial statements in accordance with SFAS 52 as described in (1) has resulted in cumulative translation adjustments representing the movement in exchange rates for the Company's self-sustaining foreign subsidiaries.
(6) The opening balances of common stock and retained earnings under U.S. GAAP differ from the balances under Canadian GAAP due to the differences in foreign exchange translation. Canadian GAAP opening equity for the earliest period was converted at a rate of 1.5429 while the average exchange rate at the given time was used for U.S. GAAP.

                             BRACKNELL CORPORATION

(7) Disclosure of earnings from operations before goodwill charges as well as the reported per share information is prohibited under U.S. GAAP. The goodwill amortization shown separately for Canadian GAAP has been reclassified to depreciation and amortization for U.S. GAAP reconciliation purposes.

     All U.S. GAAP reconciling items are non-cash based and therefore have no effect on the statement of cash flow information.

26. ADDITIONAL U.S. GAAP DISCLOSURES

(A) STOCK BASED COMPENSATION

     For US GAAP, the Company accounts for the issuance of incentive stock options pursuant to accounting standard APB No. 25 "Accounting for Stock Issued to Employees". The intrinsic value method prescribed by APB No. 25 requires that the Company recognize compensation expense as the amount by which the fair value of the stock exceeds the exercise price of incentive stock options at the date of grant. At the date of grant, none of the Company's incentive stock options had an exercise price that was less than the fair value of the related stock. Consequently pursuant to APB No. 25, the Company's consolidated financial statements as presented herein conform in all material respects with US GAAP. However, had the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation" the Company's earnings and earnings per share would be as follows:

                                                               1999      1998     1997
                                                              -------   ------   ------
Net earnings under U.S. GAAP................................  $ 1,384   $4,610   $5,678
Stock based compensation....................................   (1,574)    (215)    (349)
Tax effect..................................................      560       90      129
                                                              -------   ------   ------
Pro forma net earnings......................................  $   370   $4,485   $5,458
                                                              =======   ======   ======
Pro forma net earnings per share -- basic...................  $  0.01   $ 0.17   $ 0.21
Pro forma net earnings per share -- fully diluted...........     0.01     0.16     0.20

     Because the SFAS 123 method of accounting has not been applied to options granted prior to November 1, 1994, the resulting pro forma compensation costs may not be representative of that expected in future years.

     The Company may grant options for up to 2,628,000 shares under the stock option plan ("SOP"). In addition, as described in Note (16), the Company has agreed to issue, following shareholder approval, 1,104,594 additional options relating to the acquisition of Nationwide. The Company has 3,431,594 outstanding options as of October 31, 1999 under the SOP. The exercise price in respect to any option issued under the SOP is required to be fixed by the board and may not be less than the closing price of the common shares on the day prior to the day on which the option is granted. Options issued under the SOP may be exercised during a period determined by the board, which may not exceed ten years.

                             BRACKNELL CORPORATION

     Activity under the SOP is summarized below:

                                            1999                     1998                     1997
                                   ----------------------   ----------------------   ----------------------
                                               WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                AVERAGE                  AVERAGE                  AVERAGE
                                                EXERCISE                 EXERCISE                 EXERCISE
                                    SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                   ---------   ----------   ---------   ----------   ---------   ----------
Options outstanding at beginning
  of period......................  1,085,000        $3.06   1,085,000        $2.90     860,000        $2.70
Granted..........................  2,580,594         2.92     100,000        $4.50     240,000         4.08
Cancelled........................    101,500         5.77          --           --       3,750         2.70
Exercised........................    132,500         3.64     100,000         2.70      11,250         2.70
                                   ---------   ----------   ---------   ----------   ---------   ----------
Options outstanding at end of
  period.........................  3,431,594        $4.54   1,085,000        $3.06   1,085,000        $2.90
                                   ---------   ----------   ---------   ----------   ---------   ----------
Exercisable at end of period.....  1,505,149        $3.93     992,500        $2.91     681,250        $2.82
                                   ---------   ----------   ---------   ----------   ---------   ----------
Weighted average:
Fair value of options granted in
  the period.....................                   $6.25                    $3.12                    $2.71
Risk-free interest rate..........                    5.36%                    5.28%                    5.89%
Expected dividend yield..........                     0.0%                     0.0%                     0.0%
Expected volatility rate.........                    32.8%                    32.8%                    32.8%
Expected life of option..........               8.0 years                7.0 years                7.0 years

(B) EARNINGS (LOSS) PER SHARE

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, ("Earnings per share") ("SFAS 128") which is effective for all periods ending after December 15, 1997. SFAS 128 sets forth requirements for computing basic and diluted earnings per share. Basic income per common share is computed by dividing net income applicable to common stock by the weighted average number of common shares and contingently issuable shares outstanding during the period.

                                                             1999      1998      1997
                                                            -------   -------   -------
The computation of basic and fully diluted income per
  share is as follows:
  Net earnings attributable to common stock...............  $ 1,384   $ 4,610   $ 5,678
  Weighted average number of shares outstanding (in
     thousands)...........................................   27,003    26,323    26,278
  Basic net earnings per share............................  $  0.05   $  0.18   $  0.22
  Weighted average fully diluted number of shares
     outstanding (in thousands)...........................   29,063    27,390    27,245
  Fully diluted net earnings per share....................  $  0.05   $  0.17   $  0.21

     Additional earning per share disclosure in accordance with APB 30 is as follows:


                                                              1999    1998    1997
                                                              -----   -----   -----
EARNINGS PER SHARE -- BASIC
Earnings from continuing operations before change in
  accounting policy.........................................   0.10    0.17    0.20
Earnings from discontinued operations.......................  (0.05)   0.01    0.02
Cumulative effect of change in accounting policy............   0.00    0.00    0.00
EARNING PER SHARE -- FULLY DILUTED
Earnings from continuing operations before change in
  accounting policy.........................................   0.10    0.16    0.19
Earnings from discontinued operations.......................  (0.05)   0.01    0.02
Cumulative effect of change in accounting policy............   0.00    0.00    0.00

                             BRACKNELL CORPORATION

     The following is a reconciliation of the numerators and denominators used in computing basic and fully diluted earnings per share.

                                                                                   PER SHARE
                                                         NUMERATOR   DENOMINATOR    AMOUNT
                                                         ---------   -----------   ---------
For the years ended October 31, 1999
BASIC EPS
Income available to common stockholders................   $1,384       27,003        $0.05
                                                                                     =====
Effect of Dilutive Securities
Weighted average stock options outstanding.............                 2,099
Purchase of stock for treasury from proceeds of
  options..............................................       --          (39)
                                                          ------       ------
DILUTED EPS
Income available to common stockholders + assumed
  conversion...........................................   $1,384       29,063        $0.05
                                                          ======       ======        =====
For the year ended October 31, 1998
BASIC EPS
Income available to common stockholders................   $4,611       26,323        $0.18
                                                                                     =====
Effect of Dilutive Securities
Weighted average stock options outstanding.............                 1,087
Purchase of stock for treasury from proceeds of
  options..............................................       --          (20)
                                                          ------       ------
DILUTED EPS
Income available to common stockholders + assumed
  conversion...........................................   $4,611       27,390        $0.17
                                                          ======       ======        =====
For the year ended October 31, 1997
BASIC EPS
Income available to common stockholders................   $5,678       26,278        $0.22
                                                                                     =====
Effect of Dilutive Securities
Weighted average stock options outstanding.............                   989
Purchase of stock for treasury from proceeds of
  options..............................................       --          (22)
                                                          ------       ------
DILUTED EPS
Income available to common stockholders + assumed
  conversion...........................................   $5,678       27,245        $0.21
                                                          ======       ======        =====

(C) ACCOUNTING FOR INVESTMENTS IN SUBSIDIARIES

     For the purpose of reporting under U.S. GAAP, companies are required to consolidate controlled subsidiaries in which they have a majority (in excess of 50 percent) of the voting stock interest and continuous control over the determination of the strategic operating, investing, and financing policies of those subsidiaries, and are required to equity account for joint ventures and for investments over which they have significant influence.

     As disclosed in Note 8, the Company proportionately consolidates its joint ventures under Canadian GAAP. In addition, the Company has one company in each of the years shown which qualifies for proportionate consolidation but which would be accounted for using the equity method under U.S. GAAP. In accordance with SEC Release 33-7053, the Company has omitted the differences in classification that result

                             BRACKNELL CORPORATION
from using proportionate consolidation in the reconciliation to U.S. GAAP. Refer to Note 8 for the Company's proportionate share of the total assets, liabilities, and results of operations of these joint ventures.

(D) PRO FORMA INFORMATION

     The following unaudited pro forma consolidated results of operations for the Company assume that the acquisitions of Preferred and Nationwide were completed on November 1, 1997:

                                                                1999       1998
                                                              --------   --------
Revenues....................................................  $499,561   $477,405
Earnings from continuing operations.........................     6,837     11,635
Net earnings................................................     7,754     12,614
Net earnings per share
  Basic.....................................................      0.23       0.37
  Fully diluted.............................................      0.22       0.36

These pro forma amounts represent the historical operating results of the acquired business combined with those of the Company with appropriate adjustments which give effect to interest expense and goodwill amortization expense. These pro forma amounts are not necessarily indicative of the operating results which would have occurred if Preferred and Nationwide had been operated by current management during the periods presented.

(E) U.S. GAAP FINANCIAL INFORMATION

     The application of the change in reporting currency results in differences in the reported amounts in the financial statements. Supplemental information regarding the Company's U.S. GAAP financial information is as follows:


                                                              FISCAL YEAR ENDED OCTOBER 31,
                                                              ------------------------------
INCOME STATEMENT DATA                                           1999       1998       1997
---------------------                                         --------   --------   --------
Revenues....................................................  292,994    289,548    222,124
Cost of services............................................  255,296    257,983    193,297
                                                              -------    -------    -------
Gross margin................................................   37,698     31,565     28,826
Selling, general and administrative expenses................   24,905     23,211     20,314
Depreciation and amortization...............................    2,182      1,472        896
Restructuring and other charges.............................    7,609         --         --
                                                              -------    -------    -------
Earnings from operations....................................    3,002      6,882      7,616
Income from long-term investments...........................       23        311       (662)
Interest and other income...................................    1,327      2,096      2,172
                                                              -------    -------    -------
Earnings before provision for income taxes..................    4,352      9,290      9,126
Provision for income taxes..................................    1,588      4,914      3,976
                                                              -------    -------    -------
Earnings from continuing operations.........................    2,764      4,376      5,150
Earnings from discontinued operations.......................   (1,380)       235        528
                                                              -------    -------    -------
Net earnings................................................    1,384      4,611      5,678
                                                              =======    =======    =======
Pro forma net earnings(1)...................................    1,384      4,533      5,646
Balance Sheet Data(2)
Total Assets................................................  268,595    132,951    124,406
Total Long term debt........................................   47,705        457        710



(1) The pro forma net earnings gives effect to the change in accounting policy as though it had occurred at the beginning of the earliest period presented. Pro forma per share information has not been presented as the per share information would not change.

(2) Full recasted balance sheets have not been presented as the same exchange rate would have been used under both Canadian and US GAAP for conversion of the 1998 and 1999 balance sheets.

                             BRACKNELL CORPORATION

                  UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                              JULY 31, 2000   OCTOBER 31, 1999(1)
                                                              -------------   -------------------
                                             ASSETS
Current assets
  Cash and cash equivalents.................................    $  6,820           $    651
  Contract and accounts receivables.........................     207,520            124,427
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      72,355             25,902
  Inventory.................................................       2,818                655
  Prepaid expenses and other assets.........................       5,134              5,016
  Deferred Income taxes.....................................       3,431                779
  Income taxes receivable...................................       2,461                 --
  Current assets from discontinued operations...............          --              9,001
                                                                --------           --------
          Total current assets..............................     300,539            166,431
Capital assets..............................................      15,703              9,239
Deferred income taxes.......................................       1,034              1,514
Other assets................................................       6,134              5,074
Goodwill, net...............................................     191,349             77,767
Long-term assets from discontinued operations...............          --             11,668
                                                                --------           --------
          Total assets......................................    $514,759           $271,693
                                                                ========           ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Borrowings under revolving credit facilities..............    $ 58,326           $ 19,935
  Current portion of long-term debt and Sunbelt Notes.......      38,420                240
  Accounts payable and other accrued liabilities............     106,613             73,339
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      43,370             24,676
  Income taxes payable......................................          --              5,067
  Deferred income taxes.....................................       2,123                 --
  Current liabilities from discontinued operations..........          --              5,252
                                                                --------           --------
          Total current liabilities.........................     248,852            128,509
Long-term debt..............................................     127,965             40,312
Deferred income taxes.......................................       1,175
Other long-term liabilities.................................       1,254              1,309
Long-term debt from discontinued operations.................          --              6,084
                                                                --------           --------
          Total liabilities.................................     379,246            176,214
                                                                --------           --------
Shareholders' equity
  Common shares (Note 4)....................................      87,643             53,235
  Preferred shares (Note 5).................................          --              5,412
  Warrants..................................................         229                229
  Retained earnings.........................................      47,333             35,158
  Cumulative translation adjustment.........................         308              1,445
                                                                --------           --------
          Total shareholders' equity........................     135,513             95,479
                                                                --------           --------
          Total liabilities and shareholders' equity........    $514,759           $271,693
                                                                ========           ========

---------------

(1) The balance sheet at October 31, 1999 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles.

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                 UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                       FOR THE NINE MONTHS ENDED JULY 31

                                                                 2000         1999(1)
                                                              -----------   -----------
                                                                (IN THOUSANDS OF U.S.
                                                              DOLLARS EXCEPT PER SHARE
                                                                      AMOUNTS)
Revenues....................................................    $579,520      $199,469
Cost of services............................................     486,724       175,872
                                                                --------      --------
Gross margin................................................      92,796        23,597
Selling, general and administrative expenses................      52,893        16,532
                                                                --------      --------
Earnings before interest, taxes, depreciation and
  amortization..............................................      39,903         7,065
Depreciation and amortization...............................       3,125         1,072
Restructuring and other charges.............................          --         7,609
                                                                --------      --------
Earnings (loss) from operations.............................      36,778        (1,616)
Income from long-term investments...........................          74            14
Interest and other income (expense).........................     (14,750)          741
                                                                --------      --------
Earnings before provision for income taxes, discontinued
  operations and goodwill charges...........................      22,102          (861)
Provision for (recovery of) income taxes....................       7,271          (613)
                                                                --------      --------
Earnings (loss) from continuing operations before goodwill
  charges...................................................      14,831          (248)
Goodwill charges, net of tax of $1,086 (1999 -- nil)........       4,445           204
                                                                --------      --------
Earnings (loss) from continuing operations..................      10,386          (452)
Earnings from discontinued operations, net of tax...........       1,789           828
                                                                --------      --------
          Net earnings......................................    $ 12,175      $    376
                                                                ========      ========
EARNINGS PER SHARE
Earnings (loss) from continuing operations before goodwill
  charges
  Basic.....................................................    $   0.40      $  (0.01)
  Fully diluted.............................................    $   0.38      $  (0.01)
Earnings (loss) from continuing operations
  Basic.....................................................    $   0.28      $  (0.02)
  Fully diluted.............................................    $   0.27      $  (0.02)
Net earnings
  Basic.....................................................    $   0.33      $   0.02
  Fully diluted.............................................    $   0.31      $   0.02

---------------

(1) Restated to reflect discontinued operations.

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                   UNAUDITED CONSOLIDATED CASH FLOW STATEMENT
                       FOR THE NINE MONTHS ENDED JULY 31

                                                                2000      1999
                                                              --------   -------
                                                               (IN THOUSANDS OF
                                                                U.S. DOLLARS)
Cash flows from operating activities
  Net earnings (loss) from continuing operations............  $ 10,386   $  (452)
  Items not affecting cash
     Depreciation and amortization..........................     3,125     1,072
     Goodwill charges.......................................     5,531       204
     Provision for deferred income taxes....................       401        --
     Loss on sale of capital assets.........................       127        --
     Other amortization charges.............................
     Write-off of deferred financing fees (Note 1)..........     3,254        --
     Other..................................................       664        63
                                                              --------   -------
                                                                23,488       887
Change in operating assets and liabilities, excluding assets
  acquired and liabilities assumed in acquisitions..........   (66,622)   (2,597)
                                                              --------   -------
                                                               (43,134)   (1,710)
                                                              --------   -------
Cash flows from investing activities
  Purchases of capital assets...............................    (4,115)   (1,536)
  Purchase of Preferred Electric, net of cash...............        --    (5,986)
  Purchase of Sylvan, including assumed debt (Note 2).......   (21,495)       --
  Purchase of Sunbelt, net of cash assumed (Note 2).........   (71,143)       --
  Purchase of Highlight, including assumed debt (Note 2)....    (2,599)       --
  Proceeds from the sale of assets..........................        37        --
  Investment in discontinued operations.....................        --    (1,500)
  Proceeds from the sale of discontinued operations.........    11,694        --
  Other.....................................................    (1,673)      601
                                                              --------   -------
                                                               (89,294)   (8,421)
                                                              --------   -------
Cash flows from financing activities
  Financing costs...........................................    (3,988)       --
  Borrowings under credit facilities........................   104,649       456
  Net borrowings under revolving credit facilities..........    38,391     1,536
  Net proceeds from issuance of common stock................    28,996       325
  Repayment of long-term debt...............................      (329)       --
  Repayment of Sunbelt Notes................................   (28,991)       --
  Other.....................................................      (131)       --
                                                              --------   -------
                                                               138,597     2,317
                                                              --------   -------
Net decrease in cash and cash equivalents...................     6,169    (7,814)
Net cash and cash equivalents, beginning of period..........       651    23,165
                                                              --------   -------
Net cash and cash equivalents, end of period................  $  6,820   $15,351
                                                              ========   =======
Cash payments for:
  Interest..................................................  $  9,095   $   233
                                                              --------   -------
  Income taxes..............................................  $ 13,829   $ 8,345
                                                              ========   =======
Non cash financing transactions:
  Notes issued in lieu of cash for Sunbelt acquisition......  $ 50,000   $    --
                                                              --------   -------
  Non cash equipment financing..............................  $    180   $    --
                                                              ========   =======

---------------

(1) Restated to reflect discontinued operations.

   The accompanying notes are an integral part of these financial statements.

                             BRACKNELL CORPORATION

                    NOTES TO UNAUDITED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                    FOR THE NINE MONTHS ENDED JULY 31, 2000

1. SENIOR CREDIT FACILITY

     On February 28, 2000, the Company signed an amended and restated agreement with a group of lenders for the Company's Senior Credit Facility. The amended facility provides for total credit availability of $212,500, with conditions and covenants similar to the original credit facility. As a result of amending and restating the Senior Credit Facility, the Company charged financing fees of $3,254 associated with the original facility to expense in the second quarter which were previously being amortized over a five year period. Fees associated with the amended and restated agreement in the amount of $1,267 will be amortized over the remainder of the five year period of the facility.

2. ACQUISITION ACTIVITY

     On February 14, 2000, the Company acquired all of the issued and outstanding shares of Sylvan Industrial Piping, Inc., Sylvan Industrial Piping of Tennessee, Inc. and Sylvan Industrial Piping of NJ, Inc. (collectively "Sylvan"), for a cash purchase price of approximately $21,495. On February 23, 2000 the Company acquired all of the issued and outstanding shares of six related companies (collectively "Highlight"), for a cash purchase price of approximately $2,599. The final purchase price for each of the Sylvan and Highlight acquisitions are subject to a working capital adjustment which are yet to be determined. Both the Sylvan and Highlight acquisitions were financed through advances against the Company's Senior Credit Facility.

     On March 9, 2000, the Company acquired 100% of the shares of Sunbelt Integrated Trade Services, Inc. ("Sunbelt"). Immediately following the acquisition of Sunbelt, Sunbelt acquired all of the issued and outstanding shares of Inglett & Stubbs Inc., Schmidt Electric Company, Inc., Crouch Industries, LLC and Pneu-Temp, Inc. The purchase price was approximately $129,297 (net of cash assumed of $8,154) of which $71,143 was paid in cash through advances against the Senior Credit Facility, and the remaining $50,000 was satisfied through promissory notes (the "Sunbelt Notes"). The final purchase price is subject to a working capital adjustment which is anticipated to be determined during the third quarter. The Sunbelt Notes have an initial term of six months, bearing interest at 10.5% per annum, increasing after the first 90 days to 12.5% until repaid. The Sunbelt Notes may also be extended for additional 90-day terms or repaid in Bracknell common and convertible preferred shares at the holder's option. The Sunbelt Notes are included in Current portion of long-term debt. The net proceeds of the Equity Offering (see Note 4) were used to repay a portion of the Sunbelt Notes plus accrued interest, resulting in a principal balance outstanding of $21,009.

     Subsequent to quarter end, on August 24, 2000, the Company announced plans to acquire Able Telcom Holding Corp. in a stock-for-stock transaction. The acquisition agreement is conditional upon the completion of a number of items including regulatory and shareholder approval, financing and completion of satisfactory due diligence. The Company will issue approximately 22 million common shares and 1.2 million warrants in the transaction. The transaction is expected to close by the end of 2000.

3. SUBORDINATED LOAN FACILITY

     The Company signed a commitment letter with a Canadian chartered bank dated March 6, 2000, for a proposed borrowing of up to $50,000 (the "Subordinated Loan Facility") to support the Sunbelt Notes. The Subordinated Loan Facility will mature in 364 days after the initial funding date and may be exchanged for rollover securities for a term of nine years thereafter. The Subordinated Loan Facility, which is currently not drawn, is reduced as the Sunbelt Notes are repaid.

                             BRACKNELL CORPORATION

                    NOTES TO UNAUDITED INTERIM CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

4. SHARE CAPITAL

     At July 31, 2000 common shares issued and outstanding consisted of 40,546,760 shares (1999 -- 26,505,336 shares). In addition, the Company has warrants outstanding entitling the holder to purchase 385,824 common shares at $4.25 until March 31, 2001.

     On March 31, 2000, the Company completed a public offering of 6.0 million common shares in Canada at a price of C$7.00 per share. On April 13, 2000, the underwriters exercised their full over-allotment option of 600,000 shares. After underwriter fees and expenses of $2,466, the Company received net proceeds of $28,996 which were used to repay a portion of the Sunbelt Notes.

5. CONVERSION OF CONVERTIBLE PREFERRED SHARES

     On February 29, 2000, the shareholders approved the conversion of the Company's 9.5% Convertible Preferred Shares, Series A into common shares of Bracknell.

6. SALE OF PROFAC

     On May 26, 2000, the Company completed the sale of its 50% equity interest in PROFAC to its partner SNC Lavalin Group for $15,131, of which $3,437 is dependent on certain conditions being meet in respect of the purchase of NEXACOR by PROFAC. The Company received $11,694 cash at closing with the remaining $3,437 due September 2001. In this period the Company recognized a pre-tax gain on the sale of $4,035, and may record an additional pre-tax gain in excess of $3,437 in September 2001. The results of PROFAC have been classified as a discontinued operation.

                                                               2000      1999
                                                              -------   -------
Revenues....................................................  $20,604   $17,544
Income (Loss) before taxes..................................   (1,913)    1,479
Provision for (recovery of) income taxes....................     (842)      651
                                                              -------   -------
Income (Loss)...............................................   (1,071)      828
Gain on disposal before taxes...............................    4,035        --
Provision for income taxes..................................    1,175        --
                                                              -------   -------
Net gain on disposal........................................    2,860        --
                                                              -------   -------
Earnings from discontinued operations, net of tax...........  $ 1,789   $   828
                                                              =======   =======

7. CONTINGENCY


     There is a dispute involving a claim for wrongful termination of a contract at one of the Company's subsidiaries which has resulted in litigation. The reason for termination has not been particularized and therefore the ultimate outcome of this matter cannot be predicted with certainty. The contract in question was $30.9 million, however the original contract contemplated scope changes and was written to include price per unit values in order to allow for the total contract value to be amended based on the actual quantity of work performed.



     On a cumulative basis Bracknell has recognized $39.6 million of revenues on this project. At the time of the termination $14.9 million had been paid to Bracknell under the contract with undisputed receivables outstanding of $9.1 million. Revenue has been recognized only to the extent of the actual contract costs incurred, and as such no profit has been recognized.



     Management has considered the accounting guidance when evaluating the realization of the asset. All evidence supporting the claim is objective and verifiable. Bracknell has maintained records including all extra

                             BRACKNELL CORPORATION

                    NOTES TO UNAUDITED INTERIM CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)


work orders, material and sub-contractor invoices and detailed payroll records. Bracknell has obtained a legal opinion stating that there is reasonable basis to support the claim. The Company believes that its claim for wrongful termination has merit and that there are substantive legal defenses to any potential counterclaims.


8. RECONCILIATION OF CANADIAN GAAP TO U.S. GAAP

     The Company's interim consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in some respects, from U.S. GAAP. Any differences in accounting principles as they pertain to the Company's interim consolidated financial statements are immaterial except as follows.

                                                              NINE MONTHS ENDED
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Net earnings as reported....................................  $12,175   $   376
Deferred start-up costs, net of tax.........................    3,099    (1,531)
                                                              -------   -------
Net earnings (loss) under U.S. GAAP.........................  $15,274   $(1,155)
                                                              =======   =======

As at July 31, 2000, shareholders' equity is equivalent under both Canadian GAAP and U.S. GAAP.

     The Company's U.S. GAAP financial statements would appear as follows:

                                                              NINE MONTHS ENDED
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Earnings (loss) from operations as reported.................  $36,778   $(1,616)
Description of items having the effect of decreasing
  reported income:
Reclassification of goodwill amortization(1)................   (5,531)     (204)
                                                              -------   -------
Earnings from operations under U.S. GAAP....................  $31,247   $(1,820)
                                                              =======   =======
Earnings from continuing operations before income taxes and
  goodwill charges as reported..............................  $22,102   $  (861)
Description of items having the effect of increasing
  reported income:
Reclassification of extraordinary loss(2)...................    3,254
Description of items having the effect of decreasing
  reported income:
Reclassification of goodwill amortization(1)................   (5,531)     (204)
                                                              -------   -------
Earnings from continuing operations before income taxes
  under U.S. GAAP...........................................  $19,825   $(1,065)
                                                              =======   =======

(1) The presentation of goodwill charges net of tax below operating income is not allowable under U.S. GAAP.
(2) The settlement loss on the credit facility is treated as an extraordinary item under U.S. GAAP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Nationwide Electric, Inc.:

     We have audited the accompanying consolidated statements of operations and cash flows for the six-month period ended September 30, 1999, the year ended March 31, 1999, and the period from September 23, 1997 (Date of Inception) to March 31, 1998 of NATIONWIDE ELECTRIC, INC. and subsidiaries (the Company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations of Nationwide Electric, Inc. and subsidiaries and their cash flows for the six-month period ended September 30, 1999, the year ended March 31, 1999, and the period from September 23, 1997 (Date of Inception) to March 31, 1998, in conformity with generally accepted accounting principles in the United States of America.

                                          Deloitte & Touche LLP
                                          Independent Public Accountants

Minneapolis, Minnesota
December 8, 1999
(March 8, 2000 as to Note 11)

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1999, YEAR ENDED MARCH 31, 1999,
    AND PERIOD FROM SEPTEMBER 23, 1997 (DATE OF INCEPTION) TO MARCH 31, 1998
                               (IN U.S. DOLLARS)

                                                                                         PERIOD FROM
                                                       SIX-MONTH                     SEPTEMBER 23, 1997
                                                      PERIOD ENDED     YEAR ENDED    (DATE OF INCEPTION)
                                                     SEPTEMBER 30,     MARCH 31,        TO MARCH 31,
                                                          1999            1999              1998
                                                     --------------   ------------   -------------------
Contract revenues..................................   $98,294,326     $102,556,460       $4,304,818
Costs of services..................................    81,233,685       85,789,553        3,601,651
                                                      -----------     ------------       ----------
Gross profit.......................................    17,060,641       16,766,907          703,167
Selling, general, and administrative expenses......    11,950,111       12,130,508          968,208
                                                      -----------     ------------       ----------
Income (loss) from operations......................     5,110,530        4,636,399         (265,041)
Interest and other income (expense):
  Interest expense.................................      (537,906)        (683,581)        (124,448)
  Other income (expense), net......................        30,803       (1,590,718)          42,990
                                                      -----------     ------------       ----------
                                                         (507,103)      (2,274,299)         (81,458)
                                                      -----------     ------------       ----------
Income (loss) before income taxes..................     4,603,427        2,362,100         (346,499)
Income tax expense (benefit).......................     1,872,126          964,500         (120,500)
                                                      -----------     ------------       ----------
Net income (loss)..................................   $ 2,731,301     $  1,397,600       $ (225,999)
                                                      ===========     ============       ==========

   The accompanying notes are an integral part of these financial statements.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1999, YEAR ENDED MARCH 31, 1999,
    AND PERIOD FROM SEPTEMBER 23, 1997 (DATE OF INCEPTION) TO MARCH 31, 1998
                               (IN U.S. DOLLARS)

                                                                                              PERIOD FROM
                                                                                             SEPTEMBER 23,
                                                                SIX-MONTH                    1997 (DATE OF
                                                              PERIOD ENDED     YEAR ENDED    INCEPTION) TO
                                                              SEPTEMBER 30,    MARCH 31,       MARCH 31,
                                                                  1999            1999           1998
                                                              -------------   ------------   -------------
Cash flows from operating activities:
  Net income (loss).........................................  $  2,731,301    $  1,397,600   $   (225,999)
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation............................................       532,326         537,606         32,532
    Amortization of intangible assets.......................       394,122         375,893         21,729
    Provision for deferred income taxes.....................        34,784        (262,000)      (120,500)
    Interest on officer notes...............................        (7,477)         (5,393)
    Changes in operating assets and liabilities, excluding
     assets acquired and liabilities assumed in
     acquisitions:
      Contract receivables..................................   (10,213,448)       (520,736)     1,453,415
      Costs and estimated earnings in excess of billings....    (6,177,613)         77,901       (462,079)
      Inventory.............................................         8,319         185,178        (26,943)
      Prepaid expenses......................................       627,390        (116,445)       154,667
      Other assets, net.....................................    (1,129,044)        (31,596)
      Loans to management shareholders, net.................       100,000         (41,828)
      Accounts payable......................................     1,169,922         990,794        132,283
      Accrued expenses and other current liabilities........     2,240,327        (256,985)      (998,340)
      Billings in excess of costs and estimated earnings....     6,238,963        (543,314)      (276,531)
                                                              ------------    ------------   ------------
        Net cash (used in) provided by operating
        activities..........................................    (3,450,128)      1,786,675       (315,766)
Cash flows from investing activities:
  Purchases of property and equipment.......................    (1,112,026)     (1,057,547)       (29,663)
  Purchase of Allison and Henderson, net of cash acquired...                   (13,703,131)
  Purchase of Neal and Southwest, net of cash acquired......    (9,939,548)
  Purchase of Parsons Electric Co...........................                                  (11,000,000)
  Purchase of employee noncompete agreements................                                     (200,000)
                                                              ------------    ------------   ------------
        Net cash used in investing activities...............   (11,051,574)    (14,760,678)   (11,229,663)
Cash flows from financing activities:
  Proceeds from the issuance of preferred stock.............                     6,000,000      6,000,000
  Payments to redeem preferred stock........................    (6,000,000)
  Proceeds from the issuance of common stock................                    12,055,974      1,000,000
  Capital contributions.....................................                                      100,000
  Net borrowings (payments) under term facility.............    14,625,000      (8,600,000)     5,800,000
  Net borrowings under revolving credit facility............     9,500,000       5,500,000
  Payments on debt..........................................    (3,512,898)     (2,058,149)      (308,318)
  Dividends paid............................................      (256,001)       (473,750)
  Repurchase of common stock................................                      (100,724)
                                                              ------------    ------------   ------------
        Net cash provided by financing activities...........    14,356,101      12,323,351     12,591,682
                                                              ------------    ------------   ------------
Net (decrease) increase in cash and cash equivalents........      (145,601)       (650,652)     1,046,253
Cash and cash equivalents, beginning of period..............       395,601       1,046,253
                                                              ------------    ------------   ------------
Cash and cash equivalents, end of period....................  $    250,000    $    395,601   $  1,046,253
                                                              ============    ============   ============
Cash payments for:
  Interest..................................................  $    500,875    $    666,076   $     65,552
                                                              ============    ============   ============
  Income taxes..............................................  $  2,032,186    $    979,099   $         --
                                                              ============    ============   ============
Noncash financing transaction --
  Dividends on preferred stock..............................  $    256,001    $    232,500   $     37,500
                                                              ============    ============   ============
Purchase of businesses, net of cash acquired:
  Working capital, other than cash..........................  $ (4,879,686)   $(12,057,388)  $ (5,398,838)
  Property, plant, and equipment............................    (1,956,647)     (1,406,831)    (1,363,643)
  Cost in excess of net assets of companies acquired........   (14,811,108)    (12,093,224)    (4,266,107)
  Other noncurrent assets...................................       (13,458)     (1,289,904)      (233,560)
  Long-term debt............................................     4,646,366       1,867,466        262,148
  Noncurrent liabilities....................................                     1,327,700
                                                              ------------    ------------   ------------
                                                               (17,014,533)    (23,652,181)   (11,000,000)
Less common stock issued for assets acquired................     7,074,985       9,949,050
                                                              ------------    ------------   ------------
        Net cash used to acquire businesses.................  $ (9,939,548)   $(13,703,131)  $(11,000,000)
                                                              ============    ============   ============

   The accompanying notes are an integral part of these financial statements.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1999, YEAR ENDED MARCH 31, 1999, AND
      PERIOD FROM SEPTEMBER 23, 1997 (DATE OF INCEPTION) TO MARCH 31, 1998
                               (IN U.S. DOLLARS)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     General. The consolidated statements of operations and cash flows presented herein include the accounts of Nationwide Electric, Inc. (Nationwide or the Company) and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     On June 4, 1998, Galt, Inc. was merged into Nationwide in exchange for 3,300,000 shares of common stock (including 990,000 shares Class A Nonvoting) and 6,000 shares of Redeemable Preferred Stock. The merger was accounted for as a reorganization of companies under common control whereby Nationwide was the sole surviving entity as of that date. Parsons Electric Co. (Parsons) was acquired on February 27, 1998 by Galt, Inc. The Allison Company (Allison) and Henderson Electric Company, Inc. (Henderson) were both acquired on October 22, 1998 for a combination of cash and common stock of Nationwide. Neal Electric and Neal Equipment (Neal) were acquired effective July 1, 1999. Southwest Systems Limited (Southwest) was acquired effective September 1, 1999. Nationwide's operating results include the operations of Allison, Henderson, Neal, and Southwest from the date of each acquisition through September 30, 1999.

     Through September 30, 1999, Nationwide is majority owned by KLT Energy Services, Inc. (KLT), a deregulated subsidiary of Kansas City Power and Light Company (KCPL) and Reardon Capital, LLC (Reardon). Galt, Inc. was also owned by KLT and Reardon.

     On October 1, 1999, Bracknell Corporation (Bracknell) acquired for cash and shares of Bracknell's common and preferred stock all the issued and outstanding common stock of Nationwide. The total purchase price was $78,802,491, of which $47,483,560 was paid in cash (which included $1,886,716 of transaction costs) and the remainder was paid for with 6,041,638 shares of Bracknell common shares ($25,676,961), 1,273,535 newly issued Bracknell convertible preferred shares ($5,412,524), and warrants entitling the holders to purchase 385,822 of Bracknell's common shares at $4.25 for 18 months ($229,446). The number of Bracknell common shares issued to the shareholders of Nationwide was determined based upon a value of $4.25 per share. In addition, the former shareholders holding purchased shares or preferred shares have the right to receive additional cash or preferred shares (CVRs) in the event that Bracknell common shares do not, within 12 months of the date of the acquisition, achieve an average closing price in excess of $4.25 over a 30-consecutive-trading-day period (the Share Price Average). Upon achieving the Share Price Average at any time within the 12-month period, the CVRs are effectively cancelled. The transaction is being accounted for using the purchase method of accounting, and the operations of Nationwide are included in consolidated operations of Bracknell as of the acquisition date. Excess of cost over net assets acquired in the transaction was $72,305,798, which was recorded by Nationwide and is being amortized on a straight-line basis over 20 years.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

A final allocation of the purchase price to net assets acquired is pending the final determination of the fair value of assets and liabilities. In the acquisition, the following assets were acquired and liabilities assumed:

Current assets..............................................  $ 72,255,432
Property, plant, and equipment..............................     6,060,806
Other assets................................................     1,737,640
Current liabilities.........................................   (42,252,099)
Long-term liabilities.......................................   (31,203,968)
Excess of cost over net assets acquired.....................    72,305,798
                                                              ------------
                                                                78,903,609
Loans receivable from former Nationwide shareholders........      (101,118)
                                                              ------------
Net purchase price paid.....................................  $ 78,802,491
                                                              ============

     Nature of Operations. The Company's primary operations are commercial and industrial electrical contracting with corporate offices in Minneapolis, Minnesota and operating offices in Minneapolis; Atlanta, Georgia; Louisville and Lexington, Kentucky; Cincinnati, Ohio; San Diego, California; and Las Vegas, Nevada. The work is generally performed under fixed-price contracts. The length of the Company's contracts vary, but generally are less than one year. The Company's operations are primarily conducted within the states in which the operating offices are located.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of expenses during the period. Actual results could differ from those estimates.

     Restricted Cash. The Company has withheld payment of $992,089 to the former shareholders of companies which Nationwide had acquired prior to its acquisition by Bracknell related to the terms of purchase agreements. The Company anticipates paying these restricted cash accounts to such former shareholders subsequent to the first anniversary of the acquisitions.

     Contract Receivables. The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amounts of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy. In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments, and well-known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if payment is not received on a timely basis. The Company has not historically incurred significant credit losses.

     Collective Bargaining Agreements. The Company is a party to various collective bargaining agreements with certain employees. These agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through May 2003.

     Property and Equipment. Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance costs are expensed as incurred; improvements are capitalized at cost and are

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets which are as follows:

Leasehold improvements......................................      10 years
Field equipment and tools...................................  5 to 7 years
Field vehicles and trailers.................................       5 years
Office furniture and equipment..............................  5 to 7 years

     Revenue and Cost Recognition. Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs for each contract.

     Contract costs include all direct material and labor costs and those costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

     Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated. Revenues in excess of contract costs from claims are recorded only when the amounts have been received.

     Income Taxes. The Company uses the liability method to account for income taxes. Under this method, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance will be provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company files a consolidated federal income tax return.

     Long-Lived Assets. The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. No impairment has been recognized through September 30, 1999.

     Goodwill. Goodwill represents costs in excess of the fair value of net assets acquired and is amortized using the straight-line method over 40 years. The Company periodically assesses the recoverability of intangibles based on its expectations of future profitability and undiscounted cash flow of the related operations. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of goodwill and other purchased intangibles. If the Company determines, based on such measures, that the carrying amount is impaired, the goodwill will be written down to its recoverable value with a corresponding charge to earnings. Recoverable value is calculated as the amount of estimated future cash flows for the remaining amortization period. During the periods presented, no such impairment was incurred.

     Stock-Based Compensation. The Company accounts for stock-based compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation cost is recorded for the excess, if any, of the market price or fair value of the stock at the grant date over the amount an employee must pay to acquire the stock.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

     New Accounting Pronouncements. In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. SFAS No. 133 established accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. Management of the Company has not yet fully evaluated the potential impact on the Company's financial statements of the adoption of SFAS No. 133.

2. ACQUISITIONS

     On February 27, 1998, the Company acquired for cash all of the issued and outstanding stock of Parsons Electric Co. The total purchase price was $11,000,000, of which $4,600,000 was financed by additional borrowings under Parson's former line of credit. Total assets acquired and liabilities assumed were approximately $18,400,000 and $11,900,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values resulting in goodwill of approximately $4,300,000, which is being amortized to expense over 40 years using the straight-line method. In addition, the Company entered in to noncompete agreements with one employee and one former employee of Parsons. Payments of $425,000 are being made under those agreements and are amortized on a straight-line basis over 21 to 54 months.

     The accompanying consolidated statements of operations reflect the results of operations of Parsons from the date of acquisition through September 30, 1999.

     On October 22, 1998, the Company acquired for cash and shares of the Company's common stock all the issued and outstanding common stock of The Allison Company. The total purchase price was $14,766,787, of which $10,130,244 was paid in cash and the remainder was paid for with 454,563 shares of Nationwide common stock. The number of shares of Nationwide common stock issued to the shareholders of Allison was determined based upon a fair value of $10.20 per share. Total assets acquired and liabilities assumed were approximately $12,600,000 and $6,089,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values, resulting in goodwill of approximately $8,255,000 which is being amortized to expense using the straight-line method. An additional earn-out payment, which has been accounted for as contingent consideration, will be made to the former officers-shareholders of Allison in an amount equal to 25% of the amount by which the earnings of the subsidiary before interest and income taxes for each of the twelve months ending June 30, 1999 and 2000 exceeds $2,500,000.

     On October 22, 1998, the Company acquired for cash and shares of the Company's common stock all the issued and outstanding common stock of Henderson Electric Company, Inc. The total purchase price was $11,545,078, of which $6,232,571 was paid in cash and the remainder was paid for with 520,834 shares of Nationwide common stock. The number of shares of Nationwide common stock issued to the shareholders of Henderson was determined based upon a fair value of $10.20 per share. Total assets acquired and liabilities assumed were approximately $17,889,000 and $10,183,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values, resulting in goodwill of approximately $3,839,000 which is being amortized to expense using the straight-line method.

     Effective July 1, 1999, the Company acquired for cash and shares of the Company's common stock all the issued and outstanding common stock of Neal Electric and Neal Equipment. The total purchase price was $12,500,000, of which $7,900,015 was paid in cash and the remainder was paid for with 383,332 shares of Nationwide common stock. The number of shares of Nationwide common stock issued to the shareholders of Neal was determined based upon a value of $12.00 per share. Total assets acquired and liabilities assumed were approximately $12,742,000 and $9,214,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES and liabilities assumed based on their respective fair values, resulting in goodwill of approximately $8,972,000 which is being amortized to expense using the straight-line method. An additional earn-out payment, which has been accounted for as contingent consideration, will be made to the former officers-shareholders of Neal in an amount equal to 50% of the after-tax earnings of the subsidiary for each of the twelve months ended December 31, 1999 and 2000.

     Effective September 1, 1999, the Company acquired for cash and shares of the Company's common stock all the issued and outstanding ownership units of Southwest Systems Limited. The total purchase price was $5,500,000, of which $3,025,000 was paid in cash and the remainder was paid for with 206,250 shares of Nationwide common stock. The number of shares of Nationwide common stock issued to the shareholders of Southwest was determined based upon a value of $12.00 per share. Total assets acquired and liabilities assumed were approximately $3,709,000 and $4,049,000, respectively. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values, resulting in goodwill of approximately $5,840,000 which is being amortized to expense using the straight-line method. An additional earn-out payment, which has been accounted for as contingent consideration, will be made to the former officers-shareholders of Southwest in an amount equal to 50% of the amount by which pretax earnings of the subsidiary for each of the twelve months ending March 31, 2000, 2001, 2002, and 2003 exceeds $1,100,000. The cumulative maximum amount for all periods is $3,500,000.

3. JOINT VENTURES AND LABOR SUBCONTRACT AGREEMENT

     The Company has a minority interest (33%) in a limited liability company joint venture, which is accounted for in the accompanying statements of operations under the proportionate consolidation method. This venture was formed to provide certain construction contracting services to a large industrial customer. All of the members participate in construction. Contract revenues and gross profit recognized by the Company related to services on contracts of the joint venture were $1,503,873 and $300,592, respectively, for the six-month period ended September 30, 1999; $1,637,763 and $316,870, respectively, for the year ended March 31, 1999; and $365,705 and $25,600 for period from September 23, 1997 to March 31, 1998. The Company's investment in the joint venture is included in other assets.

     As of September 30, 1999, the Company has a labor subcontract agreement, formed to provide electrical contracting to a large industrial customer. Contract revenues earned by the Company related to these services were $4,542,029 and $680,099 for the six-month period ended September 30, 1999 and the year ended March 31, 1999, respectively. The Company will share as part of the labor subcontract agreement in 50% of the gross profit from the parties' contract with the customer.

4. CREDIT FACILITY

     As of September 30, 1999, the Company had a credit facility that was composed of a revolving credit facility and a term facility. At September 30, 1999, revolving credit facility and the term facility bore interest at 7.16% and 7.18%, respectively.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

5. OPERATING LEASES

     The Company leases offices, warehouse facilities, and field vehicles which are classified as operating leases.

     Annual minimum lease payments under these noncancelable operating leases for the fiscal years ending September 30 are as follows:

2000........................................................  $1,542,780
2001........................................................   1,416,364
2002........................................................   1,371,269
2003........................................................   1,204,528
2004........................................................     827,659
Thereafter..................................................   2,094,100
                                                              ----------
                                                              $8,456,700
                                                              ==========

     Rent expense under these leases was $569,000 for the six-month period ended September 30, 1999, $590,000 for the year ended March 31, 1999, and $47,000 for the period from September 23, 1997 to March 31, 1998.

6. INCOME TAXES

     The Company's income tax expense (benefit) consists of the following:

                                                                                 PERIOD FROM
                                                                                SEPTEMBER 23,
                                                     SIX-MONTH                  1997 (DATE OF
                                                   PERIOD ENDED    YEAR ENDED   INCEPTION) TO
                                                   SEPTEMBER 30,   MARCH 31,      MARCH 31,
                                                       1999           1999          1998
                                                   -------------   ----------   -------------
Current:
  Federal........................................   $1,523,342     $1,014,000
  State..........................................      314,000        212,500
                                                    ----------     ----------
          Total current..........................    1,837,342      1,226,500
Deferred:
  Federal........................................       27,814       (223,000)    $(102,500)
  State..........................................        6,970        (39,000)      (18,000)
                                                    ----------     ----------     ---------
          Total deferred.........................       34,784       (262,000)     (120,500)
                                                    ----------     ----------     ---------
                                                    $1,872,126     $  964,500     $(120,500)
                                                    ==========     ==========     =========

     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                                              PERIOD FROM
                                                                             SEPTEMBER 23,
                                         SIX-MONTH                           1997 (DATE OF
                                        PERIOD ENDED        YEAR ENDED       INCEPTION) TO
                                       SEPTEMBER 30,        MARCH 31,          MARCH 31,
                                            1999               1999              1998
                                      ----------------    --------------    ---------------
Statutory federal rate, income......  $1,565,165    34%   $803,088    34%   $(117,810)  (34)%
State tax, net of federal benefit...     203,646     5     141,712     6      (20,790)   (6)
Other permanent differences.........      43,684     1      42,700     2       14,760     4
Other...............................      59,631     1     (23,000)   (1)       3,340     1
                                      ----------   ---    --------   ---    ---------   ---
                                      $1,872,126    41%   $964,500    41%   $(120,500)  (35)%
                                      ==========   ===    ========   ===    =========   ===

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

7. STOCK OPTIONS

     Effective with the acquisition by Bracknell, the Board of Directors terminated the stock option plan and cancelled all outstanding options. Subsequently, Bracknell provided the same economic value by issuing a proportionate number of stock options in quantity and option price with the same vesting terms to replace the cancelled options subject to shareholder approval.

     1998 Stock Option Plan. The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, an Incentive Stock Option Plan (ISO Plan) and a Non-Qualified Stock Option Plan (NQSO Plan)(together, the Option Plans). The purpose of the Option Plans is to encourage the key employees of the Company and its subsidiaries to participate in the ownership of the Company and to provide additional incentive for such employees to promote the success of its business through sharing in the future growth of such business. An aggregate amount of 500,000 shares of common stock (1,000,000 shares in the aggregate) may be granted under options pursuant to each of the ISO Plan and the NQSO Plan (subject to certain extraordinary changes in capitalization).

     Transactions relative to both plans are as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               OPTIONS     PRICE
                                                              ---------   --------
Options outstanding at March 31, 1998
Granted.....................................................   223,500     $12.00
Exercised options outstanding at March 31, 1999.............   223,500      12.00
Granted.....................................................   168,200      12.00
Exercised...................................................
                                                               -------     ------
Options outstanding at September 30, 1999...................   391,700     $12.00
                                                               =======     ======

     The Company accounted for its Option Plans in accordance with APB Opinion No. 25, which requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. Under this method, no compensation cost has been recognized for stock option awards.

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value as prescribed by SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                                SIX-MONTH
                                                              PERIOD ENDED    YEAR ENDED
                                                              SEPTEMBER 30,   MARCH 31,
                                                                  1999           1999
                                                              -------------   ----------
Net income, as reported.....................................   $2,731,301     $1,397,600
Net income, pro forma.......................................    2,705,707      1,391,600

     The weighted average fair value at date of grant for options granted during 1999 was $0.40 per share, which, for the purposes of this disclosure, is assumed to be amortized over the respective vesting period of the grants. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for both periods: dividend yield of 0%; risk-free interest rate of 5.1%; expected life of
5.5 years; and an expected volatility of 0%.

8. MAJOR CUSTOMERS AND CONCENTRATION OF RISK

     For the periods presented herein, no single customer accounted for 10% or greater of consolidated revenues or contract receivables.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

     The Company grants credit, generally without collateral, to its customers, which are usually general contractors. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors. However, management believes that its contract acceptance, billing, and collection policies are adequate to minimize the potential credit risk.

9. EMPLOYEE BENEFIT PLANS

     Parsons has a defined contribution pension plan and a contributory profit sharing plan covering substantially all of its nonunion employees. An employee becomes eligible for these plans after one year of service and must be 21 years of age. Employer contributions required for the defined contribution pension plan are 3% of eligible wages. Annual contributions to the contributory profit sharing plan are at the discretion of the Board of Directors and were approximately $357,000, $495,000, and $43,000 during the six-month period ended September 30, 1999, the year ended March 31, 1999, and the period from the date of acquisition to March 31, 1998, respectively.

     Parsons also contributes to union-sponsored, multi-employer defined benefit pension plans in accordance with negotiated labor contracts. The passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the Act) may, under certain circumstances, cause Parsons to become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, liabilities are contingent upon the termination, withdrawal, or partial withdrawal from the plans. As of September 30, 1999, Parsons has not undertaken to terminate, withdraw, or partially withdraw from any of these plans. Under the Act, liabilities would be based upon Parsons' proportionate share of each plan's unfunded vested benefits. Parsons has not received information from the plans' administrators to determine its share of unfunded vested benefits (in the event the Company were to withdraw from the plan), if any. Parsons contributed approximately $1,774,000, $2,865,000, and $200,319 during the six-month period ended September 30, 1999, the year ended March 31, 1999, and the period from the date of acquisition to March 31, 1998, respectively, to these multi-employer union pension plans.

     Allison has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation up to a maximum of $10,000. Discretionary matching amounts may be contributed at Allison's option, but to date no contributions have been made.

     Allison also sponsors a profit sharing plan for all employees providing for benefits upon retirement. Contributions to the plan during the six-month period ended September 30, 1999 and the period from October 22, 1998 (acquisition by Nationwide) to March 31, 1999 were approximately $85,000, and $86,000, respectively. Allison's contributions to the plan are made at the discretion of Nationwide's Board of Directors.

     Allison's union employees are covered by a retirement plan and a health and welfare plan (collectively, the Plans) determined through collective bargaining and administered by the union. Contributions made by Allison to the Plans were approximately $557,000 and $1,005,000, respectively, during the six-month period ended September 30, 1999 and the period from October 22, 1998 (acquisition by Nationwide) to March 31, 1999.

     Qualified executives, office employees, and qualifying nonunion electricians of Henderson are included in a modified defined contribution plan. Henderson's contributions under the plan are determined annually by Nationwide's Board of Directors with the minimum allowable contribution being the greater of 3% of gross eligible wages or 25 cents per active hour of service. Union employees are covered by a retirement plan determined through collective bargaining and administered by the union. Contributions during the six-month period ended September 30, 1999 were approximately $257,000 and $951,000, respectively. Contributions made by Henderson to the plans during the period from October 22, 1998 (acquisition by Nationwide) to March 31, 1999 were approximately $50,000 and $710,000, respectively.

                   NATIONWIDE ELECTRIC, INC. AND SUBSIDIARIES

     Neal has a profit sharing plan for all nonunion employees meeting age and length of service requirements. The plan may be terminated by Neal at any time. Neal contributed $58,000 during the period from July 1, 1999 (acquisition by Nationwide) to September 30, 1999.

     Neal's union employees are covered by union-sponsored multi-employer pension plans. Under these union plans, Neal makes contributions based on the hours worked by each eligible employee. Contributions to union plans were $642,520 during the period from July 1, 1999 (acquisition by Nationwide) to September 30, 1999. The Employee Retirement Income Security Act of 1974, as amended, imposes certain liabilities upon employers who are contributors to multi-employer plans if the employer withdraws from the plan or the plan terminates. Neal's contingent liability, if any, for its share of any unfunded vested liabilities under these laws cannot be determined at this time.

10. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, based in part upon advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

     In October 1997, Allison was named as a defendant in a lawsuit arising out of electrical work performed by Allison as a subcontractor. The initial complaint filed against the general contractor for the project alleges the system installed by Allison is defective. Allison denies any responsibility for the claims on the basis that, among other things, installation was in accordance with the approved plans and specifications of the project. Prior to its acquisition by Nationwide, Allison entered into mediation in an effort to settle the lawsuit. Based on a settlement offer made during mediation of such lawsuit, Allison recorded a $1,200,000 liability in September 1998 in accordance with the requirements of SFAS No. 5, Accounting for Contingencies. Under the Stock Purchase Agreement entered into with Nationwide, former stockholders of Allison have agreed to indemnify Nationwide for settlements reached in the above matter; accordingly, Nationwide recorded an asset of $720,000 (which is net of associated tax benefit) to reflect such indemnification.

11. SUBSEQUENT EVENTS

     On February 15, 2000, Nationwide acquired all the outstanding stock of Sylvan Industrial Piping, Inc. (Sylvan) for $21,250,000 in cash. The acquisition does provide for an amount based on a defined level of earnings over the next three years.

     On February 29, 2000, Nationwide announced the achievement of a definitive agreement regarding the purchase of all the outstanding stock of Sunbelt Integrated Trade Services, Inc. (Sunbelt) for $77 million in cash and a $50 million promissory note. The acquisition does provide for an amount based on a defined level of earnings over the next three years.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To Sunbelt Integrated Trade Services, Inc:

     We have audited the accompanying consolidated balance sheet of SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY (the "Company") as of March 8, 2000, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the period from January 1, 2000 to March 8, 2000. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 8, 2000, and the results of its operations and its cash flows for the period from January 1, 2000 to March 8, 2000 in conformity with United States generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP

April 28, 2000.
Toronto, Canada.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Sunbelt Integrated Trade Services, Inc.

     We have audited the accompanying consolidated balance sheets of SUNBELT INTEGRATED TRADE SERVICES, INC. and Subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the year ended December 31, 1999 and the period May 21, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and the period May 21, 1998 (inception) to December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 19 to the consolidated financial statements, on March 8, 2000, 100% of the issued and outstanding common stock of the Company was sold for approximately US$42 million. The Company's shareholders received approximately US$29 million and the balance of the proceeds were utilized to repay the Senior Credit Facility, related party notes payable, line of credit and the notes payable and to pay transaction costs.

                                          /s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 9, 2000

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   MARCH 8, 2000, DECEMBER 31, 1999 AND 1998
                               (IN U.S. DOLLARS)

                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
                                        ASSETS
Current Assets
  Cash and cash equivalents.................................  $ 7,113,653   $   780,686   $   352,606
  Investment securities, at fair value (Note 3).............    1,040,335     1,015,789            --
  Contract receivables, net of allowance for doubtful
    accounts of $299,100 and $363,068 respectively (Note
    4)......................................................   10,683,724    11,373,264            --
  Income tax receivable.....................................      915,046       915,046            --
  Inventory.................................................      948,734       346,250            --
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................    1,822,971     2,232,542            --
  Deferred tax assets.......................................           --       155,717            --
  Other current assets......................................       48,482        98,294        28,687
                                                              -----------   -----------   -----------
         Total current assets...............................   22,572,945    16,917,588       381,293
Property and equipment, net of accumulated depreciation and
  amortization of $666,178, $544,356 and $878 (Note 6)......    1,728,808     1,843,658        39,223
Goodwill, net of accumulated amortization of $99,450 and
  $80,918...................................................    3,784,592     3,803,124            --
Other assets................................................      538,932       677,418       126,379
                                                              -----------   -----------   -----------
                                                              $28,625,277   $23,241,788   $   546,895
                                                              ===========   ===========   ===========
                    LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities
  Accounts payable, including $296,998 to a related party in
    2000 and 1999...........................................  $ 4,592,352   $ 2,884,726   $   481,890
  Accrued payroll and related expenses......................    5,312,138     1,627,706            --
  Accrued expenses..........................................    3,008,142     1,117,124        53,042
  Notes payable, senior credit facility, line of credit.....   13,150,000    13,350,000       975,000
  Related party notes payable...............................      850,000       850,000            --
  Current portion of other long-term debt and capital lease
    obligations (Note 11)...................................      672,491       665,765            --
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    1,906,552     1,070,113            --
  Current portion of incentive payment due to officer,
    including accrued interest..............................      788,515       761,417       450,000
                                                              -----------   -----------   -----------
         Total current liabilities..........................   30,280,190    22,326,851     1,959,932
Other long-term debt and capital lease obligations (Note
  11).......................................................      479,544       505,365            --
Deferred tax liability......................................           --       155,717            --
Incentive payment due to officer, net of $44,444 discount...           --            --       555,556
                                                              -----------   -----------   -----------
         Total liabilities..................................   30,759,734    22,987,933     2,515,488
                                                              -----------   -----------   -----------
Commitments and contingencies (Note 15)
Stockholders' (deficit) equity (Note 10)
  Preferred stock, $.01 par value; authorized 10,000,000
    shares; no shares issued and outstanding................           --            --            --
  Common stock, $.0001 par value; authorized 100,000,000
    shares; issued and outstanding 8,695,547, 5,723,015 and
    1,918,400 shares, respectively..........................          870           573           192
  Additional paid-in capital................................    6,672,897     4,053,867       518,844
  Accumulated other comprehensive income (loss), net of
    tax.....................................................       21,489        (3,057)           --
  Accumulated deficit.......................................   (8,829,713)   (3,361,238)   (2,208,660)
                                                              -----------   -----------   -----------
                                                               (2,134,457)      690,145    (1,689,624)
Notes receivable from officers, employees and former
  employees for common stock................................           --      (436,290)     (278,969)
Stockholders' (deficit) equity..............................   (2,134,457)      253,855    (1,968,593)
                                                              -----------   -----------   -----------
                                                              $28,625,277   $23,241,788   $   546,895
                                                              ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000, THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MAY 21, 1998 TO DECEMBER 31, 1998
                               (IN U.S. DOLLARS)

                                                             2000          1999          1998
                                                          -----------   -----------   -----------
Contract revenues earned................................  $ 7,537,712   $50,825,082   $        --
Cost of revenues earned.................................    6,385,232    39,482,783            --
                                                          -----------   -----------   -----------
Gross profit............................................    1,152,480    11,342,299            --
                                                          -----------   -----------   -----------
Selling, general and administrative expenses............    6,163,678     9,947,856     2,198,864
Depreciation and amortization...........................      145,201       697,485           878
                                                          -----------   -----------   -----------
Operating income (loss).................................   (5,156,399)      696,958    (2,199,742)
Non-operating income (expense)
  Interest expense......................................     (270,444)   (2,065,515)      (15,863)
  Interest income.......................................       17,391       213,616         6,945
  Gain (loss) on sale of property and equipment, net....       (7,773)        2,363            --
                                                          -----------   -----------   -----------
                                                             (260,826)   (1,849,536)       (8,918)
                                                          -----------   -----------   -----------
Loss before income tax provision........................   (5,417,225)   (1,152,578)   (2,208,660)
Income tax provision....................................           --            --            --
                                                          -----------   -----------   -----------
          Net loss......................................  $(5,417,225)  $(1,152,578)  $(2,208,660)
                                                          ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                               (IN U.S. DOLLARS)

                                                                                      NOTES
                                                                                    RECEIVABLE
                                                                                    ISSUED FOR
                                                                                   ACCUMULATED          OTHER           TOTAL
                                    COMMON STOCK      ADDITIONAL                   COMMON STOCK     COMPREHENSIVE   STOCKHOLDERS'
                                 ------------------    PAID-IN     ACCUMULATED   TO OFFICERS AND       INCOME         (DEFICIT)
                                  SHARES     AMOUNT    CAPITAL       DEFICIT        EMPLOYEES          (LOSS)          EQUITY
                                 ---------   ------   ----------   -----------   ----------------   -------------   -------------
Balances at May 21, 1998
  (Inception)..................         --    $ --    $       --   $        --      $      --         $     --       $        --
Issuance of 1,226,250 shares of
  common stock for cash upon
  formation of the Company.....  1,266,250     127        25,473            --             --               --            25,600
Issuance of 133,750 shares of
  common stock to a former
  officer as consideration for
  consulting services..........    133,750      13        66,862            --             --               --            66,875
Issuance of 100,000 shares of
  common stock as consideration
  for legal services...........    100,000      10        49,990            --             --               --            50,000
Issuance of 8,400 shares of
  common stock to a former
  officer for cash and as
  consideration for services...      8,400       1         7,560            --             --               --             7,561
Issuance of 410,000 shares of
  common stock to officer,
  former employees and officer
  for notes and cash...........    410,000      41       368,959            --       (278,969)              --            90,031
         Net loss..............         --      --            --    (2,208,660)            --               --        (2,208,660)
                                 ---------    ----    ----------   -----------      ---------         --------       -----------
Balances at December 31,
  1998.........................  1,918,400     192       518,844    (2,208,660)      (278,969)              --        (1,968,593)
Comprehensive loss
  Net loss.....................         --      --            --    (1,152,578)            --               --        (1,152,578)
  Unrealized loss on investment
    securities.................         --      --            --            --             --           (3,057)           (3,057)
         Total comprehensive
           loss................         --      --            --            --             --               --        (1,155,635)
Common stock issued to officer
  for note receivable, less
  cash received................     50,000       5        44,995            --        (44,995)              --                 5
Common stock issued from
  exercise of stock options....      2,500      --         2,250            --             --               --             2,250
Common stock issued to officer
  for note receivable and as
  partial satisfaction of
  incentive payment due to
  officer......................    445,454      45       400,864            --       (112,326)              --           288,583
Common stock issued for
  business acquired............  3,306,661     331     2,975,664            --             --               --         2,975,995
Warrants issued as
  consideration for Senior
  Secured Credit Facility
  financing....................         --      --       111,250            --             --               --           111,250
                                 ---------    ----    ----------   -----------      ---------         --------       -----------
Balances at December 31,
  1999.........................  5,723,015     573     4,053,867    (3,361,238)      (436,290)          (3,057)          253,855
Comprehensive loss:
  Net loss.....................         --      --            --    (5,417,225)            --               --        (5,417,225)
  Unrealized gain on investment
    securities.................         --      --            --            --             --           24,546            24,546
                                                                                                                     -----------
         Total comprehensive
           loss................         --      --            --            --             --               --        (5,392,679)
                                                                                                                     -----------
Common stock issued from
  exercise of stock options and
  warrants.....................  2,972,532     297     2,730,280            --             --               --         2,730,577
Repurchase of warrants.........         --      --      (111,250)      (51,250)            --               --          (162,500)
Collection of notes
  receivable...................         --      --            --            --        436,290               --           436,290
                                 ---------    ----    ----------   -----------      ---------         --------       -----------
Balances at March 8, 2000......  8,695,547    $870    $6,672,897   $(8,829,713)     $      --         $ 21,489       $(2,134,457)
                                 =========    ====    ==========   ===========      =========         ========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000, THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MAY 21, 1998 TO DECEMBER 31, 1998
                               (IN U.S. DOLLARS)

                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
Cash flows from operating activities
  Net loss..................................................  $(5,417,225)  $(1,152,578)  $(2,208,660)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities
    Depreciation and amortization...........................      145,201       697,485           878
    Amortization of deferred costs..........................      138,000       141,250       122,336
    Gain (loss) on sale of property and equipment, net......        7,772        (2,363)           --
    Amortization of discount on incentive payment due to
       officer..............................................           --        44,444            --
  Changes in operating assets and liabilities, net of
    business acquired.......................................
    Contract receivables, net...............................      689,540     3,719,775            --
    Inventory...............................................     (602,484)     (178,257)           --
    Costs and estimated earnings in excess of billings on
       uncompleted contracts................................      409,571    (1,323,649)           --
    Income tax receivable...................................           --      (774,253)           --
    Other current assets....................................       49,812       (35,607)      (83,854)
    Accounts payable, including related party in 2000 and
       1999.................................................    1,707,626    (3,135,418)      519,069
    Accrued expenses........................................    5,575,450       839,922        15,863
    Billings in excess of costs and estimated earnings on
       uncompleted contracts................................      836,439    (3,656,224)           --
    Incentive payment due to officer........................       27,098            --     1,005,556
                                                              -----------   -----------   -----------
Net cash provided by (used in) operating activities.........    3,566,800    (4,815,473)     (628,812)
                                                              -----------   -----------   -----------
Cash flows from investing activities
  Purchase of property and equipment........................      (19,591)     (137,753)      (40,101)
  Proceeds received from sale of property and equipment.....           --        31,850            --
  Cash paid for business acquired, net of cash acquired.....           --    (7,268,686)           --
  Deferred acquisition costs................................                   (400,124)      (71,212)
  Proceeds received from note receivable, including related
    party...................................................           --         4,762            --
  Purchase of investment securities.........................           --       (72,745)           --
  Other assets, net.........................................          486        37,050            --
                                                              -----------   -----------   -----------
         Net cash used in investing activities..............      (19,105)   (7,805,646)     (111,313)
Cash flows from financing activities
  Proceeds from issuance of common stock....................           --            --       117,731
  Principal repayment of senior secured credit facility.....           --   (10,000,000)           --
  Proceeds from senior secured credit facility and senior
    credit facility.........................................           --    22,000,000            --
  Net proceeds (payments) from line of credit...............     (200,000)      200,000            --
  Proceeds from related party notes payable.................           --       850,000            --
  Proceeds from exercise of stock options...................    2,730,577         2,250            --
  Proceeds from issuance of notes payable...................           --       175,000       975,000
  Proceeds from other long-term debt and capital lease
    obligations.............................................           --        35,166            --
  Proceeds from shareholder loans...........................      436,290            --            --
  Principal repayments of other long-term debt and capital
    lease obligations.......................................      (19,095)     (182,217)           --
  Repurchase of warrants....................................     (162,500)           --            --
  Deferred financing costs..................................           --       (31,000)           --
                                                              -----------   -----------   -----------
Net cash provided by financing activities...................    2,785,272    13,049,199     1,092,731
                                                              -----------   -----------   -----------
Net increase in cash and cash equivalents...................    6,332,967       428,080       352,606
Cash and cash equivalents, beginning of period..............      780,686       352,606            --
                                                              -----------   -----------   -----------
Cash and cash equivalents, end of period....................  $ 7,113,653   $   780,686   $   352,606
                                                              ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATION

     Sunbelt Integrated Trade Services, Inc. ("Sunbelt") was incorporated in the State of Delaware on May 21, 1998. Sunbelt was organized to operate as a holding company and acquire construction-related trade service contractors providing electrical, plumbing and mechanical/HVAC services. As part of its long-term growth strategy, Sunbelt acquired Quality Mechanical Contractors, Inc. ("Quality"), (collectively referred to as the "Company"), on February 18, 1999. As a result, Quality became a wholly owned subsidiary of Sunbelt. Quality is a heating, air-conditioning and plumbing contractor doing business primarily in Southern Nevada.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

     The accompanying consolidated financial statements include the accounts of Sunbelt and its wholly-owned subsidiary.

     As of December 31, 1998, the Company was a development stage company wherein the Company's activities consisted primarily of financial planning, raising capital, recruiting and training personnel and recruiting and acquiring companies. The Company began its operations in February 1999 by acquiring its first operating company. During the year ended December 31, 1999, the Company's planned principal activities commenced. Therefore, the Company has emerged from its development stage and the inception to date disclosures have not been included in the accompanying consolidated financial statements.

OPERATING CYCLE

     The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. The length of the contracts varies from one month to approximately 24 months.

     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. At times, such investments may be in excess of the Federal Depository Insurance Coverage limits. However, the Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. For purposes of the consolidated statements of cash flows, the Company considers such investments with an original maturity of three months or less to be cash equivalents.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

INVESTMENT SECURITIES

     The Company has classified its investment in the corporate loan fund as available-for-sale. Accordingly, unrealized holding gains and losses have been excluded from earnings and are reported as accumulated other comprehensive income, in the accompanying consolidated statements of stockholders' deficit until realized.

     A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned.

INVENTORY

     Inventory consists primarily of purchased materials and supplies used in the ordinary course of business. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization is provided in amounts sufficient to allocate the cost of the depreciable or amortizable assets to operations over their estimated service lives using the straight-line method.

     Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income as appropriate.

GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. If an impairment is identified, the amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK OPTION PLAN

     On May 21, 1998 (inception), the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations ("APB 25"). The Company has elected to apply the intrinsic-value based method of accounting prescribed by APB 25, which recognizes compensation expense only if the current market price of the underlying security exceeded the exercise price on the date of grant. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS No. 123.

CONTRACT REVENUE RECOGNITION AND CONTRACT COSTS

     Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract (the "cost-to-cost method"). This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. The Company does not recognize any gross profit amounts related to change order work performed until it is known that the change orders have been approved by the customer. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as insurance, supplies, tools and depreciation. Selling, general and administrative costs are charged to expense as incurred.

     Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

COMPREHENSIVE INCOME

     SFAS No. 130 "Reporting Comprehensive Income" establishes standards for reporting and presentation of comprehensive income in a full set of financial statements. The reporting and presentation of comprehensive income only requires additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. Comprehensive income includes all changes in equity during a period except for those resulting from investments by owners or distributions to owners. The Company has reported the unrealized holding gain (loss) on investment securities as a component of comprehensive loss, net of tax, in the accompanying consolidated statements of stockholders' deficit until realized.

BUSINESS AND CREDIT CONCENTRATIONS

     The majority of the Company's work is performed in Las Vegas, Nevada and the surrounding area. Further, the majority of the Company's work is performed on projects in the gaming industry.

     Substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors and monitoring procedures. The Company reviews its contract receivables and provides for allowances periodically.

FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated balance sheets for contract receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY maturity of these financial instruments. The carrying amounts reported for the Company's notes payable, other long-term debt and capital lease obligations, senior credit facility and incentive payment due to officer approximate fair value due to interest rates, which are comparable to current rates.

IMPAIRMENT RECOGNITION

     Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash flows (undiscounted and without interest) attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the asset's carrying value and its estimated fair market value. Management believes no material impairment in long-lived assets exists at December 31, 1999.

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instruments; they are subjective in nature and involve uncertainties and matters of judgement and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The effective date of SFAS No. 133 was delayed one year to June 15, 2000, by SFAS No. 137. Management does not believe the implementation of this accounting pronouncement will have a material effect on its financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

2. ACQUISITION

     On February 18, 1999, Sunbelt completed the acquisition of all the outstanding shares of Quality, pursuant to a Stock Purchase Agreement, as amended. The consideration paid consisted of approximately $10,000,000 in cash, $2,975,995 in the Company's common stock and a $5,484,706 note payable. In the event of the Company closing on a private equity funding of $30,000,000 or more, and upon completion of an initial public offering, the Company is obligated to pay Quality's former shareholders additional funds totaling approximately $17,000,000 and $11,000,000, respectively. The acquisition has been accounted for as a purchase and the results of operations of Quality have been included in the consolidated financial statements beginning on February 28, 1999, as the interim period between February 19, 1999 and February 28, 1999 was not material to the financial position or results of operations. The following unaudited pro forma information presents a summary of consolidated results of operations for the year ended December 31, 1999 and the period from May 21, 1998 to December 31, 1998 of Sunbelt and Quality as if the acquisition had occurred at May 21, 1998, with pro forma adjustments to give effect to amortization of goodwill, net increase in interest expense

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY resulting from the issuance of the Company's Senior Secured Credit Facility, and certain other adjustments, together with the related income tax effects:

                                                                 1999          1998
                                                              -----------   -----------
Revenues....................................................  $52,595,000   $63,820,000
Net income..................................................      528,000       180,000

     The pro forma results are not necessarily indicative of what actually would have occurred if Quality had been owned for the entire period presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

     The estimated values of assets acquired and liabilities assumed as of February 18, 1998 and consideration paid is as follows:

                                                                  1999
                                                              ------------
Business acquisition, net of cash acquired:
  Fair value of assets acquired, net of cash................  $ 25,327,617
  Purchase price in excess of net assets....................     3,884,042
  Liabilities assumed.......................................   (18,966,978)
  Common stock issued.......................................    (2,975,995)
                                                              ------------
          Net cash used to acquire Quality..................  $  7,268,686
                                                              ============

3. INVESTMENT SECURITIES

     As of March 8, 2000 and December 31, 1999, gross unrealized holding gains and losses on investment securities were as follows:

                                                            GROSS        GROSS
                                                          UNREALIZED   UNREALIZED
                                                           HOLDING      HOLDING
                                                COST         GAIN         LOSS      FAIR VALUE
                                             ----------   ----------   ----------   ----------
2000
Investment securities Corporate loan
  fund.....................................  $1,018,846    $21,489       $   --     $1,040,335
                                             ==========    =======       ======     ==========
1999
Investment securities Corporate loan
  fund.....................................  $1,018,846    $    --       $3,057     $1,015,789
                                             ==========    =======       ======     ==========

4. CONTRACT RECEIVABLES

     Contract receivables at March 8, 2000 and December 31, 1999 are summarized as follows:

                                                                 2000          1999
                                                              -----------   -----------
Current amounts due on completed and in progress
  contracts.................................................  $ 8,230,855   $ 9,017,163
Retention...................................................    2,751,969     2,719,169
                                                              -----------   -----------
                                                               10,982,824    11,736,332
Less allowance for doubtful accounts........................     (299,100)     (363,068)
                                                              -----------   -----------
                                                              $10,683,724   $11,373,264
                                                              ===========   ===========

     The Company is involved in three claims totaling approximately $5,300,000 relating to contract scope changes performed by the Company. The Company has included in contract receivables, costs and estimated earnings in excess of billings on uncompleted contracts, and contract revenues an amount equal to contract costs attributable to certain of the claims aggregating approximately $2,865,000 as management has

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY determined that realization is probable and was reliably estimated. Certain of these claims arose from contracts for which revenues and costs were recorded in prior years, however significant events occurred during the year ended December 31, 1999 resulting in the recording of these claims in that period.

5. COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

     Costs and estimated earnings on contracts in progress at March 8, 2000 and December 31, 1999 are summarized as follows:

                                                                2000           1999
                                                            ------------   ------------
Costs incurred on contracts in progress...................  $ 57,471,970   $ 51,915,065
Estimated earnings........................................    11,732,656     10,787,969
                                                            ------------   ------------
                                                              69,204,626     62,703,034
Less billings to date.....................................   (69,288,207)   (61,540,605)
                                                            ------------   ------------
                                                            $    (83,581)  $  1,162,429
                                                            ============   ============

     Included in the accompanying consolidated balance sheets under the following caption:

                                                                 2000          1999
                                                              -----------   -----------
Costs and estimated earnings in excess of billings on
  contracts in progress.....................................  $ 1,822,971   $ 2,232,542
Billings in excess of costs and estimated earnings on
  contracts in progress.....................................   (1,906,552)   (1,070,113)
                                                              -----------   -----------
                                                              $   (83,581)  $ 1,162,429
                                                              ===========   ===========

6. PROPERTY AND EQUIPMENT

     Property and equipment at March 8, 2000 and December 31, 1999 and 1998 consists of the following:

                                                                                 ESTIMATED
                                               2000         1999       1998     USEFUL LIFE
                                            ----------   ----------   -------   -----------
Machinery and equipment...................  $1,647,051   $1,647,051   $    --   2-10 years
Office furniture and equipment............     433,456      426,952    40,101    5-7 years
Vehicles..................................     212,143      213,643        --    3-7 years
Leasehold improvements....................     102,336      100,368        --   5-10 years
                                            ----------   ----------   -------
                                             2,394,986    2,388,014    40,101
Less accumulated depreciation and
  amortization............................    (666,178)    (544,356)     (878)
                                            ----------   ----------   -------
                                            $1,728,808   $1,843,658   $39,223
                                            ==========   ==========   =======

     The Company is obligated under various capital leases for vehicles that expire at various times during 2003. At March 8, 2000 and December 31, 1999, the gross amount of vehicles and related accumulated amortization recorded under capital leases were $212,143 and $12,542 and $89,797 and $15,431, respectively. Amortization of assets under capital leases is included with depreciation expense.

7. SENIOR SECURED CREDIT FACILITY

     On February 18, 1999, the Company entered into a credit agreement with NationsBank N.A. ("NationsBank") to provide the Company with $12,500,000 in Senior Secured Credit Facilities (the "Senior Facility"). The Senior Facility was comprised of a $10,000,000 term loan and a $2,500,000 revolving line of credit with a carve out of $500,000 for standby letters of credit.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

     The Senior Facility provided for 125,000 warrants to purchase shares of common stock of the Company, at an exercise price of $.01 per share. The Company allocated a portion of the Senior Facility proceeds to additional paid-in capital and deferred financing costs aggregating approximately $111,250, which represents the fair value of the warrants. The deferred financing costs were expensed and have been reported as interest expense in the accompanying consolidated statements of operations when the Senior Facility was refinanced in June 1999, see Note 10. During the period ended March 8, 2000, the Company repurchased these warrants from NationsBank for $162,500. This transaction was treated as an equity transaction with the original amount of $111,250 being charged to Additional Paid in Capital and the balance being charged to Accumulated Deficit.

8. REFINANCING TRANSACTION -- SENIOR CREDIT FACILITY

     On June 25, 1999, the Company entered into a $12,000,000 Business Loan Agreement (the "Credit Facility") with First Security Bank of Nevada ("First Security") with principal and unpaid interest due December 1, 1999. The proceeds were utilized to refinance the NationsBank Senior Facility and provide working capital. As of December 31, 1999, the deferred financing costs of $150,741 capitalized in connection with the Credit Facility were amortized to interest expense using the effective interest method. On December 1, 1999 the Company negotiated an extension to the Credit Facility and Line of Credit which extends the repayment of the principal and accrued interest until March 1, 2000. In connection with the extension the Company was required to pay $50,000.

     The Credit Facility provides for interest at .75% over the U.S. Bank of Oregon's Index Rate (9.5% at March 8, 2000). The Credit Facility is secured by the capital stock of the Company, as well as all present and future assets of the Company. The Credit Facility is guaranteed by the majority shareholder of the Company.

     The Credit Facility contains certain covenants which include, but are not limited to, the Company incurring additional senior debt, paying dividends, maximum senior debt exceeding $16,000,000, total liabilities exceeding $34,000,000, the Company's consolidated net worth, excluding notes payable of $1,150,000 and related party notes payable of $850,000, of not less than $8,900,000 and change in ownership provisions. At December 31, 1999 and March 8, 2000, the Company was not in compliance with certain of the debt covenants. Subsequent to the period end the Credit Facility and accrued interest thereon were paid in full upon consummation of the sale of the Company's common stock.

     On June 25, 1999, Quality entered into a Loan Agreement ("Line of Credit") with First Security which provides for a revolving line of credit up to $4,000,000 to be utilized for working capital purposes and a carve out of $500,000 to be utilized to cover Letters of Credit and equipment purchases. The principal and unpaid interest were due December 1, 1999. On December 1, 1999 the Company negotiated an extension to the Credit Facility and Line of Credit which extends the repayment of the principal and accrued interest until March 1, 2000. In connection with the extension the Company was required to pay $50,000. As of March 8, 2000, there was no outstanding balance.

     The Line of Credit provides for interest at .75% over the U.S. Bank of Oregon's Index Rate (9.5% at March 8, 2000). Quality is eligible to borrow the lesser of (i) $4,000,000 or (ii) 75% of the aggregate amount of eligible contract receivables.

     The Line of Credit contains certain general business covenants which include, but are not limited to, incurring additional indebtedness and liens except in the normal course of business, engaging in business activities substantially different than those presently engaged and change of ownership provisions. The Line of Credit is guaranteed by the majority shareholder of the Company.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

9. OTHER LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Other long-term debt and capital lease obligations at March 8, 2000 and December 31, 1999 are summarized as follows:

                                                                 2000         1999
                                                              ----------   ----------
Life insurance policy loans secured by cash surrender value
  with an interest rate of 6-8% per annum...................  $   27,926   $   27,926
Portfolio credit line with Smith Barney secured by
  investment securities. No repayment schedule as long as
  the value of the collateral meets the minimum
  requirements. Interest is calculated monthly based on the
  outstanding credit line at the Smith Barney base rate of
  7.50% plus 0.75% (8.25% at March 8, 2000).................     525,751      519,024
Note payable to retired employee (related party) due
  September 2004. Monthly payments are $12,900 with interest
  at 5.82% per annum........................................     510,174      530,825
Notes payable secured by vehicles. Monthly payments are
  approximately $940 with interest at 5.9% per annum, due
  August 2001...............................................      15,391       17,119
Capital lease obligations secured by vehicles. Monthly
  payments aggregate approximately $2,400 with an effective
  interest rate of approximately 11.0% per annum due at
  various times during 2003.................................      72,793       76,236
                                                              ----------   ----------
                                                               1,152,035    1,171,130
Less current maturities.....................................    (672,491)    (665,765)
                                                              ----------   ----------
Long-term portion...........................................  $  479,544   $  505,365
                                                              ==========   ==========

     The required aggregate principal payments as of March 8, 2000 are as follows:

2000........................................................  $  672,491
2001........................................................     162,936
2002........................................................     166,523
2003........................................................     150,085
                                                              ----------
                                                              $1,152,035
                                                              ==========

10. STOCKHOLDERS' DEFICIT

COMMON STOCK

     A former officer of the Company received 1,266,250 shares of the Company's common stock for $25,600 in cash upon the formation of the Company. No compensation expense was recorded because the Company determined that the fair value of the stock was $0.02 per share.

     The Company had an agreement with a former officer which allowed her to purchase up to 600 shares of the Company's common stock per month at $.50 per share. The Company was obligated to match the officer's purchase of shares of common stock on a one-for-one basis. In 1998, this officer purchased 4,200 shares of the Company's common stock for $2,100. The Company matched this purchase with 4,200 shares of its common stock and recorded compensation expense of $5,461.

     During the period May 21, 1998 (inception) to December 31, 1998 an officer of the Company provided services for which she was issued 133,750 shares of the Company's common stock valued at $66,875. The Company issued 100,000 shares of its common stock to its former legal counsel for legal services valued at $50,000. Such services totaling $116,875 were recorded based upon management's estimate of the fair value of the services rendered.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

     In October 1998, an officer of the Company purchased 100,000 shares of common stock at $.90 per share.

     In October 1998, the Company issued 310,000 shares of common stock to three employees, including a former officer, in exchange for notes receivable aggregating $278,969. The notes bear interest at 8% per annum with principal and accrued interest due in September 2000. The notes receivable are classified in stockholders' (deficit) equity in the accompanying consolidated balance sheets. The estimated fair value of the common stock was $.90 per share. Accrued interest on the notes was approximately $29,237 at December 31, 1999. The notes principal and interest were paid in full on March 8, 2000.

     In January 1999, the Company issued 50,000 shares of common stock to an officer of the Company in exchange for a note receivable of $44,995 which bears interest at 8% per annum with principal and accrued interest due January 2001. The note receivable has been classified in stockholders' (deficit) equity in the accompanying consolidated balance sheets. The estimated fair value of the common stock was $.90 per share. Accrued interest on the note was approximately $3,637 at December 31, 1999. The notes principal and interest were paid in full on March 8, 2000.

     In January 1999, the Company issued 445,454 shares of common stock to an officer in exchange for a note receivable aggregating $112,326 and as partial satisfaction of the incentive payment due to officer aggregating $288,583. The note bears interest at 8% per annum with principal and accrued interest due January 2004. The note receivable has been classified in stockholders' (deficit) equity in the accompanying consolidated balance sheets. The estimated fair value of the common stock was $.90 per share. Accrued interest on the note was approximately $9,076 at December 31, 1999. The notes principal and interest were paid in full on March 8, 2000.

     In February 1999, the Company issued 3,306,661 shares of common stock for the acquisition of Quality. The estimated fair value of the common stock was approximately $0.90 per share.

STOCK OPTION PLANS

     On July 31, 1998, the Company adopted a stock option plan (the "1998 Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and employees. The 1998 Plan permits the granting of options to individuals to purchase the Company's common stock at or greater than the fair value at the time the options were granted. On January 18, 1999, the 1998 Plan was amended to grant options to acquire up to 2,000,000 shares under the 1998 Plan.

     The 1998 Plan permits the granting of incentive stock options as defined under Section 422A of the Internal Revenue Code at an exercise price for each option equal to the fair value of the Company's common stock on the date of grant and expire ten years from the date of grant. As of March 8, 2000, the Company has no options available under the 1998 Plan to grant to officers and employees.

     On January 18, 1999, the Company adopted a stock option plan (the "1999 Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and employees to promote the interests of the Company and its stockholders by attracting and retaining employees and rewarding performance goals. The 1999 Plan permits the granting of options to individuals to purchase the Company's common stock at or greater than the fair value at the time the options were granted. The Company was authorized to grant options to acquire up to 10% of shares of common stock outstanding (572,302 at December 31, 1999). The 1999 Plan permits the granting of incentive stock options as defined under
Section 422A of the Internal Revenue Code at an exercise price for each option equal to the fair value of the Company's common stock on the date of grant and expire ten years from the date of grant. As of March 8, 2000, the Company had 127,254 options available under the 1999 Plan to grant to officers and employees.

     On January 18, 1999, the Company adopted a Executive Recruitment Plan (the "Recruitment Plan") pursuant to which the Company's Board of Directors may grant stock options to attract and retain senior

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY executive employees. The Recruitment Plan permits the granting of options to individuals to purchase the Company's common stock at or greater than the fair value at the time the options were granted. The Company was authorized to grant options to acquire up to 800,000 shares under the Recruitment Plan. The Recruitment Plan permits the granting of options as defined under Section 422A of the Internal Revenue Code at an exercise price for each option equal to the fair value of the Company's common stock on the date of grant and expire ten years from the date of grant. As of March 8, 2000, the Company had no options available under the Recruitment Plan to grant.

     On January 18, 1999, the Company adopted a Non-Employee Directors Plan (the "Directors Plan") pursuant to which the Company's Board of Directors may grant stock options to non-employee directors, who are ineligible to participate in the Company's 1999 Plan. The Directors Plan permits the granting of options to individuals to purchase the Company's common stock at or greater than the fair value at the time the options were granted. The Company was authorized to grant options to acquire up to 500,000 shares under the Directors Plan. The Directors Plan permits the granting of options as defined under Section 422A of the Internal Revenue Code at an exercise price for each option equal to the fair value of the Company's common stock on the date of grant and for a maximum of ten years. As of March 8, 2000, the Company had 500,000 options available under the Directors Plan to grant.

     Stock option activity for the period May 21, 1998 (inception) to December 31, 1998, for the year ended December 31, 1999 and for the period January 1, 2000 through March 8, 2000 is summarized as follows:

                                                                          WEIGHTED
                                                                           AVERAGE
                                                                          EXERCISE
                                                                            PRICE
                                                               SHARES     PER SHARE
                                                              ---------   ---------
Outstanding at May 21, 1998.................................         --     $  --
  Granted...................................................  1,520,000      0.90
  Cancelled.................................................         --        --
                                                              ---------     -----
Outstanding at December 31, 1998............................  1,520,000      0.90
  Granted...................................................  1,726,546      2.63
  Exercised.................................................     (2,500)     0.90
  Cancelled.................................................   (249,500)     1.25
                                                              ---------     -----
Outstanding at December 31, 1999............................  2,994,546      2.10
  Granted...................................................         --        --
  Exercised.................................................  2,419,546      0.90
  Cancelled.................................................    575,000      3.42
                                                              ---------     -----
Outstanding at March 8, 2000................................         --     $  --
                                                              =========     =====

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss for the period May 21, 1998 (Inception) to December 31, 1998, for the year ended December 31, 1999 and for the period January 1, 2000 through March 8, 2000 would have been increased to the pro forma amounts indicated below:

                                                     MARCH 8,    DECEMBER 31,   DECEMBER 31,
                                                       2000          1999           1998
                                                    ----------   ------------   ------------
Net loss
  As reported.....................................  $5,417,225    $1,152,578     $2,208,660
  Pro forma.......................................   5,417,225     1,580,179      2,752,952

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

     The fair value of each option is estimated on the date of grant using the fair value method with the following assumptions used for 1998 and 1999 grants; risk free interest rate at the date of grant of 6%, expected dividend yield of 0.0%, and expected life of 10 years.

11. RELATED PARTY TRANSACTIONS

     Related Party Notes Payable -- On June 16, 1999, the Company entered into Tranche A Loan Agreements ("Tranche A Notes") with four officers (including three directors), and two owners of potential acquisition targets to provide financing in the aggregate amount of $850,000. The Tranche A Notes require interest on the outstanding and unpaid principal balance at a rate of 10% per annum. Interest shall be paid semi-annually in arrears every six months. The Tranche A Notes are due and payable at the earlier of (i) the date of consummation of an underwritten public offering of the Company's common stock,
(ii) the date of consummation of the sale or transfer of more than 50% of the Company's outstanding common stock, or (iii) the fifth anniversary of the date of this Agreement. Subsequent to the period end the Tranche A Notes and accrued interest thereon were paid in full.

     The Company issued to the holders of the Tranche A Notes, 552,986 warrants to purchase shares of the Company's common stock at an exercise price of $1.00 per share. At the time of issuance of the warrants, the assigned value, based upon estimated fair value by the Company, was not material. All warrants were exercised on March 8, 2000.

LEASES

     The Company leases certain of its office space, production facilities and certain equipment from a related party. These multiple lease agreements require base monthly payments of $28,918 at March 8, 2000, and have been classified as operating leases. These leases require the Company to provide insurance, repairs and maintenance, and to pay real estate taxes on the leased property. These leases expire in February 2004. Lease expense for the period from January 1, 2000 to March 8, 2000 and the year ended December 31, 1999, incurred under these agreements was $60,836 and $289,180.

INCENTIVE PAYMENT DUE TO OFFICER

     Under the conditions of the employment agreement dated October 19, 1998 with one of the Company's officers, the Company agreed to pay $1,050,000 as an incentive to join the Company. As set forth in the employment agreement, $450,000 was due and payable within 30 days, and the remaining $600,000 was to be paid within 10 days after the earlier of (i) the date of the Company's underwritten initial public stock offering, (ii) December 31, 1999, or (iii) the officer's death or disability. For the year ended December 31, 1999, the Company issued 320,648 shares of common stock aggregating $288,583 to the officer as partial satisfaction of the $450,000 incentive payment due to the officer. The estimated fair value of the Company's common stock was approximately $0.90 per share. The remaining principal balance due to the officer of $161,417 accrues interest at 8% per annum. At March 8, 2000 and December 31, 1999 the Company has accrued interest of approximately $27,098 and $15,351 for the incentive payment due to officer.

     As of December 31, 1998, the $600,000 due to officer was recorded at the present value utilizing a discount rate of 8% per annum. The discount of $44,444 was amortized to interest expense using the effective interest method for the year ended December 31, 1999. The Company has classified the incentive payment due to officer as a current obligation at March 8, 2000 and December 31, 1999. Subsequent to period end the incentive payment due to officer was paid in full.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

NOTES PAYABLE

     Through a private placement, the Company issued units of securities at the price of $25,000 each, some of which are to related parties. Each security consists of a $25,000 promissory note ("Notes") and a warrant ("Warrants"). As of December 31, 1998 and 1999 and March 8, 2000 the Notes outstanding were $975,000, $1,150,000 and $1,150,000, respectively. The Notes bear interest at the rate of 10% per annum and are due at the earlier of (a) the closing of an initial public stock offering, or (b) December 31, 1999. An extension to this due date was granted as of March 8, 2000. The total cumulative accrued interest on the Notes at March 8, 2000 and December 31, 1999 was $150,986 and $129,247. The warrants allow the holder to purchase 6,250 shares of the Company's common stock at an exercise price of $5.00 per share. The total number of shares available for purchase by the holders is 287,500. The assigned value of the warrants at the date of issuance based upon the estimation of their fair value by the Company was not material. Subsequent to the period end the principal and accrued interest were paid in full.

     During 1999 the note payable to a former shareholder of Quality in an amount of $5,484,706, resulting from the acquisition, was satisfied with the exchange of certain investments, notes receivable and a vehicle at the Company's recorded book value.

OTHER

     Note payable to retired employee due September 2004. Monthly payments are $12,900 with interest at 5.82% per annum, see Note 9. Subsequent to the period ended March 8, 2000, the amount was paid in full.

     Included in accounts payable is approximately $297,000 due to an officer and director of the Company. Subsequent to the period end amount was paid in full.

     See Note 10 for equity transactions with related parties.

12. INCOME TAXES

     For the period May 21, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the period January 1, 2000 to March 8, 2000, the Company generated net losses for both financial reporting and income tax purposes; therefore, no current tax provision has been recorded.

     A reconciliation of the Company's income tax provision as compared to the tax provision calculated by applying the federal statutory rate (35%) to the loss before income tax provision for the period May 21, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the period January 1, 2000 to March 8, 2000 are as follows:

                                                    MARCH 8,     DECEMBER 31,   DECEMBER 31,
                                                      2000           1999           1998
                                                   -----------   ------------   ------------
Computed "expected" income tax benefit at 35%....  $(1,896,029)   $(403,402)     $(773,031)
Amortization of goodwill.........................        6,489       28,321             --
Non-deductible acquisition.......................           --      191,349             --
Non-deductible expenses for tax purposes.........       17,500       70,000         (7,572)
Other............................................           --         (350)            --
Change in valuation allowance....................    1,872,040      114,082        780,603
                                                   -----------    ---------      ---------
                                                   $        --    $      --      $      --
                                                   ===========    =========      =========

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets, liabilities and the valuation allowance are as follows:

                                                   MARCH 8,     DECEMBER 31,   DECEMBER 31,
                                                     2000           1999           1998
                                                  -----------   ------------   ------------
Deferred tax assets
Contract receivables, principally due to
  allowance for doubtful accounts...............  $   104,685   $   127,074     $      --
Net operating loss carryforwards................    1,814,591       286,542            --
Capitalized start-up costs......................      465,881       606,231       513,706
Accrued expenses not currently deductible.......      932,050       204,877       266,897
Unrealized loss on investment securities........           --         1,070            --
                                                  -----------   -----------     ---------
Total deferred tax assets.......................    3,317,207     1,225,794       780,603
Valuation allowance.............................   (2,933,523)   (1,070,077)     (780,603)
                                                  -----------   -----------     ---------
Net deferred tax assets.........................      383,684       155,717            --
                                                  -----------   -----------     ---------
Deferred tax liabilities
Unrealized gain on investment securities........        7,522            --            --
Property and equipment, principally due to
  accelerated depreciation......................      376,162       155,717            --
                                                  -----------   -----------     ---------
Total deferred tax liabilities..................      383,684       155,717            --
                                                  -----------   -----------     ---------
Net deferred tax asset/liability................  $        --   $        --     $      --
                                                  ===========   ===========     =========

     At March 8, 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4,825,000 which are available to offset future federal taxable income, if any, expiring in 2019.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

13. SUPPLEMENTAL CASH FLOW DISCLOSURE

     The following supplemental information is related to the consolidated statements of cash flows. The Company recorded the following significant non-cash investing and financing activities for the period May 21, 1998 (Inception) to December 31, 1998, the year ended December 31, 1999 and the period January 1, 2000 to March 8, 2000:

                                                      MARCH 8,   DECEMBER 31,   DECEMBER 31,
                                                        2000         1999           1998
                                                      --------   ------------   ------------
Common stock issued to former officer and employees
  for note receivable...............................  $     --    $       --      $278,969
                                                      ========    ==========      ========
Warrants issued as consideration for Senior Secured
  Credit Financing..................................  $     --    $  111,250      $     --
                                                      ========    ==========      ========
Common stock issued for business acquired...........  $     --    $2,975,995      $     --
                                                      ========    ==========      ========
Note payable issued for business acquired...........  $     --    $5,484,706      $     --
                                                      ========    ==========      ========
Note payable issued for business acquired satisfied
  with certain investments, notes receivable and
  vehicle...........................................  $     --    $5,484,706      $     --
                                                      ========    ==========      ========
Vehicles acquired through the issuance of capital
  lease obligations.................................  $     --    $   89,797      $     --
                                                      ========    ==========      ========
Common stock issued to officer for note
  receivable........................................  $     --    $   44,995      $     --
                                                      ========    ==========      ========
Common stock issued as partial satisfaction of
  incentive payment due to officer..................  $     --    $  288,583      $     --
                                                      ========    ==========      ========
Common stock issued to officer for note
  receivable........................................  $     --    $  112,326      $     --
                                                      ========    ==========      ========
Unrealized (gain) loss in investment securities, net
  of tax............................................  $(21,489)   $    3,057      $     --
                                                      ========    ==========      ========

     The following summarizes cash paid for the period ended:

                                                      MARCH 8,   DECEMBER 31,   DECEMBER 31,
                                                        2000         1999           1998
                                                      --------   ------------   ------------
Interest............................................  $328,480    $1,584,175        $--
Income taxes........................................        --            --         --

14. SIGNIFICANT CUSTOMERS

     Contract revenues earned for the period ended March 8, 2000 and the year ended December 31, 1999 from major customers exceeding 10% of total contract revenues earned are as follows:

                                                                AMOUNT      PERCENTAGE
                                                              -----------   ----------
2000
Customer A..................................................  $ 3,704,067      49.1%
                                                              ===========      ====
1999
Customer B..................................................  $13,672,785      26.9%
                                                              ===========      ====

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

     Contract receivables for the period ended March 8, 2000 and the year ended December 31, 1999 from major customers exceeding 10% of total contract receivables are as follows:

                                                                AMOUNT     PERCENTAGE
                                                              ----------   ----------
2000
Customer B..................................................  $1,984,092     18.57%
Customer C..................................................   1,664,402     15.58
                                                              ----------     -----
                                                              $3,648,494     34.15%
                                                              ==========     =====
1999
Customer A..................................................  $1,165,347      11.3%

15. COMMITMENTS AND CONTINGENCIES

LEGAL ACTIONS

     The Company is involved from time to time in various claims and legal actions arising in the ordinary course of business. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's consolidated results of operations or financial position.

SELF-INSURANCE

     Quality Mechanical is a self-insured employer in the Nevada Workers Compensation Program. The plan is administered by a licensed third party administrator. Quality is indemnified for any loss for workers compensation claims in excess of $300,000 and up to the statutory limit for each accident. In addition, Quality is indemnified for any damages related to workers compensation claims in excess of $300,000 and up to $1,000,000, for each accident. As of March 8, 2000 and December 31, 1999, $159,914 and $175,511 for estimated future claims is recorded in the accompanying consolidated balances sheet in accrued expenses. Quality has provided a letter of credit in the amount of $500,000 as a condition to participate in the self-insured program, which remains outstanding as of March 8, 2000.

UNIONIZED LABOR FORCE

     Approximately 50% of the Company's employees belong to Plumbers and Pipefitters Local Number 525, whose contract expires in June 2001. Approximately 33% of the Company's employees belong to Sheetmetal Workers International Local Number 88 whose contract also expires in June 2001.

DEFINED CONTRIBUTION 401(K) PROFIT-SHARING PLAN

     Quality has a defined contribution profit sharing plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code. The Plan provides retirement benefits for nonunion employees meeting minimum age and service requirements. Participants may contribute up to 10% of their gross wages, subject to certain limitations. The Plan provides for discretionary matching contributions, as determined by the Quality Board of Directors. The discretionary amounts contributed to the Plan by the Quality Board of Directors for the period March 1, 1999 to December 31, 1999 was approximately $71,900 and $18,589 for the period January 1, 2000 through March 8, 2000.

UNION-ADMINISTERED BENEFIT PLANS

     Quality makes contributions to union-administered health and welfare, local and national pensions, and union benefit plans that cover approximately 83% of Quality's employees. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of a plan termination or employer withdrawal, an employer may be liable for a portion of the multi-employer plan's unfunded vested benefits, if

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY any. The Company has not yet received information from the plans' administrators to determine its share of any unfunded vested benefits, if any. The Company does not anticipate withdrawal from the plans, nor is it aware of any expected plan termination's.

LEASES

     Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of March 8, 2000 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES      LEASES
                                                              --------   ----------
PERIOD ENDING MARCH 8,
2001........................................................  $ 30,039   $  347,016
2002........................................................    26,250      347,016
2003........................................................    24,870      347,016
2004........................................................     5,536      347,016
                                                              --------   ----------
          Total minimum lease payments......................    86,695   $1,388,064
                                                                         ==========
Amount representing interest at approximately 11.5%.........  $(13,902)
Current installments of obligations under capital lease.....   (22,618)
                                                              --------
Obligations under capital leases, excluding current
  installments..............................................  $ 50,175
                                                              ========

     Capital lease obligations are included in the accompanying consolidated balance sheets under the caption other long-term debt and capital lease obligations, see Note 11.

     Rental expense for operating leases was approximately $11,000, $455,000 and $61,000 for the period May 21, 1998 (inception) to December 31, 1998, for the year ended December 31, 1999, and for the period ended March 8, 2000 respectively.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with officers and several employees. The agreements generally provide for the employees to receive a stated minimum salary, guaranteed bonus and stock options. The agreements which contain renewal provisions expire from November 2000 through February 2002.

16. SUBSEQUENT EVENTS

SALE OF COMPANY'S COMMON STOCK

     On March 9, 2000, 100% of the issued and outstanding common stock was sold for approximately $42 million to Bracknell Corporation ("Bracknell") (subject to adjustment for the amount by which the Company's working capital differs from a stated base) in cash and notes. The Company's shareholders received approximately $29 million and the balance of the proceeds were utilized to repay the Senior Credit Facility, related party note payable line of credit, the notes payable and to pay transaction costs. In addition, the agreement also calls for payment of an additional $25 million in cash or stock of Bracknell, should the aggregate earnings of the Company and several other companies being acquired concurrently meet certain earnings targets over the three year period after acquisition. In addition, the agreement also calls for payment of an additional $25 million in cash or stock of Sunbelt's ultimate parent company, should the aggregate earnings of the Company and several other companies being acquired concurrently meet certain earnings targets over the three year period after acquisition.

             SUNBELT INTEGRATED TRADE SERVICES, INC. AND SUBSIDIARY

STOCK PURCHASE AGREEMENT


     Subsequent to the period end the Stock Purchase Agreement with Quality was amended to reflect an additional cash consideration paid to the former shareholders of Quality of approximately $16,150,000.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To Inglett & Stubbs, Inc.:

     We have audited the accompanying balance sheet of INGLETT AND STUBBS, INC. (a Georgia Corporation) as of March 8, 2000 and the related statements of operations, stockholders' equity and cash flows for the period from January 1, 2000 to March 8, 2000. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of Inglett & Stubbs, Inc. at March 8, 2000 and the results of its operations and its cash flows for the period from January 1, 2000 to March 8, 2000 in conformity with United States generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP

May 6, 2000.
Toronto, Canada.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Inglett & Stubbs, Inc.

     We have audited the accompanying balance sheets of Inglett & Stubbs, Inc. (an S Corporation) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inglett & Stubbs, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                                  /s/BDO SEIDMAN, LLP

February 22, 2000
(except for Note 7 which is as of March 9, 2000)
Atlanta, Georgia

                             INGLETT & STUBBS, INC.

                                 BALANCE SHEETS
                   MARCH 8, 2000, DECEMBER 31, 1999 AND 1998
                               (IN U.S. DOLLARS)

                                                             2000          1999          1998
                                                          -----------   -----------   -----------
                                             ASSETS
Current assets:
  Cash and cash equivalents.............................  $   222,527   $ 7,811,879   $ 4,281,882
     Receivables contracts, less allowance for doubtful
       accounts of $90,000..............................   21,671,246    24,240,296    20,964,941
     Retainage..........................................    4,527,702     3,938,197     2,830,294
  Costs and estimated earnings in excess of billings on
     uncomplete contracts (Note 2)......................    5,807,112     3,076,818     3,288,288
  Prepaid expenses......................................       83,599        82,763        16,070
                                                          -----------   -----------   -----------
                                                           32,312,186    39,149,953    31,381,475
Property and equipment, less accumulated depreciation
  (Note 3)..............................................      739,904       703,681       583,122
                                                          -----------   -----------   -----------
                                                          $33,052,090   $39,853,634   $31,964,597
                                                          ===========   ===========   ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Line of credit (Note 5)...............................  $   250,000   $        --   $        --
  Accounts payable......................................   10,670,871    13,452,568    10,772,670
  Accrued expenses......................................    3,073,184     4,995,501     3,769,592
  Distributions payable to stockholders.................   11,161,026    10,253,434     8,571,441
  Billings in excess of costs and estimated earnings on
     uncomplete contracts (Note 2)......................    1,458,384     4,713,506     2,412,269
                                                          -----------   -----------   -----------
                                                          $26,613,465   $33,415,009   $25,525,972
                                                          ===========   ===========   ===========
Commitments and contingencies (Notes 1, 4 and 5)
Stockholders' equity:
  Common stock, $1 par -- shares authorized, 500,000;
     16,906, 16,906 and 16,981 shares issued and
     outstanding as at March 8, 2000, December 31, 1999
     and 1998 respectively..............................  $    16,906   $    16,906   $    16,981
  Additional paid-in capital............................      684,436       684,436       726,167
  Retained earnings.....................................    5,737,283     5,737,283     5,695,477
                                                          -----------   -----------   -----------
          Total stockholders' equity....................    6,438,625     6,438,625     6,438,625
                                                          -----------   -----------   -----------
                                                          $33,052,090   $39,853,634   $31,964,597
                                                          ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             INGLETT & STUBBS, INC.

                            STATEMENTS OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND
                THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                2000           1999          1998          1997
                                             -----------   ------------   -----------   -----------
                                                               (IN U.S. DOLLARS)
Contract revenues earned...................  $21,942,049   $137,377,242   $97,384,242   $41,835,202
Cost of revenues earned....................   17,049,303    118,498,418    81,317,716    32,207,418
                                             -----------   ------------   -----------   -----------
          Gross profit.....................    4,892,746     18,878,824    16,066,526     9,627,784
Selling, general and administrative
  expenses.................................    1,610,578      6,371,127     5,287,552     4,162,244
                                             -----------   ------------   -----------   -----------
Operating income...........................    3,282,168     12,507,697    10,778,974     5,465,540
Interest income -- net.....................       49,207        205,163       188,418       375,494
                                             -----------   ------------   -----------   -----------
Income before state income taxes...........    3,331,375     12,712,860    10,967,392     5,841,034
State income tax provision.................      205,119        148,306        19,097        77,475
                                             -----------   ------------   -----------   -----------
          Net income.......................  $ 3,126,256   $ 12,564,554   $10,948,295   $ 5,763,559
                                             ===========   ============   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             INGLETT & STUBBS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                               (IN U.S. DOLLARS)

                                                            ADDITIONAL
                                       COMMON    TREASURY    PAID-IN       RETAINED
                                        STOCK     STOCK      CAPITAL       EARNINGS        TOTAL
                                       -------   --------   ----------   ------------   ------------
Balances at December 31, 1996........  $16,746   $     --   $ 599,862    $  5,108,640   $  5,725,248
  Cash distributions to
     stockholders....................       --         --          --      (1,397,533)    (1,397,533)
  Accrued distributions to
     stockholders....................       --         --          --      (4,079,765)    (4,079,765)
  Purchase of treasury stock.........             (57,121)                                   (57,121)
  Issuance of common stock from
     treasury........................              57,121                                     57,121
          Net income.................                                       5,763,559      5,763,559
                                       -------   --------   ---------    ------------   ------------
Balances at December 31, 1997........   16,746                599,862       5,394,901      6,011,509
  Cash distributions to
     stockholders....................       --         --          --      (2,076,278)    (2,076,278)
  Accrued distributions to
     stockholders....................       --         --          --      (8,571,441)    (8,571,441)
  Issuance of common stock...........      235                126,305              --        126,540
          Net income.................       --         --                  10,948,295     10,948,295
                                       -------   --------   ---------    ------------   ------------
Balances at December 31, 1998........   16,981                726,167       5,695,477      6,438,625
  Cash distributions to
     stockholders....................       --                     --      (2,269,314)    (2,269,314)
  Accrued distributions to
     stockholders....................       --         --          --     (10,253,434)   (10,253,434)
  Purchase of common stock...........   (1,000)              (589,000)             --       (590,000)
  Issuance of common stock...........      925                547,269              --        548,194
          Net income.................       --         --          --      12,564,554     12,564,554
                                       -------   --------   ---------    ------------   ------------
Balances at December 31, 1999........   16,906                684,436       5,737,283      6,438,625
  Distribution to stockholders.......       --                     --      (3,126,256)    (3,126,256)
          Net income.................       --         --          --       3,126,256      3,126,256
                                       -------   --------   ---------    ------------   ------------
Balances at March 8, 2000............  $16,906   $          $ 684,436    $  5,737,283   $  6,438,625
                                       =======   ========   =========    ============   ============

   The accompanying notes are an integral part of these financial statements.

                             INGLETT & STUBBS, INC.

                            STATEMENTS OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND
                THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                              2000           1999           1998           1997
                                           -----------   ------------   ------------   ------------
                                                              (IN U.S. DOLLARS)
Operating activities:
  Net income.............................  $ 3,126,256   $ 12,564,554   $ 10,948,295   $  5,763,559
  Adjustments to reconcile net income to
     cash provided by (used in) operating
     activities
     (Gain)/loss on disposition of
       assets............................       (6,974)        (9,286)       109,438          7,485
     Depreciation........................      164,856        316,385        280,648        251,298
     Changes in operating assets and
       liabilities
       Receivables.......................    1,979,545     (4,383,258)   (14,542,036)       520,755
       Costs and estimated earnings in
          excess of billings on
          uncomplete contracts...........   (2,730,294)       211,470     (1,253,367)        77,387
       Prepaid expenses..................         (836)       (66,693)        (1,102)        80,089
       Accounts payable..................   (2,781,697)     2,679,898      8,549,739     (5,848,093)
       Accrued expenses..................   (1,922,317)     1,225,909      1,421,948       (103,082)
       Billings in excess of costs and
          estimated earnings on
          uncomplete contracts...........   (3,255,122)     2,301,237      1,448,184     (1,119,778)
                                           -----------   ------------   ------------   ------------
Cash provided by (used in) operating
  activities.............................   (5,426,583)    14,840,216      6,961,747       (370,380)
                                           -----------   ------------   ------------   ------------
Investing activities
  Additions to property and equipment,
     net.................................     (203,263)      (443,608)      (317,007)      (377,105)
  Proceeds from sale of property and
     equipment...........................        9,158         15,950             --             --
                                           -----------   ------------   ------------   ------------
Cash used in investing activities........     (194,105)      (427,658)      (317,007)      (377,105)
                                           -----------   ------------   ------------   ------------
Financing activities:
  Net proceeds from line of credit.......      250,000             --             --             --
  Distributions paid to stockholders.....   (2,218,664)   (10,840,755)    (6,156,043)   (11,953,654)
  Proceeds on issuance of common stock...           --        548,194        126,540         57,121
  Purchase of treasury stock.............           --       (590,000)            --        (57,121)
                                           -----------   ------------   ------------   ------------
Cash used in financing activities........   (1,968,664)   (10,882,561)    (6,029,503)   (11,953,654)
                                           -----------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents............................   (7,589,352)     3,529,997        615,237    (12,701,139)
Cash and cash equivalents beginning of
  year...................................    7,811,879      4,281,882      3,666,645     16,367,784
                                           -----------   ------------   ------------   ------------
Cash and cash equivalents, end of year...  $   222,527   $  7,811,879   $  4,281,882   $  3,666,645
                                           ===========   ============   ============   ============
Supplemental disclosures of cash flow
  information
Cash paid during the period for
  Interest...............................  $             $              $              $
                                           ===========   ============   ============   ============
  State income taxes.....................  $   155,119   $    148,306   $     19,907   $     77,475
                                           ===========   ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                             INGLETT & STUBBS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

GENERAL BUSINESS

     Inglett & Stubbs, Inc., (the "Company") is a sub-contractor engaged in the installation and servicing of electrical facilities primarily in the southeastern part of the United States.

BASIS OF PRESENTATION

     The financial statements and the notes thereto are prepared in accordance with accounting principles generally accepted in the United States which do not vary in material respects from accounting principles generally accepted in Canada.

PROPERTY, EQUIPMENT AND DEPRECIATION

     Property and equipment are stated at cost. Equipment is depreciated primarily on accelerated methods at the following rates:

Automobile and trucks.......................................    5 years
Equipment...................................................  5-7 years
Furniture and fixtures......................................    7 years

INCOME FROM CONTRACTS

     Income from fixed price contracts is reported on the percentage-of-completion method. Under this method, the percentage of contract revenue to be recognized currently is based on the ratio of costs incurred to date to total estimated contract costs after giving effect to the most recent estimates of cost to complete. Income from time and materials contracts and from guaranteed maximum price contracts is reported based on the cost incurred to date plus the applicable fee percentage. Income from small contracts (work orders) and on service contracts is reported upon completion of the applicable contracts.

     Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

OPERATING CYCLE

     The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. The length of the contracts varies from one month to approximately 24 months.

     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

RETIREMENT PLANS

     The Company has a contributory, trusteed profit-sharing plan covering substantially all non-union employees. The annual contribution to the plan is determined by the Board of Directors and is not to exceed 15% of eligible salaries. The Company's contribution to the plan was $50,300 for the period from January 1, 2000 to March 8, 2000 and $262,300, $208,300 and $212,700 for the
years ended December 31, 1999, 1998 and 1997 respectively.

                             INGLETT & STUBBS, INC.

     The Company also contributes to a multi-employer pension plans jointly administered by industry and union representatives. The Company's contributions were approximately $1,594,000 for the period from January 1, 2000 to March 8, 2000 and approximately $7,857,400, $4,866,000 and $2,524,000 for the years ended December 31, 1999, 1998 and 1997 respectively. All of the Company's field employees are subject to a collective bargaining agreement.

TAXES ON INCOME

     The Company has elected S Corporation status for income tax purposes and the stockholders include the taxable income of the Company on their individual tax returns. Accordingly, there is no provision for income taxes in the financial statements. Had this election not been made, the Company's income tax expense would have been approximately $1,250,000 for the period from January 1, 2000 to March 8, 2000 and $4,298,000, $4,220,000 and $1,660,000 for the years ended December 31, 1999, 1998 and 1997 respectively. It is the Company's policy to distribute to the stockholders, at a minimum amounts equaling the individual income tax liability related to the Company's taxable income.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include estimated costs at completion and the allowance for possible contract losses. Actual results could differ from those estimates.

SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

     For the purposes of the accompanying statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     The Company has accrued distributions of $11,161,026 at March 8, 2000 and $10,253,434, $8,571,441 and $4,079,765 at December 31, 1999, 1998 and 1997
respectively, which have been charged to retained earnings and recorded as a current liability.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments as fair value. The effective date of SFAS No. 133 was delayed one year to June 15, 2000, by SFAS No. 137. Management does not believe the implementation of this accounting pronouncement will have a material effect on its financial statements.

CONCENTRATION OF CREDIT RISK

     The Company's cash and cash equivalents in banks exceeds the federally insured deposits limit by $548,340 March 8, 2000.

     Major contracts with two customers account for 34% and 28% respectively, of contracts in progress at March 8, 2000.

                             INGLETT & STUBBS, INC.

IMPAIRMENT RECOGNITION

     Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash flows (indiscounted and without interest) attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the asset's carrying value and its estimated fair market value. Management believes no material impairment in long-lived assets exists at March 8, 2000.

2. CONTRACTS IN PROGRESS

     Contracts in progress at March 8, 2000, December 31, 1999 and 1998 is as follows:

                                                   2000           1999           1998
                                               ------------   ------------   ------------
Costs incurred to date on incomplete
  contracts..................................  $115,928,668   $124,601,796   $ 96,241,800
Estimated earnings recognized to date on
  these contracts............................    10,892,479     10,506,142     11,217,239
                                               ------------   ------------   ------------
                                                126,821,147    135,107,938    107,459,039
Less applicable billings.....................   123,162,622    137,662,304    107,075,489
                                               ------------   ------------   ------------
Net amount before work orders................     3,658,525     (2,554,366)       383,550
Work orders..................................       690,203        917,678        492,469
                                               ------------   ------------   ------------
                                               $  4,348,728   $ (1,636,688)  $    876,019
                                               ============   ============   ============

     Included in accompanying balance sheets under the following captions:

                                                 2000           1999           1998
                                              -----------    -----------    -----------
Costs and estimated earnings in excess of
  billings on incomplete contracts........    $ 5,807,112    $ 3,076,818    $ 3,288,288
Billings on incomplete contracts in excess
  of costs and estimated earnings.........     (1,458,384)    (4,713,506)    (2,412,269)
                                              -----------    -----------    -----------
                                              $ 4,348,728    $(1,636,688)   $   876,019
                                              ===========    ===========    ===========

3. PROPERTY AND EQUIPMENT

     Property and equipment at March 8, 2000, December 31, 1999 and 1998 consisted of the following:

                                                    2000          1999          1998
                                                 ----------    ----------    ----------
Automobile and trucks........................    $1,492,158    $1,368,174    $1,087,626
Equipment....................................       548,702       526,845       464,461
Furniture and fixtures.......................        61,679        57,977        36,714
                                                 ----------    ----------    ----------
                                                  2,102,539     1,952,996     1,588,801
Less accumulated depreciation................     1,362,635     1,249,315     1,005,679
                                                 ----------    ----------    ----------
                                                 $  739,904    $  703,681    $  583,122
                                                 ==========    ==========    ==========

4. COMMITMENTS

LEASES

     The Company leases its facilities, consisting of land and building, from a partnership whose partners are stockholders of the Company under a lease agreement expiring in December 2014. This lease calls for annual rental payments of $216,000 to be paid on a monthly basis. During 1998 and 1997, the Company leased a

                             INGLETT & STUBBS, INC.

different facility from another partnership whose partners are stockholders of the Company. Lease payments to those partnerships during the period from January 1, 2000 to March 8, 2000 and the years ended December 31, 1999, 1998 and 1997 amounted to $40,000, $236,000, $60,000 and $60,000 respectively.

GUARANTY

     The Company has given a limited guaranty to the bank holding the mortgage to the property that is currently being leased by the Company from a partnership whose partners are stockholders of the Company. This guaranty is limited to $431,000.

5. LINE-OF-CREDIT

     The Company has a $3,000,000 unsecured line-of-credit agreement with a bank that expires in July 2000. Borrowings under the line bear interest at the bank's prime interest rate (8.5% percent at December 31, 1999). At March 8, 2000, there was $250,000 of borrowings outstanding under this agreement. There were no outstanding borrowings under the agreement at December 31, 1999 and 1998.

6. RELATED PARTY TRANSACTION

     During 1999, the Company installed electrical facilities in a building owned by a related partnership whose partners are stockholders of the Company. The Company recognized approximately $273,000 of income from contracts and no gross profit from this job.

7. SUBSEQUENT EVENT

     On March 9, 2000, 100% of the issued and outstanding common stock was sold for approximately $53 million to Sunbelt Integrated Trade Services, Inc. ("Sunbelt") (subject to adjustment for the amount by which the Company's stockholders equity differs from a stated base) in cash and notes. In addition, the agreement also calls for payment of an additional $23 million in cash or stock of Sunbelt's ultimate parent company, should the aggregate earnings of the Company and several other companies being acquired concurrently meet certain earnings targets over the three year period after acquisition. Pursuant to the purchase and sale agreement, certain accounts receivable of the Company were assigned to the stockholders to fund the payments of the distributions payable to the stockholders. As these assigned accounts receivable are collected the distributions payable to the stockholders will be made. The stockholders of the Company bear the risk of non-collection such that the distributions will be paid only to the extent that the assigned receivables are collected.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Quality Mechanical Contractors, Inc.

     We have audited the accompanying statements of income and of cash flows of Quality Mechanical Contractors, Inc. (the "Company") for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

(Signed) Deloitte & Touche LLP
Independent Public Accountants

Orlando, Florida
March 12, 1999
(except for note 11 for which the date is March 9, 2000)

                      QUALITY MECHANICAL CONTRACTORS, INC.

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                              (IN U.S. DOLLARS)
                                                              -----------------
Contract revenues earned....................................     $90,163,388
Cost of revenues earned.....................................      77,069,251
                                                                 -----------
          Gross profit......................................      13,094,137
Selling, general, and administrative expenses...............       4,681,093
                                                                 -----------
Income from operations......................................       8,413,044
                                                                 -----------
Other income (expense):
  Interest income...........................................         574,461
  Interest expense..........................................         (93,733)
  Other income -- net.......................................          11,220
                                                                 -----------
  Other income -- net.......................................         491,948
                                                                 -----------
Income before income taxes..................................       8,904,992
Provision for income taxes..................................       3,171,859
                                                                 -----------
          Net income........................................     $ 5,733,133
                                                                 ===========

                      QUALITY MECHANICAL CONTRACTORS, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                              (IN U.S. DOLLARS)
                                                              -----------------
Cash flows from operating activities:
  Net income................................................     $ 5,733,133
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................         322,768
     Loss on sale of property and equipment.................          26,482
     Loss on sale of partnership investment.................         115,746
     Gain on sale of marketable securities..................        (134,782)
     Deferred income taxes..................................         (86,756)
     Net change in allowance for doubtful accounts..........          (9,823)
     Changes in operating assets and liabilities -- net:
       Contract receivables.................................       5,568,690
       Income tax receivable................................        (516,192)
       Inventory............................................         (44,317)
       Costs and estimated earnings in excess of billings on
        uncompleted contracts...............................       1,263,908
       Other assets.........................................          (3,195)
       Accounts payable and accrued expenses................      (2,020,336)
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................      (2,466,543)
       Accrued union benefits...............................         285,606
       Income taxes payable.................................        (676,901)
                                                                 -----------
          Net cash provided by operating activities.........       7,357,488
                                                                 -----------
Cash flows from investing activities:
  Purchase of property and equipment........................        (687,488)
  Proceeds from sale of property and equipment..............             227
  Purchase of marketable securities.........................      (3,441,634)
  Proceeds from sales of marketable securities..............       2,018,234
  Issuance of notes receivable..............................      (3,230,923)
  Repayments of notes receivable............................       1,502,149
  Purchase of investment in real estate.....................      (2,540,440)
                                                                 -----------
          Net cash used in investing activities.............      (6,379,875)
                                                                 -----------
Cash flows from financing activities:
  Principal repayments of long-term debt....................        (285,423)
  Proceeds from long-term debt..............................          59,210
  Purchase and retirement of common stock...................        (145,000)
  Proceeds from sale of common stock........................         133,950
                                                                 -----------
          Net cash used in financing activities.............        (237,263)
                                                                 -----------
Net increase in cash and cash equivalents...................         740,350
Cash and cash equivalents, beginning of year................       2,445,378
                                                                 -----------
Cash and cash equivalents, end of year......................     $ 3,185,728
                                                                 ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................     $    90,333
                                                                 ===========
     Income taxes...........................................     $ 4,450,000
                                                                 ===========
Noncash financing activities:
                                                                 -----------
  Vehicle acquired under note payable.......................     $    60,834
                                                                 ===========

                      QUALITY MECHANICAL CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1998

                               (IN U.S. DOLLARS)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     Nature of Operations. Quality Mechanical Contractors, Inc. (the "Company") was organized in July 1972 as a heating, air conditioning and plumbing contractor doing business in Southern Nevada.

     Operating Cycle. The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. The length of the contracts varies from one month to approximately 24 months.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentrations. The majority of the Company's work is performed in the City of Las Vegas, Nevada and the surrounding area. Further, the majority of the Company's work is performed on projects in the gaming industry. See Note 10 for discussion regarding major customers.

     Substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, limits and/or monitoring procedures. The Company reviews its contract receivables and provides allowances periodically.

     Contract Revenue Recognition and Contract Cost. Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract (the "cost-to-cost method"). Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method. The cost-to-cost method is used because management considers expended cost to be the best available measure of progress on these contracts. Profits on contracts are recorded when progress reaches a point where cost and estimate analysis and other evidence are sufficient to estimate results with reasonable accuracy. The Company does not recognize any gross profit amounts related to change order work performed until it is known that those change orders have been approved by the customer. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as insurance, supplies, tools and depreciation. Selling, general and administrative costs are charged to expense as incurred.

     Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

                      QUALITY MECHANICAL CONTRACTORS, INC.

     The asset, "Cost and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

     Long-Lived Assets. Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash outflows (undiscounted and without interest) attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the asset's carrying value and its estimated fair market value. Management believes no material impairment in long-lived assets exists at December 31, 1998.

     Comprehensive Income. On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. In 1998, comprehensive income consisted of net income and unrealized gains on marketable securities and is presented in the accompanying statement of stockholders' equity. SFAS No. 130 requires additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

     Financial Instruments. The carrying amounts reported in the balance sheet for cash and cash equivalents, contract receivables, notes receivable, accounts payable and accrued expenses, and accrued union benefits approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's line of credit and long-term debt approximate fair value due to interest rates, which are comparable to current rates.

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Cash and Cash Equivalents. Cash and cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. At times, such investments may be in excess of the Federal Depository Insurance Company coverage limits. However, the Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. For purposes of the statement of cash flows, the Company considers such investments with a maturity of three months or less to be cash equivalents.

     Marketable Securities. The Company's marketable securities have been classified as available-for-sale and stated at market value, with unrealized gains and losses, net of income tax effects, excluded from income and reported as a separate component of other comprehensive income and stockholders' equity. Market value is determined by the most recently traded price of the security at the balance sheet date. Net realized gains or losses are determined on the specific identification cost method.

     Unrealized gains and losses at December 31, 1998 are $39,208 and $8,397, respectively. Realized gains totaled $134,782 for the year ended December 31, 1998 and are included in other income in the accompanying statement of income.

     Inventory. Inventory consists primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

                      QUALITY MECHANICAL CONTRACTORS, INC.

     Notes Receivable. Notes receivable are recorded at cost, less the related allowance for impaired notes receivable. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income, thereafter.

     Property, Equipment, and Depreciation. Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of future minimum lease payments. Depreciation and amortization is provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method. The estimated service lives are generally as follows:

Shop tools and equipment....................................  5-10 years
Vehicles....................................................   5-7 years
Office furniture and equipment..............................   3-7 years
Leasehold improvements......................................  5-10 years

     Income Taxes. The Company accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that the change in the rate is enacted.

2. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Costs and estimated earnings on uncompleted contracts at December 31, 1998 are summarized as follows:

Costs incurred on uncompleted contracts.....................  $  99,177,751
Estimated earnings..........................................     13,741,246
                                                              -------------
                                                                112,918,997
Less billings to date.......................................   (116,827,326)
                                                              -------------
                                                              $  (3,908,329)
                                                              =============

     Included in the accompanying balance sheet are the following captions and amounts:

Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $ 1,353,358
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (5,261,687)
                                                              -----------
                                                              $(3,908,329)
                                                              ===========

                      QUALITY MECHANICAL CONTRACTORS, INC.

3. NOTES RECEIVABLE

     Notes receivable outstanding at December 31, 1998 are summarized as follows:

Unsecured notes receivable from employees. Maturities range
  from 12 months to 120 months. Monthly payments are
  required including interest at the rate of 9.75% to 10%
  per annum.................................................  $    18,419
Notes receivable from a mortgage company; collateralized by
  real estate. Monthly payments are required, including
  interest at the rate of 13% to 14% per annum. The notes
  mature in 1999............................................    1,787,498
Contract receivable from a related party; collateralized by
  real estate. Monthly payments are $7,142 with interest at
  the rate of 6.75%.........................................    1,042,779
                                                              -----------
          Total.............................................    2,848,696
Less current portion........................................   (1,807,337)
                                                              -----------
                                                              $ 1,041,359
                                                              ===========

4. LINE OF CREDIT

     The Company has a line of credit arrangement with a bank, under which it may borrow, on an unsecured basis, up to an aggregate of $4,000,000 as of December 31, 1998, with interest at the bank's prime rate plus 0.50%. An unused commitment fee of 0.10% per annum is assessed quarterly on the average unused loan balance. The line of credit available at December 31, 1998 was $3,783,000, net of a $217,000 letter of credit issued as a condition to participate in a self-insured workers compensation program. The line of credit is guaranteed by the Company's majority stockholder. The line of credit contains a provision restricting the payment of dividends without the prior written consent of the lender. There were no borrowings outstanding under this arrangement at December 31, 1998.

     The line of credit was terminated in connection with the sale of the Company in February 1999 (see Note 11).

5. LONG-TERM DEBT

     Long-term debt at December 31, 1998 is summarized as follows:

Life insurance policy loans collateralized by cash surrender
  value of policies. Interest rate is 6-8%..................  $   38,854
Notes payable collateralized by vehicles. Monthly payments
  are $946 with interest at 5.9% per annum. Due August
  2001......................................................      27,946
Note payable collateralized by a vehicle. Monthly payments
  for the first year are $1,507 and are reduced each year of the four-year term. The interest rate is 6.2%. The final
  payment of $1,275 is due February 2002....................      46,098

                      QUALITY MECHANICAL CONTRACTORS, INC.

Note payable collateralized by equipment. Monthly principal
  payments are $10,417. Interest is payable monthly at the
  rate of 7.9%. The note is due January 31, 2002. Interest
  is charged as a penalty on any accelerated principal
  payments. The note payable is guaranteed by the majority
  stockholder. The loan agreement contains various
  covenants.................................................  $  375,000
Note payable to retired employee (related party) due
  September 2004. Monthly payments are $12,900 with interest
  at 5.82%..................................................     660,608
                                                              ----------
                                                               1,148,506
Less current portion........................................    (269,088)
                                                              ----------
          Total.............................................  $  879,418
                                                              ==========

     Maturities of long-term debt for years subsequent to December 31, 1998 are summarized as follows:

1999........................................................  $  269,088
2000........................................................     277,140
2001........................................................     281,872
2002........................................................     143,569
2003........................................................     137,983
Thereafter..................................................      38,854
                                                              ----------
                                                              $1,148,506
                                                              ==========

6. EMPLOYEE BENEFIT PLANS

     Defined Contribution 401(k) Profit-Sharing Plan. The Company has a defined contribution profit sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code. The plan provides retirement benefits for nonunion employees meeting minimum age and service requirements. Participants may contribute up to 10% of their gross wages, subject to certain limitations. The plan provides for discretionary matching contributions, as determined by the Board of Directors, to be made by the Company. The discretionary amounts contributed to the plan by the Company for the year ended December 31, 1998 were $88,709. In addition, the Company elected to make profit sharing contributions to the plan for the year ended December 31, 1998 of $63,000.

     Union-Administered Benefit Plans. The Company makes contributions to union-administered health and welfare, local and national pensions, and union benefit plans that cover approximately 91% of the Company's employees. During the year ended December 31, 1998, the Company contributed $2,517,504, $2,631,111, and $1,099,685 to health and welfare plans, local and national pensions, and union benefit plans, respectively. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of a plan termination or employer withdrawal, an employer may be liable for a portion of the multi-employer plan's unfunded vested benefits, if any. The Company has not yet received information from the plans' administrators to determine its share of any unfunded vested benefits, if any. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

7. INCOME TAXES

     The provision (benefit) for income taxes for the year ended December 31, 1998 is summarized as follows:

Current federal.............................................  $3,258,615
Deferred federal............................................     (86,756)
                                                              ----------
          Total provision for income taxes..................  $3,171,859
                                                              ==========

                      QUALITY MECHANICAL CONTRACTORS, INC.

     Income tax expense differed from the amount computed by applying the U.S. federal corporate income tax rate of 35% to income before income taxes for the year ended December 31, 1998 as follows:

Computed "expected" tax expense.............................  $3,116,747
Nondeductible expenses......................................      55,112
                                                              ----------
                                                              $3,171,859
                                                              ==========

     The accompanying financial statements do not include a provision for state income tax as the Company's income is earned in Nevada, which does not have a corporate income tax.

     The tax effect of temporary differences between the income tax bases of assets and liabilities and the financial statement reporting amounts, which result in the recognition of deferred tax assets and liabilities, are as follows:

Deferred tax assets -- current:
  Allowance for doubtful accounts...........................  $151,370
  Accrued workers' compensation.............................    54,324
  Accrued warranty expense..................................    56,875
  Allowance for loss contracts..............................   109,295
                                                              --------
          Total deferred tax assets -- current..............  $371,864
                                                              ========
Deferred tax liabilities -- noncurrent:
  Property and equipment principally due to differences in
     depreciation...........................................  $117,782
  Installment sale of building..............................    35,152
  Unrealized gain on marketable securities..................    10,784
                                                              --------
          Total deferred tax liabilities -- noncurrent......  $163,718
                                                              ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

8. COMMITMENTS AND CONTINGENCIES

     Legal Actions. The Company is involved in various legal actions that have arisen in the ordinary course of business. While any litigation contains an element of uncertainty, management is of the opinion that none of these matters will have material adverse effect on the financial condition or results of operations of the Company.

     Self-Insurance. The Company is a self-insured employer in the Nevada Workers Compensation Program. The plan is administered by a licensed third party administrator. The Company is indemnified for any loss for workers compensation claims in excess of $300,000 and up to the statutory limit for each accident. In addition, the Company is indemnified for any damages related to workers compensation claims in excess of $300,000 and up to $1,000,000 for each accident. A $155,211 liability for estimated future claims expense is recorded in accrued expenses in the accompanying balance sheet. The Company has provided a letter of credit in the amount of $217,000 as a condition to participate in the self-insured program, which remains outstanding as of December 31, 1998.

                      QUALITY MECHANICAL CONTRACTORS, INC.

     Unionized Labor Force. Approximately 61% of the Company's employees belong to Plumbers and Pipefitters Local Number 525, whose contract expires in June 2001. Approximately 30% of the Company's employees belong to Sheetmetal Workers International Local Number 88, whose contract also expires in June 2001.

     Leases. The following is a schedule of future minimum lease payments required under operating leases, including those with related parties as more fully described in Note 13, that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

1999........................................................  $  390,520
2000........................................................     405,394
2001........................................................     413,116
2002........................................................     431,189
2003........................................................     441,660
Thereafter..................................................   1,507,849
                                                              ----------
                                                              $3,589,728
                                                              ==========

     Rental expense for operating leases was approximately $390,000 for the year ended December 31, 1998.

     The Company leases their office space and production facilities from a related party, as more fully described in Note 9. These leases have been classified as operating leases.

     Claims. The Company is currently in negotiations with respect to claims on work previously performed. Such amounts, consisting of three claims, total approximately $3,400,000 at December 31, 1998. The Company has recorded the costs associated with this work and has not recognized revenue on the pending claims. There are no assurances that the Company will prevail in these matters.

     Executive Employment Agreements. The Company has entered into three employment agreements, two with related parties, which expire in five years. The terms of the agreements stipulate either party can terminate the agreement for any reason by giving notice sixty-days prior to the renewal date. In connection with the sale of the Company, as indicated in Note 11, these agreements have been terminated.

     Stock Purchase Agreement. In January 1993, the Company and certain stockholders entered into a stock purchase agreement ("Agreement"). As set forth in the Agreement, upon the death or total permanent disability of a stockholder, the Company shall within ninety days proceed to purchase all of the said stockholder's stock in the Company at fair value as determined by the Agreement. It is the intent of the parties that the proceeds of any life insurance policies pertaining to this Agreement shall be used to complete the purchase of said stockholder's stock. In connection with the sale of the Company, as indicated in
Note 11, this agreement has been terminated.

9. TRANSACTIONS WITH A RELATED PARTY

     The Company leases its office space, production facilities and certain equipment from a related party. These multiple lease agreements require base monthly payments of $32,050 at December 31, 1998, and have been classified as operating leases. These leases require the Company to provide insurance, repairs and maintenance, and to pay real estate taxes on the leased property. These leases expire at various dates through July 2006. Lease expense for the year ended December 31, 1998 incurred under these agreements was $384,600.

10. SIGNIFICANT CUSTOMERS

     Revenues earned for the year ended December 31, 1998 include approximately $82,000,000 from two significant customers, which represent approximately 88% of total revenues earned.

                      QUALITY MECHANICAL CONTRACTORS, INC.

11. SUBSEQUENT EVENT

     In February 1999, the Company was sold to Sunbelt Integrated Trade Services, Inc. ("Sunbelt") for cash and shares of Sunbelt common stock.

                      QUALITY MECHANICAL CONTRACTORS, INC.



                    UNAUDITED CONDENSED STATEMENTS OF INCOME


              FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997



                                                               1998      1997
                                                              -------   -------
                                                              (IN THOUSANDS OF
                                                                U.S. DOLLARS)
Contract revenues earned....................................  $40,742   $34,607
Cost of revenues earned.....................................   36,905    30,299
                                                              -------   -------
Gross profit................................................    3,837     4,308
                                                              -------   -------
Selling, general and administrative expenses................    2,390     2,156
                                                              -------   -------
Operating income............................................    1,447     2,152
Non-operating income, net...................................       57        32
                                                              -------   -------
Income before income tax provision..........................    1,504     2,184
Income tax provision........................................      526       764
                                                              -------   -------
Net income..................................................  $   978   $ 1,420
                                                              =======   =======

                      QUALITY MECHANICAL CONTRACTORS, INC.



                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS


              FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997



                                                               1998      1997
                                                              -------   -------
                                                              (IN THOUSANDS OF
                                                                U.S. DOLLARS)
Net cash provided by operating activities...................  $ 3,930   $ 4,051
Net cash used in investing activities.......................   (5,360)     (263)
Net cash provided by (used in) financing activities.........       22    (1,232)
                                                              -------   -------
Net increase (decrease) in cash and cash equivalents........   (1,408)    2,556
Cash and cash equivalents, beginning of period..............    4,594      (108)
                                                              -------   -------
Cash and cash equivalents, end of period....................  $ 3,186   $ 2,448
                                                              =======   =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Quality Mechanical Contractors, Inc.

     We have audited the accompanying balance sheets of Quality Mechanical Contractors, Inc. as of June 30, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quality Mechanical Contractors, Inc. as of June 30, 1998 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1998 in conformity with United States generally accepted accounting principles.

                                          /s/  KPMG LLP

Las Vegas, Nevada
December 31, 1998

                      QUALITY MECHANICAL CONTRACTORS, INC.

                                 BALANCE SHEETS
                             JUNE 30, 1998 AND 1997

                                                                 1998          1997
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 4,593,779   $     8,499
  Contract receivables, net.................................   14,264,446    12,811,824
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      971,933     2,537,425
  Notes receivable, current portion:
    Related party...........................................       15,190        43,912
    Other...................................................      656,308         4,258
    Other receivables.......................................        3,710         1,855
  Income tax receivable.....................................           --       290,293
  Deferred income taxes.....................................      338,990       236,420
                                                              -----------   -----------
        Total current assets................................   20,844,356    15,934,486
                                                              -----------   -----------
Contract receivable, retainage..............................      842,015            --
Notes receivable, less current installments, net:
Related party...............................................    1,036,325     1,051,515
Other.......................................................    1,015,865        18,078
Investments.................................................      170,056       179,236
Property and equipment, at cost:
  Leasehold improvements....................................      226,660       192,860
  Autos, trucks and trailers................................      824,551       631,922
  Office furniture and equipment............................      572,693       487,223
  Shop tools and equipment..................................    2,158,760     1,649,921
                                                              -----------   -----------
                                                                3,782,664     2,961,926
  Less accumulated depreciation and amortization............   (2,051,966)   (1,893,186)
                                                              -----------   -----------
        Total property and equipment........................    1,730,698     1,068,740
                                                              -----------   -----------
Other assets................................................      186,310       193,121
                                                              -----------   -----------
                                                              $25,825,625   $18,445,176
                                                              ===========   ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................  $        --   $   116,407
  Line of credit............................................           --     1,637,520
  Current maturities of long-term debt and capital lease
    obligations.............................................      265,577        95,898
  Accounts payable..........................................    2,970,874     5,263,707
  Allowance for loss contracts..............................      415,223            --
  Accrued expenses..........................................    1,749,985     1,428,141
  Income tax payable........................................    2,600,956            --
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    4,508,669     2,812,883
                                                              -----------   -----------
        Total current liabilities...........................   12,511,284    11,354,556
Long-term debt and capital lease obligations, less current
  maturities................................................    1,014,451       873,530
Deferred income taxes.......................................      148,982        96,622
                                                              -----------   -----------
        Total liabilities...................................   13,674,717    12,324,708
                                                              -----------   -----------
Commitments and contingencies
Shareholders' equity:
  Common stock, 50,000 shares authorized, 11,842 shares and
    12,092 shares issued and outstanding, at $1.00 par
    value...................................................       11,842        12,092
  Additional paid-in capital................................      308,279       453,029
  Retained earnings.........................................   12,819,077     6,643,637
  Treasury stock, 1,800 common shares, at cost..............     (988,290)     (988,290)
                                                              -----------   -----------
        Total shareholders' equity..........................   12,150,908     6,120,468
                                                              -----------   -----------
                                                              $25,825,625   $18,445,176
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

On behalf of the Board:


-----------------------------------------------------  -----------------------------------------------------
                      Director                                               Director

                      QUALITY MECHANICAL CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Contract revenues earned.............................   $83,606,672   $53,434,549   $35,916,920
Cost of contract revenues earned.....................    70,211,252    48,607,207    31,137,737
                                                        -----------   -----------   -----------
          Gross profit...............................    13,395,420     4,827,342     4,779,183
Selling, general and administrative expenses.........     3,871,267     3,940,898     3,366,361
Depreciation expense.................................       271,807       225,170       182,536
                                                        -----------   -----------   -----------
  Income from operations.............................     9,252,346       661,274     1,230,286
                                                        -----------   -----------   -----------
Other income (expense):
  Interest income....................................       261,560       131,490       123,308
  Interest expense...................................      (119,372)      (92,834)      (12,744)
  Other income (expense), net........................         1,843        49,296       (14,404)
                                                        -----------   -----------   -----------
     Other income (expense), net.....................       144,031        87,952        96,160
                                                        -----------   -----------   -----------
     Income before income taxes......................     9,396,377       749,226     1,326,446
Provision for income taxes...........................     3,220,937       256,772       470,228
                                                        -----------   -----------   -----------
          Net income.................................   $ 6,175,440   $   492,454   $   856,218
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      QUALITY MECHANICAL CONTRACTORS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                   COMMON STOCK     ADDITIONAL                                 TOTAL
                                 ----------------    PAID-IN      RETAINED     TREASURY    SHAREHOLDERS'
                                 SHARES   DOLLARS    CAPITAL      EARNINGS       STOCK        EQUITY
                                 ------   -------   ----------   -----------   ---------   -------------
Balances at June 30, 1995......  12,070   $12,070   $ 440,971    $ 5,294,965   $      --    $ 5,748,006
Net income.....................      --        --          --        856,218          --        856,218
Issuance of common stock.......      22        22      12,058             --          --         12,080
                                 ------   -------   ---------    -----------   ---------    -----------
Balances at June 30, 1996......  12,092    12,092     453,029      6,151,183          --      6,616,304
Net income.....................      --        --          --        492,454          --        492,454
Purchase of 1,800 shares of
  common stock.................      --        --          --             --    (988,290)      (988,290)
                                 ------   -------   ---------    -----------   ---------    -----------
Balances at June 30, 1997......  12,092    12,092     453,029      6,643,637    (988,290)     6,120,468
Net income.....................      --        --          --      6,175,440          --      6,175,440
Purchase and retirement of
  common stock.................    (250)     (250)   (144,750)            --          --       (145,000)
                                 ------   -------   ---------    -----------   ---------    -----------
Balances at June 30, 1998......  11,842   $11,842   $ 308,279    $12,819,077   $(988,290)   $12,150,908
                                 ======   =======   =========    ===========   =========    ===========

   The accompanying notes are an integral part of these financial statements.

                      QUALITY MECHANICAL CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                                             1998          1997          1996
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net income............................................  $ 6,175,440   $   492,454   $   856,218
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Loss on sale of property and equipment.............        2,918        10,420         2,620
     Depreciation and amortization......................      271,807       225,170       182,536
     Deferred income taxes..............................      (50,210)      (30,539)      (40,009)
     Allowance for loss contracts.......................      415,223            --            --
     Changes in operating assets and liabilities:
       Contract receivables.............................   (2,294,637)   (5,681,254)   (2,319,849)
       Net increase (decrease) in billings related to
          costs and estimated earnings on uncompleted
          contracts.....................................    3,261,278    (1,053,424)      372,129
       Prepaid expenses.................................           --        28,203       (28,203)
       Accounts payable.................................   (2,292,833)    3,138,115     1,049,902
       Accrued expenses.................................      321,844       544,154      (563,135)
       Income tax payable/receivable....................    2,891,249      (464,450)      709,351
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................    8,702,079    (2,791,151)      221,560
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment....................     (964,275)     (742,753)     (218,259)
  Proceeds from sale of property and equipment..........       27,592           250        10,665
  Issuance of note receivable...........................   (1,750,000)      (21,846)           --
  Other receivables, net................................       (1,855)       11,684        (2,804)
  Collections of notes receivable.......................      144,075            --       189,662
  Sales (purchase) of marketable securities, net........           --       907,133      (907,133)
  Other assets, net.....................................       15,991         4,737        40,755
                                                          -----------   -----------   -----------
          Net cash provided by (used in) investing
            activities..................................   (2,528,472)      159,205      (887,114)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Principal repayments of long-term debt................     (288,967)      (82,860)           --
  Proceeds from long-term debt..........................      599,567            --            --
  Bank overdraft........................................     (116,407)      116,407            --
  Net (repayment of) proceeds from line of credit.......   (1,637,520)    1,637,520      (300,000)
  Purchase and retirement of common stock...............     (145,000)           --            --
  Proceeds from sale of common stock....................           --            --        12,080
                                                          -----------   -----------   -----------
          Net cash provided by (used in) financing
            activities..................................   (1,588,327)    1,671,067      (287,920)
                                                          -----------   -----------   -----------
          Net increase (decrease) in cash and cash
            equivalents.................................    4,585,280      (960,879)     (953,474)
Cash and cash equivalents at beginning of year..........        8,499       969,378     1,922,852
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $ 4,593,779   $     8,499   $   969,378
                                                          ===========   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...........................................  $   125,527   $    85,492   $    25,449
                                                          ===========   ===========   ===========
     Income taxes.......................................  $   381,380   $   754,058   $   350,000
                                                          ===========   ===========   ===========
Supplemental non-cash investing and financing
  activities:
  Note payable to related party in connection with
     acquisition of Company's common stock..............  $        --   $   988,290   $        --
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      QUALITY MECHANICAL CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997
                               (IN U.S. DOLLARS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Quality Mechanical Contractors, Inc. (the "Company") was organized in July 1972 as a heating, air conditioning and plumbing contractor doing business in southern Nevada, United States. The Company's work is primarily performed under fixed-price contracts, fixed-price contracts modified by incentive and penalty provisions and cost plus contracts. The length of the contracts varies from one month to approximately 24 months.

CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. At times, such investments may be in excess of the Federal Depository Insurance Coverage limits. However, the Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. The Company's uninsured cash balances at June 30, 1998 were $4,470,614. For purposes of the statement of cash flows, the Company considers such investments with a maturity of three months or less to be cash equivalents.

NOTES RECEIVABLE

     Notes receivable are recorded at cost, less the related allowance for impaired notes receivable. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income, thereafter.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

     Depreciation and amortization is provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method.

     The estimated service lives are generally as follows:

Leasehold improvements......................................  3-15 years
Autos, trucks and trailers..................................     5 years
Office furniture and equipment..............................  3-10 years
Shop tools and equipment....................................     5 years

INCOME TAXES

     The Company follows the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary

                      QUALITY MECHANICAL CONTRACTORS, INC.

differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CONTRACT REVENUE RECOGNITION AND CONTRACT COSTS

     Contract revenues are recognized on the percentage-of-completion method. Under this method, the percentage of completion of each job is the proportion of the costs incurred to date compared to current estimates of total cost. This percentage is applied to the total contract price to determine the amounts of revenue earned on fixed price contracts. Revenues from cost plus contracts are recognized on the basis of costs incurred as set forth in the contract during the period plus the fee earned. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recorded. The Company does not recognize any gross profit amounts related to change order work performed until it is known that those change orders have been approved by the customer. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents contract billings in excess of revenues recognized.

CONCENTRATION OF CREDIT RISK

     As of June 30, 1998, substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, limits and/or monitoring procedures.

USE OF ESTIMATES

     The financial statements have been prepared in accordance with United States generally accepted accounting principles.

     In conformity with United States generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of these financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

IMPAIRMENT RECOGNITION

     Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows (undiscounted and without interest) attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the assets carrying value and its estimated fair market value. Management believes no material impairment in the value of long-lived assets exists at June 30, 1998.

                      QUALITY MECHANICAL CONTRACTORS, INC.

FINANCIAL INSTRUMENTS

     Balance Sheet Financial Instruments. The carrying amounts reported in the balance sheets for cash and cash equivalents, contract receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's line of credit and long-term debt approximate fair value due to interest rates which are comparable to current rates.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity sections of a statement of financial position and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company is currently assessing the impact on the accompanying financial statements and believes that SFAS No. 130 will not result in comprehensive income different from net income as reported in the accompanying financial statements. SFAS No. 130 is a disclosure item only and will have no impact on the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS No. 131). SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers and will supersede SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. This new standard becomes effective for years beginning after December 15, 1997. This is a disclosure item only and will have no impact on the Company's financial position or results of operations.

     Statement of Position 98-5, Reporting on Costs of Start-up Activities (SOP 98-5) requires the costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 is not expected to have a material effect on the Company's financial position or results of operations.

                      QUALITY MECHANICAL CONTRACTORS, INC.

2. CONTRACT RECEIVABLES

     Contract receivables at June 30, 1998 and 1997 are summarized as follows:

                                                                 1998          1997
                                                              -----------   -----------
Completed contracts:
  Currently due.............................................  $ 1,226,939   $ 8,652,577
  Retainage.................................................      682,655         2,417
                                                              -----------   -----------
Contracts in progress:
  Currently due.............................................    9,436,792     1,281,604
  Retainage.................................................    3,874,187     3,075,704
                                                              -----------   -----------
                                                               15,220,573    13,012,302
Less allowance for doubtful accounts........................     (114,112)     (200,478)
Less retainage due in October 1999..........................     (842,015)           --
                                                              -----------   -----------
                                                              $14,264,446   $12,811,824
                                                              ===========   ===========

     As of June 30, 1998, $6,150,211 or 40.7% of the accounts receivable/retention balance is due from Perini Building Company on the Paris Hotel and Casino Project. In addition, $3,514,483 or 23.3% is due from Lehrer McGovern Bovis, Inc. on the Sands Tower Project. As of June 30, 1997, $5,438,552 or 42.4% of the accounts receivable/retention is due from Perini Building Company primarily for the McCarren International Airport Satellite D Project. The activity in the allowance for doubtful accounts for contract receivables for the years ended June 30, 1998, 1997 and 1996 are summarized as follows:

                                                           1998       1997       1996
                                                         --------   --------   --------
Allowance for doubtful accounts at beginning of year...  $200,478   $197,128   $209,673
Additions to (recoveries of) bad debt expense..........   (86,366)     3,350    (12,545)
                                                         --------   --------   --------
Allowance for doubtful accounts at end of year.........  $114,112   $200,478   $197,128
                                                         ========   ========   ========

3. NOTES RECEIVABLE

     Notes receivable outstanding at June 30, 1998 and 1997 are summarized as follows:

                                                                 1998         1997
                                                              ----------   ----------
Notes receivable from Del Mar Mortgage, Inc. is due at the
  monthly rate of 9% per annum. The note is due on demand
  and is unsecured..........................................  $1,000,000   $       --
Notes receivable from Del Mar Mortgage, Inc., secured by
  real estate. Interest is due monthly at the rate of 13%
  per annum. The notes mature in March 1999.................     650,000           --
Note receivable from J&M Spilsbury Investment Co. (a related party through common ownership of shareholder of the
  Company) Secured by real estate. Monthly payments are
  7,142 with interest at the rate of 6.5% per annum.........   1,051,515    1,065,716
Notes receivable from employees. Maturities range from 12
  months to 120 months. Monthly payments are required
  including interest at the rate of 9.75% per annum.........      22,173       22,336
Notes receivable from shareholders. Due on demand with no
  interest..................................................          --       29,711
                                                              ----------   ----------
                                                               2,723,688    1,117,763
Less current portion........................................    (671,498)     (48,170)
                                                              ----------   ----------
                                                              $2,052,190   $1,069,593
                                                              ==========   ==========

                      QUALITY MECHANICAL CONTRACTORS, INC.

     Subsequent to June 30, 1998, the $1,000,000 note receivable from Del Mar Mortgage, Inc. was rolled into three separate notes secured by real estate. The three notes receivable totaled $700,000, $150,000 and $150,000 with the interest rate of 13%, 13% and 14%, respectively. The $700,000 note receivable matures in August 1999 and the two $150,000 notes receivable mature in September 1999.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Costs and estimated earnings on uncompleted contracts at June 30, 1998 and 1997 are summarized as follows:

                                                                 1998          1997
                                                              -----------   -----------
Costs incurred on uncompleted contracts.....................  $64,483,332   $51,947,830
Estimated earnings..........................................    9,927,811     3,847,841
                                                              -----------   -----------
                                                               74,411,143    55,795,671
Less billings to date.......................................   77,947,879    56,071,129
                                                              -----------   -----------
                                                              $(3,536,736)  $  (275,458)
                                                              ===========   ===========

     Included in the accompanying balance sheets under the following captions:

                                                                 1998          1997
                                                              -----------   ----------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $   971,933   $2,537,425
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................    4,508,669    2,812,883
                                                              -----------   ----------
                                                              $(3,536,736)  $ (275,458)
                                                              ===========   ==========

5. INVESTMENTS

     The Company owns a 19.42% limited partnership interest in Copperpointe, Ltd. The partnership owns a commercial real estate development in Las Vegas, Nevada. The Company is not liable for any additional capital contributions.

     The Company owns a 9.055% interest in Emerald River Contractors, LLC. The partnership owns undeveloped real estate in Laughlin, Nevada. The Company is subject to partnership assessments to pay operating expenses. No assessments were made during the years ended June 30, 1998, 1997 and 1996, respectively.

     Both investments are carried on the cost method.

6. OTHER ASSETS

     Other assets consists of the following at June 30, 1998 and 1997:

                                                                1998       1997
                                                              --------   --------
Cash surrender value of life insurance......................  $185,910   $187,930
Other.......................................................       400      5,191
                                                              --------   --------
                                                              $186,310   $193,121
                                                              ========   ========

7. LINE OF CREDIT

     The Company has a line of credit arrangement with a bank, under which it may borrow, on an unsecured basis, up to an aggregate of $4,000,000 as of June 30, 1998, with interest at the bank's prime rate plus 0.5%

                      QUALITY MECHANICAL CONTRACTORS, INC.

(9.5% at June 30, 1998). The line of credit expires October 1999. There were no borrowings outstanding under this arrangement as of June 30, 1998. The line of credit available at June 30, 1998 was $3,783,000, net of $217,000 letter of credit issued as a condition to participate in self-insured workers compensation program. The total balance outstanding under the line of credit was $1,637,520 at June 30, 1997. The line of credit is guaranteed by Jerry Spilsbury, a majority shareholder.

     The line of credit contains a provision restricting the payment of dividends without the prior written consent of the lender.

8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations are summarized as follows:

                                                                 1998        1997
                                                              ----------   --------
Life insurance policy loans secured by cash surrender value
  of policies. Interest rate is 6-8%(note 6)................  $   38,853   $ 63,998
Notes payable secured by vehicles. Monthly payments are $946
  with interest at 5.9% per annum. Due August 2001..........      32,715         --
Capital lease obligations payable secured by vehicle.
  Monthly payments for the first year are $1,507 and are
  reduced each year of the four-year term. The implicit
  interest rate is 6.2%. The final payment of $1,275 is due
  February 2002.............................................      53,150         --
Note payable with a financial institution secured by
  equipment. Monthly principal payments are $10,417.
  Interest is payable monthly at the rate of 7.9%. The note
  is due January 31, 2002. Interest is charged as a penalty
  on any accelerated principal payments. The note payable is guaranteed by Jerry Spilsbury, majority shareholder. The
  note payable contains restrictions on working capital,
  tangible net worth, total liabilities to tangible net
  worth, earnings before interest, taxes, depreciation and
  amortization (EBITDA), change of ownership and lawsuits
  brought against the Company...............................     437,500         --
Note payable to retired employee (related party) due
  September 2004. Monthly payments are $12,900 with interest
  at 5.82%(note 9)..........................................     717,810    905,430
                                                              ----------   --------
                                                               1,280,028    969,428
Less current portion........................................    (265,577)   (95,898)
                                                              ----------   --------
                                                              $1,014,451   $873,530
                                                              ==========   ========

     Maturities of long-term debt and capital lease obligations for years subsequent to June 30, 1998 are summarized as follows:

1999........................................................  $  265,577
2000........................................................     273,097
2001........................................................     281,068
2002........................................................     211,294
2003........................................................     146,435
Thereafter..................................................     102,557
                                                              ----------
                                                              $1,280,028
                                                              ==========

                      QUALITY MECHANICAL CONTRACTORS, INC.

9. SHAREHOLDERS' EQUITY

     The Company sold 22 shares of common stock to two employees (related parties) for cash aggregating $12,080 on June 30, 1996. The value of the stock was $549.05 per share.

     The Company purchased 1,800 shares of common stock from a retiring employee (related party) on September 17, 1996. The cost of the stock was $549.05 per share which will be paid over eight years. Monthly payments are $12,900 including interest at 5.82% per annum. The shares will be held as treasury stock until they are paid in full.

     The Company purchased 250 shares of common stock from a retiring member of the Board of Directors (related party) for cash aggregating $145,000 on April 28, 1998. The cost of the stock was $580 per share.

10. INCOME TAXES

     The provision for income tax expense for the years ended June 30, 1998, 1997 and 1996 is summarized as follows:

                                                           1998        1997       1996
                                                        ----------   --------   --------
Current federal.......................................  $3,271,147   $287,311   $510,237
Deferred federal......................................     (50,210)   (30,539)   (40,009)
                                                        ----------   --------   --------
          Total provision for income taxes............  $3,220,937   $256,772   $470,228
                                                        ==========   ========   ========

     Actual income tax expense differed from the "expected" income tax expense (computed by applying the United States federal corporate income tax rate of 35% to income before income taxes) for the years ended June 30, 1998, 1997 and 1996 as follows:

                                                           1998        1997       1996
                                                        ----------   --------   --------
Computed "expected" tax expense.......................  $3,288,732   $262,229   $464,256
Nondeductible expenses................................      28,417      2,993     20,979
Benefit of graduated tax rate.........................     (96,212)    (8,450)   (15,007)
                                                        ----------   --------   --------
                                                        $3,220,937   $256,772   $470,228
                                                        ==========   ========   ========

     The accompanying financial statements do not include a provision for state income tax as the Company's income is earned in Nevada, which does not have a corporate income tax.

                      QUALITY MECHANICAL CONTRACTORS, INC.

     The tax effect of temporary differences between the income tax bases of assets and liabilities and the financial statement reporting amounts which result in the recognition of deferred tax assets and liabilities are as follows:

                                                                1998       1997
                                                              --------   --------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $ 39,939   $ 70,167
  Accrued liability, workers compensation claims estimate...    97,723    112,003
  Warranty accrual..........................................    56,000     54,250
  Allowance for loss contracts..............................   145,328         --
                                                              --------   --------
          Total deferred tax assets.........................  $338,990   $236,420
                                                              ========   ========
Deferred tax liabilities:
  Property and equipment principally due to differences in
     depreciation...........................................   113,535     61,092
  Installment sale of building..............................    35,447     35,530
                                                              --------   --------
          Total deferred tax liabilities....................   148,982     96,622
                                                              --------   --------
          Net deferred tax asset............................  $190,008   $139,798
                                                              ========   ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

11. RELATED PARTY TRANSACTIONS

     The Company leases its office space and production facilities from a related party. These multiple lease agreements require base monthly payments of $35,100 at June 30, 1998. These leases require the Company to provide insurance, repairs and maintenance, and to pay real estate taxes on the leased property. These leases expire at various dates through July 2006. Lease expense for the years ended June 30, 1998, 1997 and 1996 incurred under these agreements was $410,546, $349,008 and $334,248, respectively.

12. BACKLOG

     The following is a reconciliation of backlog work to be performed under signed contracts in existence at June 30, 1998:

Balance, June 30, 1997......................................  $ 20,074,000
Contract adjustments and new contracts......................   122,097,672
Less contract revenue earned in 1998........................   (83,606,672)
                                                              ------------
Balance, June 30, 1998......................................  $ 58,565,000
                                                              ============

13. COMMITMENTS AND CONTINGENCIES

  (a) Leases

     The Company leases their office space and production facilities from a related party, as more fully described in Note 11. These leases have been classified as operating leases.

                      QUALITY MECHANICAL CONTRACTORS, INC.

     The following is a schedule of future minimum lease payments required under operating leases, including those with related parties as more fully described in Note 11, that have initial or remaining noncancelable lease terms in excess of one year at June 30, 1998:

1999........................................................  $  404,160
2000........................................................     379,259
2001........................................................     387,852
2002........................................................     344,136
2003........................................................     362,460
Thereafter..................................................   1,119,559
                                                              ----------
                                                              $2,997,426
                                                              ==========

     Rental expense for operating leases was $432,405, $369,951 and $350,091 for the years ended June 30, 1998, 1997 and 1996, respectively.

  (b) Employees' Profit Sharing Plan

     The Company has a defined contribution profit sharing plan, which qualifies, under Section 401(k) of the Internal Revenue Code. The plan provides retirement benefits for non-union employees meeting minimum age and service requirements. Participants may contribute up to 10% of their gross wages, subject to certain limitations. The plan provides for discretionary matching contributions, as determined by the Board of Directors, to be made by the Company. The discretionary amounts contributed to the plan by the Company for the years ended June 30, 1998, 1997 and 1996 were $79,451, $72,793 and $59,298, respectively. In addition, the Company elected to make profit sharing contributions to the plan for the same years in the amount of $63,000, $16,089 and $65,985, respectively.

     Approximately 91% of the Company's employees are covered by various union sponsored, collectively bargained, multi-employer retirement plans. These plans are not controlled or administered by the Company. Amounts charged to expense are included in construction costs.

  (c) Nevada Workers Compensation Program

     The Company is a self-insured employer in the Nevada Workers Compensation Program. The plan is administered by a licensed third party administrator. The Company's liability is limited to $300,000 per occurrence by an insurance policy. A provision for estimated future claims expense is recorded in the accompanying financial statements. Estimated losses have exceeded actual losses as of June 30, 1998 and 1997 by $279,128 and $320,000, respectively.

     The Company was required to provide a letter of credit in the amount of $217,000 as a condition to participate in the self-insured program, which remains outstanding as of June 30, 1998.

  (d) Significant Vendors and Customers

     Significant vendors and customers are defined as those that account for greater than 10% of the Company's purchases.

     For the year ended June 30, 1998, one vendor accounted for 17.2% of the Company's purchases. There were no significant vendors for the years ended June 30, 1997 and 1996. The Company believes that an interruption in supply from the significant vendor referred to above would not have a material adverse impact on the financial position or results of operations of the Company.

                      QUALITY MECHANICAL CONTRACTORS, INC.

     Significant customers as a percentage of contract revenues for the years ended June 30, 1998, 1997 and 1996 are as follows:

                                                              1998     1997     1996
                                                              ----     ----     ----
Perini Building Company.....................................  58.0%    15.0%    10.0%
Lehrer McGovern Bovis Inc...................................  21.0       --       --
AF Construction.............................................    --     10.0       --
Tiberti Construction........................................    --       --     24.0
                                                              ----     ----     ----
                                                              79.0%    25.0%    34.0%
                                                              ====     ====     ====

  (e) Year 2000

     In 1998, the Company initiated a plan ("Plan") to identify, assess and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Plan is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. The Company has purchased a general ledger package, which is Year 2000 compliant.

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's operations, liquidity or financial condition.

  (f) Claims

     The Company is currently in negotiations with respect to claims on work previously performed aggregating approximately $3,000,000. The Company has recorded the costs associated with this work and has not recognized revenue on the pending claims. There are no assurances that the Company will prevail in these matters.

  (g) Executive Employment Agreement

     The Company has entered into three employment agreements, two with related parties, which expire in five years. The terms of the agreements stipulate either party can terminate the agreement for any reason by giving notice sixty-days prior to the renewal date.

  (h) Stock Purchase Agreement

     In January 1993, the Company and certain shareholders entered into a stock purchase agreement ("Agreement"). As set forth in the Agreement, upon the death or total permanent disability of a stockholder, the Corporation shall within ninety days proceed to purchase all of said shareholder's stock in the Corporation at fair value as determined by the Agreement. It is the intent of the parties that the proceeds of any life insurance policies pertaining to this Agreement shall be used to complete the purchase of said shareholder's stock.

  (i)  Legal

     The Company is a party to various legal actions, which have arisen, in the ordinary course of business. While any litigation contains an element of uncertainty, management and its legal counsel are of the opinion

                      QUALITY MECHANICAL CONTRACTORS, INC.

that none of these matters will have a material adverse effect on the financial condition or results of operations of the Company.

14. SUBSEQUENT EVENT

     Subsequent to June 30, 1998, the shareholders of the Company executed a letter of intent to sell the issued and outstanding shares of the Company to Sunbelt Integrated Trading Services, Inc. ("Sunbelt") for cash and shares of common stock of Sunbelt.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To Schmidt Electric Company, Inc.:

     We have audited the accompanying balance sheet of SCHMIDT ELECTRIC COMPANY, INC. as of March 8, 2000 and the related statement of operations, stockholders' equity and cash flow for the period from January 1, 2000 to March 8, 2000. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of Schmidt Electric Company, Inc. as of March 8, 2000 and the results of its operations and its cash flows for the period from January 1, 2000 to March 8, 2000, in conformity with United States generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

May 5, 2000.
Toronto, Canada.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Schmidt Electric Company, Inc.:

     We have audited the accompanying balance sheets of Schmidt Electric Company, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Schmidt Electric Company, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with United States generally accepted accounting principles.

                                          /s/  KPMG LLP

Orlando, Florida
February 24, 2000

                         SCHMIDT ELECTRIC COMPANY, INC.

                                 BALANCE SHEETS
                   MARCH 8, 2000, DECEMBER 31, 1999 AND 1998

                                                                2000         1999         1998
                                                             ----------   ----------   ----------
                                             ASSETS
Current Assets
  Cash and cash equivalents................................  $  593,212   $  156,429   $  792,205
  Investment securities (Note 2)...........................          --      420,572      305,540
  Contract receivables, less allowance for doubtful
     accounts of $60,000 in 2000, 1999 and 1998 (Note 3)...   6,327,241    6,057,900    5,729,651
  Other receivables........................................       2,535       66,005       11,535
  Inventory................................................     200,000      371,265       11,138
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 4)........................     576,931      529,386      331,271
  Prepaid expenses.........................................      62,844       79,090       60,582
                                                             ----------   ----------   ----------
                                                              7,762,763    7,680,647    7,241,922
Notes and accrued interest receivable from related parties
  (Note 6).................................................          --      125,000      336,447
Property and equipment, net (Note 5).......................     662,906      757,766      685,887
Cash surrender value of officers' life insurance...........          --      150,311      111,896
Other assets...............................................          --        7,680       31,199
                                                             ----------   ----------   ----------
                                                             $8,425,669   $8,721,404   $8,407,351
                                                             ==========   ==========   ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of notes payable (Note 9)................  $       --   $   19,242   $   46,247
  Line of credit (Note 8)..................................          --    1,125,000           --
  Accounts payable.........................................     991,674      501,336    1,847,553
  Accrued expenses (Note 7)................................   1,664,322    1,723,046      510,626
  Billings in excess of costs and estimated earnings on
     uncompleted contracts (Note 4)........................     297,735      141,390      487,663
                                                             ----------   ----------   ----------
                                                              2,953,731    3,510,014    2,892,089
Notes payable, excluding current portion (Note 9)..........          --       15,134       36,132
                                                             ----------   ----------   ----------
                                                              2,953,731    3,525,148    2,928,221
                                                             ----------   ----------   ----------
Commitments and contingencies (Note 14)
  Stockholders' equity:
  Common stock, $1.00 par value; authorized 100,000 shares,
     1,000 shares issued and outstanding...................       1,000        1,000        1,000
  Retained earnings........................................   5,470,938    5,007,786    5,405,692
  Accumulated other comprehensive income (Note 2)..........          --      187,470       72,438
                                                             ----------   ----------   ----------
                                                              5,471,938    5,196,256    5,479,130
                                                             ----------   ----------   ----------
                                                             $8,425,669   $8,721,404   $8,407,351
                                                             ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                         SCHMIDT ELECTRIC COMPANY, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000
                AND YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                  2000         1999          1998          1997
                                               ----------   -----------   -----------   -----------
Contract revenues earned.....................  $4,460,215   $39,716,996   $38,219,022   $25,400,766
Cost of revenues earned......................   3,434,224    31,537,513    28,621,259    22,465,889
                                               ----------   -----------   -----------   -----------
          Gross profit.......................   1,025,991     8,179,483     9,597,763     2,934,877
Selling, general and administrative expenses
  (Note 11)..................................     307,684     2,794,986     1,354,752     1,113,307
Stockholders compensation....................      24,180     2,919,528     4,179,150       799,370
                                               ----------   -----------   -----------   -----------
Operating income.............................     694,127     2,464,969     4,063,861     1,022,200
Non-operating income (Note 2)................      74,562         2,293         8,607         6,463
                                               ----------   -----------   -----------   -----------
Income before state income taxes.............     768,689     2,467,262     4,072,468     1,028,663
State income tax provision...................      37,291       128,636       145,905        40,647
                                               ----------   -----------   -----------   -----------
          Net income.........................  $  731,398   $ 2,338,626   $ 3,926,563   $   988,016
                                               ==========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                         SCHMIDT ELECTRIC COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND
                THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            ACCUMULATED
                                            COMMON STOCK                       OTHER           TOTAL
                                           ---------------    RETAINED     COMPREHENSIVE   STOCKHOLDERS'
                                           SHARES   AMOUNT    EARNINGS        INCOME          EQUITY
                                           ------   ------   -----------   -------------   -------------
Balances at January 1, 1997..............  1,000    $1,000   $   693,511     $      --      $   694,511
Comprehensive income
  Net income.............................     --        --       988,016            --          988,016
  Unrealized gain on investment
     securities..........................     --        --            --        16,322           16,322
                                                                                            -----------
Comprehensive income.....................     --        --            --            --        1,004,338
  Distributions to stockholders..........     --        --      (190,134)           --         (190,134)
                                           -----    ------   -----------     ---------      -----------
Balances at December 31, 1997............  1,000     1,000     1,491,393        16,322        1,508,715
Comprehensive income
  Net income.............................     --        --     3,926,563            --        3,926,563
  Unrealized gain on investment
     securities..........................     --        --            --        56,116           56,116
                                                                                            -----------
Comprehensive income.....................     --        --            --            --        3,982,679
Distributions to stockholders............     --        --       (12,264)           --          (12,264)
                                           -----    ------   -----------     ---------      -----------
Balances at December 31, 1998............  1,000     1,000     5,405,692        72,438        5,479,130
Comprehensive income
  Net income.............................     --        --     2,338,626            --        2,338,626
  Unrealized gain on investment
     securities..........................     --        --            --       115,032          115,032
                                                                                            -----------
Comprehensive income.....................     --        --            --            --        2,453,658
Distributions to stockholders............     --        --    (2,736,532)           --       (2,736,532)
                                           -----    ------   -----------     ---------      -----------
Balances at December 31, 1999............  1,000     1,000     5,007,786       187,470        5,196,256
Comprehensive income
  Net income.............................     --        --       731,398            --          731,398
  Unrealized loss on investment
     securities..........................                                     (102,828)        (102,828)
  Realized gain on investment
     securities..........................     --        --            --       (84,642)         (84,642)
                                                                                            -----------
Comprehensive income.....................     --        --            --            --          543,928
Distributions to stockholders............     --        --      (268,246)           --         (268,246)
                                           -----    ------   -----------     ---------      -----------
Balances at March 8, 2000................  1,000    $1,000   $ 5,470,938     $      --      $ 5,471,938
                                           =====    ======   ===========     =========      ===========

        The accompanying notes are an integral part of these statements.

                         SCHMIDT ELECTRIC COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000
                AND YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             2000          1999         1998         1997
                                                          -----------   ----------   ----------   -----------
Cash flows from operating activities:
  Net income............................................  $   731,398   $2,338,626   $3,926,563   $   988,016
Adjustments to reconcile net income to net cash provided
  by operating activities
  Depreciation and amortization.........................       39,223      231,060      188,739       183,231
  Bad debt expense......................................           --       27,882       58,499         3,237
  Gain on sale of investment securities.................      (84,642)          --           --            --
  Loss (gain) on disposal of assets.....................        4,137       (1,243)          --         6,331
  Accrued interest on notes receivable from related
    parties.............................................           --           --      (27,876)      (68,571)
  Changes in operating assets and liabilities
    Contract receivables................................     (269,341)    (356,131)  (2,853,990)    1,945,817
      Other receivables.................................       63,470      (54,470)      12,613       (24,148)
    Inventory...........................................      171,265     (360,127)      (6,138)       (2,000)
    Costs and estimated earnings in excess of billings
      on uncompleted contracts..........................      (47,545)    (198,115)    (134,047)      283,111
    Prepaid expenses....................................       16,246      (18,508)     (60,582)           --
    Cash surrender value of officers' life insurance and
      other assets......................................      157,991      (14,896)     (76,032)       50,790
    Accounts payable....................................      490,338   (1,346,217)      90,187      (333,490)
    Accrued expenses....................................      (58,724)   1,212,420      (92,933)      100,264
    Billings in excess of costs and estimated earnings
      on uncompleted contracts..........................      156,345     (346,273)    (180,091)   (1,656,757)
                                                          -----------   ----------   ----------   -----------
Net cash provided by operating activities...............    1,370,161    1,114,008      844,912     1,475,831
                                                          -----------   ----------   ----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment....................           --     (305,554)    (393,487)     (229,445)
  Purchase of investment securities.....................           --           --     (233,102)           --
  Proceeds on sale of investment securities.............      317,744           --           --            --
  Collection of related party notes receivable..........      125,000      336,447      399,000        16,000
  Advances under notes receivable to related party......           --     (125,000)          --            --
  Proceeds received on disposal of fixed assets.........       51,500        3,858           --            --
                                                          -----------   ----------   ----------   -----------
Net cash provided by (used in) investing activities.....      494,244      (90,249)    (227,589)     (213,445)
                                                          -----------   ----------   ----------   -----------
Cash flows from financing activities:
  Distributions to stockholders.........................     (268,246)  (2,736,532)     (12,264)     (190,134)
  Proceeds from (Repayment of) line of credit...........   (1,125,000)   1,125,000           --            --
  Principal repayments of notes payable.................      (34,376)     (48,003)    (256,687)   (1,460,872)
                                                          -----------   ----------   ----------   -----------
Net cash used in financing activities...................   (1,427,622)  (1,659,535)    (268,951)   (1,651,006)
                                                          -----------   ----------   ----------   -----------
Net increase (decrease) in cash and cash equivalents....      436,783     (635,776)     348,372      (388,620)
Cash and cash equivalents, beginning of year............      156,429      792,205      443,833       832,453
                                                          -----------   ----------   ----------   -----------
Cash and cash equivalents, end of year..................  $   593,212   $  156,429   $  792,205   $   443,833
                                                          ===========   ==========   ==========   ===========
Supplemental disclosures of cash flow information
Cash paid during the period for
  Interest..............................................  $     9,863   $    8,785   $   59,177   $    92,470
                                                          ===========   ==========   ==========   ===========
  State income taxes....................................  $   106,234   $  150,866   $   40,647   $    37,808
                                                          ===========   ==========   ==========   ===========
Non-cash investing and financing activities
  Property and equipment acquired through issuance of
    notes payable.......................................  $        --           --   $   19,391   $    83,308
                                                          ===========   ==========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                         SCHMIDT ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Schmidt Electric Company, Inc. (the "Company") was organized in February 1984, as an electrical contractor. The Company installs and services electrical equipment and wiring for industrial and commercial customers primarily in the Austin, Texas market and believes that it operates as one business segment.

OPERATING CYCLE

     The Company's work is typically performed under cost-plus fee contracts, fixed-price contracts, or fixed-price contracts modified by incentive and penalty provisions. The length of the contracts varies from one month to approximately twenty-four months.

     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

USE OF ESTIMATES

     The financial statements have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represents cash in banks or short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value due to changes in interest rates. At times, such investments may be in excess of the Federal Depository Insurance Coverage limits. However, the Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. For purposes of the statement of cash flows, the Company considers such investments with an original maturity of three months or less to be cash equivalents.

INVESTMENT SECURITIES

     The Company has classified its investment in marketable equity securities as available-for-sale. Accordingly, unrealized holding gains and losses have been excluded from earnings and are reported as accumulated other comprehensive income in the statements of stockholders' equity until realized.

     A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned.

INVENTORY

     Inventory consists primarily of purchased materials and supplies used in the ordinary course of business. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

                         SCHMIDT ELECTRIC COMPANY, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method.

INCOME TAXES

     The Company has elected to be taxed under the provisions of Section 1366
(a) (S corporation) of the Internal Revenue Code. Under those provisions, the federal taxable income or loss of the Company is included in the income tax return of the stockholders. Accordingly, no income tax assets, liabilities, or provisions for federal income taxes have been recorded in the accompanying financial statements. However, the accompanying statements of operations includes a provision for state income tax expense at the statutory rate of 4.5% of federal taxable income.

CONTRACT REVENUE RECOGNITION AND CONTRACT COSTS

     Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract (the "cost-to-cost method"). Revenues from cost-plus fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. Profits on contracts are recorded when progress reaches a point where cost and estimate analysis and other evidence are sufficient to estimate results with reasonable accuracy. The Company does not recognize any gross profit amounts related to change order work performed until it is known that those change orders have been approved by the customer. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reasonably estimated.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as insurance, supplies, tools, depreciation and amortization. Selling, general and administrative costs are charged to expense as incurred.

     Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

     The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on investment securities and is presented in the statements of stockholders' equity. The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

                         SCHMIDT ELECTRIC COMPANY, INC.

BUSINESS AND CREDIT CONCENTRATIONS

     The majority of the Company's work is performed in Austin, Texas and the surrounding area. Substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights, payment bonds issued on behalf of general contractors and monitoring procedures.

IMPAIRMENT RECOGNITION

     Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash flows (undiscounted and without interest) attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the asset's carrying value and its estimated fair market value. Management believes no material impairment in long-lived assets exists at March 8, 2000, December 31, 1999 or 1998.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement, for which the effective date was delayed by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not believe the implementation of this accounting pronouncement will have a material effect on its financial statements.

2. INVESTMENT SECURITIES

     As of December 31, 1999 and 1998 gross unrealized holding gains and losses on investment securities were as follows:

                                                             GROSS        GROSS
                                                           UNREALIZED   UNREALIZED
                                                            HOLDING      HOLDING
                                                  COST        GAIN        LOSSES     FAIR VALUE
                                                --------   ----------   ----------   ----------
1999
Investment securities: Corporate equity.......  $233,102    $187,470        $--       $420,572
                                                ========    ========        ===       ========
1998
Investment securities: Corporate equity.......  $233,102    $ 72,438        $--       $305,540
                                                ========    ========        ===       ========

     In the period ended March 8, 2000, the Company sold its investment securities for proceeds of $317,744 and realized a gain of $84,642 which is included in non-operating income.

                         SCHMIDT ELECTRIC COMPANY, INC.

3. CONTRACT RECEIVABLES

     Contract receivables at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:

                                                        2000         1999         1998
                                                     ----------   ----------   ----------
Billed on completed and in progress contracts......  $6,101,116   $5,551,125   $5,011,889
Retention..........................................     286,125      566,775      777,762
                                                     ----------   ----------   ----------
                                                      6,387,241    6,117,900    5,789,651
Less allowance for doubtful accounts...............     (60,000)     (60,000)     (60,000)
                                                     ----------   ----------   ----------
                                                     $6,327,241   $6,057,900   $5,729,651
                                                     ==========   ==========   ==========

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Costs and estimated earnings on uncompleted contracts at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:

                                                   2000           1999           1998
                                               ------------   ------------   ------------
Costs incurred on uncompleted contracts......  $ 27,357,257   $ 23,977,134   $  7,605,657
Estimated earnings...........................    12,817,471     11,766,541      5,729,929
                                               ------------   ------------   ------------
                                                 40,174,728     35,743,675     13,335,586
Less billings to date........................   (39,895,532)   (35,355,679)   (13,491,978)
                                               ------------   ------------   ------------
                                               $    279,196   $    387,996   $   (156,392)
                                               ============   ============   ============

     Included in the accompanying balance sheets under the following captions:

                                                        2000        1999        1998
                                                      ---------   ---------   ---------
Costs and estimated earnings in excess of billings
  on uncompleted contracts..........................  $ 576,931   $ 529,386   $ 331,271
Billings in excess of costs and estimated earnings
  on uncompleted contracts..........................   (297,735)   (141,390)   (487,663)
                                                      ---------   ---------   ---------
                                                      $ 279,196   $ 387,996   $(156,392)
                                                      =========   =========   =========

5. PROPERTY AND EQUIPMENT

     Property and equipment at March 8, 2000, December 31, 1999 and 1998 consist of the following:

                                                                                   ESTIMATED
                                           2000          1999          1998       USEFUL LIFE
                                        -----------   -----------   -----------   -----------
Vehicles..............................  $ 1,094,126   $ 1,184,338   $ 1,102,494    3-5 years
Equipment.............................      729,620       729,620       627,379    5-7 years
Furniture and office equipment........      167,479       167,479       137,093    5-7 years
Computer software.....................       43,793        43,793        42,519    3-5 years
                                        -----------   -----------   -----------
                                          2,035,018     2,125,230     1,909,485
Less accumulated depreciation and
  amortization........................   (1,372,112)   (1,367,464)   (1,223,598)
                                        -----------   -----------   -----------
                                        $   662,906   $   757,766   $   685,887
                                        ===========   ===========   ===========

                         SCHMIDT ELECTRIC COMPANY, INC.

6. NOTES AND ACCRUED INTEREST RECEIVABLE FROM RELATED PARTIES

     Notes and accrued interest receivable from related parties at December 31, 1999 and 1998 are summarized as follows:

                                                                1999       1998
                                                              --------   --------
Unsecured note receivable from Mustang Mesa Partnership (a
  related party through common ownership of stockholder of
  the Company) due on demand, including accrued interest of
  $69,009 at December 31, 1998. Interest rate was 10% per
  annum. The note was collected in 1999.....................  $     --   $145,009
Unsecured note receivable from Mesa Construction Inc. (a
  related party through common ownership of stockholder of
  the Company) due on demand, including accrued interest of
  $27,438 at December 31, 1998. Interest rate was 10% per
  annum. The note was collected in 1999.....................              191,438
Unsecured note receivable from an officer and stockholder of
  the Company due on demand. Non-interest bearing...........   125,000         --
                                                              --------   --------
                                                              $125,000   $336,447
                                                              ========   ========

     In the period ended March 8, 2000 the note from related party and accrued interest were paid in full.

7. ACCRUED EXPENSES

     Accrued expenses at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:

                                                         2000         1999        1998
                                                      ----------   ----------   --------
Accrued compensation................................  $1,280,594   $1,321,823   $ 16,676
Union benefit assessments...........................     250,308      190,813    341,452
State income tax....................................      58,645      127,588    150,865
Other accrued expenses..............................      74,775       82,822      1,633
                                                      ----------   ----------   --------
                                                      $1,664,322   $1,723,046   $510,626
                                                      ==========   ==========   ========

8. LINE OF CREDIT

     During 1999, the Company entered into a line of credit arrangement with a financial institution, under which it may borrow up to an aggregate of $1,750,000, with interest at the financial institution's base rate plus 1.0%. The line of credit expires August 15, 2000. There were no borrowings outstanding under the line of credit at March 8, 2000. Borrowings outstanding at December 31, 1999 were $1,125,000. The line of credit is collateralized by inventory, contract receivables and the assignment of a $400,000 life insurance policy and is guaranteed by the stockholders of the Company.

9. NOTES PAYABLE

     Notes payable at December 31, 1999 and 1998 are summarized as follows:

                                                                1999       1998
                                                              --------   --------
Notes payable with a financial institution secured by
  vehicles. Monthly payments aggregate approximately $2,700
  with interest ranging from 5.9% to 11.1% per annum on the
  individual notes..........................................  $ 34,376   $ 82,379
Less current portion........................................   (19,242)   (46,247)
                                                              --------   --------
Notes payable, excluding current portion....................  $ 15,134   $ 36,132
                                                              ========   ========

                         SCHMIDT ELECTRIC COMPANY, INC.

10. TRANSACTIONS WITH RELATED PARTIES

     The Company leases its office and warehouse space from a stockholder at mutually agreed upon amounts. The leases require the Company to provide insurance, repairs and maintenance and to pay real estate taxes on the leased property. The lease agreement expires June 2003. Lease expense was approximately $2,500 for the period from January 1, 2000 to March 8, 2000 and $18,000 for each of the years ended December 31, 1999, 1998 and 1997, respectively.

     Mustang Mesa Partnership, in which a stockholder owns a 49% interest and a 1% indirect interest through Mesa Construction, Inc., had an unsecured note receivable with an interest rate of 10% per annum due on demand aggregating $145,009 including accrued interest of $69,009 at December 31, 1998. During 1999, the note and accrued interest was paid in full.

     Mesa Construction, Inc., which is 50% owned by a stockholder had an unsecured note receivable including interest at 10% due on demand aggregating $191,438, including accrued interest of $27,438 at December 31, 1998. During 1999, the note and accrued interest were paid in full.

     The Company held an unsecured note receivable non-interest bearing in the amount of $125,000 at December 31, 1999 from an officer and stockholder of the Company. The note was collected in January 2000.

11. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     The Company incurred incentive based compensation expenses of $1,552,300, $343,400 and $259,500 during the years ended December 31, 1999, 1998 and 1997, respectively, which have been included in selling, general and administrative expenses in the accompanying statements of operations. In the period ended March 8, 2000, the Company did not incur any incentive based compensation.

12. SIGNIFICANT CUSTOMERS

     Contract revenues earned for the period from January 1, 2000 to March 8, 2000 and the years ended December 31, 1999, 1998 and 1997 from major customers (exceeding 10% of total contract revenues earned) are as follows:

                                2000                       1999                        1998                        1997
                       -----------------------   -------------------------   -------------------------   -------------------------
                         TOTAL                      TOTAL                       TOTAL                       TOTAL
                       AMOUNT OF   PERCENTAGE     AMOUNT OF    PERCENTAGE     AMOUNT OF    PERCENTAGE     AMOUNT OF    PERCENTAGE
                       CONTRACT    OF CONTRACT    CONTRACT     OF CONTRACT    CONTRACT     OF CONTRACT    CONTRACT     OF CONTRACT
                       REVENUES     REVENUES      REVENUES      REVENUES       REVENUE      REVENUES      REVENUES      REVENUES
                        EARNED       EARNED        EARNED        EARNED        EARNED        EARNED        EARNED        EARNED
                       ---------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Customer A...........  $     --         --       $        --        --       $ 8,026,547      21.3%      $13,104,729      51.5%
Customer B...........        --         --                --        --                --        --         2,707,190      10.6%
Customer C...........   708,293       15.9%       11,705,428      29.5%       11,277,701      29.9%               --        --
Customer D...........        --         --                --        --         4,756,247      12.6%               --        --
Customer I...........   958,532       21.5%               --        --                --        --                --        --

                         SCHMIDT ELECTRIC COMPANY, INC.

     Contract receivables as of March 8, 2000, December 31, 1999 and 1998 from major customers exceeding 10% of total contract receivables are as follows

                                         2000                        1999                        1998
                               -------------------------   -------------------------   -------------------------
                                  TOTAL                       TOTAL                       TOTAL
                                AMOUNT OF    PERCENTAGE     AMOUNT OF    PERCENTAGE     AMOUNT OF    PERCENTAGE
                                CONTRACT     OF CONTRACT    CONTRACT     OF CONTRACT    CONTRACT     OF CONTRACT
                               RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES
                               -----------   -----------   -----------   -----------   -----------   -----------
Customer C...................  $1,833,461       29.3%      $1,236,415       20.4%      $  861,400       15.0%
Customer E...................                                      --         --        1,779,992       31.1%
Customer F...................                                      --         --          660,907       11.5%
Customer G...................                                 715,651       11.8%              --         --
Customer H...................                               1,066,891       17.6%              --         --
Customer I...................   2,251,210       35.2%

13. FINANCIAL INSTRUMENTS

     The estimation of fair values is based on comparable transactions, quoted market prices, and/or the immediate or short-term maturities of the Company's financial instruments. Assets and liabilities that are reported in the balance sheets at fair value or at a carrying amount that approximates fair value included cash and cash equivalents, investment securities, contracts receivables, other receivables, costs and estimated earnings in excess of billings on uncompleted contracts, notes and accrued interest receivable from related parties, cash surrender value of officers' life insurance, notes payable, line of credit, accounts payable, accrued expenses, and billings in excess of costs and estimated earnings on uncompleted contracts.

14. COMMITMENTS AND CONTINGENCIES

UNIONIZED LABOR FORCE

     Approximately 85% of the Company's employees belong to Local 520 of the International Brotherhood of Electrical Workers, whose contract expires in June 2000.

UNION-ADMINISTERED BENEFIT PLANS

     The Company makes contributions to union-administered health and welfare, local and national pensions, and union benefit plans that cover approximately 85% of the Company's employees. During the period ended March 8, 2000 and the years ended December 31, 1999, 1998 and 1997, the Company contributed approximately $182,942, $2,117,000, $3,031,000 and $1,838,000, respectively, to such plans. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of a plan termination or employer withdrawal, an employer may be liable for a portion of the multi-employer plan's unfunded vested benefits, if any. The Company has not yet received information from the plans' administrators to determine its share of any unfunded vested benefits, if any. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

LEASES

     The Company has several noncancelable operating leases, primarily for warehouse and office space which expire over the next five years. These leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the period from January 1, 2000 to March 8, 2000 and the years ended December 31, 1999, 1998 and 1997 was $2,500, $37,813, $51,587 and $59,678, respectively.

                         SCHMIDT ELECTRIC COMPANY, INC.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 8, 2000 are as follows:

2000........................................................  $77,333
2001 and thereafter.........................................   18,667
                                                              -------
                                                              $96,000
                                                              =======

LEGAL ACTIONS

     The Company is involved from time to time in various claims and legal actions arising in the ordinary course of business. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

15. SUBSEQUENT EVENTS

     On March 9, 2000, 100% of the issued and outstanding common stock of the Company was sold to Sunbelt Integrated Trade Services, Inc. ("Sunbelt") for approximately $22 million (subject to adjustment for the amount by which the Company's working capital differs from a stated base) in cash and notes. The agreement also calls for payment of an additional $8 million in cash or stock of Sunbelt's ultimate parent company, should the aggregate earnings of the Company and several other companies being acquired concurrently meet certain earnings targets over the three year period after acquisition. Coincident with the sale of the common stock, certain fixed assets will a net book value of approximately $325,000 were distributed to the stockholders.

     Immediately preceding the acquisition by Sunbelt, the Company assigned its rights to the cash surrender value of officers' life insurance policies to the Company's stockholders.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS



To Crouch Industries, LLC:



     We have audited the accompanying balance sheet of Crouch Industries, LLC (the "Company") as of March 8, 2000 and the related statements of operations, members' account, and cash flows for the period from January 1, 2000 to March 8, 2000. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 8, 2000, and the results of its operations and its cash flows for the period from January 1, 2000 to March 8, 2000 in conformity with United States generally accepted accounting principles.



                                          /s/ ARTHUR ANDERSEN LLP



May 2, 2000


Toronto, Canada

INDEPENDENT AUDITORS' REPORT



To the Board of Directors of


Crouch Industries, LLC:



     We have audited the accompanying balance sheets of Crouch Industries, LLC (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, members' account, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.



                                          /s/ DELOITTE & TOUCHE LLP



March 3, 2000


Las Vegas, Nevada

                             CROUCH INDUSTRIES, LLC



                                 BALANCE SHEETS


                   MARCH 8, 2000, DECEMBER 31, 1999 AND 1998



                                                                2000         1999         1998
                                                             ----------   ----------   ----------
                                             ASSETS
Current assets:
  Cash and cash equivalents................................  $  211,183   $  896,799   $  280,629
  Contract receivables.....................................   4,366,009    2,452,842    5,010,785
  Costs and estimated earnings in excess of billings on
     contracts in progress.................................     934,752    1,019,316      466,759
  Inventory................................................      79,667       79,667       79,667
  Prepaid expenses and other assets........................     147,072       57,673      398,401
                                                             ----------   ----------   ----------
          Total current assets.............................   5,738,683    4,506,297    6,236,241
Property and equipment, net of accumulated depreciation....     306,941      323,525      474,353
Deferred tax asset.........................................      46,784       46,784       34,511
                                                             ----------   ----------   ----------
Total......................................................  $6,092,408   $4,876,606   $6,745,105
                                                             ==========   ==========   ==========

                                LIABILITIES AND MEMBERS' ACCOUNT
Current liabilities:
  Accounts payable.........................................  $1,479,937   $1,047,210   $1,507,235
  Accrued expenses.........................................     983,681      888,557      498,749
  Billings in excess of costs and estimated earnings on
     contracts in progress.................................     585,620      320,757      809,985
  Notes payable............................................   3,004,210    3,004,712    3,109,869
  Line of credit...........................................          --           --      600,000
                                                             ----------   ----------   ----------
          Total current liabilities........................   6,053,448    5,261,236    6,525,838
                                                             ----------   ----------   ----------
Commitments and contingencies (Note 11)
Members' account:
  Membership units; $1 per unit, 1,000,000 units issued and
     outstanding...........................................   1,000,000    1,000,000    1,000,000
  Accumulated deficit......................................    (961,040)  (1,384,630)    (780,733)
                                                             ----------   ----------   ----------
          Total members' account...........................      38,960     (384,630)     219,267
                                                             ----------   ----------   ----------
Total......................................................  $6,092,408   $4,876,606   $6,745,105
                                                             ==========   ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                             CROUCH INDUSTRIES, LLC



                            STATEMENTS OF OPERATIONS


          FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND THE


                     YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                              2000         1999          1998
                                                           ----------   -----------   -----------
Contract revenues earned.................................  $4,528,056   $19,566,070   $34,246,164
Cost of revenues earned..................................   3,611,409    17,215,434    31,371,763
                                                           ----------   -----------   -----------
          Gross profit...................................     916,647     2,350,636     2,874,401
Selling, general and administrative expenses.............     454,749     2,761,155     1,939,168
                                                           ----------   -----------   -----------
Income (loss) from operations............................     461,898      (410,519)      935,233
                                                           ----------   -----------   -----------
Other income (expense):
  Interest income........................................       8,333        29,553        58,052
  Interest expense.......................................          --      (257,952)     (285,661)
  Other income, net......................................        (326)       23,174        25,475
                                                           ----------   -----------   -----------
          Total other income (expense), net..............     (38,308)     (205,225)     (202,134)
                                                           ----------   -----------   -----------
Income (loss) before income tax..........................     423,590      (615,744)      733,099
Income tax (benefit) expense.............................          --       (11,847)       32,989
                                                           ----------   -----------   -----------
Net income (loss)........................................  $  423,590   $  (603,897)  $   700,110
                                                           ==========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                             CROUCH INDUSTRIES, LLC



                         STATEMENTS OF MEMBERS' ACCOUNT


            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND


                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                                         TOTAL
                                                            MEMBERSHIP   ACCUMULATED   MEMBERS'
                                                              UNITS        DEFICIT      ACCOUNT
                                                            ----------   -----------   ---------
Balances at January 1, 1998...............................  $1,000,000   $(1,380,843)  $(380,843)
  Net income..............................................          --       700,110     700,110
  Distributions to members................................          --      (100,000)   (100,000)
                                                            ----------   -----------   ---------
Balances at December 31, 1998.............................   1,000,000      (780,733)    219,267
  Net loss................................................          --      (603,897)   (603,897)
                                                            ----------   -----------   ---------
Balances at December 31, 1999.............................   1,000,000    (1,384,630)   (384,630)
  Net income..............................................          --       423,590     423,590
                                                            ----------   -----------   ---------
Balances at March 8, 2000.................................  $1,000,000   $  (961,040)  $  38,960
                                                            ==========   ===========   =========



   The accompanying notes are an integral part of these financial statements.

                             CROUCH INDUSTRIES, LLC



                            STATEMENTS OF CASH FLOWS


            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND


                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                             2000          1999          1998
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net (loss) income.....................................  $   423,590   $  (603,897)  $   700,110
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................       25,653       152,068       195,008
     Deferred income taxes..............................           --       (12,273)       32,989
     Loss on sale of property and equipment.............           --         3,582            --
     Changes in operating assets and liabilities:
       Contract receivables.............................   (1,913,167)    2,557,943     1,248,061
       Costs and estimated earnings in excess of
          billings on contracts in progress.............       84,564      (552,557)      671,310
       Inventory........................................                                  (27,651)
       Prepaid expenses and other assets................      (89,399)      340,728      (187,484)
       Accounts payable.................................      432,727      (460,025)   (1,130,175)
       Accrued expenses.................................       95,124       389,808    (1,605,902)
       Billings in excess of costs and estimated
          earnings on contracts in progress.............      264,863      (489,228)   (2,133,695)
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................     (676,045)    1,326,149    (2,237,429)
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment...................       (9,069)      (13,972)     (109,179)
  Proceeds from sale of asset...........................           --         9,150
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........       (9,069)       (4,822)     (109,179)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Repayment of line of credit...........................           --      (600,000)           --
  Principal repayments of notes payable.................         (502)     (105,157)   (3,049,659)
  Proceeds from line of credit..........................           --            --       600,000
  Proceeds from the notes payable.......................           --            --     3,100,000
  Distributions to members..............................           --            --      (100,000)
                                                          -----------   -----------   -----------
          Net cash (used in) provided by financing
            activities..................................         (502)     (705,157)      550,341
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....     (685,616)      616,170    (1,796,267)
Cash and cash equivalents, beginning of year............      896,799       280,629     2,076,896
                                                          -----------   -----------   -----------
Cash and cash equivalents, end of year..................  $   211,183   $   896,799   $   280,629
                                                          ===========   ===========   ===========
Supplemental disclosure of cash flow information
  Cash paid during the year for:
     Interest...........................................  $    46,315   $   255,524   $   285,661
                                                          ===========   ===========   ===========
     Income taxes.......................................  $             $       426   $
                                                          ===========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                             CROUCH INDUSTRIES, LLC



                         NOTES TO FINANCIAL STATEMENTS


     FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND FOR THE YEARS


                        ENDED DECEMBER 31, 1999 AND 1998



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Nature of Operations. Crouch Industries, LLC (the "Company") is an electrical contractor which derives its revenues from electrical installations and repair, primarily of commercial buildings and industrial plants primarily in the Austin, Texas market. On December 31, 1996, Crouch Industries, LLC became the successor company of most of the assets and construction in progress from Crouch Electric, Inc., which currently owns 99.9% of Crouch Industries, LLC. The Company and Pneu-Temp, Inc. are a brother/sister company (five or fewer persons own at least 80% of the voting value of shares of each of two or more entities, and these same persons own more than 50% of the voting power of each entity). Pneu-Temp is a plumbing, heating, ventilation, and cooling subcontractor, providing services primarily on commercial and government projects primarily in the Austin, Texas market.



     Operating Cycle. The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. The length of the contracts varies from one month to approximately 24 months.



     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.



     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.



     Cash and Cash Equivalents. Cash and cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.



     Inventory. Inventory consists primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.



     Property and Equipment. Property and equipment are recorded at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is provided in amounts sufficient to allocate the cost of the depreciable assets to operations over their estimated service lives using the straight-line method.



     Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income as appropriate.



     Income Taxes. As a limited liability company, the Company is taxed as a partnership and is not subject to federal income taxes. The net income of the Company is taxed directly to the members. Therefore, no provision or liability for federal income taxes has been included in the accompanying financial statements. However, the accompanying statements of operations include a provision for state income tax (benefit) expense. Deferred income taxes exist as a result of temporary differences caused by the accrual of state income taxes for financial reporting purposes.

                             CROUCH INDUSTRIES, LLC

     Contract Revenue Recognition and Cost of Revenues. Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract (the "cost-to-cost method"). This method is used because management consider costs incurred to be the best available measure of performance of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. The Company does not recognize any gross profit amounts related to change order work performed until it is known that the change orders have been approved by the customer. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.



     Cost of revenues include all direct material and labor costs and those indirect costs related to contract performance, such as insurance, supplies, tools and depreciation. Selling, general and administrative costs are charged to expense as incurred.



     Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.



     The asset "Costs and estimated earnings in excess of billings on contracts in progress" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on contracts in progress" represents billings in excess of revenues recognized.



     Business and Credit Concentrations. The majority of the Company's work is performed primarily in the Texas area. Substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors and monitoring procedures. The Company reviews its contract receivables and provides for allowances periodically. The Company believes that no allowance is necessary as of March 8, 2000, December 31, 1999 and 1998.



     Impairment Recognition. Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash flows (undiscounted and without interest) attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the assets carrying value and its estimated fair market value. Management believes no material impairment in long-lived assets exists at March 8, 2000, December 31, 1999 and 1998.



     Financial Instruments. The carrying amounts reported in the accompanying balance sheets for contract receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's notes payable and line of credit approximate fair value due to interest rates, which are comparable to current rates.



     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instruments; they are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.



     Reclassifications. Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

                             CROUCH INDUSTRIES, LLC

     Recently Issued Accounting Pronouncements. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The effective date of SFAS No. 133 was delayed one year to June 15, 2000, by SFAS No. 137. Management does not believe the implementation of this accounting pronouncement will have a material effect on its financial statements.



2. CONTRACT RECEIVABLES



     Contract receivables at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:



                                                        2000         1999         1998
                                                     ----------   ----------   ----------
Current amounts due on completed and in progress
  contracts........................................  $3,894,312   $2,076,867   $3,966,033
Retention..........................................     471,697      375,975    1,044,752
                                                     ----------   ----------   ----------
                                                     $4,366,009   $2,452,842   $5,010,785
                                                     ==========   ==========   ==========



3. COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS



     Costs and estimated earnings on contracts in progress at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:



                                                   2000           1999           1998
                                               ------------   ------------   ------------
Costs incurred on contracts in progress......  $  8,963,133   $ 17,968,007   $ 28,454,663
Estimated earnings...........................     2,035,130      2,122,861        753,464
                                               ------------   ------------   ------------
                                                 10,998,263     20,090,868     29,208,127
Less billings to date........................   (10,649,131)   (19,392,309)   (29,551,353)
                                               ------------   ------------   ------------
                                               $    349,132   $    698,559   $   (343,226)
                                               ============   ============   ============



     Included in the accompanying balance sheets under the following captions:



                                                        2000         1999        1998
                                                      ---------   ----------   ---------
Costs and estimated earnings in excess of billings
  on contracts in progress..........................  $ 934,752   $1,019,316   $ 466,759
Billings in excess of costs and estimated earnings
  on contracts in progress..........................   (585,620)    (320,757)   (809,985)
                                                      ---------   ----------   ---------
                                                      $ 349,132   $  698,559   $(343,226)
                                                      =========   ==========   =========

                             CROUCH INDUSTRIES, LLC

4. PROPERTY AND EQUIPMENT



     Property and equipment at March 8, 2000, December 31, 1999 and 1998 consists of the following:



                                                      2000          1999          1998
                                                   -----------   -----------   ----------
Machinery and equipment..........................  $   651,089   $   644,332   $  630,361
Vehicles.........................................      468,088       468,088      500,913
Computer equipment...............................      301,162       298,850      298,850
                                                   -----------   -----------   ----------
                                                     1,420,339     1,411,270    1,430,124
Less accumulated depreciation....................   (1,113,398)   (1,087,745)    (955,771)
                                                   -----------   -----------   ----------
                                                   $   306,941   $   323,525   $  474,353
                                                   ===========   ===========   ==========



5. ACCRUED EXPENSES



     Accrued expenses at March 8, 2000, December 31, 1999 and 1998 consists of the following:



                                                           2000       1999       1998
                                                         --------   --------   --------
Accrued payroll taxes and benefits.....................  $592,155   $606,922   $ 40,014
Union benefit assessments..............................   184,476    143,100    223,494
Provision for future losses on contracts in progress...        --         --    108,487
State tax and other accruals...........................   207,050    138,535    126,754
                                                         --------   --------   --------
                                                         $983,681   $888,557   $498,749
                                                         ========   ========   ========



6. NOTES PAYABLE



     Notes payable at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:



Note payable with Frost National Bank;
  collateralized by accounts receivable and the
  members' personal assets, due on December 30,
  2000, with interest paid monthly at LIBOR plus 2%
  (approximately 7.8% at March 8, 2000)............  $3,000,000   $3,000,000   $3,000,000
Note payable with Crouch Electric, Inc. (related
  party); unsecured, payable on January 1, 1999,
  with interest at 9% per annum....................          --           --      100,000
Note payable with Xerox Corporation; collateralized
  by equipment, due in monthly installments of $300
  with interest of approximately 23% per annum and
  a lump sum payment of $1,005 due June 12, 2000...       4,210        4,712        9,869
                                                     ----------   ----------   ----------
          Total....................................  $3,004,210   $3,004,712   $3,109,869
                                                     ==========   ==========   ==========



7. LINE OF CREDIT



     The Company has a $2,000,000 line of credit with Frost National Bank with interest at the lender's prime rate (approximately 8.5%, 8.5% and 7.75% at March 8, 2000, December 31, 1999 and 1998, respectively), expiring on December 21, 2000. The Company had no borrowings outstanding under the line of credit at March 8, 2000 and December 31, 1999. The Company had $600,000 outstanding under the line of credit as of December 31, 1998. The obligation is collateralized by the Company's assets and the members' personal life insurance policies.

                             CROUCH INDUSTRIES, LLC

8. EMPLOYEE BENEFIT PLAN



     The Company sponsored a qualified defined benefit pension plan covering all employees who were not members of a union. The Company's funding policy was to contribute the maximum allowable under the Internal Revenue Service regulations.



     On March 16, 1999, the Company amended the defined benefit pension plan to cease benefit accruals and terminate the pension plan effective May 16, 1999. It is the Company's intention to distribute any residual assets remaining, after all liabilities have been satisfied, to the participants and beneficiaries. The prepaid benefit cost was $337,546 and was expensed during 1999 as there is no future benefit associated with the amount. This pension plan expense is included with selling, general and administrative expenses on the statement of operations.



     The Plan's funded status at December 31, 1998 was as follows:



Benefit obligation..........................................  $1,263,814
  Fair value of plan assets.................................   1,403,924
                                                              ----------
  Funded status.............................................  $  140,110
                                                              ==========
  Prepaid benefit cost......................................  $  337,546
                                                              ==========
  Assumptions used in determining the plan year 1998 pension cost:
     Discount rate..........................................         6.5%
     Expected return on plan assets.........................         6.5%
     Rate of compensation increase..........................         2.5%
  Additions to and distributions from the plan during the
     plan year 1998:
     Pension cost...........................................  $  287,323
                                                              ==========
     Employer contribution..................................  $  465,245
                                                              ==========
     Benefits paid..........................................  $    2,469
                                                              ==========



9. TRANSACTIONS WITH RELATED PARTIES



     The Company had a note receivable from Crouch Family Limited Partnership at December 31, 1998 in the amount of $16,757. The note was paid in full in 1999.



     The Company had a note payable (related party) at December 31, 1998 to Crouch Electric, Inc., as more fully described in Note 6. The note was paid in full in 1999.



     The Company leases its office space from 1106 Smith Road, Ltd., a related party. Lease payments were approximately $ 34,976, $209,856 and $207,000 for the period January 1, 2000 to March 8, 2000 and for the years ended December 31, 1999 and 1998, respectively.



     The Company and Pneu Temp, Inc. ("Pneu Temp"), a brother/sister company, are also involved in the construction industry. The activity between the entities is described below:

                             CROUCH INDUSTRIES, LLC

     The Company charged Pneu-Temp for the following items for the period from January 1, 2000 to March 8, 2000, and during the years ended December 31, 1999 and 1998 with a receivable of $ 9,186, $7,800 and $232,854 as of March 8, 2000, December 31, 1999 and 1998, respectively.



                                                          2000       1999        1998
                                                         -------   --------   ----------
Subcontract work.......................................  $    --   $289,572   $2,025,007
Materials..............................................       --     34,570       24,983
Rent on tools and equipment............................    2,976      4,238       19,553
Office space rent......................................    1,769     10,614       11,430
Office services........................................   11,545     48,449       31,947
                                                         -------   --------   ----------
          Total........................................  $16,290   $387,443   $2,112,920
                                                         =======   ========   ==========



     Pneu-Temp charged the Company for the following items during the period from January 1, 2000 to March 8, 2000 and for the years ended December 31, 1999 and 1998 with a balance due of $13,630, $38,086 and $0 as of March 8, 2000, December 31, 1999 and 1998, respectively:



Subcontract work........................................  $17,492   $113,450   $509,859
Rent on tools and equipment.............................       --        570      5,381
                                                          -------   --------   --------
          Total.........................................  $17,492   $114,020   $515,240
                                                          =======   ========   ========



10. SIGNIFICANT CUSTOMERS



     Contract revenues earned for the period from January 1, 2000 to March 8, 2000, and the years ended December 31, 1999 and 1998 from three major customers are as follows:



                                2000                     1999                      1998
                        ---------------------   -----------------------   -----------------------
                                   PERCENTAGE                PERCENTAGE                PERCENTAGE
                                    OF TOTAL                  OF TOTAL                  OF TOTAL
                                    CONTRACT                  CONTRACT                  CONTRACT
                         AMOUNT     REVENUES      AMOUNT      REVENUES      AMOUNT      REVENUES
                        --------   ----------   ----------   ----------   ----------   ----------
Customer A............  $643,118      14.2%     $3,432,280      17.5%     $4,164,948      12.2%
                        ========     =====      ==========     =====      ==========     =====
Customer B............  $     --       0.0%     $3,403,046      17.4%     $1,791,297       5.2%
                        ========     =====      ==========     =====      ==========     =====
Customer C............  $     --       0.0%     $2,416,724      12.4%     $  395,771       1.2%
                        ========     =====      ==========     =====      ==========     =====



11. COMMITMENTS AND CONTINGENCIES



     Legal Actions. The Company is involved from time to time in various claims and legal actions arising in the ordinary course of business. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.



     Leases. The Company leases its building and office space from 1106 Smith Road, Ltd. (see Note 9). This lease is for a period of ten years and commenced on January 1, 1997. In addition to the annual rental schedule outlined below, the Company is obligated to pay its pro rata share of taxes, insurance and common area maintenance. Total lease expense for the period from January 1, 2000 to March 8, 2000 and for the years ended December 31, 1999 and 1998 was approximately $34,976, $209,856 and $207,000, respectively.

                             CROUCH INDUSTRIES, LLC

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 8, 2000 are as follows:



2000........................................................  $  205,200
2001........................................................     205,200
2002........................................................     205,200
2003........................................................     220,800
2004........................................................     220,800
Thereafter..................................................     459,600
                                                              ----------
                                                              $1,516,800
                                                              ==========



     Unionized Labor Force. Approximately 75% of the Company's employees belong to the International Brotherhood of Electrical Workers Local Number 520, whose contract expires on May 31, 2000.



     Executive Employment Agreement. The Company entered into an employment agreement with one employee effective August 1997 and continuing until December 31, 2003. The agreement specifies an annual salary of $60,000 and provides that in the event the Company modifies its pension plan so that amounts to be contributed on behalf of the employee for the term of the agreement are less than the amounts that would have been contributed under the terms of the pension plan in effect as of the date of the agreement, or if the pension plan is discounted, the employee's salary shall be increased by the amount that would have been contributed to the pension plan on behalf of the employee prior to such change or discontinuation.



12. SUBSEQUENT EVENTS



     On March 9, 2000, 100% of the issued and outstanding membership units of the Company and 100% of the issued and outstanding shares of Pneu-Temp, Inc. were sold to Sunbelt Integrated Trade Services, Inc. ("Sunbelt") for approximately $10.0 million in cash and notes. The agreement also calls for payment of an additional $ 4.1 million in cash or stock of Sunbelt's ultimate parent company, to the Company and Pneu-Temp, Inc., should the aggregate earnings of the Company and several other companies being acquired concurrently meet certain earnings targets over the three year period after acquisition.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS



To Pneu-Temp, Inc.:



     We have audited the accompanying balance sheet of Pneu-Temp, Inc. (the "Company") as of March 8, 2000 and the related statements of operations, stockholders' equity and cash flows for the period from January 1, 2000 to March 8, 2000. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 8, 2000, and the results of its operations and its cash flows for the period from January 1, 2000 to March 8, 2000 in conformity with United States generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP



May 2, 2000


Toronto, Canada

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of


Pneu-Temp, Inc.:



     We have audited the accompanying balance sheets of Pneu-Temp, Inc. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          DELOITTE & TOUCHE LLP



March 3, 2000


Las Vegas, Nevada

                                PNEU-TEMP, INC.



                                 BALANCE SHEETS


                   MARCH 8, 2000, DECEMBER 31, 1999 AND 1998



                                                                2000         1999         1998
                                                             ----------   ----------   ----------
                                             ASSETS
Current assets:
  Cash and cash equivalents................................  $  219,485   $  351,447   $  212,127
  Contract receivables.....................................     763,697    1,126,683    1,978,647
  Costs and estimated earnings in excess of billings on
     contracts in progress.................................     291,262      292,526      221,565
  Inventory................................................       1,240        1,240        1,240
  Prepaid expenses and other assets........................      34,747       15,834        3,677
                                                             ----------   ----------   ----------
          Total current assets.............................   1,310,431    1,787,730    2,417,256
Property and equipment, net of accumulated depreciation....      95,008      102,909      124,947
                                                             ----------   ----------   ----------
          Total............................................  $1,405,439   $1,890,639   $2,542,203
                                                             ==========   ==========   ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  $  370,133   $  507,224   $  377,395
  Accrued expenses.........................................      59,755       55,970      164,548
  Billings in excess of costs and estimated earnings on
     contracts in progress.................................      68,446       48,548       49,068
  Current portion of notes payable.........................       5,800        6,065       49,620
  Capital lease obligations................................                    1,007        8,478
                                                             ----------   ----------   ----------
          Total current liabilities........................     504,134      618,814      649,109
Deferred tax liabilities...................................      73,692       73,692       64,188
Notes payable, less current portion........................       6,452        7,161
                                                             ----------   ----------   ----------
          Total liabilities................................     584,278      699,667      713,297
                                                             ----------   ----------   ----------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock, no par value. Authorized 1,000,000 shares,
     1,000 shares issued and 500 outstanding...............         500          500          500
  Treasury stock, 500 shares, at cost......................      (6,509)      (6,509)      (6,509)
  Retained earnings........................................     827,170    1,196,981    1,834,915
                                                             ----------   ----------   ----------
          Total stockholders' equity.......................     821,161    1,190,972    1,828,906
                                                             ----------   ----------   ----------
          Total............................................  $1,405,439   $1,890,639   $2,542,203
                                                             ==========   ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                                PNEU-TEMP, INC.



                            STATEMENTS OF OPERATIONS


            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND


                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                               2000        1999         1998
                                                             --------   ----------   -----------
Contract revenues earned...................................  $691,656   $5,346,238   $10,022,453
Cost of revenues earned....................................   572,537    4,755,450     8,211,719
                                                             --------   ----------   -----------
          Gross profit.....................................   119,119      590,788     1,810,734
Selling, general and administrative expenses...............   175,818      421,234       258,198
                                                             --------   ----------   -----------
Income (loss) from operations..............................   (56,699)     169,554     1,552,536
                                                             --------   ----------   -----------
Other income (expense):
  Interest income..........................................     3,831       46,530        21,967
  Interest expense.........................................      (275)      (4,338)       (8,202)
  Other, net...............................................      (572)       8,184        11,214
                                                             --------   ----------   -----------
          Total other income, net..........................     2,984       50,376        24,979
                                                             --------   ----------   -----------
Income before income taxes.................................   (53,715)     219,930     1,577,515
Income tax expense.........................................        --        9,504        68,760
                                                             --------   ----------   -----------
Net (loss) income..........................................  $(53,715)  $  210,426   $ 1,508,755
                                                             ========   ==========   ===========



   The accompanying notes are an integral part of these financial statements.

                                PNEU-TEMP, INC.



                       STATEMENTS OF STOCKHOLDERS' EQUITY


            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND


                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                 COMMON STOCK                                 TOTAL
                                                ---------------   TREASURY    RETAINED    STOCKHOLDERS'
                                                SHARES   AMOUNT    STOCK      EARNINGS        EQUITY
                                                ------   ------   --------   ----------   --------------
Balances, January 1, 1998.....................  1,000     $500    $    --    $  353,261     $  353,761
  Net income..................................     --       --         --     1,508,755      1,508,755
  Payments to acquire treasury stock..........     --       --     (6,509)           --         (6,509)
  Distributions to stockholders...............     --       --         --       (27,101)       (27,101)
                                                -----     ----    -------    ----------     ----------
Balances, December 31, 1998...................  1,000      500     (6,509)    1,834,915      1,828,906
  Net income..................................     --       --         --       210,426        210,426
  Distributions to stockholders...............     --       --         --      (848,360)      (848,360)
                                                -----     ----    -------    ----------     ----------
Balances, December 31, 1999...................  1,000      500     (6,509)    1,196,981      1,190,972
  Net loss....................................     --       --         --       (53,715)       (53,715)
  Distributions to stockholders...............     --       --         --      (316,096)      (316,096)
                                                -----     ----    -------    ----------     ----------
Balances,
  March 8, 2000...............................  1,000     $500    $(6,509)   $  827,170     $  821,161
                                                =====     ====    =======    ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                                PNEU-TEMP, INC.



                            STATEMENTS OF CASH FLOWS


            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND


                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                               2000         1999         1998
                                                             ---------   ----------   ----------
Cash flows from operating activities:
  Net (loss) income........................................  $ (53,715)  $  210,426   $1,508,755
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization.........................      7,901       46,446       36,469
     Deferred income taxes.................................         --        9,504       68,760
     Changes in operating assets and liabilities:
     Contract receivables..................................    362,986      851,964      (19,719)
     Costs and estimated earnings in excess of billings on
       contracts in progress...............................      1,264      (70,961)     (70,959)
     Prepaid expenses and other assets.....................    (18,913)     (12,157)      12,180
     Accounts payable......................................   (137,091)     129,829     (606,183)
     Accrued expenses......................................      3,785     (108,578)     109,113
     Billings in excess of costs and estimated earnings on
       contracts in progress...............................     19,898         (520)    (722,210)
                                                             ---------   ----------   ----------
          Net cash provided by operating activities........    186,115    1,055,953      316,206
                                                             ---------   ----------   ----------
Cash flows from investing activities:
  Purchases of property and equipment......................         --       (6,045)     (91,893)
                                                             ---------   ----------   ----------
Cash flows from financing activities:
  Repayments of notes payable and capital lease
     obligations...........................................     (1,981)     (62,228)     (61,295)
  Distributions to stockholders............................   (316,096)    (848,360)     (27,101)
  Payments to acquire treasury stock.......................         --           --       (6,509)
                                                             ---------   ----------   ----------
          Net cash used in financing activities............   (318,077)    (910,588)     (94,905)
                                                             ---------   ----------   ----------
Net increase in cash and cash equivalents..................   (131,962)     139,320      129,408
Cash and cash equivalents, beginning of year...............    351,447      212,127       82,719
                                                             ---------   ----------   ----------
Cash and cash equivalents, end of year.....................  $ 219,485   $  351,447   $  212,127
                                                             =========   ==========   ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest..............................................  $     275   $    4,316   $    8,186
                                                             =========   ==========   ==========
     Income taxes..........................................  $      --   $    2,512   $    2,547
                                                             =========   ==========   ==========
  Non-cash investing and financing activities:
     Vehicles acquired through capital lease obligations...  $      --   $   18,363   $    5,390
                                                             =========   ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                                PNEU-TEMP, INC.



                         NOTES TO FINANCIAL STATEMENTS


            FOR THE PERIOD FROM JANUARY 1, 2000 TO MARCH 8, 2000 AND


                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Nature of Operations. Pneu-Temp, Inc. (the "Company") is a plumbing, heating, ventilation, and cooling subcontractor, providing services primarily on commercial and government projects primarily in the Austin, Texas market. The Company and Crouch Electric LLC ("Crouch") are a brother/sister company (five or fewer persons own at least 80% of the voting value of shares of each of two or more entities, and these same persons own more than 50% of the voting power of each entity). Crouch is an electrical contractor which installs and services electrical equipment and wiring for industrial and commercial customers primarily in the Austin, Texas market.



     Operating Cycle. The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. The length of the contracts varies from one month to approximately 24 months.



     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.



     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.



     Cash and Cash Equivalents. Cash and cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.



     Inventory. Inventory consists primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.



     Property and Equipment. Property and equipment are recorded at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is provided in amounts sufficient to allocate the cost of the depreciable assets to operations over their estimated service lives using the straight-line method.



     Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income as appropriate.



     Income Taxes. The Company and its shareholders have elected under Subchapter S of the Internal Revenue Code to have the Company's taxable income or loss reported by its shareholders. Therefore, no provision or liability for federal income taxes has been included in the accompanying financial statements. However, the statements of operations includes a provision for state income tax expense. Deferred income taxes exist as a result of temporary differences caused by the accrual of state income taxes for financial reporting purposes.



     Contract Revenue Recognition and Cost of Revenues. Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract (the "cost-to-cost method"). This method is used because management considers expended costs to be the best available measure of performance of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis

                                PNEU-TEMP, INC.

of costs incurred during the period plus the fee earned. The Company does not recognize any gross profit amounts related to change order work performed until it is known that the change orders have been approved by the customer. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.



     Cost of revenues include all direct material and labor costs and those indirect costs related to contract performance, such as insurance, supplies, tools and depreciation. Selling, general and administrative costs are charged to expense as incurred.



     Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.



     The asset "Costs and estimated earnings in excess of billings on contracts in progress" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on contracts in progress" represents billings in excess of revenues recognized.



     Business and Credit Concentrations. The majority of the Company's work is performed in Austin, Texas and the surrounding area. Substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, and monitoring procedures. The Company reviews its contract receivables and provides allowances periodically. The Company believes that no allowance is necessary as of March 8, 2000, December 31, 1999 and 1998.



     Impairment Recognition. Management periodically evaluates the carrying value of its long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash flows (undiscounted and without interest) attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the assets carrying value and its estimated fair market value. Management believes no material impairment in long-lived assets exists at March 8, 2000, December 31, 1999 and 1998.



     Financial Instruments. The carrying amounts reported in the accompanying balance sheets for contract receivables, prepaid expenses and other assets, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's notes payable and capital lease obligations approximate fair value due to interest rates, which are comparable to current rates.



     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instruments; they are subjective in nature and involve uncertainties and matters of judgement and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.



     Reclassifications. Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.



     Recently Issued Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the

                                PNEU-TEMP, INC.

statement of financial position and measure those instruments at fair value. The effective date of SFAS No. 133 was delayed one year to June 15, 2000, by SFAS No. 137. Management does not believe the implementation of this accounting pronouncement will have a material effect on its financial statements.



2. CONTRACT RECEIVABLES



     Contract receivables at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:



                                                        2000        1999         1998
                                                      --------   ----------   ----------
Current amounts due on completed and in progress
  contracts.........................................  $677,133   $1,061,968   $1,710,577
Retention...........................................    86,564       64,715      268,070
                                                      --------   ----------   ----------
                                                      $763,697   $1,126,683   $1,978,647
                                                      ========   ==========   ==========



3. COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS



     Costs and estimated earnings on contracts in progress at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:



                                                        2000         1999         1998
                                                     ----------   ----------   ----------
Costs incurred on contracts in progress............  $1,738,536   $2,514,611   $4,927,865
Estimated earnings.................................     343,011      485,659      348,521
                                                     ----------   ----------   ----------
                                                      2,081,547    3,000,270    5,276,386
Less billings to date..............................  (1,858,731)  (2,756,292)  (5,103,889)
                                                     ----------   ----------   ----------
                                                     $  222,816   $  243,978   $  172,497
                                                     ==========   ==========   ==========



     Included in the accompanying balance sheets under the following captions:



                                                           2000       1999       1998
                                                         --------   --------   --------
Costs and estimated earnings in excess of billings on
  contracts in progress................................  $291,262   $292,526   $221,565
Billings in excess of costs and estimated earnings on
  contracts in progress................................   (68,446)   (48,548)   (49,068)
                                                         --------   --------   --------
                                                         $222,816   $243,978   $172,497
                                                         ========   ========   ========



4. PROPERTY AND EQUIPMENT



     Property and equipment at March 8, 2000, December 31, 1999 and 1998 consists of the following:



                                                           2000       1999       1998
                                                         --------   --------   --------
Vehicles...............................................  $174,960   $174,960   $152,006
Equipment and tools....................................   109,628    109,628    108,173
Computer equipment.....................................     3,205      3,205      3,205
                                                         --------   --------   --------
                                                          287,793    287,793    263,384
Less accumulated depreciation..........................  (192,785)  (184,884)  (138,437)
                                                         --------   --------   --------
                                                         $ 95,008   $102,909   $124,947
                                                         ========   ========   ========



     The Company leases vehicles under capital leases with terms of 12 and 48 months. Under the terms of the leases, the Company is responsible for maintenance, repair costs, insurance, and taxes on the leased equipment. The historical cost of these assets at March 8, 2000, December 31, 1999 and 1998 was $22,381

                                PNEU-TEMP, INC.

$22,381 and $27,881, respectively. Related accumulated depreciation at March 8, 2000, December 31, 1999 and 1998 was $17,406, $16,694 and $11,091, respectively.



     Minimum future lease payments on capital lease obligations in effect at December 31, 1999 are $1,007, due in full in the year 2000.



5. ACCRUED EXPENSES



     Accrued expenses at March 8, 2000, December 31, 1999 and 1998 consists of the following:



                                                            2000      1999       1998
                                                           -------   -------   --------
Accrued payroll taxes and benefits.......................  $12,875   $ 9,634   $ 15,750
Union benefit assessments................................   32,649    39,479    116,362
Others...................................................   14,231        27      4,588
Sales tax................................................       --     6,830     27,848
                                                           -------   -------   --------
                                                           $59,755   $55,970   $164,548
                                                           =======   =======   ========



6. NOTES PAYABLE



          Notes payable at March 8, 2000, December 31, 1999 and 1998 are summarized as follows:



                                                            2000      1999       1998
                                                           -------   -------   --------
Note payable with Frost National Bank; collateralized by
  a vehicle, repaid in 1999, with interest paid monthly
  at 8.75% per annum.....................................  $    --   $    --   $  1,412
Note payable with Frost National Bank; collateralized by
  accounts receivable and equipment, repaid in 1999, with
  interest paid monthly at prime plus .5%................       --        --     45,656
Note payable with Frost National Bank; collateralized by
  a vehicle, repaid in 1999, with interest paid monthly
  at 9.0% per annum......................................       --        --      2,552
Note payable with Frost National Bank; collateralized by
  a vehicle, payable in monthly payments of $579 due
  January 2002, with interest at 8.25% per annum.........   12,252    13,226         --
                                                           -------   -------   --------
                                                            12,252    13,226     49,620
Less current portion.....................................   (5,800)   (6,065)   (49,620)
                                                           -------   -------   --------
                                                           $ 6,452   $ 7,161   $     --
                                                           =======   =======   ========



     The required aggregate principal payments as of March 8, 2000 are as follows:



2000........................................................  $ 5,800
2001........................................................    6,300
2002........................................................      152
                                                              -------
                                                              $12,252
                                                              =======



7. TRANSACTIONS WITH RELATED PARTIES



     The Company and Crouch, a brother/sister company, are also involved in the construction industry. The activity between the entities is described below.

                                PNEU-TEMP, INC.

     Crouch charged the Company for the following items during the period from January 1, 2000 to March 8, 2000 and for the years ended December 31, 1999 and 1998 with a balance due of $9,186, $7,800 and $96,854 at March 8, 2000, December 31, 1999 and 1998, respectively.



                                                          2000       1999        1998
                                                         -------   --------   ----------
Subcontract work.......................................  $    --   $289,572   $2,025,007
Materials..............................................       --     34,570       24,983
Rent on tools and equipment............................    2,976      4,238       19,553
Office space rent......................................    1,769     10,614       11,430
Office services........................................   11,545     48,449       31,947
                                                         -------   --------   ----------
          Total........................................  $16,290   $387,443   $2,112,920
                                                         =======   ========   ==========



     The Company charged Crouch for the following items during the period from January 1, 2000 to March 8, 2000 and for the years ended December 31, 1999 and 1998 with a receivable of $13,630, $38,086 and $0 at March 8, 2000, December 31, 1999 and 1998, respectively:



                                                           2000       1999       1998
                                                          -------   --------   --------
Subcontract work........................................  $17,492   $113,450   $509,859
Rent on tools and equipment.............................       --        570      5,381
                                                          -------   --------   --------
          Total.........................................  $17,492   $114,020   $515,240
                                                          =======   ========   ========



8. SIGNIFICANT CUSTOMERS



     Contract revenues earned for the period from January 1, 2000 to March 8, 2000 and for the years ended December 31, 1999 and 1998 from four major customers are as follows:



                                2000                     1999                      1998
                        ---------------------   -----------------------   -----------------------
                                   PERCENTAGE                PERCENTAGE                PERCENTAGE
                                    OF TOTAL                  OF TOTAL                  OF TOTAL
                                    CONTRACT                  CONTRACT                  CONTRACT
                         AMOUNT     REVENUES      AMOUNT      REVENUES      AMOUNT      REVENUES
                        --------   ----------   ----------   ----------   ----------   ----------
Customer A............  $ 77,675      11.2%     $1,170,250      21.9%     $3,326,000      33.2%
                        ========      ====      ==========      ====      ==========      ====
Customer B............  $114,650      16.5%     $1,145,571      21.4%     $2,834,000      28.3%
                        ========      ====      ==========      ====      ==========      ====
Customer C............  $     --        --      $  730,711      13.7%     $  480,313       4.8%
                        ========      ====      ==========      ====      ==========      ====
Customer D............  $     --        --      $  691,600      12.9%     $       --        --
                        ========      ====      ==========      ====      ==========      ====



9. COMMITMENTS AND CONTINGENCIES



     Legal Actions. The Company is involved from time to time in various claims and legal actions arising in the ordinary course of business. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.



     Unionized Labor Force. Approximately 35% of the Company's employees belong to International Brotherhood of Electrical Workers Local Number 520, whose contract expires in June 2000. Approximately 67 % of the Company's employees belong to United Association of Journeymen and Apprentices of the plumbing and Pipefitting Industry of the United States and Canada (AFL-CIO) Local Number 286, whose contracts expire May 2002.



     Leases. The Company subleases its building and office space on a month-by-month basis from Crouch Industries, LLC ("Crouch") (see Note 7). In addition to the monthly rent payments, the Company is obligated to pay its pro rata share of taxes, insurance, and common area maintenance.

                                PNEU-TEMP, INC.

10. SUBSEQUENT EVENT



     On March 9, 2000, 100% of the issued and outstanding shares of the Company and 100% of the issued and outstanding membership units of Crouch were sold to Sunbelt Integrated Trade Services, Inc. ("Sunbelt") for approximately $10.0 million in cash and notes. The agreement also calls for payment of an additional $4.1 million in cash or stock of Sunbelt's ultimate parent company, to the Company and Crouch should the aggregate earnings of the Company and several other companies being acquired concurrently meet certain earnings targets over the three year period after acquisition.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JULY 31,     OCTOBER 31,
                                                                 2000         1999(1)
                                                              -----------   -----------
                                                              (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT
                                                                   SHARE AMOUNTS)
                                        ASSETS
Current Assets:
 Cash and cash equivalents..................................   $  14,946     $ 16,568
 Accounts receivable, including retainage of $20,094 and
   $16,158 and net of allowances for bad debts of $3,489 and
   $3,514 at July 31, 2000 and October 31, 1999,
   respectively.............................................      82,126       73,645
 Receivable from cost sharing arrangement...................       6,822           --
 Costs and profits in excess of billings on uncompleted
   contracts................................................      67,651       69,977
 Prepaid expenses and other current assets..................      11,880        5,853
                                                               ---------     --------
       Total current assets.................................     183,425      166,043
Property and equipment:
 Land and buildings.........................................       3,801        3,801
 Equipment, furniture and fixtures..........................      48,653       43,989
                                                               ---------     --------
                                                                  52,454       47,790
 Less -- Accumulated depreciation...........................     (25,778)     (19,987)
                                                               ---------     --------
 Property and equipment, net................................      26,676       27,803
Other assets:
 Goodwill, net of accumulated amortization of $5,786 and
   $4,078 at July 31, 2000 and October 31, 1999,
   respectively.............................................      39,907       41,222
 Networks under construction................................      55,424        1,831
 Investment in Kanas........................................          --       12,159
 Other non-current assets...................................      13,131       12,975
                                                               ---------     --------
       Total other assets...................................     108,462       68,187
                                                               ---------     --------
       Total assets.........................................   $ 318,563     $262,033
                                                               =========     ========
                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Current portion of long-term debt..........................   $  37,033     $ 35,754
 Accounts payable and accrued liabilities including
   retainage of $23,823 and $11,618 at July 31, 2000 and
   October 31, 1999, respectively...........................     125,468       66,617
 Accruals for incurred job costs............................      56,095       45,593
 Reserves for losses on uncompleted contracts...............      21,970        8,620
 Billings in excess of costs and profits on uncompleted
   contracts................................................       5,474        6,478
 Notes payable to shareholders and employees................         121           --
 SIRIT Settlement obligation................................      20,000           --
 Liability to preferred stockholders........................       4,228
 Stock appreciation rights payable..........................          --        3,710
                                                               ---------     --------
       Total current liabilities............................     270,389      166,772
 Long-term debt, non-current portion........................       4,667       30,618
 Advances from WorldCom.....................................      37,000       32,000
 Property tax payable, non-current portion..................      17,248       15,468
 Long-term deferred revenues................................      24,862           --
 Other non-current liabilities and minority interest........         247          422
                                                               ---------     --------
       Total liabilities....................................     354,413      245,280
Commitments and contingencies
Series B Preferred Stock, $.10 par value; stated at
 aggregate accumulated redemption value at October 31, 1999;
 779 shares issued and outstanding at October 31, 1999......          --       16,322
Series C Preferred Stock, $.10 par value; aggregate
 liquidation value of $15,000 plus accumulated dividends of
 $429; 5,000 shares issued and outstanding at July 31,
 2000.......................................................      13,866           --
Other securities subject to mandatory redemption:
 Common stock (868,033 shares at July 31, 2000).............       5,317           --
 Series B Preferred Stock Exchange Warrants.................         807           --
 Series C Preferred Stock Warrants..........................       1,459           --
                                                               ---------     --------
       Total temporary equity...............................      21,449       16,322
                                                               ---------     --------
Shareholders' Equity (Deficit):
 Common stock, $.001 par value, authorized 25,000,000
   shares; 15,477,509 and 11,891,338 shares issued and
   outstanding, respectively................................          15           12
 Additional paid-in capital.................................      71,207       38,290
 Common stock warrants......................................       4,292        3,979
 WorldCom Phantom Stock.....................................         606          606
 Retained deficit...........................................    (133,419)     (42,456)
                                                               ---------     --------
       Total shareholders' equity (deficit).................     (57,299)         431
                                                               ---------     --------
       Total liabilities and shareholders' equity
       (deficit)............................................   $ 318,563     $262,033
                                                               =========     ========

---------------

(1) The balance sheet at October 31, 1999 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         FOR THE THREE MONTHS ENDED     FOR THE NINE MONTHS ENDED
                                                                  JULY 31,                      JULY 31,
                                                        ----------------------------   ---------------------------
                                                            2000           1999           2000           1999
                                                        ------------   -------------   -----------   -------------
                                                                               (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                       (RESTATED)(1)                 (RESTATED)(1)
Revenue:
  Construction and maintenance........................  $   120,402     $   102,781    $   359,143    $   283,869
  Conduit sale........................................           --              --             --         35,721
                                                        -----------     -----------    -----------    -----------
  Total revenue.......................................      120,402         102,781        359,143        319,590
Costs and expenses:
  Construction and maintenance........................      106,034          87,558        353,201        243,214
  Costs of conduit sale...............................           --              --             --         34,673
  General and administrative expense..................       12,440          10,871         42,049         29,238
  Impairment of intangible assets.....................           --              --             --          2,465
  Depreciation and amortization expense...............        3,509           2,897          9,142          8,880
                                                        -----------     -----------    -----------    -----------
         Total costs and expenses.....................      121,983         101,326        404,392        318,470
                                                        -----------     -----------    -----------    -----------
Income (loss) from operations.........................       (1,581)          1,455        (45,249)         1,120
Other income (expense):
  Interest expense, net...............................       (1,960)         (2,070)        (5,925)        (6,758)
  SIRIT Settlement....................................      (25,000)             --        (25,000)            --
  Change in value of stock appreciation rights........           --          (3,792)         3,710         (1,896)
  Equity in losses/impairment of investment in
    Kanas.............................................           --              --        (12,184)            --
  Other...............................................          349          (1,037)           717         (1,592)
                                                        -----------     -----------    -----------    -----------
         Total other income (expense).................      (26,611)         (6,899)       (38,682)       (10,246)
                                                        -----------     -----------    -----------    -----------
Loss before income taxes, minority interest and
  extraordinary item..................................      (28,192)         (5,444)       (83,931)        (9,126)
Provision for (benefit from) income taxes.............           --             (52)            --            (86)
                                                        -----------     -----------    -----------    -----------
Loss before minority interest and extraordinary
  item................................................      (28,192)         (5,392)       (83,931)        (9,040)
Minority interest.....................................          111              93            161            292
                                                        -----------     -----------    -----------    -----------
Loss before extraordinary item........................      (28,303)         (5,485)       (84,092)        (9,332)
Extraordinary loss on early extinguishment of debt....           --              --             --          3,067
                                                        -----------     -----------    -----------    -----------
Net loss..............................................      (28,303)         (5,485)       (84,092)       (12,399)
Increase in default redemption value of Series B
  Preferred Stock.....................................           --          (4,741)        (1,404)        (4,741)
Redemption of 2,785 shares of Series B Preferred
  Stock...............................................           --              --             --         (4,323)
Issuance of additional Series C Warrants..............         (675)             --           (675)            --
Liability to preferred stockholders...................       (4,228)             --         (4,228)            --
Modification of exercise price of Series B Preferred
  Stock Warrants......................................           --              --             --         (1,894)
Modification of conversion price of Series B Preferred
  Stock...............................................           --              --             --         (6,430)
Series C Preferred Stock dividends and accretion......         (302)             --           (564)            --
Series B Preferred Stock dividends....................           --             (39)            --           (283)
                                                        -----------     -----------    -----------    -----------
Loss applicable to common stock.......................  $   (33,508)    $   (10,265)   $   (90,963)   $   (30,070)
                                                        ===========     ===========    ===========    ===========
Weighted average shares outstanding:
Basic.................................................   16,206,939      11,794,718     14,966,337     11,939,517
Diluted...............................................   16,206,939      11,794,718     14,966,337     11,939,517
Loss applicable to common stock per share:
Basic:
Loss before extraordinary item........................  $     (2.07)    $     (0.87)   $     (6.08)   $     (2.26)
Extraordinary loss on early extinguishment of debt....           --              --             --          (0.26)
Loss applicable to common stock.......................        (2.07)          (0.87)         (6.08)         (2.52)
Diluted:
Loss before extraordinary item........................        (2.07)          (0.87)         (6.08)         (2.26)
Extraordinary loss on early extinguishment of debt....           --              --             --          (0.26)
Loss applicable to common stock.......................        (2.07)          (0.87)         (6.08)         (2.52)

---------------

(1) The fiscal 1999 unaudited amounts have been adjusted from amounts originally reported by the Company in quarterly filings with the Securities and Exchange Commission. Refer to Note 4, "Quarterly Financial Data."

           See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE NINE MONTHS ENDED
                                                                       JULY 31,
                                                              --------------------------
                                                                2000            1999
                                                              --------      ------------
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
                                                                            RESTATED (1)
Cash provided by (used in) operating activities.............  $ (4,381)       $  7,110
Cash flows from Investing Activities:
  Capital expenditures, net.................................    (6,307)         (4,252)
  Proceeds from sale of property and equipment..............       469              --
  Cash acquired from acquisition of businesses..............       122              --
                                                              --------        --------
         Net cash used in investing activities..............    (5,716)         (4,252)
Cash flows from Financing Activities:
  Repayments of long-term debt and other borrowings.........      (672)        (12,555)
  Proceeds from the issuance of long-term debt and other
    borrowings..............................................        --             131
  Advances from WorldCom....................................     5,000          32,000
  Redemption of Series B Preferred Stock....................   (11,601)        (18,677)
  Repurchase of Series B Preferred Stock warrants...........        --          (1,890)
  Proceeds from the issuance of preferred stock and
    warrants, net...........................................    14,400             (92)
  Proceeds from the exercise of stock options...............     1,348             497
  Dividends paid on preferred stock.........................        --            (167)
                                                              --------        --------
         Net cash provided by financing activities..........     8,475            (753)
Change in cash and cash equivalents.........................    (1,622)          2,105
Cash and cash equivalents, beginning of period..............    16,568          13,544
                                                              --------        --------
Cash and cash equivalents, end of period....................  $ 14,946        $ 15,649
                                                              ========        ========
Supplemental disclosures:
  Increases in goodwill resulting from acquisition of
    SASCO/SES...............................................  $    392        $     --
  Common stock issued in conjunction with the acquisition of
    SASCO/SES...............................................       739              --
  Conversion of WorldCom debt to common stock...............    25,544              --
  Contribution of interest payable to WorldCom..............     3,483              --
  Increase in default redemption value of Series B Preferred
    Stock...................................................     1,404          12,711
  Warrants issued to financial advisor for Series C
    Preferred Stock offering................................       313              --
  Common stock issued to redeem Series B Preferred Stock....     4,912              --
  Warrants issued to redeem Series B Preferred Stock........     1,213              --
  Valuation of stock appreciation rights....................     3,710              --
  Common stock issued or accrued in conjunction with GEC
    earnout provisions......................................       205           4,595
  Common stock issued in exchange for note payable to
    director................................................        --             828
  Modification of conversion price of Series B Preferred
    Stock...................................................        --           6,430
  Modification of exercise price of Series B Preferred Stock
    Warrants................................................        --           1,894
  Compensation recognized on common stock options issued to
    non-employees...........................................        --             131
  SIRIT Settlement obligation...............................    20,000              --
  Liability to preferred stockholders.......................     4,228              --
  Issuance of additional Series C Warrants..................       675              --
                                                              --------        --------
  Cash paid for:............................................                        --
    Interest................................................     3,269           1,993
    Income taxes............................................        --           4,364

---------------

(1) The fiscal 1999 unaudited amounts have been adjusted from amounts originally reported by the Company in quarterly filings with the Securities and Exchange Commission. Refer to Note 4, "Quarterly Financial Data."

           See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     In the opinion of management of Able Telcom Holding Corp. ("Able" or the "Company"), the unaudited condensed consolidated financial statements furnished herein include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. These interim results of operations are not necessarily indicative of results for the entire year. The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1999 Annual Report on Form 10-K.

     The accompanying unaudited condensed consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and all its subsidiaries. A substantial portion of consolidated total assets, liabilities and revenues are generated by one subsidiary of the Company, Adesta Communications, Inc. ("Adesta"), formerly MFS Network Technologies, Inc.

     All material intercompany accounts and transactions have been eliminated. Certain items in the condensed consolidated financial statements for the three and nine months ended July 31, 1999, and as of October 31, 1999, have been reclassified to conform with the current presentation.

2. GOING CONCERN

     The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The following conditions raise substantial doubt about the Company's ability to continue as a going concern.

          (1) The Company has negative working capital of $87.0 million and a shareholders' deficit of $57.3 million as of July 31, 2000.

          (2) The Company incurred losses from operations of $45.2 million, net losses of $84.1 million, and losses applicable to common stock of $91.0 million during the nine months ended July 31, 2000. The Company also incurred losses from operations of $1.9 million, net losses of $18.1 million, and losses applicable to common stock of $36.8 million during the fiscal year ended October 31, 1999.

          (3) The Company has borrowed the maximum available under its existing Credit Facility and is in default of the related covenants. The Credit Facility lenders have the right to demand payment and the Company has insufficient liquidity to pay such amounts, if called. The Company has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund its continuing operations.

          (4) As discussed in Note 9, "Reserves for Losses on Uncompleted Contracts" and Note 16, "Segment Information", reserves for losses on uncompleted contracts at July 31, 2000, totaled $22.0 million. In addition, the Company has accrued $10.8 million for legal claims at July 31, 2000, which is included in "Accounts Payable and Accrued Liabilities" or "Accruals for Incurred Job Costs" in the accompanying unaudited condensed consolidated balance sheet. Funding of these expected obligations will have a material adverse effect on the Company's future liquidity.

          (5) In the past, the Company has missed deadlines and failed to meet performance milestones under the New Jersey Consortium contracts (See Note 16 "Segment Information"). If the Company misses the future deadlines and performance milestones, the Company will incur penalties, additional revenue may be withheld from the Company and the Consortium may terminate the contracts. Additionally, other Company contracts require payment of liquidated damages if certain milestones are not achieved on schedule. Failure by the Company to meet contract milestones for any reasons, including

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES the lack of sufficient liquidity to pay vendors and subcontractors for those contracts on a timely basis, could result in delays and significant additional obligations to the Company.

          (6) As a result of the Company's present financial condition, the Company has experienced difficulty obtaining bonds for new work. If the Company is unable to obtain required bonding, it may be unable to compete and successfully bid for new contracts which may have a material adverse effect on its operations and financial position.

          (7) As discussed in Note 11, "Contingencies," the Company is the defendant in various legal matters that individually or in aggregate could have a material adverse effect on the Company's financial position.

          (8) The Company has reached a settlement arrangement with SIRIT in regards to the SIRIT litigation (See Note 11 "Contingencies") that requires that the Company issue SIRIT 4,074,597 registered shares of the Company's common stock by November 30, 2000. If registration and issuance of these shares is not completed by November 30, 2000, SIRIT may enforce a Consent Judgement against the Company for $20 million. As part of the SIRIT settlement, certain changes were also made to provisions of some of the Series B Preferred Stock agreements (See Note 12 "Preferred Stock"). The Company is required to issue 1,057,031 registered shares to the Palladin Group by November 30, 2000. If registration and issuance of these shares is not completed by November 30, 2000, the Company may be required to pay the Series B Preferred Stockholders $4.2 million. The Company has insufficient liquidity, if required, to pay the above amounts.

          (9) The Company has been involved in discussions with NASDAQ regarding the Company's ability to meet certain minimum listing requirements, including minimum net equity. Failure of the Company to meet such requirements or present a plan approved by NASDAQ to meet such requirements could result in delisting of the Company's common stock by NASDAQ. As discussed in Note 12, "Preferred Stock," delisting by NASDAQ is an event of default under certain of the Company's non-registered securities that may require the Company to pay punitive interest and/or redeem such securities at punitive liquidation values. The Company has insufficient liquidity to redeem such securities if required to do so.

          (10) The holders of the Series C Preferred Stock have certain registration rights with respect to the shares of common stock underlying the Series C Preferred Stock and the Series C Warrants. If a registration statement is not declared effective by November 30, 2000, the Series C Preferred Stockholders may require the Company to redeem their shares at a premium redemption price. Mandatory redemption of other securities that are presented in the accompanying unaudited condensed consolidated balance sheet as of July 31, 2000 as "temporary equity" may also be required under certain circumstances (See Note 12 "Preferred Stock"). The Company has insufficient liquidity, if required, to redeem these securities.

     The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, including goodwill, or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to (a) generate sufficient cash flow to meet its obligations on a timely basis, (b) obtain additional financing as may be required, and (c) ultimately sustain profitability.

     In response to these conditions, Management has consummated the following over the past 12 months:

          (1) As part of the Company's ongoing efforts to align strategically the profitable portions of its business and as a result of significant turnover and the deterioration of underlying contracts, the Company closed Dial Communications, Inc. ("Dial") and Able Integrated Systems, Inc. ("AIS") during the fiscal

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES year ended October 31, 1999, which together used cash flows from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1999 and 1998.

          (2) As discussed in Note 10, "Debt," approximately $25.5 million of the Company's indebtedness to WorldCom was converted to common stock of the Company during January 2000. In addition, as also described in Note 10, WorldCom advanced an additional $5.0 million to the Company (in connection with the SIRIT Settlement), and subsequent to July 31, 2000, converted aggregate advances of $37.0 million into the WorldCom Preferred Stock.

          (3) As discussed in Note 12, "Preferred Stock," approximately $6.1 million of the accrued redemption value of the Company's Series B Preferred Stock was paid by issuing common stock and warrants of the Company during the quarter ended April 30, 2000. Concurrently, the remaining Series B Preferred Stock redemption obligation of approximately $10.9 million was paid with cash funded through the issuance of $15.0 million of Series C Preferred Stock.

          (4) As discussed in Note 16, "Segment Information," the Company executed a comprehensive amendment to the New Jersey Consortium Contracts in June 2000.

          (5) As discussed in Note 11, "Contingencies," the Company has executed a settlement agreement with SIRIT.

     In addition to meeting the terms of the SIRIT settlement agreement, Management's ongoing plans to deal with these conditions are as follows:

          (1) As described in Note 18, "Subsequent Event," the Company has agreed, subject to shareholder approval and other conditions, to merge with Bracknell Corporation. This transaction is expected to close in December 2000 or early in calendar 2001.

          (2) The Company is allocating its resources to meet its current contractual commitments, particularly those commitments that could result in contractual default and liquidated damages.

          (3) With regard to certain jobs, the Company continues to negotiate significant change orders for out-of-scope and other work that the Company has previously completed. Such change orders are not reflected in the condensed consolidated financial statements.

          (4) The Company continues with its efforts to raise replacement or additional financing which include ongoing discussions with current investors and the Credit Facility lenders.

3. REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

     The Company has worked, over approximately the past year, with the staff of the Securities and Exchange Commission ("SEC") to resolve certain issues relating to accounting and other disclosures made by the Company in connection with the acquisition of Adesta from WorldCom effective July 2, 1998. As a result of the SEC's review, the following events have taken place:

          (1) The Company has restated the preacquisition financial statements of Adesta (formerly known as MFS Network Technologies, Inc. or MFSNT). The restatement included the financial statements of MFSNT as of and for the year ended December 31, 1997 and as of and for the period ended July 2, 1998. See the Company's Form 8-K/A-4 that has been filed with the SEC.

          (2) The Company's 1998 Form 10-K/A-2 has been filed with the SEC to include certain additional disclosures and to include changes required to the "Pro Forma Financial Information" relating to the acquisition of MFSNT.

          (3) The Company has also filed Forms 10-Q/A for the quarters ended January 31, 1999, April 30, 1999 and July 31, 1999. The financial statements for the quarters were restated as disclosed in the

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

     Company's 1999 Form 10-K and certain additional disclosures in the notes to the financial statements were added. The Company's 1999 Form 10-K/A has also been filed to incorporate additional disclosures requested by the SEC staff.

     The Company has received verbal acceptance from the SEC regarding resolution of the accounting and disclosure issues related to the acquisition of Adesta. However, the SEC has reserved the right to review the Company's Form 10-K/A for 1999 and the Company's subsequent filings on Form 10-Q.

     The Company has also resubmitted its Notice of Annual Meeting, Proxy Statement and Proxy (collectively the "Proxy") for the years ended October 31, 1999 and 1998 and responded to comments of the SEC Staff. As of September 15, 2000, the SEC had not completed its review of the Proxy. As a result of the ongoing review by the SEC, Able has not been able to hold a shareholders' meeting since April 1998 and shareholder approval of certain proposals included in the Proxy is necessary to avoid punitive provisions relating to the Company's preferred stock as described in Note 12, "Preferred Stock." Approval for issuing shares to SIRIT is also required by November 30, 2000, or SIRIT may enforce a Consent Judgement against the Company for $20.0 million. The Company expects to schedule and hold a shareholders' meeting as soon as practicable after receiving clearance of its Proxy from the SEC.

4. QUARTERLY FINANCIAL DATA

     The quarterly unaudited amounts for the three and nine months ended July 31, 1999, have been adjusted from amounts originally reported by the Company in its quarterly filings with the Securities and Exchange Commission. The adjustments relate to accounting errors discovered subsequent to October 31, 1999. Their nature and effects on the results of operations for the three and nine months ended July 31, 1999, are summarized below (in thousands, except per share data):

                                                       AS REPORTED   ADJUSTMENTS   ADJUSTED
                                                       -----------   -----------   --------
For the Three Months Ended July 31, 1999:
  Revenues...........................................   $102,562      $    219     $102,781
  Operating income (loss)............................      6,546        (5,091)       1,455
  Net income (loss)..................................        161        (5,646)      (5,485)
  Income (loss) applicable to common stock...........        122       (10,387)     (10,265)
  Income (loss) applicable to common stock per
     share...........................................       0.01         (0.88)       (0.87)
For the Nine Months Ended July 31, 1999:
  Revenues...........................................   $318,820      $    770     $319,590
  Operating income (loss)............................     12,445       (11,326)       1,119
  Net loss...........................................       (379)      (12,019)     (12,398)
  Loss applicable to common stock....................    (15,790)      (14,279)     (30,069)
  Loss applicable to common stock per share..........      (1.28)        (1.22)       (2.50)

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                            NET INCOME (LOSS)
                                                 {NET INCOME (LOSS) FOR   APPLICABLE TO COMMON
                                                    THE MONTHS ENDED      STOCK FOR THE MONTHS
                                                     JULY 31, 1999         ENDED JULY 31, 1999
                                                 ----------------------   ---------------------
                                                   THREE        NINE        THREE       NINE
                                                 ---------   ----------   ---------   ---------
Amounts previously reported....................   $   161     $   (379)   $    122    $(15,790)
Adjustments:
  WorldCom SAR obligation(1)...................      (687)      (1,772)       (687)     (1,772)
  Improperly deferred costs(2).................    (2,778)      (5,923)     (2,778)     (5,923)
  Costs improperly charged against
     reserves(3)...............................    (1,514)      (1,023)     (1,514)     (1,023)
  Prior year accrual adjustment(4).............        --         (957)         --        (957)
  Equipment impairment loss(5).................        --       (1,146)         --      (1,146)
  Tax effects of all adjustments...............       309          998         309         998
  Series B redemption and modification(6)......        --           --      (3,338)       (857)
  Series B liquidation value adjustment(7).....        --           --      (1,403)     (1,403)
  Other adjustments(8).........................       (92)        (735)        (92)       (735)
  Long-term service contracts adjustments(9)...      (884)      (1,461)       (884)     (1,461)
                                                  -------     --------    --------    --------
          Total adjustments....................   $(5,646)    $(12,019)   $(10,387)   $(14,279)
                                                  -------     --------    --------    --------
Restated amounts...............................   $(5,485)    $(12,398)   $(10,265)   $(30,069)
                                                  =======     ========    ========    ========

---------------

(1) The obligation under the WorldCom SARs was calculated using a Black-Scholes option-pricing model. The obligation should have been accounted for at "intrinsic value" determined as the difference between the closing price of the Company's common stock on the balance sheet date and the strike price of $7.00.
(2) The Company deferred certain costs relating to its operation of the Violation Processing Center for the New Jersey Consortium that should have been expensed as incurred.
(3) Indirect costs were not consistently allocated to Transportation Services Group jobs. In addition, costs were charged against reserves for Loss Jobs that were not related to those jobs.
(4) A prior year consolidating adjustment to reduce accrued expenses was inappropriately not reversed in the preparation of the 1999 consolidations.
(5) An impairment loss for certain equipment for one of the Company's subsidiaries should have been recognized in the second quarter of fiscal 1999.
(6) The February 1999 redemption of Series B Preferred Stock and the modification of the terms of the then remaining Series B shares was not correctly determined.
(7) The Series B Preferred Stock should have been reflected at its liquidation value upon recharacterization as a default obligation in May 1999.
(8) Other adjustments made as a result of the year-end audit affected the previously reported quarterly amounts as shown.
(9) These adjustments recognize losses on long-term service contracts as incurred as discussed more fully in the following paragraph.

LONG-TERM SERVICE CONTRACTS

     During the three months ended July 31, 1999, an accrual of $8.4 million was made with an offsetting increase to goodwill for projected losses on long-term service contracts assumed as part of the acquisition of Adesta for operation and maintenance of fiber networks. The contracts extend for fifteen to twenty years. Performance under these agreements, which were predominately executed in 1996 and 1997, began during fiscal 1999. The Company subsequently determined that the costs to perform under these contracts are expected to be greater than amounts presently expected to be billable to network users under firm contractual commitments. The appropriate accounting treatment for long-term service contracts of this nature is not clearly defined, particularly when the contracts have been assumed as part of a purchase business combination.

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The Company subsequently determined that such losses cannot be reasonably estimated due to potential changes in various assumptions. Consequently, the Company has determined the appropriate accounting for these obligations is to record any such losses in the periods in which the losses are incurred. In March 2000, the SEC informed the Company that it would not object to the conclusion that such revised accounting is appropriate under generally accepted accounting principles. The Company has restated its quarterly results for the first, second and third quarters of 1999 to reflect these losses as incurred and to reverse the additional $8.4 million accrued for these obligations.

5. ACQUISITIONS

SASCO/SES

     On November 5, 1999, the Company acquired all of the outstanding common stock of Southern Aluminum & Steel Corporation ("SASCO") along with Specialty Electronic Systems, Inc. ("SES"). SASCO has operations in Birmingham, Cape Canaveral and Atlanta and has 40 years' experience in surveillance systems, signalization, Intelligent Transportation Systems ("ITS") and roadway lighting. It provides expertise in design, installation, and project implementation of advanced highway communication networks. SES is a systems/integration company in the ITS market, having designed, fabricated, installed and integrated ITS systems in 11 states from the East Coast to Ohio and Texas.

     Consideration for SASCO and SES was 75,000 shares of common stock with a value of approximately $0.7 million. In addition to the initial consideration, the Company has provided an earn-out provision to the prior shareholders whereby additional consideration will be given based on certain performance measurements. The additional consideration can be earned over a four-year period. The Company has recorded this transaction using the purchase method of accounting. The pro forma effect on consolidated results of operations, from the acquisition of SASCO and SES, is not material.

     The earn-out consideration for year one (ending October 31, 2000) shall be converted into the Company's common stock by dividing the earn-out consideration by $8. The earn-out consideration for year two through year four shall be converted into the Company's common stock by dividing the earn-out consideration by the 52-week average of the closing market price of the Company's common stock for each respective year.

     As of July 31, 2000, the Company has outstanding approximately $0.1 million of debt to former shareholders of SASCO and SES. Such amounts are reflected in the accompanying condensed consolidated balance sheet as "Notes Payable to Shareholders and Employees" and bear interest at 10 percent per annum.

6. ASSUMPTION OF COMSAT CONTRACTS

     On February 25, 1998, Georgia Electric Company ("GEC") assumed obligations to complete 12 contracts (the "COMSAT Contracts") with the Texas Department of Transportation from CRSI Acquisition, Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts were for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million and assumed existing payables of approximately $2.6 million.

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 25, 1998, the date when GEC assumed the COMSAT contracts, the remaining amounts billable to the customers for these contracts totaled $17.0 million. The estimated costs to complete these contracts for COMSAT was from $17.0 million to $27.3 million. GEC made the following entry to reflect the assumption of the COMSAT contracts (amounts in thousands):

Consideration received:
  Cash......................................................  $ 4,663
  Accounts receivable.......................................    3,754
  Equipment and other assets................................    6,548
                                                              -------
Subtotal....................................................   14,965
Accounts payable assumed....................................   (2,549)
                                                              -------
Deferred revenue (net amount received from COMSAT to
  complete the contracts)...................................  $12,416
                                                              =======

     The following is a summary of revenues and costs associated with the COMSAT contracts for the periods ended July 31, 1999 (amounts in thousands):

                                                              THREE     NINE
                                                              MONTHS   MONTHS
                                                              ------   ------
Billings on the COMSAT contracts(1).........................  $1,754   $7,310
Deferred revenue recognized.................................     739    3,269
                                                              ------   ------
                                                               2,493   10,579
Direct contract costs.......................................   1,727    6,842
                                                              ------   ------
Gross margin from COMSAT contracts..........................  $  766   $3,737
                                                              ======   ======

---------------

(1) Billings on the COMSAT contracts include approved change order revenues associated with these contracts but not anticipated when GEC assumed such contracts.

     All of the COMSAT Contracts were substantially complete as of October 31, 1999. The revenues, cost of revenues and gross margins are non-recurring and are not generally indicative of returns the Company expects to achieve on future contracts.

7. NETWORKS UNDER CONSTRUCTION

     Networks under construction at July 31, 2000, and October 31, 1999, consisted primarily of telecommunication infrastructure projects (the "CDOT Network") on rights-of-way leased for 20 years, with renewal rights, from the Colorado Department of Transportation ("CDOT"). The duct capacity varies along the CDOT Network and is being constructed, marketed and sold or leased by Adesta under long-term user (irrevocable rights of use) agreements. In addition to long-term user agreements, the Company may execute fiber installation and long-term maintenance contracts with the CDOT Network users.

     As of July 31, 2000, there are three primary segments of the CDOT Network:
(i) the I-70 corridor from Denver, Colorado to Salt Lake City, Utah ("I-70 West"); (ii) I-70 corridor from Denver, Colorado to the Kansas border ("I-70 East"); and (iii) the Denver, Colorado metro loop ("Denver Metro Loop").

     Adesta and an independent telecommunications company ("the Co-owner") will jointly own the I-70 West network. Future plans include extension of the network to Salt Lake City, Utah. Adesta and the Co-owner will separately own one conduit each. An additional six conduits will be jointly owned by the parties. Initially, one of the jointly-owned conduits will include fiber optic cable. Adesta and the Co-owner will separately own 36 fibers each, 72 fibers will be jointly-owned, and all rights to 24 fibers ("the CDOT fiber") will be transferred to CDOT as consideration for the right-of-way along I-70. The right-of-way is for an initial term of 20 years, with a 20-year renewal option.

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Generally, Adesta and the Co-owner will share the costs of the network equally. Adesta is accounting for this project as a "cost-sharing" agreement and the Co-owner's share of network costs is not being recognized as revenues by Adesta. The Co-owner has agreed to pay Adesta a percentage of the costs for constructing the network which Adesta is recognizing as fee revenue as the construction takes place. Fees earned of $0.7 million and $2.4 million were recognized for the three and nine months ended July 31, 2000, respectively.

     Adesta and the Co-owner will jointly market the capacity of the network. Adesta plans to enter into fiber installation agreements with users that contract for use of the network. No installation agreements have been signed for this network as of July 31, 2000. The accounting policies for revenues and costs applicable to installation agreements will be based on the terms of the individual agreements. FASB Interpretation No. 43, "Real Estate Sales" ("FIN 43"), issued in June 1999, broadens the definition of real estate to include some or all elements of fiber optic networks. Among other requirements, FIN 43 effectively requires title to transfer to the user for up-front revenue recognition to be appropriate.

     Adesta and the Co-owner will jointly share the costs of maintaining the CDOT fibers. Sharing of revenues and costs of maintenance for other users is to be negotiated. Adesta plans to account for its share of the maintenance revenues and costs as the revenues are earned and as the costs are incurred.

     User fees received by Adesta through July 31, 2000, have been deferred. Generally, the Company expects to recognize revenue from the user agreements ratably over the lives of the agreements, while the cost of the CDOT network, including the cost assigned to the capacity provided to CDOT as consideration for the use of the rights-of-way, will be depreciated over the expected useful life of the network. As of July 31, 2000, no revenues, except for the fees of $2.4 million discussed above, or direct costs of construction associated with the CDOT Network have been recognized in determining the results of operations.

     The Company expects to incur significant additional amounts to complete the construction of the CDOT Networks and other networks currently under construction. Failure of the Company to execute sufficient user agreements for the CDOT Networks and other networks under construction could have a material adverse effect on the carrying value of the Company's investment.

     The status of the CDOT Network and other networks under construction at July 31, 2000, was as follows:

                                      CONSTRUCTION       LONG-TERM       PERCENT    PERCENT OF TOTAL
                                         COSTS       DEFERRED REVENUES   COMPLETE   CAPACITY LEASED
                                      ------------   -----------------   --------   ----------------
I-70 West...........................    $12,035           $    --           23             25
I-70 East...........................      5,096             3,511          100             50
Denver Metro Loop...................     23,112            10,208           38             24
Other...............................      3,439               775
                                        -------           -------          ---             --
          Subtotal CDOT.............     43,682            14,494
Other (consisting of primarily five
  projects).........................     11,742            10,368
                                        -------           -------          ---             --
                                        $55,424           $24,862
                                        =======           =======          ===             ==

     The Company is not in the telephone or data distribution business, so no part of the networks have been viewed as the construction of productive assets for its own use. Rather, the future sale/lease to third-party users of telecommunication infrastructures represents a significant component of the Company's operating plan, and the Company believes it should be reported as such.

8. INVESTMENT IN KANAS (HELD FOR SALE)

     An equity interest in Kanas was acquired in the Adesta Acquisition, and has been held for sale since that time. The original carrying value of the Company's interest in Kanas, which was assigned in purchase

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

accounting, represents the net proceeds originally expected to be received from the sale of Kanas stock and was based, in part, on active negotiations with potential buyers.

     Until March 2000, the Company was a 25 percent owner of Kanas, with the remaining 75 percent owned by native corporations of Alaska. Kanas was established by its shareholders with a $100,000 total equity contribution ($25,000 per shareholder) to construct a telecommunications network along the Alaskan Pipeline system between Prudhoe Bay, Alaska, and Valdez, Alaska (the "Alyeska Network"). Adesta had been contracted by Kanas to build the fiber optic network which cost in excess of $83.0 million and was funded by Kanas through a credit agreement that is guaranteed by WorldCom.

     While Kanas provided Adesta with notice of substantial completion in December 1998, the owner of the Alyeska Network has yet to give Kanas final acceptance of the system and significant outstanding claims exist among the parties. Reserves were provided in purchase accounting for estimated amounts payable by the Company to complete the project and to settle outstanding claims against Adesta. While Adesta had outstanding claims of at least $15.8 million against Alyeska for work it believed was outside the scope of the contract, no accounting recognition was given to these claims because of the uncertainty of resolution favorable to the Company.

     Kanas owns and is responsible for maintaining the Alyeska Network. Kanas contracted with Adesta to operate and maintain the Alyeska Network for 15 years, beginning in December 1998. Through March 31, 2000, service contract revenues were insufficient to cover related costs. In March 2000, the service contract was terminated and the Company was released from further responsibilities and obligations related to that arrangement.

     At the date of the acquisition of Adesta, the Company anticipated a near-term sale of its interest in Kanas. Accordingly, the estimated amount expected to be realized on sale was allocated to this investment in purchase accounting and, in accordance with the guidance of EITF Issue 87-11, "Allocation of Purchase Price to Assets to be Sold," the equity method of accounting was not employed. However, the timing of any sale of this interest by the Company became uncertain. Consequently, effective one year from the date of acquisition, the Company began to apply equity method accounting to this investment based on the guidance of EITF Issue 90-06, "Accounting for Certain Events Not Addressed in EITF 87-11 Relating to an Acquired Operating Unit to be Sold."

     Through January 31, 2000, the Company recorded equity in losses of Kanas and amortized the difference between the carrying value of the Kanas investment and its equity in the net assets of Kanas over 19 years which was the remaining goodwill life related to the acquisition of Adesta. The amount of loss the Company recorded during the nine months ended July 31, 2000, against the carrying value of the asset was approximately $0.2 million, while the associated amortization of the difference in carrying value was approximately $0.2 million.

     WorldCom was and continues to be the guarantor of the payment obligations of Kanas under its credit agreement. In conjunction with the acquisition of Adesta, the Company agreed to indemnify WorldCom under its guarantee. The debt under the Kanas credit agreement at October 31, 1999 was approximately $87.5 million which was payable in full on September 15, 2000.

     On February 24, 2000, Alyeska declared Kanas to be in default under the terms of their contract, asserting that Kanas did not have the right to cure the default, and notified Kanas that the contract was terminated. Adesta did not receive any notice of default from Kanas nor did it receive any request regarding the indemnification agreement with WorldCom.

     During March 2000, Kanas sold newly-issued shares to WorldCom that reduced the 25 percent equity interest of Adesta and each of the three other original shareholders of Kanas to 5 percent. The equity infusion resulted in an implied value of the Company's residual 5 percent interest in Kanas of less than $100,000.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

     During May 2000, Kanas and Adesta executed an agreement that provides the following:

          (1) Adesta remains liable for any and all claims that Kanas or third parties (including, without limitation, Alyeska and subcontractors) may have against Adesta arising out of the services performed by Adesta for Kanas.

          (2) As consideration for Adesta's transfer of assets provided in item
     (3) below, Adesta has no payment obligation in respect of damages, loss, liability or expense, exclusive of the fees and expenses of Adesta's own attorneys and other professional fees (collectively the "Losses") arising from alleged defects in the Alyeska Network, unless and until the aggregate amount of such Losses incurred by Kanas exceeds $18.0 million.

          (3) As consideration for Kanas' release of Adesta in accordance with item (2) above, Adesta (i) transferred to Kanas its rights to $15.8 million of claims against Alyeska; and (ii) transferred inventory and equipment with a book value of approximately $0.3 million to Kanas.

          (4) As additional consideration, the Company was released from its indemnification related to WorldCom's guarantee of the Kanas credit facility and WorldCom forgave $3.5 million of accrued interest due on the WorldCom Note (see Note 10, "Debt"). Because of WorldCom's ownership interest in the Company, the forgiveness of interest was credited to equity as a contribution to capital.

     As a result of the events described above, during the nine months ended July 31, 2000, the Company (i) recognized an impairment of its interest in Kanas of approximately $11.9 million, equal to its carrying amount; (ii) recorded a loss of $0.3 million related to the transfer of inventory and equipment and
(iii) wrote-off approximately $0.4 million of receivables from Kanas that will not be collected.

9. RESERVES FOR LOSSES ON UNCOMPLETED CONTRACTS

     The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                          NETWORK SERVICES     TRANSPORTATION
                                               GROUP           SERVICES GROUP           TOTAL
                                          ----------------   ------------------   ------------------
                                           2000     1999       2000      1999       2000      1999
                                          ------   -------   --------   -------   --------   -------
Balance, beginning of fiscal year.......  $5,703   $ 8,029   $  2,917   $17,361   $  8,620   $25,390
Additions(1)............................     141        --      7,679        --      7,820        --
Amount utilized.........................    (393)   (1,231)    (3,896)   (6,068)    (4,289)   (7,299)
                                          ------   -------   --------   -------   --------   -------
Balance, January 31.....................   5,451     6,798      6,700    11,293     12,151    18,091
Additions(1)............................     627        --     31,587     1,858     32,214     1,858
Amount utilized.........................     (53)   (1,250)   (13,707)   (1,044)   (13,760)   (2,294)
                                          ------   -------   --------   -------   --------   -------
Balance, April 30.......................   6,025     5,548     24,580    12,107     30,605    17,655
Additions(1)............................      --        --        177        --        177        --
Amount utilized.........................    (158)   (1,878)    (8,654)   (2,838)    (8,812)   (4,716)
Valuation adjustments(2)................      --     3,415         --    (4,034)        --      (619)
                                          ------   -------   --------   -------   --------   -------
Balance, July 31........................  $5,867   $ 7,085   $ 16,103   $ 5,235   $ 21,970   $12,320
                                          ======   =======   ========   =======   ========   =======

---------------

(1) Additions during the three and nine months ended July 31, 2000, related primarily to the New Jersey Consortium Contracts
(2) The valuation adjustments recorded during the three months ended July 31, 1999, were the result of finalizing the purchase price allocation for revised cost estimates on previously identified loss jobs at the date of acquisition.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

10. DEBT

CREDIT FACILITY

     On June 11, 1998, the Company obtained a $35.0 million three-year senior secured revolving credit facility ("Credit Facility") with a $5.0 million sub-limit for the issuance of standby letter(s) of credit. The Credit Facility allows the Company to select an interest rate based upon the prime rate or on a short-term LIBOR, in each case plus an applicable margin, with respect to each draw the Company makes thereunder. Interest is payable monthly in arrears on base rate advances and at the expiration of each interest period for LIBOR advances. The Credit Facility contains certain financial covenants that require, among other conditions, that the Company maintain certain minimum ratios, minimum fixed charge coverage, and interest coverage, as well as limitations on total debt and dividends to shareholders. The Credit Facility is secured by a perfected first priority security interest on all tangible assets of the Company and a pledge of the shares of stock of each of the Company's subsidiaries operating in the United States. On June 30, 1998, the Credit Facility was amended to include (i) the Company's acquisition of Adesta and the related financing of such transaction, (ii) changes in financial covenants related thereto, and (iii) other amendments relating to investments, pledging and intercompany matters.

     At July 31, 2000 and October 31, 1999, the Company is in default of certain provisions of the Credit Facility. As such, the Credit Facility is immediately callable by the holder and is therefore classified as a current liability in the accompanying consolidated balance sheets. During the default period, the Company is required to pay a default penalty of two percent per annum over the contract rate on all outstanding balances and is required to make interest payments monthly.

WORLDCOM NOTE

     On January 11, 2000, the Company entered into an agreement with WorldCom whereby WorldCom converted approximately $25.5 million of its $30.0 million WorldCom Note into 3,050,000 shares of the Company's Common Stock. The conversion was based on the January 8, 2000 closing price of the Company's Common Stock at $8.375 per share. The remainder of the original WorldCom Note, approximately $4.5 million, was converted into an amended and restated 11.5 percent subordinated promissory note due February 2001. As described in Note 8, "Investment in Kanas (Held for Sale)," and Note 10, "Debt," WorldCom agreed in May 2000 to forgive approximately $3.5 million of accrued interest on the WorldCom Note, which was recorded by the Company as a credit to paid in capital. As a result of the amendment described in the following paragraph, the remaining $4.5 million WorldCom Note is classified as long-term liability in the accompanying unaudited condensed consolidated financial statements.

     Subsequent to July 31, 2000, WorldCom agreed to extend the terms of the $4.5 million promissory note to a seven-year, 8 percent note. As amended, this note is subordinate to the Credit Facility, will expire in 2007 and is not prepayable.

WORLDCOM ADVANCE

     In February 1999, WorldCom advanced the Company $32 million ("WorldCom Advance") as an advance against amounts otherwise payable by WorldCom under the WorldCom Master Services Agreement. The WorldCom Advance is subordinate to the Credit Facility, bears no interest, and includes a stated repayment date of November 30, 2000. However, payments under the WorldCom Advance were further subordinated to liabilities associated with certain construction projects expected to be completed after that date. During the three months ended July 31, 2000, WorldCom advanced the Company an additional $5.0 million to pay the cash portion of the SIRIT Settlement (refer to Note 11, "Contingencies").

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

     Because the WorldCom Advance has been converted to equity subsequent to July 31, 2000, as described below, the aggregate balance of $37.0 million is presented in the accompanying unaudited condensed consolidated financial statements as a long-term liability.

     Subsequent to July 31, 2000, in exchange for the $37.0 million in advances, WorldCom was issued 1,000 shares of $.10 par value convertible preferred stock (the "WorldCom Preferred Stock"). The WorldCom Preferred Stock is entitled to dividends at 6 percent per annum based on the Liquidation Price of $37,000 per share. Dividends are to be payable only if and when declared by the Board of Directors and are not cumulative. However, dividends will nevertheless be deemed declared and payable upon the occurrence of a Liquidation Event. A Liquidation Event is defined as an acquisition of the Company that transfers 50 percent or more of the Company's voting power, or the sale of substantially all of the Company's assets. The WorldCom Preferred Stock is convertible to common stock at an initial conversion price of $10.01 per share. The conversion price is subject to adjustment if new securities (i.e., other than those outstanding at August 23, 2000, and employee options) are issued at an effective price less than the conversion price. In particular, in the event of a Liquidation Event, the conversion price will automatically be reset to the price per share received in such transaction by holders of the Company's common stock. As described in Note 18, "Subsequent Events," the proposed sale to Bracknell provides for the direct exchange of Bracknell common shares for the WorldCom Preferred Stock which would, with respect to that transaction, reduce the effective conversion price to approximately $3.38 per share.

OTHER DEBT

     The following is a summary of other debt as of July 31, 2000 (in thousands):

Revolving line of credit; aggregate commitment amount of
  $1.3 million; priced at 1 percent above the bank's
  floating prime rate; secured by the assets of SASCO and
  guaranteed by the former shareholders of SASCO............  $ 1,000
Revolving line of credit; aggregate commitment amount of
  $0.5 million; priced at 1 percent above the bank's
  floating prime rate; secured by the assets of SES and
  guaranteed by SASCO.......................................      559
Other term debt.............................................      237
                                                              -------
          Total SASCO and SES debt..........................    1,796
Credit Facility.............................................   35,000
Remaining balance of WorldCom Note..........................    4,456
Capital lease obligations...................................      448
                                                              -------
                                                               41,700
Less current portion........................................   37,033
                                                              -------
Long-term debt..............................................  $ 4,667
                                                              =======

11. CONTINGENCIES

LITIGATION

     Sirit Technologies, Inc. Versus Able Telcom Holding Corp. and Thomas M. Davidson. In 1998, SIRIT filed a lawsuit in the United States District Court for the Southern District of Florida, against the Company and Thomas M. Davidson (a former director of the Company). SIRIT asserted claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of Adesta and sought injunctive relief and compensatory damages in excess of $100.0 million. The Company agreed to indemnify Thomas M. Davidson related to any loss suffered by him in this matter.

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On May 16, 2000, a jury awarded SIRIT the amount of $1.2 million in compensatory damages. In addition, punitive damages were assessed against the Company in the amount of $30.0 million and $1.3 million against Thomas M. Davidson. The Company submitted a "motion for remittitur and judgement as a matter of law" to the court and planned to appeal the judgement, if not altered or amended by the court as requested in the remittitur. Among other things, the motion asserted that SIRIT failed to prove essential elements of its claims and, further, that Florida law limits punitive damages to three times compensatory damages. On the same date, SIRIT moved for a new trial on the issue of compensatory damages. The court scheduled June 19, 2000, for hearing the post-trial motions and stayed execution of the judgement through June 20, 2000.

     In spite of the SIRIT jury verdict, the Company believed there were significant uncertainties and insufficient information regarding the ultimate outcome of the SIRIT litigation and, therefore, the SIRIT liability, if any, was not reasonably estimable prior to the filing date (June 19, 2000) of the Company's Form 10-Q for the quarterly period ended April 30, 2000.

     Sirit Settlement. It was subsequently concluded that settlement of the SIRIT litigation was necessary in order for the Company to move forward with financing alternatives under consideration. As a result, on July 7, 2000, the Company executed a settlement with SIRIT (the "SIRIT Settlement"). The terms of the SIRIT Settlement generally provide for the following:

     1. Cash Settlement. Able paid SIRIT $5.0 million cash as consideration for entering into the Settlement. Mr. Davidson also paid SIRIT $0.7 million cash, and he will not be reimbursed by the Company.

     2. Equity Settlement. Able also agreed to issue to SIRIT common shares equal to 19.99 percent of the outstanding shares of Able. The number of shares to be issued totals approximately 4,074,597 (subject to certain anti-dilution provisions), subject to shareholder approval and registration rights. The value of 4,074,597 common shares of the Company, based upon the closing market price on July 7, 2000, was $12.2 million.

        In addition, SIRIT is entitled to receive, for no additional consideration, 936,914 additional common shares when the outstanding Series C Preferred Stock is converted to common. The Series C has a face value of $15 million and, as adjusted by the Settlement Agreement, is convertible to common at $4.00 per share. Upon conversion of the Series C Stock to 3,750,000 shares of common stock, SIRIT would receive the additional shares to maintain its 19.99 percent interest, subject to the impact (if any) of shares issued pursuant to the following paragraph.

        SIRIT was also granted anti-dilution rights for a two-year period commencing when the initial 19.99 percent of outstanding shares have been issued, which issuance cannot occur unless and until shareholder approval is obtained. Upon any issuance of common shares at a price less than $10.00 per share during the two-year period, SIRIT would have the right to buy additional shares of the Company's common stock sufficient to maintain its percentage interest immediately before each such issuance and at the same price per share received by the Company upon such issuance. SIRIT would have 30 days from each such issuance to exercise this right.

     3. Cash in Lieu of Equity. In the event Able fails to deliver to SIRIT registered common stock by November 30, 2000 in accordance with paragraph 2 above, SIRIT can execute a $20.0 million consent judgement against Able (i.e. demand a cash payment of $20.0 million). The consent judgement was also executed on July 7, 2000.

     During the three months ended July 31, 2000, the Company recorded a charge of $25.0 million related to the SIRIT Settlement. This consisted of the $5 million of cash paid and a liability for $20.0 million equal to the consent judgment. If and when the conditions for issuance of equity securities to SIRIT are satisfied, the

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company will record those securities in equity at their then fair value. Any difference between the aggregate fair value of the shares issued and the $20 million liability will be recognized as an adjustment to the original charge for the litigation settlement. The Company believes the value of the anti-dilution rights given to SIRIT will not be reasonably estimable at that time. Consequently, if and when such rights arise from subsequent issuances of common shares by the Company, an additional charge to earnings will be recognized for the fair value of SIRIT's right to acquire additional shares, regardless of whether such rights are exercised by SIRIT.

     Shipping Financial Services Corp. Versus Able Telcom Holding Corp. and Certain Company Officers. In 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and Adesta, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all others similarly situated and seeks unspecified damages and attorneys' fees. The class period for the SFSC lawsuit is all persons who purchased the Company's common stock between December 4, 1997 and December 1, 1999.

     Bayport Pipeline, Inc. Versus Adesta Communications, Inc. In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against Adesta seeking a declaratory judgment concerning the rights and obligations of Bayport and Adesta under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999, was increased to $19 million.

     On February 24, 2000, the independent arbitrator ruled that Adesta owed Bayport $4.1 million, which is consistent with amounts previously accrued by the Company. The Company has appealed the award in Federal District Court (Northern District of Texas) and is subject to statutory interest from the date of the award in the event the award is not overturned.

     U.S. Public Technologies, Inc. Versus Adesta Communications, Inc. In 1997, U.S. Public Technologies, Inc. ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against Adesta for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortuous interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between Adesta and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. Discovery in this federal action has now been completed and pre-trial conference is scheduled for November 2000. Trial is currently expected between December 2000 and February 2001. Adesta has filed a Motion for Summary Judgment to dismiss all of USPT's claims. The application is expected to be listed for argument, hearing and disposition before November 2000.

     Newberry Alaska, Inc. Versus Adesta Communications, Inc. In 1999, Newberry Alaska, Inc. ("Newberry") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newberry's subcontract with Adesta related to the fiber optic network constructed by Adesta for Kanas. Newberry's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. In June 2000, the arbitrator awarded Newberry $2.7 million plus fees of approximately $0.3 million and interest on the award of 8 percent until payment to Newberry is made. Interest on the award through June 2000, totals approximately $0.3 million. The Company is challenging the arbitrators award in Federal District Court (Alaska) and intends to appeal the ruling, if necessary. The amount of the award, fees and interest is not materially different than amounts previously accrued by the Company.

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Alphatech, Inc. Versus Adesta Communications, Inc. and Adesta Transportation, Inc. In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for $15 million. A hearing for summary judgment was held on August 10, 2000. The court ruling granted a partial summary judgment motion for Adesta on the Massachusetts Chapter 93A Unfair Deceptive Acts and Practices count and denied summary judgment on the remaining counts. On August 11, 2000, the court issued a pretrial order and conference order requiring submission of a pretrial memorandum by September 15, 2000 and participation in a pretrial conference on October 2, 2000. The trial is to be set in October 2000 or later.

     T.A.M.E. Construction, Inc. Versus Georgia Electric Company. In 1998, T.A.M.E. Construction, Inc. ("TAME") sued for breach of contract, promissory estoppel, discrimination and defamation related to certain contracts performed by GEC. TAME alleges that it was wrongfully terminated as a subcontractor. TAME claims contract damages in the amount of $250,000, punitive damages for discrimination of $1,000,000 and defamation damages of an additional $1,000,000. GEC moved for summary judgment. On August 31, 2000, the parties entered into a settlement agreement, subject to approval of a Texas court. GEC's portion due with respect to this settlement is $32,500.

     American Traffic Systems, Inc. Versus Adesta Communications, Inc. Versus Adesta Communications, Inc. On July 10, 2000, an independent arbitrator awarded against Adesta in the amount of $1.6 million related to a dispute between Adesta and American Traffic Systems, Inc. ("ATS"). The dispute arose out of a subcontract agreement between Adesta and ATS for development of the violations processing software for the New Jersey Consortium Contracts (refer to Note 16, "Segment Information"). Because of what it considered to be ATS' ongoing failures to deliver software within contractual guidelines, Adesta terminated the subcontract in February 1999. Arbitration between the parties thereafter ensued resulting in the aforementioned award. The amount of the award was accrued by the Company during the three months ended July 31, 2000.

     Other Litigation and Claims. The Company is subject to a number of other lawsuits and claims for various amounts that arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

     Contracts. The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligations under these contracts may result in the loss of the contracts and subject the Company to litigation and various claims, including liquidated damages. WorldCom continues to provide performance bonds on certain contracts acquired in the acquisition of Adesta and bonds have not been required for work done under the WorldCom Master Services Agreement.

     As a result of the Company's present financial condition, the Company has experienced difficulty obtaining bonding for new contracts. If the Company is unable to obtain required bonding, it may be unable to compete and satisfactorily bid for and accept new projects.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

12. PREFERRED STOCK

     Redemption of Series B Convertible Preferred Stock. On February 4, 2000, the Company reacquired and retired the remaining Series B Stock outstanding. The Series B Stock was originally issued to and held by two groups of accredited investors, the RoseGlen group and the Palladin group. The exchange/redemption transaction is summarized as follows:

                                        ROSEGLEN GROUP    PALLADIN GROUP         TOTAL
                                        ---------------   ---------------   ---------------
Number of Series B Shares retired.....              375               404               779
Cash paid by Company (in thousands)...  $         5,032   $         5,819   $        10,851
Common shares issued..................          500,000       (a) 301,787           801,787
Exchange Warrants issued..............   100,000 shares    100,000 shares    200,000 shares
  Exercise price per share(b).........  $        10.127   $        10.127   $        10.127
Special Exchange Warrants issued......             None     66,246 shares     66,246 shares
  Exercise price per share(c).........              n/a   $           .01   $           .01

     The exchange agreements with RoseGlen and Palladin were amended on July 7, 2000, as indicated below, in connection with the SIRIT Settlement.

          (a) The Original agreements provided that additional shares may be issuable to the Palladin group if the average price of the Company's common stock for the 100 trading days after February 4, 2000 (June 27, 2000) is less than $7.79 per share. The average price was to be calculated using the 50 low trading prices for each pair of two consecutive trading days and was approximately $3.54. However, the average price so calculated for this purpose may not be less than $4.00. Using the $4.00 minimum price, the maximum additional shares issuable would be determined as follows (total value in thousands):

                                                         SHARES    SHARE PRICE   TOTAL VALUE
                                                         -------   -----------   -----------
Common shares issued...................................  301,787
Shares underlying Special Exchange Warrants............   66,246
                                                         -------      -----        ------
Total shares...........................................  368,033      $7.79        $2,867
                                                         -------      -----        ------
Lowest average price (same total value)................  716,744      $4.00        $2,867
                                                         -------      -----        ------
Incremental shares issuable to Palladin group..........  348,711
                                                         -------      -----        ------

     If the incremental shares cannot be issued because of failure to obtain shareholder approval, the holders may require the Company to pay them cash equal to the number of incremental shares so calculated times $12.125 (i.e., 348,711 shares times $12.125, or $4.2 million).

     In conjunction with the SIRIT Settlement (Refer to Note 11, "Contingencies"), this provision was modified such that the Company has agreed to issue to the Palladin group 1,057,031 incremental shares of the Company's common stock prior to December 1, 2000, provided that the Company's shareholders have approved such issuance. In the event the shareholders have not approved such issuance, the Palladin group may demand a cash payment of $4.2 million.

     In conjunction with this modification, the Company has recorded a current liability and a charge to income applicable to common stock of $4.2 million during the three months ended July 31, 2000. If and when shareholder approval is obtained for issuance of the incremental shares, the charge will be adjusted to the fair market value of those shares at the date of approval.

          (b) May be exercised on a "cashless" basis. Exercisable through February 3, 2005, as extended by 1.5 days for every day between November 30, 2000 (as amended) and February 3, 2005 that a registration statement covering the underlying shares is not effective.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

          (c) May be exercised on a "cashless" basis. Exercise period is for 30 days beginning with the date the average price discussed in (a) above is determined.

     The RoseGlen group also continues to hold Initial Warrants for the purchase of 370,000 shares of common stock that were issued as part of the Series B offering in June 1998. The exercise price of the Initial Warrants is $13.25 per share (refer to Note 14, "Preferred Stock," to the Consolidated Financial Statements included in the Company's Form 10-K for the year ended October 31,
1999), but they may be exercised on a "cashless" basis. The Initial Warrants are exercisable through June 30, 2003, as extended by 1.5 days for every day between December 27, 1998 and June 30, 2003 that a registration statement covering the underlying shares is not effective.

     A charge to loss applicable to common stock was made for the quarter ended January 31, 2000, determined as follows (amounts in thousands):

Cost to redeem the Series B Stock --
  Cash paid to Series B Shareholders........................  $ 10,851
  Value of 801,787 shares of common stock issued............     4,912
  Black Scholes value of warrants to purchase 266,246 common
     shares.................................................     1,213
  Fees paid to Financial Advisors (refer to Note 14,
     "Financial Advisory Services").........................       750
                                                              ========
          Total cost of redemption..........................  $ 17,726
                                                              ========
  Accumulated default redemption value recorded through
     October 31, 1999.......................................  $(16,322)
                                                              ========
  Increase in default redemption value recognized during the nine months ended July 31, 2000........................  $  1,404
                                                              ========

     If the 500,000 common shares issued to the RoseGlen group and the 100,000 shares issuable under their Exchange Warrants are not registered and listed with Nasdaq by May 4, 2000, then the Company must pay the holders 3 percent of the aggregate market value of those shares for each 30-day period thereafter until the shares are listed. In conjunction with the SIRIT Settlement (refer to Note 11, "Contingencies"), the registration date has been amended to November 30, 2000.

     If the Company fails to pay any default payments when due, the holders may require the Company to purchase their common stock and warrant shares on demand at a price equal to 130 percent of the fair market value of such shares, or if the Warrants have not been exercised, reduce the then exercise price by 30 percent. Further, if the registration statement is not effective by November 30, 2000 (as amended), the exercise price of the Exchange Warrants will be reduced by 1 percent for the first 30-day period after November 30, 2000, and an additional 1.5 percent for each additional 30-day period thereafter until it is effective.

     The Series C Offering. On February 4, 2000, the Company issued 5,000 shares of Series C Convertible Preferred Stock ("Series C Stock") and warrants exercisable for 200,000 shares of common stock ("Series C Warrants") for aggregate consideration of $15.0 million. Approximately $10.9 million of the proceeds was used to redeem the Series B Stock, approximately $1.0 million was used to pay transaction costs, and the

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES remainder was used for working capital. The net consideration was allocated to the Series C Stock and the Series C Warrants as follows (in thousands):

                                                  SERIES C STOCK   SERIES C WARRANTS    TOTAL
                                                  --------------   -----------------   -------
Gross proceeds..................................     $14,165             $835          $15,000
Cash paid to Financial Advisors (refer to Note
  14, "Financial Advisory Services")............        (567)             (33)            (600)
Warrants issued to Financial Advisors (refer to
  Note 14,
"Financial Advisory Services")..................        (296)             (17)            (313)
                                                     -------             ----          -------
Net consideration...............................     $13,302             $785          $14,087
                                                     =======             ====          =======

     As described below, the Series C investors were issued additional Series C Warrants for the purchase of 750,000 shares of common stock in connection with the July 7, 2000 amendment.

     The Series C Warrants and the financial advisor warrants were valued using a Black Scholes model. The Series C Stock net valuation of $13.3 million will be accreted to the initial Liquidation Value of $15 million over five years until maturity as a charge against income available to common shareholders.

     Transaction costs included $1.7 million of fees to financial advisors. These fees consisted of $0.8 million in cash related to redemption of the Series B Stock, $0.6 million in cash related to the Series C offering, and the fair value of warrants for the purchase of 75,000 shares of common stock, with terms the same or similar to the terms of the Series C Exchange Warrants, issued to the Financial Advisors (refer to Note 14, "Financial Advisory Services").

     The individual holders may convert the Series C Stock to common stock at any time. However, generally, a holder and its affiliates may own not more than
4.99 percent of all outstanding common shares. That limitation may be increased to 9.99 percent under certain circumstances. If any Series C Stock remains outstanding and not converted to common stock by February 4, 2005, subject to extensions of 1.5 days for each day after November 30, 2000 (as amended) the registration statement described below is not effective, then all such Series C Stock will automatically convert to common shares at the conversion price then in effect.

     Through September 30, 2000, the Series C investors had the right to purchase additional Series C Stock for an aggregate of $15.0 million, at $3,000 per share, having the rights, designations and preferences then in effect for the Series C Stock. The September 30 date could have been extended if the registration statement was not effective when required. Pursuant to the July 7, 2000 amendment, the Series C investors waived the right to purchase additional Series C shares.

     Registration Rights. The Series C holders and the former Series B holders have registration rights with respect to the following Registerable Securities:

     - the shares of common stock underlying the Series C Stock and the Series C Warrants, and

     - 1,858,818 common shares and Exchange Warrants for the purchase of 266,246 common shares issued or issuable to the Series B holders for cancellation of the remaining Series B Stock.

     If a registration statement for the Registerable Securities is not effective by November 30, 2000 (as amended), the exercise period for the Series C Warrants will be extended by 1.5 times the number of days after November 30, 2000 that the registration statement is not effective.

     Liquidation Value and Conversion Price. The Series C Shares have a preference in liquidation equal to the Liquidation Value. The Liquidation Value is equal to the stated value of $3,000 per share plus unpaid default interest through the date of determination, plus any accrued dividends. Dividends are cumulative and accrue daily at 5.9 percent per annum on the stated value of $3,000 per share. The Series C shares may be

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES converted to common stock at any time based on the Liquidation Value divided by the conversion price then in effect. The initial conversion price is $9.35. However, starting on August 4, 2000, and then on the fourth day of the month at the end of each following six month period (Reset Dates) the conversion price may be reduced to equal:

     - the average closing bid price of the common stock for the ten consecutive trading days preceding the applicable Reset Date; however, the conversion price will never be increased from the conversion price then in effect, and

     - if any recalculation results in a conversion price of less than $4.00, generally, the conversion price will thereafter be $4.00; the conversion price would have been reset to the $4.00 floor on August 4, 2000; however the July 7, 2000 amendment reduced the conversion price to $4.00 as of that date and provided for no further reductions, regardless of when the registration statement is declared effective or whether the Company subsequently issues securities at less than $4.00 per equivalent common share.

     Mandatory Redemption. The holders of the Registerable Securities may require the Company to redeem their shares in the event of a Triggering Event or a Major Transaction. A Triggering Event will have occurred upon any of the following:

     - if the registration statement is not declared effective on or prior to November 30, 2000 (as amended);

     - after declared effective, if the effectiveness of the registration statement lapses for any reason or is unavailable for more than five consecutive days or ten days in any calendar year; and

     - delisting or suspension from listing of the Company's common stock from Nasdaq for a period of five consecutive days or for an aggregate of at least ten days in any 365-day period.

A Major Transaction would include:

     - a merger or business combination in which the voting power of the Company's shareholders in the surviving entity or entities is insufficient to elect a majority of the Board of Directors;

     - the sale or transfer of all or substantially all of the Company's assets; or

     - a purchase, tender or exchange offer made to and accepted by the holders of more than 30 percent of the Company's outstanding shares of common stock.

     The redemption price for the Series C Stock and other Registerable Securities would be as follows:

                                   SERIES C STOCK         OTHER REGISTERABLE SECURITIES
                                   --------------         -----------------------------
Triggering event             Greater of 120 percent of    Premium Redemption Price
                             Liquidation Value or the     (defined below)
                             Conversion Benefit
Major transaction            120 percent of Liquidation   No specific provisions exist
                             Value

     The Conversion Benefit is equal to the product of:

     - the number of shares of common stock issuable on conversion, and

     - the greater of the closing bid price on the trading day immediately preceding the Triggering Event, or the closing bid price on the date the holder requests redemption.

     In addition to the right of redemption, simultaneous with or after a Triggering Event occurs, the Company may be required to pay in cash to each holder default interest equal to 3 percent of the Liquidation

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Value of the Series C Stock for each subsequent 30-day period until redeemed. Such interest not paid timely will increase the Liquidation Value of the Series C Stock.

     Premium Redemption Price. If the Company fails to pay any default payment or honor any penalty or similar amounts when due, the holders may require the Company to purchase, within five days of demand, all or a portion of the Series C Stock or other registerable securities they hold at the Premium Redemption Price. That price is to be the greater of (i) 1.2 times the product of the number of equivalent common shares to be redeemed and the conversion price, or
(ii) the Conversion Benefit.

     Mandatory redemption at 120 percent of Liquidation Value is also provided if conversion by a holder of any Series C Stock for common shares could result in the Company being delisted from the Nasdaq National Market for issuing in excess of 20 percent of the Company's outstanding common stock without shareholder approval. The Company's proxy statement will include a proposal to obtain such shareholder approval.

     Restrictions Imposed by the Series C Stock. Holders of Series C Stock have no voting rights, except as required by law. However, the Series C holders may impose significant restrictions on certain activities of the Company.

     So long as at least 20 percent of the Series C Stock or Warrants remain outstanding, the Company can not declare or pay any dividends or make any distributions to holders of common stock, or purchase or acquire for value, directly or indirectly, any of the Company's equity securities.

     Until 90 days after the registration statement has been declared effective, neither the Company, nor any of its subsidiaries, may issue any equity securities, except for currently outstanding convertible securities, shares issued under the stock option plan, and other options to employees.

     Further, unless agreed to by the Series C holders, prior to February 4, 2001, or such additional time if the registration statement is not effective by November 30, 2000 (as amended), the Company may not issue or grant any convertible securities for which the rate of conversion is not fixed, or any option, warrant or other right to purchase Company securities for which exercise is contingent upon, or whose price is determined with respect to, the market price of the common stock.

     Series C Investors' Right of First Refusal. The Company agreed not to sell or issue any securities, other than in connection with an employee stock purchase or similar plan or an acquisition of another company, unless first offered to the Series C investors. This right does not apply to (i) transactions between the Company and WorldCom, and certain pre-existing investment discussions, (ii) strategic investments in the Company or in any of its subsidiaries by an industry joint venture partner, industry supplier, or one or more of their customers, or (iii) a public or private secondary offering for net proceeds of at least $20.0 million.

     The Series C Warrants. The Series C Warrants are exercisable through February 3, 2005, subject to extension of 1.5 days for every day after October 31, 2000 the registration statement is not effective. However, exercisability is limited if any holder and its affiliates would own more than 4.99 percent of the outstanding shares of Common Stock. However, that restriction may be waived by the holder up to 9.99 percent.

     The exercise price is initially $10.75 per share. The exercise price and number of common shares issuable upon exercise of the Series C Warrants are subject to proportional adjustments in the event of stock splits, stock dividends, and similar transactions that would effect the holders' proportionate interest in the Company. In addition, except for previously existing securities, if at any time prior to February 4, 2001, the Company issues common stock or convertible securities at a purchase or conversion price per share less than the greater of (i) the exercise price or, (ii) the fair market value of the common stock at the time, then the exercise price will be reduced concurrently by applying a prescribed formula intended to compensate the holders for the dilution resulting from such issuance.

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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Warrants Issued in Conjunction with Sirit Settlement. In conjunction with the SIRIT Settlement (refer to Note 11, "Contingencies"), the Company agreed, subject to shareholder approval, to issue the holders of the Series C Stock additional warrants to purchase 375,000 shares of the Company's common stock at $6.00 per share and to purchase 375,000 shares of common stock at $8.00 per share, exercisable through July 7, 2002. During the quarter ended July 31, 2000, the Company recorded a charge to income applicable to common stock of approximately $0.7 million, representing the Black Scholes value of these warrants as of July 7, 2000

     Future Priced Securities. The Series C Stock and the Series C Warrants are "future-priced securities" in that the total number of common shares actually issuable cannot be presently determined because the conversion rate and the exercise price are subject to change, depending on whether certain future events do or do not occur. It is possible that the Series C securities could result in issuance of more than 20 percent of the outstanding common shares to the Series C investors at less than market value, which would require shareholder approval in accordance with Rule 4460(i)(1)(C) of the NASD. Consequently, the Company will submit a proposal to its shareholders to request such approval.

     If Shareholder approval is not obtained, the Company believes that the holders of the Series C securities may be entitled to require the Company to redeem all of the shares of the Series C Stock for an aggregate redemption price of at least $18.3 million as of July 31, 2000. Such amount will increase at the rate of 120 percent of dividends and default interest, if any, that accumulate with respect to the Series C Stock. The Company may also be required to redeem approximately 1,925,000 common shares or more, and warrants for the purchase of approximately 400,000 shares, that may be held by the RoseGlen and Palladin groups for amounts not presently determinable. Payment of any redemption amounts would materially and adversely affect the Company's liquidity because of the short time frame to pay for such redemption (five business days upon a Triggering Event).

     In addition, depending on the number of shares of Series C Stock to be redeemed, such redemption could severely diminish the Company's existing cash, working capital and availability under a credit facility. Payment upon demand for redemption would also result in default of one or more of the Company's other obligations, including its obligations to senior lenders under the Credit Facility. Such defaults would have a material adverse impact on the Company's business, financial condition, results of operations and cash flow.

     Shareholder approval, however, would not negate other Triggering Events, including the obligation to have the registration statement declared effective by November 30, 2000 (as amended). Even if shareholder approval is obtained, the Company could still be in default of other obligations described above, resulting in additional monetary penalties as well as redemption of the Registerable Securities at the Premium Redemption Price.

     Classification of Common Securities with Mandatory Redemption
Provisions. As discussed above, certain common securities issued in conjunction with the February 4, 2000, Series B Stock redemption and Series C Stock issuance are subject to mandatory redemption provisions if certain future contingent events occur. Those securities include the 868,033 common shares and the 200,000 exchange warrants issued in conjunction with the Series B Stock redemption and the 200,000 warrants issued in conjunction with the Series C Stock offering.

     The Company has classified the 868,033 common shares and the warrants as temporary equity at July 31, 2000.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

13. SHAREHOLDERS' EQUITY

     The following is a summary of the activity in shareholders' equity (deficit) during the nine months ended July 31, 2000 (in thousands):

                                               ADDITIONAL    COMMON    WORLDCOM
                                      COMMON    PAID-IN      STOCK     PHANTOM    RETAINED
                                      STOCK     CAPITAL     WARRANTS    STOCK      DEFICIT     TOTAL
                                      ------   ----------   --------   --------   ---------   --------
Balance, November 1, 1999...........   $12      $38,290     $ 3,979      $606     $ (42,456)  $    431
Issuance of common stock for
  acquisition of SASCO..............    --          739          --        --            --        739
Conversion of WorldCom Debt.........     3       25,541          --        --            --     25,544
Redemption of Series B Preferred
  Stock.............................     1        4,910       1,213        --            --      6,124
Warrants issued in Series C
  Preferred Stock Offering..........    --           --       1,097        --            --      1,097
Increase in default redemption value
  of Series B Preferred Stock.......    --           --          --        --        (1,404)    (1,404)
Contribution of interest payable
  from WorldCom.....................    --        3,483          --        --            --      3,483
Issuance of shares for GEC
  Earnout...........................    --        1,806          --        --            --      1,806
Exercise of 66,246 Special Exchange
  Warrants..........................    --          406        (406)       --            --         --
Exercise of stock options and
  other.............................    --        1,348          --        --            --      1,348
Issuance of additional Series C
  Warrants..........................    --           --         675        --          (675)        --
Liability to preferred
  stockholders......................    --           --          --        --        (4,228)    (4,228)
Accretion and dividends on Series C
  Preferred Stock...................    --           --          --        --          (564)      (564)
Net loss............................    --           --          --        --       (84,092)   (84,092)
                                       ---      -------     -------      ----     ---------   --------
  Subtotal..........................    16       76,523       6,558       606      (133,419)   (49,716)
Reclassification of redeemable
  common stock and warrants to
  temporary equity..................    (1)      (5,316)     (2,266)       --            --     (7,583)
                                       ---      -------     -------      ----     ---------   --------
Balance, July 31, 2000..............   $15      $71,207     $ 4,292      $606     $(133,419)  $(57,299)
                                       ===      =======     =======      ====     =========   ========

     The difference between the Company's weighted basic average shares outstanding and diluted shares outstanding is due to the dilutive effect of stock options and convertible securities. There are no significant differences in the numerators for the Company's computations of basic and diluted earnings per share for any period presented. The effect of securities that could dilute basic earnings per share would be antidilutive for all

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES periods presented. The Company has potentially dilutive securities that could have a dilutive effect in the future. Those securities and their potentially dilutive effects are as follows (dilutive shares in thousands):

                                                              POTENTIALLY
                                                               DILUTIVE       AVERAGE
                                                                SHARES      STRIKE PRICE
                                                              -----------   ------------
Potentially dilutive securities outstanding at July 31,
  2000:
  SIRIT Settlement (subject to shareholder approval) (refer
     to Note 11, "Contingencies")(1)........................     5,012         $   --
  Series C Preferred Stock(2)...............................     3,750           4.00
  Employee stock options (1,574 vested) (subject to
     shareholder approval)(3)...............................     2,456           6.07
  WorldCom Options (subject to shareholder approval)........     2,000           7.00
  Additional shares issuable to the Palladin group upon
     shareholder approval (refer to Note 12, "Preferred
     Stock")................................................     1,057             --
  Series C Preferred Stock Warrants (refer to Note 12,
     "Preferred Stock").....................................       950           7.79
  Employee stock options (596 vested).......................       734           6.56
  Senior Subordinated Note Warrants.........................       410           8.25
  Series B Preferred Stock Warrants.........................       370          13.25
  Exchange Warrants issued to redeem Series B Preferred
     Stock (refer to Note 12, "Preferred Stock")............       200          10.13
  Warrants issued to Financial Advisors related to the
     Series C Preferred Stock (refer to Note 12, "Preferred
     Stock" and Note 14, "Financial Advisory Services").....        75          10.75
  Series A Preferred Stock Warrants.........................        62           9.82
  Employee stock grants (subject to shareholder approval)...        50             --
Subtotal outstanding at July 31, 2000.......................    17,126           3.88
                                                                ------         ------
Potentially dilutive securities issued subsequent to July
  31, 2000:
  WorldCom Preferred Stock (4)..............................     3,696          10.01
  Stock offered to settle litigation........................        25             --
                                                                ------         ------
Subtotal granted subsequent to July 31, 2000................     3,721           9.94
                                                                ------         ------
          Total (5).........................................    20,847         $ 4.97
                                                                ======         ======

---------------

(1) SIRIT is to receive 19.99 percent of common shares outstanding as of the date shareholder approval is obtained, and has general anti-dilution rights to maintain that percentage interest for a period of two years. Consequently, the number of shares issuable to SIRIT may exceed the number of shares shown in the table.
(2) Based on a conversion price of $4.00 (as amended).
(3) In February 2000, the Company granted options to purchase a total of 525,000 to three new employees of the Company. The options, if approved by shareholders, will vest as follows: 125,000 as of February 1, 2000; 200,000 on February 1, 2001; and 200,000 on February 1, 2002 with the exercise price being $6.00, $8.50 and $9.00 respectively. As of July 31, 2000, one of those individuals is no longer an employee of the Company, so options for 200,000 shares at a weighted average strike price of $9.00 will not vest. All of these remaining options will expire on February 1, 2004.

In May 2000, 250,000 options were granted to two new employees of the Company. The options, if approved by shareholders, will vest immediately with exercise prices ranging from $2.44 to $2.69. These options will expire in May 2010.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

In May 2000, 150,000 options were granted to the Chief Executive Officer of the Company. The options, if approved by the shareholders, will vest immediately with an exercise price of $2.34. These options will expire in May 2010.

(4) The WorldCom Preferred Stock issued to WorldCom effective August 23, 2000, has a stated conversion price of $10.01 per share. However, in the event of a Liquidation Event (such as a sale of the Company), the conversion price will automatically be reset to the price per share received in such transaction by holders of the Company's common stock. For example, the closing price of the Company's common stock on August 30, 2000, was $3.00. If common shareholders received that amount per share in a sale transaction, the WorldCom Preferred Stock would automatically convert to approximately
    12.3 million shares, plus dividends would be payable to the WorldCom holders at 6 percent per annum from the date of issue. The proposed sale of the Company to Bracknell as described in Note 18, "Subsequent Events," provides for the direct exchange of Bracknell common shares for the WorldCom Preferred Stock which would, with respect to that transaction, reduce the effective conversion price to approximately $3.38 per share, or, equate the conversion of the WorldCom Preferred Stock to approximately 11.0 million shares of the Company's common stock.

(5) The total excludes the Bracknell Option described in Note 18, "Subsequent Events", to purchase shares of the Company's common stock, exercisable only in the event the merger with Bracknell is terminated. If the Agreement is terminated, the Bracknell Option will become immediately exercisable for a period of one year at an exercise price of $3.00 per common share. The number of shares Bracknell will have the right to purchase is equal to 10 percent of the number of issued and outstanding Company common shares following such exercise on a fully diluted basis.

     In connection with the acquisition of Adesta, the Company granted to WorldCom rights to receive upon satisfaction of certain conditions, including shareholder approval, phantom stock awards for up to 700,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. If the Bracknell merger is consummated, WorldCom will waive its rights with respect to these phantom stock awards.

     The Company is committed to issue shares of common stock as contingent consideration earned by the sellers of Georgia Electric Company through 2001. Common stock issued to date as contingent consideration earned for the years ended October 31, 1998 and 1997 was 628,398 shares and 204,448 shares, respectively. Contingent consideration earned for the year ended October 31, 1999, amounted to $1.8 million and was accrued at October 31, 1999, in accounts payable and accrued liabilities. Approximately 205,000 shares were issued in May 2000. The Company has made a similar commitment related to the acquisition of SASCO and SES (refer to Note 5, "Acquisitions"). The number of shares that may be issued as earn-out consideration under these commitments in the future is not presently determinable.

     The Company has executed an equity swap agreement with 186K.NET. Either the Company or 186K.NET can exercise the swap at any time from July 2000 to July 2003. Upon exercise, the Company has committed to issue shares of its common stock to 186K.NET in exchange for common shares of 186K.NET of equivalent value at the date of exercise. The value of the shares to be issued and received is to be determined by the lower of 10 percent of the increase in the fair market value of the Company or of 186K.NET from July 1999 to the date of exercise. 186K.NET is a privately-owned start-up company that provides data and communications facilities consulting services.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

14. FINANCIAL ADVISORY SERVICES

     The Company incurred approximately $2.0 million in financial advisory fees to two related firms, L. Dolcenea, Inc. and Platinum Advisory Services, Inc. during the nine months ended July 31, 2000. Those fees were for the following services (in thousands):

                                                              TOTAL INCURRED
                                                              --------------
Series B Conversion (refer to Note 12, "Preferred Stock")...      $  750
Series C Issuance (refer to Note 12, "Preferred Stock").....         600
Fair value of warrants issued related to Series C
  offering..................................................         313
Compensation for settlement of past common stock warrant
  disputes..................................................         350
                                                                  ------
                                                                  $2,013
                                                                  ======

     Certain of these fees were paid during the fiscal year ended October 31, 1999. Subsequent to July 31, 2000, the Company paid these financial advisors $0.3 million for financial advisory services. The Company may be committed to pay these advisors additional amounts related to future transactions for which the advisors may claim compensation.

15. COMPENSATION ARRANGEMENTS

     Supplemental Compensation Arrangements. On March 31, 2000, the Board of Directors approved supplemental compensation arrangements for six members of management that would have provided for aggregate minimum payments to these individuals of $4.8 million, in addition to the compensation provided for in their employment agreements, upon a change of control of the Company or termination of employment without cause. In Conjunction with the SIRIT Settlement (Refer to Note 11, "Contingencies"), these supplemental compensation arrangements were terminated.

     Employment Contracts. The employment contracts of the Company's Chief Executive Officer and two new executives hired in May 2000 provide for payment of three years compensation in the event of a change in control of the Company or termination of their employment without cause. The aggregate termination benefits potentially payable under these contracts may be in excess of $5.0 million and include payment by the Company of any excise taxes that may be imposed on such termination payments.

     The employment contracts of these individuals also included loans to them by the Company during fiscal year 2000 in the aggregate amount of $0.8 million. So long as they employed by the Company, the loans will be repaid on the first, second and third anniversary of the loans, through bonuses to these individuals in amounts sufficient to pay principal and interest due on the loans, plus taxes payable by the individuals with respect to the bonuses. The total estimated future obligation of the Company under these bonus provisions is approximately $1.5 million. At July 31, 2000, the Company had accrued and expensed approximately $0.1 million related to this liability.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

16. SEGMENT INFORMATION

     The Company manages and analyzes the operations of the Company in four separate groups, Network Services Group, Transportation Services Group, Construction Group and Communications Development Group. The Company has established the Networks Development Group, which had no significant income or expenses during the three and nine months ended July 31, 2000.

                                                        FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                           ENDED JULY 31,         ENDED JULY 31,
                                                        ---------------------   -------------------
                                                          2000        1999        2000       1999
                                                        ---------   ---------   --------   --------
Sales to unaffiliated customers:
  Network Services....................................  $ 66,460    $ 63,960    $201,383   $198,903
  Transportation Services.............................    18,424       8,403      64,553     27,254
  Construction........................................    34,655      29,283      89,992     90,342
  Communication Development (International)...........       863       1,135       3,214      3,091
                                                        --------    --------    --------   --------
                                                        $120,402    $102,781    $359,142   $319,590
                                                        ========    ========    ========   ========
Income (loss) from operations:
  Network Services....................................  $  1,993    $  2,202    $  6,492   $  9,758
  Transportation Services.............................    (2,927)     (1,562)    (48,650)    (6,628)
  Construction........................................       567       2,414        (318)    (1,273)
  Communication Development (International)...........        80         (45)       (103)      (234)
  Unallocated Corporate Overhead......................    (1,294)     (1,554)     (2,670)      (503)
                                                        --------    --------    --------   --------
                                                        $ (1,581)   $  1,455    $(45,249)  $  1,120
                                                        ========    ========    ========   ========
Identifiable assets:
  Network Services....................................  $187,776    $142,610    $189,776   $142,610
  Transportation Services.............................    46,262      49,520      46,262     49,520
  Construction........................................    75,986      64,425      75,986     64,425
  Communication Development (International)...........     3,430       3,355       3,430      3,355
  Corporate...........................................     5,109       2,123       3,109      2,123
                                                        --------    --------    --------   --------
                                                        $318,563    $262,033    $318,563   $262,033
                                                        ========    ========    ========   ========

     The Company derives a significant portion of its revenues from a few large customers. Those customers and their revenues for the three and nine months ended July 31, 2000, are as follows:

                                                                                   FOR THE MONTHS
                                                                                 ENDED JULY 31, 2000
                                                                                 -------------------
CUSTOMER                                             OPERATING GROUP              THREE       NINE
--------                                             ---------------             --------   --------
WorldCom.................................           Network Services             $37,362    $92,731
New Jersey Consortium....................  Transportation and Network Services    35,217     79,511

     WorldCom Master Services Agreement. In conjunction with the acquisition of Adesta, the Company entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom (the "WorldCom Master Services Agreement") for a minimum of $40.0 million per year ("Annual Minimum"), provided that the aggregate sum payable to Adesta would not be less than $325.0 million ("Aggregate Minimum"), including a fee of 12 percent of reimbursable costs under the agreement. On August 24, 2000, a new WorldCom Master Services Agreement was executed, extending through August 24, 2006. Under the new agreement, WorldCom has agreed to award the Company a minimum volume of 75 percent of all outside plant work related to WorldCom's local network projects but in no event will the Annual Minimum be less than $55.0 million and the Aggregate Minimum less than $390.0 million.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

     Substantially all revenues from WorldCom relate to the WorldCom Master Services Agreement. At July 31, 2000, the Company had billed and unbilled receivables of $4.5 million and $14.7 million, respectively, related to WorldCom.

     New Jersey Consortium Contracts. Adesta is party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, and the State of Delaware Department of Transportation. The New Jersey Consortium Contracts generally provide for Adesta to (i) construct a fully integrated electronic toll collection ("ETC") system; (ii) maintain the related Customer Service Center ("CSC") and Violations Processing Center ("VPC") for periods of up to 10 years; and (iii) construct and maintain a supporting fiber optic network. The estimated future gross revenues from the New Jersey Consortium Contracts are projected to be at least $167 million, including estimated minimum revenues of $51.4 million for VPC operations and $40.0 million for fiber network operations and maintenance billable over the duration of the agreements.

     During the three months ended January 31, 2000, the Company determined through its ongoing analyses of the ETC construction segment of the New Jersey Consortium Contracts (i.e., excluding the VPC and fiber network construction and long-term service contracts) that costs to be incurred were expected to exceed amounts billable by approximately $7.7 million. The change from October 31, 1999, related primarily to changes in estimated costs associated with changing design specifications and certain near-term milestones. The loss recognized during the three months ended January 31, 2000, was approximately $8.2 million, including costs incurred in the quarter, reversal of previously recognized profit, and a loss reserve accrual of $4.7 million for the remaining projected loss.

     During the three months ended April 30, 2000, the Company negotiated a comprehensive amendment that was executed on June 1, 2000. While the scope of work for the remainder of the project was clarified, significant concessions were made by the Company to arrive at a resolution and estimated losses for the construction portion of the contract were revised to $35.3 million, resulting in a loss for the three months ended April 30, 2000, of $27.6 million.

     The loss was partially attributable to vagaries in the original contract language that made it extremely difficult for the Company to meet performance criteria and targeted completion deadlines, resulting in penalties and costs in excess of original estimates. In addition, the Company was forced to engage subcontractors on a time and materials or cost-plus basis and experienced significant overruns in an attempt to meet its contractual obligations. The June 2000 amendment reduced the scope of the contract, provided previously undefined benchmarks, provided a revised and extended schedule for completion of the project and resolved various claims between the parties. At the same time, the Company negotiated a revised agreement with its primary subcontractor, comprising the majority of remaining contract costs, from time and materials to a fixed price. While these agreements reduced the uncertainty of some of the remaining costs on the project, they also eliminated the opportunity to recover certain previously incurred costs.

     The revised schedule includes several significant milestone dates. If not met, the Consortium will have the right to terminate the contracts, including the VPC and fiber maintenance contracts. If terminated, the Company would lose the opportunity to earn potential future profits from these long-term service contracts.

     During the three months ended July 31, 2000, the Company continued its work on the project. The estimated losses for the construction portion of the project were revised to $36.3 million, resulting in a loss for the three months of $1 million. The remaining loss expected to be incurred in completing the contract and accrued at July 31, 2000 is $10.6 million.

     At July 31, 2000, the Company had billed and unbilled receivables of $17.8 million and $20.8 million, respectively, related to the New Jersey Consortium.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

     The loss of the New Jersey Consortium, WorldCom or any other major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

17. FINANCING COMMITMENT

     The Company previously reported in its Form 10-Q for the quarterly period ended January 31, 2000, that on March 15, 2000, it had received financing commitments from investors which would have allowed the Company to repay its existing Credit Facility of $35 million through new financing of approximately $56 million. The transaction would have provided for funding of an initial $35 million for certain current and future Network and Right-of Way development projects.

     The Company was subsequently notified that, as a result of certain unrelated activities and the uncertainties created by the SIRIT verdict, one of the major investors did not expect to proceed with the proposed financing.

18. SUBSEQUENT EVENTS

BRACKNELL MERGER AGREEMENT

     On August 24, 2000, the Company executed an Agreement and Plan of Merger with Bracknell Corporation, an Ontario corporation ("Bracknell"). Bracknell is a leading North American facilities services company that provides a broad range of technical and management services to ensure that buildings, plant and equipment operate effectively. Bracknell's common shares are traded on the Toronto Stock Exchange. If the transaction is consummated, the Company will be merged into a newly formed, wholly owned subsidiary of Bracknell. The merger transaction is intended to qualify as a tax-free reorganization.

     The merger consideration is to be 0.6 share of Bracknell common stock for each share of the Company's common stock outstanding immediately prior to the effective date of the merger. Bracknell has committed to cause the Bracknell shares to be issued in the exchange to be listed on the Toronto Stock Exchange. Provisions with respect to other outstanding equity securities of the Company include the following:

     - Before the merger closes, the Series C Stock is to be converted to 3,750,000 shares of the Company's common stock and then exchanged for Bracknell shares on the same basis as other common shares.

     - The WorldCom Option/SAR for 2,000,000 Company shares at $7.00 per share is to be converted to a warrant for the purchase of 1,200,000 Bracknell common shares at a price of $11.66 per share.

     - The $37 million face value of the WorldCom Preferred Stock (refer to Note 10, "Debt") is to be converted to a right to receive approximately 6.6 million Bracknell common shares. The effect is to reduce the conversion price of the WorldCom Preferred Stock, conditioned on closing of the merger, from $10.01 per Company common share to approximately $3.375, the closing price of the Company's shares on August 23, 2000.

     - The Company has committed to use its commercially reasonable best efforts to cause holders of all other outstanding rights to acquire or receive the Company's securities to consent to termination of their rights on terms and conditions reasonably satisfactory to Bracknell.

     The Agreement provides for the issuance by Bracknell of "Replacement Options" to various directors, officers and employees of the Company who terminate their Company options. The Replacement Options are to be on substantially similar vesting and economic terms as the Company options terminated. The Replacement Options will be subject to approval by Bracknell's board and approval by Bracknell's shareholders to increase the number of shares that may be issued under Bracknell's existing stock option plan.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

     Consummation of the merger is subject to satisfying a number of conditions, including the following:

     - The Company has committed to hold a stockholder meeting prior to October 31, 2000, to seek shareholder approval for a number of matters. In particular, the Company needs shareholder approval to increase the authorized capital stock of the Company to allow for issuance of common shares as consideration for the Sirit Settlement and for the potential issuance of shares subject to the Bracknell Option described below.

     - The Bracknell shares to be issued in the Merger are to be registered with the Securities and Exchange Commission. That registration statement must be declared effective by the SEC before the merger can close. Bracknell and the Company will prepare a Proxy Statement/Prospectus for distribution to shareholders and the Company must schedule a second shareholder meeting, not later than January 15, 2001, for approval of the merger by the Company's shareholders.

     - The Company has committed to use its commercially reasonable best efforts to resolve material litigation against the Company as reasonably directed by Bracknell.

     - Bracknell must have obtained financing necessary to complete the transactions contemplated by the Agreement on terms satisfactory to Bracknell.

     In connection with the Agreement, Bracknell was granted an option (the "Bracknell Option") to purchase shares of the Company's common stock, exercisable only in the event the Agreement is terminated. If the Agreement is terminated, the Bracknell Option will become immediately exercisable for a period of one year at an exercise price of $3.00 per common share. The number of shares Bracknell will have the right to purchase is equal to 10 percent of the number of issued and outstanding Company common shares following such exercise on a fully diluted basis.

     If the Merger is terminated because the Company's shareholders have not approved the transaction by February 1, 2001, or because of a breach of the Agreement by the Company, the Company may be required to pay Bracknell a termination fee of $3 million.

     In conjunction with the merger, Worldcom, a major stockholder and customer of the Company, entered into an agreement with Bracknell to provide certain financial inducements and other support for the transaction. Worldcom agreed to and has subsequently converted $37 million in advances to the Company to preferred stock and has agreed to accept Bracknell shares in exchange for this preferred stock upon close of the transaction. Worldcom amended and extended its Master Services Agreement with the Company on more favorable terms and designated Bracknell as a preferred vendor for construction and management projects within the scope of Bracknell's service offerings. Worldcom has also agreed to provide limited financial assistance to the Company, if needed, in the form of advances on the Master Services Agreement and has agreed to indemnify Bracknell for certain potential claims against the Company.

     Worldcom has given Bracknell a proxy to vote all of its shares, including those voting rights granted in the WorldCom Preferred Stock agreement, in relation to the Company's shareholder vote to approve the merger.

OTHER

     In August 2000, the Company made a $2 million loan to the Company's Chief Executive Officer. The purpose of the loan was to provide funds to the Chief Executive Officer for the purchase of a Certificate of Deposit which was then pledged on the Company's behalf to secure a performance bond required for a newly awarded contract. The bonding agency required that a third-party provide collateral for such bond and, in light of the Company's need to provide such collateral quickly, the Chief Executive Officer agreed to post a Certificate of Deposit if the Company loaned the funds to him to purchase such Certificate of Deposit. The loan is payable on or before June 30, 2001 and bears interest at a rate of 9.5 percent per annum. The loan has been secured by a second priority pledge of the Certificate of Deposit, but this security interest has not yet been perfected.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Able Telcom Holding Corp.:

We have audited the accompanying consolidated balance sheets of Able Telcom Holding Corp. (a Florida Corporation) and subsidiaries as of October 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Able Telcom Holding Corp. and subsidiaries as of October 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred significant operating losses during the fiscal year ended October 31, 1999. Significant payments were also made, both during and subsequent to October 31, 1999, to redeem the Series B Preferred Stock and to reduce obligations for loss contracts assumed in 1998 in the acquisition of MFS Network Technologies, Inc.. The Company has borrowed the maximum available under its existing Credit Facility and is in default of the related covenants. The lender has the right to demand payment and the Company has insufficient liquidity to pay such amounts, if called. The Company has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund its continuing operations. Consequently, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed in the index to the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Omaha, Nebraska
February 11, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors of
Able Telcom Holding Corp.:

     We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Able Telcom Holding Corp. and subsidiaries for the year ended October 31, 1997. Our audit also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Able Telcom Holding Corp. and subsidiaries for the year ended October 31, 1997, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

West Palm Beach, Florida
January 19, 1998

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              OCTOBER 31,   OCTOBER 31,
                                                                 1999          1998
                                                              -----------   -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                   SHARE AMOUNTS)
                                        ASSETS
Currents Assets:
  Cash and cash equivalents.................................   $ 16,568      $ 13,544
  Accounts receivable, including retainage of $16,158 and
    $10,182 and net of allowances for bad debts of $3,514
    and $866 at October 31, 1999 and 1998, respectively.....     73,645        64,159
  Costs and profits in excess of billings on uncompleted
    contracts...............................................     71,808       105,478
  Prepaid expenses and other current assets.................      5,853         2,641
                                                               --------      --------
        Total current assets................................    167,874       185,822
Property and equipment:
  Land and buildings........................................      3,801         4,473
  Equipment, furniture and fixtures.........................     43,989        42,522
                                                               --------      --------
                                                                 47,790        46,995
  Less -- Accumulated depreciation..........................    (19,987)      (14,921)
                                                               --------      --------
  Property and equipment, net...............................     27,803        32,074
Other assets:
  Goodwill, net of accumulated amortization of $4,078 and
    $2,162 at October 31, 1999 and 1998, respectively.......     41,222        31,374
  Assets held for sale......................................         --        38,750
  Investment in Kanas.......................................     12,159            --
  Other non-current assets..................................     12,975         2,740
                                                               --------      --------
        Total other assets..................................     66,356        72,864
                                                               --------      --------
        Total assets........................................   $262,033      $290,760
                                                               ========      ========
                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current portion of long-term debt.........................   $ 35,754      $ 14,438
  Accounts payable and accrued liabilities including
    retainage of $11,618 and $10,374 at October 31, 1999 and
    1998, respectively......................................     66,617        61,229
  Accruals for incurred job costs...........................     45,593        51,111
  Billings in excess of costs and profits on uncompleted
    contracts...............................................      6,478         6,328
  Reserves for losses on uncompleted contracts..............      8,620        25,390
  Notes payable to shareholders and employees...............         --         1,182
  Stock appreciation rights payable.........................      3,710            --
                                                               --------      --------
        Total current liabilities...........................    166,772       159,678
  Long-term debt, non-current portion.......................     30,618        61,685
  Advance from WorldCom.....................................     32,000            --
  Property tax payable, non-current portion.................     15,468        15,118
  Other non-current liabilities and minority interest.......        422         2,737
                                                               --------      --------
        Total liabilities...................................    245,280       239,218
Commitments and contingencies
Series B Preferred Stock, $.10 par value; stated at
  aggregate accumulated redemption value at October 31,
  1999; 4,000 shares authorized; 779 and 3,564 shares issued
  and outstanding...........................................     16,322        11,325
                                                               --------      --------
Shareholders' Equity:
  Common stock, $.001 par value, authorized 25,000,000
    shares; 11,891,338 and 11,065,670 shares issued and
    outstanding, respectively...............................         12            11
  Additional paid-in capital................................     38,290        35,164
  Senior Note Warrants......................................      1,244         1,244
  Series B Preferred Stock Warrants.........................      2,735         5,400
  WorldCom Stock Options....................................         --         3,490
  WorldCom Phantom Stock....................................        606           606
  Retained deficit..........................................    (42,456)       (5,698)
                                                               --------      --------
        Total shareholders' equity..........................        431        40,217
                                                               --------      --------
        Total liabilities and shareholders' equity..........   $262,033      $290,760
                                                               ========      ========

                See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  FOR THE YEARS ENDED OCTOBER 31,
                                                              ----------------------------------------
                                                                  1999          1998          1997
                                                              ------------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  Construction and maintenance..............................  $   382,844    $  217,481    $   86,334
  Conduit sale..............................................       35,721            --            --
                                                              -----------    ----------    ----------
         Total revenue......................................      418,565       217,481        86,334
Costs and expenses:
  Construction and maintenance..............................      330,387       179,505        68,164
  Costs of conduit sale.....................................       34,673            --            --
  General and administrative expense........................       41,041        18,967         8,797
  Depreciation..............................................        9,644         6,638         4,124
  Amortization..............................................        2,189           962           408
  Impairment of long-lived assets...........................        2,515            --            --
                                                              -----------    ----------    ----------
         Total costs and expenses...........................      420,449       206,072        81,493
                                                              -----------    ----------    ----------
Income (loss) from operations...............................       (1,884)       11,409         4,841
Other income (expense):
  Interest expense..........................................       (9,512)       (5,534)       (1,565)
  Change in value of stock appreciation rights..............       (1,814)           --            --
  Equity in losses of investment in Kanas...................         (591)           --            --
  Other.....................................................         (761)          662           601
                                                              -----------    ----------    ----------
         Total other income (expense).......................      (12,678)       (4,872)         (964)
                                                              -----------    ----------    ----------
Income (loss) before income taxes, minority interest and
  Extraordinary item........................................      (14,562)        6,537         3,877
Provision for (benefit from) income taxes...................         (138)        3,405           727
                                                              -----------    ----------    ----------
Income before minority interest and extraordinary item......      (14,424)        3,132         3,150
Minority interest...........................................         (569)         (618)         (293)
                                                              -----------    ----------    ----------
Income (loss) before extraordinary item.....................      (14,993)        2,514         2,857
Extraordinary loss on early extinguishment of debt, net of
  tax of zero in 1999.......................................       (3,067)           --            --
                                                              -----------    ----------    ----------
Net income (loss)...........................................      (18,060)        2,514         2,857
Beneficial conversion privilege of preferred stock..........           --        (8,013)       (1,266)
Repurchase of Series B Preferred Stock......................       (4,496)           --            --
Modification of conversion price of Series B Preferred
  Stock.....................................................       (6,430)           --            --
Modification of exercise price of Series B Preferred Stock
  Warrants..................................................       (1,894)           --            --
Increase in default redemption value of Series B Preferred
  Stock.....................................................       (5,878)           --            --
Preferred stock dividends...................................           --          (341)         (260)
                                                              -----------    ----------    ----------
Income (loss) applicable to common stock....................  $   (36,758)   $   (5,840)   $    1,331
                                                              ===========    ==========    ==========
Weighted average shares outstanding:
  Basic.....................................................   11,776,072     9,907,060     8,504,972
  Diluted...................................................   11,776,072     9,907,060     8,504,972
Income (loss) per share (see Note 2):
  Basic:
    Income (loss) applicable to common stock before
      extraordinary item....................................  $     (2.86)   $    (0.59)   $     0.16
    Extraordinary loss......................................        (0.26)           --            --
    Income (loss) applicable to common stock................        (3.12)        (0.59)         0.16
  Diluted:
    Income (loss) applicable to common stock before
      extraordinary item....................................  $     (2.86)   $    (0.59)   $     0.16
    Extraordinary loss......................................        (0.26)           --            --
    Income (loss) applicable to common stock................        (3.12)        (0.59)         0.16

                See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED OCTOBER 31, 1999, 1998, AND 1997

                                                  ADDITIONAL    SENIOR    SERIES B               WORLDCOM
                             COMMON    COMMON      PAID-IN       NOTE     PREFERRED   WORLDCOM   PHANTOM
                             SHARES   $.001 PAR    CAPITAL     WARRANTS   WARRANTS    OPTIONS     STOCK
                             ------   ---------   ----------   --------   ---------   --------   --------
                                                            (IN THOUSANDS)
Balance, October 31,
 1996......................   8,203      $ 9       $12,833      $   --     $   --      $   --      $ --
Issuance of common stock in
 connection with
 acquisition...............     109       --           620          --         --          --        --
Issuance of common stock
 for services..............       2       --            12          --         --          --        --
Issuance of common stock
 for exercise of options...     262       --           732          --         --          --        --
Compensation recognized on
 stock options.............      --       --           338          --         --          --        --
Issuance of common stock
 for conversion of
 convertible preferred
 stock.....................       5       --            34          --         --          --        --
Changes in unrealized loss
 on investments............      --       --            --          --         --          --        --
Convertible preferred
 dividends paid............      --       --            --          --         --          --        --
Embedded dividend
 recognized on convertible
 preferred shares..........      --       --            --          --         --          --        --
Tax benefit from exercise
 of options................      --       --           527          --         --          --        --
Net income.................      --       --            --          --         --          --        --
                             ------      ---       -------      ------     ------      ------      ----
Balance October 31, 1997...   8,581        9        15,096          --         --          --        --
Issuance of common stock
 for GEC earnout...........     204       --         1,278          --         --          --        --
Compensation expense for
 below market options......      --       --            93          --         --          --        --
Issuance of common stock
 for exercise of options...     352       --         2,071          --         --          --        --
Tax benefit from exercise
 of options................      --       --           516          --         --          --        --
Dividends on Series A
 Preferred stock...........      --       --            --          --         --          --        --
Embedded dividend
 recognized on Series A
 Preferred Stock...........      --       --            --          --         --          --        --
Issuance of common stock
 for conversion of Series A
 Preferred Stock...........     921        1         6,817          --         --          --        --
Valuation of subordinated
 note warrants.............      --       --            --       1,244         --          --        --
Valuation of Series B
 Preferred Stock
 Warrants..................      --       --            --          --      5,400          --        --
Embedded dividend
 recognized on Series B
 Preferred Stock...........      --       --         7,909          --         --          --        --
Valuation of WorldCom
 options...................      --       --            --          --         --       3,490        --
Valuation of WorldCom
 phantom stock awards......      --       --            --          --         --          --       606
Issuance of common stock
 for conversion of Series B
 Preferred Stock...........   1,008        1         1,384          --         --          --        --
Dividends on Series B
 Preferred Stock...........      --       --            --          --         --          --        --
Net Income.................      --       --            --          --         --          --        --
                             ------      ---       -------      ------     ------      ------      ----
Balance October 31, 1998...  11,066      $11       $35,164      $1,244     $5,400      $3,490      $606
                             ======      ===       =======      ======     ======      ======      ====

                              UNREALIZED
                               LOSS ON      RETAINED
                             INVESTMENTS,   EARNINGS
                             NET OF TAXES   (DEFICIT)    TOTAL
                             ------------   ---------   -------
                                  (IN THOUSANDS)
Balance, October 31,
 1996......................      $(54)       $(1,189)   $11,599
Issuance of common stock in
 connection with
 acquisition...............        --             --        620
Issuance of common stock
 for services..............        --             --         12
Issuance of common stock
 for exercise of options...        --             --        732
Compensation recognized on
 stock options.............        --             --        338
Issuance of common stock
 for conversion of
 convertible preferred
 stock.....................        --             --         34
Changes in unrealized loss
 on investments............        54             --         54
Convertible preferred
 dividends paid............        --           (260)      (260)
Embedded dividend
 recognized on convertible
 preferred shares..........        --         (1,266)    (1,266)
Tax benefit from exercise
 of options................        --             --        527
Net income.................        --          2,857      2,857
                                 ----        -------    -------
Balance October 31, 1997...        --            142     15,247
Issuance of common stock
 for GEC earnout...........        --             --      1,278
Compensation expense for
 below market options......        --             --         93
Issuance of common stock
 for exercise of options...        --             --      2,071
Tax benefit from exercise
 of options................        --             --        516
Dividends on Series A
 Preferred stock...........        --            (79)       (79)
Embedded dividend
 recognized on Series A
 Preferred Stock...........        --           (104)      (104)
Issuance of common stock
 for conversion of Series A
 Preferred Stock...........        --             --      6,818
Valuation of subordinated
 note warrants.............        --             --      1,244
Valuation of Series B
 Preferred Stock
 Warrants..................        --             --      5,400
Embedded dividend
 recognized on Series B
 Preferred Stock...........        --         (7,909)        --
Valuation of WorldCom
 options...................        --             --      3,490
Valuation of WorldCom
 phantom stock awards......        --             --        606
Issuance of common stock
 for conversion of Series B
 Preferred Stock...........        --             --      1,385
Dividends on Series B
 Preferred Stock...........        --           (262)      (262)
Net Income.................        --          2,514      2,514
                                 ----        -------    -------
Balance October 31, 1998...      $ --        $(5,698)   $40,217
                                 ====        =======    =======

                See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED OCTOBER 31, 1999, 1998, AND 1997

                                                                                                            UNREALIZED
                                                 ADDITIONAL    SENIOR    SERIES B               WORLDCOM     LOSS ON      RETAINED
                            COMMON    COMMON      PAID-IN       NOTE     PREFERRED   WORLDCOM   PHANTOM    INVESTMENTS,   EARNINGS
                            SHARES   $.001 PAR    CAPITAL     WARRANTS   WARRANTS    OPTIONS     STOCK     NET OF TAXES   (DEFICIT)
                            ------   ---------   ----------   --------   ---------   --------   --------   ------------   ---------
                                                                        (IN THOUSANDS)
Conversion of the WorldCom
 Option to SARs...........      --      $--       $ 1,594      $   --     $    --    $(3,490)      --           $--       $     --
Issuance of common stock
 for GEC earnout..........     628        1         4,595          --          --         --       --            --             --
Series B Preferred Stock
 Transactions:
 Repurchase of Series B
   Preferred Stock........      --       --        (5,506)         --          --         --       --            --         (4,496)
 Modification of
   conversion price of
   Series B Preferred
   Stock..................      --       --         6,430          --          --         --       --            --         (6,430)
 Modification of
   conversion price of
   Series B Preferred
   Stock Warrants.........      --       --            --          --       1,894         --       --            --         (1,894)
 Repurchase of Series B
   Preferred Stock
   Warrants...............      --       --         2,669          --      (4,559)        --       --            --             --
 Increase to Series B
   default redemption
   value..................      --       --        (7,970)         --          --         --       --            --         (5,878)
Issuance of common stock
 in settlement of notes
 payable to directors.....     118       --           828          --          --         --       --            --             --
Issuance of common stock
 for exercise of
 options..................      79       --           355          --          --         --       --            --             --
Value of options granted
 to non-employees.........      --       --           131          --          --         --       --            --             --
Net loss..................      --       --            --          --          --         --       --            --        (18,060)
                            ------      ---       -------      ------     -------    -------      ---           ---       --------
Balance, October 31,
 1999.....................  11,891      $12       $38,290      $1,244     $ 2,735    $    --      606           $--       $(42,456)
                            ======      ===       =======      ======     =======    =======      ===           ===       ========


                             TOTAL
                            --------

Conversion of the WorldCom
 Option to SARs...........  $ (1,896)
Issuance of common stock
 for GEC earnout..........     4,596
Series B Preferred Stock
 Transactions:
 Repurchase of Series B
   Preferred Stock........   (10,002)
 Modification of
   conversion price of
   Series B Preferred
   Stock..................        --
 Modification of
   conversion price of
   Series B Preferred
   Stock Warrants.........        --
 Repurchase of Series B
   Preferred Stock
   Warrants...............    (1,890)
 Increase to Series B
   default redemption
   value..................   (13,848)
Issuance of common stock
 in settlement of notes
 payable to directors.....       828
Issuance of common stock
 for exercise of
 options..................       355
Value of options granted
 to non-employees.........       131
Net loss..................   (18,060)
                            --------
Balance, October 31,
 1999.....................  $    431
                            ========

                See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEARS ENDED
                                                                      OCTOBER 31,
                                                              ----------------------------
                                                                1999       1998      1997
                                                              --------   --------   ------
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $(18,060)  $  2,514   $2,857
  Adjustment to reconcile net income (loss) to net cash
    provided by (used in) operating activities, net of
    effects of acquisitions:
  Extraordinary loss on early extinguishment of debt........     3,067         --       --
  Depreciation..............................................     9,644      6,638    4,532
  Amortization..............................................     2,189        962       --
  Deferred income taxes.....................................      (265)       717      727
  Minority interest.........................................       569        618      293
  Impairment of long-lived assets...........................     2,515         --       --
  Equity in losses of investment in Kanas...................       591         --       --
  Change in value of stock appreciation rights..............     1,814         --       --
  Gain on sale of assets held for sale......................    (1,048)        --       --
  Accretion of property tax payable.........................     2,284         --       --
  Compensation recognized for conversion of stock options...        --         93      338
  Reduction in revenue for litigation.......................        --         --     (433)
  Gain on disposal of property and equipment................      (234)        --       --
  Issuance of options to non-employees......................       131         --       --
  Other - net...............................................         4        156       10
                                                              --------   --------   ------
                                                                 3,201     11,698    8,324
Changes in assets and liabilities, net of effects from
  acquisitions:
  Change in accounts receivable.............................   (10,886)     2,694    1,002
  Change in costs and profits in excess of billings on
    uncompleted contracts...................................    25,000    (16,987)  (4,661)
  Change in other current assets............................    (2,947)     2,334      431
  Change in other assets....................................       327      1,247     (280)
  Change in accounts payable and accrued liabilities........     4,750     17,383     (199)
  Change in accruals for incurred job costs.................    (9,318)        --       --
  Change in billings in excess of costs and profits on
    uncompleted contracts...................................       150        569     (927)
  Change in reserves for losses on uncompleted contracts....   (16,170)   (15,110)      --
  Change in other non-current liabilities...................    (2,658)     2,789      230
                                                              --------   --------   ------
Net cash provided by (used in) operating activities.........    (8,551)     6,617    3,920
                                                              --------   --------   ------
Cash flows from investing activities:
  Capital expenditures, net.................................    (8,438)    (9,966)  (4,487)
  Net proceeds from sale of property and equipment..........     2,103         90       96
  Proceeds from sale of assets held for sale................    27,048         --       --
  Sales of investments......................................        --         --      567
  Cash acquired in acquisitions.............................        --      4,661      404
  Cash paid for acquisitions................................        --     (8,681)  (3,000)
  Cash invested in escrow account...........................    (7,182)        --       --
                                                              --------   --------   ------
Net cash provided by (used in) investing activities.........    13,531    (13,896)  (6,420)
                                                              --------   --------   ------
Cash flows from financing activities:
  Borrowings under lines of credit..........................        --     50,518   (4,626)
  Payment of shareholder/director loans.....................      (354)    (2,925)    (250)
  Borrowings from shareholder/director......................        --      2,050       --
  Proceeds from long-term debt..............................       667     10,000   11,014
  Proceeds from debt to finance acquisition.................        --     10,000    3,000
  Advances from WorldCom....................................    32,000         --       --
  Repayments on long-term debt..............................   (13,485)   (74,388)  (9,272)
  Distributions to minority interests.......................      (226)      (502)    (293)
  Redemption of Series B Preferred Stock Warrants...........    (1,890)        --       --
  Redemption of Series B Preferred Stock....................   (18,857)        --       --
    Proceeds from the issuance of preferred stock, net......        --     18,110    5,418
  Proceeds from the exercise of stock options...............        --      2,071      732
  Proceeds from issuance of common stock for options........       355         --       --
  Dividends paid............................................      (166)      (341)    (260)
                                                              --------   --------   ------
Net cash provided by (used in) financing activities.........    (1,956)    14,593    5,463
                                                              --------   --------   ------
Increase in cash and cash equivalents.......................     3,024      7,314    2,963
Cash and cash equivalents at beginning of year..............    13,544      6,230    3,267
                                                              --------   --------   ------
Cash and cash equivalents at end of year....................  $ 16,568   $ 13,544   $6,230
                                                              ========   ========   ======

                See notes to consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                                               FOR THE YEARS ENDED OCTOBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Supplemental disclosures of cash flow information:
Valuation of detachable warrants............................   $    --     $ 6,644     $    --
Discount on preferred stock.................................        --       7,909          --
Conversion of Series B Preferred Stock......................        --       1,385          --
Conversion of Series A Preferred Stock......................        --       6,818          --
Valuation of below market options on acquisition............        --       4,096          --
Issuance of common stock for services.......................        --          --          11
Compensation recognized on below market options.............        --          93         338
Common stock issued in accordance with GEC earnout
  provisions................................................     4,596       1,278         621
Common stock issued in exchange for note payable to
  director..................................................       828          --          --
Valuation of modification of conversion price of Series B
  Preferred Stock Warrants..................................     1,894          --          --
Conversion of WorldCom Options to SARs......................     1,896          --          --
Valuation of modification of conversion of Series B
  Preferred Stock...........................................     6,430          --          --
Increases to Series B Preferred Stock default redemption
  value.....................................................    13,848          --          --
Increases to goodwill for:
  Accrued GEC earnout payments..............................     1,806      (4,596)     (1,278)
  Recognition of deferred taxes for Patton acquisition......     1,460          --          --
  Reallocation of MFSNT purchase price......................     9,773          --          --
Cash paid for:
  Interest..................................................     3,689       4,226       1,684
  Income taxes..............................................     4,643          29          --

                See notes to consolidated financial statements.

                           ABLE TELCOM HOLDING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 31, 1999

1. THE COMPANY

Able Telcom Holding Corp. ("Able" or the "Company") develops, builds and maintains communications systems for companies and governmental authorities. The Company is headquartered in Atlanta, Georgia, and operates its subsidiaries throughout the United States. The Company also has limited activities in South America. The Company has five main organizational groups:

ORGANIZATIONAL GROUP                                         SERVICE PROVIDED
--------------------                                         ----------------
Network Services.............................  Design, development, engineering, installation, construction, operation and
                                               maintenance services for telecommunications
                                               systems.
Network Development..........................  Established subsequent to October 31, 1999, to own, operate and maintain local and
                                               regional telecommunication networks.
Transportation Services......................  Design, development, integration, installation, construction, project
                                               management, maintenance and operation of
                                               automated toll collection systems.
Construction.................................  Design, development, installation, construction, maintenance and operation of
                                               electronic traffic management and control
                                               systems, and road signage.
Communications Development...................  Design, installation and maintenance services to foreign telephone companies in South
                                               America.

Each group is comprised of subsidiaries of the Company with each having local executive management functioning under a decentralized operating environment.

The Company's customers primarily include local and long distance telephone companies, utilities and local, state and federal governments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and its subsidiaries, including MFS Network Technologies, Inc., Georgia Electric Company, Patton Management Corporation, Transportation Safety Contractors, Inc., Able Telecommunications & Power, Inc., and Able Telcom International, Inc, Able Telcom CA, and Able Telcom Do Brasil, LTDA.

Minority shareholders of Able Telcom CA are entitled to share in 50 percent of the earnings and losses of Able Telcom CA. The Company's share of ownership and voting control is 80 percent. During the fiscal years ended October 31, 1999, 1998 and 1997, minority interests of $0.6 million, $0.6 million, and $0.3 million, respectively, are reflected in the accompanying consolidated statements of operations.

A substantial portion of consolidated total assets, liabilities and revenues are generated by one subsidiary of the Company, MFS Network Technologies, Inc. ("MFSNT"), which was acquired effective July 2, 1998. Revenues and expenses of businesses acquired in purchase transactions are included in the consolidated results of operations since the date of acquisition. All material intercompany accounts and transactions have been eliminated.

                           ABLE TELCOM HOLDING CORP.

USE OF ESTIMATES AND SIGNIFICANT RISKS

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company's construction and service activities are highly technical and its contracts are complex. Some contracts have or will require several years to complete. Work awarded to the Company is often the result of competitive bidding and many of the Company's significant contracts are based on a fixed price rather than cost-plus or time and materials. Initial cost estimates supporting the Company's bids are necessarily based on facts and circumstances known at the time the estimates are made. Estimates of projected contract costs must be continuously updated over the period of contract performance. Contracts with governmental agencies may include onerous requirements that adversely affect the cost and efficiency of the Company's performance. High-profile public works can present difficulties in obtaining final acceptance of completed work because of local political considerations. Disputes about the scope of the work are not uncommon and change order requests often require protracted negotiations and concessions on the part of the Company. Unsatisfactory performance of subcontractors or failure of installed equipment to function in accordance with contract specifications may also adversely effect the Company's ultimate profitability. Most contracts pose risks for both the quality and timeliness of performance. Many contracts include liquidating or liquidated damage clauses to penalize the Company for failure to meet contractual deadlines.

Considerable judgment must be applied to reasonably evaluate the potential outcomes of issues that arise during the contract performance period and the effect their resolution will have on the ultimate margins or losses that may be realized by the Company. Consequently, the estimates that support the Company's revenue recognition and cost accrual decisions have a very significant impact on the results of operations reported by the Company.

CASH AND CASH EQUIVALENTS

The Company considers all unrestricted highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided for using the straight-line and accelerated methods over the estimated useful lives of the assets that generally range from three to ten years.

                           ABLE TELCOM HOLDING CORP.

GOODWILL

Goodwill represents the amount by which the purchase price of businesses acquired exceeds the fair value of the net assets acquired under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 20 years. A rollforward of goodwill from November 1, 1998 is as follows (amounts in thousands):

Net goodwill, at November 1, 1998...........................  $31,374
Patton Management Company ("Patton")(1).....................    1,460
Dial Communications, Inc. ("Dial")(2).......................   (1,319)
Georgia Electric Company ("GEC")(3).........................    1,806
MFSNT(4)....................................................    9,773
Amortization................................................   (1,872)
                                                              -------
Net goodwill, at October 31, 1999...........................  $41,222
                                                              =======

As discussed in Note 5 "Acquisitions," adjustments made to goodwill during the fiscal year ended October 31, 1999, related to:

(1) Goodwill was increased to recognize deferred tax and other liabilities by approximately $1.1 million and $0.4 million, respectively, assumed in the 1998 acquisition of Patton.

(2) The Company terminated the operations of Dial and wrote-off the related goodwill.

(3) The increase is for contingent earn-out consideration associated with the 1996 acquisition of GEC.

(4) Goodwill was increased by approximately $9.8 million for adjustments to the MFSNT purchase price allocation.

Amortization expense was $1.9 million, $1.0 million, and $0.4 million for the fiscal years ended October 31, 1999, 1998 and 1997, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company, at each balance sheet date, evaluates whether events or changes in circumstances have occurred that indicate the carrying value of its long-lived assets and identifiable intangibles may not be recoverable. If such events or changes in circumstances are deemed to have occurred, the Company estimates the future cash flows related to the assets and compares the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the assets to determine if there has been an impairment. If an impairment has occurred, the Company will write the assets down to their estimated fair value. The estimated fair value of the assets is typically calculated using the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. As described in Note 5, "Acquisitions," the Company wrote-off $1.3 million of Dial goodwill during the year ended October 31, 1999. In addition, the Company also wrote-off $1.2 million of equipment during the year ended October 31, 1999.

SELF-INSURED CLAIMS LIABILITY

The Company retains the risk, up to certain limits, for automobile, workers' compensation, and employee group health claims. As of July 1, 1999, the Company switched its self-insured automobile and workers' compensation policies to a premium based, fully-insured policy, but continues to self-insure the employee group health claims. A liability for unpaid claims and the associated claim expenses, including incurred but not reported claims, is determined and reflected in the consolidated financial statements as an accrued liability. The self-insured claims liability includes estimates of incurred but not reported claims of $1.6 million

                           ABLE TELCOM HOLDING CORP.

and $1.1 million at October 31, 1999 and 1998, respectively. The determination of such claims and expenses and the appropriateness of the related liability is continually reviewed and updated.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under Accounting Principles Board Opinion No. 25, ("APB No. 25") "Accounting for Stock Issued to Employees," and related interpretations, and follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123. "Accounting for Stock-Based Compensation." Refer to Note 15, "Stock Options and Other Stock Awarded to Employees."

REVENUE RECOGNITION

Construction and Installation Contracts. Revenues recognized equal contract costs incurred plus a percentage of the projected margin that will be earned on each contract over the entire contract term. Measurements of cumulative progress to completion approximate the cost-to-cost method. Contract costs include all direct material and labor costs, as well as those indirect costs relating to the contract such as indirect labor, supplies and equipment costs. Subcontractor work completed and other costs not yet invoiced to the Company or processed for payment are accrued at each balance sheet date as "Accruals For Incurred Job Costs." Claims from sub-contractors are individually evaluated based upon the merit of the claim, and if necessary, accruals for such claims are established. Generally, the customer makes the determination of substantial contract completion.

Changes in job performance, conditions and estimated costs result in changes in the estimates for project profits unless change orders can be negotiated and accepted by the customer. The cumulative effect of revised estimates are recognized in the period in which the changes are determined. When the current estimates of total contract revenue and contract costs indicate a loss ("Loss Jobs"), a provision for the entire estimated loss on the contract is made.

Service Contracts. Service contracts consist primarily of recurring contracts with telecommunication companies to maintain networks and grids; municipalities to maintain electronic traffic management and control systems; and utility companies to maintain utility facilities. Revenues from these contracts are recognized at the time the services are rendered and accepted by the customer in accordance with the provisions of the related contracts. Costs associated with these contracts are incurred and recognized as the services are performed. Losses on service contracts are recognized as incurred.

Change Orders. The Company begins to recognize revenues associated with change orders once they have been approved by the customer.

Segmentation. Each of the Company's contracts are evaluated to determine the appropriate level of segmentation, if any, for revenue recognition purposes. Contracts that include construction and installation elements and a long-term service commitment are appropriately segmented and the long-term service contract is separately accounted for as described above.

INCOME TAXES

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactment of or changes in the tax law or rates. The Company files consolidated federal income tax returns.

                           ABLE TELCOM HOLDING CORP.

INCOME (LOSS) PER COMMON SHARE

Basic earnings (loss) per share is determined by dividing net income (loss) from continuing operations available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share includes the effects of potentially issuable Common Stock, but only if dilutive. The treasury stock method, using the average price of the Company's Common Stock for the period, is applied to determine dilution from options and warrants. The if-converted method is used for convertible securities. Because of reported losses, there are no differences between basic and diluted per share amounts for the company for 1999 or 1998.

The Company has potentially dilutive securities that could have a dilutive effect in the future. Those securities and their potentially dilutive effects are as follows (dilutive shares in thousands):

                                                              POTENTIALLY
                                                               DILUTIVE       AVERAGE
                                                                SHARES      STRIKE PRICE
                                                              -----------   ------------
Potentially dilutive securities outstanding at October 31,
  1999:
  WorldCom Options (subject to shareholder approval) (Refer
     to Note 5).............................................     2,000         $ 7.00
  Employee stock options (subject to shareholder approval)
     (Refer to Note 15).....................................     1,604           6.14
  Employee stock options (572,000 vested) (Refer to Note
     15)....................................................       992           6.59
  Shares issued to redeem Series B Preferred Stock in
     February 2000 (Refer to Note 23).......................       802           6.13
  Senior Subordinated Note Warrants (Refer to Note 11)......       410           8.25
  Series B Preferred Stock Warrants (Refer to Note 14)......       370          13.25
  GEC Earnout (Refer to Note 5).............................       205             --
  Series A Preferred Stock Warrants (Refer to Note 14)......        62           9.82
  Employee stock grants (subject to shareholder approval)
     (Refer to Note 15).....................................        50             --
                                                                ------         ------
Subtotal outstanding at October 31, 1999....................     6,495         $ 6.80
                                                                ======         ======
Potentially dilutive securities issued subsequent to October
  31, 1999:
  Conversion of WorldCom debt to equity (Refer to Note
     23)....................................................     3,050           8.38
  Warrants issued to redeem Series B Preferred Stock (Refer
     to Note 23)............................................       200          10.13
  Series C Convertible Preferred Stock (Refer to Note 23)...     1,604           9.35
  Series C Preferred Stock Warrants (Refer to Note 23)......       200          10.75
  Warrants issued to redeem Series B Preferred Stock
     Warrants (Refer to Note 23)............................        66          10.13
  Shares in conjunction with the acquisition of SASCO/SES
     (Refer to Note 23).....................................        75             --
  Warrants issued to financial advisors related to the
     Series C Convertible Preferred Stock (Refer to Notes
     17)....................................................        75          10.72
  Stock issued to settle litigation.........................        25             --
                                                                ------         ------
Subtotal issued subsequent to October 31, 1999..............     5,295         $ 8.73
                                                                ------         ------
          Total.............................................    11,790         $ 7.67
                                                                ======         ======

The conversion price of the Series C Preferred Stock may be reset to a floor of $4.00 per share. If reset to the floor, conversion would result in the issuance of 3.75 million common shares.

The Company has also granted to WorldCom rights to receive upon satisfaction of certain conditions, including shareholder approval, phantom stock awards equivalent of up to 700,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. Refer to Note 5, "Acquisitions."

As described in Note 5, "Acquisitions," the Company is committed to issue shares of common stock as contingent consideration earned by the sellers of Georgia Electric Company through 2001. Common stock

                           ABLE TELCOM HOLDING CORP.

issued to date as contingent consideration earned for the years ended October 31, 1998 and 1997 was 628,398 shares and 204,448 shares, respectively. Contingent consideration earned for the year ended October 31, 1999, amounted to $1.8 million and is accrued at that date in accounts payable and accrued liabilities. Approximately 205,000 shares will be issued in fiscal 2000. The Company has made a similar commitment subsequent to October 31, 1999, related to the acquisition of SASCO and SES (refer to Note 23). The number of shares that may be issued as earn-out consideration under these commitments in the future is not presently determinable.

In July 1999, the Company executed a teaming agreement with 186K.NET that provides for a contingent equity swap. 186K.NET is a privately-owned start-up company that provides data and communications facilities consulting services. The swap provision was designed to enable each company to acquire an equity interest in the other to promote the cooperative spirit of the teaming agreement. The value of shares to be issued and received is to be equivalent and is to be determined by taking 10% of the increase in the fair market value of the Company or of 186K.NET, which ever is lower, from July 1999 to the date of exercise. Upon exercise, the Company has committed to issue shares of its common stock to 186K.NET in exchange for common shares of 186K.NET of equivalent value at the date of exercise. Either the Company or 186K.NET can exercise the swap at any time from July 2000 to July 2003 by giving six months prior notice to the other party of its intent to exercise the swap. However, an exercise can only occur if both companies experience an increase in fair market value; otherwise, the value and number of shares that may by exchanged will be zero. Unless and until the swap occurs, the Company has no opportunity for gain or loss with respect to its rights and obligations under the swap provision and no accounting is necessary. However, this arrangement could result in the issuance of additional Company securities in the future for non-monetary consideration.

FAIR VALUE FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable (generally unsecured), accounts payable and notes payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. The fair values of lines-of-credit and long-term debt approximate their carrying amount since the currently effective rates reflect market rates for debt of similar credit quality.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 133. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities," (amended by SFAS No. 137, "Accounting for Derivative Instrument and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133"). This statement revises the accounting for the recognition and measurement of derivatives and hedging transactions and is effective for fiscal years beginning after June 15, 2000. During the periods covered by the accompanying consolidated financial statements, the Company did not engage in hedging or other transactions involving derivatives. The Company does not anticipate early adoption of this statement.

FIN 43. In June 1999, the FASB issued Interpretation No. 43, "Real Estate Sales." The prospective effects of FIN 43 are addressed in Note 8, "Network Assets Held For Sale."

RECLASSIFICATIONS

Certain items in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.

                           ABLE TELCOM HOLDING CORP.

3. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses from operations of $1.9 million, net losses of $18.1 million, and losses applicable to common stock of $36.8 million during the fiscal year ended October 31, 1999. Significant payments were also made, both during and subsequent to October 31, 1999, to redeem the Series B Preferred Stock and to reduce obligations for loss contracts assumed in 1998 in the acquisition of MFSNT. The Company has borrowed the maximum available under its existing Credit Facility (refer to Note 11, "Debt") and is in default of the related covenants. While the Company is current with respect to amounts due under the Senior Credit Facility, the lender has the right to demand payment and the Company has insufficient liquidity to pay such amounts, if called. The Company has not yet been successful in obtaining alternative financing and may have insufficient liquidity to fund its continuing operations. Consequently, there is substantial doubt about the Company's ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to (a) generate sufficient cash flow to meet its obligations on a timely basis, (b) obtain additional financing as may be required, and (c) ultimately sustain profitability.

Management's plans in regard to these matters are as follows:

(1) As part of the Company's ongoing efforts to strategically align the profitable portions of its business and as a result of significant turnover and the deterioration of underlying contracts, the Company closed Dial Communications, Inc. ("Dial") and Able Integrated Systems, Inc. ("AIS") during the fiscal year ended October 31, 1999, which together used cash flows from operations of approximately $7.4 million and $3.8 million during the fiscal years ended October 31, 1999 and 1998.

(2) As discussed in Note 11, "Debt," and Note 23, "Subsequent Events," approximately $25.5 million of the Company's indebtedness to WorldCom was converted to common stock of the Company subsequent to October 31, 1999.

(3) As discussed in Note 14, "Preferred Stock," and Note 23, "Subsequent Events," approximately $6.3 million of the accrued redemption value of the Company's Series B Preferred Stock was paid by issuing common stock and warrants of the Company subsequent to October 31, 1999. Concurrently, the remaining Series B Preferred Stock redemption obligation of approximately $10.0 million was paid with cash funded through the issuance of $15.0 million of Series C Preferred Stock.

(4) The Company is attempting to obtain a new credit facility with another financial institution and is pursuing additional financing through discussions with independent investors.

4. REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

The Company is working to resolve questions by the staff of the Securities and Exchange Commission ("SEC") regarding certain accounting and other disclosures made by the Company in connection with the acquisition of MFSNT (the "MFSNT Acquisition") from WorldCom effective July 2, 1998. As a result of the ongoing review by the SEC, the Company's Annual Report on Form 10-K for the year ended October 31, 1998, filed February 24, 1999, as amended March 1, 1999 (as amended, the "1998 10-K") may be further amended by the Company following completion of the SEC's review. Additionally, because the Company's Notice of Annual Meeting, Proxy Statement and Proxy (collectively the "1998 Proxy") for the year ended October 31, 1998 incorporates the 1998 10-K, the SEC has also not completed its review of the 1998 Proxy

                           ABLE TELCOM HOLDING CORP.

and Able has not been able to hold a shareholder meeting since April 1998. Once the SEC's reviews have been completed, Able expects to hold an Annual Meeting.

While the MFSNT Acquisition closed on July 2, 1998, subsequent negotiations with WorldCom resulted in a $41.9 million reduction in purchase price. The reduction related primarily to projected losses on contracts assumed by Able from MFSNT. The allocation of the purchase price, as reported in the Company's 1998 10-K, established additional reserves for losses on assumed contracts that exceeded reserves reflected in the unaudited balance sheet of MFSNT ($11.7 million) as of July 2, 1998, by $28.8 million. The net assets reported by MFSNT at July 2, 1998 exceeded the adjusted purchase price by approximately the same amount.

The SEC's principal questions have centered on the following:

(1) The allocation of the $28.8 million in additional loss accruals to the proper preacquisition period in the financial statements of MFSNT. Resolution of these issues may result in the restatement of MFSNT's preacquisition financial statements and related pro forma disclosures included in Able's prior SEC filings.

(2) The appropriate accounting for obligations to perform under long-term network operation and maintenance agreements acquired as part of the MFSNT Acquisition. Refer to Note 22, "Unaudited Quarterly Financial Data," for an explanation of the Company's accounting for long-term operation and maintenance contracts.

(3) The Company's accounting for its investment in Kanas. Refer to Note 9, "Investment in Kanas (Held For Sale)," for an explanation of the Company's accounting for Kanas.

(4) The Company's accounting for the sale during the current year of the NYSTA conduit. Refer to Note 8, "Network Assets Held For Sale," for an explanation of the Company's accounting for the NYSTA conduit sale.

The SEC has not yet agreed with the Company that such accounting for the above issues is appropriate and may require the Company to further change its accounting for these matters.

5. ACQUISITIONS

On July 2, 1998, the Company acquired the network construction and transportation systems business of MFSNT from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company and WorldCom finalized the terms of the Plan of Merger through the execution of an amended agreement. The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million. In addition, the MFSNT acquisition agreements, as amended, provide that on November 30, 2000, the Company shall pay to WorldCom certain amounts, if positive: (i) the difference between $12.0 million related to losses on MFSNT projects in existence on March 31, 1998 and recorded by MFSNT as of June 30, 1998, and the amount actually lost on such contracts through November 30, 2000, and (ii) the difference between $5.0 million and the aggregate costs incurred by Able for defense of litigation, and payments made in settlement or in payment of judgements with respect to preacquisition litigation. The range of this contingent consideration potentially payable to WorldCom is from $0 to $17.0 million. Presently, Company management expects to pay no additional consideration to WorldCom for these matters. The purchase price for MFSNT included the following consideration (in millions):

Contract price..............................................  $58.8
Transaction related costs...................................    4.6
WorldCom Option.............................................    3.5
WorldCom Phantom Stock Awards...............................    0.6
                                                              -----
Total purchase price........................................  $67.5
                                                              =====

                           ABLE TELCOM HOLDING CORP.

The consolidated balance sheet as of October 31, 1998, reflects the Company's preliminary allocation of the purchase price to the assets acquired and the liabilities assumed based on initial estimates of their fair values. During the fiscal year ended October 31, 1999, the Company obtained the information needed to complete its valuations and finalized the allocation as set forth below (in millions):

                                                              AS PREVIOUSLY                   FINAL
                                                                REPORTED      ADJUSTMENTS   ALLOCATION
                                                              -------------   -----------   ----------
Accounts receivable(1)......................................     $ 47.0          $(1.4)       $ 45.6
Costs and profits in excess of billings on uncompleted
  contracts(2)..............................................       93.7           (5.0)         88.7
Assets held for sale........................................       38.8             --          38.8
Prepaid expenses............................................        1.0             --           1.0
Property....................................................        5.7             --           5.7
Goodwill....................................................       16.5            9.8          26.3
Accounts payable(3).........................................      (13.7)          (0.5)        (14.2)
Billings in excess of costs and profits on uncompleted
  contracts.................................................      (56.6)            --         (56.6)
Reserves for losses on uncompleted contracts(4).............      (40.5)           0.6         (39.9)
Accrued restructuring costs(5)..............................       (2.0)           0.3          (1.7)
Property taxes payable......................................      (15.0)            --         (15.0)
Other accrued liabilities(6)................................       (7.4)          (3.8)        (11.2)
                                                                 ------          -----        ------
          Total allocated purchase price....................     $ 67.5          $  --        $ 67.5
                                                                 ======          =====        ======

---------------

(1) It was determined that a receivable from WorldCom of $1.4 million should not have been recorded as part of the purchase price allocation. Therefore, the Company has adjusted accounts receivable and goodwill.
(2) It was determined that certain long-term receivables were recorded at their gross values versus their present values. These receivables are to be paid to MFSNT over 20 years. Therefore, an adjustment of approximately $5.0 million to cost and profits in excess of billings (i.e. unbilled receivables) and goodwill was necessary to properly reflect the present value of these receivables. Refer to Note 8, "Network Assets Held For Sale."
(3) It was determined that $0.5 million of accounts payable assumed had not been included in the original purchase price allocation. The Company adjusted accounts payable and goodwill to reflect these accounts payable.
(4) The Company reviewed its estimates of losses on loss contracts and recorded adjustments to such reserves. The adjustments decreased the reserves and goodwill by $0.6 million.
(5) Accrued restructuring costs related primarily to severance and benefit costs associated with the involuntary termination of employees pursuant to an approved restructuring plan. During the fiscal year ended October 31, 1998, approximately $1.7 million was incurred and charged against this reserve. The excess reserve of $0.3 million was reversed and goodwill was reduced.
(6) Subsequent to the acquisition of MFSNT, the Company recorded an additional accrued liability of $3.8 million relating to a claim not previously recognized by MFSNT.

In conjunction with the acquisition of MFSNT, the Company granted an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of the Company's common stock, at an exercise price of $7.00 per share, but subject to a 1,817,941 share maximum issuance limitation through "cashless" exercise, and the right to receive upon satisfaction of certain conditions phantom stock awards (the "Phantom Stock Awards") equivalent of up to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 1, 2000, July 2, 2001, or July 2, 2002. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The Phantom Stock Awards may be adjusted to be based on up to 700,000

                           ABLE TELCOM HOLDING CORP.

shares and the base price may be increased, but the maximum payment per share will not change. The fair values of the WorldCom Option and Phantom Stock Awards were estimated at the date of grant at $3.5 million and $0.6 million, respectively, and were included as a component of the total consideration paid for the acquisition of MFSNT.

The Phantom Stock Awards will be settled on a net basis and are payable in cash or stock at the Company's option. In accordance with EITF 96-13, the Phantom Stock awards were initially measured at fair market value and reported as permanent equity. Subsequent changes in fair value of the Phantom Stock Awards will not be recognized. If the Phantom Stock Awards are ultimately settled in a manner that requires that the Company deliver cash, the amount of cash paid will be reported as a reduction of contributed capital.

Subsequent to the agreement to issue the Phantom Stock Awards, WorldCom agreed not to exercise the Phantom Stock Awards until: (1) the registration statement filed by the Company with respect to resale of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall have been declared effective, and (2) the company shall obtain the consent or waiver of its lenders under its secured credit facility permitting the Company to issue the Phantom Stock Awards. Since it was considered remote that the Company would not satisfy the above conditions, the Phantom Stock Awards were included in the MFSNT purchase price.

On January 8, 1999, the Company and WorldCom agreed to convert the WorldCom Option into stock appreciation rights ("SARs") with similar terms and provisions, except that the SARs provide for the payment of cash to WorldCom based upon the appreciation of the Company's common stock over a base price of $7.00 per share. The SARs may revert back to the WorldCom Option allowing for the exercise of all 2,000,000 shares (no longer subject to the 1,817,941 share limitation) if required shareholder approval of the options is received. The conversion of the WorldCom Option to SARs was treated as the reacquisition of the WorldCom Option in exchange for a cash-settled obligation indexed to changes in the fair market value of the Company's stock. The intrinsic value of the SARs at the date of exchange of approximately $1.9 million was charged to equity and reflected as a current liability. The liability will be adjusted at each balance sheet date for increases or decreases in the intrinsic value, with an offsetting charge or credit to income, until the SARs are paid, or if approved by the shareholders, converted back to an Option. The exercise period for the SARs granted commenced on July 1, 1999, and ends on January 2, 2002. As of October 31, 1999, the intrinsic value of the stock appreciation rights liability was $3.7 million. Changes in the valuation of the SARs have resulted in non-cash charges of $1.8 million during the year ended October 31, 1999.

In conjunction with the acquisition of MFSNT, the Company entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom (the "WorldCom Master Services Agreements") for a minimum of $40.0 million per year, provided that the aggregate sum payable to MFSNT shall be not less than $325.0 million, including a fee of 12 percent of reimbursable costs under the agreement ("Aggregate Sum"). If MFSNT declines any of the first $130.0 million of contract work in any year of the agreement, the value of the declined work reduces the Aggregate Sum. MFSNT has agreed that WorldCom will have met all of its obligations to MFSNT to the extent that payments to MFSNT reach an aggregate of $500.0 million at any time during the five-year term. During the fiscal years ended October 31, 1999 and 1998, the Company recognized revenues of approximately $61.6 million and $30.3 million, respectively, from the WorldCom Master Services Agreement.

In compliance with a contractual obligation with WorldCom, effective February 2000, the names of all subsidiaries were changed to eliminate "MFS." MFS Network Technologies, Inc. changed its name to Adesta Communications, Inc. ("Adesta Communications"), MFS Transportation Systems, Inc. changed its name to Adesta Transportation, Inc. ("Adesta Transportation") and MFS TransTech, Inc. changed its name to TransTech, Inc.

                           ABLE TELCOM HOLDING CORP.

PATTON MANAGEMENT CORPORATION

On April 1, 1998, the Company purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for a total purchase price of approximately $4.0 million. The acquisition was accounted for using the purchase method of accounting. Goodwill of approximately $4.3 million (as adjusted) was recorded and is being amortized on a straight-line basis over 20 years. The results of operations are included in the consolidated statements of operations since the date of acquisition.

DIAL COMMUNICATIONS, INC.

On December 2, 1996, Able acquired all the outstanding common stock of Dial. As consideration, the Company paid $3.0 million in cash, issued 108,489 shares of common stock (fair value of $0.6 million) and issued a $0.9 million promissory note with a three year term. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the consolidated statements of operations since the date of acquisition. Goodwill of $1.5 million was recorded in this transaction which is being amortized over 20 years using the straight-line method.

As part of the Company's ongoing efforts to strategically align the profitable portions of its business and as a result of significant turnover and the deterioration of underlying contracts, the Company terminated the operations of Dial during the fiscal year ended October 31, 1999. For the year ended October 31, 1999, Dial had negative contract margins of $1.6 million and losses before income taxes of $8.4 million which included a $1.3 million write-off of goodwill.

GEORGIA ELECTRIC COMPANY

On October 12, 1996, the Company, through a wholly owned subsidiary, acquired all of the outstanding common stock of Georgia Electric Company ("GEC"). As initial consideration, the Company paid $3.0 million in cash. Under the terms of the earn-out provision of the acquisition agreement, the Company will issue shares of common stock over a five-year period beginning in fiscal 1997, contingent upon the operating performance of GEC and the market value of the Company's stock. Such amounts will be accounted for as purchase price adjustments. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the consolidated statements of operations since the date of acquisition.

The Company increased goodwill by $1.8 million, $4.6 million and $1.3 million for the years ended October 31, 1999, 1998 and 1997, respectively, as a result of additional purchase price due to the former owner of GEC under the terms of the earn-out provisions of the acquisition agreement. The goodwill is being amortized over 20 years from the acquisition date, using the straight-line method. Corresponding amounts are reflected as accounts payable and accrued liabilities in the consolidated balance sheets pending the issuance of the Company's common stock.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

Unaudited pro forma financial information for the Company is presented below as if the Company's acquisitions had taken place as of November 1, for each of the following fiscal years ended October 31, (in thousands, except per share amounts):

                                                                1998       1997
                                                              --------   --------
Revenues....................................................  $388,905   $481,707
Net loss....................................................   (44,497)   (26,796)
Loss applicable to common stock.............................   (53,384)   (37,031)
Basic loss applicable to common stock per share.............     (5.39)     (4.35)

                           ABLE TELCOM HOLDING CORP.

The reserves for losses on uncompleted MFSNT contracts established by the Company through purchase accounting of $28.8 million have been included as losses in the 1998 pro forma information.

This unaudited pro forma information does not purport to be indicative of the results of operations which would have resulted had the acquisitions been consummated at the dates assumed.

6. ACQUISITION OF COMSAT CONTRACTS:

On February 25, 1998, GEC acquired 12 contracts (the "COMSAT Contracts') with the Texas Department of Transportation from CRSI Acquisition, Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts were for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million and assumed existing payables of approximately $2.6 million.

On February 25, 1998, the date when GEC assumed the COMSAT contracts, the remaining amounts billable to the customers for these contracts totaled $17.0 million. The estimated costs to complete these contracts for COMSAT was from $17.0 million to $27.3 million. GEC made the following entry to reflect the assumption of the COMSAT contracts (amounts in thousands):

Consideration received:
  Cash......................................................  $  4,663
  Accounts receivable.......................................     3,754
  Equipment and other assets................................     6,548
                                                              --------
Subtotal....................................................    14,965
Accounts payable assumed....................................    (2,549)
                                                              --------
Deferred revenue (net amount received from COMSAT to
  complete the contracts)...................................  $(12,416)
                                                              ========

The following is a summary of revenues and costs associated with the COMSAT contracts for the fiscal years ended October 31 (amounts in thousands):

                                                               1999      1998
                                                              -------   -------
Billings on the COMSAT contracts(1).........................  $ 7,952   $11,327
Deferred revenue recognized.................................    3,935     8,481
                                                              -------   -------
                                                               11,887    19,808
Direct contract costs.......................................    8,675    10,672
                                                              -------   -------
Gross margin from COMSAT contracts..........................  $ 3,212   $ 9,136
                                                              =======   =======

---------------

(1) Billings on the COMSAT contracts include approved change order revenues associated with these contracts but not anticipated when GEC assumed such contracts.

At October 31, 1999, all of the COMSAT Contracts were substantially complete. The revenues, cost of revenues and gross margins are non-recurring and are not generally indicative of returns the Company expects to achieve on future contracts.

                           ABLE TELCOM HOLDING CORP.

7. UNCOMPLETED CONTRACTS:

Uncompleted contracts consist of the following at October 31, (in thousands):

                                                                1999        1998
                                                              ---------   --------
Costs incurred on uncompleted contracts.....................  $ 212,590   $116,073
Earning recognized on uncompleted contracts.................     36,704     29,086
                                                              ---------   --------
  Total.....................................................    249,294    145,159
Less billings to date.......................................   (229,557)   (97,120)
                                                              ---------   --------
  Net.......................................................  $  19,737   $ 48,039
                                                              =========   ========

Included in the accompanying balance sheets under the following headings at October 31, (in thousands):

                                                                1999       1998
                                                              --------   --------
Costs and profits in excess of billings on uncompleted
  contracts.................................................  $ 71,808   $105,478
Billings in excess of costs and profits on uncompleted
  contracts.................................................    (6,478)    (6,328)
Accruals for incurred job costs.............................   (45,593)   (51,111)
                                                              --------   --------
  Net.......................................................  $ 19,737   $ 48,039
                                                              ========   ========

8. NETWORK ASSETS HELD FOR SALE:

Assets held for sale at October 31, 1998, included approximately $26.0 million of certain fiber optic conduit that was constructed by MFSNT prior to the MFSNT Acquisition (the "NYSTA Network") and sold during the year ended October 31, 1999.

A portion (approximately 528 miles) of the NYSTA Network, was constructed on rights of way obtained from the New York State Thruway Authority (i.e., "NYSTA"). This portion of the network is referred to as the "On-NYSTA network." Separately, MFSNT was granted use of the right of way from others for a contiguous network (the "Off-NYSTA" network) that connects the "On-NYSTA" network to Cleveland, Ohio.

MFSNT owned or owns the conduit and equipment shelters installed in both portions of the network. The conduit network was substantially complete and sold at the date of acquisition in July 1998. As the system was constructed, the costs had been initially deferred as "inventory" because it was MFSNT's intention to sell undivided interests (indefeasible rights of use, or "IRU's") in the owned ducts and shelters to other users. The fiber and electronics for the network are generally owned by the users, although the Company retained rights to a limited amount of excess capacity for some minor segments of the network. The right of way for the On-NYSTA portion of the network is owned by NYSTA (see "Revenue Sharing With NYSTA" below). Title to the On-NYSTA portion of the network will transfer to NYSTA after twenty years.

The Company is not in the telephone or data distribution business, so no part of the networks have been viewed as the construction of productive assets for their own use.

The construction accounting was implemented with respect to the NYSTA Network as follows:

- Total construction costs were estimated and accumulated in the job cost ledgers as incurred. Costs incurred were effectively charged to cost of sales or left on the balance sheet as "costs and earnings in excess of billings on uncompleted contracts" based on signed contracts from users.

- The approach treated each new contract signed as a sale of partially completed "inventory." Some of the revenue would be recognized on signing based on the calculated percentage complete and a proportionate part of the "inventory" costs would be charged off. In this way, revenues from each new contract were effectively recognized on a progress to completion basis.

                           ABLE TELCOM HOLDING CORP.

- When it became apparent that total revenues to be received from sale of the inventory, as well as profits from separate installation agreements with the users, would be less than the costs to construct the conduit network, an estimated loss expected to be incurred to complete the project was accrued.

As owner of the right of way, NYSTA shares in user fees from the "On-NYSTA" system. The arrangement entitled MFSNT to retain 100% of user fees up to approximately $50.7 million. Then, NYSTA was entitled to 10% of user fees until MFSNT had received and retained, as cost recovery, approximately $95.5 million (i.e., from cumulative user fees of approximately $101.3 million); thereafter, NYSTA is entitled to 50% of user fees and 20% of revenues received by MFSNT for performance under operation and maintenance ("O&M") contracts with the users. The O&M contracts provide for installment payments to MFSNT, generally over twenty years, to offset costs of providing this service.

As part of the Agreement, MFSNT also installed and maintains for NYSTA, free of charge, a 16-strand fiber optic communications network within the conduit system owned by MFSNT for the sole use of NYSTA.

At the date of acquisition of MFSNT by the Company, negotiations were in process with a telecommunications company for purchase of nearly all the remaining network capacity. In purchase accounting, the Company applied a similar conceptual "inventory" approach to the valuation of this asset. It was estimated that the user would pay a one-time, up-front fee of $34.5 million for the IRU's with respect to both the On-NYSTA and Off-NYSTA portions of the network. Of that amount it was estimated that approximately $8.5 million would be payable to NYSTA based on the revenue sharing arrangement. Consequently, the Company allocated $26.0 million of the purchase price to this asset. When the sale closed in April 1999, Able recorded actual revenues of $35.7 million, and costs of approximately $34.7 million, equal to $26.0 million assigned to the conduit in purchase accounting, plus a revenue sharing payment due NYSTA from the transaction of approximately $8.7 million.

The agreement with NYSTA also provides for sharing of "profits" experienced by MFSNT in excess of certain specified percentages of related costs with respect to fiber and equipment installation contracts for the "On-NYSTA" system separately entered into by MFSNT with the users. Disputes have arisen between MFSNT and NYSTA with respect to sharing of revenues from a specific installation contract. Upon closing the April 1999 sale of the remaining conduit inventory, a Partial Release and Settlement Agreement was made with NYSTA. From those proceeds, $6.8 million was placed into escrow until NYSTA's rights to share in revenues equal to twice that amount can be decided through arbitration or otherwise settled. The escrowed funds are included in other non-current assets as of October 31, 1999.

With only two exceptions, user fees were paid in their entirety at or shortly after the time of execution of the user agreements. However, two of the user agreements provide for the fees to be paid in installments over twenty years. MFSNT had included these amounts in unbilled receivables (costs and profits in excess of billings) at their gross, undiscounted future amounts. Consequently, an adjustment was recorded by the Company to reallocate the purchase price to recognize a discount on these long-term receivables. The discounted (at 10%) present value of these long-term receivables was approximately $3.8 million at October 31, 1999. Interest income from amortization of the discount was approximately $0.2 million for the year ended October 31, 1999.

While MFSNT and the Company have sold IRU's that constitute virtually all the useable value of the network, MFSNT is still the legal owner and responsible for property taxes assessed on the network. Ownership of the On-NYSTA portion of the network automatically transfers to NYSTA after twenty years. Consistent with the concept of having sold the network, MFSNT accrued and expensed, prior to the acquisition, the estimated present value of future property taxes that would be payable over the twenty-year term of the agreements. The Company recorded this liability in purchase accounting at approximately $15.0 million, using a discount rate of 15%. Amortization of the discount is included in interest expense and amounted to $2.3 million and $0.8 million for the years ended October 31, 1999 and 1998, respectively.

                           ABLE TELCOM HOLDING CORP.

Prospective Accounting for Sales of IRU's. FIN 43 broadens the definition of real estate and will likely require that some or all elements of fiber optic networks (e.g., right-of-way and conduit) must now be defined as real estate and revenue recognition criteria for the sale or lease of IRU's will be provided by SFAS No. 66, "Accounting for Sales of Real Estate." SFAS 66 is a different accounting model and is likely to result in the deferral and amortization of both costs and revenues related to network assets that would have previously been accounted for as described above. Among other requirements, SFAS 66 requires title to transfer to the buyer for up-front revenue recognition to be appropriate. FIN 43 is effective for all sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Consequently, none of the transactions entered into by MFSNT prior to July 2, 1998, or the conduit sale closed by the Company in April 1999 are subject to those provisions. However, for transactions subsequent to June 30, 1999, the Company will be required to apply the guidance of FIN 43.

Much of the conceptual basis for the IRU accounting historically followed by MFSNT is that the arrangements for use of the conduit qualify for revenue recognition as sales-type leases under SFAS No. 13. No part of the transaction was viewed as a "real estate" transaction, so the legal transfer of title to the "leased" assets was not considered determinative as to whether or not the transactions could be recorded as sales versus operating leases.

9. INVESTMENT IN KANAS (HELD FOR SALE)

An equity interest in Kanas was acquired in the MFSNT Acquisition, and has been held for sale since that time. The original carrying value of the Company's interest in Kanas, which was assigned in purchase accounting, represents the net proceeds originally expected to be received from the sale of Kanas stock and was based, in part, on active negotiations with potential buyers.

The Company is a 25% owner of Kanas, with the remaining 75 percent owned by native corporations of Alaska. Kanas was established by its shareholders with a $100,000 total equity contribution ($25,000 per shareholder) to construct a telecommunications network along the Alaskan Pipeline system between Prudhoe Bay, Alaska and Valdez, Alaska (the "Alyeska Network"). MFSNT had been contracted by Kanas to build the fiber optic network which cost in excess of $83.0 million and was funded by Kanas through a credit agreement that is guaranteed by WorldCom.

While Kanas provided MFSNT with notice of substantial completion in December 1998, the owner of the Alyeska Network has yet to give Kanas final acceptance of the system and significant outstanding claims exist among the parties. As described in Note 4, "Review By the Securities and Exchange Commission," Note 5, "Acquisitions," and Note 10, "Reserves For Losses on Uncompleted Contracts," reserves were provided in purchase accounting for estimated amounts payable by the Company to complete the project and settle outstanding claims. While MFSNT has outstanding claims against Alyeska for work it believes was outside the scope of the contract of at least $15.8 million, no recognition has been given to those claims in the accompanying financial statements as resolution of those matters remains uncertain. The construction costs incurred by MFSNT significantly exceeded the revenues recognizable under the contract terms.

Kanas owns and is responsible for maintaining the Alyeska Network. While the Company does not participate in the day-to-day management of Kanas, Kanas has contracted with MFSNT to operate and maintain the Alyeska Network for 15 years. The term of the Kanas O&M agreement began in December 1998. To date, service contract revenues have been insufficient to cover costs of performance and are not projected to be sufficient to do so for at least the foreseeable future. As described in Note 2, "Summary of Significant Accounting Policies," and Note 4, "Review By The Securities and Exchange Commission," these operating losses are being recognized as incurred.

As of October 31, 1999, the unaudited financial statements of Kanas reflected total assets, liabilities and net deficit of $80.1 million, $87.8 million and $7.7 million, respectively. The deficit includes $8.9 million of

                           ABLE TELCOM HOLDING CORP.

network depreciation. Management has been informed that as of October 31, 1999, Kanas was current with respect to payment of interest on its debt, but it was in technical default of loan covenants and has been assessed interest at a default rate.

At the date of the acquisition of MFSNT, the Company anticipated a near-term sale of its interest in Kanas. Accordingly, the estimated amount expected to be realized on sale was allocated to this investment in purchase accounting and, in accordance with the guidance of EITF Issue 87-11, "Allocation of Purchase Price to Assets to be Sold," the equity method of accounting was not employed. However, the anticipated final acceptance of the network by Alyeska has yet to occur and the timing of any sale of this interest by the Company is uncertain. Consequently, effective one year from the date of acquisition, the Company began to apply equity method accounting to this investment based on the guidance of EITF Issue 90-06, "Accounting for Certain Events Not Addressed in EITF 87-11 Relating to an Acquired Operating Unit to be Sold."

In addition to equity in losses of Kanas, the Company is amortizing the difference between the carrying value of the Kanas investment and its net equity of Kanas over 19 years which is the remaining goodwill life related to the acquisition of MFSNT. The amount of loss the Company recorded against the carrying value of the asset was approximately $0.4 million, while the associated amortization of the difference in carrying value was $0.2 million.

During the construction of the Alyeska Network, which was completed in December 1998, Kanas was a development-stage company. The Company has received no dividends from Kanas.

WorldCom was and continues to be the guarantor of the payment obligations of Kanas under its credit agreement. In conjunction with the acquisition of MFSNT, the Company has agreed to indemnify WorldCom under its guarantee. The aggregate commitment of the lenders under the Kanas credit agreement at October 31, 1999 was approximately $87.5 million.

10. RESERVES FOR LOSSES ON UNCOMPLETED CONTRACTS

At July 2, 1998, the Company estimated the need for reserves for contract losses with respect to MFSNT contracts of $40.5 million. These reserves relate to specific MFSNT jobs identified as Loss Jobs. Revenues and costs recognized in the Company's consolidated statement of operations related to these identified Loss Jobs subsequent to the acquisition date have resulted in no net margin as all losses were recorded against the reserve balance. The Company utilized the reserves for losses on uncompleted contracts only on those jobs identified as Loss Jobs at the date of acquisition. The following is a summary of the reserves for losses on uncompleted contracts (amounts in thousands):

                                                              NETWORK    TRANSPORTATION
                                                              SERVICES      SERVICES       TOTAL
                                                              --------   --------------   --------
Balance, July 2, 1998.......................................  $16,266       $ 24,234      $ 40,500
Amount utilized.............................................   (8,237)        (6,873)      (15,110)
                                                              -------       --------      --------
Balance, October 31, 1998...................................    8,029         17,361        25,390
Valuation adjustments(1)....................................    2,463         (3,082)         (619)
Amount utilized.............................................   (4,789)       (11,362)      (16,151)
                                                              -------       --------      --------
Balance, October 31, 1999...................................  $ 5,703       $  2,917      $  8,620
                                                              =======       ========      ========

---------------

(1) The valuation adjustments recorded during the fiscal year ended October 31, 1999, were the result of final projected cost estimates on previously identified Loss Jobs unavailable at the date of acquisition.

                           ABLE TELCOM HOLDING CORP.

11. DEBT

The Company's debt consists of the following at October 31, (in thousands):

                                                               1999      1998
                                                              -------   -------
Revolving Credit Facility with bank that is currently in
  default which gives the lender the right to accelerate
  payment, maturing November 2000, interest payment dates
  and rates vary (9.61 percent at October 31, 1999,
  including default interest of 2 percent and 7.69 percent
  at October 31, 1998), secured by the Company's existing
  and future restricted subsidiaries........................  $35,000   $35,000
Note payable to WorldCom maturing November 2000, interest is payable quarterly at an annual rate of 11.5 percent.
  Subsequent to October 31, 1999, $25.5 million was
  converted to common stock. Refer to Note 23, "Subsequent
  Events."..................................................   30,000    30,000
Senior Subordinated Notes, repaid during fiscal year 1999,
  original agreement provided for annual payments of $5.0
  million January 6, 2004 and 2005, 12.0 percent interest
  per annum, in arrears, paid semi-annually.................       --    10,000
Notes payable...............................................      303       860
                                                              -------   -------
                                                               65,303    75,860
Capital leases..............................................    1,069     1,350
                                                              -------   -------
                                                               66,372    77,210
Less discount on Senior Subordinated Notes..................       --    (1,087)
                                                              -------   -------
                                                               66,372    76,123
Less current portion                                           35,754    14,438
                                                              -------   -------
Long-term debt, non-current portion.........................  $30,618   $61,685
                                                              =======   =======

CREDIT FACILITIES

On June 11, 1998, the Company obtained a $35.0 million three-year senior secured revolving credit facility ("Credit Facility") with a $5.0 million sub-limit for the issuance of standby letter(s) of credit. The Credit Facility allows the Company to select an interest rate based upon the prime rate or on a short-term LIBOR, in each case plus an applicable margin, with respect to each draw the Company makes thereunder. Interest is payable monthly in arrears on base rate advances and at the expiration of each interest period for LIBOR advances. The Credit Facility contains certain financial covenants which require, among other conditions, that the Company maintain certain minimum ratios, minimum fixed charge coverage, interest coverage, as well as limitations on total debt and dividends to shareholders. The Credit Facility is secured by a perfected first priority security interest on all tangible assets of the Company and a pledge of the shares of stock of each of the Company's subsidiaries operating in the United States. On June 30, 1998, the Credit Facility was amended to include (i) the Company's acquisition of MFSNT and the related financing of such transaction, (ii) changes in financial covenants related thereto, and (iii) other amendments relating to investments, pledging and intercompany matters. At October 31, 1998, and thereafter, the Company was in violation of certain of the covenants in the Credit Facility, which were subsequently waived through November 1, 1999.

At October 31, 1999, the Company is in technical default of certain provisions of the Credit Facility. As such, the Credit Facility is immediately callable by the holder and is therefore classified as a current liability in the accompanying October 31, 1999, consolidated balance sheet. During the default period, the Company is required to pay a default penalty of two percent per annum on all outstanding balances.

                           ABLE TELCOM HOLDING CORP.

WORLDCOM NOTE

In conjunction with the acquisition of MFSNT, the Company executed a $30.0 million promissory note to WorldCom ("WorldCom Note"). Subsequent to October 31, 1999, the Company entered into an agreement with WorldCom to convert approximately $25.5 million of the WorldCom Note into the Company's Common Stock. The Company issued a note for the difference between the $30.0 million and $25.5 million with interest at 11.5 percent per annum due February 2001. Refer to Note 23, "Subsequent Events."

SENIOR SUBORDINATED NOTES

Effective January 6, 1998, the Company issued $10.0 million of unsecured 12 percent Senior Subordinated Notes due January 6, 2005 (the "Senior Subordinated Notes") with detachable warrants to purchase 409,505 shares of common stock at a price of $8.25 per share, which were valued at approximately $1.2 million resulting in a corresponding discount applicable to the Senior Subordinated Notes.

In February 1999, the Company repurchased the Senior Subordinated Notes for approximately $11.6 million using part of the proceeds from the WorldCom Advance described in Note 12, "WorldCom Advance." The purchase of Senior Subordinated Notes resulted in an extraordinary loss on the early extinguishment of debt of approximately $3.0 million, net of tax of zero.

AGGREGATE MATURITIES

The aggregate maturities of long-term debt and capital leases for years subsequent to October 31, 1999, are as follows:

2000........................................................  $35,754
2001........................................................   30,321
2002........................................................       75
2003........................................................       19
2004........................................................       19
Thereafter..................................................      184
                                                              -------
                                                              $66,372
                                                              =======

12. WORLDCOM ADVANCE

In February 1999, WorldCom advanced the Company $32.0 million ("WorldCom Advance") as an advance against amounts otherwise payable by WorldCom to the Company pursuant to the WorldCom Master Services Agreement. The proceeds of the WorldCom Advance were used to facilitate the purchase of 2,785 shares, or approximately 78% of the outstanding shares of Series B Preferred Stock (refer to Note 14, Preferred Stock), and the purchase of the outstanding Senior Subordinated Notes.

The WorldCom Advance bears no interest and is subordinate to the Credit Facility. Payments under the WorldCom Advance were further subordinated to liabilities associated with certain construction projects that are expected to be completed during fiscal 2001.

The WorldCom Advance agreement also provides for additional advances to the Company through November 30, 1999, of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom Master Services Agreement. These additional advances are non-interest bearing and, subject to the subordination agreements described above, include a stated date for repayment to WorldCom on November 30, 2000. To date, the Company has not received any additional advances against the $15.0 million available.

                           ABLE TELCOM HOLDING CORP.

13. COMMITMENTS AND CONTINGENCIES

LITIGATION

In 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida, against the Company and Thomas M. Davidson, who subsequently became a member of the Company's Board of Directors. SIRIT asserts claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of MFSNT and seeks injunction relief and compensatory damages in excess of $100.0 million.

In 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and MFSNT, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all others similarly situated and seeks unspecified damages and attorneys' fees.

In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against MFSNT seeking a declaratory judgement concerning the rights and obligations of Bayport and MFSNT under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999, was increased to $19 million.

In 1997, U.S. Public Technologies ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against MFSNT for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortuous interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between MFSNT and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. Discovery has not yet commenced in this lawsuit.

In 1999, Newbery Alaska, Inc. ("Newbery") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newbery's subcontract with MFSNT related to the fiber network constructed by MFSNT for Kanas. Newbery's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. The parties are currently conducting discovery. Arbitration hearings on this matter should take place in the spring or summer of 2000.

In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum merit, and unjust enrichment. Alphatech's claim is for $15 million. A hearing for a summary judgement is scheduled in May 2000.

In 1998, T.A.M.E. Construction, Inc. ("TAME") sued for breach of contract, promissory estoppel, discrimination and defamation related to certain contracts performed by GEC. TAME alleges that it was wrongfully terminated as a subcontractor. TAME claims contract damages in the amount of $250,000, punitive damages for discrimination of $1,000,000 and defamation damages of an additional $1,000,000. GEC has moved for summary judgement. This matter is not set for trial.

                           ABLE TELCOM HOLDING CORP.

The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

CONTRACTS

The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligations under these contracts may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages. WorldCom continues to provide performance bonds on certain contracts acquired in the acquisition of MFSNT.

LEASED PROPERTIES

As of October 31, 1999, the Company leased office space and equipment under various noncancellable long-term operating lease arrangements. Rental expense for operating leases amounted to $2.3 million, $2.4 million and $0.8 million for the fiscal years ended October 31, 1999, 1998 and 1997, respectively.

During fiscal year 1999, the Company leased certain equipment under capitalized lease agreements, which have been included in Property and Equipment. Cost and accumulated amortization of such assets as of October 31, 1999, totaled $3.2 million and $1.8 million, respectively.

Future minimum lease payments required under operating and capital leases with initial terms in excess of one year are as follows (in thousands):

                                                              CAPITAL
YEARS ENDED OCTOBER 31,                                       LEASES    OPERATING LEASES
-----------------------                                       -------   ----------------
2000........................................................  $  707        $ 3,549
2001........................................................     488          2,573
2002........................................................      60          1,938
2003........................................................      --          1,386
2004........................................................      --            811
Thereafter..................................................      --             --
                                                              ------        -------
     Total minimum lease payments...........................  $1,255        $10,257
                                                              ======        =======
Present value of net minimum lease payments.................  $1,069
Less current installments or obligations under capital
  leases....................................................     707
                                                              ------
Obligations under capital leases, excluding current
  installments..............................................  $  362
                                                              ======

14. PREFERRED STOCK

SERIES A PREFERRED

Effective December 20, 1996, the Company completed a private placement transaction of 1,000 shares of $10 par value, Series A Convertible Preferred Stock (the "Series A Preferred Stock") and warrants to purchase 200,000 shares of the Company's common stock at $9.82 per share. Proceeds from the offering totaled $6.0 million. Each share of Series A Preferred Stock was convertible into shares of the Company's common stock after April 30, 1997, at the lesser of $9.82 per share or at a discount (increased to a maximum of 20 percent for conversions after December 20, 1997) of the average closing bid price of a share of common stock for three days preceding the date of conversion. The Company recognized the discount attributable to the beneficial conversion privilege of approximately $1.3 million by accreting the amount from the date of issuance,

                           ABLE TELCOM HOLDING CORP.

December 20, 1996, through the last date the discount rate increase could occur, December 20, 1997, as an adjustment of net income attributable to common shareholders. This accretion adjustment, which also represents the adjustment needed to accrete to the redemption value of the Preferred Stock, resulted in a charge to retained earnings and accompanying credit to the Preferred Stock. The Preferred Stock accrued dividends at an annual rate of five percent and was payable quarterly in arrears in cash or through a dividend of additional shares of Preferred Stock.

During fiscal 1998, all remaining Series A Preferred Stock was converted into common stock pursuant to the terms thereof and the related number of warrants was reduced to 62,000, due to either conversion or forfeiture.

SERIES B PREFERRED

Effective June 30, 1998, the Company completed a private placement transaction of 4,000 shares of $0.10 par value, non-voting Series B Convertible Preferred Stock bearing an annual dividend rate of four percent (the "Series B Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's common stock at a then exercise price of $19.80 per share (the "Series B Preferred Stock Warrants"). The net proceeds from the transaction, after transaction costs of $1.9 million, totaled $18.1 million. The Series B Preferred Stock Warrants are exercisable for a five-year period commencing June 30, 1998, and were assigned a value of $5.4 million on the date of the transaction.

The Series B Preferred Stock was convertible immediately into shares of the Company's common stock at 97 percent of the trading price of the common stock, determined by a prescribed calculation, immediately preceding the conversion date. The conversion amount of each share of Series B Preferred Stock was equal to its face value of $5,000, plus any unpaid dividends thereon. The proceeds from the Series B offering were allocated as follows (in millions):

Gross offering proceeds (face value of preferred stock).....  $20.0
Offering costs..............................................   (1.9)
Value of Series B Preferred Stock warrants issued...........   (5.4)
                                                              -----   -----
Amount attributable to preferred stock and beneficial
  conversion privilege......................................   12.7   $12.7
Value of common stock issuable on conversion (face value
  divided by 97 percent)....................................           20.6
                                                              -----   -----
Amount deemed paid for the beneficial conversion
  privilege.................................................  $(7.9)  $(7.9)
Amount deemed paid for the Series B Preferred Stock.........  $ 4.8

Because the Series B Preferred Stock was immediately convertible, the discount attributable to the beneficial conversion privilege was fully amortized at the date of issue and reflected as a reduction in income applicable to common stock for the year ended October 31, 1998.

In September 1998, 436 shares of the Series B Preferred Stock were converted to approximately 1.0 million shares of the Company's common stock.

The terms of the Series B Preferred Stock provided that if certain events of default occurred, the holders could require the Company to redeem their shares for cash at a premium price. During the first quarter of fiscal 1999, the Company was deemed to be in technical violation of the Series B Preferred Stock due to its failure to have a registration statement declared effective by December 27, 1998, covering the common stock underlying the Series B Preferred Stock and Warrants. During the first quarter of fiscal 1999, the holders of the Series B Preferred Stock notified the Company of their intent to exercise their redemption rights, however, the notice was subsequently deferred. The carrying value of the Series B Preferred Stock was excluded from shareholders' equity at October 31, 1998.

In February 1999, the Company purchased 2,785 shares of the Series B Preferred Stock from the original holders for $18.9 million. The transaction was treated as a repurchase of the shares and the related beneficial conversion feature. The excess of the amount paid over the carrying value of the preferred stock and the

                           ABLE TELCOM HOLDING CORP.

intrinsic value of the beneficial conversion privilege was recognized as an additional loss applicable to common stock of approximately $4.5 million. The holders of the remaining shares agreed to either waive all outstanding defaults under the remaining Series B Preferred Stock or refrain from exercising any remedies with respect to any such outstanding defaults until May 18, 1999. During such period of time, the Company agreed to use its best efforts to have a registration statement declared effective. Subsequent to May 18, 1999, the Company received further extensions. As of October 31, 1999, the Company has not been successful in getting a registration statement declared effective related to the remaining Series B Preferred Stock.

In connection with the repurchase of the Series B Preferred Stock shares in February 1999, the Company agreed to a modification of the conversion price with respect to the remaining 779 shares of Series B Preferred Stock. The conversion price was changed to a fixed amount of approximately $3.50 per share, which was further reduced by 1.5 percent per month until a registration statement was declared effective. The modification of the conversion price of the remaining 779 shares of Series B Preferred Stock resulted in a charge to income applicable to common stock of approximately $6.4 million in the second quarter of fiscal 1999.

In February 1999, the Company also agreed to certain modifications in the conversion price of the Series B Preferred Stock Warrants. The conversion price of warrants to purchase 370, 000 shares of the Company's common stock was reduced to $13.25 per share and the conversion price of warrants to purchase 630,000 shares of the Company's common stock was reduced to $13.50 per share. The modification of the conversion prices of the Series B Preferred Stock Warrants resulted in a charge to income applicable to common stock of approximately $1.9 million in the second quarter of fiscal 1999. The charge was determined based on valuation of the Series B Preferred Stock warrants immediately before the modification and immediately after the modification using a Black Scholes pricing model.

In May 1999, the Company repurchased the warrants to purchase 630,000 shares of the Company's common stock for approximately $1.9 million, which amount was approximately $2.7 million less than the previous valuations of those warrants that was made when the warrants were issued and modified.

In May 1999, the Company acknowledged that it was in default on the Series B Preferred Stock and agreed that further punitive default provisions included in the terms of the Series B Preferred Stock had been triggered. Those provisions effectively allowed the holders to convert their shares to common stock and put the common stock to the Company for a redemption price per common share of $12.125. Because of the put provision being invoked, the carrying value of the Series B Preferred Stock was adjusted in May 1999 to reflect the calculated redemption value. As the conversion price is decreased by 1.5 percent per month, additional common shares issuable on conversion have been calculated and the redemption amount has been increased as additional charges against income applicable to common stock. As of October 31, 1999, the calculated redemption price was approximately $16.3 million. The recharacterization of the Series B Preferred Stock as a cash obligation of the Company resulted in charges to income applicable to common stock of approximately $4.8 million and $1.1 million in the third and fourth quarters of fiscal 1999, respectively.

                           ABLE TELCOM HOLDING CORP.

As summary of the above described transactions and their effects on equity and income applicable to common shareholders is presented below (amounts in $millions):

                                                                                  ADDITIONAL
                                                                                   PAID-IN     CHARGED TO
                                                      SERIES B STOCK   WARRANTS    CAPITAL      EARNINGS
                                                      --------------   --------   ----------   ----------
Proceeds from Series B offering.....................      $12.7         $ 5.4       $ 7.9        $ (7.9)
Conversion of 436 Series B shares...................       (1.4)           --         1.4            --
                                                          -----         -----       -----        ------
Balances at October 31, 1998........................       11.3           5.4         9.3          (7.9)
                                                                                                 ------
Repurchase of 2,785 Series B shares.................       (8.9)           --        (5.5)         (4.5)
February 1999 modifications of terms-
  Additional embedded dividend......................         --            --         6.4          (6.4)
  Additional warrant valuation......................         --           1.9          --          (1.9)
Repurchase of 630,000 warrants for $1.9 million.....         --          (4.6)        2.7            --
May 1999 recharacterization of Series B Stock as put
  liability.........................................       13.9            --        (8.0)         (5.9)
                                                                                                 ------
          Total charged to earnings, year ended
            October 1999............................                                              (18.7)
                                                                                                 ------
Balances at October 31, 1999........................      $16.3         $ 2.7       $ 4.9        $(26.6)
                                                          =====         =====       =====        ======

As described in Note 23, "Subsequent Events," the Company repurchased the remaining Series B Preferred Stock in February 1999. At October 31, 1999, the original warrants to purchase 370,000 shares of the Company's common stock remain outstanding.

15. STOCK OPTIONS AND OTHER STOCK AWARDED TO EMPLOYEES

In fiscal 1996, the Company's shareholders adopted a stock option plan for the issuance of up to 550,000 shares which included provisions for both incentive and nonqualified stock options (the "Stock Option Plan") and which expires on September 19, 2005. On April 24, 1998, the Company's shareholders amended the Stock Option Plan to increase the aggregate number of shares of Common Stock issuable under the Plan from 550,000 to 1,300,000. The Company intends to file a registration statement under the Securities Act of 1933 to register these 750,000 additional shares of Common Stock reserved for issuance under the Plan.

Stock options are generally granted with an exercise price equal to the fair market value of the Common Stock as of the date of grant. All outstanding options have an option term ranging from 3 to 10 years with an average outstanding life of 4.8 years as of October 31, 1999. Vesting terms range from immediately vested to three year vesting terms. Stock Options are summarized below (shares in thousands):

                                          1999                      1998                      1997
                                 -----------------------   -----------------------   ----------------------
                                           OPTION PRICE              OPTION PRICE             OPTION PRICE
                                 SHARES     PER SHARE      SHARES     PER SHARE      SHARES     PER SHARE
                                 ------   --------------   ------   --------------   ------   -------------
Outstanding, beginning of
  year.........................    664    $6.20 - $14.00     372    $6.00 - $ 7.81    160     $5.75 - $6.88
Grants.........................  1,134     5.75 -   9.94     592     5.34 -  14.00    323      6.00 -  7.81
Exercises......................    (79)    5.75 -   7.25    (212)    5.34 -   7.81    (72)     6.00 -  6.88
Cancellations..................   (647)    5.75 -  14.00     (88)    6.38 -   7.81    (39)     5.88 -  7.81
Outstanding, end of year.......   1072     5.75 -   9.94     664     6.20 -  14.00    372      6.00 -  7.81
Options exercisable, end of
  year.........................    652     5.75 -   9.94      91     6.20 -  14.00     95      6.00 -  7.81
Weighted average fair value of
  options granted during the
  year.........................                     6.61                      8.56

                           ABLE TELCOM HOLDING CORP.

                                OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------   ----------------------------
                                                      WEIGHTED
                                                      AVERAGE                                          WEIGHTED
             RANGE OF                 NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
         EXERCISE PRICES            OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
         ---------------            -----------   ----------------   --------------   -----------   --------------
$5.75 - $5.75.....................       780            4.81             $5.75            507           $5.75
 6.00 -  7.25.....................        90            5.31              7.04             67            6.97
 7.43 -  8.75.....................        67            8.73              8.05             32            7.57
 9.94 -  9.94.....................       135            2.73              9.94             46            9.94
                                       -----            ----             -----            ---           -----
$5.75 - $9.94.....................     1,072            4.84              6.59            652            6.34

The Board of Directors has committed to issue, subject of shareholder approval, approximately 1.6 million options with strike prices ranging from $5.75 to $8.00 to directors, officers and consultants. The Company may report significant compensation expense at or subsequent to the date of shareholder approval, if and when obtained, for any excess of the fair market value at that date over the strike prices of these options. The Company will occasionally issue options to consultants. The expense related to options granted to consultants was approximately $0.1 million in 1999 based on the fair value of the services or the options in accordance with SFAS No. 123.

The Company accounts for stock options in accordance with APB No. 25. SFAS 123 requires supplemental disclosure of stock-based compensation determined based on the fair value of options as of the date of grant. The compensation so determined is recognized for pro forma purposes over the vesting period of the options. For the purpose of determining the pro forma amounts shown below, the fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1999, 1998 and 1997, respectively; risk-free interest rates of 5.97 percent, 5.40 percent, 5.65 percent; dividend yield of zero percent for each year; expected lives of 1.5 years, two to six years and two years; volatility of .59, .549-.561 and .463. Had compensation expense been recognized in accordance with SFAS No. 123 the Company's income (loss) applicable to common stock would approximate the pro forma amounts shown below (in thousands expect per share amounts):

                                                                YEAR ENDED OCTOBER 31,
                                                              ---------------------------
                                                                1999      1998      1997
                                                              --------   -------   ------
Income (loss) applicable to common stock:
  As reported...............................................  $(36,758)  $(5,840)  $1,331
  Pro Forma.................................................   (38,302)   (7,303)   1,121
Diluted income (loss) applicable to common stock per share:
  As reported...............................................  $  (3.10)  $ (0.59)  $ 0.16
  Pro Forma.................................................     (3.23)    (0.74)    0.13

Subject to shareholder approval, the Board of Directors has approved a grant of 50,000 shares of the Company's common stock to the Company's Chief Executive Officer ("CEO") at no cost to him. The Board has also approved the payment by the Company of taxes that will be payable by the CEO with respect to the grant. When and if shareholder approval is received, the Company will recognize compensation expense, the amount of which may be significant, for the fair market value of the shares, on the date of shareholder approval, and cash paid to tax protect the CEO.

16. FIBER MARKETING RIGHTS

The following MFSNT fiber optic network construction projects were executed by MFSNT prior to the July 1998 acquisition of MFNST and contain continuing fiber marketing rights:

Bay Area Rapid Transit (San Francisco Bay Area) ("BART"). The network was fully constructed at the date of acquisition and the Company has no ownership rights. It does have a right to market excess capacity on the

                           ABLE TELCOM HOLDING CORP.

system and is entitled to receive commissions from BART based on a percentage of any resulting user fees received by BART. During the years ended October 31, 1999 and 1998, commissions of approximately $0.4 million and $ 0.3 million were earned by the Company under this arrangement.

Illinois State Toll Highway Authority ("ISTHA"). This conduit network was under construction at the date of acquisition and the Company has no ownership rights. The Company does have marketing rights and is entitled to a percentage of user fees successfully negotiated on behalf of ISTHA. The Company can also separately negotiate with users for installation of fiber and electronic equipment. During the years ended October 31, 1999 and 1998, the Company earned commissions of $2.0 million and $1.2 million. Revenues from separate installation contracts with the users were approximately $10.1 million and zero during the fiscal years ended October 31, 1999 and 1998, respectively.

17. FINANCIAL ADVISORY SERVICES

Two related firms, L. Dolcenea, Inc. and Platinum Advisory Services, Inc., were paid $1.0 million by the Company for various advisory services during the year ended October 31, 1999, including services related to extensions of default waivers under the Series B Convertible Preferred Stock. L. Dolcenea was also paid $1.0 million by the Company in June 1998 related to the original issuance of the Series B Preferred Stock. The services billed to the Company include assistance with negotiation of a proposed settlement with SIRIT (Refer to Note 13, "Commitments and Contingencies"), involvement with potential business acquisitions, obtaining officers and directors' liability insurance for the Company and proposals for the issuance of additional securities by the Company with terms similar to the Series B and Series C Preferred Stock. Amounts paid include both amounts designated as retainers and success fees. The Company may be committed to pay these advisors additional amounts or issue warrants to them for the purchase of the Company's common stock related to future transactions for which the advisors may claim compensation.

These advisors were paid an additional $1.7 million in February 2000, at the time of conversion and redemption of the remaining outstanding Series B Preferred shares and issuance of the Series C Preferred Stock. These advisors also received 75,000 warrants to acquire the Company's common stock. Refer to
Note 23, "Subsequent Events."

18. DEFINED CONTRIBUTION RETIREMENT PLAN AND POST-EMPLOYMENT OBLIGATIONS

The Company sponsors a defined contribution retirement plan covering substantially all employees of the Company. Participants may contribute up to fifteen percent of their annual salaries, subject to certain limitations, as pre-tax salary deferral. The Company makes certain matching and service related contributions to the plan that totaled approximately $0.7 million during the fiscal year ended October 31, 1999.

During the fiscal year ended October 31, 1999, the Company executed deferred compensation arrangements with two former directors that provide for payments to them of $60,000 to $75,000 per year plus fringe benefits for the number of years equal to the employee's years of service, subject to a minimum of ten years. During the fiscal year ended October 31, 1999, the Company incurred expense of approximately $0.8 million related to these arrangements and paid benefits to one former employee of $0.1 million. The present value of these future obligations, $0.8 million, was accrued as of October 31, 1999.

                           ABLE TELCOM HOLDING CORP.

19. INCOME TAXES

An analysis of the components of income (loss) before income taxes and minority interest is presented below for the fiscal years ended October 31 (amounts in thousands):

                                                                1999      1998     1997
                                                              --------   ------   ------
Domestic....................................................  $(18,285)  $6,084   $3,304
Foreign.....................................................       656      453      573
                                                              --------   ------   ------
                                                              $(17,629)  $6,537   $3,877
                                                              ========   ======   ======

The provision (benefit) for income taxes is composed of the following for the fiscal years ended October 31 (in thousands):

                                                               1999      1998    1997
                                                              -------   ------   ----
Current:
  Federal...................................................  $  (540)  $1,937   $ --
  State.....................................................      402      751     --
                                                              -------   ------   ----
                                                              $  (138)  $2,688     --
                                                              =======   ======   ====
Deferred:
  Federal...................................................  $ 4,003   $  792   $657
  State.....................................................      149      (75)    70
  Change in valuation allowance.............................   (4,152)      --     --
                                                              -------   ------   ----
                                                              $    --   $  717   $727
                                                              =======   ======   ====
Total provision (benefit) for income taxes..................  $  (138)  $3,405   $727
                                                              =======   ======   ====

The difference between the provision (benefit) for income taxes computed at the statutory federal income tax rate and the financial statement provision (benefit) for income taxes is summarized as follows for the fiscal year ended October 31:

                                                              1999     1998   1997
                                                              -----    ----   -----
Expected statutory amount...................................  (34.0)%  34.0%   34.0%
Change in valuation allowance...............................   26.4      --      --
Non-deductible goodwill.....................................    4.7     4.0     4.0
Foreign operations, net.....................................    3.0     4.0   (20.0)
State income taxes..........................................    1.5     7.0     0.2
Other.......................................................   (2.4)    3.0     3.8
                                                              -----    ----   -----
Actual tax provision (benefit)..............................   (0.8)   52.0    22.0
                                                              -----    ----   -----

                           ABLE TELCOM HOLDING CORP.

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items from tax and financial reporting purposes. The sources of these differences are as follows at October 31 (amounts in thousands):

                                                               1999      1998
                                                              -------   ------
Current deferred tax assets(liabilities):
  Allowance for doubtful accounts...........................  $ 1,243   $  312
  Accrued liabilities.......................................    1,029       --
  Other.....................................................      (25)     747
                                                              -------   ------
                                                              $ 2,247   $1,059
                                                              =======   ======
Non-current deferred tax assets(liabilities):
  Property and equipment....................................  $(3,183)  $ (755)
  Net operating loss (NOL) carryforwards....................    2,806       --
  Stock appreciation rights payable.........................      744       --
  Accrued liabilities.......................................      389       --
  Other.....................................................      204      (39)
                                                              -------   ------
                                                                  960     (794)
                                                              -------   ------
Net deferred tax asset prior to valuation allowance.........    3,207      265
Valuation allowance.........................................   (3,207)      --
                                                              -------   ------
                                                              $    --   $  265
                                                              =======   ======

At October 31, 1997, the Company had NOL carryforwards for Federal income tax purposes of approximately $3.3 million. These NOL carryforwards were fully utilized in fiscal year 1998. During fiscal 1999, the Company had NOL for income tax purposes of approximately $9.7 million, approximately $2.0 million of which will be carried back to fiscal 1998 and the remainder of approximately $7.7 million will be carried forward and will expire in 2019. A valuation allowance of $3.2 million has been recognized at October 31, 1999, due to the uncertainty that the Company will realize the income tax benefit from its net deferred tax assets.

20. RELATED-PARTY TRANSACTIONS:

In payment of certain finders fees associated with the acquisition of MFSNT, the Company issued a three-year, 10 percent note for $1.3 million to a third party who subsequently became a member of the Company's Board of Directors. At October 31, 1998, the outstanding balance of this note was $1.2 million and is reflected in current liabilities in the accompanying consolidated balance sheet. During the year ended October 31, 1999, the Company issued 118,000 shares of Common Stock to the Director in payment of the then remaining balance of the note of $0.8 million

In November 1997, a subsidiary of the Company assumed the obligations of Ten-Ray Utility Construction, Inc. ("Ten-Ray"), a North Carolina corporation, as contractor under two network construction contracts and paid the costs Ten-Ray had accrued under the contracts of approximately $0.1 million. On January 30, 1998, the Company purchased from Ten-Ray certain construction equipment used in connection with the contracts. The purchase price for the equipment was the satisfaction of Ten-Ray's bank loans secured by the equipment in the amount of $0.3 million, including principal and interest, which in the opinion of the executives of the subsidiary was not more than the fair market value of the equipment and at the time of this transaction. The Company's Chief Financial Officer, beneficially owned approximately 7.7 percent of the voting stock of Ten-Ray and had personally guaranteed the equipment loans to the bank.

                           ABLE TELCOM HOLDING CORP.

21. SEGMENT INFORMATION:

The Company currently operates primarily in two industry segments: network services and transportation services. Transportation services are conducted primarily in the United States with small projects in South America, Canada and Asia, while telecommunication network services are conducted both in the United States and Latin America. The Company manages and analyzes the operations of the Company in four separate groups, Network Services Group, Transportation Services Group, Construction Group and Communications Development Group. Subsequent to October 31, 1999, the Company established the Network Development Group. Refer to Note 1, "The Company," for descriptions of services provided by each operating group. The Company's international operations are primarily within the Communications Development Group and are immaterial to the Company's consolidated operations.

                                                                FOR THE FISCAL YEAR ENDED
                                                                       OCTOBER 31,
                                                              -----------------------------
                                                                1999       1998      1997
                                                              --------   --------   -------
Sales to unaffiliated customers:
Network Services............................................  $260,354   $ 62,243   $    --
Transportation Services.....................................    39,394     24,639        --
Construction................................................   113,948    125,270    82,171
Communication Development(International)....................     4,869      5,329     4,163
                                                              --------   --------   -------
                                                              $418,565   $217,481   $86,334
                                                              ========   ========   =======
Income (loss) from operations:
Network Services............................................  $ 14,746   $  6,272   $    --
Transportation Services.....................................   (10,618)     2,586        --
Construction................................................    (5,730)     1,718     4,824
Communication Development(International)....................       346        182        17
Unallocated Corporate Overhead..............................      (628)       651        --
                                                              --------   --------   -------
                                                              $ (1,884)  $ 11,409   $ 4,841
                                                              ========   ========   =======
Identifiable assets:
Network Services............................................  $139,460   $159,660   $    --
Transportation Services.....................................    50,178     48,830        --
Construction................................................    66,667     71,941    44,751
Communication Development(International)....................     3,813      4,496     2,509
Corporate...................................................     1,915      5,833     3,086
                                                              --------   --------   -------
                                                              $262,033   $290,760   $50,346
                                                              ========   ========   =======

                           ABLE TELCOM HOLDING CORP.

The Company derives a significant portion of its revenues from a few large customers. Those customers are as follows:

                                                                                   PERCENTAGE OF TOTAL
                                                               REVENUE FOR THE       REVENUES DURING
                                                              FISCAL YEAR ENDED     THE FISCAL YEARS
                                                                 OCTOBER 31,        ENDED OCTOBER 31,
                                                              -----------------   ---------------------
          CUSTOMER                    OPERATING GROUP               1999          1999    1998    1997
          --------                    ---------------         -----------------   -----   -----   -----
New Jersey Consortium          Transportation and Network          $78,515         18%      8%     --%
                               Services
WorldCom                       Network Services                     61,636         15      14      --
Williams Communications, Inc.  Network Services                     49,621         12      --      --
Cooper Tire Company            Construction                         13,050          3       6      15
Florida Power Corp.            Construction                         13,514          3       7       9
State of Illinois (ISTHA)      Network Services                     11,680          2       5      --

MFSNT is party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, State of Delaware Department of Transportation. The New Jersey Consortium Contracts provide for, among other items, MFSNT to construct and maintain a fully integrated automated toll collection system and supporting fiber optic network. The gross revenues the Company has or expects to receive from the New Jersey Consortium Contracts are estimated to be approximately $280.0 million. During the fiscal year October 31, 1999, the Company incurred net losses related to the New Jersey Consortium Contracts of approximately $4.0 million, including penalties of approximately $4.9 million associated with the failure to meet certain milestones provided for in the contracts. The Company is not currently incurring additional penalties related to the New Jersey Consortium Contracts. However, scheduled minimum payments due the Company for operation of the violations processing center have been deferred until certain work is completed by the Company and accepted by the Consortium and may not be recouped as minimum payments.

At October 31, 1999, the Company had billed and unbilled receivables of $18.3 million and $20.4 million relating to the New Jersey Consortium, $10.9 million and $8.7 million relating to WorldCom and $6.2 million and $1.1 million relating to Williams Communications, Inc., respectively.

The loss of the New Jersey Consortium, WorldCom or any other such customers could have a material adverse effect on Able's business, financial condition and results of operations.

                           ABLE TELCOM HOLDING CORP.

22. UNAUDITED QUARTERLY FINANCIAL DATA (AMOUNTS IN THOUSANDS EXCEPT PER SHARE
DATA)

The fiscal 1999 quarterly unaudited amounts have been adjusted from amounts previously reported by the Company in their quarterly filings with the Securities and Exchange Commission. The adjustments relate to accounting errors discovered subsequent to October 31, 1999. Their nature and effects on the results of operations for each of the quarterly periods during fiscal 1999 are summarized below (in thousands, except per share data):

                                                              AS REPORTED   ADJUSTMENTS   ADJUSTED
                                                              -----------   -----------   --------
FIRST QUARTER:
  Revenues..................................................   $ 91,777      $  1,303     $ 93,080
  Operating income (loss)...................................      5,363        (2,842)       2,521
  Net income (loss).........................................       (581)       (4,737)      (5,318)
  Income (loss) applicable to common stock..................       (761)       (4,737)      (5,498)
  Income (loss) applicable to common stock per share........      (0.06)        (0.41)       (0.47)
SECOND QUARTER:
  Revenues..................................................    124,481          (752)     123,729
  Operating income (loss)...................................        536        (3,393)      (2,857)
  Net income (loss).........................................         41        (1,636)      (1,595)
  Income (loss) applicable to common stock..................    (15,151)          845      (14,306)
  Income (loss) applicable to common stock per share........      (1.29)         0.07        (1.22)
THIRD QUARTER:
  Revenues..................................................    102,562           219      102,781
  Operating income (loss)...................................      6,546        (5,091)       1,455
  Net income (loss).........................................        161        (5,646)      (5,485)
  Income (loss) applicable to common stock..................        122       (10,387)     (10,265)
  Income (loss) applicable to common stock per share........        .01         (0.88)       (0.87)
FOURTH QUARTER:
  Revenues..................................................     98,975            --       98,975
  Operating income (loss)...................................     (3,003)           --       (3,003)
  Net income (loss).........................................     (5,662)           --       (5,662)
  Income (loss) applicable to common stock..................     (6,689)           --       (6,689)
  Income (loss) applicable to common stock per share........      (0.56)           --        (0.56)

                           ABLE TELCOM HOLDING CORP.

                                                                       NET INCOME (LOSS) APPLICABLE TO
                                              NET INCOME (LOSS)                  COMMON STOCK
                                         ---------------------------   --------------------------------
                                          FIRST    SECOND     THIRD     FIRST      SECOND       THIRD
                                         QUARTER   QUARTER   QUARTER   QUARTER     QUARTER     QUARTER
                                         -------   -------   -------   --------   ---------   ---------
Amounts previously reported............  $  (581)  $    41   $   161   $  (761)   $(15,151)   $    122
                                         -------   -------   -------   -------    --------    --------
Adjustments:
  WorldCom SAR Obligation(1)...........   (1,906)      821      (687)   (1,906)        821        (687)
  Improperly deferred costs(2).........     (763)   (2,382)   (2,778)     (763)     (2,382)     (2,778)
  Costs improperly charged against
     reserves(3).......................     (132)      623    (1,514)     (132)        623      (1,514)
  Prior year accrual adjustment(4).....     (957)       --        --      (957)         --          --
  Equipment impairment loss(5).........       --    (1,146)       --        --      (1,146)         --
  Tax effects of other
     adjustments(6)....................     (118)      807       309      (118)        807         309
  Series B redemption and
     modification(7)...................       --        --        --        --       2,481      (3,338)
  Series B liquidation value
     adjustment(8).....................       --        --        --        --          --      (1,403)
  Other adjustments(9).................     (625)      (18)      (92)     (625)        (18)        (92)
  Long-term service contract
     adjustments(10)...................     (236)     (341)     (884)     (236)       (341)       (884)
                                         -------   -------   -------   -------    --------    --------
          Total adjustments............   (4,737)   (1,636)   (5,646)   (4,737)        845     (10,387)
                                         =======   =======   =======   =======    ========    ========
Restated amounts.......................  $(5,318)  $(1,595)  $(5,485)  $(5,498)   $(14,306)   $(10,265)
                                         =======   =======   =======   =======    ========    ========

---------------

Quarterly adjustments related to:

 (1) The obligation under the WorldCom SARs (Note 5) was calculated using a Black-Scholes option-pricing model. The obligation should have been accounted for at "intrinsic value" determined as the difference between the closing price of the Company's common stock on the balance sheet date and the strike price of $7.00.
 (2) For the first three quarters, the Company deferred certain costs relating to its operation of the Violation Processing Center for the New Jersey Consortium that should have been expensed as incurred.
 (3) Indirect costs were not consistently allocated to Transportation Services Group jobs. In addition, costs were charged against reserves for Loss Jobs that were not related to those jobs.
 (4) A prior year consolidating adjustment to reduce accrued expenses was inappropriately not reversed in the preparation of the 1999 consolidations.
 (5) An impairment loss for certain equipment for one of the Company's subsidiaries should have been recognized in the second quarter.
 (6) The tax provision for all quarters has been restated, including reversal of approximately $1.2 million tax benefit originally offset against the extraordinary loss on the early extinguishment of debt.
 (7) The February 1999 redemption of Series B Preferred Stock and the modification of the terms of the then remaining Series B shares was not correctly determined.
 (8) The Series B Preferred Stock should have been reflected at its liquidation value upon recharacterization as a default obligation in May 1999 Refer to
     Note 14, "Preferred Stock."
 (9) Other adjustments made as a result of the year-end audit affected the previously reported quarterly amounts as shown.
(10) These adjustments recognize losses on long-term service contracts as incurred as discussed more fully in the following paragraph.

LONG-TERM SERVICE CONTRACTS

During the third quarter, an accrual of $8.4 million was made with an offsetting increase to goodwill for projected losses on long-term service contracts assumed as part of the acquisition of MFSNT for operation

                           ABLE TELCOM HOLDING CORP.

and maintenance of fiber networks. The contracts extend for fifteen to twenty years. Performance under these agreements, which were predominately executed in 1996 and 1997, began during fiscal 1999. The Company subsequently determined that the costs to perform under these contracts are expected to be greater than amounts presently expected to be billable to network users under firm contractual commitments. The appropriate accounting treatment for long-term service contracts of this nature is not clearly defined, particularly when the contracts have been assumed as part of a purchase business combination. However, based on the Company's ongoing discussions with the SEC, the Company believes the SEC does not believe accruals for future losses on these types of long-term service obligations are appropriate. The Company has also subsequently determined that such losses cannot be reasonably estimated due to potential changes in various assumptions. Consequently, the Company has determined the appropriate accounting for these obligations is to record any such losses in the periods in which the losses are incurred. The Company has restated its quarterly results for the first, second and third quarters of 1999 to reflect these losses as incurred and to reverse the additional $8.4 million accrued for these obligations. The SEC has not yet agreed with the Company that such accounting is appropriate and may require the Company to further change its accounting policies for operations and maintenance contracts.

Quarterly unaudited amounts for the fiscal years ended October 31, 1998 and 1997 are as follows (in thousands, except per share data):

                                                   FIRST     SECOND     THIRD     FORTH
                                                  QUARTER    QUARTER   QUARTER   QUARTER
                                                  --------   -------   -------   --------
1998:
  Revenues......................................  $ 22,268   $34,552   $58,305   $102,356
  Operating income (loss).......................    (1,164)    2,180     4,319      6,074
  Net income (loss).............................      (927)      867       790      1,784
  Income (loss) applicable to common stock......    (1,081)      838    (7,186)     1,589
  Income (loss) applicable to common stock per
     share......................................     (0.12)     0.09     (0.72)      0.16
1997:
  Revenues......................................    18,326    20,871    21,984     25,153
  Operating income (loss).......................     1,144     1,785     1,024        888
  Net income (loss).............................       507       851       932        567
  Income (loss) applicable to common stock......       470       337       491         33
  Income (loss) applicable to common stock per
     share......................................      0.04      0.04      0.06       0.02

23. SUBSEQUENT EVENTS

WORLDCOM DEBT TO EQUITY CONVERSION

On January 11, 2000, WorldCom agreed to convert approximately $25.5 million of its $30.0 million WorldCom Note into 3,050,000 shares of the Company's Common Stock. ("WorldCom Conversion Agreement"). The conversion was based on the January 8, 2000 closing price of the Company's Common Stock of $8.375 per share. The remainder of the original WorldCom Note, approximately $4.5 million was converted into an amended and restated 11.5 percent subordinated promissory note due February 2001.

SERIES B AND SERIES C PREFERRED STOCK

In February 2000, the Company purchased the remaining Series B Preferred Stock outstanding for a redemption price of approximately $16.8 million. The consideration paid included cash of $10.9 million, 802,000 shares of the Company's common stock, and warrants to purchase 267,000 shares of common stock. The warrants are exercisable with respect to 200,000 shares at $10.13 per share. The price for the remaining 67,000 shares will be established at the end of 100 trading days, using a market-based formula, but could be as low as $.01 per share. To fund the Series B redemption, the Company issued a new class of Series C Convertible preferred Stock with detachable warrants ("Series C Stock") for cash of $15.0 million.

                           ABLE TELCOM HOLDING CORP.

The Series C Stock has a dividend rate of 5.9% and is convertible immediately at $9.35 per common share. The conversion price is subject to change every six months. If the common stock is trading below the previously adjusted conversion price, the conversion price will be reduced, but not to less than $4.00 per common share. Under certain terms and conditions, the Company may redeem the Series C Stock beginning 60 days after a registration statement for the underlying common shares is declared effective at a price of $15 million plus 10% for each full or partial six-month period elapsed until redemption. The terms of the Series C Preferred Stock include certain punitive provisions in the event of default, including interest to accrue at 3% per month. The Series C Stock was issued with detachable warrants for the purchase of 200,000 shares of the Company's common stock at a price of $10.75 per share. The Financial Advisors (Note 17) also are entitled to warrants for 75,000 common shares at $10.75 per share.

The pro forma effect to the WorldCom Conversion Agreement and the Series B and Series C Transactions on the October 31, 1999, consolidated balance sheet is as follows:

                                                             WORLDCOM
                                              AS REPORTED   CONVERSION   SERIES B   SERIES C   PRO FORMA
                                              -----------   ----------   --------   --------   ---------
Cash........................................  $    16,568    $     --    $(10,879)  $14,400    $ 20,089
Current assets..............................      167,874          --     (10,879)   14,400     171,395
Total Assets................................      262,033          --     (10,879)   14,400     265,554
Current liabilities.........................      166,772          --          --        --     166,772
Long-term debt..............................       46,086     (25,500)         --        --      20,586
Preferred stock.............................       16,322          --     (16,322)   13,637      13,637
Equity......................................          431      25,500       5,443       763      32,137

ACQUISITION

On November 5, 1999, the Company acquired all of the outstanding common stock of Southern Aluminum & Steel Corporation ("SASCO") along with Specialty Electronic Systems, Inc. ("SES"). SASCO has operations in Birmingham, Cape Canaveral and Atlanta and has 40 years' experience in surveillance systems, signalization, Intelligent Transportation Systems ("ITS") and roadway lighting. It provides expertise in design, installation, and project implementation of advanced highway communication networks. SES is a systems/integration company in the ITS market, having designed, fabricated, installed and integrated ITS systems in 11 states from the East Coast to Ohio and Texas.

Consideration for SASCO and SES was 75,000 shares of common stock with a value of approximately $0.7 million. In addition to the initial consideration, the Company has provided an earn-out provision to the prior shareholders whereby additional consideration will be given based on certain performance measurements. The additional consideration can be earned over a four year period. The Company intends to record this transaction using the purchase method of accounting. The pro forma effect on consolidated results of operations, from the acquisition of SASCO and SES, is not material.

The earn-out consideration for year one (ending October 31, 2000) shall be converted into the Company's common stock by dividing the earn-out consideration by $8. The earn-out consideration for year two through year four shall be converted into the Company's common stock by dividing the earn-out consideration by the 52-week average of the closing market price of the Company's common stock for each respective year.

The consideration shall be paid in shares of the Company's common stock. However, the cumulative shares issued (initial and earn-out) may never exceed
19.9 percent of the total Company common stock issued and outstanding. Should the 19.9 percent threshold be reached, any additional consideration earned will be paid in cash or promissory notes with interest calculated at a market rate, as mutually agreed upon by the Company and the former shareholders, at the time of payment.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                                                     SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997

                                          BALANCE AT                   CHARGED TO                  BALANCE AT
                                         BEGINNING OF                  COSTS AND                     END OF
                                            PERIOD      ACQUISITIONS    EXPENSES      DEDUCTIONS     PERIOD
                                         ------------   ------------   ----------     ----------   ----------
Allowance for doubtful accounts:
  October 31, 1999.....................    $   866        $    --        $5,044(A)     $ 2,396      $ 3,514
  October 31, 1998.....................        686             75           782            677          866
  October 31, 1997.....................        828             --           160            302          686
Restructuring and other acquisition
  reserves:
  October 31, 1999.....................      1,541             --            --            959          582
  October 31, 1998.....................         --          4,997            --          3,456        1,541
  October 31, 1997.....................         --             --            --             --           --
Reserves for litigation and claims:
  October 31, 1999.....................      4,014             --            --            700        3,314
  October 31, 1998.....................         --        5,000--            --            986        4,014
  October 31, 1997.....................         --             --            --             --           --
Reserves for losses on uncompleted
  contracts:
  October 31, 1999.....................     25,390          2,463            --         19,233        8,620
  October 31, 1998.....................         --         40,500            --         15,110       25,390
  October 31, 1997.....................         --             --            --             --           --

---------------

(A) The Company's policy is to increase the allowance for doubtful accounts based upon a specific analysis of individual receivables, and to a lesser extent, on historical experience. Once a specific receivable is "reserved" on the general ledger, it continues to be reflected on the accounts receivable subsidiary ledger until all collection efforts have failed, after which the receivable is written off. Historically, the Company has not experienced any significant recovery of receivables previously written off.

The $5.0 million increase in the allowance for doubtful accounts during fiscal 1999 was greater, as a percentage of operating revenues and as an aggregate amount, than the Company's historical experience. The increase is attributable to the following operating groups and jobs (in thousands):

Network Services............................................  $   83
                                                              ------
Transportation Services:
  E-470.....................................................     774
  Panama....................................................     525
  SR-91.....................................................     642
  Argentina.................................................     210
  Other.....................................................     279
                                                              ------
          Total Transportation Services.....................   2,430
                                                              ------
Construction:
  Texas Department of Transportation/COMSAT Corporation.....   1,401
  Dial Communications, Inc. ("DIAL") -- Various jobs........     600
  Other.....................................................     530
                                                              ------
          Total Construction................................   2,531
                                                              ------
                                                              $5,044
                                                              ======

Network Services Group. Charges to the reserve reflect normal experience in collection of trade receivables.

Transportation Services Group. The need for an increase of $0.8 million for E-470 became evident while negotiating a final settlement of that contract during the last half of 1999. In this settlement the Company agreed to forebear with respect to certain amounts owed in exchange for, among other things, a release of the Company from any obligations to maintain software for the term of the contract. Final resolution was achieved in March 2000 with no further adjustments required. The increase of $0.5 million for Panama followed claims and litigation by Panama in 1999 as to the adequacy of toll collection systems installed by the Company during 1998 and 1999. The increase of $0.6 million related to SR-91 was in response to customer claims that the Company had failed to meet its contractual obligations under the existing operations and maintenance contract, which the Company believed raised doubt as to collectibility of certain accounts. These customer claims are still under negotiation. The increase of $0.2 million for Argentina was to resolve a dispute about the Company's performance under the construction contract. Other charges to the reserve reflect normal experience in collecting trade receivables.

Construction Group. As consideration for the assumption of certain contracts from COMSAT Corporation ("COMSAT") during fiscal 1998, the Company was assigned approximately $3.8 million of receivables, predominately from the Texas Department of Transportation. COMSAT indemnified the Company for any of these receivables that were not collected, so long as the Company made a written claim to COMSAT on or before one year after the closing date(i.e., February 25, 1999). The Company subsequently determined that approximately $1.4 million of these receivables were not collectible, and began negotiations with COMSAT prior to the one-year deadline. Based on these negotiations, the Company did not file a written claim with COMSAT. When the negotiations were terminated following the expiration of the one-year indemnification period, the Company determined that the cost of pursuing any claims it might still have against COMSAT would outweigh any potential benefit or recovery. Management believes these receivables will not be collected.

In conjunction with the closure of Dial during 1999, the company negotiated the settlement of various related contracts and receivables resulting in a combined increase in the allowance for doubtful accounts of $0.6 million. Other charges to the reserve reflect normal experience in collecting trade receivables.

                                                                    APPENDIX A-1

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 14, 2000,

                                     AMONG

                             BRACKNELL CORPORATION,

                       BRACKNELL ACQUISITION CORPORATION,

                                      AND

                           ABLE TELCOM HOLDING CORP.

                               TABLE OF CONTENTS


                                                                                PAGE
                                                                               ------
ARTICLE I.  DEFINITIONS......................................................   A-1-1
ARTICLE II.  THE MERGER......................................................   A-1-7
  Section 2.01   The Merger..................................................   A-1-7
  Section 2.02   Conversion/Issuance of Shares...............................   A-1-7
  Section 2.03   Surrender and Payment.......................................   A-1-8
  Section 2.04   Adjustments.................................................   A-1-9
  Section 2.05   Fractional Shares...........................................   A-1-9
  Section 2.06   Dissenting Shares...........................................  A-1-10
ARTICLE III.  THE SURVIVING CORPORATION......................................  A-1-10
  Section 3.01   Certificate of Incorporation................................  A-1-10
  Section 3.02   Bylaws......................................................  A-1-10
  Section 3.03   Directors and Officers......................................  A-1-10
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF ABLE..........................  A-1-10
  Section 4.01   Corporate Existence and Power...............................  A-1-10
  Section 4.02   Corporate Authorization.....................................  A-1-11
  Section 4.03   Governmental Authorization..................................  A-1-11
  Section 4.04   Non-Contravention...........................................  A-1-11
  Section 4.05   Capitalization..............................................  A-1-11
  Section 4.06   Subsidiaries................................................  A-1-12
  Section 4.07   SEC Filings.................................................  A-1-12
  Section 4.08   Financial Statements........................................  A-1-13
  Section 4.09   Proxy Statement/Prospectus; Registration Statement..........  A-1-13
  Section 4.10   Absence of Certain Changes..................................  A-1-13
  Section 4.11   No Undisclosed Material Liabilities.........................  A-1-14
  Section 4.12   Real Property...............................................  A-1-15
  Section 4.13   Personal Property...........................................  A-1-16
  Section 4.14   Accounts Receivable.........................................  A-1-16
  Section 4.15   Contracts...................................................  A-1-16
  Section 4.16   Litigation..................................................  A-1-17
  Section 4.17   Taxes.......................................................  A-1-17
  Section 4.18   Tax Free Merger.............................................  A-1-17
  Section 4.19   ERISA.......................................................  A-1-18
  Section 4.20   Environmental Matters.......................................  A-1-19
  Section 4.21   Intellectual Property.......................................  A-1-20
  Section 4.22   Employees...................................................  A-1-20
  Section 4.23   Intercompany Agreements.....................................  A-1-20
  Section 4.24   Certain Payments............................................  A-1-20
  Section 4.25   Customers and Suppliers.....................................  A-1-21
  Section 4.26   Canadian Competition Act....................................  A-1-21
  Section 4.27   Rights Plan.................................................  A-1-21
  Section 4.28   Compliance With Other Applicable Laws.......................  A-1-21
  Section 4.29   Insurance...................................................  A-1-21
  Section 4.30   Bonds.......................................................  A-1-21
  Section 4.31   Bankruptcy and Insolvency Proceedings.......................  A-1-21
  Section 4.32   Broker's Fees...............................................  A-1-22
  Section 4.33   Vote Required...............................................  A-1-22
  Section 4.34   Opinion of Financial Advisor................................  A-1-22


                                      A-1-i

                                                                                PAGE
                                                                               ------
ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BRACKNELL AND SUBCO............
                                                                               A-1-22
  Section 5.01   Corporate Existence and Power...............................  A-1-22
  Section 5.02   Corporate Authorization.....................................  A-1-22
  Section 5.03   Governmental Authorization..................................  A-1-22
  Section 5.04   Non-Contravention...........................................  A-1-22
  Section 5.05   Capitalization..............................................  A-1-23
  Section 5.06   Canadian Securities Law and Bracknell Financial               A-1-24
                 Statements..................................................
  Section 5.07   Proxy Statement/Prospectus; Registration Statement..........  A-1-24
  Section 5.08   No Undisclosed Material Liabilities.........................  A-1-24
  Section 5.09   Absence of Certain Changes..................................  A-1-25
  Section 5.10   Litigation..................................................  A-1-25
  Section 5.11   Taxes.......................................................  A-1-25
  Section 5.12   Tax Free Merger.............................................  A-1-26
  Section 5.13   Compliance With Other Applicable Laws.......................  A-1-27
  Section 5.14   Brokers.....................................................  A-1-27
  Section 5.15   Certain Payments............................................  A-1-27
  Section 5.16   Interim Operations of Subco.................................  A-1-27
  Section 5.17   Authorization for Bracknell Common Stock....................  A-1-27
ARTICLE VI.  COVENANTS OF ABLE...............................................  A-1-27
  Section 6.01   Conduct of Able.............................................  A-1-27
  Section 6.02   Stockholder Meeting.........................................  A-1-28
  Section 6.03   Access to Information.......................................  A-1-28
  Section 6.04   Other Offers................................................  A-1-29
  Section 6.05   Notice of Certain Events....................................  A-1-30
  Section 6.06   Affiliates..................................................  A-1-30
  Section 6.07   Litigation..................................................  A-1-30
  Section 6.08   Officers....................................................  A-1-30
  Section 6.09   Certain Rights to Acquire Able Shares.......................  A-1-31
  Section 6.10   Bracknell Option............................................  A-1-31
  Section 6.11   Employee Stock Options......................................  A-1-31
  Section 6.12   Support Agreements..........................................  A-1-31
  Section 6.13   Sale of Businesses..........................................  A-1-31
  Section 6.14   WorldCom Series E Debt......................................  A-1-31
  Section 6.15   Canadian Competition Act....................................  A-1-31
  Section 6.16   Opinion of Financial Advisor................................  A-1-31
  Section 6.17   Bankruptcy and Insolvency Proceedings.......................  A-1-31
ARTICLE VII.  COVENANTS OF BRACKNELL AND SUBCO...............................  A-1-32
  Section 7.01   Conduct of Bracknell and Subco..............................  A-1-32
  Section 7.02   Access to Information.......................................  A-1-32
  Section 7.03   Obligations of Subco........................................  A-1-32
  Section 7.04   Stock Exchange Listing......................................  A-1-32
  Section 7.05   Notice of Certain Events....................................  A-1-32
  Section 7.06   Financing Relating to the Merger............................  A-1-33
  Section 7.07   Opinion of Financial Advisor................................  A-1-33
  Section 7.08   Replacement Options.........................................  A-1-33
ARTICLE VIII.  COVENANTS OF BRACKNELL, SUBCO AND ABLE........................  A-1-33
  Section 8.01   Commercially Reasonable Best Efforts........................  A-1-33
  Section 8.02   Certain Filings.............................................  A-1-33
  Section 8.03   Public Announcements........................................  A-1-33

                                     A-1-ii

                                                                                PAGE
                                                                               ------
  Section 8.04   Further Assurances..........................................  A-1-34
  Section 8.05   Preparation of the Proxy Statement/Prospectus and             A-1-34
                 Registration Statement......................................
ARTICLE IX.  CONDITIONS TO THE MERGER........................................  A-1-34
  Section 9.01   Conditions to the Obligations of Each Party.................  A-1-34
  Section 9.02   Additional Conditions Precedent to the Obligations of         A-1-35
                 Bracknell...................................................
  Section 9.03   Additional Conditions Precedent to the Obligations of         A-1-36
                 Able........................................................
ARTICLE X. TERMINATION.......................................................  A-1-37
  Section 10.01  Termination by Bracknell or Able............................  A-1-37
  Section 10.02  Termination by Able.........................................  A-1-38
  Section 10.03  Termination by Bracknell....................................  A-1-38
  Section 10.04  Effect of Termination.......................................  A-1-38
ARTICLE XI.  MISCELLANEOUS...................................................  A-1-39
  Section 11.01  Notices.....................................................  A-1-39
  Section 11.02  Survival of Representations and Warranties..................  A-1-40
  Section 11.03  Amendments; No Waivers......................................  A-1-40
  Section 11.04  Fees and Expenses...........................................  A-1-40
  Section 11.05  Successors and Assigns......................................  A-1-40
  Section 11.06  Governing Law...............................................  A-1-41
  Section 11.07  Counterparts; Effectiveness.................................  A-1-41
  Section 11.08  Entire Agreement............................................  A-1-41
  Section 11.09  Exhibits and Schedules......................................  A-1-41
  Section 11.10  Headings....................................................  A-1-41
  Section 11.11  Severability of Provisions..................................  A-1-41

                                    EXHIBITS

Exhibit A  Form of Warrant.............................................
Exhibit B  Form of Option..............................................
Exhibit C  Support Agreement from Series C Stockholders................
Exhibit D  Commitment Agreement........................................
Exhibit E  Support Agreements with Directors and Officers..............
Exhibit F  Amended and Restated Master Services Agreement..............
Exhibit G  Form of Opinion -- Paul, Hastings, Janofsky & Walker LLP....
Exhibit H  Form of Opinion -- Torys....................................
Exhibit I  Terms of Series E Shares....................................

                                   SCHEDULES

Schedule 2.02(e)       Stock Appreciation Rights...................................
Schedule 2.02(g)       Bracknell Common Stock to be Issued to the Palladin Group...
Schedule 2.02(h)       Bracknell Common Stock to be Issued to the Series C
                       Stockholders................................................
Schedule 2.02(j)       Able Warrants to be Converted into Bracknell Warrants.......
Schedule 4.04          Non-Contravention...........................................
Schedule 4.05(a)(i)    Options Inside and Outside Able Stock Option Plan...........
Schedule 4.05(a)(ii)   Additional Options, Warrants and Other Rights...............
Schedule 4.05(a)(iii)  Stock or Rights to Acquire Stock to be Issued after August
                       23, 2000....................................................
Schedule 4.05(a)(iv)   Phantom Stock and Stock Appreciation Rights.................
Schedule 4.05(b)       Redemption Rights...........................................
Schedule 4.05(c)       Stockholder Agreements......................................
Schedule 4.06(i)       Subsidiaries................................................
Schedule 4.06(ii)      Subsidiary Stock............................................
Schedule 4.06(iii)     Ownership of Subsidiary Stock...............................

                                     A-1-iii

Schedule 4.07(b)       SEC Filings.................................................
Schedule 4.10          Absence of Certain Changes..................................
Schedule 4.10(m)       Severances..................................................
Schedule 4.11          Liabilities.................................................
Schedule 4.12(a)       Owned Real Property.........................................
Schedule 4.12(b)       Leased Real Property........................................
Schedule 4.12(c)       Easements...................................................
Schedule 4.12(d)       Real Property subject to a Lease, Sublease, License or other
                       Agreement...................................................
Schedule 4.12(g)       Title Policies..............................................
Schedule 4.13(b)       Leased Personal Property....................................
Schedule 4.14          Accounts Receivable.........................................
Schedule 4.15(i)       Material Contracts..........................................
Schedule 4.15(ii)      Material Breaches of Contracts..............................
Schedule 4.16          Able Litigation.............................................
Schedule 4.17(i)       Filing of Tax Returns.......................................
Schedule 4.17(ii)      Tax Deficiencies............................................
Schedule 4.17(iii)     Deferred Intercompany Transactions..........................
Schedule 4.17(iv)      Tax Audits..................................................
Schedule 4.19(a)       Employee Plans..............................................
Schedule 4.19(h)       Severance Pay...............................................
Schedule 4.20          Environmental Matters.......................................
Schedule 4.21          Intellectual Property Claims................................
Schedule 4.22          Collective Bargaining/Labor Union Agreements................
Schedule 4.23          Intercompany Agreements.....................................
Schedule 4.28          Compliance with Laws........................................
Schedule 4.30          Bonds.......................................................
Schedule 4.32          Broker's Fees...............................................
Schedule 5.04          Non-Contravention...........................................
Schedule 5.05(a)       Existing Options, Warrants or other Rights..................
Schedule 5.05(b)       Capital Stock and Ownership Interests.......................
Schedule 5.08          Liabilities.................................................
Schedule 5.09          Absence of Certain Changes..................................
Schedule 5.10          Bracknell Litigation........................................
Schedule 5.11(i)       Tax Returns.................................................
Schedule 5.11(ii)      Tax Deficiencies............................................
Schedule 5.13          Compliance with Laws........................................
Schedule 5.14          Broker's Fees...............................................
Schedule 6.01(e)       Permitted Issuance of Securities............................
Schedule 6.09          Former Stockholders of GEC, SASCO and SES...................
Schedule 9.02(c)       Officers, Directors and other Signatories to Support
                       Agreements..................................................

                                     A-1-iv

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2000, among Bracknell Corporation, an Ontario corporation ("Bracknell"), Bracknell Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Bracknell ("Subco"), and Able Telcom Holding Corp., a Florida corporation ("Able").

     WHEREAS, Bracknell, Subco and Able entered into the Agreement and Plan of Merger, dated August 23, 2000 (the "Original Merger Agreement"), which provided for the merger of Subco with and into Able;

     WHEREAS, Bracknell, Subco and Able have agreed to amend and restate the Original Merger Agreement, with effect as of and from the date of the Original Merger Agreement;

     WHEREAS, the Boards of Directors of Bracknell, Subco and Able each have determined that it is in the best interests of their respective stockholders for Subco to merge with and into Able (the "Merger") upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below).

     NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby covenant and agree that the Original Merger Agreement shall be and is hereby amended and restated as hereinafter set forth:

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings set forth below:

     "Able" shall have the meaning set forth in the preface above.

     "Able Authorized Capital Stock" shall have the meaning set forth in Section 4.05(a).

     "Able Employees" shall have the meaning set forth in Section 4.22.

     "Able's Knowledge" means the actual knowledge, after making due inquiry, of the following officers of Able and its Subsidiaries: Billy V. Ray, James Brands, Michael Brenner, Edward Pollock, Robert Sommerfeld, Edwin Johnson, Barry Hall, Philip Kiernan, Charles Maynard, Harold Alvord, Phillip Galpin and Richard Boyle.

     "Able Material Adverse Change" shall have the meaning set forth in Section 4.01.

     "Able Material Adverse Effect" shall have the meaning set forth in Section 4.01.

     "Able Preferred Stock" shall have the meaning set forth in Section 4.05(a).

     "Able SEC Filings" shall have the meaning set forth in Section 4.07(a).

     "Able Securities" means any equity, debt or other securities issued by Able, or rights to acquire such securities.

     "Able Shares" shall have the meaning set forth in Section 2.02(b).

     "Able Significant Subsidiary" shall have the meaning set forth in Section 4.01.

     "Able Stock Options" shall have the meaning set forth in Section 4.05(a).

     "Able Stockholder Meeting" shall have the meaning set forth in Section
6.02.

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     "Able Subsidiary Securities" means any equity, debt or other securities issued by a Subsidiary of Able, or rights to acquire such securities.

     "Able Warrants" shall have the meaning set forth in Section 2.02(j).

     "Able 10-K" shall have the meaning set forth in Section 4.07(a).

     "Accounts Receivable" means all accounts receivable, trade receivables, notes receivable and other receivables, which in any case are payable as a result of goods sold or services provided, or billed for, in connection with the Business.

     "Acquisition Proposal" shall have the meaning set forth in Section 6.04(a).

     "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Agreement together with the attached Appendices, Schedules and Exhibits.

     "Authorized Bracknell Capital Stock" shall have the meaning set forth in
Section 5.05(a).

     "Benefit Arrangement" shall have the meaning set forth in Section 4.19(g).

     "Bracknell" shall have the meaning set forth in the preface above.

     "Bracknell Common Stock" shall have the meaning set forth in Section
2.02(b).

     "Bracknell Disclosure Documents" shall have the meaning set forth in
Section 5.06(a).

     "Bracknell Material Adverse Change" shall have the meaning set forth in
Section 5.01.

     "Bracknell Material Adverse Effect" shall have the meaning set forth in
Section 5.01.

     "Bracknell Option" shall have the meaning set forth in Section 6.10.

     "Bracknell's Knowledge" means the actual knowledge, after making due inquiry, of any of the following officers of Bracknell: Paul D. Melnuk, John D. Amodeo, John Naccarato, Frederick Green, Jon Taylor, David Smith and the President of each of Bracknell's customer categories as of the date hereof.

     "Bracknell Stock Options" shall have the meaning set forth in Section 5.05(a).

     "Bracknell Voting Debt" shall have the meaning set forth in Section
5.05(b).

     "Bracknell Warrants" shall have the meaning set forth in Section 2.02(j).

     "Business" means (a) with respect to Able or its Subsidiaries, all business conducted by Able or any of its Subsidiaries prior to the Closing Date, and (b) with respect to Bracknell and its Subsidiaries, all business conducted by Bracknell or any of its Subsidiaries prior to the Closing Date.

     "Canadian GAAP" means Canadian generally accepted accounting principles in effect at the time and applied on a basis consistent with past periods.

     "Closing" means the consummation of the Merger and the other transactions contemplated hereby.

     "Closing Date" shall have the meaning set forth in Section 2.01(c).

     "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

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     "Conversion Number" shall have the meaning set forth in Section 2.02(b).

     "Dissenting Shares" shall have the meaning set forth in Section 2.06(a).

     "Dolcenea" shall have the meaning set forth in Section 2.02(i).

     "Dollars" or "$" means lawful currency of the U.S., unless otherwise specified.

     "Easement" shall have the meaning set forth in Section 4.12(c).

     "Easement Contract" shall have the meaning set forth in Section 4.12(c).

     "Effective Time" shall have the meaning set forth in Section 2.01(c).

     "Employee Plans" shall have the meaning set forth in Section 4.19(a).

     "Environment" means all air (including indoor air), surface water (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supplies, land and soil (surface or subsurface), any other environmental medium, all plant and animal life, biota and all other natural resources.

     "Environmental Claim" means any and all Actions, Orders, claims, Liens, notices, notices of violation, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Authority or citizen's group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of or liability under any Environmental Permit, or (iii) liability for investigation costs, cleanup costs, removal costs, remediation costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from, or relating to the presence, Release, or threatened Release in or into the Environment, of any Hazardous Materials at any location, including any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, recycling, storage, treatment or disposal.

     "Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar list maintained by any jurisdiction of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law.

     "Environmental Law" means any Law governing or relating to pollution, protection of human health or the Environment, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste, or occupational health and safety, or any similar Law of foreign jurisdictions where Able or its Subsidiaries do business, including without limitation the U.S. Federal Water Pollution Control Act, the U.S. Clean Air Act, the U.S. Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act (HMTA), the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), the U.S. Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended by the Superfund Amendment and Reauthorization Act (SARA), the U.S. Emergency Planning and Community Right-To-Know Act (EPCRA), the U.S. Toxic Substances Control Act (TSCA), the U.S. Safe Drinking Water Act (SDWA), and the U.S. Occupational Safety and Health Act (OSHA), all as amended, and the rules and regulations thereunder as interpreted by Governmental Authorities.

     "Environmental Permit" means any Permit relating to any Environmental Law and includes any and all Orders, consents, or settlements issued by or entered into with a Governmental Authority under any Environmental Law.

     "ERISA" shall have the meaning set forth in Section 4.19(a).

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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

     "Exchange Agent" shall have the meaning set forth in Section 2.03(a).

     "Exchange Filing Requirements" shall have the meaning set forth in Section 5.06(a).

     "Florida General Corporation Law" means the general corporation laws of the State of Florida.

     "GAAP" means U.S. generally accepted accounting principles in effect at the time and applied on a basis consistent with past periods.

     "GEC" means Georgia Electric Company.

     "Governmental Authority" means, with respect to any country, any federal, state, provincial, or local government, any of its subdivisions, agencies, authorities, commissions, boards, bureaus or other governmental entity, and any federal, state, provincial or local court or tribunal and any arbitrator.

     "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are categorized, classified, defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "Intellectual Property" means trademarks, service marks, patents, patent applications, software, registered copyrights and applications therefor, together with trade secrets, know-how and other similar property whether registered or unregistered.

     "Intellectual Property Assets" shall have the meaning set forth in Section 4.21.

     "Law" means, with respect to any country, any federal, state, provincial, local or other statute, rule, regulation or ordinance, and any requirement or obligation under common law.

     "Lease" means any lease or sublease of real or personal property.

     "Leased Personal Property" shall have the meaning set forth in Section 4.13(b).

     "Leased Real Property" shall have the meaning set forth in Section 4.12(b).

     "Liability" means any debt, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP or Canadian GAAP.

     "Lien" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question.

     "Material Contracts" shall have the meaning set forth in Section 4.15.

     "Material Lease" means (i) all Leases relating to the Leased Real Property and (ii) a Lease relating to Leased Personal Property involving a term of more than one (1) year or rental obligations exceeding $100,000 per annum.

     "Material Litigation" means any Action (involving Able or any of its Subsidiaries) by any Person or by or before any Governmental Authority that involves claims in excess of $1,000,000 or that could reasonably be expected to result in an Able Material Adverse Change or an Able Material Adverse Effect.

     "Merger" shall have the meaning set forth in the preface above.

     "Merger Consideration" shall have the meaning set forth in Section 2.02(b).
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

     "Option Recipients" shall have the meaning set forth in Section 7.08.

     "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator.

     "Original Merger Agreement" shall have the meaning set forth in the preface above.

     "Other Applicable Law" means any Law applicable to the Business other than an Environmental Law or a law relating to (a) Taxes or (b) ERISA.

     "Owned Real Property" shall have the meaning set forth in Section 4.12(a).

     "Permit" means any permit, license, certificate (including a certificate of occupancy), registration, authorization, consent, or approval issued by a Governmental Authority.

     "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or Canadian GAAP, as the case may be, consistently applied, (b) workers', repairmens' and similar Liens imposed by Law that have been incurred in the ordinary course of business and consistent with past practice which in the aggregate will not have an Able Material Adverse Effect or Bracknell Material Adverse Effect, as the case may be, (c) Liens and other title defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair the value or continued use of the property (as currently used) to which they relate, (d) the rights of others to customer deposits which in the aggregate will not have an Able Material Adverse Effect or Bracknell Material Adverse Effect, as the case may be, (e) any of the Liens described in the foregoing clauses (a) through (d) of this definition incurred in the ordinary course of business and consistent with past practice, after the date hereof which in the aggregate will not have an Able Material Adverse Effect or Bracknell Material Adverse Effect, as the case may be, and (f) any Liens relating to that certain Credit Agreement by and among Able, the Lenders (as defined therein) from time to time parties thereto, and Bank of America N.A. (successor to NationsBank N.A.), as amended from time to time, (g) Liens of Governmental Authorities which are parties to rights of way or easement agreements with Able or its Subsidiaries, except for any Liens which result from a default under or breach by Able or its Subsidiaries of such agreements, and
(h) any Liens obtained by Able or its Subsidiaries that sureties may have pursuant to surety bonds obtained by Able or its Subsidiaries, provided that Able or its Subsidiaries are not in default under the contracts (or indemnity agreements) that those bonds relate to.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Platinum" shall have the meaning set forth in Section 2.02(i).

     "Proxy Statement/Prospectus" shall have the meaning set forth in Section 4.09.

     "Real Property" shall have the meaning set out in Section 4.12(d).

     "Registration Statement" shall have the meaning set forth in Section 4.09.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

     "Replacement Options" shall have the meaning set forth in Section 7.08.

     "Returns" means all returns, reports, declarations or other filings that must be filed with any Governmental Authority with respect to Taxes.

     "SASCO" means Southern Aluminum & Steel Corporation.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act Affiliate" shall have the meaning set forth in Section
6.06.

     "Securities Act Affiliate Agreement" shall have the meaning set forth in
Section 6.06.
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     "Securities Act of 1933" means the U. S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Series C Conversion Number" shall have the meaning set forth in Section 2.02(h).

     "Series C Shares" shall have the meaning set forth in Section 2.02(h).

     "Series C Stockholders" means Halifax Fund, L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited, Palladin Partner I, L.P., Lancer Securities (Cayman) Limited, PGEP III, LLC, and Quatro Fund Limited.

     "Series E Conversion Number" shall have the meaning set forth in Section 2.02(d).

     "Series E Shares" shall have the meaning set forth in Section 2.02(d).

     "SES" means Specialty Electronic Systems, Inc.

     "Sirit" means Sirit Technologies, Inc.

     "Sirit Settlement" means the agreement dated July 7, 2000 between Able, Sirit and certain other parties entered into to settle certain outstanding litigation between them.

     "Site" means any of the real properties currently or previously owned, leased or operated by Able or its Subsidiaries for purposes of conducting their Business, including the Owned Real Property and the Leased Real Property.

     "Subco" shall have the meaning set forth in the preface above.

     "Subco Common Stock" shall have the meaning set forth in Section 2.01(a).

     "Subsidiary" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any Subsidiary of such party is a general partner or of which such party or one or more of its Subsidiaries or such party and one or more of its Subsidiaries, directly or indirectly, owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

     "Superior Proposal" shall have the meaning set forth in Section 6.04(a).

     "Surviving Corporation" shall have the meaning set forth in Section
2.01(b).

     "Tax" or "Taxes" means all federal, state, county, local and foreign taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes and import duties), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

     "Title Policies" shall have the meaning set forth in Section 4.12(g).

     "TSE" shall have the meaning set forth in Section 2.05.

     "U.S." means the United States of America.

     "Violation" shall have the meaning set forth in Section 4.04.

     "Voting Debt" shall have the meaning set forth in Section 4.05(b).

     "WorldCom" means WorldCom, Inc. or one of its Subsidiaries, as the context requires.

     "WorldCom Equity Interest" shall have the meaning set forth in Section 2.02(e).

     "WorldCom Series E Debt" shall have the meaning set forth in Section 6.14.

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                                   ARTICLE II

                                   THE MERGER

     Section 2.01  The Merger.

          (a) Immediately prior to the Effective Time, Bracknell shall contribute the Merger Consideration to Subco in exchange for common stock of Subco (the "Subco Common Stock").

          (b) At the Effective Time, Subco shall be merged with and into Able in accordance with the Florida General Corporation Law, whereupon the separate existence of Subco shall cease, and Able shall be the surviving corporation (the "Surviving Corporation").

          (c) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Subco and Able will file a certificate of merger with the Secretary of State of the State of Florida and make all other filings or recordings required by the Florida General Corporation Law in connection with the Merger. The Closing will take place at the offices of Torys, 237 Park Avenue, New York, New York 10017-3142, unless another place is agreed to in writing by the parties hereto. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Florida or at such later time as is specified in the certificate of merger (the "Effective Time"). The date of the Closing is referred to herein as the "Closing Date".

          (d) From and after the Effective Time, the Surviving Corporation shall possess all the assets (except for the Merger Consideration which the Able stockholders and others are entitled to receive), rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Able and Subco, all as provided under the Florida General Corporation Law.

     Section 2.02  Conversion/Issuance of Shares.  At the Effective Time:

          (a) Each issued and outstanding share of Subco Common Stock, shall, by virtue of the Merger and without any action on the part of Bracknell, Subco or Able, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

          (b) Except as set forth in Section 2.06, each share of common stock, par value $.001 per share, of Able ("Able Shares"), issued and outstanding immediately prior to the Effective Time (other than (i) Able Shares held by Able and (ii) Able Shares held by Bracknell or Subco) shall, by virtue of the Merger and without any action on the part of Bracknell, Subco, Able or any holder thereof, be converted into the right to receive 0.6 (the "Conversion Number") of a fully paid and non-assessable common share of Bracknell (the "Bracknell Common Stock"). The Bracknell Common Stock to be issued pursuant to this Section 2.02(b), Section 2.02(d), Section 2.02(f),
     Section 2.02(g), Section 2.02(h) and Section 2.02(i), together with the warrants described in Section 2.02(e), is referred to herein as the "Merger Consideration."

          (c) Each Able Share held by Able, Bracknell or Subco shall be cancelled and extinguished without any consideration therefor.

          (d) Each of the Series E Convertible Preferred Shares, par value $0.10, of Able (the "Series E Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Series E Shares held by Able and (ii) Series E Shares held by Bracknell or Subco) shall be converted into the right to receive the number of shares of Bracknell Common Stock determined by dividing the aggregate face value of all Series E Shares by $8.25 Canadian dollars and then dividing that quotient by the number of Series E Shares issued and outstanding immediately before the Effective Time (the "Series E Conversion Number"). For the purposes of this calculation, the exchange rate between U.S. dollars and Canadian dollars shall be the exchange rate published by the Bank of Canada at the close of business on the day before the Closing Date.

          (e) The stock appreciation rights described on Schedule 2.02(e) (or, if such stock appreciation rights have been exchanged for options to acquire Able Shares, such options) (the "WorldCom Equity Interest") shall be converted into warrants to purchase 1,200,000 shares of Bracknell Common Stock at
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

     an exercise price of $11.66 per share in cash. The terms of such warrants shall otherwise be as set forth in Exhibit A.

          (f) Bracknell shall issue to Sirit the number of shares of Bracknell Common Stock that Sirit is entitled to receive under the terms of the Sirit Settlement or as otherwise agreed by Bracknell and Sirit.

          (g) In satisfaction of their entitlement to receive 1,057,031 Able Shares pursuant to Amendment No. 1 to the Securities Exchange Agreement and Related Registration Rights Agreement of Able Telcom Holding Corp., by and among Able and the Persons listed on Schedule 2.02(g), dated July 7, 2000, Bracknell shall issue an aggregate of 634,218 shares of Bracknell Common Stock to the Persons and in the amounts set forth in Schedule 2.02(g).

          (h) Each of the Series C Convertible Preferred Shares, par value $0.10, of Able (the "Series C Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Series C Shares held by Able and (ii) Series C Shares held by Bracknell or Subco) shall be converted into the right to receive the number of shares of Bracknell Common Stock determined by dividing $18,000,000 by $4.00, multiplying the result by 0.6, and then dividing that product by the number of Series C Shares issued and outstanding immediately before the Effective Time (the "Series C Conversion Number").

          (i) Bracknell shall issue to Platinum Advisory Services, Inc. ("Platinum") and L. Dolcenea, Inc. ("Dolcenea") the aggregate number of shares of Bracknell Common Stock that they are entitled to receive pursuant to the letter agreement between Able, Platinum and Dolcenea, dated October 18, 2000.

          (j) The warrants to purchase Able Shares set forth in Schedule 2.02(j) (the "Able Warrants") shall become warrants to purchase shares of Bracknell Common Stock (the "Bracknell Warrants") subject to the following terms and conditions: (i) each Bracknell Warrant shall be exercisable to purchase the number of shares of Bracknell Common Stock equal to the number of Able Shares the corresponding Able Warrant was exercisable to purchase multiplied by 0.6; (ii) the exercise price of each Bracknell Warrant shall be the exercise price of the corresponding Able Warrant multiplied by 1.67; and(iii) as of the Effective Time, the unexpired term of each Bracknell Warrant shall be equal to the unexpired term of the corresponding Able Warrant.

     Section 2.03  Surrender and Payment.

          (a) Prior to the Effective Time, Bracknell shall appoint an agent reasonably acceptable to Able (the "Exchange Agent") for the purpose of exchanging certificates representing Able Shares, Series C Shares, and Series E Shares. As of the Effective Time, Subco shall deposit with the Exchange Agent for the benefit of the holders of Able Shares, Series C Shares and Series E Shares, for exchange in accordance with this Section 2.03, through the Exchange Agent, certificates representing the shares of Bracknell Common Stock issuable pursuant to Section 2.02 in exchange for outstanding Able Shares, Series C Shares and Series E Shares. Promptly after the Effective Time, Subco will send, or will cause the Exchange Agent to send, to each holder of Able Shares, Series C Shares or Series E Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Able Shares, Series C Shares or Series E Shares to the Exchange Agent).

          (b) Each holder of Able Shares, Series C Shares or Series E Shares that have been converted into a right to receive Bracknell Common Stock, upon surrender to the Exchange Agent of a certificate or certificates representing such Able Shares, Series C Shares or Series E Shares, together with a properly completed letter of transmittal covering such Able Shares, Series C Shares or Series E Shares, will be entitled to receive in exchange therefor that number of whole shares of Bracknell Common Stock which such holder has the right to receive pursuant to Section 2.02, and the certificate or certificates for Able Shares, Series C Shares or Series E Shares so surrendered shall be cancelled. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive upon such surrender a certificate representing shares of Bracknell Common Stock and cash in lieu of any fractional shares of Bracknell Common Stock as contemplated by this Section 2.03 and Section 2.05.

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

          (c) If any shares of Bracknell Common Stock are to be issued to a Person other than the registered holder of Able Shares, Series C Shares or Series E Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer Tax or other Taxes required as a result of such issuance to a Person other than the registered holder of such Able Shares, Series C Shares or Series E Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of Able Shares, Series C Shares or Series E Shares. If, after the Effective Time, certificates representing Able Shares, Series C Shares or Series E Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

          (e) Any shares of Bracknell Common Stock made available to the Exchange Agent pursuant to Section 2.03(a) that remain unclaimed by the holders of Able Shares, Series C Shares or Series E Shares six months after the Effective Time shall be returned to Bracknell, upon demand, and any such holder who has not exchanged his Able Shares, Series C Shares or Series E Shares in accordance with this Section prior to that time shall thereafter look only to Bracknell to exchange such Able Shares, Series C Shares or Series E Shares. Notwithstanding the foregoing, the Surviving Corporation and Bracknell shall not be liable to any holder of Able Shares, Series C Shares or Series E Shares for any amount paid, or any shares of Bracknell Common Stock delivered, to a public official pursuant to applicable abandoned property Laws. Any shares of Bracknell Common Stock or other amounts remaining unclaimed by holders of Able Shares, Series C Shares or Series E Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Bracknell free and clear of any claims or interest of any Person previously entitled thereto.

          (f) No dividends or other distributions on shares of Bracknell Common Stock shall be paid to the holder of any unsurrendered certificates representing Able Shares, Series C Shares or Series E Shares until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of Bracknell Common Stock into which such Able Shares, Series C Shares or Series E Shares were converted are registered, all dividends and other distributions paid in respect of such Bracknell Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

     Section 2.04 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Bracknell Common Stock, Able Shares, Series C Shares or Series E Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Conversion Number, the Series C Conversion Number and the Series E Conversion Number shall be appropriately adjusted.

     Section 2.05 Fractional Shares. No fractional shares of Bracknell Common Stock shall be issued in the Merger. All fractional shares of Bracknell Common Stock that a holder of Able Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the daily closing sale prices per share of Bracknell Common Stock on The Toronto Stock Exchange (the "TSE") for the ten trading days next preceding the Effective Time by the fraction of a share of Bracknell Common Stock to which such holder would otherwise have been entitled. Alternatively, the Surviving Corporation shall have the option of instructing the Exchange Agent to aggregate all fractional shares of Bracknell Common Stock, sell such shares in the public market and distribute to holders of Able Shares a pro rata portion of the proceeds of such sale; provided that Bracknell shall pay all transaction costs associated therewith. No such cash in lieu of fractional shares of Bracknell Common Stock shall be paid to

                                      A-1-9
any holder of Able Shares until certificates representing such Able Shares are surrendered and exchanged in accordance with Section 2.03.

     Section 2.06  Dissenting Shares.

          (a) Notwithstanding any other provisions of this Agreement to the contrary, Able Shares, Series C Shares or Series E Shares that are outstanding immediately prior to the Effective Time and which are held by Able stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing, appraisal for such shares in accordance with the Florida General Corporation Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Bracknell Common Stock. Such stockholders instead shall be entitled to receive payment of the appraised value of such Able Shares, Series C Shares or Series E Shares held by them in accordance with the provisions of the Florida General Corporation Law, except that all Dissenting Shares held by such stockholders, who shall have failed to perfect or who effectively shall have withdrawn, forfeited, or lost their rights to appraisal of such Able Shares, Series C Shares or Series E Shares under the Florida General Corporation Law, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, Bracknell Common Stock in the manner provided in Section 2.03 above.

          (b) Able shall give Bracknell prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the Florida General Corporation Law and received by Able and relating thereto. Able shall direct all negotiations and proceedings with respect to demands for appraisal rights under the Florida General Corporation Law and shall keep Bracknell informed regarding the progress thereof.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     Section 3.01 Certificate of Incorporation. Effective immediately following the Merger, the certificate of incorporation of Subco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided, however, that the certificate of incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is Able Telcom Holding Corp."

     Section 3.02 Bylaws. Effective immediately following the Merger, the bylaws of Subco in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Subco at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Subco at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF ABLE

     Able represents and warrants to Bracknell and Subco that:

     Section 4.01 Corporate Existence and Power. Able and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the Business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not
                                     A-1-10
have an Able Material Adverse Effect. For purposes of this Agreement, an "Able Material Adverse Change" or "Able Material Adverse Effect," means any change or effect, either individually or in the aggregate, that is or may be reasonably expected to be materially adverse to the Business, assets, liabilities, properties, financial condition or results of operations of Able or an Able Significant Subsidiary. For the purposes of this Agreement, an "Able Significant Subsidiary" means a Subsidiary of Able which individually accounted for 10% or more of the total revenues, net income, cash flows from operations or assets of Able and its Subsidiaries on a consolidated basis in either of Able's previous two fiscal years. Able has heretofore delivered to Bracknell true and complete copies of Able's articles of incorporation and bylaws as currently in effect.

     Section 4.02 Corporate Authorization. Able has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have, except for any required approval by Able's stockholders in connection with the Merger, been duly authorized by all necessary corporate action on the part of Able. Able's Board of Directors has authorized Able to enter into this Agreement, has determined that this Agreement is in the best interests of Able and its stockholders and has recommended that Able's stockholders vote in favor of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Able and constitutes a valid and binding obligation of Able enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

     Section 4.03 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or Permit from, any Governmental Authority is required by or with respect to Able or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Able or the consummation of the Merger or other transactions contemplated hereby, other than (i) compliance with the applicable requirements of the HSR Act and the Exchange Act, and (ii) the filing of a certificate of merger with the Secretary of State of the State of Florida, except where the failure of any action to be taken by any Governmental Authority or filing to be made would not have an Able Material Adverse Effect or prevent consummation of the Merger or the other transactions contemplated hereby.

     Section 4.04 Non-Contravention. The execution and delivery of this Agreement by Able does not, and the consummation of the transactions contemplated hereby by Able will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on assets or property or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to any provision of the articles of incorporation or bylaws of Able or any of its Subsidiaries or, except as set forth on Schedule 4.04 hereto, or as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or Permits and filings or notifications referred to in
Section 4.03 are duly and timely obtained or made, result in any Violation of any loan or credit agreement, note, mortgage, indenture, Lease, Benefit Arrangement or other agreement, obligation, instrument, Permit, concession, franchise, Order or Law applicable to Able or any of its Subsidiaries or their respective properties or assets, except for any Violations which would not have an Able Material Adverse Effect.

     Section 4.05  Capitalization.

          (a) The entire authorized capital stock of Able consists of (i) 25,000,000 shares of common stock, par value $.001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share, issuable in series ("Able Preferred Stock") (collectively, the "Able Authorized Capital Stock"). Of the Able Authorized Capital Stock: 16,374,504 Able Shares, 5,000 Series C Shares and 1,000 Series E Shares are validly issued and outstanding. Each of the aforesaid shares has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights. Able has also granted options to purchase 3,564,314 Able Shares (the "Able Stock Options") to the Persons (who are present or former officers, directors, employees or advisors), at the exercise prices and in the amounts listed on Schedule 4.05(a)(i), of which 2,435,000 were granted outside of Able's Stock Option Plan and 1,129,314

                                     A-1-11
     were granted under Able's Stock Option Plan. Able has also issued warrants and other options to purchase 1,929,505 Able Shares to other Persons, at the exercise prices and in amounts listed on Schedule 4.05(a)(ii). Except as set forth in Schedules 4.05(a)(i) and 4.05(a)(ii) hereto, no options, warrants or other rights to acquire, sell, or issue shares of capital stock of Able are outstanding, and except as disclosed in Schedule 4.05(a)(iii), between the date hereof and the Effective Time, no shares of capital stock of Able and no such options, warrants or rights will be issued. Except as set forth in Schedule 4.05(a)(iv), Able has not issued, granted or awarded any phantom stock, stock appreciation rights, or any similar instruments to any Person.

          (b) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") that were issued by Able are outstanding. Except as set forth in this Section 4.05 and Schedule 4.05(b), there are outstanding (A) no shares of capital stock, Voting Debt or other voting securities of Able, (B) no securities of Able or any Subsidiary of Able convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Able or any Subsidiary of Able, and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements pursuant to which Able or any Subsidiary of Able is obligated to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Able or of any Subsidiary of Able or obligating Able or any Subsidiary of Able to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (c) Except as listed in Schedule 4.05(c), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Able is a party or by which it is bound relating to the voting of any shares of the capital stock of Able which will limit in any way the granting of proxies by or on behalf of or from, or the casting of votes by, Able stockholders with respect to the Merger. There are no restrictions on the ability of Able to vote the stock of any of its Subsidiaries.

     Section 4.06 Subsidiaries. Schedule 4.06(i) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of Able. The authorized and issued and outstanding shares of capital stock of each Subsidiary of Able are set forth on Schedule 4.06(ii). Except as set forth in Schedule 4.06(iii), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Able is owned by Able, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     Section 4.07  SEC Filings.

          (a) Able has delivered to Bracknell (i) Able's annual report on Form 10-K for the fiscal year ended October 31, 1999 (amended May 26, 2000) (the "Able 10-K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended January 31, 2000 and April 30, 2000, as amended, (iii) its current reports on Form 8-K dated May 30, 2000, June 7, 2000 and July 20, 2000, (iv) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Able held since April 1998, and (v) all of its other reports, statements, schedules and registration statements filed with the SEC since its initial public offering, including without limitation, the Registration Statement on Form S-1 (Registration Number 333-65991), as amended, and all materials incorporated therein by reference (the filings referred to in clauses (i) through (v) above and delivered to Bracknell prior to the date hereof being hereinafter referred to as the "Able SEC Filings").

          (b) As of its filing date or with respect to any proxy statements, as of the date it was first mailed to Able stockholders, each such report or statement filed pursuant to the Exchange Act complied as to form in all material respects with the requirements of the Exchange Act, except as disclosed in Schedule 4.07(b), and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                     A-1-12

          (c) Each such registration statement and any amendment thereto filed pursuant to the Securities Act of 1933, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act of 1933 and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Able and its consolidated Subsidiaries included in the Able 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Able and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which, individually or in the aggregate, would have an Able Material Adverse Effect).

     Section 4.09 Proxy Statement/Prospectus; Registration Statement. None of the information supplied by Able for inclusion in (a) the proxy statement relating to the Able Stockholder Meeting (also constituting the prospectus in respect of the Bracknell Common Stock to be exchanged for Able Shares in the Merger) (the "Proxy Statement/Prospectus"), to be filed by Able and Bracknell with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form F-4 (the "Registration Statement") to be filed by Bracknell with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Able, at the time of the Able Stockholder Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All documents that Able is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act of 1933 and state securities Laws.

     Section 4.10  Absence of Certain Changes.  Except as set forth on Schedule
4.10 since April 30, 2000, Able and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence or development or state of circumstances or facts, which affects or relates to Able or any of its Subsidiaries, which has had or would reasonably be expected to have an Able Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Able, or any repurchase, redemption or other acquisition by Able or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Able or any of its Subsidiaries;

          (c) any amendment of any term of any outstanding security of Able or any of its Subsidiaries;

          (d) any incurrence, assumption or guarantee by Able or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by Able or any of its Subsidiaries of any Lien (other than a Permitted Lien) on any material asset;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any material amendment or termination of any Material Contract or Material Lease relating to the Business or any material capital expenditure;
                                     A-1-13

          (h) to Able's Knowledge, any claim or threatened claim against Able or one or more of its Subsidiaries in respect of a Material Contract where the liability of Able or one or more of its Subsidiaries exceeds, or could reasonably be expected to exceed, $1,000,000;

          (i) any material destruction, damage or other loss to any of the assets of Able or any of its Subsidiaries that is not covered by insurance;

          (j) any material sale, lease or other disposition of any of the assets of Able or any of its Subsidiaries, other than assets sold, leased or otherwise disposed of in the ordinary course of business consistent with past practice which would not, in the aggregate, have an Able Material Adverse Effect;

          (k) any material purchase or lease of any assets by Able or any of its Subsidiaries, other than assets purchased or leased in the ordinary course of business consistent with past practice;

          (l) any change in any method of accounting or accounting practice by Able or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Able;

          (m) except for contractual obligations existing on the date hereof or disclosed on Schedule 4.10(m), any (i) grant of any severance or termination pay to any director, officer or employee of Able, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Able or any of its Subsidiaries except in the ordinary course of business consistent with past practice with persons who are not executive officers, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements,
     (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Able or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, or
     (v) acceleration of the exercisability or vesting of any options, as the case may be;

          (n) any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Able or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at April 30, 2000 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (o) any actual or, to Able's Knowledge, threatened dispute between Able or any of its Subsidiaries and any vendor or customer, other than disputes which would not have or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect;

          (p) any actual or, to Able's Knowledge, threatened suspension or cancellation of any Permit, other than those the suspension or cancellation of which would not have or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect;

          (q) any amendment to Able's articles of incorporation or bylaws;

          (r) any change in any Law applicable to Able or any of its Subsidiaries, or in the interpretation or application thereof, which individually or in the aggregate has had or would reasonably be expected to have an Able Material Adverse Effect; or

          (s) any agreement or commitment by Able or any of its Subsidiaries to take any action described in this Section 4.10.

     Section 4.11  No Undisclosed Material Liabilities.  Except as described in
Schedule 4.11, there are no Liabilities of Able or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances which, individually or in the aggregate, have or would reasonably be expected to have an Able Material Adverse Effect, other than:

          (a) Liabilities disclosed or provided for in Able's consolidated balance sheet dated as of April 30, 2000 included in Able's quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2000;

                                     A-1-14

          (b) Liabilities incurred in the ordinary course of business consistent with past practices since April 30, 2000, which in the aggregate are not material to Able or an Able Significant Subsidiary; and

          (c) Liabilities under this Agreement.

     Section 4.12  Real Property.

          (a) A complete and accurate list and description of all real property owned by Able or its Subsidiaries (other than Easements), in each case which is used or useful in the conduct of the Business, is set forth in
     Schedule 4.12(a) (the "Owned Real Property"). Able or one of its Subsidiaries has good, valid and marketable title in fee simple to each Owned Real Property free and clear of all Liens except Permitted Liens.

          (b) A complete and accurate list and description of all the real property leased to Able or its Subsidiaries (other than Easements), in each case which is used or useful in the conduct of the Business (the "Leased Real Property"), is set forth in Schedule 4.12(b). Except as set forth on
     Schedule 4.12(b), all Material Leases are in writing and are valid, effective, binding and in full force and effect. There has been no material breach of, or default under, any Material Lease by Able or one of its Subsidiaries or, to Able's Knowledge, any other Person, which breach or default has not been cured or waived (and no event has occurred which, with due notice or lapse of time or both, may constitute a breach or default), and no party to any Material Lease has given Able or one of its Subsidiaries written notice or made a claim with respect to any breach or default under a Material Lease. A true and complete copy of each of the Material Leases, as amended to date, has been furnished to Bracknell. Able or one of its Subsidiaries is the lessee or sublessee under all Material Leases or has succeeded (or will succeed prior to the Closing Date) to the rights of the lessee under such Material Leases and owns the leasehold interest created pursuant to such Leases free and clear of all Liens except Permitted Liens. Able or one of its Subsidiaries validly occupies any improvements located on the Leased Real Property in accordance with the terms of the relevant Leases free and clear of all Liens except Permitted Liens. All consents required under the Material Leases in connection with the transactions contemplated by this Agreement have been, or as of the Closing Date will be, obtained and furnished in writing to Bracknell.

          (c) A complete and accurate list and description of all easements, the beneficial interest of which is owned by Able or one of its Subsidiaries, in each case which is used or useful in the conduct of the Business is listed in Schedule 4.12(c) (the "Easements"). Schedule 4.12(c) also lists, with respect to each Easement, all contracts or other agreements (collectively, the "Easement Contracts") pursuant to which Able or one of its Subsidiaries (i) acquired rights to the Easement, and/or (ii) granted rights to others to use or access any wires, cables, or other conduit located within the respective Easement areas. Able or one of its Subsidiaries has good, valid, and marketable title in and to each Easement free and clear of all Liens except Permitted Liens. Each Easement is valid, effective and binding and in full force and effect. There has been no material breach of any Easement or Easement Contract by Able or its Subsidiaries or, to Able's Knowledge, any other Person, which breach has not been cured or waived. A true and complete copy of each Easement Contract, as amended to date, has been furnished to Bracknell. Able or one of its Subsidiaries validly occupies and uses the Easements and any improvements located on the Easements in accordance with the terms of the Easement Contracts. All consents required under the Easements and Easement Contracts in connection with the transactions contemplated by this Agreement have been, or as of the Closing Date will be, obtained and furnished in writing to Bracknell.

          (d) Schedules 4.12(a), 4.12(b) and 4.12(c) describe all real property owned or leased by Able or its Subsidiaries (the "Real Property"), and the nature of the interest of Able or its Subsidiaries in those properties. There is no real property (other than the Real Property) the use or possession of which is necessary for Able or its Subsidiaries to carry on the Business. Except as provided in Schedule 4.12(d), none of the Real Property is subject to a Lease, sublease, license or other agreement granting any Person any right to the use, occupancy or enjoyment thereof (or any portion thereof), except where such Lease, sublease, license or other agreement would not materially detract from the value of the applicable property, materially impair the present and continued use, operation or maintenance of the property subject thereto, or materially impair the operations of Able or one of its Subsidiaries.
                                     A-1-15

          (e) The buildings, driveways and all other structures and improvements upon the Real Property are all within the boundary lines of the applicable property or have the benefit of valid easements or other legal rights and there are no encroachments thereon that would materially affect the use thereof.

          (f) All buildings, structures, improvements and fixtures owned, leased or used by Able or its Subsidiaries in the conduct of the Business conform in all material respects to all applicable building, zoning, health, safety, environmental and other Laws, regulations, codes and rules adopted by national and local associations and boards and insurance underwriters, and all such buildings, structures, improvements and fixtures and the electrical, plumbing, HVAC and other systems thereat are in good operating condition and repair. There are no outstanding requirements or recommendations by any insurance company which has issued a policy covering any such property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any material repairs or work to be done on any such property.

          (g) Schedule 4.12(g) lists all policies of title insurance insuring the interest of Able and its Subsidiaries in the Real Property (the "Title Policies"). All of the Title Policies are in full force and effect and neither Able nor any of its Subsidiaries have taken or will take any action that would adversely affect the coverage afforded the insured thereunder. Able will provide copies of each of the Title Policies and any related surveys to Bracknell promptly after the date hereof. Able will cooperate with Bracknell to obtain any new policies or amendments or endorsements to the Title Policies as may reasonably be required by Bracknell.

     Section 4.13  Personal Property.

          (a) Subject to Permitted Liens, Able or its Subsidiaries have marketable and indefeasible title to all personal property owned by Able or its Subsidiaries and used in the conduct of the Business, other than (A) property that has been disposed of in the ordinary course of business, (B) property that has been disposed of in transactions disclosed to Bracknell in writing prior to the date hereof, and (C) Leased Personal Property.

          (b) Schedule 4.13(b) lists all of the Material Leases of leased personal property used in the Business conducted by Able and its Subsidiaries (the "Leased Personal Property"). All such Material Leases of Leased Personal Property are valid and binding and in full force and effect. There has been no material breach of any such Material Lease by Able or its Subsidiaries or, to Able's knowledge, any other Person, which breach has not been cured or waived.

     Section 4.14 Accounts Receivable. Except as set forth on Schedule 4.14, all Accounts Receivable of Able and its Subsidiaries reflected on the balance sheet included in Able's Form 10-Q as of April 30, 2000 and all Accounts Receivable of Able and its Subsidiaries generated after April 30, 2000 that are reflected in the accounting records of Able and its Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed or billed for in the ordinary course of business. All Accounts Receivable not paid prior to the Closing Date are current and collectible in the ordinary course of business, except to the extent reflected in the reserve for doubtful accounts in the financial statements include in Able's SEC Filings. The reserve for doubtful accounts reflected in the financial statements included in Able's SEC Filings has been determined consistent with past practices and in accordance with GAAP. Able and its Subsidiaries have good and valid title to the Accounts Receivable free and clear of all Liens except Permitted Liens.

     Section 4.15 Contracts. Except for (i) purchase orders, invoices, confirmations and similar documents involving the purchase or sale of goods or services for less than $250,000 over a period of 12 months or less, (ii) Leases,
(iii) Benefit Arrangements, and (iv) contracts relating to intercompany obligations, Schedule 4.15(i) sets forth a list of all of the following contracts ("Material Contracts") (A) to which Able or any of its Subsidiaries is a party or (B) by which any of the assets of Able or any of its Subsidiaries are bound: (1) contracts pertaining to the borrowing of money; (2) contracts creating Liens; (3) contracts creating guarantees; (4) contracts relating to material employment or consulting services; (5) contracts relating to any single capital expenditure in excess of $250,000 or aggregate capital expenditures in excess of $500,000;

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(6) contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation; (7) joint venture or partnership agreements; (8) contracts that individually require by their respective terms after the date hereof the payment or receipt of $250,000 or more; (9) any agreement involving derivatives, hedging or futures under which the obligations of Able or one of its Subsidiaries could reasonably be expected to exceed $250,000; (10) any contract that limits the freedom of Able or its Subsidiaries to compete in any line of business or to conduct business in any geographic location; or (11) any contract for the purchase or sale of all or substantially all of the assets or stock of any company or operating division. All Material Contracts are valid and binding and in full force and effect. Except as disclosed in Schedule 4.15(ii), there has been no material breach of any contract by Able or its Subsidiaries or, to Able's Knowledge, any other Person, which breach has not been cured or waived. Able will make available to Bracknell true and complete copies of the Material Contracts.

     Section 4.16 Litigation. Except as set forth on Schedule 4.16, there is no Action by any Person or by or before any Governmental Authority that is pending or, to Able's Knowledge, threatened by, against or affecting Able or its Subsidiaries or any of their respective assets which would have or reasonably be expected to have an Able Material Adverse Effect. Except as set forth on
Schedule 4.16, neither Able nor any of its Subsidiaries is subject to any Order that would have an Able Material Adverse Effect.

     Section 4.17 Taxes. Except as set forth on Schedule 4.17(i), Able and its Subsidiaries have timely filed all Returns and reports required to be filed by them on or before the date hereof, or requests for extensions to file such Returns have been timely filed and granted and have not yet expired. All such Returns are complete and accurate. Able and its Subsidiaries have paid, or have set up an adequate reserve for the payment of, all Taxes due, whether or not shown as due, on such Returns and have properly withheld and paid over to the appropriate Governmental Authority all applicable withholding Taxes. The interim balance sheet contained in Able's Form 10-Q for its fiscal quarter ended April 30, 2000 contains an adequate reserve for all Taxes accrued by Able and its Subsidiaries through April 30, 2000. Except as set forth on Schedule 4.17(ii), no deficiencies for any Taxes have been asserted, proposed or otherwise settled or reserved against, Able has not received any notice of and has no reason to believe that any deficiency for any Taxes will be proposed or threatened, and no waivers of the time to assess any such Taxes are pending. There are no material Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) on the assets of Able or any of its Subsidiaries. No election under
Section 341(f) of the Code has been or will be made to treat Able or any of its Subsidiaries as a "consenting corporation" as defined in such Section 341(f). Neither Able nor any of its Subsidiaries is a party to any agreement, contract or arrangement that has resulted or could result in any disallowance of a deduction for employee remuneration under Section 162(m) of the Code or that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code. Except as set forth on Schedule 4.17(iii), neither Able nor any of its Subsidiaries has been a party to any deferred intercompany transaction pursuant to which it realized but did not recognize a gain, and no excess loss account exists with respect to the shares of stock of any member of the federal consolidated income tax group of which Able is the common parent. Neither Able nor any of its Subsidiaries is or has been a party to any Tax sharing agreement or has or could have any liability for Taxes pursuant to Section 1.1502-6 of the regulations promulgated pursuant to the Code for the Taxes of any Person other than a corporation that is currently a member of the federal consolidated income Tax group of which Able is the common parent. Able has no reason to believe that any of its net operating loss carryforwards, foreign Tax credit carryforwards or other similar Tax attributes would be reduced or disallowed by any taxing authority if its Returns for the years in which such Tax attributes were created were audited. Except as set forth on Schedule 4.17(iv), no audit of Able or any of its Subsidiaries by any taxing authority is currently pending or threatened, and no issues have been raised by any taxing authority in connection with any Returns of Able or any of its Subsidiaries.

     Section 4.18  Tax Free Merger.

          (a) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets, and at least 70 percent of the fair market value of the gross assets, held by Able prior to the Merger. For purposes of this representation, amounts used by Able to pay reorganization

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     expenses and all redemptions, distributions and payments, in cash or property, made by Able in connection with the Merger shall be included as assets of Able prior to the Merger.

          (b) Able has no plan or intention to issue additional shares of it stock that would result in Bracknell losing control of Able within the meaning of Section 368(c) of the Code. At the time of the Merger, Able will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Able that, if exercised or converted, would affect Bracknell's acquisition or retention of such control.

          (c) There is no intercorporate indebtedness existing between Bracknell and Able or between Subco and Able. Able is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. On the date of the Merger, the fair market value of the assets of Able will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject. Able is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (d) Able agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. Able has not knowingly taken any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless all parties hereto shall otherwise agree in writing, Able shall not knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Able shall cause one or more of its responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the Tax opinion described in Section 9.01(f).

     Section 4.19  ERISA.

          (a) "Employee Plans" shall mean each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by Able or any affiliate (as defined below) and covers any employee or former employee of Able or any affiliate or under which Able or any affiliate has any liability. Schedule 4.19(a) lists all Employee Plans. True and complete copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Bracknell. For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

          (b) No Employee Plan individually or collectively constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA.

          (c) No Employee Plan constitutes a "multi-employer plan", as defined in Section 3(37) of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Employee Plan is subject to Title IV of ERISA. Neither Able nor any of its affiliates has incurred, nor has reason to expect to incur, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan previously covered by Title IV of ERISA.

          (d) Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Able or any of its Subsidiaries or any officer or director of Able or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that would have, or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect.

          (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code, and each Employee Plan has

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     been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, Orders, final rules and final regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

          (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Able or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (g) "Benefit Arrangement" shall mean each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonus, profit-sharing, or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation with the exception of the stock options disclosed in Schedule 4.05(a)(i) or Schedule 4.05(a)(ii), supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, health or medical insurance or other benefits) which (i) is not an Employee Plan,
     (ii) is entered into, maintained or contributed to, as the case may be, by Able or any of its affiliates, and (iii) covers any employee or former employee of Able or any of its affiliates. Copies or descriptions of the Benefit Arrangements have been furnished to Bracknell. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Benefit Arrangement.

          (h) Except as disclosed in Schedule 4.19(h), the transactions contemplated hereby will not result in any liability for severance pay to any employee or accelerate the exercisability, vesting or payment of any options, warrants, stock appreciation rights, phantom stock awards or any similar instruments, as the case may be, nor will any employee be entitled to any payment solely by reason of such transactions.

          (i) All contributions required to be made to trusts in connection with any Employee Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) have been made in a timely manner in compliance with applicable law and regulations;

          (j) Other than claims in the ordinary course for benefits with respect to the Employee Plans or Benefit Arrangements, there are no Actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Employee Plan or Benefit Arrangement, or any circumstances which might give rise to any such Action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

          (k) Except as disclosed in paragraphs (2) and (3) of Schedule 4.17(i), all reports, returns and similar documents with respect to the Employee Plans or Benefit Arrangements required to be filed with any governmental agency have been so filed by the due date for such filings;

          (l) Able has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. Able has complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

          (m) Except as disclosed in writing to Bracknell prior to the date hereof and subject to the provisions of Section 4.10(l), there has been no amendment to, written interpretation or announcement (whether or not written) by Able or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which in the aggregate would increase the per employee expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred on a per employee basis in respect thereof for the six months ended on April 30, 2000 except to the extent, with respect to all employees, as would not have, or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect.

     Section 4.20 Environmental Matters. Except as set forth in Schedule 4.20, and to the best of Able's Knowledge, (a) Able and its Subsidiaries have obtained and maintain all Material Environmental Permits necessary operate their Business; (b) Able and its Subsidiaries are and at all times have been in material

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compliance with, and have not been and are not in violation of or liable under, any Environmental Permit or any Environmental Law; (c) there are no past, pending, or threatened Environmental Claims against Able or its Subsidiaries in connection with the Business or any Site; (d) no Releases of Hazardous Materials have occurred at, from, in, to, on or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against Able or its Subsidiaries; (e) neither Able, its Subsidiaries, their predecessors have generated, recycled, discharged or released any Hazardous Material, or transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any off-Site location, which is reasonably likely to result in an Environmental Claim against Able or its Subsidiaries; (f) no Site or any property to which Able or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material, is a current or proposed Environmental Cleanup Site; (g) there are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances or conditions that could restrict or encumber, or result in the imposition of use restrictions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Site currently owned or operated by Able or its Subsidiaries; (h) there are no underground storage tanks, active or abandoned, polychlorinated biphenyl containing equipment, or asbestos or asbestos-containing materials at any Site; and (i) Able and its Subsidiaries have provided Bracknell with all audits, assessments, reports, reviews and investigations relating to Able and each of its Subsidiaries, whether prepared internally or by external consultants, relating to the existence or management of any issues or circumstances relevant to the Environment, including without limitation any such documentation relating to any Site.

     Section 4.21 Intellectual Property. Able and its Subsidiaries own sufficient right, title and interest in and to, or have valid licenses of sufficient scope and duration for, all patents, patent rights, copyrights, trademarks, service marks, trade names, software, trade secrets, confidential information and other Intellectual Property material to the operation of the Business as currently conducted or proposed to be conducted (the "Intellectual Property Assets"). The Intellectual Property Assets are free and clear of all Liens which would materially impair the ability of Able or its Subsidiaries to use the Intellectual Property Assets in the Business currently conducted or proposed to be conducted. Able has granted no third party any rights in and to the Intellectual Property Assets except for rights which would not have an Able Material Adverse Effect. Except as set forth on Schedule 4.21, none of the Intellectual Property Assets owned or licensed by Able or its Subsidiaries infringes upon or conflicts with, or to Able's Knowledge, is alleged to infringe upon or conflict with, the Intellectual Property rights of any third party, which infringement or alleged infringement could have an Able Material Adverse Effect.

     Section 4.22 Employees. Schedule 4.22 sets forth each collective bargaining or other labor union agreement applicable to any employees of Able or any of its Subsidiaries ("Able Employees"). No material work stoppage or material labor dispute against Able or any of its Subsidiaries in connection with the Business is pending or, to Able's Knowledge, threatened and, to Able's Knowledge, except as set forth on Schedule 4.22, there is no related organizational activity by any Able Employees. Neither Able nor any of its Subsidiaries has, except as set forth on Schedule 4.22, received any written notice of any unfair labor practice in connection with the Business, and no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority.

     Section 4.23 Intercompany Agreements. Schedule 4.23 lists each and every contract between Able and any of its stockholders or, to Able's Knowledge, any Affiliate of Able and any of its stockholders which is currently in effect.

     Section 4.24 Certain Payments. Neither Able, nor any of its Subsidiaries, directors, officers, agents, or employees, or any other Person associated with or acting for or on behalf of Able or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment or for business secured, or (C) to obtain special concessions or for special concessions already obtained for or in respect of Able or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been

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appropriately recorded in the books and records of Able or its Subsidiaries, which in the case of either clause (i) or (ii) would be in violation of Law.

     Section 4.25 Customers and Suppliers. Since October 31, 1999, there has been no termination (except by completion of performance) or cancellation of, and no material modification or change in, any Material Contract with (i) any customer or group of related customers which singly or, in the aggregate, provided more than 2% of the consolidated gross revenues of Able and its Subsidiaries for the fiscal year ended October 31, 1999, or (ii) any suppliers to Able or its Subsidiaries which singly or in the aggregate constituted more than 2% of the consolidated cost of services for such fiscal year.

     Section 4.26 Canadian Competition Act. The aggregate value of the assets in Canada of Able and its Subsidiaries, determined in accordance with the Competition Act (Canada), does not exceed $35 million Canadian Dollars. The aggregate gross annual revenues from sales in or from Canada generated by those assets, determined in accordance with the Competition Act (Canada), does not exceed $35 million in Canadian Dollars.

     Section 4.27 Rights Plan. To Able's Knowledge, none of Able's stockholders are acting jointly or in concert with each other or have any agreement, arrangement, commitment or understanding (whether formal or informal and whether or not in writing) with any other Able stockholder or with any other Person acting jointly or in concert with any other Able stockholder for the purpose of acquiring Bracknell Common Stock pursuant to the Merger. For the purpose hereof, the phrase "jointly or in concert" shall be interpreted consistent with Section 91 of the Securities Act (Ontario).

     Section 4.28 Compliance With Other Applicable Laws. Able and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate the properties and assets of Able and its Subsidiaries and to carry on the Business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that have not had an Able Material Adverse Effect. Able and its Subsidiaries are in compliance with all Other Applicable Law, except where failure to so comply would not reasonably be expected to have an Able Material Adverse Effect. Except as set forth in Schedule 4.28, no investigation or review by any Governmental Authority with respect to Able or any of its Subsidiaries is pending or to Able's Knowledge, threatened.

     Section 4.29 Insurance. Able and each of its Subsidiaries maintains insurance with responsible and reputable insurers in such amounts and covering such risks and with such deductibles as are generally maintained by like businesses, the failure of which to maintain would or would have reasonably be expected to have an Able Material Adverse Effect. The coverage under each such policy is in full force and effect and Able and each of its Subsidiaries is in good standing under such policies, unless the lack of such coverage or good standing would not have or would not reasonably be expected to have an Able Material Adverse Effect. Neither Able nor any of its Subsidiaries has received notice of, or has any knowledge of, any fact, condition or circumstance which might reasonably form the basis of any claim against Able or any of its Subsidiaries which is not fully covered by insurance (subject to deductibles) maintained by any of them unless such fact, condition or circumstance could not reasonably be expected to have an Able Material Adverse Effect.

     Section 4.30 Bonds. Schedule 4.30 lists all surety bonds (including, without limitation, performance bonds, bid bonds, payment bonds, labor and materials bonds, lien bonds, warranty bonds, maintenance bonds and any replacement bonds) with respect to which Able or any of its Subsidiaries has liability or indemnification obligations for an amount greater than $250,000.

     Section 4.31. Bankruptcy and Insolvency Proceedings. No proceeding (including a private proceeding) has been commenced by or against Able or a Subsidiary of Able (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any Law relating to bankruptcy, insolvency, reorganization, or compromise of debts or other similar Laws (including, without limitation, any case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any similar proceeding under applicable state Law); or (iii) seeking appointment of a receiver, trustee, agent or custodian or other similar official for it or for any substantial part of its properties and assets.

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     Section 4.32  Broker's Fees.  Except as disclosed on Schedule 4.32, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Able, any of its stockholders or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.33 Vote Required. Except as contemplated by this Agreement, the affirmative vote of the holders of a majority of the outstanding Able Shares and Series E Shares, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding Series C Shares, voting as a separate class, at the Able Stockholder Meeting, are the only votes of the holders of any classes or series of Able's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     Section 4.34 Opinion of Financial Advisor. Able has received from a qualified financial advisor, a verbal opinion to the effect that, as of the date hereof, the Conversion Number is fair to Able's Stockholders from a financial point of view.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BRACKNELL AND SUBCO

     Bracknell and Subco, jointly and severally, represent and warrant to Able that:

     Section 5.01 Corporate Existence and Power. Bracknell and each of its Subsidiaries (including Subco) is a corporation duly organized, validly existing and in good standing under the laws of its province or other jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Bracknell Material Adverse Effect. For purposes of this Agreement, a "Bracknell Material Adverse Change" or "Bracknell Material Adverse Effect" means any change or effect, either individually or in the aggregate, that is or may be reasonably expected to be materially adverse to the Business, assets, liabilities, properties, financial condition or results of operations of Bracknell and its Subsidiaries taken as a whole.

     Section 5.02 Corporate Authorization. Bracknell and Subco have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bracknell and Subco, other than the approval of Bracknell's stockholders, if required by regulatory authorities or under applicable Law. This Agreement has been duly executed and delivered by Bracknell and Subco and constitutes a valid and binding obligation of Bracknell and Subco enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

     Section 5.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from any Governmental Authority is required by or with respect to Bracknell or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Bracknell or the consummation of the Merger or the other transactions contemplated hereby, other than (i) compliance with the applicable requirements of the HSR Act, the Exchange Act and the Securities Act of 1933,
(ii) the filing of the certificate of merger with the Secretary of State of the State of Florida, and (iii) the filing with, and approval by, the TSE of the conditional listing application and satisfaction of the conditions contained therein, except where the failure of any action to be taken by any Governmental Authority or any filing to be made would not have a Bracknell Material Adverse Effect or prevent consummation of the Merger or the other transactions contemplated hereby.

     Section 5.04 Non-Contravention. The execution and delivery of this Agreement by Bracknell and Subco does not, and the consummation of the transactions contemplated hereby by Bracknell and Subco will
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not result in any Violation pursuant to any provision of the certificate or articles of incorporation or bylaws of Bracknell or any of its Subsidiaries or, except as set forth on Schedule 5.04, or as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.04 are duly and timely obtained or made, result in any Violation of any loan or credit agreement, note, mortgage, indenture, Lease, Benefit Arrangement or other agreement, obligation, instrument, Permit, concession, franchise, Order, or Law, applicable to Bracknell or any of its Subsidiaries or their respective properties or assets, except for any Violations which would not have a Bracknell Material Adverse Effect.

     Section 5.05  Capitalization.

          (a) The entire authorized capital stock of Bracknell consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series (collectively the "Authorized Bracknell Capital Stock"). Of the Authorized Bracknell Capital Stock: 40,731,148 shares of Bracknell Common Stock and 0 preferred shares are validly issued and outstanding (as of November 14, 2000). Bracknell has granted options to purchase 4,185,594 shares of Bracknell Common Stock within the reserves of Bracknell's stock option plan at a weighted average exercise price of $5.36 in Canadian dollars per share and has granted options to purchase 610,000 shares of Bracknell Common Stock outside the reserves of Bracknell's stock option plan (subject to the approval of Bracknell's stockholders to increase the reserves under the plan) at a weighted average exercise price of $7.52 in Canadian dollars per share (collectively, the "Bracknell Stock Options"). Bracknell has also issued warrants to purchase 385,824 shares of Bracknell Common Stock at an exercise price of $4.25 per share. Each of the aforesaid outstanding shares has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights. Except as set forth on Schedule 5.05(a), no options, warrants or other rights to acquire, sell or issue shares of capital stock of Bracknell are outstanding, and between the date hereof and the Effective Time, (i) no shares of capital stock of Bracknell and no such options, warrants or rights will be issued, and (ii) none of such options shall vest or become exercisable as a result of the Merger or change in ownership of Bracknell Common Stock or change in composition of the Bracknell Board of Directors. At the Effective Time, the holders of Able Shares and Series E Shares will receive good and valid title to the shares of Bracknell Common Stock (constituting the "Merger Consideration"), free and clear of all Liens and with no proxies or restrictions on the voting or other rights pertaining thereto.

          (b) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Bracknell may vote ("Bracknell Voting Debt") were issued or outstanding. Except as set forth on Schedule 5.05(b), all outstanding shares of capital stock or other ownership interests of the Subsidiaries of Bracknell are owned by Bracknell or a direct or indirect wholly owned Subsidiary of Bracknell, free and clear of all Liens. Except as set forth in this Section 5.05, there are outstanding (i) no shares of capital stock, Bracknell Voting Debt or other voting securities of Bracknell, (ii) no securities of Bracknell or any Subsidiary of Bracknell convertible into or exchangeable for shares of capital stock, Bracknell Voting Debt or other voting securities of Bracknell or any Subsidiary of Bracknell, or (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Bracknell or any Subsidiary of Bracknell is a party or by which it is bound obligating Bracknell or any Subsidiary of Bracknell to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Bracknell Voting Debt or other voting securities of Bracknell or any Subsidiary of Bracknell or obligating Bracknell or any Subsidiary of Bracknell to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 5.05(b), there are no restrictions on the ability of Bracknell to vote the stock of any of its Subsidiaries.

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     Section 5.06  Canadian Securities Law and Bracknell Financial Statements

          (a) Bracknell is a reporting issuer under the Securities Act (Ontario), is not on the list of defaulting reporting issuers maintained under such Act, and will deliver to Able after the date hereof a true and complete copy of each quarterly, annual or other form, report, filing or document filed by Bracknell with the Governmental Authorities under the Securities Act (Ontario), or under the rules, policies, listing agreements or other requirements of the TSE or any other stock exchange on which any of Bracknell's securities are listed and posted for trading ("Exchange Filing Requirements"), since November 1, 1995, which are all the forms, reports, filings or documents (other than preliminary material) that Bracknell was required to file with the Governmental Authorities under the Securities Act (Ontario), or pursuant to Exchange Filing Requirements, since November 1, 1995. Bracknell will deliver to Able after the date hereof, a true and complete copy of each quarterly, annual or other report or filing filed by Bracknell with the Governmental Authorities under the Securities Act (Ontario), or Exchange Filing Requirements, subsequent to the date of this Agreement and prior to the Closing Date. All of such forms, reports, filings or documents filed prior to the date of this Agreement are hereinafter referred to as the "Bracknell Disclosure Documents." Bracknell has not filed any confidential material change reports still maintained on a confidential basis. Bracknell is in compliance in all material respects with applicable securities Laws of Ontario and other applicable jurisdictions. Except with respect to the Merger, Bracknell is not required to file any form, report, filing or other documents with the SEC.

          (b) As of their respective filing dates, the Bracknell Disclosure Documents complied in all material respects with the requirements of the Securities Act (Ontario), other applicable Law, and Exchange Filing Requirements. As of their respective filing dates, none of the Bracknell Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) As of their respective filing dates, the financial statements of Bracknell and its consolidated Subsidiaries included in the Bracknell Disclosure Documents complied as to form in all material respects with the Securities Act (Ontario) and the rules and regulations of the Governmental Authorities under the Securities Act (Ontario) with respect thereto, were prepared in accordance with Canadian GAAP (except as disclosed in the notes to such financial statements) and fairly present in accordance with applicable requirements of Canadian GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments on a basis comparable with past periods, the effect of which will not, individually or in the aggregate, have a Bracknell Material Adverse Effect) the consolidated financial position of Bracknell and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Bracknell and its consolidated Subsidiaries for the periods presented therein.

     Section 5.07 Proxy Statement/Prospectus; Registration Statement. None of the information supplied by Bracknell for inclusion in (a) the Proxy Statement/Prospectus to be filed by Able and Bracknell with the SEC and any amendments or supplements thereto or (b) the Registration Statement to be filed by Bracknell with the SEC and any amendments or supplements thereto, will, at the respective times when such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Able, at the time of the Able Stockholder Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All documents that Bracknell is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act of 1933 and state securities Laws.

     Section 5.08  No Undisclosed Material Liabilities.  Except as set forth in
Schedule 5.08, there are no Liabilities of Bracknell or any of its Subsidiaries and there is no existing condition, situation or set of

                                     A-1-24
circumstances which, individually or in the aggregate, have or would reasonably be expected to have a Bracknell Material Adverse Effect, other than:

          (a) Liabilities disclosed or provided for in Bracknell's unaudited consolidated balance sheet contained in Bracknell's Second Quarter Interim Report for the three months ended April 30, 2000;

          (b) Liabilities incurred in the ordinary course of business consistent with past practices since April 30, 2000, which in the aggregate are not material to Bracknell or its Subsidiaries taken as a whole; and

          (c) Liabilities under this Agreement.

     Section 5.09  Absence of Certain Changes.  Except as set forth on Schedule
5.09 or as described in any of the Bracknell Disclosure Documents, since, April 30, 2000, Bracknell and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence or development or state of circumstances or facts, which affects or relates to Bracknell, its Subsidiaries or the industries in which any of them operate, which has had or would reasonably be expected to have a Bracknell Material Adverse Effect;

          (b) any material amendment or termination of any material contact or material Lease relating to the Business other than in the ordinary course of business and which would, in the aggregate, not have a Bracknell Material Adverse Effect;

          (c) any material destruction, damage or other loss to any of the assets of Bracknell or any of its Subsidiaries that is not covered by insurance and which would not, in the aggregate, have a Bracknell Material Adverse Effect;

          (d) any material sale, lease or other disposition of any of the assets of Bracknell or any of its Subsidiaries, other than assets sold, leased or otherwise disposed of in the ordinary course of business consistent with past practice and which would not, in the aggregate, have a Bracknell Material Adverse Effect;

          (e) any material purchase or lease of any assets by Bracknell or any of its Subsidiaries, other than assets purchased or leased in the ordinary course of business consistent with past practice which would not, in the aggregate, have a Bracknell Material Adverse Effect;

          (f) any material increase in the compensation payable to any of the employees of Bracknell or any of its Subsidiaries, except for increases in the ordinary course of business and consistent with past practice and which would, in the aggregate, not have a Bracknell Material Adverse Effect; or

          (g) any agreement or commitment by Bracknell or any of its Subsidiaries to take any action described in this Section 5.09.

     Section 5.10 Litigation. Except as set forth on Schedule 5.10 there is no Action by any Person or by or before any Governmental Authority that is pending or, to Bracknell's Knowledge, threatened by, against or affecting Bracknell or its Subsidiaries or any of their respective assets that would have a Bracknell Material Adverse Effect. Except as set forth on Schedule 5.10, neither Bracknell nor any of its Subsidiaries is subject to any Order that would have a Bracknell Material Adverse Effect.

     Section 5.11 Taxes. Except as set forth on Schedule 5.11(i), Bracknell and its Subsidiaries have timely filed all Returns required to be filed by them on or before the date hereof, except where failure to timely file would not have a Bracknell Material Adverse Effect. All such Returns are complete and accurate except where the failure to be complete or accurate would not have a Bracknell Material Adverse Effect. Bracknell and its Subsidiaries have paid, or have set up an adequate reserve for the payment of, all Taxes shown as due on such Returns, except where the failure to do so would not have a Bracknell Material Adverse Effect. Bracknell's Second Quarter Interim Report for the three months ended April 30, 2000 contains an adequate reserve for all Taxes accrued by Bracknell and its Subsidiaries through April 30, 2000. Except as set forth on

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

Schedule 5.11(ii), no deficiencies for any Taxes have been asserted, proposed or assessed against Bracknell or its Subsidiaries in writing that have not been paid or otherwise settled or reserved against, except for deficiencies the assertion, proposing or assessment of which would not have a Bracknell Material Adverse Effect, and no waivers of the time to assess any such Taxes are pending (other than for current Taxes not yet due and payable) on the assets of Bracknell or any of its Subsidiaries.

     Section 5.12  Tax Free Merger.

          (a) Following the Merger, and as a result thereof, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Subco prior to the Merger (excluding the Merger Consideration).

          (b) Bracknell will acquire Able stock solely in exchange for Bracknell voting stock, and in the Merger, shares of Able stock representing control of Able, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Bracknell.

          (c) Subco will have no liabilities assumed by the Surviving Corporation, and will not transfer to the Surviving Corporation in the Merger any assets subject to liabilities.

          (d) There is no intercorporate indebtedness existing between Bracknell and Able or between Subco and Able. Bracknell does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Able.

        (e) Neither Bracknell nor Subco is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (f) Prior to the Merger, Bracknell will be in control of Subco within the meaning of Section 368(c) of the Code.

          (g) Bracknell has no plan or intention as part of the plan of the Merger to cause the Surviving Corporation to issue after the Effective Time additional shares of stock that would result in Bracknell losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code, or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Surviving Corporation that, if exercised or converted, would affect Bracknell's acquisition or retention of control of the Surviving Corporation, as defined in Section 368(c) of the Code.

          (h) Bracknell has no plan or intention to reacquire any of the Bracknell Common Stock issued in the Merger.

          (i) Bracknell has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation or to sell or otherwise dispose of the Surviving Corporation stock except for transfers of stock to a corporation controlled by Bracknell.

          (j) Bracknell will cause the Surviving Corporation to attach to a timely filed U.S. income Tax Return for the taxable year in which the Merger occurs the statement required by Section 1.367(a)-3(c)(6) of the Treasury regulations issued under Section 367(a) of the Code.

          (k) Following the Merger, the Surviving Corporation will continue Able's historic business or use a significant portion of its historic business assets in a business.

          (l) Bracknell agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. Neither Bracknell nor Subco has knowingly taken any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless all parties hereto shall otherwise agree in writing, neither Bracknell nor Subco shall knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
     Section 368(a) of the Code. Bracknell shall cause one or more of its responsible officers to execute and deliver certificates to

                                     A-1-26
     confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the tax opinion described in Section 9.01(f).

          (m) Following the Effective Time, Bracknell shall use its commercially reasonable best efforts, and shall cause the Surviving Corporation to use its commercially reasonable best efforts, to conduct its business and the Surviving Corporation's business in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of
     Section 368(a) of the Code.

     Section 5.13 Compliance With Other Applicable Laws. Bracknell and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate the properties and assets of Bracknell and its Subsidiaries and to carry on the Business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that have not had a Bracknell Material Adverse Effect. Bracknell and its Subsidiaries are in compliance with all Other Applicable Law, except where failure to so comply would not have a Bracknell Material Adverse Effect. Except as set forth in Schedule 5.13, no investigation or review by any Governmental Authority with respect to Bracknell or any of its Subsidiaries is pending, or to Bracknell's Knowledge, threatened.

     Section 5.14 Brokers. Except as disclosed in Schedule 5.14, no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Bracknell or any of its Subsidiaries.

     Section 5.15 Certain Payments. Excluding any matters that have been resolved, to Bracknell's Knowledge, neither Bracknell, nor any of its Subsidiaries, directors, officers, agents, employees, or any other Person associated with or acting for or on behalf of Bracknell or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment in securing business, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Bracknell or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been appropriately recorded in the books or records of Bracknell or its Subsidiaries, which in the case of either clause (i) or (ii) would be in violation of Law.

     Section 5.16 Interim Operations of Subco. Subco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.17 Authorization for Bracknell Common Stock. Prior to the Closing Date, Bracknell will have taken all necessary action to permit it to issue the number of shares of Bracknell Common Stock to be issued pursuant to the terms of this Agreement. Shares of Bracknell Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Such shares of Bracknell Common Stock will be conditionally listed on the TSE.

                                   ARTICLE VI

                               COVENANTS OF ABLE

     Able agrees that:

     Section 6.01 Conduct of Able. Except as expressly contemplated by this Agreement or as disclosed in writing by Able prior to the date of this Agreement, from the date hereof until the Effective Time, Able and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except as otherwise approved

                                     A-1-27
in writing by Bracknell or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) Able will not adopt or propose any change in its articles of incorporation or bylaws;

          (b) Able will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person (other than another wholly owned Subsidiary) or acquire a material amount of stock or assets of any other Person;

          (c) Able will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice, or (iii) transfers between Able and/or its Subsidiaries;

          (d) Able will not declare or pay any dividends or make any distributions on its issued and outstanding capital stock;

          (e) except as set forth in Schedule 6.01(e), Able will not, and will not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Able Securities or Able Subsidiary Securities, (ii) split, combine or reclassify any Able Securities or Able Subsidiary Securities or (iii) except as required or permitted by this Agreement, repurchase, redeem or otherwise acquire any Able Securities or, any Able Subsidiary Securities;

          (f) except as otherwise expressly permitted hereby, Able will not make any commitment or enter into any contract or agreement material to Able and its Significant Subsidiaries except in the ordinary course of business consistent with past practice;

          (g) Able will not, and will not permit any of its Subsidiaries to, incur, assume or guarantee any further indebtedness (i) in an amount equal to or less than $250,000 other than in the ordinary course of business consistent with past practice and unless Able notifies Bracknell promptly after any such obligation arises, or (ii) in an amount greater than $250,000 (in any one transaction or a series of related transactions);

          (h) Able will not, and will not permit any of its Subsidiaries to, take or agree to or commit to take any action that would make any representation and warranty of Able hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (i) Able will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.02 Stockholder Meeting. Able shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable, but in no event later than December 31, 2000 (the "Able Stockholder Meeting"), for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and any other item of business required by or consented to in writing by Bracknell acting reasonably. The directors of Able shall, unless otherwise required in accordance with their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by Able's stockholders. In connection with such meeting, Able will, subject to the foregoing and Section 6.04, use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of the matters referred to above in this Section 6.02 and such other matters as are required by the Florida General Corporation Law, and will otherwise comply with all legal requirements applicable to such meetings.

     Section 6.03 Access to Information. From the date hereof until the Effective Time, Able will give Bracknell, its counsel, financial advisors, environmental consultants, auditors and other authorized representatives access to the offices, properties, books and records of Able and its Subsidiaries, will furnish to Bracknell, its counsel, financial advisors, environmental consultants, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Able's employees, counsel and financial advisors to cooperate with Bracknell in its investigation of the business of Able and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any

                                     A-1-28
representation or warranty given by Able to Bracknell hereunder; and further provided that, such access is at normal business hours and does not materially interfere with the conduct of Able's Business.

     Section 6.04  Other Offers.

          (a) Able will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, Able or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 6.04(a) shall prohibit the Able Board of Directors from furnishing any information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that (A) the Able Stockholder Meeting shall not have occurred, (B) the Able Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Able's stockholders under applicable Law, as such duties would exist in the absence of any limitation in this Agreement, (C) the Able Board of Directors determines in good faith that such Acquisition Proposal is reasonably likely to lead to a transaction that, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with its financial advisor and after taking into account the strategic benefits to be derived from the Merger and the long-term prospects of Bracknell and its Subsidiaries, based on the information available to the Able Board of Directors at the time, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Able's stockholders than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (D) prior to taking such action, Able (x) provides reasonable notice to Bracknell to the effect that it is taking such action and (y) receives from the Person submitting such Acquisition Proposal an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Term Sheet between Bracknell and WorldCom and Able. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Able or any of its Subsidiaries:
     (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transactions; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Able and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Able Shares or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) Able shall notify Bracknell of any Acquisition Proposal (including, the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall thereafter inform Bracknell on a prompt basis of the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Bracknell a copy of any information delivered to such Person which has not previously been reviewed by Bracknell.

          (c) Able has ceased and terminated, and has caused its Subsidiaries and Affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to cease and terminate, any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal. Able shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 6.04(a) of the obligations undertaken in this
     Section 6.04.

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

          (d) The Able Board of Directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Bracknell, its approval or recommendation of the Merger unless the Able Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Able's stockholders under applicable Law; provided, however, that the Able Board of Directors may not approve or recommend an Acquisition Proposal (and in connection therewith, withdraw or modify its approval or recommendation of the Merger) unless such an Acquisition Proposal is a Superior Proposal (and Able shall have first complied with its obligations set forth in Section 10.02 and the time referred to in the last sentence of Section 10.02 has expired) and unless it shall have first consulted with outside legal counsel, and have determined that the failure to take such action would be inconsistent with its fiduciary duties to Able's stockholders.

          (e) Nothing contained in this Section 6.04 shall prohibit Able from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Able's stockholders which, in the good faith reasonable judgment of the Able Board of Directors, after consultation with outside legal counsel, is required under applicable Law; provided, however, that except as otherwise permitted in this Section 6.04, Able does not withdraw or modify, or propose to withdraw or modify, its position in respect of the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

          (f) Notwithstanding anything contained in this Agreement to the contrary, any action by the Able Board of Directors permitted by, and taken in accordance with, this Section 6.04 shall not constitute a breach of this Agreement by Able. Nothing in this Section 6.04 shall (i) permit Able to terminate this Agreement (except as provided in Article X hereof) or (ii) affect any other obligations of Able under this Agreement.

     Section 6.05 Notice of Certain Events. Able shall promptly notify Bracknell in writing of:

             (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

             (ii) any notice or other communication from any Governmental Authority or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

             (iii) any Actions, suits, claims, investigations or proceedings commenced or, to Able's Knowledge threatened against, relating to or involving or otherwise affecting Able or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or Section 6.17 or which relate to the consummation of the transactions contemplated by this Agreement.

     Section 6.06 Affiliates. To ensure that the issuance of Bracknell Common Stock in the Merger complies with the Securities Act of 1933, prior to the Effective Time, Able shall cause to be delivered to Bracknell a list identifying each Person who might at the time of the Able Stockholder Meeting be deemed to be an "affiliate" of Able for purposes of Rule 145 under the Securities Act of 1933 (each, a "Securities Act Affiliate"). Able shall use its commercially reasonable best efforts to obtain from each Person who is identified as a possible Securities Act Affiliate prior to the Effective Time an agreement (a "Securities Act Affiliate Agreement") providing that such person (i) has not made and will not make any disposition of Able Shares in the 30 day period prior to the Effective Time and (ii) will not offer to sell, or otherwise dispose of any Bracknell Common Stock issued to such person in the Merger in violation of the Securities Act of 1933.

     Section 6.07 Litigation. Able shall use its commercially reasonable best efforts to resolve all Material Litigation as reasonably directed by Bracknell.

     Section 6.08 Officers. Able shall use its commercially reasonable best efforts to cause the officers and employees of Able and its Subsidiaries identified in writing by Bracknell after the date hereof to enter into, as applicable, (i) severance agreements on economic terms which are substantially similar to the severance

                                     A-1-30
entitlements those officers and employees have under their existing employment contracts with Able or its Subsidiaries, and (ii) retention agreements which are reasonably satisfactory to Bracknell.

     Section 6.09 Certain Rights to Acquire Able Shares. Able shall use its commercially reasonable best efforts to cause the holders of all outstanding rights to acquire Able Shares set forth on Schedule 2.02(j), to consent, if necessary, to the conversion of those rights in the manner set forth in Section 2.02(j). Able shall use its commercially reasonable best efforts to cause the former stockholders of GEC, SASCO and SES set forth in Schedule 6.09 to consent to accept Bracknell Common Stock in lieu of any rights they may have had to receive Able Shares on terms and conditions reasonably satisfactory to Bracknell.

     Section 6.10 Bracknell Option. Able shall take all necessary action to cause an increase in the authorized number of Able Shares and the reservation of a sufficient number of authorized and unissued Able Shares to permit the issuance to Bracknell of that number of Able Shares that Bracknell is entitled to acquire at any time upon the exercise of the option in the form of Exhibit B which was granted to Bracknell as of the date hereof (the "Bracknell Option"). Able shall not take any action which would prevent the exercise of the Bracknell Option or the issuance of the number of Able Shares that Bracknell is entitled to acquire upon the exercise of the Bracknell Option at any time.

     Section 6.11 Employee Stock Options. Able shall use its commercially reasonable best efforts to cause the directors and officers of Able and its Subsidiaries listed on Schedule 4.05(a)(i)(2) to consent to the conversion of the Able Stock Options as provided for in Section 7.08.

     Section 6.12 Support Agreements. Able shall use its commercially reasonable best efforts to (i) cause the Series C Stockholders to enter into support agreement in the form attached as Exhibit C and (ii) cause Gideon Taylor and Frazier Gaines to enter into the support agreements in the form attached as Exhibit E.

     Section 6.13 Sale of Businesses. Able shall use its commercially reasonable best efforts to cooperate with Bracknell to facilitate transactions, if available, involving the sale, assignment, transfer or other disposition of certain businesses conducted by Able or its Subsidiaries as directed by Bracknell.

     Section 6.14 WorldCom Series E Debt. Able shall use its commercially reasonable best efforts to effect the conversion, on or prior to the record date for the Able Stockholder Meeting, of $37,000,000 of indebtedness owing from Able to WorldCom pursuant to an amended and restated Finance Agreement between WorldCom and Able, dated as of April 1, 1999 (the "WorldCom Series E Debt") into Series E Shares with an aggregate face value of $37,000,000. The Series E Shares shall be issued only if the terms and conditions of the Series E Shares are those which are set out in Exhibit I.

     Section 6.15 Canadian Competition Act. Able shall notify Bracknell promptly if (i) the aggregate value of the assets in Canada of Able and its Subsidiaries, determined in accordance with the Competition Act (Canada), exceeds $35 million Canadian dollars; or (ii) the aggregate gross annual revenues from sales in or from Canada generated by those assets, determined in accordance with the Competition Act (Canada), exceed $35 million Canadian dollars.

     Section 6.16 Opinion of Financial Advisor. Able shall obtain from a qualified financial advisor, prior to the finalization of the Proxy Statement/Prospectus, a written opinion of a type customary in transactions similar to those contemplated hereby, regarding whether the Conversion Number is fair to Able's stockholders from a financial point of view. Able shall provide a copy of such opinion to Bracknell promptly after it becomes available.

     Section 6.17 Bankruptcy and Insolvency Proceedings. Without Bracknell's prior written consent, Able shall not, and shall not permit any of its Subsidiaries to, institute any proceeding (i) seeking to adjudicate Able or any of its Subsidiaries bankrupt or insolvent, or (ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of its property or debt or making a proposal with respect to it under any Law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar Laws (including, without limitation, any case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any similar proceeding under applicable state Law). Able shall promptly provide written notice to Bracknell if any Person commences a proceeding against Able or any of its

                                     A-1-31

Subsidiaries described under clause (i) or (ii) of this Section 6.20 or seeks to appoint a receiver, trustee, agent, custodian or other similar official for Able or any of its Subsidiaries or for any substantial part of their properties and assets.

                                  ARTICLE VII

                        COVENANTS OF BRACKNELL AND SUBCO

     Bracknell and Subco agree that:

     Section 7.01 Conduct of Bracknell and Subco. Except as expressly contemplated by this Agreement, from the date hereof until the Effective Time, Bracknell and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except as otherwise approved in writing by Able or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) Bracknell and Subco will not adopt or propose any change in their certificates of incorporation or bylaws;

          (b) Bracknell will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of Bracknell or Subco hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (c) Bracknell will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 7.02 Access to Information. From the date hereof until the Effective Time, Bracknell will give Able, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of Bracknell and its Subsidiaries, will furnish to Able, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Bracknell's employees, counsel and financial advisors to cooperate with Able in its investigation of the business of Bracknell and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Bracknell to Able hereunder; and provided further that, such access is at normal business hours and does not materially interfere with the conduct of Bracknell's Business.

     Section 7.03 Obligations of Subco. Bracknell will take all action necessary to cause Subco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.04 Stock Exchange Listing. Bracknell shall use its commercially reasonable best efforts to cause the shares of Bracknell Common Stock to be issued in the Merger and those to be issued upon the exercise of the Replacement Options to be conditionally approved for listing on the TSE prior to the Effective Time.

     Section 7.05 Notice of Certain Events. Each of Bracknell and Subco shall promptly notify Able in writing of:

          (a) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any Actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries
                                     A-1-32
     which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10 or which relate to the consummation of the transactions contemplated by this Agreement.

     Section 7.06 Financing Relating to the Merger. Bracknell shall use commercially reasonable best efforts to obtain the financing necessary to complete the transactions contemplated by this Agreement on terms satisfactory to it.

     Section 7.07 Opinion of Financial Advisor. Bracknell shall use commercially reasonable efforts to obtain from a qualified financial advisor, an opinion of a type customary in transactions similar to those contemplated hereby, regarding whether the Merger Consideration to be provided pursuant to this Agreement is fair to Bracknell and its stockholders from a financial point of view. Bracknell shall provide a copy of such opinion to Able promptly after it becomes available.

     Section 7.08 Replacement Options. Bracknell will use its commercially reasonable best efforts to grant options to acquire Bracknell Common Stock (the "Replacement Options"), in substitution or exchange for the existing Able Stock Options, to the directors, officers and employees of Able and its Subsidiaries listed on Schedule 4.05(a)(i)(1) and Schedule 4.05(a)(i)(2) (the "Option Recipients") who hold Able Stock Options as of the date hereof. The Replacement Options will be granted with the following terms and conditions: (i) the Replacement Options shall be exercisable to purchase the number of shares of Bracknell Common Stock that the corresponding Able Stock Options were exercisable to purchase multiplied by 0.6; (ii) the exercise price of the Replacement Options shall be the exercise price(s) of the corresponding Able Stock Options multiplied by 1.67; and (iii) the unexpired term and vesting schedule of the Replacement Options will be the same as that of the Able Stock Options (as if the Merger had not taken place). The Replacement Options will be granted subject to the approval of the Bracknell Board of Directors, the approval of the Bracknell stockholders of an increase in the reserves under Bracknell's existing stock option plan and the approval of the TSE. In the case of the Able Stock Options issued pursuant to the Able stock option plan, the Replacement Options will be issued pursuant to the terms and conditions of Bracknell's existing stock option plan. In the case of the Able Stock Options issued outside of the Able stock option plan, Bracknell may elect to grant the Replacement Options inside of Bracknell's existing stock option plan or outside of that plan.

                                  ARTICLE VIII

                     COVENANTS OF BRACKNELL, SUBCO AND ABLE

     The parties hereto agree that:

     Section 8.01 Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

     Section 8.02 Certain Filings. Bracknell and Able shall cooperate with one another (a) in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus, and (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and Proxy Statement/Prospectus and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03 Public Announcements. Bracknell and Able will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any applicable securities exchange or interdealer quotation system, will not issue any such press release or make any such public statement prior to such consultation.

                                     A-1-33

     Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Able or Subco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Able or Subco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Able acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05 Preparation of the Proxy Statement/Prospectus and Registration Statement. Bracknell and Able shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use their commercially reasonable best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. After receiving comments from the SEC, Bracknell shall promptly file with the SEC the Registration Statement containing the Proxy Statement/Prospectus. Each of Bracknell and Able shall use its commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act of 1933 as promptly as practicable after such filing. Bracknell shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities Laws in connection with the issuance of Bracknell Common Stock in the Merger and Able shall furnish all information concerning Able and the holders of Able Shares as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Able will cause the Proxy Statement/Prospectus to be mailed to its stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

     Section 9.01 Conditions to the Obligations of Each Party. The obligations of Bracknell, Able and Subco to consummate the Merger are subject to the satisfaction on or before the Closing Date of each of the following conditions:

          (a) this Agreement shall have been adopted by the requisite vote of the stockholders of Able in accordance with the Florida General Corporation Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) no provision of any applicable Law and no Order of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger;

          (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC;

          (e) the shares of Bracknell Common Stock to be issued in the Merger and those to be issued on the exercise of the Replacement Options shall have been conditionally approved for listing on the TSE;

          (f) Bracknell and Able shall have received an opinion from Paul, Hastings Janofsky & Walker, LLP, counsel to Able, or other recognized tax counsel, based upon certain assumptions and factual representations of Able, Bracknell and Subco reasonably requested by such counsel, dated the Closing Date, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, in form and substance reasonably satisfactory to Able and Bracknell; and

          (g) this Agreement shall not have been terminated pursuant to Article
     X.

                                     A-1-34

     Section 9.02 Additional Conditions Precedent to the Obligations of Bracknell. The obligations of Bracknell to consummate the Merger and complete the transactions contemplated hereby shall be also subject to the fulfillment, or waiver by Bracknell, on or before the Closing Date, of each of the following additional conditions:

          (a) Able shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, the representations and warranties of Able contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made on and as of such date, and Bracknell shall have received a certificate signed by an executive officer of Able to the foregoing effect;

          (b) WorldCom shall not be in breach of any term of the Commitment Agreement in the form attached as Exhibit D;

          (c) Gideon Taylor and Frazier Gaines shall have entered into support agreements in the form attached as Exhibit E and shall not be in breach of those agreements;

          (d) the Series C Stockholders shall have entered into support agreements with Able in the form attached as Exhibit C and shall not be in breach of those agreements;

          (e) neither Able nor WorldCom Network Services, Inc. shall be in breach of any term of the Amended and Restated Master Services Agreement in the form attached as Exhibit F;

          (f) Able shall not be in breach of the applicable terms of the Sirit Settlement;

          (g) Bracknell shall have obtained financing necessary to complete the transactions contemplated by this Agreement on terms reasonably satisfactory to it;

          (h) except as agreed in writing by Bracknell, all outstanding Material Litigation shall have been settled or otherwise resolved on terms reasonably satisfactory to Bracknell;

          (i) the officers and employees of Able and its Subsidiaries identified by Bracknell pursuant to Section 6.08 shall have entered into, as applicable, (i) severance agreements on economic terms which are substantially similar to the severance entitlements those officers and employees have under their existing employment contracts with Able or its Subsidiaries, and (ii) retention agreements which are on terms reasonably satisfactory to Bracknell;

          (j) all of the outstanding rights to acquire Able securities, excluding the Able Warrants and the Bracknell Option, if any, shall have been terminated or cancelled;

          (k) the former stockholders of GEC, SASCO and SES set forth in
     Schedule 6.09 shall have agreed in writing to accept Bracknell Common Stock in lieu of any rights they may have had to receive Able Shares on terms reasonably satisfactory to Bracknell;

          (l) holders of no more than 5% of the Able Shares outstanding immediately prior to the Closing Date shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth under the Florida General Corporation Law with respect to such shares;

          (m) notwithstanding any of the representations and warranties of Able contained herein (and the information set out in any of the corresponding schedules), as a result of Bracknell's due diligence review of (a) each of the documents and materials required to be made available pursuant to
     Article IV and Section 6.03, (b) any document or material referenced in any Schedule, and (c) any report prepared by Bracknell's environmental consultants, or any other events or circumstances which Bracknell becomes aware of, Bracknell shall not have learned prior to the Effective Time any information which, in the reasonable judgement of Bracknell, individually, or in the aggregate, constitutes or would reasonably be expected to constitute an Able Material Adverse Effect or an Able Material Adverse Change;

          (n) notwithstanding any of the representations and warranties of Able contained herein (and the information set out in any of the corresponding schedules), there shall not be, and there shall not have occurred, any circumstance, event, condition, change or development or any set of circumstances, events,
                                     A-1-35
     conditions, changes or developments, which, in the reasonable judgement of Bracknell, has or have or would reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect or an Able Material Adverse Change;

          (o) on or prior to the record date for the Able Stockholder Meeting, the WorldCom Series E Debt shall have been converted into Series E Shares with an aggregate face value of $37,000,000;

          (p) Bracknell shall have obtained the requisite approval from its stockholders to enter into this Agreement if such approval is required by any regulatory authority or under applicable Law;

          (q) Able shall have obtained from a qualified financial advisor, a written opinion of a type customary in transactions similar to those contemplated hereby, to the effect that the Conversion Number is fair to Able's stockholders from a financial point of view, and Able shall have provided a copy of such opinion to Bracknell;

          (r) Bracknell shall have obtained from a qualified financial advisor, an opinion of a type customary in transactions similar to those contemplated hereby, to the effect that the Merger Consideration to be provided pursuant to this Agreement is fair to Bracknell and its stockholders from a financial point of view.

          (s) Bracknell shall have received the necessary consents to enter into the transactions contemplated hereby and by the Commitment Agreement and the Amended and Restated Master Services Agreement pursuant to the Second Amended and Restated Credit Agreement, dated as of July 21, 2000 between Bracknell, Nationwide Electric, Inc. and The State Group Limited as borrowers, certain financial institutions as lenders and Royal Bank of Canada as administrative agent;

          (t) no proceeding (including a private proceeding) shall have been commenced by or against Able or an Able Significant Subsidiary (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any Law relating to bankruptcy, insolvency, reorganization, or compromise of debts or other similar Laws (including, without limitation, any case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any similar proceeding under state Law); or (iii) seeking appointment of a receiver, trustee, agent or custodian or other similar official for it or for any substantial part of its properties and assets;

          (u) Bracknell shall have received the opinion of Paul, Hastings, Janofsky & Walker, LLP, counsel to Able, dated the Closing Date, addressed to Bracknell, substantially in the form of Exhibit G, and an opinion relating to the Subsidiaries of Able substantially in the form of Exhibit G by counsel to Able reasonably satisfactory to Bracknell;

          (v) Bracknell shall have received a copy of the resolutions of the Board of Directors of Able authorizing the Merger, the issuance of the Bracknell Option and the other transactions contemplated hereby, which copy shall be certified by an executive officer of Able.

     Section 9.03 Additional Conditions Precedent to the Obligations of Able. The obligations of Able to consummate the Merger and complete the transactions contemplated hereby shall also be subject to the fulfillment, or waiver by Able, on or before the Closing Date, of each of the following additional conditions:

          (a) Bracknell and Subco shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, the representations and warranties of Bracknell and Subco contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made on and as of such date, and Able shall have received a certificate signed by an executive officer of each of Bracknell and Subco to the foregoing effect;

          (b) Able shall have received the opinion of Torys, counsel to Bracknell, dated the Closing Date, addressed to Able, substantially in the form of Exhibit H; and

                                     A-1-36

          (c) Able shall have received copies of the resolutions of the Board of Directors of Bracknell and the Board of Directors of Subco authorizing the Merger, which copies shall be certified by an executive officer of Bracknell and Subco, respectively.

                                   ARTICLE X

                                  TERMINATION

     Section 10.01 Termination by Bracknell or Able. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Able):

          (a) by mutual written consent of Bracknell and Able;

          (b) by either Bracknell or Able in writing, if any one or more of the conditions to its obligation to consummate the Merger has not been fulfilled by February 1, 2001 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the non-fulfillment of one or more of the conditions referred to above by such date);

          (c) by either Bracknell or Able, if there shall be any applicable Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such Order shall become final and nonappealable;

          (d) by either Bracknell or Able in writing, if the stockholder approval referred to in Section 9.01(a) shall not have been obtained by February 1, 2001, by reason of the failure to obtain the requisite vote at the Able Stockholder Meeting or at any adjournment thereof;

          (e) (i) by Bracknell in writing, if (x) there has been a breach by Able of any representation or warranty of Able contained in this Agreement which, in the reasonable judgement of Bracknell, would have or would be reasonably likely to have an Able Material Adverse Effect, or (y) there has been any material breach of any of the covenants or agreements of Able set forth in this Agreement, which breach is not curable or, if curable is not cured within 30 days after written notice of such breach is given by Bracknell to Able; provided that Able shall not have the right to cure any such Breach after February 1, 2001; or

             (ii) by Able in writing, if (x) there has been a breach by Bracknell of any representation or warranty of Bracknell contained in this Agreement which would have or would be reasonably likely to have a Bracknell Material Adverse Effect, or (y) there has been any material breach of any of the covenants or agreements of Bracknell set forth in this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Able to Bracknell; provided that Bracknell shall not have the right to cure any such Breach after February 1, 2001; or

          (f) (i) by Bracknell in writing, if there shall have been after the date hereof (x) a change, event or occurrence on or before the date of such termination which, in the reasonable judgement of Bracknell, would constitute an Able Material Adverse Change, or (y) any change of Law on or before the date of such termination shall have occurred which, in the reasonable judgement of Bracknell has or will have an Able Material Adverse Effect, excluding however, any change, condition, event or occurrence which affects the industry of Able generally and also affects Bracknell; or

             (ii) by Able in writing, if there shall have been after the date hereof (x) a change, event or occurrence on or before the date of such termination which would constitute a Bracknell Material Adverse Change, or (y) any change of Law on or before the date of such termination shall have occurred which, in the reasonable judgement of Able has or will have a Bracknell Material Adverse Effect, excluding however, any change, condition, event or occurrence which affects the industry of Bracknell generally and also affects Able.

                                     A-1-37

     Section 10.02 Termination by Able. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by action of the Able Board of Directors in writing, if (i) Able is not in breach of
Section 6.04, (ii) the Merger shall not have been approved by the Able stockholders, (iii) the Able Board of Directors authorizes Able, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Able promptly notifies Bracknell in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iv) during the three business day period after Able's notice, (A) Able shall have negotiated with, and shall have caused its respective financial and legal advisors to negotiate with, Bracknell to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable Able to proceed with the transactions contemplated hereby, and (B) the Able Board of Directors shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to Able's notice continues to be a Superior Proposal. Able may not effect such termination unless contemporaneously therewith Able pays to Bracknell in immediately available funds the fees required to be paid pursuant to Section 10.04. Able agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until at least the day following the third business day after it has provided the notice to Bracknell required thereby, and (y) to notify Bracknell promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

     Section 10.03 Termination by Bracknell. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Bracknell in writing, if either (i) Able enters into a binding agreement for a Superior Proposal, or (ii) the Able Board of Directors shall have withdrawn or adversely modified its approval or recommendation of the Merger.

     Section 10.04  Effect of Termination.

          (a) If this Agreement is terminated pursuant to Sections 10.01, 10.02, or 10.03, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Section 11.04 and Section 10.04 shall survive the termination hereof, and (ii) the parties shall be liable for any willful breaches hereof.

          (b) In the event that (i) a bona fide Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal in respect of Able or any of its Subsidiaries and thereafter this Agreement is terminated by either Bracknell or Able pursuant to Section 10.01(d) or by Bracknell pursuant to Section 10.01(e) as a result of a material breach by Able of any of the covenants set forth in Section 6.04 hereof, or (ii) this Agreement is terminated by Able pursuant to Section 10.02, or (iii) this Agreement is terminated by Bracknell pursuant to Section 10.03, then on the date of such termination Able shall pay Bracknell a termination fee of $3,000,000 as liquidated damages in immediately available funds and the Bracknell Option shall become exercisable according to its terms.

          (c) In the event that this Agreement is terminated by Bracknell or Able pursuant to Section 10.01(d) or by Bracknell pursuant to Section 10.01(e) (other than as described in clause 10.04(b)(i) and other than as a result of a breach of Section 6.08 by Able), then Able shall pay Bracknell a termination fee of $3,000,000 as liquidated damages in immediately available funds on the date of such termination.

          (d) Able acknowledges that the agreements contained in Sections 10.04(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Bracknell and Subco would not have entered into this Agreement; accordingly, if Able fails to promptly pay the amount due pursuant to Section 10.04(b) or (c), and, in order to obtain such payment, Bracknell commences a suit which results in a judgment against Able for the fee set forth in Section 10.04(b) or (c), Able shall pay to Bracknell its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the rate of 8.5% per annum.

                                     A-1-38

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given, if to Bracknell or Subco, to:

        Paul D. Melnuk
        President and Chief Executive Officer
        Bracknell Corporation
        150 York Street, Suite 1506
        Toronto, Ontario M5H 3S5 CANADA
        Telephone: (416) 956-0100
        Facsimile: (416) 362-3290

     and to:

        John R. Naccarato, Esq.
        Corporate Counsel and Secretary
        Bracknell Corporation
        150 York Street, Suite 1506
        Toronto, Ontario M5H 3S5 CANADA
        Telephone: (416) 956-0104
        Facsimile: (416) 362-3290

     with a copy to:

        Philip J. Brown, Esq.
        Torys
        Suite 3000 Maritime Life Tower
        P.O. Box 270
        Toronto-Dominion Centre
        Toronto, Ontario
        CANADA
        M5K 1N2
        Telephone: (416) 865-8238
        Facsimile: (416) 865-7380

     if to Able, to:

        Michael Brenner, Esq.
        Executive Vice President and General Counsel
        Able Telcom Holding Corp.
        1643 N. Harrison Parkway
        Sunrise, FL 33323
        Telephone: (954) 838-5070
        Facsimile: (888) 387-7606

                                     A-1-39
     with a copy to:

        Wayne Shortridge, Esq.
        Paul, Hastings, Janofsky & Walker, LLP
        660 Peachtree Street, N.E.
        Suite 2400
        Atlanta, GA 30308
        Telephone: (404) 815-2214
        Facsimile: (404) 815-2358

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

     Section 11.02 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Section 6.04, Section 7.05, Section 7.08 and Article II.

     Section 11.03  Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Bracknell, Subco and Able or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver and (ii) after the adoption of this Agreement by the stockholders of Able, no such amendment or waiver shall, without the further approval of such stockholders and each party's Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of Able, (y) any term of the certificate of incorporation of the Surviving Corporation, or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Able.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04  Fees and Expenses.

          (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b) Bracknell agrees promptly to reimburse Able in immediately available funds for all of Able's reasonable documented out-of-pocket expenses (up to a maximum of $250,000), but in no event later than three business days after the termination of this Agreement, in the event that Bracknell does not consummate the transactions contemplated by this Agreement other than as a result of a condition to Bracknell's obligation to consummate the Merger not being satisfied.

          (c) Able and Bracknell shall each pay one-half of all costs and expenses related to compliance with the requirements of the HSR Act, printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees.

     Section 11.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                                     A-1-40

     Section 11.06 Governing Law. This Agreement shall be construed in accordance with and governed by the Law of the State of Florida.

     Section 11.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 11.08 Entire Agreement. This Agreement and the Term Sheet Agreement dated July 7, 2000 between Bracknell, Able and WorldCom constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Article I, which are intended for the benefit of Able's stockholders.

     Section 11.09 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     Section 11.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     Section 11.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provisions and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                                     A-1-41

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    BRACKNELL CORPORATION

                                    By:
                                       -----------------------------------------
                                                         Title

                                    ABLE TELCOM HOLDING CORP.

                                    By:
                                       -----------------------------------------
                                                         Title

                                    BRACKNELL ACQUISITION CORPORATION

                                    By:
                                       -----------------------------------------
                                                         Title

                                     A-1-42

                                                                    APPENDIX A-2

                         [Robinson-Humphrey Letterhead]

                               November 15, 2000

Board of Directors
Able Telcom Holding Corp.
1000 Holcomb Woods Parkway, Suite 440
Roswell, Georgia 30076

Gentlemen:

     We understand that Able Telcom Holding Corp. (the "Company"), Bracknell Corporation (the "Parent") and Bracknell Acquisition Corporation (the "Merger Sub"), a wholly-owned subsidiary of Bracknell Corporation, have entered into an Agreement and Plan of Merger dated August 23, 2000 (the "Agreement"). Under the terms of the Agreement, the Company will merge with the Merger Sub, with the Company being the surviving corporation of such merger, and the Company will become a wholly-owned subsidiary of the Parent. By virtue of the merger, the Company's shareholders will receive 0.6 shares of Parent's common stock for each share of the Company's common stock outstanding (the "Consideration"). The terms and conditions of the proposed transaction are more fully set forth in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness to the Company's shareholders, from a financial point of view, of the Consideration to be offered in the proposed transaction.

     In arriving at the opinion set forth below, we have, among other things:

     1.  Reviewed the Agreement;

     2. Reviewed certain publicly available information concerning the Company and the Parent which we believe to be relevant to our analysis;

     3. Reviewed certain financial and operating data concerning the Company and the Parent furnished to us by the Company and the Parent, respectively;

     4. Conducted discussions with members of management of the Company and the Parent concerning their respective businesses, operations, present conditions and prospects;

     5. Conducted discussions with WorldCom, Inc. concerning its relationship with the Company and Parent;

     6. Reviewed the trading history of the Company's and the Parent's common stock from November 10, 1997 to November 15, 2000;

     7. Reviewed the historical market prices and trading activity for the common stock of both the Company and the Parent and compared them with those of certain publicly traded companies which we deemed relevant;

                                      A-2-1

     8. Compared the historical financial results and present financial condition of the Company and the Parent with those of certain publicly traded companies which we deemed relevant;

     9. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

     10. Performed certain financial analyses with respect to the Company's and the Parent's projected future operating performance;

     11. Reviewed certain historical data relating to percentage premiums paid in mergers of publicly traded companies; and

     12. Reviewed such other financial statistics and undertook such other analyses and investigations and took into account such other matters as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and the Parent in arriving at our opinion without independent verification. With respect to the financial forecasts for the Company and the Parent, we have assumed that the assumptions provided by each respective management team have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and the Parent's management. In arriving at our opinion, we conducted only a limited physical inspection of the properties and facilities of the Company and the Parent. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Parent. Furthermore, we were not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the common stock of the Company and the Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Consideration to be offered in the Agreement is fair to the shareholders of the Company from a financial point of view.

                                       Very truly yours,

                                       THE ROBINSON-HUMPHREY COMPANY, LLC

                                      A-2-2

                                                                    APPENDIX A-3

               PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT
                REGARDING THE RIGHTS OF DISSENTING SHAREHOLDERS

DISSENTERS' RIGHTS

607.1301 DISSENTERS' RIGHTS; DEFINITIONS. -- The following definitions apply to sec.sec. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

HISTORY. -- sec. 118, ch. 89-154.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

        1. If the shareholder is entitled to vote on the merger, or

        2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of sec. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

        1. Altering or abolishing any preemptive rights attached to any of his or her shares;

        2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

        3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                                      A-3-1

        4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

        5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

        6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

        7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

HISTORY. -- sec. 119, ch. 89-154; sec. 5, ch. 94-327; sec. 31, ch. 97-102.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. --

 (1) (a) If a proposed corporate action creating dissenters' rights under sec.
         607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

        1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

        2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under sec.
         607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607.1302, and
         607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

 (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in

                                      A-3-2
     the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

 (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

 (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

     (a) Such demand is withdrawn as provided in this section;

     (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

     (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

     (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

 (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

     (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

     (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

 (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

                                      A-3-3

 (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

 (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

 (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

HISTORY. -- sec. 120, ch. 89-154; sec. 35, ch. 93-281; sec. 32, ch. 97-102.

                                      A-3-4

                                                                      APPENDIX B

     (a) Additional information concerning the business of the Company and of MFSNT

                BUSINESS OF THE COMPANY (PRE-MFSNT ACQUISITION)

     Prior to the MFSNT Acquisition, Able specialized in designing, installing, maintaining and providing system integration services for advanced voice, data and video communications networks. Able's customers included, and still include, domestic and international telephone operating companies, government entities, and mid- to large- size corporations. Able provided its customers with a number of complementary services within the telecommunication infrastructure, traffic management systems, automated manufacturing systems and utility network areas. Able developed the ability to assemble a large, trained workforce, offer a turn-key service mix and satisfy requirements for capital, bonding, technical, administrative and financial pre-qualifications which allowed the Company to bid on large projects and compete on both a national and international level.

     Able conducted its business through three main operating groups: (1) Telecommunication Services, (2) Traffic Management Services, and (3) Communications Development. Each operating group contained subsidiaries that relied on local managerial talent supported by centralized corporate control. These groups are briefly summarized below.

          Telecommunications Services consisted of network technical services for building both "outside plant" and "inside plant" telecommunications systems. "Outside plant" services are large scale installation and maintenance of coaxial and fiber optic cable (installed either aerial or underground) and ancillary equipment for digital voice, data and video transmissions provided primarily to local telephone companies, although work has been performed for long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators in the United States, as well as electric utility grids and water and sewer utilities. "Inside plant" services (also known as premise wiring) consist of engineering, design, installation and integration of telecommunication networks and delivery systems for voice, data and video providing connectivity and networking to offices for large private businesses, including banks, universities and hospitals.

          Traffic Management Services consisted of designing, installing and maintaining traffic control and signalization devices (i.e., stoplights, crosswalk signals, drawbridge and railroad track signals and gate systems traffic detection and data gathering devices). This operating group also designed, installed and maintained "intelligent highway" communication systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage in order to monitor and communicate traffic conditions such that real-time responses to dynamic changes in traffic patterns and climate conditions can be made.

          Communications Development activities consisted of management of Able's joint venture arrangements in Latin America, primarily Venezuela, which were formed to provide telecommunication installation and maintenance services to privatized local telephone companies. In 1996, these activities were expanded to include marketing to Latin American telephone companies of "Neurolama," an internally developed proprietary telephone call record and data collection system.

     Able's strategy was to capture an increased share of the market for outsourced network installation, maintenance and system integration and through increased marketing efforts by broadening the range of services it offers to customers. This strategy includes both (i) growth through acquisition and (ii) internal growth of existing and complementary lines of business.

COMPANY STRUCTURE

     Able was incorporated in 1987 as "Delta Venture Fund, Inc.", a Colorado Corporation. Able adopted its current name in 1989 and changed its corporate domicile to Florida in 1991. Commencing in mid-1992 until mid-1994, 95 percent of the Company's revenues and profits were derived from telecommunications services provided primarily through two majority-owned subsidiaries located in Caracas, Venezuela. These services were provided to one customer, CANTV, the Venezuelan national telephone company. To decrease its exposure to foreign markets, in 1994, Able expanded its business focus by marketing its services in the southeastern United States with the acquisition of Florida-based Transportation Safety Contractors, Inc. and its affiliates (collectively, "TSCI"). TSCI installs and maintains traffic control signage, signalization and lighting systems and performs outside plant telecommunication services. The majority of TSCI's business is conducted in Florida and Virginia with these states' respective Departments of Transportation and various city and county municipalities.

     To further expand in the domestic market and to facilitate a continued acquisition program, the Company acquired the common stock of H.C. Connell, Inc. ("Connell") in December 1995. Connell performs primarily outside plant telecommunication and electric power services for local telephone and utility companies in central Florida. Connell was renamed Able Telecommunications and Power, Inc. ("ATP") in January 1999. In October 1996, Able acquired the common stock of Georgia Electric Company ("GEC"), headquartered in Albany, Georgia. GEC operates in eight southeastern states and specializes in the installation, testing and maintenance of intelligent highway and communication systems including computerized traffic management, wireless and fiber optic data networks, weather sensors, voice data and video systems and computerized manufacturing and control systems. In December 1996, Able acquired the common stock of Dial Communications, Inc. ("Dial") of Tallahassee, Florida. At that time, Dial provided outside and inside plant telecommunication services to the regional Bell operating company, other local and long distance telephone companies, private businesses and universities. Able has subsequently discontinued Dial's operations. In April 1998, Able acquired the common stock of Patton Management Company ("Patton") of Atlanta, Georgia which provides advanced telecommunication network services to upgrade existing networks and to provide connectivity to office buildings, local and wide area networks.

                BUSINESS OF THE COMPANY (POST-MFSNT ACQUISITION)

GENERAL OVERVIEW

     The following discussion of Able's business includes those aspects of Able's operations acquired in the MFSNT Acquisition. For a better understanding of those aspects of Able's business attributable to MFSNT, see the description of the business of MFSNT set forth under the heading "Business of MFSNT".

     Able, and its subsidiaries, develops, builds and maintains communications systems for companies and governmental authorities. The Company has five organizational groups. Each group is comprised of subsidiaries of the Company with each having local executive management functioning under a decentralized operating environment. The Company completed operational restructuring of its subsidiaries during fiscal year 1999. As a result, the Company now has 14 active subsidiaries, 11 of which are wholly-owned.

     The service provided by each group is as follows:

          ORGANIZATIONAL GROUP                         SERVICE PROVIDED
          --------------------                         ----------------
Network Services.........................  Design, development, engineering, installation, construction, operation and
                                           maintenance services for
                                           telecommunications systems.
Network Development......................  Established subsequent to October 31,
                                           1999, to own, operate and maintain local
                                           and regional telecommunication networks.
Transportation Services..................  Design, development, integration, installation, construction, project
                                           management, maintenance and operation of
                                           automated toll collection systems.
Construction.............................  Design, development, installation, construction, maintenance and operation
                                           of electronic traffic management and
                                           control systems, and road signage.
Communications Development...............  Design, installation and maintenance services to foreign telephone companies
                                           in South America.

COMPANY STRUCTURE

     In July 1998, in a transaction that increased Able's revenues by approximately 300 percent, the Company acquired the network construction and transportation systems business of MFS Network Technologies, Inc. ("MFSNT") from MCI WorldCom, Inc. ("WorldCom"). MFSNT was then divided into two entities, 1) the network construction business became MFS Network Technologies, Inc. and 2) the transportation systems business became MFS Transportation Systems, Inc. As part of the MFSNT acquisition, the Company, WorldCom and MFSNT entered into a Master Services Agreement (the "WorldCom Master Services Agreement") pursuant to which the Company agreed to provide telecommunication infrastructure services to WorldCom on a cost-plus 12 percent basis for a minimum of $40.0 million per year. The aggregate sum payable to the Company for the five-year contract is guaranteed to be no less than $325.0 million, subject to certain adjustments. To achieve these established minimums, WorldCom has agreed to award the Company at least 75 percent of all WorldCom's outside plant work related to its local network projects up to $500.0 million and the Company has agreed to accept and perform work orders from WorldCom for as much as $130.0 million of services during each year of the five-year contract. The Company has also agreed that WorldCom will have met all of its commitments to the Company, to the extent that payments made to the Company reach an aggregate of $500.0 million at any time during the five-year term of the contract.

     In July 1999, the Company entered into a teaming agreement with 186K.Net, Co. (the "186K Agreement"), a technology firm and hosting facility, to combine their respective expertise in infrastructure engineering/design and high-end Internet technology to deliver high-speed Internet connectivity, telecommunications and systems integration solutions. Under the 186K Agreement, the Company will focus on infrastructure build-outs and 186K.Net, Co. will focus on the delivery of high-end Internet services. Included in the 186K Agreement is a deferred value added equity swap that would allow either party to benefit by an increase in market capitalization value over a three year period (refer to Exhibit 2.6 for more detail).

     In November 1999, the Company acquired the common stock of Southern Aluminum and Steel Corporation ("SASCO") and Specialty Electronic Systems, Inc. ("SES") which together provide expertise in design, installation and project implementation of advanced highway communication networks and Intelligent Transportation Systems.

     In January 2000, Able established Able ICP, Inc. ("Able ICP") which will own, operate and maintain local and regional telecommunication networks as part of Able's Network Development Group. Able ICP is a development company that is expected to require significant capital expenditures related to network construction and which is not expected during fiscal 2000 to generate significant net income or earnings before interest, depreciation, taxes and amortization. The Company's ability to grow Able ICP and to implement its business plan will be dependent on the Company's ability to fund its capital expenditure needs, either internally or through borrowings and the sale of equity. No assurance can be given that the Company will be able to meet Able ICP's funding needs on a timely basis, or at all, on terms acceptable to the Company, or that Able ICP will ever be profitable. In March 2000, the name "Able ICP, Inc." was changed to "Adesta ICP, Inc."

     In compliance with a contractual obligation with WorldCom, effective February 2000, all subsidiaries bearing "MFS" as part of their name were changed. MFS Network Technologies, Inc. changed its name to Adesta Communications, Inc. ("Adesta Communications"), MFS Transportation Systems, Inc. changed its name to Adesta Transportation, Inc. ("Adesta Transportation") and MFS TransTech, Inc. changed its name to TransTech, Inc. In conjunction with these name changes, this proxy statement includes a proposal to shareholders to change the name of the Company to "The Adesta Group, Inc."

SERVICES, MARKETS AND CUSTOMERS

     Able conducts five distinct types of business activities, four of which are primarily conducted in the United States and one of which is conducted abroad. Domestically, Able provides network services, network development, transportation services and construction. Abroad, principally in Venezuela, the Company conducts communication development activities. Each of these activities is discussed in more detail below. In most of Able's business activities it faces competition that may be larger and may have substantially greater financing, distribution and marketing resources than Able.

     Network Services Group. The Network Services Group provides telecommunications network services through two divisions: (i) the Telecommunications Systems Integration Division provides general contracting services for large-scale telecommunications projects, and (ii) the Telecommunications Construction Division specializes in the construction of network projects or project phases.

     Able provides turn-key telecommunications infrastructure solutions through the Telecommunications Systems Integration Division. As a telecommunications systems integrator, Able provides "one-stop" capabilities that include project development, design, engineering, construction management, and on-going maintenance and operations services for telecommunications networks. The projects include the construction of fiber optic networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

     The Telecommunications Construction Division provides construction and technical services for building both outside plant and inside plant telecommunications systems. Outside plant services are large-scale installation and maintenance of coaxial and fiber optic cable (installed either aerially or underground) and ancillary equipment for digital voice, data and video transmissions. These installations are most often undertaken to upgrade or replace existing communications networks. Inside plant services, also known as premise wiring, include design, engineering, installation and integration of telecommunications networks for voice, video and data inside customers' facilities. Additionally, Able provides maintenance and installation of electric utility grids and water and sewer utilities. The Company provides outside plant telecommunications services primarily under hourly and per unit basis contracts to local telephone companies. Able also provides these services to long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators.

     Network Development Group. The Network Development Group was established subsequent to October 31, 1999, to design, engineer, construct, operate and maintain state-of-the-art, "future proof" (designed for low cost upgrades to avoid obsolescence), fiber optic networks providing virtually unlimited bandwidth, and a comprehensive suite of cutting edge multimedia telecommunications services for users in Tier 3 cities (those with populations between 100,000 and 250,000).

     Transportation Services Group. The Transportation Services Group provides "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering, construction and systems operation and maintenance. Additionally, Able has and continues to develop proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways, allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a car's type, combined with the user's account information, as the car passes a tolling station and immediately debits the appropriate toll from the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts, and process violations. Able developed automatic vehicle identification technology jointly with Texas Instruments and used it in many of its electronic toll and traffic management projects. The Transportation Services Group markets its services to state and local government transportation departments.

     Construction Group. The Company's Construction Group installs and maintains traffic control and signalization devices. These services include the design and installation of signal devices (such as stoplights, crosswalk signals and other traffic control devices) for rural and urban traffic intersections, drawbridge and railroad track signals, gate systems and traffic detection and data gathering devices. The Company also designs, develops, installs, maintains and operates "intelligent highway" communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. These systems monitor traffic conditions, communicate such conditions to central traffic control computers, and provide real-time responses to dynamic changes in traffic patterns and climate conditions by changing speed limit display devices, lowering traffic control gates, or changing the text on remote signs and signals. The Company also installs and maintains computerized manufacturing systems for various industrial businesses. Many of the functions of the Construction Group, particularly those involved in intelligent highway systems, complement those of the Network Services Group.

     Communications Development Group. The Company's Communications Development Group operates primarily in Venezuela. These activities consist of management of joint venture arrangements, which were formed to provide telecommunications installation and maintenance services to privatized local phone companies. These joint ventures are in the form of subsidiaries in which Able has an 80% voting and ownership interest and a 50% share of profits and losses. In 1996, the Communications Development Group expanded its communications development activities to include the marketing to Central and South American telephone companies of NeuroLAMA, an internally developed proprietary telephone call record and data collection system. Significant capital expenditures will be required to install NeuroLAMA in South America.

INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

     Sales to unaffiliated customers, income (loss) from operations, and identifiable assets pertaining to the Groups in which the Company operates are presented below (in thousands):

                                                        FOR THE FISCAL YEAR ENDED OCTOBER 31,
                                                        --------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   ----------
Sales to unaffiliated customers:
Network Services.....................................    $260,354      $ 62,243      $    --
Transportation Services..............................      39,394        24,639           --
Construction.........................................     113,948       125,270       82,171
Communication Development (International)............       4,869         5,329        4,163
                                                         --------      --------      -------
                                                         $418,565      $217,481      $86,334
                                                         ========      ========      =======
Income (loss) from operations:
Network Services.....................................    $ 14,746      $  6,272      $    --
Transportation Services..............................     (10,618)        2,586           --
Construction.........................................      (5,730)        1,718        4,824
Communication Development (International)............         346           182           17
Unallocated Corporate Overhead.......................        (628)          651           --
                                                         --------      --------      -------
                                                         $ (1,884)     $ 11,409      $ 4,841
                                                         ========      ========      =======
Identifiable assets:
Network Services.....................................    $139,460      $159,660      $    --
Transportation Services..............................      50,178        48,830           --
Construction.........................................      66,667        71,941       44,751
Communication Development (International)............       3,813         4,496        2,509
Corporate............................................       1,915         5,833        3,086
                                                         --------      --------      -------
                                                         $262,033      $290,760      $50,346
                                                         ========      ========      =======

INDUSTRY OVERVIEW

     Telecommunications Infrastructure. The International Telecommunications Union estimates that between 1996 and 2000, telecommunications infrastructure investment will exceed $50.0 billion in the United States and $600.0 billion worldwide. In addition, Able believes that utility and telecommunications companies, including regional Bell operating companies ("RBOCs"), competitive local exchange carriers ("CLECs") and inter-exchange carriers ("IXCs"), which still conduct a significant portion of their construction work in-house, will outsource more infrastructure construction in the future in response to rapid deregulation and competitive pressures to reduce costs and focus on the operations and marketing of their telecommunications services.

     The Telecommunications Act of 1996 (the "Telecommunications Act") created a structural change in the telecommunications industry by removing the barriers to entry that the RBOCs and IXCs had previously enjoyed. The Telecommunications Act established less restrictive regulations for CLECs and other telecommunications companies to compare with the RBOCs. As a result, the RBOCs must allow competing telecommunications companies, under the performance party principle, to compete in their markets. This has led to intense competition among all players in the telecommunications and data/information transfer and services industries. Prices for services and equipment have been falling, and new technologies and services are being offered. In addition, the battle to attract and retain customers has led to higher levels of customer service.

     These conditions have forced the RBOCs to compete for customers. As a result, more money is being dedicated to construction and upgrades of fiber optic and coaxial networks and other assets by many participants in the telecommunications and data/information transfer industries. RBOCs are searching for ways to reduce costs and become more efficient. Internal operations such as network installation are increasingly being outsourced to companies such as Able.

     The infrastructure and network services segment of the communications industry is poised for significant growth, due to the changing regulatory environment and rapid advancements in technology, which require increases in bandwidth to carry voice, video and data. These trends are resulting in a significant need for rapid replacement and upgrade of existing communications infrastructure and network systems. In addition, new entrants to the telecommunications industry are increasingly turning to experienced, full-service communications infrastructure and network integrators for assistance and support.

     It has been forecasted that significant growth will occur within the international market for telecommunications infrastructure. In many emerging and developing areas such as South America, the Pacific Rim and Africa, the infrastructure required to support telecommunications on a widespread local level is incomplete or nonexistent. The telecommunications infrastructure that currently exists is typically analog-based. For developing countries, the main focus is to establish or expand their telecommunications infrastructure rather than convert and upgrade existing lines. The lack of telecommunications infrastructure in developing economic areas creates an opportunity to provide turn-key telecommunications infrastructure project managerial services. Able expects not only to selectively bid on new opportunities, but also further develop existing telecommunications infrastructure projects.

     Transportation Systems. The market for traffic management and, specifically, intelligent transportation services, is significant and growing due to federal and state legislation to create economically efficient and environmentally safe transportation systems. The Intermodal Surface and Transportation Efficiency Act of 1996 will provide $217.0 billion to state departments of transportation over the next six years and is expected to significantly increase spending on advanced transportation infrastructure. In addition, the deployment of intelligent highway systems, as well as telecommunications infrastructure along the highway rights-of-way, offer new revenue sources for the responsible government agencies. Intelligent transportation services include electronic toll collection, highway fiber optic network, computerized traffic signal and other traffic management tools.

SUPPLIERS AND RAW MATERIALS

     Able has no material dependence on any one supplier of raw materials.

BACKLOG

     The Company's estimated backlog at January 31, 2000, was as follows:

                                                                  OPERATIONS AND
                                                   CONSTRUCTION    MAINTENANCE
ORGANIZATIONAL GROUP                                CONTRACTS       CONTRACTS        TOTAL
--------------------                               ------------   --------------   ----------
Network Services.................................    $408,000        $179,000      $  587,000
Transportation Services..........................     140,000         120,000         260,000
Construction.....................................     151,000          33,000         184,000
                                                     --------        --------      ----------
                                                     $699,000        $332,000      $1,031,000
                                                     ========        ========      ==========

     The Company expects to complete approximately 40% of the total backlog within the next fiscal year. Due to the nature of the Company's contractual commitments, in many instances its customers do not commit to the volume of services to be purchased under a contract but, rather, commit the Company to perform these services if requested by the customer and commit to obtain these services from it if they are not performed internally. Many of the contracts are multi-year agreements, ranging from less than one year to 20 years. The Company includes the full amount of services projected to be performed over the life of the contract in backlog due to its historical relationships with its customers and experience in procurements of this nature. Contract backlog of $500 million is under performance bonds and the Company may be subject to liquidated damages for failure to perform in a timely manner. The Company's backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of its order backlog can be canceled at any time without penalty, except, in some cases, the Company can recover actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from its customers could have a material adverse effect on its business, operating results and financial condition. In addition, there can be no assurance as to customers' requirements during a particular period or that such estimates at any point in time are accurate.

DEPENDENCE UPON KEY CUSTOMERS

     The Company derives a significant portion of its revenues from a few large customers. Those customers are as follows:

                                                                                      PERCENTAGE OF
                                                                                          TOTAL
                                                                        REVENUE      REVENUES DURING
                                                                        FOR THE         THE FISCAL
                                                                      FISCAL YEAR      YEARS ENDED
                                                                         ENDED         OCTOBER 31,
                                                                      OCTOBER 31,   ------------------
CUSTOMER                                           OPERATING GROUP       1999       1999   1998   1997
--------                                           ---------------    -----------   ----   ----   ----
New Jersey Consortium..........................  Transportation and
                                                   Network Services     $78,515      18%     7%    --%
WorldCom.......................................  Network Services        61,636      15     14     --
Williams Communications, Inc...................  Network Services        49,621      12     --     --
Cooper Tire Company............................  Construction            13,050       3      6     15
Florida Power Corp.............................  Construction            13,514       3      2      9
State of Illinois (ISTHA)......................  Network Services        11,680       2      8     12

     MFSNT is party to multiple contracts with the New Jersey Consortium ("New Jersey Consortium Contracts") which includes the New Jersey Turnpike Authority, New Jersey Highway Authority, Port Authority of New York and New Jersey, South Jersey Transportation Authority, State of Delaware Department of Transportation. The New Jersey Consortium Contracts provide for, among other items, MFSNT to construct and maintain a fully integrated automated toll collection system and supporting fiber optic network. The estimated gross value of the New Jersey Consortium Contracts is in excess of $280.0 million. During the fiscal year ended October 31, 1999, the Company incurred net losses related to the New Jersey Consortium Contracts of approximately $4.0 million, including penalties of approximately $4.9 million associated with the failure to meet certain milestones provided in the contracts. The Company is not currently incurring additional penalties related to the New Jersey Consortium Contracts.

     At October 31, 1999, the Company had billed and unbilled receivables of $18.3 million and $20.4 million related to the New Jersey Consortium, $10.9 million and $8.7 million related to WorldCom and $6.2 million and $1.1 million related to Williams Communications, Inc., respectively.

     Able believes that a substantial portion of its total revenues and operating income will continue to be derived from a concentrated group of customers, in particular the New Jersey Consortium and WorldCom. The loss of the New Jersey Consortium, WorldCom or any other such customers could have a material adverse effect on Able's business, financial condition and results of operations.

CONTRACTS

     The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligation under a contract may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages.

     Construction Contracts. For construction contracts, the Company obtains fixed price or cost plus contracts for projects, either as a prime or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, a state department of transportation ("DOT") or other governmental body provides a set of specifications for the project to qualified contractors. The Company then estimates the total project cost based on input from engineering, production and materials procurement personnel. Able then submits a bid along with a bid bond. For most government-funded projects, the scope of work extends across many industry segments. In such cases, the Company subcontracts its expertise to a prime contractor. Able must submit performance bonds on substantially all contracts obtained. The financial viability of the Company is dependent on maintaining adequate bonding capacity and any loss of such would have a material adverse effect on the Company.

     Government business is, in general, subject to special risks, such as delays in funding, termination of contracts or subcontracts for the convenience of the government or for the default by a contractor, reduction or modification of contracts or subcontracts, changes in governmental policies, and the imposition of budgetary constraints. The Company's contracts with governmental agencies provide specifically that such contracts are cancelable for the convenience of the government. Contract duration is dependent upon the size and scope of the project but typically is from six months to three years. Contracts generally set forth date-specific milestones and provide for liquidated damages for failure to meet milestones. During fiscal 1999, Able was subject to liquidated damages relating to the "Violations Processing Center" portion of the New Jersey Consortium Contract amounting to approximately $4.9 million.

     In most cases, Able supplies the materials required for a particular project, including materials and component parts required for the production of highway signage and guardrails and the assembly of various electrical and computerized systems. Aluminum sheeting, steel poles, concrete, reflective adhesive, wood products, cabling and electrical components are the principal materials purchased domestically for the production of highway signage and guard railing. Generally, the supply and costs of these materials has been and is expected to continue to be stable, and the Company is not dependent upon any one supplier for these materials. The Company also purchases various components for the assembly of various electrical, lighting and computerized traffic control systems. Many of these materials must be certified as meeting specifications established by the customer. The unavailability of those components could have an adverse impact on meeting deadlines for the completion of projects which may subject the Company to liquidated damages; however, the availability of these materials, generally, has been adequate.

     Service Contracts. The Company generally provides telecommunication, cable television, electric utility and manufacturing system services (i.e., non-governmental business) under comprehensive operation and maintenance and master service contracts that either give Able the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify the Company to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. Able is typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration is either for a specified term, usually one to three years, or is dependent on the size and scope of the project. In most cases, the Company's customers supply most of the materials required, generally consisting of cable, equipment and hardware, and the Company supplies the expertise, personnel, tools and equipment necessary to perform its services.

SALES AND MARKETING

     Able markets its systems integration services through a dedicated sales group. Its salespeople market directly to existing and potential customers, including municipalities and other government authorities, telecommunications companies and utility companies. Able's salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.

     Typically, the contracting process for systems integration projects entails the development of a list of qualified bidders and the establishment of a bid schedule, the distribution of, and response to, a request for proposal ("RFP") and the awarding of the contract to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which is usually 12 to 24 months in duration, is protracted due to the scope and complexity of the services provided.

     Able markets its telecommunications construction services to local and long distance telephone companies, utility companies, local municipalities and certain corporations with particular communications needs. In addition, the Company markets its construction services to certain systems integrators. A dedicated sales force, as well as members of each subsidiary's senior management, actively market Able's services in their defined geographic regions. Additionally, Able markets transportation construction services to state and local departments of transportation, public/private toll authorities and certain international authorities.

COMPETITION

     Network Services Group. The Telecommunications Systems Integration Division of the Network Services Group competes for business in two segments: the traditional request for proposal ("RFP")/bid based segment for the installation and integration of infrastructure projects and a less traditional "project development" segment. Able's largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Telecommunications Systems Integration Division has identified and pursued the "project development" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private memberships and other financing models unique to the industry. These customers often must choose between building their own networks or using an existing telecommunication service provider's network. Once a customer has decided to build its own network, the Company assists the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. Able also has focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. The Company believes that no other company presently provides these kind of complete, turnkey project development service for these customers. Able can make no assurances, however, that other systems integration companies will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to Able's services, or that it will be able to maintain its competitive position.

     The Telecommunications Construction Division competes for business with several competitors on a much larger scale. In addition, the Telecommunications Construction Division also competes in a market characterized by a large number of smaller size private companies that compete for business generally in a limited geographic area or with few principal customers. The Telecommunications Construction Division's largest competitors are MasTec, Inc. and Dycom, Inc.

     Network Development Group. The competitive environments within the large metropolitan areas (called Tier 1 cities), such as New York, Los Angeles, Chicago and Atlanta, already have an Incumbent Local Exchange Carrier ("ILEC") and multiple Competitive Local Exchange Carriers ("CLECs") competing for their large, high volume, business base. In addition, due to the high density of apartment complexes, many have more than one cable company.

     In contrast, the Tier 3 cities that the Network Development Group is targeting typically have the ILEC, one cable company, and in some cases facilities based CLECs targeting a limited area of businesses. In most cases, both the cable company and the ILEC have legacy infrastructures with very limited capability to provide modern services.

     Transportation Services Group. The Transportation Services Group believes its major competitors in the North American market are Lockheed Information Management Co., a division of Lockheed Martin, and Syntonic Technology, Inc., doing business as Transcore ("Transcore").

     Construction Group. The market in which the Construction Group competes is characterized by large competitors who meet the experience, bonding and licensure requirements for larger projects and by small private companies competing for projects of $3 million or less in limited geographic areas. The Construction Group's largest competitors include Lockheed Martin, Traffic Control Devices of Florida and MasTec, Inc. The Construction Group's smaller competitors are High Power of Florida, MICA Corporation of Texas and Fishback & Moore. A number of these competitors may be larger, may have substantially greater financial, distribution and marketing resources, and may have more established reputations than Able.

     Communications Development Group. The Communications Development Group competes for business in the international market, primarily in South America. Presently, the operations of the Communications Development Group are in Venezuela and Brazil. In Venezuela, the market is characterized by a single customer, CANTV, the telephone company of Venezuela, and a large number of smaller sized private companies that compete for business generally in a limited geographic area. In Brazil, the market consists of a myriad of smaller companies competing for a growing but limited market, which forces margins down.

EMPLOYEES

     As of January 31, 2000, the Company and its subsidiaries had approximately 2,000 employees. The number of employees considered as laborers can vary significantly according to contracts in progress. Such employees are generally available to the Company through an extensive network of contacts within the communications industry.

PROPERTIES

     The Company's corporate offices are in Roswell, Georgia, where it occupies 6,600 square feet under a lease that expires July 31, 2004. The Company also has 5,110 square feet of office space under a lease that expires January 31, 2004 in West Palm Beach, Florida which is presently available for sublet. The Company leases 35,815 square feet of office space in Omaha, Nebraska, under a lease that expires September 30, 2004, and which houses Adesta Communications, and 40,111 square feet in Mt. Laurel, New Jersey, under a lease that expires February 28, 2003 and which houses Adesta Transportation. The Company leases 6,400 square feet of space in Fairbanks, Alaska, for a network operations center. The Company leases 6,800 square feet of office space in Fort Lauderdale, Florida, under a lease which expires September 30, 2003, which facility is presently available for sublet. The Company leases several field offices and numerous smaller offices. The Company also leases on a short-term or cancelable basis temporary equipment yards or storage locations in various areas as necessary to enable it to efficiently perform its service contracts.

     The Company owns (subject to a mortgage) and operates a 10,000 square foot facility for operations based in Chesapeake, Virginia. The Company's Venezuelan subsidiaries own and operate from a 33,000 square foot floor of an office building located in Caracas, Venezuela, and lease an additional 50,000 square feet of covered parking and shop facilities. Able also owns a 15,000 square foot facility located on approximately three acres of land for operations in Tampa, Florida.

SEASONALITY

     The Company operates throughout the United States and its results of operations are not significantly impacted by seasonal changes.

LEGAL PROCEEDINGS

     In May 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company and Thomas M. Davidson, who subsequently became a member of the Company's Board of Directors. Mr. Davidson resigned in January 2000. SIRIT asserts claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of MFSNT and seeks injunction relief and compensatory damages in excess of $100.0 million. In May 2000, Able was determined to owe SIRIT $1.2 million in compensatory damages and $31.0 million in punitive damages. Able believes that the jury award is both without merit and excessive and is intending to pursue all its legal rights, including an appeal of the jury award.

     In 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and MFSNT, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all other similarly situated investors and seeks unspecified damages and attorneys' fees.

     In 1997, Bayport Pipeline, Inc. ("Bayport") filed a lawsuit against MFSNT seeking a declaratory judgment concerning the rights and obligations of Bayport and MFSNT under a Subcontract Agreement that was entered into on May 1, 1997 related to the NYSTA contract. The matter was referred to arbitration in January 1999. The total amount sought was not less than $5.5 million and subsequent to October 31, 1999 was increased to $19 million. On February 24, 2000, the arbitrator ruled that MFSNT owed Bayport $4.1 million, which is consistent with amounts previously accrued by the Company. The arbitrator's award is binding; however, the Company is disputing the calculation of the award, which it believes in error. Additionally, the Company may appeal the award in future legal proceedings.

     In 1997, U.S. Public Technologies, Inc. ("USPT") filed a lawsuit in the United States District Court for the Southern District of California, (San Diego), against MFSNT for breach of contract, breach of an alleged implied covenant of good faith and fair dealing, tortious interference, violation of the California Unfair Competition Act, promissory estoppel and unjust enrichment in connection with a Teaming Agreement between MFSNT and USPT concerning the Consortium Regional Electronic Toll Collection Implementation Program in the state of New Jersey. In this lawsuit, USPT seeks actual damages in excess of $8.5 million and unspecified exemplary damages. Discovery had not yet commenced in this lawsuit.

     In 1999, Newbery Alaska, Inc. ("Newbery") filed a demand for arbitration seeking approximately $3.8 million. This dispute arises out of Newbery's subcontract with MFSNT related to the fiber optic network constructed by MFSNT for Kanas. Newbery's claims are for the balance of the subcontract, including retainage and disputed claims for extras based on alleged deficiencies in the plans and specifications and various other alleged constructive change orders. The parties are currently conducting discovery. Arbitration hearings on this matter should take place in the spring or summer of 2000.

     In 1998, Alphatech, Inc. ("Alphatech") filed a lawsuit in the U.S. District Court in Massachusetts. This suit alleges ten counts, including breach of Teaming Agreements on the E-470 project and the New Jersey Regional Consortium project, breach of implied duty of good faith and fair dealing on both projects, misappropriation of trade secrets, deceit, violation of Massachusetts General Laws Chapter 93A, promissory estoppel, quantum meruit, and unjust enrichment. Alphatech's claim is for $15 million. A hearing for a summary judgment is scheduled in May 2000.

     In 1998, T.A.M.E. Construction, Inc. ("TAME") sued for breach of contract, promissory estoppel, discrimination and defamation related to certain contracts performed by GEC. TAME alleges that it was wrongfully terminated as a subcontractor. TAME claims contract damages in the amount of $250,000, punitive damages for discrimination of $1,000,000 and defamation damages of an additional $1,000,000. GEC has moved for summary judgment. This matter is not set for trial.

     The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

RESEARCH AND DEVELOPMENT; PROPRIETARY TECHNOLOGY AND RIGHTS

     The Company acquired proprietary software from MFSNT in the MFSNT Acquisition, including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. However, Able can make no assurances that products will not be developed in the future that will produce the same or a better result or be produced in a more economical manner. See "Business of MFSNT -- Research and Development; Proprietary Technology and Rights" for a discussion of the Company's proprietary technology and rights (acquired in that acquisition).

     Neurolama. The Communications Development Group has incurred in excess of $1.0 million of costs developing its proprietary software, NeuroLAMA. NeuroLAMA is a telephone call record and data collection system. NeuroLAMA helps telephone companies increase revenues by decreasing fraud, eliminating misoper-ation, and increasing efficiency through their analog telecommunications systems. NeuroLAMA's quality, reliability and uniqueness of design are proving far superior to any competing system. The Communications Development Group estimates that roughly 250 million analog lines worldwide could benefit from the implementation of NeuroLAMA. The software is being marketed throughout South America. Currently, the Communications Development Group has not capitalized any costs related to this software.

     Able relies on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements, licenses and other technical measures to establish and protect the Company's proprietary rights to protect its proprietary applications and technologies. To the extent necessary, Able intends to vigorously defend any and all rights Able has, now or in the future, in its proprietary applications and technologies. However, the Company can make no assurances that it will be successful in pursuing any of its rights or, if successful, that it will be timely.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is traded on the Nasdaq National Market System (NMS) under the trading symbol "ABTE". The following table sets forth the high and low sale prices for the Common Stock for each fiscal quarter indicated below.

                                                               SALE PRICE RANGE
                                                              ------------------
                                                                HIGH       LOW
                                                              --------   -------
Year Ended October 31, 1997
  1st Quarter...............................................  $  9.625   $ 7.250
  2nd Quarter...............................................     9.000     7.375
  3rd Quarter...............................................     9.000     7.125
  4th Quarter...............................................    10.625    7.5625
Year Ended October 31, 1998
  1st Quarter...............................................  $  10.75   $ 6.375
  2nd Quarter...............................................   13.1875    7.0625
  3rd Quarter...............................................   20.9375     8.625
  4th Quarter...............................................    10.625      1.75
Year Ended October 31, 1999
  1st Quarter...............................................  $ 12.374   $5.0625
  2nd Quarter...............................................   11.5625     6.625
  3rd Quarter...............................................     7.125    5.8125
  4th Quarter...............................................   10.0625     7.500
Year Ended October 31, 2000
  1st Quarter...............................................  $ 11.875   $  4.50
  2nd Quarter...............................................      6.72      4.75

     On February 4, 2000, there were approximately 412 shareholders of record of the Company's Common Stock.

     No cash dividends have been declared by the Company on its Common Stock since its inception and the Company has no present intention to declare or pay cash dividends on the Common Stock in the forseeable future. The Company intends to retain any earnings, which it may realize in the foreseeable future to finance its operations. The terms of the Company's $35.0 million secured revolving credit facility, the Series C Preferred Stock and the WorldCom Note restrict or prohibit the Company's ability to declare or pay dividends on shares of Common Stock. Holders of Series C Preferred Stock are generally entitled to receive cumulative quarterly dividends at a rate of 5.9 percent per year. On February 4, 2000, the Company redeemed and retired all remaining shares of Series B Preferred Stock by payment of $10,851,062 in cash and the issuance of 801,785 in restricted common shares that were issued at or above market price and further Able issued 267,000 Warrants to acquire its Common Stock at varying prices. Also, on February 4, 2000, Able privately placed 5,000 shares of Series C Preferred Stock with a small group of investors at $3,000 per share. The sale of the Series C shares includes the issuance of Warrants to purchase up to 200,000 shares at prices substantially above market. See "Management's Discussion of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Consolidated Audited Financial Statements of the Company" incorporated by reference to the Company's Annual Report of Form 10-K for the fiscal year ended October 31, 1999, as filed February 22, 2000, as amended March 1, 1999 and as further amended May 26, 2000.

     Management expects that, except for the dividends required to be paid or payable to the holders of the Series B Preferred Stock, Able will retain its earnings, if any, to finance operations. Thus, Able does not expect to pay dividends to holders of Common Stock for the foreseeable future.

     For Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations, see the Company's Annual Report on Form 10-K for the year ended October 31, 1998, filed February 24, 1999, as amended March 1, 1999, and as further amended on May 23, 2000, and the Company's Annual Report on Form 10-K for the year ended October 31, 1999, as filed February 22, 2000, as amended May 23, 2000, a copy of which has been provided along with these Proxy Materials.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to market risk from changes in interest rates on debt obligations that impact the fair value of these obligations. The Company's policy is to manage interest rates through a combination of fixed and variable rate debt. Currently, the Company does not use derivative financial instruments to manage its interest rate risk. The table below provides information about the Company's risk exposure associated with changing interest rates as of October 31, 1998 (amounts in thousands):

                               EXPECTED MATURITY

                                    1999      2000      2001       2002       2003     THEREAFTER
                                   -------   -------   -------   --------   --------   ----------
Fixed rate debt..................  $15,047   $18,225   $ 1,021   $    935   $    872    $21,081
Average interest rate............    12.40%    13.00%    13.64%     13.61%     13.57%     13.54%
Variable rate debt...............  $    --   $    --   $35,000   $     --   $     --    $    --
Average interest rate............       --        --      7.69%        --         --         --

     The Company has cash flow exposure due to interest rate changes for its fixed debt obligations. The Company's $35.0 million credit facility with NationsBank has been declared in default obligating the Company to pay a default penalty of 2% per annum. All of the Company's debt is non-trading. The fair value of the Company's debt approximates its carrying value.

     Although the Company conducts business in foreign countries, the international operations were not material to the Company's consolidated financial position, results of operations or cash flows as of October 31, 1998 and October 31, 1999. Additionally, foreign currency transaction gains and losses were not material to the Company's results of operation for the fiscal years ended October 31, 1998 and October 31, 1999. Accordingly, the Company was not subject to material foreign currency exchange rate risks from the effects that exchange rate movements of foreign currencies would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. To date, the Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

                               BUSINESS OF MFSNT

     Much of the information provided herein related to MFSNT is as of, or before, July 2, 1998 (the acquisition date).

GENERAL OVERVIEW

     MFS Network Technologies (MFSNT) provides systems integration for advanced telecommunications networks and is engaged in the development, design, project management, construction, operation and maintenance of communications systems throughout the United States. MFSNT conducts its business through two divisions:
(i) MFS Network Systems, a communications network systems integrator, and (ii) MFS Transportation Systems, which provides intelligent transportation and traffic management services. MFSNT manages the integration of a variety of equipment and software systems from multiple vendors, selecting those components most suitable for each individual bid or project.

     MFS Network Systems believes that it has remained at the forefront of the telecommunications network industry through the development of advanced telecommunications systems in partnership with public authorities and private corporations. MFSNT believes that it has the ability to engage large telecommunications projects, evidenced by work completed for WorldCom, resulting in $500 million in revenues and the deployment of 500,000 fiber miles in 43 cities, as well as the successful completion of a full-scale, state-wide fiberoptic telecommunications network for the Iowa state government, in addition to numerous other similar projects.

     Its clients include federal, state and local government agencies, telecommunications service providers, regional and state transportation and transit agencies, public utilities and private industry in the United States and abroad. MFSNT's wholly owned subsidiary, MFS Transportation Systems, located in Mt. Laurel, NJ provides systems integration for intelligent transportation systems applications, primarily electronic toll and traffic management.

COMPANY STRUCTURE

     MFSNT was formed in 1988 as a subsidiary of Peter Kiewit Sons', Inc. In December 1996, MFSNT was purchased by WorldCom. In July 1998, WorldCom sold MFSNT to the Company.

SERVICES, MARKETS AND CUSTOMERS

     MFSNT conducts two distinct types of business activities which are primarily conducted in the United States. These business activities include its
(i) Network Systems Group and (ii) Transportation Systems Group.

     Network Systems Group. MFSNT's Network Systems Group provides telecommunications network services for large-scale telecommunications' projects. This group provides turn-key telecommunications infrastructure solutions by providing "one-stop" capabilities that include project development, design, engineering, construction management, and on-going maintenance and operations services for telecommunications networks. MFSNT's projects include the construction of fiber optic networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

     Transportation Systems Group. The Transportation Systems Group provides full-service general contracting services for large-scale projects which includes providing "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering construction, and systems operation and maintenance. Additionally, MFSNT develops proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a car's type, combined with the user's account information as the car passes a tolling station and immediately debits the appropriate toll from the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts and process violations. MFSNT developed Automatic Vehicle Identification technology jointly with Texas Instruments and used it in many of its electronic toll and traffic management projects. The Transportation Systems Group markets its services to state and local government transportation departments.

     Industry Overview (See discussion above under "Business of the Company (Post-MFSNT Acquisition) -- Industry Overview).

SUPPLIERS AND RAW MATERIALS

     MFSNT has no material dependence on any one supplier of raw materials.

BACKLOG

     MFSNT includes all services projected to be performed over the life of each executed contract in backlog at the date of determination due to MFSNT's historical relationship with its customers and experience in the procurements of this nature. As of June 30, 1998 backlog was approximately $647.7 million, approximately $70.7 million (10.9 percent) of which was attributable to WorldCom Network. MFSNT expects to complete approximately 33 percent of this backlog within the next fiscal year As of June 30, 1997, MFSNT's backlog was approximately $367.7 million, approximately $60.2 million (16.4 percent) of which was attributable to WorldCom Network. Due to the nature of MFSNT's contractual commitments, in many instances its customers do not commit to the volume of services to be purchased under the contract, but rather commit MFSNT to perform these services if requested by the customer and obtain these services from MFSNT if they are not performed internally. Many of the contracts are multi-year agreements, and MFSNT includes the full amount of services projected to be performed over the life of the contract. At June 30, 1998 contract backlog of approximately $495.5 million is under performance bonds and MFSNT may be subject to liquidated damages for failure to perform in a timely manner. MFSNT's backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of MFSNT's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of MFSNT's actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from MFSNT's customers could have a material adverse effect on its business, operating results and financial condition. In addition, there can be no assurance as to the customer's requirements during a particular period or that such estimates at any point in time are accurate.

CONTRACTS

     The Company has and will continue to execute various contracts which may require MFSNT to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by MFSNT to meet its obligations under these contracts may result in the loss of the contract and subject MFSNT to litigation and various claims, including liquidated damages.

     Telecommunication and Related Services. MFSNT generally provides telecommunication, cable television, electric utility and manufacturing system services (i.e., non-governmental business) under comprehensive master service contracts that either give MFSNT the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify MFSNT to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors, such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. MFSNT is typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration either is for a specified term, usually one to three years, or dependent on the size and scope of the project. In most cases, MFSNT's customers supply most of the materials required for a particular project, generally consisting of cable, equipment and hardware and MFSNT supplies the expertise, personnel, tools and equipment necessary to perform its services.

     Traffic Management and General Utility Services. For traffic management and general utility services (i.e., government funded business), MFSNT generally obtains fixed price contracts for projects, either as a prime contractor or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, DOT or other governmental body provides to qualified contractors a set of specifications for the project. MFSNT then estimates the total project cost based on input from engineering, production and materials procurement personnel. A bid is then submitted by MFSNT along with a bid bond. For most government funded projects, the scope of work extends across many industry segments. In such cases, MFSNT subcontracts its expertise to a prime contractor. MFSNT must submit performance bonds on substantially all contracts obtained. MFSNT believes its relations with its bonding company are good and that its bonding capacity is adequate. However, the financial viability of MFSNT is dependent upon maintaining adequate bonding capacity and any loss of such would have a material adverse effect on MFSNT.

     Contract duration is dependent upon the size and scope of the project. Contracts generally set forth date-specific milestones and provide for severe liquidated damages for failure to meet the milestones by the specified dates.

     The failure to complete the contract backlog on time could have a material adverse impact upon the financial condition of MFSNT. MFSNT is typically paid based on completed units. Retainage is normally held on contracts (usually 5 percent to 10 percent of the contract amount), until approximately 90 days after the services are rendered and accepted by the customer. The majority of the contracts are bonded/guaranteed as to payment by the DOT upon performance by MFSNT.

SALES AND MARKETING

     MFSNT markets its systems integration services through its in-house sales group, marketing directly to existing and potential customers, including municipalities and other government authorities, telecommunications companies and utility companies. Its salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.

     Typically, the sales process for systems integration projects entails: (i) developing a list of qualified bidders and the establishment of a bid schedule;
(ii) distributing and responding to RFPs; and (iii) awarding contracts to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which is usually 12 to 24 months in duration, is protracted due to the scope and complexity of the services provided.

COMPETITION

     Network Systems Group. The Network Systems Group competes for business in two segments: (i) the traditional RFP/bid based segment for the installation and integration of infrastructure projects and (ii) a less traditional "project development" segment. MFSNT's largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Network Systems Group has identified and pursued the "project developments" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private memberships and other financing models unique to the industry These customers often must choose between building their own networks or using an existing telecommunications service provider's network. Once a customer has decided to build its own network, MFSNT assists the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. MFSNT also has focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. Management believes that no other company presently provides these kind of complete turn-key project development services for these customers. There can, however, be no assurance that other systems integration companies will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to MFSNT's services, or that MFSNT will be able to maintain its competitive position.

     Transportation Systems Group. The Transportation Systems Group believes its major competitors in the North American market are Lockheed Information Management Co., a division of Lockheed Martin and Synatonic Technology, Inc., doing business as Transcore ("Transcore"), a division of SAIC Corporation.

EMPLOYEES

     As of June 30, 1998, MFSNT had approximately 1200 employees. None of MFSNT's employees is represented by a labor union and management considers relations with key and other employees to be good.

PROPERTIES

     The Network Systems Group corporate offices are located in Omaha, Nebraska, where it occupies 33,571 square feet under a lease that expires September 30, 1999. The Transportation Systems Group corporate offices are located in Mt. Laurel, New Jersey, where it occupies 40,111 square feet under a lease that expires February 28, 2003. There are also leases of 6,400 square feet of space in Fairbanks, Alaska for a network operations center and MFSNT leases several field offices and numerous smaller offices. There are also leases on a short-term or cancelable basis for temporary equipment yards or storage locations in various areas as necessary to enable efficient performance of service contracts.

RESEARCH AND DEVELOPMENT; PROPRIETARY TECHNOLOGY AND RIGHTS

     MFSNT has various proprietary software including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. MFSNT has also developed a proprietary video and data multiplexing system used for surveillance, monitoring, and system audit purposes. The benefits of this proprietary software include reduced operating costs, non-stop tolling, reduced traffic congestion, efficient traffic management, and increased revenue accountability.

     Lane System Applications. The lane system application is designed to be modular in nature to allow and accommodate tolling operations in various configurations in accordance with a customer's specific needs and operational requirements. The lane controller application is the head of the lane system. It runs on a standard PC and under a real-time operating environment. The lane controller controls the various in-lane equipment items and gathers data from the in-lane sensors to provide transaction records for each vehicle that travels through a toll lane. The lane controller coordinates and controls revenue collection events and transactions. The lane controller also interacts with and can recognize individual vehicles as well as cars that evade toll collection. The transaction data created at the lane level is sent to the plaza computer system for further processing. The lane controller also has the unique capability of operating in a completely autonomous mode if communications to the plaza system are disrupted.

     Plaza System Applications. The plaza system is the central repository of the transaction data received from each toll lane. The data is stored in a relational database and is then used for reporting and tracking purposes. Traffic reports, revenue reports and collector performance reports are among several reports that can be generated from the plaza system. A real-time plaza supervisor system allows client personnel to monitor traffic and collection events (as well as equipment and security status) as each event actually occurs. The data received at the lane plaza system level is forwarded to the host system for further processing and review.

     Host System Applications. The primary role of the host application is to provide the client with the capability to generate system-wide reports for traffic and revenue, as well as provide audit and reconciliation capabilities. The host system also acts as the primary interface to the customer service center ("CSC") system and is the "conduit" for electronic toll transactions and patron account information. The host application also controls the download of information to the plaza and lane systems, such as toll schedules, employee identification information, patron account status, time synchronization and other information required for daily operation of the system.

     CSC System Applications and Services. MFSNT provides numerous CSC systems and services, including hardware and software system applications and CSC staffing, operations and management. The CSC application is a highly reliable and robust, user friendly, efficient, and fully auditable software application. Able's system incorporates automated internal controls for audit and reconciliation purposes and also employs a flexible design to accommodate potential changes to customer policies, procedures, and/or operations.

     Video Transaction Data Multiplexer ("VTDM") Product. The VTDM system is a patented product that compiles video and data based records for every vehicle that travels through a monitored lane. The VTDM provides auditors, toll supervisors and other customer service personnel with the unique capability to record, review, and analyze lane event data in an efficient and cost-effective manner. This system can also be used for problem resolution relating to system and/or toll collector performance. The VTDM system provides information (lane event data) in the form of video and transaction event text (text-over-video display). Cameras and videocassette recorders are used to visually record lane activity on a 24-hour basis.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

     Prior to the MFSNT Acquisition, MFSNT was a division of a public company, WorldCom, Inc. Therefore, there was no market price for the common stock of MFSNT. Subsequent to the MFSNT Acquisition, MFSNT was a wholly-owned subsidiary of the Company.

SELECTED FINANCIAL DATA

     The following is a summary of MFSNT's financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The financial statements of MFSNT include the accounts of i) Network Technologies Division of MFS Network Technologies, Inc.; ii) MFS Transportation Systems, Inc.; iii) MFS TransTech, Inc.; and iv) MFS Network Technologies of the District of Columbia, Inc. (collectively referred to as the "Division"). The financial data for the six months ended July 2, 1998 and June 30, 1997 include, in the opinion of management, all adjustments necessary to present fairly the financial position and results of the Division for such periods. Due to seasonality and other market factors, the historical results for the six months ended July 2, 1998 are not necessarily indicative of results for a full year (amounts in thousands):

                                               FOR THE SIX MONTHS ENDED               FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------   ----------------------------------------------------
                                             JULY 2, 1998   JULY 30, 1997     1997       1996       1995       1994       1993
REVENUES                                     ------------   -------------   --------   --------   --------   --------   --------
  Affiliated entity........................    $ 36,703       $ 34,078      $100,902   $ 56,238   $112,693   $ 86,791   $ 45,652
  Third party..............................      63,826        108,011       264,015    165,867     61,146     32,500     70,290
                                               --------       --------      --------   --------   --------   --------   --------
                                                100,529        142,089       364,917    222,105    173,839    119,291    115,942
Cost of revenues...........................     136,075        136,294       363,453    206,225    155,826    103,171     96,778
                                               --------       --------      --------   --------   --------   --------   --------
Gross margin (loss)........................     (35,546)         5,795         1,465     15,880     18,013     16,120     19,164
Operating expenses.........................      11,814         14,830        25,066     23,754     22,806     18,607     17,245
                                               --------       --------      --------   --------   --------   --------   --------
Operating income (loss)....................     (47,359)        (9,035)      (23,601)    (7,874)    (4,793)    (2,487)     1,919
Other income (expense).....................          16            (11)          (23)      (102)       231        138        148
                                               --------       --------      --------   --------   --------   --------   --------
        Net income (loss)..................    $(47,344)      $ (9,046)     $(23,624)  $ (7,976)  $ (4,562)  $ (2,349)  $  2,067
                                               ========       ========      ========   ========   ========   ========   ========
BALANCE SHEET DATA
(at end of period):
  Cash and cash equivalents................    $      6       $    179      $     --   $    300   $     --   $     22   $  2,634
  Total assets.............................     180,905        155,128       230,200    135,078     97,604     68,515     52,843
  Advances from parent.....................     119,389         95,143       142,968     76,648     58,310     26,415      8,816
  Contributions and accumulated deficit....     (72,760)        (9,043)      (25,417)    (1,792)     6,116     10,746     13,275

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected elements of the Division's statements of operations as a percentage of its revenues:

                                                                         FOR THE YEARS ENDED
                                          FOR THE SIX MONTHS ENDED          DECEMBER 31,
                                        ----------------------------   -----------------------
                                        JULY 2, 1998   JULY 30, 1997   1997     1996     1995
                                        ------------   -------------   -----    -----    -----
Revenue:
  Affiliated entity...................      36.5%           24.0%       27.7%    25.3%    64.8%
  Third party.........................      63.5            76.0        72.3     74.7     35.2
                                           -----           -----       -----    -----    -----
          Total revenues..............     100.0           100.0       100.0    100.0    100.0
Cost of revenues......................     135.4            95.9        99.6     92.9     89.6
Operating expenses....................      11.7            10.4         6.9     10.7     13.1
Other (income) expense................        --              --          --       --       --
                                           -----           -----       -----    -----    -----
          Net loss....................     (47.1)%          (6.3)%      (6.5)%   (3.6)%   (2.7)%
                                           =====           =====       =====    =====    =====

REVENUES -- AFFILIATED ENTITIES

     Revenues from affiliated entities were $36.7 million and $34.1 million for the six months ended July 2, 1998 and June 30, 1997, respectively, an increase of $2.6 million or 7.6 percent. Revenues from affiliated entities were $100.9 million and $56.2 million for the years ended December 31, 1997 and 1996, respectively, an increase of $44.7 million or 80.0 percent. Revenues from affiliated entities were $56.2 million and $112.7 million for the years ended December 31, 1996 and 1995, respectively, a decrease of $56.5 million or 50.l percent.

     Revenues from affiliated companies relate primarily to the network infrastructure project needs of the Division's parent. Substantially all of MFSNT's revenue from affiliated entities is from cost reimbursable contracts that include an 8.7 percent general and administrative fee.

REVENUES -- THIRD PARTY

     Revenues from third parties were $63.8 million and $108.0 million for the six months ended July 2, 1998 and June 30, 1997, respectively, a decrease of $44.2 million or 40.9 percent. The decrease related primarily to decreases in revenue in the Division's network systems group of $56.9 million partially offset by revenue increases of $12.7 in the Division's transportation systems group. The decrease in revenues from the Division's network systems group resulted primarily from the Company's infrastructure projects with the New York State Thruway Authority ("NYSTA") and Nortel which generated revenues of $26.0 million and $78.2 million during the six months ended July 2, 1998 and June 30, 1997, respectively. Substantially all of the increase in the revenues from the Division's transportation systems group resulted from the New Jersey Consortium project which was obtained in early 1998.

     Revenues from third parties were $264.0 million and $165.9 million for the years ended December 31, 1997 and 1996 respectively, an increase of $98.1 million or 59.1 percent. This increase is primarily due to the NYSTA project that began in late 1996.

     Revenues from third parties were $165.9 million and $61.1 million for the years ended December 31, 1996 and 1995, respectively, an increase of $104.8 million or 171.5 percent. The increase consisted of $95.1 million and $9.7 million increases from the Divisions network systems and transportation systems groups, respectively. The increase in the network systems group was due primarily to infrastructure projects with Nortel and Kanas Telcom that began in 1996 and generated combined revenues of $89.6 million. The increase in the transportation systems group was due primarily to toll collection and traffic management projects with the Atlantic City Expressway and the Arizona Department of Transportation which combined to increase revenue $9.5 million between 1996 and 1995.

COST OF REVENUES

     Costs of revenues were $136.1 million and $136.3 million for the six months ended July 2, 1998 and June 30, 1977, respectively, a decrease of $0.2 million or less than 1.0 percent.

     Costs of revenues were $363.5 million and $206.2 million for the years ended December 31, 1997 and 1996, respectively, an increase of $157.3 million or
76.3 percent.

     Costs of revenues were $206.2 million and $155.8 million of the years ended December 31, 1996 and 1995, respectively, an increase of $50.4 million or 32.3 percent.

     Changes in costs of revenues for all periods discussed generally correlate to changes in revenues. Cost of revenues include all direct material and labor costs, as well as those indirect costs relating to the contract such as indirect labor, supplies and equipment costs. Changes in job performance, condition and the estimated profitability may result in changes in the estimates for project costs and profits. Revised estimates are recognized in the period in which the changes are determined. When the current estimates of total contract revenue and contract cost indicates a loss, a provision for the entire loss on the contract is made. At July 2, 1998 and December 31, 1997, reserves for losses on uncompleted contracts totaled $39.9 million and $12.6 million, respectively.

OPERATING EXPENSES

     Operating expenses were $11.8 million and $14.8 million for the six months ended July 2, 1998 and June 30, 1997, respectively, a decrease of $3.0 million or 20.3 percent.

     Operating expenses were $25.1 million and $23.8 million for the years ended December 31, 1997 and 1996, respectively, an increase of $1.3 million or 5.5 percent.

     Operating expenses were $23.8 million and $22.8 million of the years ended December 31, 1996 and 1995, respectively, an increase of $1.0 million or 4.4 percent.

     Changes in operating expenses for all periods discussed generally correlate to changes in revenue.

NET LOSS

     Net loss was $47.3 million and $9.0 million for the six months ended July 2, 1998 and June 30, 1997, an increase of $38.3 million or 425.5 percent.

     Net loss was $23.6 million and $8.0 million for the years ended December 31, 1997 and 1996, respectively, an increase of $15.6 million or 195.0 percent. Net loss was $8.0 million and $4.6 million for the years ended December 31, 1996 and 1995, respectively, an increase of $3.4 million or 73.9 percent.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and Cash Equivalents -- Cash and cash equivalents were $0.0, $0.0 and $0.3 million at July 2, 1998, December 31, 1997 and December 31, 1996, respectively. The treasury and cash management functions of the Company are performed by the Company. All net cash inflows are applied against advances. It was the intent of WorldCom to support the Division until such time that the Division could generate sufficient cash flows to fund its operations.

     Cash from Operations -- Cash from operations were $24.0 million and $(16.2) million during the six months ended July 2, 1998 and June 30, 1997, respectively, an increase of $40.2 million or 248.1 percent. The change resulted primarily from the liquidation during the six months ended July 2, 1998 of current assets related to the NYSTA contract.

     Cash from operations were $(62.4) million and $(19.7) million for the years ended December 31, 1997 and 1996, respectively, a decrease of $42.7 million or
216.8 percent. The change related primarily from the accumulation during the year ended December 31, 1997 of costs related to the NYSTA contract.

Cash from operations were $(19.7) million and $(29.8) million for the years ended December 31, 1996 and 1995, respectively.

Cash from Investing Activities -- Cash from investing activities were $(0.4) million and $(2.4) million for the six months ended July 2, 1998 and June 30, 1997, respectively, an increase of $2.0 million or 83.3 percent.

Cash from investing activities were $(4.2) million and $(2.1) million for the years ended December 31, 1997 and 1996, respectively, a decrease of $2.1 million or 100.0 percent.

Cash from investing activities were $(2.1) million and $(2.2) million for the years ended December 31, 1996 and l995, respectively, an increase of $0.1 million or 4.5 percent. Investing activities generally relate to purchases of network and equipment to support the infrastructure necessary to support the network services and transportation services groups.

Cash from Financing Activities -- Cash from financing activities were $(23.6) million and $18.5 million for the six months ended July 2, 1998 and June 30, 1997, respectively, a decrease of $42.1 million or 227.6 percent.

Cash from financing activities were $66.3 million and $22.1 million for the years ended December 31, 1997 and 1996, respectively, an increase of $44.2 million or 200.0 percent.

Cash from financing activities were $22.1 million and $31.9 million for the years ended December 31, 1996 and 1995, respectively, a decrease of $9.8 million or 30.7 percent.

Financing activities for all periods discussed relate to advances from parent. As discussed above, all net cash inflows are applied against advances from parent. Likewise, it was the intent of the Company's parent to support the Division until such time that the Division could generate sufficient cash flows to fund its operations.

                                                                      APPENDIX C

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MFS Network Technologies, Inc.:

     We have audited the accompanying balance sheets of the Network Technologies Division of MFS Network Technologies, Inc. as of December 31, 1997
(restated -- see Note 10) and 1996, and the related statements of operations and cash flows for the years ended December 31, 1997 (restated -- see Note 10), 1996 and 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Network Technologies Division of MFS Network Technologies, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Omaha, Nebraska,
  June 16, 1998 (except with
  respect to the matter discussed
  in Note 10, as to which the
  date is June 7, 2000)

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                    JULY 2, 1998, DECEMBER 31, 1997 AND 1996

                                                                RESTATED
                                                       ---------------------------
                                                         JULY 2,      DECEMBER 31,   DECEMBER 31,
                                                           1998           1997           1996
                                                       ------------   ------------   ------------
                                                       (UNAUDITED)     (AUDITED)      (AUDITED)
                                             ASSETS
Current Assets:
  Cash and cash equivalents..........................  $      5,902   $         --   $    300,000
  Accounts receivable --
     Affiliated entities.............................    19,829,355     40,649,818     10,698,656
     Third party.....................................    38,948,038     20,194,721     23,159,965
  Costs and earnings in excess of billings on
     uncompleted contracts --
     Affiliated entities.............................    11,893,461     19,068,875      9,535,530
     Third party.....................................    75,456,486    119,018,440     85,008,166
  Other current assets...............................       523,736      2,898,233        395,394
                                                       ------------   ------------   ------------
          Total current assets.......................   146,656,978    201,830,087    129,097,711
Property and equipment, net..........................     5,727,302      6,133,214      4,654,412
Network assets held for sale.........................    28,044,000     21,110,000             --
Restricted assets....................................       347,481        746,245        984,869
Other noncurrent assets, net.........................       128,850        380,257        341,244
                                                       ------------   ------------   ------------
          Total assets...............................  $180,904,611   $230,199,803   $135,078,236
                                                       ============   ============   ============
                       LIABILITIES, CONTRIBUTIONS AND ACCUMULATED DEFICIT
Current Liabilities:
  Accounts payable...................................  $ 13,732,569   $ 25,259,641   $ 15,304,269
  Accrued costs and billings in excess of revenue on
     uncompleted contracts --
     Affiliated entities.............................     8,041,172     12,360,457      4,426,092
     Third party.....................................    48,537,638     42,545,113     39,825,275
  Reserves for losses on uncompleted contracts.......    39,900,000     12,610,000             --
  Accrued compensation...............................     1,464,551        836,131        598,405
  Other current liabilities..........................       600,118        647,146         68,530
                                                       ------------   ------------   ------------
          Total current liabilities..................   112,276,048     94,258,488     60,222,571
Property taxes payable...............................    22,000,000     18,390,000             --
Advances from MFS Network Technologies, Inc..........   119,388,930    142,967,895     76,648,131
Commitments and contingencies (Note 7)
Contributions and accumulated deficit:
  Contributions from MFS Network Technologies,
     Inc.............................................    11,755,694     11,755,694     11,755,694
  Accumulated deficit................................   (84,516,061)   (37,172,274)   (13,548,160)
                                                       ------------   ------------   ------------
          Total contributions and accumulated
            deficit..................................   (72,760,367)   (25,416,580)    (1,792,466)
                                                       ------------   ------------   ------------
          Total liabilities, contributions and
            accumulated deficit......................  $180,904,611   $230,199,803   $135,078,236
                                                       ============   ============   ============

      The accompanying notes are an integral part of these balance sheets.

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
               FOR THE PERIODS ENDED JULY 2, 1998, JUNE 30, 1997,
                        DECEMBER 31, 1997, 1996 AND 1995

                                  SIX MONTHS ENDED
                             ---------------------------            YEARS ENDED DECEMBER 31,
                               RESTATED                    ------------------------------------------
                               JULY 2,        JUNE 30,       RESTATED
                                 1998           1997           1997           1996           1995
                             ------------   ------------   ------------   ------------   ------------
                             (UNAUDITED)    (UNAUDITED)     (AUDITED)      (AUDITED)      (AUDITED)
Revenue:
  Affiliated entities......  $ 36,703,005   $ 34,077,636   $100,901,819   $ 56,237,902   $112,692,674
  Third party..............    63,826,308    108,011,172    264,015,450    165,867,327     61,145,581
                             ------------   ------------   ------------   ------------   ------------
          Total revenue....   100,529,313    142,088,808    364,917,269    222,105,229    173,838,255
Cost of revenues...........   136,075,030    136,294,198    363,452,515    206,225,389    155,826,296
                             ------------   ------------   ------------   ------------   ------------
                              (35,545,717)     5,794,610      1,464,754     15,879,840     18,011,959
Operating expenses.........    11,813,772     14,830,436     25,066,129     23,754,195     22,806,053
                             ------------   ------------   ------------   ------------   ------------
Operating loss.............   (47,359,489)    (9,035,826)   (23,601,375)    (7,874,355)    (4,794,094)
Other income (expense),
  net......................        15,701        (10,706)       (22,739)      (101,630)       231,355
                             ------------   ------------   ------------   ------------   ------------
          Net loss.........  $(47,343,788)  $ (9,046,532)  $(23,624,114)  $ (7,975,985)  $ (4,562,739)
                             ============   ============   ============   ============   ============

        The accompanying notes are an integral part of these statements.

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
               FOR THE PERIODS ENDED JULY 2, 1998, JUNE 30, 1997,
                        DECEMBER 31, 1997, 1996 AND 1995

                                            SIX-MONTHS ENDED
                                       ---------------------------            YEARS ENDED DECEMBER 31,
                                         RESTATED                    ------------------------------------------
                                         JULY 2,        JUNE 30,       RESTATED
                                           1998           1997           1997           1996           1995
                                       ------------   ------------   ------------   ------------   ------------
                                       (UNAUDITED)    (UNAUDITED)     (AUDITED)      (AUDITED)      (AUDITED)
Cash flows from operating activities:
  Net loss...........................  $(47,343,788)  $ (9,046,532)  $(23,624,114)  $ (7,975,985)  $ (4,562,739)
  Adjustments to reconcile net loss
    to net cash provided by (used in)
    operating activities --
    Depreciation and amortization....     1,358,000      1,342,345      2,684,691      1,869,993      1,628,908
    Reserves for losses on
      uncompleted contracts..........    27,290,000             --     12,610,000             --             --
    Increase in property tax
      payable........................     3,610,000             --     18,390,000             --             --
    Changes in assets and
      liabilities --
      Accounts receivable and other
         assets......................     4,693,050     (2,546,525)   (29,488,757)    (4,522,767)   (10,046,771)
      Accounts payable and other
         liabilities.................   (11,527,072)       798,920     10,771,714      4,939,109      5,246,045
      Costs and earnings in excess of
         billings on uncompleted
         contracts...................    50,737,368    (16,712,465)   (43,543,619)   (35,611,529)   (18,594,198)
      Accrued costs and billings in
         excess of revenue on
         uncompleted contracts.......     1,673,240      9,702,293     10,654,203     21,885,223     (3,201,681)
      Construction of network assets
         held for sale...............    (6,934,000)            --    (21,110,000)            --             --
      Restricted assets..............       398,764        238,624        238,624       (280,191)      (207,332)
                                       ------------   ------------   ------------   ------------   ------------
         Net cash provided by (used
           in) operating
           activities................    23,955,562    (16,223,340)   (62,417,258)   (19,696,147)   (29,737,768)
Cash flows from investing activities:
  Purchases of network and
    equipment........................      (952,000)    (2,492,812)    (4,163,493)    (2,068,478)    (2,192,752)
  Additions to deferred costs and
    other............................       581,392        100,162        (39,013)       (11,764)        13,236
                                       ------------   ------------   ------------   ------------   ------------
         Net cash used in investing
           activities................      (370,696)    (2,392,650)    (4,202,506)    (2,080,242)    (2,179,516)
Cash flows from financing activities:
  Advances (repayments) from MFS
    Network Technologies, Inc........   (23,578,964)    18,494,835     66,319,764     22,076,389     31,894,895
                                       ------------   ------------   ------------   ------------   ------------
         Net cash from provided by
           (used in) financing
           activities................   (23,578,964)    18,494,835     66,319,764     22,076,389     31,894,895
                                       ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and
  cash equivalents...................         5,902       (121,155)      (300,000)       300,000        (22,389)
Cash and cash equivalents, beginning
  of period..........................            --        300,000        300,000             --         22,389
                                       ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents, end of
  period.............................  $      5,902   $    178,845   $         --   $    300,000   $         --
                                       ============   ============   ============   ============   ============

        The accompanying notes are an integral part of these statements.

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
              JULY 2, 1998 (UNAUDITED), JUNE 30, 1997 (UNAUDITED),
                        DECEMBER 31, 1997, 1996 AND 1995

1. ORGANIZATION

     The financial statements include the accounts of the following entities:

          Network Technologies Division of MFS Network Technologies, Inc. (NT) MFS Transportation Systems, Inc. (TSI)
          MFS TransTech, Inc. (TT)
          MFS Network Technologies of the District of Columbia, Inc. (DC)

     Collectively, these entities are known as the Division. NT, TSI and DC are wholly owned by MFS Network Technologies, Inc. (MFSNT). TSI owns 85 percent of TT. The basis of the 15% minority interest has been reduced to zero due to TT's significant losses for the periods ended July 2, 1998, June 30, 1997, December 31, 1997, 1996 and 1995. As of January 1, 1995, MFSNT was a wholly owned subsidiary of MFS Communications Company, Inc. (MFSCC). During 1995, MFSCC completed a restructuring in which it contributed its subsidiaries to MFSNT. This transaction has been accounted for at historical cost in a manner similar to the pooling of interest method. During 1996, MFSCC became a wholly owned subsidiary of WorldCom, Inc. (WorldCom). All significant accounts and transactions by and between the entities included in the Division have been eliminated.

     The Division operates as a systems integrator and project developer for large-scale, facilities-based communications networks and Intelligent Transportation Systems.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Accounting for Construction Contracts

     The Division uses the percentage of completion method of accounting to account for revenues and costs, measured by the percentage of budget completed to date to the total budget. Provision is made for the entire amount of future estimated determinable losses on contracts in progress; claims for additional contract compensation, however, are not reflected in the accounts until the year in which such claims are allowed. Revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. It is possible that cost and profit estimates will be revised in the near term.

     In accordance with industry practice, amounts realizable and payable under contracts which may extend beyond one year are included in current assets and liabilities.

     Substantially all of the Division's revenue from affiliates is from cost reimbursable contracts. Revenues from those contracts are recognized on the basis of costs incurred during the period, plus the overhead fee earned.

     The Division has entered into two related agreements with a significant customer. One contract relates to construction services and the other contract relates to materials purchasing whereby the Division purchases

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

certain materials for the customer and passes those through at cost. The materials contract was entered into in conjunction with the construction contract, therefore, the costs associated with materials are shown as contract costs and revenue is recognized to the extent of those costs. The revenues and related costs were $36.1 million, $40.0 million, $57.3 million, $0 for the periods ended June 30, 1997, December 31, 1997, 1996 and 1995, respectively. These amounts are included in the accompanying financial statements as construction revenues and cost of revenues.

     Credit risk is minimal with public (government) owners since the Division ascertains that funds have been appropriated by the governmental project owner prior to commencing work on public projects. Most public contracts are subject to termination at the election of the government. However, in the event of termination, the Division is entitled to receive the contract price on completed work and reimbursement of costs, plus a reasonable profit, on uncompleted work. Credit risk with private owners is minimized because of statutory mechanics liens, which give the Division high priority in the event of lien foreclosures following financial difficulties of private owners.

  Fixed Assets

     Fixed assets are stated at cost. Depreciation on leasehold improvements is provided by the straight-line method over estimated useful lives ranging from 10 to 31.5 years, and depreciation on all other fixed assets is provided on accelerated methods over the estimated useful lives of the respective assets ranging from 3 to 8 years. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recognized.

  Income Taxes

     The Division is included in the combined income tax returns of WorldCom for the years ended December 31, 1997 and 1996, and in the combined income tax return of MFSCC for the year ended December 31, 1995. There is no tax sharing agreement between the Division and WorldCom or MFSCC, respectively; therefore, the Division calculates its tax provision on a separate-entity basis. The accompanying financial statements do not reflect a tax benefit since it is more likely than not that the deferred tax asset will not be realized.

RESTRICTED ASSETS

     Restricted assets consist of government securities held for owners in lieu of retainage. These government securities are carried at cost which approximates fair market value.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Division considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

3. ACCOUNTS RECEIVABLE

     Accounts receivable includes retainage which has been billed but is not due until after the services are rendered and accepted by the customer. Retainage totaled $4.5 million, $5.0 million and $2.8 million at July 2, 1998, December 31, 1997 and 1996, respectively.

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                     DECEMBER 31,
                                                              --------------------------
                                              JULY 2, 1998       1997           1996
                                              ------------    -----------    -----------
Furniture, fixtures and office equipment....  $ 6,817,519     $ 6,059,631    $ 4,336,901
Vehicles....................................    4,556,658       4,436,769      2,821,138
Leasehold improvements......................    1,066,251       1,042,972      1,056,620
Testing and construction equipment..........      865,062         754,992        829,013
Other.......................................      517,768         723,068        423,261
                                              -----------     -----------    -----------
                                               13,823,258      13,017,432      9,466,933
Less -- Accumulated depreciation............   (8,095,956)     (6,884,218)    (4,812,521)
                                              -----------     -----------    -----------
                                              $ 5,727,302     $ 6,133,214    $ 4,654,412
                                              ===========     ===========    ===========

5. LEASES

     The Division is leasing premises under various noncancellable operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. Certain leases provide for adjustments in lease cost based upon adjustments in the Consumer Price Index and increases in the landlord's management costs. The lease agreements have various expiration dates and renewal options through 2003.

     Future minimum payments by year and in the aggregate, under the noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at July 2, 1998 and December 31, 1997:

                                                            JULY 2, 1998   DECEMBER 31, 1997
                                                            ------------   -----------------
1998......................................................   $  798,822       $1,714,000
1999......................................................    1,259,651        1,176,000
2000......................................................      503,836          504,000
2001......................................................      436,000          436,000
2002......................................................      436,000          436,000
Thereafter................................................      109,000          109,000

     Rent expense related to noncancellable operating leases for the periods ended July 2, 1998, June 30, 1997, December 31, 1997, 1996 and 1995,
respectively, was approximately $860,800, $896,700, $1,800,000, $1,429,700 and
$862,000.

6. RELATED-PARTY TRANSACTIONS

     Employees of the Division are eligible to participate in the WorldCom employee benefit plans.

     WorldCom manages and performs the treasury functions for the Division.

     WorldCom's intention is to support the Division until such time that the Division can generate sufficient cash flows to fund its operations.

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENT AND CONTINGENCIES

     The Division is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Division's financial position or results of operations.

     The Division has an agreement with the minority stockholders of TT, under which the Division obtains permanent exclusive and permanent nonexclusive licenses for certain toll system patents for an aggregate license fee of $6,000,000 to be paid in installments through February 1999. At July 2, 1998 and December 31, 1997, the remaining installment payments totalled $333,000 and $1,083,000, respectively. The Division paid approximately $750,000, $1,417,000, $1,000,000 and $1,000,000 under this agreement during the periods ended July 2, 1998, December 31, 1997, 1996 and 1995, respectively.

8. SIGNIFICANT CUSTOMERS

     A significant portion of the Company's business, excluding affiliated entities, was derived from three major customers in 1997, two major customers in 1996 and two major customers in 1995. Revenues from these customers totaled approximately $224.6 million, $89.6 million and $39.4 million, or 61%, 40% and 23% of revenues in years ended December 31, 1997, 1996 and 1995, respectively.

9. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Division incurred and recognized during the period ended July 2, 1998, approximately $25 million of losses on four contracts that were in process as of year-end. Division management represented that these losses were not anticipated at December 31, 1997, and related to matters and events occurring subsequent thereto. As a result, the losses were not reflected in the 1997 financial statements prepared by the Division.

     In July 1998, Able Telcom Holding Corp. (Able) executed an agreement with WorldCom to acquire the Division for the net book value of the Division at March 31, 1998, as defined in the agreement, plus $10 million. Able subsequently negotiated a significant reduction in the purchase price. The accompanying financial statements of the Division for both the year ended December 31, 1997, and the period ended July 2, 1998, have been restated by Able to reflect the adjustments described in Note 10 which, in the opinion of Able's management, are necessary to have those financial statements be in accordance with generally accepted accounting principles.

10. RESTATEMENT OF FINANCIAL STATEMENTS

     Able closed the acquisition of the Division on July 2, 1998, with the stipulation that it could continue its due diligence assessment and could reopen negotiation of the purchase price. In September 1998, the cash and notes portion of the purchase price was reduced from the previously estimated amount of $101.4 million to $58.8 million. The adjusted price paid, including consideration delivered to the seller in the form of Able equity instruments valued at $4.1 million, was approximately $24.9 million less than the net assets reflected on the Division's July 2, 1998, unaudited balance sheet.

     On November 10, 1999, Able met with the Staff of the Securities and Exchange Commission. One of the issues discussed with the Staff was the need to restate the pre-acquisition financial statements of the Division. These financial statements had been prepared by the predecessor owner. The Staff informed Able that it had a responsibility to restate the financial statements, if necessary, to be in accordance with what Able believed represented generally accepted accounting principles. The potential restatement involved the preacquisition audited financial statements of the Division for the year ended December 31, 1997, and the unaudited financial statements for the period from January 1, 1998 through July 2, 1998.

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As part of the preparation and audit of the October 31, 1999 financial statements of Able, Able initiated a review of the preacquisition financial statements of the Division. Management of Able has determined that certain adjustments to the preacquisition financial statements of the Division for the year ended December 31, 1997 and the period from January 1, 1998 through July 2, 1998 are appropriate. The adjustments prepared by Able and reflected in the accompanying restated financial statements of the Division are described in more detail below. The adjustments include the correction of accounting errors discovered during the 1999 audit process and amounts identified in Able's review of the preacquisition financial statements of the Division and are based on facts and circumstances that existed at the time those financial statements were prepared.

     The effects of the restatements on the previously filed financial statements of the Division included in prior Able filings is shown below (in thousands):

                                                              DECEMBER 31,   JULY 2,
                                                                  1997         1998
                                                              ------------   --------
Net loss -- as previously reported..........................    $ (8,317)    $(21,515)
  Record additional "reserves for losses on uncompleted
     contracts"(1)..........................................          --      (28,200)
  Record loss accruals in 1997(2)...........................      (5,293)       5,293
  Record subcontractors' claims accrual in 1997(3)..........      (4,306)       4,306
  Adjust receivables for discounted amount and based on
     percent complete(4)....................................      (4,417)        (560)
  Record legal costs in period incurred(5)..................      (1,000)        (400)
  Record write-down of conduit network assets held for
     sale(6)................................................          --       (6,559)
  Record adjustments related to the NYSTA contract(7).......        (291)         291
                                                                --------     --------
Net loss -- as adjusted.....................................    $(23,624)    $(47,344)
                                                                ========     ========

---------------

(1) Able has restated loss reserves on the Division's July 2, 1998, unaudited balance sheet to equal the finalized amount of the loss reserves recognized by Able in purchase accounting and confirmed by post acquisition activity in completing loss jobs.
(2) Able reviewed evidence that two electronic toll collection jobs were forecast to generate losses on completion of as much $13.1 million and $5.3 million, respectively, as of December 31, 1997. However, through December 31, 1997, losses recognized were only approximately $13.2 million for the two jobs. Additional losses were not accrued, apparently because the Division believed the losses would be mitigated through change orders, claims and additional revenues generated through those jobs. Those potential additional revenues were not realized. The guidance for consideration of unpriced change-orders and contractor claims is provided in paragraphs 62 and 65 of SOP 81-1. Able has restated the loss reserves to accrue for those unrecognized losses at December 31, 1997. It is Able's policy to not consider additional revenues that might result from change-orders or claims until the change-order is approved and signed.
(3) The claims relate to work performed by subcontractors to the Division on certain jobs. Most of the work performed by these subcontractors occurred in 1997. These claims were filed in 1997 or prior to July 2, 1998. Because these claims relate to work performed in 1997 and the claims originated in 1997, Able has restated the Division's financial statements to accrue, at December 31, 1997, the amounts that such claims have been, or are expected to be settled.
(4) Able determined that the Division had included in unbilled receivables (costs and profits in excess of billings) the gross amount of future user fees to be received over twenty years from two users of the NYSTA network (see Note 8 to the financial statements included in the Able's 1999 Form 10-K). The fees are payable in installments and should have been recorded at their discounted present value. Consequently, Able recorded an adjustment to reallocate the purchase price to recognize a discount on these long-term receivables. The discounted (at 10%) present value of these long-term receivables was approximately $3.8 million at October 31, 1999. Able believes this was an accounting error as reflected in

                        NETWORK TECHNOLOGIES DIVISION OF
                         MFS NETWORK TECHNOLOGIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    the financial statements of the Division as of and for the year ended December 31, 1997. Therefore, Able has restated the financial statements of the Division to reflect the correction of this error at December 31, 1997.
(5) Able has also restated its own operating results for the first three quarters of fiscal 1999 (see Note 22 to the financial statements included in Able's 1999 Form 10-K). The restatement included adjustments for costs to operate the New Jersey Consortium Violation Processing Center that were determined to have been improperly deferred. It was determined that approximately $1.4 million of those costs were incurred before the acquisition of the Division and should have been expensed in the pre-acquisition financial statements of the Division. The $1.4 million was for legal fees and other pre-contract costs related to the award of the contract to the Division. Able has restated the financial statements of the Division to expense these costs when incurred in 1997 or early 1998.
(6) The financial statements prepared by the Division reflected NYSTA conduit network constructed by the Division and held for sale at approximately $34.6 million. This adjustment reduces the carrying value of that asset to the approximate net amount realized by Able on its subsequent sale.
(7) This amount is the net effect of adjustments related to the NYSTA contract to more appropriately value, as of December 31, 1997, the conduit network held for sale, the related accrual for property taxes, and the reserve for loss on that contract.

     The following entries summarize the effects of the above restatement adjustments on the previously reported balance sheets of the Division as of December 31, 1997, and July 2, 1998:

DECEMBER 31, 1997
-----------------
Network assets..............................................  $21,110
Accumulated deficit.........................................   15,307
  Reserves for losses on uncompleted contracts..............            12,610
  Property taxes payable....................................            18,390
  Costs and earnings in excess of billings on uncompleted
     contracts..............................................             5,417

JULY 2, 1998 (UNAUDITED)
------------------------
Network assets..............................................  $28,044
Accumulated deficit.........................................   41,136
  Reserves for losses on uncompleted contracts..............            39,900
  Property taxes payable....................................            22,000
  Costs and earnings in excess of billings on uncompleted
     contracts..............................................             7,280

                           ABLE TELCOM HOLDING CORP.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JULY 31, 1998

                                                     7/31/98     3/31/98 -
                                                       ABLE        5 MOS
                                                    HISTORICAL     PATTON      PRO FORMA
                                                    (RESTATED)   HISTORICAL   ADJUSTMENTS    SUB TOTAL
                                                    ----------   ----------   -----------    ---------
Revenues..........................................  $  115,125    $ 9,339          --        $124,464
Costs of revenues.................................      90,222      8,825          --          99,047
General and administrative........................      14,703        889          --          15,592
Depreciation and amortization.....................       4,865        501          12(A)        5,378
                                                    ----------    -------        ----        --------
          Total costs and expenses................     109,790     10,215          12         120,017
                                                    ----------    -------        ----        --------
Income (loss) from operations.....................       5,335       (876)        (12)          4,447
Other (income) expense, net:
  Interest expense................................       2,092        574         (57)(B)       2,609
  Interest and dividend income....................          --         --          --              --
  Other (income) expense..........................       1,046       (366)         78(C)          758
                                                    ----------    -------        ----        --------
          Total other (income) expense, net.......       3,138        208          21           3,367
Minority interest.................................         610         --          --             610
                                                    ----------    -------        ----        --------
Income (loss) before income taxes.................       1,587     (1,084)        (33)            470
Income tax expense (benefit)......................         857       (142)        (13)(D)         702
                                                    ----------    -------        ----        --------
Net income (loss).................................         730       (942)        (20)           (232)
Preferred stock dividends and discount
  attributable to beneficial conversion privilege
  of preferred stock..............................       8,158         --          --           8,158
                                                    ----------    -------        ----        --------
Net income (loss) applicable to common stock......  $   (7,428)   $  (942)       $(20)       $ (8,390)
                                                    ==========    =======        ====        ========
Earnings per common share -- basic................  $    (0.77)
Earnings per common share -- diluted..............  $    (0.77)
Basic weighted average shares.....................   9,660,921
Diluted weighted average shares...................   9,660,921

                           ABLE TELCOM HOLDING CORP.

                                                            11/1/97 -
                                                             6/30/98
                                                              MFSNT       PRO FORMA      PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS      COMPANY
                                                            (RESTATED)   (RESTATED)      (RESTATED)
                                                            ----------   -----------     ----------
Revenues..................................................   $162,085           --       $  286,549
Costs of revenues.........................................    193,010           --          292,057
General and administrative................................     11,939           --           27,531
Depreciation and amortization.............................      2,146      $   877(F)         8,401
                                                             --------      -------       ----------
          Total costs and expenses........................    207,095          877          327,989
                                                             --------      -------       ----------
Income (loss) from operations.............................    (45,010)        (877)         (41,440)
Other (income) expense, net:
  Interest expense........................................         --        3,421(E)         6,030
  Interest and dividend income............................        (15)          --              (15)
  Other (income) expense..................................          6           --              764
                                                             --------      -------       ----------
          Total other (income) expense, net...............         (9)       3,421            6,779
Minority interest.........................................         --           --              610
                                                             --------      -------       ----------
Income (loss) before income taxes.........................    (45,001)      (4,298)         (48,829)
Income tax expense (benefit)..............................         --         (702)(G)           --
                                                             --------      -------       ----------
Net income (loss).........................................    (45,001)      (3,596)         (48,829)
Preferred stock dividends and discount attributable to
  beneficial conversion privilege of preferred stock......         --          533(E)         8,691
                                                             --------      -------       ----------
Net income (loss) applicable to common stock..............   $(45,001)     $(4,129)      $  (57,520)
                                                             ========      =======       ==========
Earnings per common share -- basic........................                               $    (5.95)
Earnings per common share -- diluted......................                               $    (5.95)
Basic weighted average shares.............................                                9,660,921
Diluted weighted average shares...........................                                9,660,921

NOTES:

(A) Incremental depreciation of $12,000 attributable to property, plant and equipment acquired from Patton and recorded at fair value.

(B) Elimination of the amortization of debt discount of $57,000 for Patton related to debt repaid by Able.

(C) Elimination of $78,000 in amortization of deferred financing costs related to debt repaid by Able, offset by the amortization of goodwill related to the acquisition of Patton.

(D) Income tax benefit of $13,000 resulting from pro forma adjustments A, B, and C based on a rate of 38%.

(E) Assumes the Company financed the cash purchase price of MFSNT of $63.4 million ($67.5 million less equity valued at $4.1 million) in the following ways (in thousands):

                                                              NET PROCEEDS
                                                              ------------
Series B Preferred Stock(1).................................    $18,110
WorldCom Note(2)............................................     30,000
Secured Credit Facility(3)..................................     15,290
                                                                -------
                                                                $63,400
                                                                =======

---------------

(1) Assumes the $20.0 million Series B Preferred Stock was issued for net proceeds of $18.1 million on November 1, 1996, resulting in pro forma adjustments thru July 2, 1998, for dividends at 4 percent or $533,000. A beneficial conversion charge of $7.9 million related to the issuance of the Series B Preferred

                           ABLE TELCOM HOLDING CORP.

    Stock was recognized at the date of issue and is reflected in the historical financial statements of the Company for the nine months ended July 2, 1998.
(2) Assumes the 11.5 percent $30.0 million WorldCom Note was issued for net proceeds of $30.0 million on November 1, 1997, resulting in a pro forma adjustment for the period from January 1, 1998 to July 2, 1998, to interest expense of $2.3 million.
(3) Assumes the remainder of the cash purchase price of $15.3 million was financed through the Company's Secured Credit Facility with a stated interest rate of 9.5 percent and an estimated effective interest rate of
    11.0 percent, resulting in a pro forma adjustment for the period from January 1, 1998 to July 2, 1998, to interest expense of $1.1 million.

(F) The MFSNT goodwill of $26.3 million is being amortized over 20-years resulting in annual amortization expense of $1.3 million. The pro forma adjustment for the period from January 1, 1998 to July 2, 1998 is approximately $0.9 million.

(G) As a result of significant pro forma losses, a pro forma adjustment is necessary to eliminate income tax expense.

                           ABLE TELCOM HOLDING CORP.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

                                                           10/31/97     10/31/97
                                                             ABLE        PATTON      PRO FORMA
                                                          HISTORICAL   HISTORICAL   ADJUSTMENTS
                                                          ----------   ----------   -----------
Revenues...............................................   $   86,334    $30,456        $  --
Costs of revenues......................................       68,181     26,375           --
General and administrative.............................        8,781      2,415           --
Depreciation and amortization..........................        4,532      1,246           63(K)
                                                          ----------    -------        -----
          Total costs and expenses.....................       81,494     30,036           63
                                                          ----------    -------        -----
Income (loss) from operations..........................        4,840        420          (63)
Other expenses (income):
  Interest expense.....................................        1,565        775         (129)(L)
  Interest and dividend income.........................         (449)        --           --
  Other (income) expense...............................         (153)      (172)         187(M)
                                                          ----------    -------        -----
          Total other expense, net.....................          963        603           58
Minority interest......................................          292          6           --
                                                          ----------    -------        -----
Income (loss) before income taxes......................        3,585       (189)        (121)
Income tax expense (benefit)...........................          727        135          (46)(N)
                                                          ----------    -------        -----
Net income (loss)......................................        2,858       (324)         (75)
Preferred stock dividends and discount attributable to
  beneficial conversion privilege of preferred stock...        1,526         --           --
                                                          ----------    -------        -----
Net income (loss) applicable to common stock...........   $    1,332    $  (324)       $ (75)
                                                          ==========    =======        =====
Earnings per common share -- basic.....................   $     0.16
Earnings per common share -- diluted...................   $     0.16
Basic weighted average shares..........................    8,504,972
Diluted weighted average shares........................    8,504,972

                           ABLE TELCOM HOLDING CORP.

                                                           12/31/97
                                                            MFSNT        PRO FORMA       PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       COMPANY
                                             SUB TOTAL    (RESTATED)    (RESTATED)       (RESTATED)
                                             ---------    ----------    -----------      ----------
Revenues...................................  $116,790      $364,917      $     --        $  481,707
Costs of revenues..........................    94,556       363,452            --           458,008
General and administrative.................    11,196        22,381            --            33,577
Depreciation and amortization..............     5,841         2,685         1,315(P)          9,841
                                             --------      --------      --------        ----------
          Total costs and expenses.........   111,593       388,518         1,315           501,426
                                             --------      --------      --------        ----------
Income (loss) from operations..............     5,197       (23,601)       (1,315)          (19,719)
Other expenses (income):
  Interest expense.........................     2,211            --         5,132(O)          7,343
  Interest and dividend income.............      (449)           --            --              (449)
  Other (income) expense...................      (138)           23            --              (115)
                                             --------      --------      --------        ----------
          Total other expense, net.........     1,624            23         5,132             6,779
Minority interest..........................       298            --            --               298
                                             --------      --------      --------        ----------
Income (loss) before income taxes..........     3,275       (23,624)       (6,447)          (26,796)
Income tax expense (benefit)...............       816            --          (816)(Q)            --
                                             --------      --------      --------        ----------
Net income (loss)..........................     2,459       (23,624)       (5,631)          (26,796)
Preferred stock dividends and discount
  attributable to beneficial conversion
  privilege of preferred stock.............     1,526            --         8,709(O)         10,235
                                             --------      --------      --------        ----------
Net income (loss) applicable to common
  stock....................................  $    933      $(23,624)     $(14,340)       $  (37,031)
                                             ========      ========      ========        ==========
Earnings per common share -- basic.........                                              $    (4.35)
Earnings per common share -- diluted.......                                              $    (4.35)
Basic weighted average shares..............                                               8,504,972
Diluted weighted average shares............                                               8,504,972

NOTES:

(K) Incremental depreciation of $63,000 attributable to recording property, plant and equipment acquired from Patton and recorded at fair value.

(L) Elimination of the amortization of debt discount of $129,000 for Patton that related to debt repaid by Able.

(M) Elimination of $187,000 in amortization of deferred financing costs related to debt repaid by Able, offset by the amortization of goodwill related to the acquisition of Patton.

(N) Income tax benefit of $46,000 resulting from proforma adjustments K, L, and M based on a rate of 38%.

(O) Assumes the Company financed the cash purchase price of MFSNT of $63.4 million ($67.5 million less equity valued at $4.1 million) in the following ways (in thousands):

                           ABLE TELCOM HOLDING CORP.

                                                              NET PROCEEDS
                                                              ------------
Series B Preferred Stock(1).................................    $18,110
WorldCom Note(2)............................................     30,000
Secured Credit Facility(3)..................................     15,290
                                                                -------
                                                                $63,400
                                                                =======

---------------

(1) Assumes the $20.0 million Series B Preferred Stock was issued for net proceeds of $18.1 million on November 1, 1996, resulting in pro forma adjustments during fiscal year 1997 for dividends at 4 percent or $800,000 and a beneficial conversion charge of $7.9 million recognized at the date of issue.
(2) Assumes the 11.5 percent $30.0 million WorldCom Note was issued for net proceeds of $30.0 million on November 1, 1996, resulting in a pro forma adjustment during fiscal year 1997 to interest expense of $3.5 million.
(3) Assumes the remainder of the cash purchase price of $15.3 million was financed through the Company's Secured Credit Facility with a stated interest rate of 9.5 percent and an estimated effective interest rate of
    11.0 percent, resulting in a pro forma adjustment during fiscal year 1997 to interest expense of $1.7 million.

(P) The MFSNT goodwill of $26.3 million is being amortized over 20-years resulting in annual amortization expense of $1.3 million.

(Q) As a result of significant pro forma losses, a pro forma adjustment is necessary to eliminate income tax expense.

                           ABLE TELCOM HOLDING CORP.
                                AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On April 1, 1998, the Company purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for a total purchase price of approximately $4.0 million. The acquisition was accounted for using the purchase method of accounting. Goodwill of approximately $4.3 million (as adjusted) was recorded and is being amortized on a straight-line basis over 20 years. The results of operations of Patton have been included in the Company's consolidated statements of operations since the date of acquisition.

     On July 2, 1998, the Company acquired the Network Technologies Division of MFS Network Technologies, Inc. ("MFSNT") from a subsidiary of WorldCom, Inc. The acquisition was accounted for as a purchase and the operations of MFSNT have been included in the consolidated financial statements of the Company prospectively from the date of acquisition.

     As described in Item 2. of this Form 8-K/A-3, the purchase price for MFSNT included the following consideration (in millions):

Contract price..............................................  $58.8
Transaction related costs...................................    4.6
WorldCom Option.............................................    3.5
WorldCom Phantom Stock Awards...............................    0.6
                                                              -----
          Total purchase prices.............................  $67.5
                                                              =====

     The Company's consolidated balance sheet as of October 31, 1998, reflected the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed based on initial estimates of their fair values. During the year ended October 31, 1999, (see Note 5 to the financial statements included in Able's 1999 Form 10-K) the Company obtained the information needed to complete its valuation and finalized the allocation as set forth below (in millions):

                                                             AS
                                                         PREVIOUSLY                   FINAL
                                                          REPORTED    ADJUSTMENTS   ALLOCATION
                                                         ----------   -----------   ----------
Accounts receivable....................................    $ 47.0        $(1.4)       $ 45.6
Costs and profits in excess of billings on uncompleted
  contracts............................................      93.7         (5.0)         88.7
Assets held for sale...................................      38.8           --          38.8
Prepaid expenses.......................................       1.0           --           1.0
Property...............................................       5.7           --           5.7
Goodwill...............................................      16.5          9.8          26.3
Accounts payable.......................................     (13.7)        (0.5)        (14.2)
Billings in excess of costs on uncompleted contracts
  and accrued job costs incurred.......................     (56.6)          --         (56.6)
Reserves for losses on uncompleted contracts...........     (40.5)         0.6         (39.9)
Accrued restructuring costs............................      (2.0)         0.3          (1.7)
Property taxes payable.................................     (15.0)          --         (15.0)
Other accrued liabilities..............................      (7.4)        (3.8)        (11.2)
                                                           ------        -----        ------
          Total allocated purchase price...............    $ 67.5        $  --        $ 67.5
                                                           ======        =====        ======

                           ABLE TELCOM HOLDING CORP.
                                AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

     The accompanying restated pro forma combined statements of operations include pro forma adjustments that are based on the final allocation of the MFSNT purchase price.

     The accompanying restated pro forma combined statements of operations have been prepared assuming the purchase of MFSNT and Patton occurred as of November 1, 1996. As described in footnote 10 to the restated historical financial statements of MFSNT included in this Form 8-K/A-3, those financial statements have been restated by the Company. The related amounts for MFSNT included in the pro forma combined financial statements included herein have likewise been restated as indicated below:

                                                  EIGHT-MONTHS ENDED                        YEAR ENDED
                                               6/30/98 MFSNT HISTORICAL              12/31/97 MFSNT HISTORICAL
                                          -----------------------------------   -----------------------------------
                                          PREVIOUSLY                            PREVIOUSLY
                                           REPORTED    ADJUSTMENTS   ADJUSTED    REPORTED    ADJUSTMENTS   ADJUSTED
                                          ----------   -----------   --------   ----------   -----------   --------
Revenues................................   $162,645     $   (560)    $162,085    $369,334     $ (4,417)    $364,917
  Costs of revenues.....................    168,141       24,869      193,010     353,562        9,890      363,452
  General and administrative............     11,539          400       11,939      21,381        1,000       22,381
  Depreciation and amortization.........      2,146            0        2,146       2,685            0        2,685
                                           --------     --------     --------    --------     --------     --------
         Total costs and expenses.......    181,826       25,269      207,095     377,628       10,890      388,518
                                           --------     --------     --------    --------     --------     --------
Income (loss) from operations...........    (19,181)     (25,829)     (45,010)     (8,294)     (15,307)     (23,601)
Other (income) expense, net
  Interest expense......................         --            0           --          --            0           --
  Interest and dividend income..........        (15)           0          (15)         --            0           --
  Other (income) expense................          6            0            6          23            0           23
                                           --------     --------     --------    --------     --------     --------
         Total other (income) expense,
           net..........................         (9)           0           (9)         23            0           23
Minority interest.......................         --            0           --          --            0           --
                                           --------     --------     --------    --------     --------     --------
Income (loss) before income taxes.......    (19,172)     (25,829)     (45,001)     (8,317)     (15,307)     (23,624)
Income tax expense (benefit)............         --            0           --          --            0           --
                                           --------     --------     --------    --------     --------     --------
Net income (loss).......................    (19,172)     (25,829)     (45,001)     (8,317)     (15,307)     (23,624)
Preferred stock dividends and discount
  attributable to beneficial conversion
  privilege of preferred stock..........         --            0           --          --            0           --
                                           --------     --------     --------    --------     --------     --------
Net income (loss) applicable to common
  stock.................................   $(19,172)    $(25,829)    $(45,001)   $ (8,317)    $(15,307)    $(23,624)
                                           ========     ========     ========    ========     ========     ========

                                   APPENDIX D
                             AUDIT COMMITTEE OF THE
                  ABLE TELCOM HOLDING CORP. BOARD OF DIRECTORS

                                    CHARTER

1. STATEMENT OF POLICY

     The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body, the public or others, the Corporation's systems of internal controls regarding financial reporting that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to the Corporation's financial reporting policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

        [ ] Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

        [ ] Review and appraise the audit efforts of the Corporation's independent auditors and internal audit department; and

        [ ] Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

     The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 and 4.

2. COMPOSITION

     The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors, as soon as such individuals are duly qualified members of the Board but in no event later than June 13, 2001, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The Board of Directors, in its business judgment, shall determine that the members of the audit committee satisfy the three foregoing criteria.

     In addition, each member of the audit committee must satisfy the independence requirements of the Nasdaq Stock Market.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or the other participants believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent auditors and management quarterly to review the Corporation's financials consistent with Section 4 below. The Committee shall maintain minutes or other records of meetings and activities of the Audit Committee which shall be submitted to the Board of Directors.

4. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     Documents/Reports Review

          a. Review and update this Charter periodically, at least annually, as conditions dictate and report the results of its review to the Board;

          b. Review the Corporation's annual financial statements and any reports or other financial information to be submitted to any governmental body, the public, or others, including any certification, report, opinion or review rendered by the independent auditors;

          c. Review the regular internal reports to management prepared by the internal auditing department and management's response; and review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal audit.

          d. Review with financial management and the independent auditors a draft of the 10-Q in substantially final form, and the 10Q prior to its filing [or prior to the release of earnings]. The Chair of the Committee may represent the entire Committee for purposes of this review.

     Independent Accountants

     The Corporation's outside independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors, in consultation with the Audit Committee has the ultimate authority to select, evaluate, recommend that shareholders ratify the selection of and, where in its business judgment appropriate, replace the outside independent auditors.

          e. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. Arrange for the independent auditor to be available to the full Board of Directors at least annually to help provide a basis for the board to recommend to the stockholders ratification of the appointment of the independent auditors.

          f. The chair of the Committee shall be responsible for obtaining and providing to the other members of the Committee, on at least an annual basis, a written statement from the Corporation's independent auditors to the committee delineating all of the relationships between the auditors and the Corporation, including a representation from the auditor that the statement is consistent with the Independent Standards Board's Standard No.
     1. The Committee is responsible, on an annual basis, for engaging in a dialogue with the Corporation's independent outside auditors, with respect to any relationships or services disclosed in the foregoing statement that the Committee deems may impact the objectivity and independence of the auditors and, if the Committee deems appropriate, for recommending that the Board of Directors of the Corporation take appropriate action to assure the independence of the auditors.

          g. Periodically consult with the independent auditors out of the presence of management about internal controls over financial reporting including computerized information system controls and security and the fullness and accuracy of the organization's financial statements.

          h. Inquire of management, the director of internal audit and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

          i. Consider, in consultation with the independent auditors and the director of internal audit, the audit scope and plan of the internal auditors and the independent auditors.

          j. Review with the director of internal auditing and the independent auditors the coordination of audit efforts to assure coverage, reduction of redundant efforts, and the effective use of audit resources.

     Financial Reporting Processes

          k. In consultation with the independent auditors and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

          l. Consider the independent auditors judgment about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting. Discuss with the Corporation's independent auditors their views about the quality and acceptability of the Corporation's accounting principles as applied to its financial reporting, including such matters as the consistency of the Corporation's accounting policies, their application and related disclosures. The discussion should include items that the auditors believe may have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information included in the Corporation's financial statements, such as selection of new, or changes in, accounting policies; estimates, judgments and uncertainties; unusual transactions; and accounting policies relating to significant financial statement items, including the timing of transactions and the periods in which they are recorded.

          m. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal audit department.

          n. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

          o. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

          p. Review with counsel legal regulatory matters that may have a material impact on the financial statements, related to the Corporation's compliance with financial reporting policies, and programs and reports received from regulators.

          q. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal audit department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          r. Review any significant disagreement among management and the independent auditors or the internal audit department in connection with the preparation of the financial statements.

          s. Review the independent auditor, the internal audit department and advise management as to the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted in an appropriate amount of time subsequent to implementation of changes or improvements, as decided by the Committee.)

          t. Report actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

          u. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

          v. The Committee will perform such other functions as assigned by law, the Corporation's charter or by-laws, or the Board of Directors.

          w. Review the procedures established by the Corporation that monitor the compliance by the Corporation with its loan and indenture financial covenants and restrictions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     A list of Exhibits required to be filed as part of this Registration Statement on Form F-4 is listed in the attached Index to Exhibits and is incorporated herein by reference.

                                LIST OF EXHIBITS


                                                                             PAGE
                                                                            NUMBER
                                                                            ------
 2       --   Amended and Restated Agreement and Plan of Merger dated as of November 14, 2000 among Bracknell Corporation
              ("Bracknell"), Bracknell Acquisition Corporation and Able
              Telcom Holdings Corp. Pursuant to Reg. S-K, Item 601(b)(2),
              Bracknell agrees to furnish a copy of the Disclosure
              Schedules to such Agreement to the Commission upon
              request.....................................................      *
 3(i)    --   Articles of Amalgamation of Bracknell, as amended to date...      *
 3(ii)   --   By-Laws of Bracknell........................................      *
 5       --   Opinion of Torys............................................      *
 8       --   Tax Opinion of Paul, Hastings, Janofsky & Walker LLP........
10(i)    --   Second Amended and Restated Credit Agreement dated as of
              July 21, 2000 among Bracknell Corporation, Nationwide
              Electric, Inc. and The State Group Limited, as borrowers,
              the lenders party thereto and the Royal Bank of Canada......      *
10(ii)   --   Credit Agreement dated as of July 21, 2000 among Bracknell
              Limited Partnership, as borrower, the lenders party thereto
              and the Royal Bank of Canada................................      *
21       --   Subsidiaries of Bracknell...................................      *
23(i)    --   Consent of Arthur Andersen LLP..............................
23(ii)   --   Consent of Arthur Andersen LLP..............................
23(iii)  --   Consent of Deloitte & Touche LLP............................
23(iv)   --   Consent of Deloitte & Touche LLP............................
23(v)    --   Consent of BDO Seidman LLP..................................
23(vi)   --   Consent of KPMG LLP.........................................
23(vii)  --   Consent of KPMG LLP.........................................
23(viii) --   Consent of Ernst & Young LLP................................
23(ix)   --   Consent of Torys (contained in Exhibit 5)...................      *
23(x)    --   Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 8)...............................................
24       --   Power of Attorney (see "Power of Attorney" in the
              Registration Statement).....................................      *
27.1     --   Financial Data Schedule ("FDS") -- Bracknell
              Corporation -- July 31, 2000................................      *
27.2     --   FDS -- Bracknell Corporation -- October 31, 1999............      *
27.3     --   FDS -- Nationwide -- September 30, 1999.....................      *
27.4     --   FDS -- Sunbelt -- March 8, 1999.............................      *
27.5     --   FDS -- Sunbelt -- December 31, 1999.........................      *
27.6     --   FDS -- Inglett & Stubbs -- March 8, 2000....................      *
27.7     --   FDS -- Inglett & Stubbs -- December 31, 1999................      *
27.8     --   FDS -- Quality -- December 31, 1998.........................      *
27.9     --   FDS -- Schmidt -- March 8, 2000.............................      *
27.10    --   FDS -- Schmidt -- December 31, 1999.........................      *
27.11    --   FDS -- Able -- July 31, 2000................................      *
27.12    --   FDS -- Able -- October 31, 1999.............................      *
99       --   Proxy of Able Telcom Holding Inc............................      *

     Copies of the exhibits filed with this Registration Statement on Form F-4 do not accompany copies hereof for distribution to shareholders of Able. Bracknell will furnish a copy of any such exhibits to any shareholder requesting the same.
---------------

* Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, the Province of Ontario, Canada on November 21, 2000.


                                          BRACKNELL CORPORATION

                                          By:        /s/ PAUL MELNUK
                                            ------------------------------------
                                                        Paul Melnuk
                                                Chief Executive Officer and
                                                Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                   /s/ PAUL MELNUK                     Chief Executive Officer       November 21, 2000
-----------------------------------------------------    (Principal Executive
                     Paul Melnuk                         Officer and Director)

                          *                            Senior Vice President         November 21, 2000
-----------------------------------------------------    Finance and Chief
                     John Amodeo                         Financial Officer
                                                         (Principal Financial and
                                                         Accounting Officer)

                          *                            Chairman of the Board and     November 21, 2000
-----------------------------------------------------    Director
                 Gilbert S. Bennett

                          *                            Director                      November 21, 2000
-----------------------------------------------------
                     Wade C. Lau

                          *                            Director                      November 21, 2000
-----------------------------------------------------
                 James W. Moir, Jr.

                          *                            Director                      November 21, 2000
-----------------------------------------------------
                  Gregory J. Orman

                          *                            Director                      November 21, 2000
-----------------------------------------------------
                    Allan R. Twa

                          *                            Director                      November 21, 2000
-----------------------------------------------------
                    Michael Hanna

                          *                            Director                      November 21, 2000
-----------------------------------------------------
                   Jean Rene Halde

                *By: /s/ PAUL MELNUK
-----------------------------------------------------
                     Paul Melnuk
                  Attorney-in-fact

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Bracknell Corporation in the United States, in the City of Minneapolis, State of Minnesota, on November 21(st), 2000.


                                          NATIONWIDE ELECTRIC, INC.

                                          By:   /s/ FREDERICK C. GREEN IV
                                            ------------------------------------
                                                   Frederick C. Green IV
                                                         President

                               INDEX OF EXHIBITS


                                                                             PAGE
                                                                            NUMBER
                                                                            ------
 2       --   Amended and Restated Agreement and Plan of Merger dated as of November 14, 2000 among Bracknell Corporation
              ("Bracknell"), Bracknell Acquisition Corporation and Able
              Telcom Holdings Corp. Pursuant to Reg. S-K, Item 601(b)(2),
              Bracknell agrees to furnish a copy of the Disclosure
              Schedules to such Agreement to the Commission upon
              request.....................................................      *
 3(i)    --   Articles of Amalgamation of Bracknell, as amended to date...      *
 3(ii)   --   By-Laws of Bracknell........................................      *
 5       --   Opinion of Torys............................................      *
 8       --   Tax Opinion of Paul, Hastings, Janofsky & Walker LLP........
10(i)    --   Second Amended and Restated Credit Agreement dated as of
              July 21, 2000 among Bracknell Corporation, Nationwide
              Electric, Inc. and The State Group Limited, as borrowers,
              the lenders party thereto and the Royal Bank of Canada......      *
10(ii)   --   Credit Agreement dated as of July 21, 2000 among Bracknell
              Limited Partnership, as borrower, the lenders party thereto
              and the Royal Bank of Canada................................      *
21       --   Subsidiaries of Bracknell...................................      *
23(i)    --   Consent of Arthur Andersen LLP..............................
23(ii)   --   Consent of Arthur Andersen LLP..............................
23(iii)  --   Consent of Deloitte & Touche LLP............................
23(iv)   --   Consent of Deloitte & Touche LLP............................
23(v)    --   Consent of BDO Seidman LLP..................................
23(vi)   --   Consent of KPMG LLP.........................................
23(vii)  --   Consent of KPMG LLP.........................................
23(viii) --   Consent of Ernst & Young LLP................................
23(ix)   --   Consent of Torys (contained in Exhibit 5)...................      *
23(x)    --   Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 8)...............................................
24       --   Power of Attorney (see "Power of Attorney" in the
              Registration Statement).....................................      *
27.1     --   Data Schedule -- Bracknell Corporation -- July 31, 2000.....      *
27.2     --   FDS -- Bracknell Corporation -- October 31, 1999............      *
27.3     --   FDS -- Nationwide -- September 30, 1999.....................      *
27.4     --   FDS -- Sunbelt -- December 31, 1999.........................      *
27.5     --   FDS -- Sunbelt -- December 31, 1999.........................      *
27.6     --   FDS -- Inglett & Stubbs -- March 8, 2000....................      *
27.7     --   FDS -- Inglett & Stubbs -- December 31, 1999................      *
27.8     --   FDS -- Quality -- December 31, 1998.........................      *
27.9     --   FDS -- Schmidt -- March 8, 2000.............................      *
27.10    --   FDS -- Schmidt -- December 31, 1999.........................      *
27.11    --   FDS -- Able -- July 31, 2000................................      *
27.12    --   FDS -- Able -- October 31, 1999.............................      *
99       --   Proxy of Able Telcom Holding Inc............................      *


     Copies of the exhibits filed with this Registration Statement on Form F-4 do not accompany copies hereof for distribution to shareholders of Able. Bracknell will furnish a copy of any such exhibits to any shareholder requesting the same.
---------------

* Previously filed

                                                                      EXHIBIT 99

                           ABLE TELCOM HOLDING CORP.
                          PROXY AND VOTING INSTRUCTION
            2000 ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 30, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints           and           , or any of them, as
a Proxy or with full power of substitution, to represent the undersigned at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Able Telcom
Holding Corp. (the "Company") to be held at           in Atlanta, Georgia on
November 30, 2000 at 10 a.m. Eastern Time, and at all adjournments or postponements thereof, and to vote all the shares of Common Stock, $.001 par value per share, held of record by the undersigned at the close of business on November 13, 2000, with all the power that the undersigned would possess if personally present, as designated on the reverse side. Your vote is important to us. Feel free to direct your comments to the Corporate Secretary at (770) 993-1570. Shares will be voted as specified. The undersigned also hereby revokes previous Proxies and acknowledges receipt of the Company's Notice of Annual Meeting and Proxy Statement.
   The Board recommends a vote FOR Items 1-10. IF YOU DO NOT SPECIFY HOW YOU INTEND TO VOTE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

 1. Approval of the Merger Agreement
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 2. Election of the Directors

    Nominees for Directors

    Billy V. Ray, Jr.        Edwin D. Johnson
    Alec McLarty             C. Frank Swartz

    [ ]  FOR all the nominees listed above       [ ]  WITHHOLD AUTHORITY to vote for the
                                                      nominees listed above

    [ ]  FOR all the nominees listed above,
         except as follows

List Exceptions:

 3. Amending the Articles of Incorporation

 A. to increase the number of authorized shares of Common Stock from 25 million to 100 million.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 B. to increase the number of authorized shares of Preferred Stock from one million to five million.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 4. Amending the Articles of Incorporation to change its corporate name for "ABLE TELCOM HOLDING CORP." to "THE ADESTA GROUP, INC."
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 5. Ratifying and approving the issuance of stock options granted to certain of our officers and directors.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 6. Approving issuing 2,600,000 shares of Common Stock upon the exercise of certain options and stock appreciation rights granted to WorldCom, Inc.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 7. Approving issuing shares of Common Stock upon exercising certain Series B warrants.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 8. Approving issuing shares of Common Stock upon converting shares of our Series C Convertible Preferred Stock and exercising certain warrants issued in our Series C offering.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

 9. Approving issuing shares to Sirit Technologies, Inc. under our settlement agreement with them.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

10. Ratifying the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal years ended October 31, 1999 and October 31, 2000.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

NOTE: Please sign this Proxy Card as your name appears hereon, including the title "Executor," "Trustee," etc., if it is appropriate. If a joint account, each joint owner should each sign. If stock is held by a corporation, this Proxy Card should be executed by a proper officer thereof.

PLEASE DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                                   Dated: -----------------
                                                                          , 2000

                                                   -----------------------------
                                                   Shareholder

                                                   -----------------------------
                                                   Co-owner, if applicable

                                                   [ ]  I intend to attend the
                                                   Annual Meeting.